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EXHIBIT 99.3

[SUBMITTED CONFIDENTIALLY TO DIVISION OF CORPORATION FINANCE OCTOBER 1, 2012]
As filed with the Securities and Exchange Commission on September     , 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Confidential Draft Submission No. 3
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emerge Energy Services LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1446	90-0832937
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1400 Civic Place, Suite 250 Southlake, Texas 76092 (817) 488-7775 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Warren B. Bonham Vice President 1400 Civic Place, Suite 250 Southlake, Texas 76092 (817) 488-7775 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400		Alan Beck Kathryn S. Wilson Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2012

PRELIMINARY   PROSPECTUS

Emerge Energy Services LP

Common Units
Representing Limited Partner Interests

           This is the initial public offering of our common units representing limited partner interests. We are offering            common units in this offering. No public market currently exists for our common units. We currently expect that the initial public offering price will be between $            and $            per common unit.

           We have applied to list our common units on the New York Stock Exchange under the symbol "EMES."

           Investing in our common units involves risks. See "Risk Factors" beginning on page 32 of this prospectus.

           These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

  •
  On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011.

  •
  Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

  •
  Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

  •
  A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

  •
  We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

  •
  Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

  •
  Delays in the commencement of operations of our Barron County facility could adversely affect the amount and timing of our cash available for distribution.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

           We are an emerging growth company under applicable Securities and Exchange Commission rules and are eligible for, and are relying on, certain reduced public company reporting requirements. See "Summary—Implications of Being an Emerging Growth Company" on page 18 of this prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Emerge Energy Services LP (before expenses)	$	$

(1)
Excludes a structuring fee of        % of the gross offering proceeds from this offering payable to Citigroup Global Markets Inc. See "Underwriting" beginning on page 250 of this prospectus.

           We have granted the underwriters a 30-day option to purchase up to an additional            common units from us on the same terms and conditions as set forth above if the underwriters sell more than            common units in this offering.

           The underwriters expect to deliver the common units to purchasers on or about                        , 2012 through the book-entry facilities of The Depository Trust Company.

Citigroup	Wells Fargo Securities	J.P. Morgan

Stifel Nicolaus Weisel

                        , 2012

[GRAPHIC]

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        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common units in any circumstances under which the offer or solicitation is unlawful.

Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified such information and there can be no assurance as to the completeness or accuracy of such information.

Certain Definitions

        As the context requires, references in this prospectus to:

  •
  "SSS" refers to Superior Silica Holdings LLC, or SSH, with respect to financial information, and to SSH's subsidiary Superior Silica Sands LLC, which will be contributed to us upon the consummation of this offering, with respect to operational information;

  •
  "AEC" refers to AEC Holdings LLC, or AEC Holdings, with respect to financial information, and to AEC Holdings' subsidiary Allied Energy Company LLC, which will be contributed to us upon the consummation of this offering, with respect to operational information; and

  •
  "Direct Fuels" refers to Direct Fuels Partners, L.P., or DF Parent, with respect to financial information, and to Insight Equity Acquisition Partners, LP, a wholly owned subsidiary of DF Parent that will be contributed to us upon the consummation of this offering, with respect to operational information.

        Unless the context otherwise requires, financial and operating data presented in this prospectus on a pro forma basis consist of the combined results of SSS and AEC, which together constitute our predecessor for accounting purposes, as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on June 30, 2012 for pro forma balance sheet purposes and January 1, 2011 for purposes of all other pro forma financial statements. SSS and AEC are, prior to the completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity Management Company LLC and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

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 SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements included in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes an initial public offering price of $            per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 23 for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus as Appendix B.

        References in this prospectus to "Emerge Energy Services," "we," "our," "us," "the Partnership" or like terms refer to Emerge Energy Services LP and its wholly owned subsidiaries after giving effect to the transactions described under "—Partnership Structure and Offering-Related Transactions" beginning on page 10. References in this prospectus to "Emerge GP" refer to Emerge Energy Services GP LLC, our general partner. References in this prospectus to "Insight Equity" refer to Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners. We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or SSS, and our Fuel Processing and Distribution operations through our subsidiaries Allied Energy Company LLC, or AEC, and Insight Equity Acquisition Partners, LP, which we call Direct Fuels. Please read "Certain Definitions" beginning on page v for information on additional defined terms we use in this prospectus.

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. We believe this diversification provides a more stable cash flow profile compared to companies with operations in only one business or one location. Our operations are organized into two service oriented business segments:

  •
  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

  •
  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transportation mixture, or transmix, that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

Our Sand segment is expanding rapidly and we expect it to continue to provide a significant majority of our cash available for distribution in the future.

Summary of Key Strengths

  Sand Segment

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  Large reserve of high quality coarse frac sand

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  Efficient logistics network

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  Low cost operating structure

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  Significant organic growth capacity

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  Highly experienced management team

  Fuel Segment

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  Strong regional market position in Dallas-Fort Worth and Birmingham

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  Low cost operating structure

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  Highly experienced management team

Sand Segment Overview

  Market Dynamics

        Advances in unconventional oil and natural gas extraction techniques, such as horizontal drilling and hydraulic fracturing, have allowed for significantly greater extraction of oil and natural gas trapped within unconventional resource basins such as shale rock. In the hydraulic fracturing process, granular material, called proppant, is suspended and transported in the fluid and fills the fracture, "propping" it open once high-pressure pumping stops, allowing for the hydrocarbons to flow freely to the wellhead. Frac sand represents the lowest cost and largest volume of proppant supplied to pressure pumping companies and operators. According to the Freedonia Group, North American raw frac sand demand, by weight, grew 29% per year from 2006 to 2011 and is expected to grow 7.3% per year from 2011 to 2016.

Historical and Projected Proppant Demand and Raw Frac Sand Price

Source: The Freedonia Group

        Frac sand must meet stringent requirements for grain size, crush strength and sphericty in addition to several other important criteria as determined by the American Petroleum Institute, or API. Larger, coarser sand grains (such as 16/30, 20/40 and 30/50 mesh) are typically used in hydraulic fracturing processes targeting oil and liquids-rich natural gas recovery, while smaller, finer grains (such as 40/70 and higher mesh) are used primarily in dry natural gas drilling applications. Deposits of coarse sand that satisfy API standards are predominantly found in the upper Midwest, with the greatest concentration in the state of Wisconsin. Although the exploration and production industry is cyclical and oil prices have historically been volatile, we believe that many of the domestic oil and liquids-rich natural gas plays are economically attractive at prices substantially below the current prevailing prices for oil- and liquids-rich natural gas. We believe this should provide continued and growing opportunities for drilling activity in oil- and liquids-rich natural gas formations and continued growth in demand for coarser frac sands.

  Existing New Auburn and Kosse Facilities

        Our Sand segment currently consists of facilities in New Auburn, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Our Wisconsin sand reserves at our New Auburn facility provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes a significant concentration of 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications. We also believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) relative to other Wisconsin-based frac sand manufacturers. We are one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of sand available on the market, which along with other coarse sands is currently subject to high demand from our customers. The coarseness of our reserves also provides us with a meaningful cost advantage, as companies with a low concentration of coarse sand must expend the resources necessary to mine a large amount of fine grain sand that currently has little commercial value.

        Our New Auburn dry plant facility has a rated production capacity of 4,200 tons per day, or roughly 40 rail cars, and has on-site rail car loading facilities capable of loading up to approximately 10,000 tons of frac sand into rail cars per day. We also have 4.5 miles of existing rail track that connects our facility to the Union Pacific rail line and provides us with shipping access to all of the major shale basins in the United States and Canada. Using our existing on-site rail track, we ship sand in unit trains, which are dedicated trains (typically 80 rail cars in length or longer) chartered for a single delivery destination that usually receive priority scheduling and result in a more cost-effective method of shipping than standard rail shipment. Our location in Wisconsin also provides our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery.

        We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. This facility is also used to dry and store coarse Wisconsin sand for sale to oil field service companies that service unconventional resource plays located throughout the Southwest. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs as the market prices for crude oil and natural gas adjust in the future.

        The following table provides information regarding our existing frac sand production facilities as of June 30, 2012.

Mine/Plant Location	Proven Recoverable Reserves(1) (Tons)	Primary Reserve Composition	Depth of Reserves	Lease Expiration Date	Mine Area	Wet Plant Capacity (Tons)	Dry Plant Capacity (Tons)	On-site Rail Infrastructure	Six Months Ended June 2012 Sales Volume (Tons)
	(millions)		(feet)		(acres)	(thousands)	(thousands)		(thousands)
New Auburn, WI	24.6	14-60 mesh	45-105	March 2036	418	2,000	1,300	4.5 miles	476.7
Kosse, TX	28.5	20-140 mesh	100	N/A(2)	225	1,500	600	N/A	79.9

(1)
Reserves are estimated as of June 30, 2012 by third-party independent engineering firms based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining activities.

(2)
We own the mineral rights at our Kosse mine.

  Barron County Facility

        We are also constructing a third production facility in Barron County, Wisconsin, which will ultimately consist of a sand mine, two wet plants on land we currently lease and a dry plant on land we own. Our Barron County facility will be supported by approximately 22.0 million tons of proven recoverable sand reserves, as estimated by our third party reserve engineers, and we expect that the facility will provide us access to the same wide range of high-quality sand that we currently have through our New Auburn facility. We expect our Barron County facility ultimately will consist of two wet plants with the combined capacity to process 2.4 million tons per year and a dry plant with the capacity to process 2.4 million tons of dry northern Ottawa white frac sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh.

        Construction on the dry plant at our Barron County facility began in June 2012 and construction on our first wet plant began in September 2012. Construction is expected to be completed and operations are expected to begin at the wet plant in October 2012 and the dry plant in November 2012. We expect to start construction on our second Barron County wet plant in the first half of 2013. We expect this second wet plant to have the capacity to process 1.2 million tons of wet sand per year when completed, which will supplement the wet sand capacity we will bring online in 2012 to supply our 2.4 million ton per year Barron County dry plant facility. Additionally, in order to secure access to an additional supply of coarse sand for our Barron County facility, we have entered into a ten-year supply agreement with Midwest Frac and Sands LLC, or Midwest Frac. Pursuant to the terms of this agreement, we have constructed a wet plant, which we will initially own, on land owned by Midwest Frac. Midwest Frac operates the wet plant, which has the capacity to process 1.2 million tons per year. We have the right to purchase an annual allotment of up to 500,000 tons of wet sand from Midwest Frac's mine, and we will be obligated to purchase at least 200,000 tons of wet sand per year. This facility began operating in early September 2012. We have also entered into a ten-year dry sand tolling agreement with Midwest Frac pursuant to which we will provide dry sand conversion services for Midwest Frac. The tolling agreement provides that Midwest Frac will supply us with a minimum quantity of wet sand for conversion to dry sand. In the event that Midwest Frac does not provide us with this minimum quantity, the price we pay per ton of sand under our sand supply agreement with Midwest Frac will be retroactively reduced. Midwest Frac's mine is located 9.5 miles from our Barron County facility, and we believe the coarseness, conductivity and crush-resistant properties of this raw sand are substantially similar to the properties of the sand we mine from our New Auburn and Barron County mine properties.

        The Barron County facility is expected to be the only frac sand mine in northern Wisconsin located on the rail line owned by the Canadian National Railway Company, or Canadian National. Access to the Canadian National rail line will provide us with the ability to ship sand from our Barron County facility to all major shale plays throughout the United States and Canada. We have entered into a long-term agreement with Canadian National pursuant to which it will invest $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into our Barron County facility. We have agreed to construct and maintain at our expense a rail facility at our Barron County facility, which allows for the loading and switching of rail cars. We have also agreed to ship a minimum number of tons per year on the Canadian National line at set prices per rail car and by destination. We expect to ship the majority of the sand produced at our Barron County facility on the Canadian National line and have 3.1 miles of on-site rail track to accommodate full unit trains. We expect to be able to load approximately 80 rail cars per day for a total daily loading capacity of 8,800 tons.

        We believe that the connectivity of our Barron County facility to the Canadian National rail line, combined with our existing connection with the Union Pacific line at our New Auburn facility, will provide us enhanced flexibility to accommodate customers located in shale plays throughout North America. We also expect that access to these two rail lines will allow us to provide single line hauls to more shale plays, resulting in faster transit times and a lower delivered cost per ton.

        The following table provides information regarding our Barron County facility.

Mine/Plant Location	Proven Recoverable Reserves (Tons)(1)	Primary Reserve Composition	Depth of Reserves	Lease Expiration Date	Mine Area		Expected Wet Plant Capacity (Tons)		Expected Dry Plant Capacity (Tons)	On-site Rail Infrastructure
	(millions)		(feet)		(acres)		(thousands)		(thousands)
Barron County, WI	22.0	14-50 mesh	40-50	July 2037	262	(2)	2,900	(3)	2,400	3.1 miles

(1)
Reserves are estimated as of June 30, 2012 by a third-party independent engineering firm based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining operations and do not include the sand reserves we have access to pursuant to our recently executed ten-year supply agreement with Midwest Frac.

(2)
Consists of five adjacent mineral deposits.

(3)
Will consist of two wet plants and includes 500,000 tons of wet sand that we have the right to purchase from Midwest Frac.

  Sand Customers

        New Auburn.    The core customers for our existing New Auburn facility are major oilfield services companies engaged in hydraulic fracturing. Our two largest customers, Schlumberger Technology Corporation, or Schlumberger, and a wholly owned subsidiary of Baker Hughes Oilfield Operations, Inc. or Baker Hughes, together represented approximately 78% of our New Auburn facility's processed sand volumes in the first half of 2012. These customers have signed multi-year contracts that include provisions requiring the customer to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year in the event the customer does not take delivery of the minimum annual volume of frac sand specified in the contract. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. As of June 30, 2012, we had take-or-pay contracts in place for 62% of our 1.3 million tons of annual production capacity at our New Auburn facility, while 7% of this facility's capacity was committed to other contract customers. The weighted average remaining duration of our take-or-pay contracts is approximately 5.7 years as of June 30, 2012 at a volume and product mix-weighted average price of $56 per ton. Should market trends continue to develop as we expect, in the event that one or more of our current contract customers decides not to continue purchasing our frac sand following the expiration of its contract with us, we believe that we will be able to sell the volume of sand that they previously purchased to other customers through long-term contracts, including take-or-pay contracts, or sales on the spot market.

        Barron.    As of the date of this prospectus, we have contracted to sell                        tons of frac sand per year from our Barron County dry plant under a combination of take-or-pay and efforts-based contracts. As of such date our take-or-pay contracts represent        % of this facility's 2.4 million tons per year capacity, and we have an additional        % of this facility's capacity contracted pursuant to efforts-based contracts. We believe our additional frac sand production capacity should provide us with significant opportunities to secure additional long-term contracts or to make spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in taking advantage of these opportunities, we expect it will have positive effects on our profitability and cash flows.

        As the frac sand industry has developed in the past few years, major oilfield service and certain oil and gas companies have entered into long-term take-or-pay contracts to secure a dedicated source of frac sand supply for their operations. However, as a result of recent expansions in the supply of frac sand and the possibility of continued expansions, we believe that frac sand customers may be increasingly reluctant to enter into take-or-pay contracts that expose the customer to potential significant liability for failure to take delivery of minimum volumes of frac sand. We expect that this reluctance would be heightened in periods of volatile or declining commodity price cycles. In these circumstances, customers may increasingly pursue contracts with fixed prices but reduced commitments or efforts-based standards for taking delivery of specified volumes of frac sand. Accordingly, we believe customers will be increasingly focused upon the relative quality of sand reserves and service level provided by the frac sand provider.

  Cost Structure

        Producing dry sand suitable for sale as a proppant involves three distinct operations:

  •
  Mining.  This involves the removal of overburden and the subsequent excavation of reserves to be further processed.

  •
  Wet Processing.  Mined reserves are mixed with water to facilitate movement by pipeline from the mine to the wet plant. At the wet processing facility, the wet sand is screened to eliminate particles that are larger than desired. There is also a gravity separation process that removes fine impurities that have no commercial value. The remaining product is stored in large stockpiles.

  •
  Dry Processing.  Wet sand is transported by truck to the drying facility. Very large dryers remove the moisture after which the dried sand is sorted by size and stored in silos before being loaded onto rail cars or trucks for transportation to customers.

        We believe our cost structure puts us in an attractive position relative to other producers of frac sand. The coarseness of our reserves means that a very large proportion of the sand that we mine ends up as saleable dry sand, which is not possible for producers whose deposits do not have as high a proportion of coarse sand. Our advanced wet and dry plants, including enclosed dry plants in Wisconsin, allow us to efficiently produce frac sand at full run rates throughout the year. The royalties that we pay to the landowners of our mines are less than one percent of our revenues. Additionally, once we have satisfied our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand. As a result, for certain types of expenses, we incur costs only when we are producing saleable frac sand.

Fuel Processing and Distribution Segment Overview

  Market Dynamics

        The primary driver of activity and earnings in our Fuel Processing and Distribution segment is our transmix operations. The transmix industry consists of businesses that process and separate transportation mixture, which is the liquid interface, or fuel mixture, that forms when multiple types of petroleum products are transported sequentially through a pipeline. Pipeline operators send large batches of different fuel products (such as gasoline, diesel and jet fuel) through the same pipeline, in sequence, to receiving terminals. Generally, product batches are placed directly against each other, without any practical means of keeping them separated; as a result, some mixing of fuels occurs at the interface of different batches in a pipeline. Transmix must be processed in order to separate it into useable gasoline and diesel fuel that can be used in cars, trucks, locomotives and other similar equipment. The Energy Information Administration estimates that 19.2 million barrels per day of liquid petroleum products were consumed in the United States in 2010. We believe that approximately 0.5% of the petroleum products transported by refined product pipelines becomes transmix and is sold to companies such as ours for refinement, which would imply a transmix market size of approximately 85,000 barrels per day.

  Asset Overview

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC, respectively. In addition to processing transmix and selling the resulting refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        The following table provides information regarding our Fuel Processing and Distribution assets and volumes as of and for the year ended December 31, 2011.

Plant Location	Owned Acreage	Transmix Processing Capacity (Gal./Year)	Fuel From Transmix Sold—Total (Gal./Year)	Wholesale Fuel Volume Sold—Total (Gal./Year)	Terminal Tankage Capacity (Gal.)	Biodiesel Refining Capacity (Gal./Year)
	(in thousands, except acreage data)
Dallas-Fort Worth, TX	20	107,310	70,776	12,694	11,534	N/A
Birmingham, AL	40	76,650	17,417	93,755	21,966	10,000

        While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 20 months as of June 30, 2012. We also purchase a significant amount of gasoline and diesel in bulk every month as part of our wholesale fuel business, and then sell that fuel to local unbranded customers who value our combination of pricing and convenience. We design the contract structure of both our transmix and wholesale businesses to capture a stable margin, as the price differential between the indices at which we purchase fuel and the sales price of the corresponding refined products tends to be stable.

Financial Overview

        For the six months ended June 30, 2012, we generated pro forma net income and unaudited pro forma Adjusted EBITDA of approximately $13.7 million and $25.5 million, respectively. Our Sand segment comprised 64.1% of our unaudited pro forma Adjusted EBITDA in this period. For the year ended December 31, 2011, we generated pro forma net income and unaudited pro forma Adjusted EBITDA of approximately $11.5 million and $26.4 million, respectively. Our Sand segment comprised 14.7% of our unaudited pro forma Adjusted EBITDA for this period. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, please read "—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 21.

Business Strategies

        Our primary business objective is to generate stable cash flows that will enable us to pay quarterly distributions to our unitholders and to increase our quarterly cash distributions over time. We intend to accomplish this objective by executing the following strategies:

  •
  Seek contractual cash flow stability.  In our Sand segment, we intend to generate stable cash flows by continuing to secure long-term contracts with existing and new customers that will cover the substantial majority of our production capacity. A portion of our long-term contracts are take-or-pay supply agreements that are designed to compensate us, in part, for our lost margins for the applicable contract year on any unpurchased minimum annual volumes of frac sand thereunder. Subject to market conditions, we will continue to pursue long-term contracts to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. As of June 30, 2012, our northern Ottawa white sand take-or-pay contracts had a volume-weighted average remaining term of 5.7 years and a volume and product mix-weighted price of $56 per ton.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale fuel and the sales price of the refined products fluctuates in a fairly narrow range. In addition, we typically resell our refined products within 7 to 10 days after acquiring our transmix, wholesale fuel and other feedstock supply, which reduces our exposure to fluctuations in the underlying indices. We also enter into financial hedging arrangements in order to limit our direct exposure to commodity price and market index fluctuations.

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  Capitalize on organic growth opportunities and optimize existing assets.  We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new geographic areas or business lines. In our Sand segment, we are currently developing a third frac sand production facility in Barron County, which is expected to more than double our dry production capacity and the amount of proven recoverable Wisconsin reserves we can access. As of the date of this prospectus, we have contracted to sell                        tons of frac sand per year from our Barron County dry plant under a combination of take-or-pay and efforts-based contracts. As of such date our take-or-pay contracts represent        % of this facility's 2.4 million tons per year capacity, and we have an additional        % of this facility's capacity contracted pursuant to efforts-based contracts. We believe our additional frac sand production capacity should provide us with significant opportunities to secure additional long-term contracts or to make spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in taking advantage of these opportunities, we expect our profitability and cash flows will be positively impacted. In our Fuel Processing and Distribution segment, we believe there are several opportunities to contract additional transmix supplies and increase wholesale volume, which we can process using existing excess capacity.

  •
  Access new and adjacent markets using existing capabilities.  We are exploring and will continue to explore opportunities to expand our businesses into new markets by leveraging our existing operations and our historical experiences. In our Sand segment, we will continue to pursue opportunities created by the demand for our reserves and to use our surplus processing and storage capacity in order to meet the needs of our customers. We may in the future transport significant volumes of wet Wisconsin sand to our facility in Kosse, Texas, for drying and sale to service companies throughout the southwestern United States, providing those customers a flexible supply chain that minimizes their transportation costs. Additionally, we may become more involved in providing logistics services for our smaller customers for an additional charge. In our Fuel Processing and Distribution segment, we expect to begin producing biodiesel at our Birmingham, Alabama location using existing idle assets. Also, we intend to leverage our existing customer relationships to expand our footprint in Dallas-Fort Worth and Birmingham and their adjacent markets.

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  Capitalize on compelling industry fundamentals.  We believe the frac sand market offers attractive long-term growth fundamentals, and we expect to continue to position ourselves as a producer of high-quality frac sand. Over the past five years, the demand for frac sand in the United States has grown significantly, primarily as a result of increased horizontal drilling, technological advances that allowed for the development of many unconventional resource formations, increased proppant use per well and cost advantages over other proppants such as resin coated sand and ceramic alternatives. We believe frac sand supply will continue to be constrained by the difficulty in finding reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which must meet the technical specifications of the API, as well as challenges associated with locating contiguous reserves of frac sand large enough to justify the capital investment required to develop a mine and processing plant and securing necessary local, state and federal permits required for operations. From 2011 to 2016, the demand and price of raw frac sand are expected to grow 7.3% and 4.7% annually, respectively, according to the Freedonia Group.

  •
  Grow business through strategic and accretive business or asset acquisitions.  We plan to selectively pursue accretive acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and commercial relationships in energy services, and we may also seek acquisitions in new geographic areas or complementary business lines. For example, in addition to our Barron County facility, we have identified several highly attractive frac sand deposits in properties adjacent to or in close proximity to our existing Wisconsin operations, allowing for the opportunity to contract additional reserves. We also believe that we can replicate our transmix, wholesale and terminal business activities successfully in other regions of the United States.

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  Maintain financial strength and flexibility.  We intend to maintain financial strength and flexibility to enable us to pursue our growth strategy, including acquisitions, organic growth and asset optimization opportunities as they arise. At the closing of this offering, and after giving effect to the offering-related transactions we describe in this prospectus, we expect to have approximately $             million of cash on hand and $             million of available borrowing capacity under our anticipated new revolving credit facility.

Competitive Strengths

        We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

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  High quality, strategically located assets.  We currently operate two scalable frac sand production facilities in New Auburn, Wisconsin and Kosse, Texas and are constructing a third production facility in Barron County, Wisconsin. Our facilities in Wisconsin are supported by approximately 46.6 million tons of proven recoverable sand reserves and our facility in Texas is supported by approximately 28.5 million tons of proven recoverable sand reserves. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) relative to other producers of northern Ottawa white frac sand. We are one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of sand available on the market. Our access to coarse sand provides us with lower processing costs relative to mines with finer sand reserves and enables us to better serve the current levels of high demand for coarse frac sand that is related to increased hydraulic fracturing activities focused on the recovery of oil and liquids-rich gas in the United States.

    Our transmix facilities are centrally located in the Dallas-Fort Worth and Birmingham metropolitan areas. The population in these areas is forecasted to increase at a weighted growth rate greater than the national average between 2010 and 2030, which is expected to drive incremental demand for the products and services we offer through our Fuel Processing and Distribution segment. Because pipelines typically represent the most economical means of transporting petroleum products, proximity to refined products pipelines is critical to the economic success of our transmix, wholesale and terminal operations. We are able to receive products via two different pipelines owned by the Explorer Pipeline Company and one owned by a major independent refiner at our facility in the Dallas-Fort Worth metropolitan area and via the Plantation and Colonial pipelines at our Birmingham facility.

  •
  Stable cash flows.  In our Sand segment, we currently sell our products primarily under long-term supply agreements. A portion of our supply agreements are take-or-pay contracts under which the customer will be obligated to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year on any minimum annual volumes not purchased by that customer. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. Collectively, sales to customers with take-or-pay sales agreements in 2011 and for the first six months of 2012 accounted for approximately 79% and 74% of our total Sand segment sales volumes, respectively.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale supply and the sales price of the refined products fluctuate in a fairly narrow range. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 20 months as of June 30, 2012. In addition, we have throughput agreements with major refining and fuel marketing companies with terms of up to 36 months, which provide stable, fee-based revenue.

  •
  Intrinsic logistics advantage.  In our Sand segment, the logistics capabilities of our New Auburn and Barron County facilities enable us to serve all major United States and Canadian shale basins. Our New Auburn facility has 4.5 miles of on-site rail track that is tied into a rail line owned by Union Pacific and our Barron County facility has 3.1 miles of on-site rail track that will be tied into a Canadian National rail line. Our logistics capabilities enable efficient loading of sand and minimize rail car turnaround times and our facilities are able to accommodate unit trains. We believe we are one of a small number of frac sand producers connected to more than one rail line, and this provides us with the capability to serve virtually all North American shale plays economically using a single-line haul, which reduces transit time and freight cost for our customers.

  •
  Low cost operating structure.  We believe that our operations are characterized by an overall low cost structure, which permits us to capture attractive margins in the industries in which we operate. Our low cost structure is a result of the following key attributes:

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  significant coarse mineral reserve composition that minimizes yield loss;

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  close proximity of our silica reserves to our processing plants, which reduces operating costs;

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  expertise in designing, building, maintaining and operating advanced frac sand processing, storage and loading facilities and transmix processing and storage assets;

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  after satisfying our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand;

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  proximity to major sand and fuel logistics infrastructure, minimizing transportation and fuel costs and headcount needs;

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  mineral royalty rates that were less than 0.7% of our Sand revenues in 2011;

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  enclosed dry plant operations to allow full run rates in winter months, increasing plant utilization; and

  •
  a customer base spread across a variety of markets, allowing us to maximize our asset utilization.

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  Significant organic growth capacity.  We believe we have a significant pipeline of attractive sales opportunities for our Barron County facility, which will commence commercial operations in November 2012. The capacity of our Barron County dry plant is 2.4 million tons per year. As of the date of this prospectus, we have contracted to sell                         tons of frac sand per year from our Barron County dry plant under a combination of take-or-pay and efforts-based contracts. As of such date our take-or-pay contracts represent        % of this facility's 2.4 million

    tons per year capacity, and we have an additional        % of this facility's capacity contracted pursuant to efforts-based contracts. We expect to use this excess capacity to establish new customer relationships through new long-term contracts and to enter into spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in establishing these relationships or selling into the spot market at favorable prices, we expect to experience a positive impact on our profitability and cash flows. In addition, we believe that this capacity will position us well to attract customers currently relying on other frac sand producers when those customers have the opportunity to renegotiate their sand supply contracts or seek out a new supplier.

  •
  Strong reputation with our customers, suppliers and other constituencies.  Our management and operating teams have developed longstanding relationships with our customers, suppliers and other constituencies. Many of our Sand segment customers have committed to multi-year contracts and based on our track record of dependability, timely delivery and high-quality products that consistently meet customer specifications, we believe that we are well positioned to secure similar arrangements in the future. In our Fuel Processing and Distribution segment, we have established long-term supply relationships with major refining, midstream and marketing companies that provide us with a steady source of supply at competitive prices.

  •
  Ability to identify and respond to changing market dynamics.  We believe we have designed our assets and business model to permit us to adapt to changing market conditions. For example, at our New Auburn facility, we have been able to optimize our production mix so that up to 20% of our production volume can fluctuate between coarse and fine sands without significant impact on our production yields or costs, thereby allowing us the flexibility to respond efficiently to shifts in pricing and customer demand dynamics. We have also identified opportunities to utilize excess dry plant capacity at our Kosse, Texas frac sand processing facility to meet the increasing demand of our customers in the southwestern United States. Finally, we have significant reserves of fine mesh sand and believe that we will be well positioned to capture opportunities created by changing market trends in the relative prices of crude oil and dry natural gas.

  •
  Experienced management team with industry specific operating and technical expertise.  The top three management team members of our Sand segment have more than 75 years of combined industry experience. They have managed numerous frac sand mining and processing plants, successfully led acquisitions in the industry and developed multiple greenfield mining and processing operations. Most recently, this management team identified our existing Wisconsin facility and designed, permitted and commenced its operations within 12 months. The top five management team members of our Fuel Processing and Distribution segment have significant experience and complementary skills in the areas of transmix processing, acquiring, integrating, financing and managing refined product terminals and biodiesel manufacturing and have in excess of 100 years of combined industry experience.

 Our Relationship with Insight Equity

        Over        % of the equity interests in Emerge GP is indirectly owned by Insight Equity, with the balance owned by our current officers and employees, and other private investors. Founded in 2002, Insight Equity makes control investments in strategically viable, middle market, asset-intensive companies across a wide range of industries. Insight Equity has committed approximately $425 million to 12 investments in North America. As the majority owner of our general partner and the direct or indirect owner of approximately        % of our outstanding common units, approximately        % of our subordinated units and a majority of our incentive distribution rights, Insight Equity has a strong incentive to support and promote the successful execution of our business plan.

 Risk Factors

        An investment in our common units involves risks. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. This list is not exhaustive. Please read the full discussion of these risks and other risks described under "Risk Factors."

Risks Related to Our Business

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  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

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  On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011.

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  The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause us to be unable to pay our minimum quarterly distribution to holders of our common units and subordinated units.

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  Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

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  Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

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  A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

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  Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders.

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  We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

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  Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

Risks Inherent in an Investment in Us

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  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

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  Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

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  Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

Tax Risks to Common Unitholders

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  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

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  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

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  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

 Partnership Structure and Offering-Related Transactions

        We were formed in April 2012 as a Delaware limited partnership. Insight Equity currently indirectly holds all of our limited partner interests. In order to maximize operational flexibility, we will conduct our operations through subsidiaries. At or prior to the closing of this offering, the following transactions, which we refer to as the offering-related transactions, will occur:

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  SSH will convey a        % interest in SSS to our general partner as a capital contribution;

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  AEC Holdings will convey a        % interest in AEC to our general partner as a capital contribution;

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  DF Parent will convey a        % interest in Direct Fuels to our general partner as a capital contribution accounted for by the predecessor using the acquisition method of accounting;

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  DF will redeem its preferred units for $        million using its revolving credit facility;

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  Our general partner will convey those interests in SSS, AEC and Direct Fuels to us in exchange for (i) a continuation of its 2% general partner interest in us and (ii) our incentive distribution rights;

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  SSH will convey its remaining interest in SSS to us in exchange for (i)             common units, representing a        % limited partner interest in us, (ii)             subordinated units, representing a        % limited partner interest in us and (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures;

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  AEC Holdings will convey its remaining interest in AEC to us in exchange for (i)             common units, representing a        % limited partner interest in us, (ii)             subordinated units, representing a        % limited partner interest in us, (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures and (iv) our assumption of AEC Holdings' existing debt;

  •
  DF Parent will convey its remaining interest in Direct Fuels to us in exchange for (i)             common units, representing a        % limited partner interest in us, (ii)             subordinated units, representing a        % limited partner interest in us and (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures;

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  We will issue            common units to the public, representing a        % limited partner interest in us;

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  We will convey our interests in SSS, AEC and Direct Fuels to Emerge Energy Services Operating LLC, our operating subsidiary;

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  We will enter into a new $             million revolving credit facility, from which we will borrow $             million; and

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  We will use the net proceeds from this offering and the borrowings under our anticipated new revolving credit facility as set forth under "Use of Proceeds."

 Organizational Structure After the Offering

        The following diagram depicts our organizational structure and ownership after giving effect to this offering and the related offering-related transactions.

Public Common Units(1)		%(2)
Common Units held by Insight Equity and other private investors		%(2)
Subordinated Units held by Insight Equity and other private investors		%
Incentive Distribution Rights	—	(3)
General Partner Units		%

Total	100.0%

(1)
Includes common units to be awarded at the closing of this offering pursuant to the 2012 Long-Term Incentive Plan.

(2)
Assumes the underwriters do not exercise their option to purchase additional common units.

(3)
Incentive distribution rights represent a potentially variable interest in distributions and thus are not expressed as a fixed percentage. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights" beginning on page 75.

 Our Management

        Our general partner has the sole responsibility for conducting our business and for managing our operations and is controlled by Insight Equity. Our general partner will not receive any management fee or other compensation in connection with the management of our business or this offering, but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf, which we expect to be approximately $            for the year ending December 31, 2012. Our partnership agreement provides that our general partner will determine in good faith, meaning that it subjectively believes that such determination is in our best interests, the expenses that are allocable to us.

        The board of directors of our general partner will initially be comprised of four members, all of whom will be designated by Insight Equity and at least one of whom will be independent. In compliance with the rules of the New York Stock Exchange, a second independent director will be appointed to the board of directors of our general partner within 90 days of the effectiveness of the registration statement of which this prospectus forms a part and a third independent director will be appointed within one year of such date. Neither our general partner nor its board of directors will be elected by our unitholders. Insight Equity will have the right to appoint our general partner's entire board of directors, including the independent directors.

Principal Executive Offices and Internet Address

        We were formed as a Delaware limited partnership in April 2012 under the name Emergent Energy Services LP. We subsequently amended our certificate of limited partnership to change our name to Emerge Energy Services LP. Our principal executive offices are located at 1400 Civic Place, Suite 250, Southlake, Texas and our telephone number is (817) 488-7775. Our website is located at                        and will be activated in connection with the closing of this offering. We will make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

        Our general partner has a duty to manage us in a manner it subjectively believes is in our best interests. However, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to its majority owner, Insight Equity. Certain of the officers and directors of our general partner are also officers and directors of Insight Equity or its subsidiaries. As a result, conflicts of interest will arise in the future between us and holders of our common units, on the one hand, and Insight Equity and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of distributions we make to the holders of common and subordinated units, which in turn has an effect on whether our general partner receives incentive distributions.

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that affiliates of our general partner, including Insight Equity and its subsidiaries and affiliates, are permitted to compete with us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

        For a more detailed description of the conflicts of interest and the duties of our general partner, please read "Conflicts of Interest and Duties" beginning on page 169.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include:

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  A requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis;

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  Exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting;

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  Exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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  Exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

  •
  Reduced disclosure about the emerging growth company's executive compensation arrangements.

        We will cease being an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        We have elected to comply with the reduced disclosure requirements described above and we may elect to avail ourselves of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide in this prospectus may be different from the information you may receive from other public companies in which you hold equity interests.

 The Offering

Common units offered to the public	common units.
common units, if the underwriters exercise in full their option to purchase additional common units.
Units outstanding after this offering
common units and subordinated units, representing a % and % limited partner interest in us, respectively. Because we will use the proceeds from any exercise of the underwriters' option to purchase additional units to redeem an equivalent number of common units from Insight Equity and other private investors, the exercise of the underwriters' option to purchase additional common units will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Our general partner will own a 2% general partner interest in us.
Use of proceeds
We expect to receive net proceeds from the issuance and sale of common units offered by this prospectus of approximately $ million, after deducting underwriting discounts and commissions and the structuring fee, but before paying offering expenses.
We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units) to:

•

distribute $         million, $         million and $         million to SSH, AEC Holdings and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures they incurred with respect to assets they contributed to us;

• contribute $ million to SSS to repay all $ million of SSS's existing debt;
• repay all $ million of AEC Holdings' existing debt;
• contribute $ million to Direct Fuels to repay all $ million of Direct Fuels' existing debt;
• contribute $ million to our operating subsidiary;
• pay $ million of cash-based compensation awards to senior management at SSS, AEC and Direct Fuels; and
• pay estimated offering expenses of $ million.

Immediately following the repayment of the outstanding balance of SSS's, AEC Holdings' and Direct Fuels' existing debt with the net proceeds of this offering, we will enter into a new revolving credit facility and borrow approximately $ million under that revolving credit facility. We will use the proceeds from these borrowings to (i) make distributions of $ million, $ million and $ million to SSH, AEC Holdings and DF Parent, respectively, and (ii) pay fees and expenses of approximately $ million relating to our anticipated new revolving credit facility.

We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to redeem from Insight Equity and other private investors a number of common units equal to the number of common units issued upon the exercise of the underwriters' option at a price per common unit equal to the proceeds per common unit before expenses but after deducting underwriting discounts and the structuring fee. These net proceeds will be paid to Insight Equity and other private investors in partial consideration of their contribution of assets to us. Insight Equity is deemed to be an underwriter with respect to any common units so redeemed.
An affiliate of one of the underwriters is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering. See "Underwriting."
Cash distributions
Our general partner will adopt a cash distribution policy that will require us to pay a minimum quarterly distribution of $ per unit ($ per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash," and it is defined in our partnership agreement included in this prospectus as Appendix A. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions." For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period from the completion of this offering through , 2012, based on the actual length of that period.
Our partnership agreement requires that we distribute all of our available cash each quarter in the following manner:
• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $ , plus any arrearages from prior quarters;

• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $ ; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 70.

The amount of pro forma available cash that we generated during the year ended December 31, 2011 would not have been sufficient to allow us to pay the full minimum quarterly distribution on our common and subordinated units as well as the corresponding distribution on our 2.0% general partner interest during that period. Specifically, the amount of cash available for distribution that we generated during the year ended December 31, 2011 would have been sufficient to pay % of the aggregate minimum quarterly distribution on our common units during that period, and we would not have been able to pay any distributions on our subordinated units for such period. Please read "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58.

We believe that, based on our estimated cash available for distribution as described under the caption "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58, we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $ per unit on all common and subordinated units and the corresponding distributions on our general partner's 2.0% interest for the four-quarter period ending September 30, 2013. Please read "Risk Factors" beginning on page 23 and "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58.

Subordinated units	Insight Equity will initially own % of our subordinated units, and certain of our officers and employees and other private investors will own the remaining subordinated units. The principal difference between our common and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.
Conversion of subordinated units
The subordination period will end on the first business day after we have earned and paid at least (i) $ (the minimum quarterly distribution on an annualized basis) on each outstanding unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after , 2015 or (ii) $ (150.0% of the annualized minimum quarterly distribution) on each outstanding unit and the corresponding distributions on our general partner's 2.0% interest and the related distributions on the incentive distribution rights for the four-quarter period immediately preceding that date.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. For a description of the subordination period, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period" beginning on page 73.
Issuance of additional units
We can issue an unlimited number of units without the consent of our unitholders. Please read "Units Eligible for Future Sale" beginning on page 194 and "The Partnership Agreement—Issuance of Additional Partnership Interests" beginning on page 183.

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class, including any units owned by our general partner and its affiliates, including Insight Equity. Upon consummation of this offering, Insight Equity will own an aggregate of % of our common and subordinated units. This will give Insight Equity the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights" beginning on page 181.
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price that is not less than the then-current market price of the common units, as calculated pursuant to the terms of our partnership agreement. At the end of the subordination period (which could occur as early as , 2013), assuming no additional issuances of common units (other than upon the conversion of the subordinated units), Insight Equity will own an aggregate of approximately % of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right" beginning on page 190.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than $ per unit. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" beginning on page 198.

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read "Material Federal Income Tax Consequences." All statements of legal conclusions contained in "Material Federal Income Tax Consequences" beginning on page 195, unless otherwise noted, are the opinion of Latham & Watkins LLP with respect to the matters discussed therein.
Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol "EMES."

 Summary Historical and Pro Forma Financial and Operating Data

        We were formed in April 2012 and do not have historical financial operating results. Upon the consummation of this offering, SSS, AEC and Direct Fuels will be contributed to us and we will own and operate their businesses. SSS and AEC, which together constitute our predecessor for accounting purposes, are, prior to the completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value for all periods presented. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

        The summary historical financial and operating data as of December 31, 2010 and 2011 and for the years ended December 31, 2010 and 2011 are derived from the audited historical consolidated financial statements of SSS and AEC included elsewhere in this prospectus. The summary historical financial data as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 are derived from the unaudited historical condensed consolidated financial statements of SSS and AEC included elsewhere in this prospectus.

        Our summary pro forma financial and operating data as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 and the year ended December 31, 2011 are derived from the unaudited pro forma financial statements of Emerge Energy Services, the unaudited pro forma condensed combined financial statements of our predecessor and the audited historical consolidated financial statements of Direct Fuels included elsewhere in this prospectus. Our unaudited pro forma financial and operating data consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on June 30, 2012 for pro forma balance sheet purposes and on January 1, 2011 for the purposes of all other pro forma financial statements. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        You should read the following tables in conjunction with "—Partnership Structure and Offering-Related Transactions" beginning on page 10, "Use of Proceeds" on page 53, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 90, and the historical consolidated financial statements and unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this prospectus. Among other things, the historical consolidated financial statements and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following tables present a non-GAAP financial measure, Adjusted EBITDA, which we use in evaluating the financial performance and liquidity of our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP. For a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations" beginning on page 94.

	Predecessor Historical
									Pro Forma Emerge Energy Services
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
			(unaudited)				(unaudited)		(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$17,131	$28,179	$11,024	$30,510	$244,476	$349,309	$168,165	$245,882	$639,045	$313,554	$440,775
Operating expenses:
Cost of goods sold(1)	18,211	19,311	9,703	11,304	239,072	339,939	163,322	240,318	599,136	294,974	408,137
Selling, general and administrative	6,246	4,995	2,738	2,851	3,783	3,973	2,167	2,355	13,477	7,403	7,105
Depreciation, depletion and amortization(2)	2,568	4,022	1,583	2,990	3,079	2,858	1,469	1,333	9,609	4,466	5,640
Provision for bad debts	702	—	—	—	330	—	—	—	—	—	—
Impairment of land	—	762	762	—	—	—	—	—	762	762	—
Equipment relocation costs	—	572	—	—	—	—	—	—	572	—	—
Disposal of equipment (gain) / loss	—	364	102	—	(180)	(111)	—	5	253	—	5

Total operating expenses	27,727	30,026	14,888	17,145	246,084	346,659	166,958	244,011	623,809	307,605	420,887

Operating income (loss)	(10,596)	(1,847)	(3,864)	13,365	(1,608)	2,650	1,207	1,871	15,236	5,949	19,888

Other expense (income):
Interest expense	980	1,835	50	5,208	3,892	1,536	1,185	408	4,736	2,003	6,100
Gain on extinguishment of trade payable	—	—	—	—	—	(1,212)	(1,212)	—	(1,212)	(1,212)	—
Loss (gain) from debt restructuring	—	—	—	—	—	(472)	(472)	—	111	111	—
Changes in fair market value of interest rate swap	—	—	—	—	(281)	(243)	(182)	—	(163)	(79)	(22)
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)	(57)	(34)	(16)

Total other expense, net	980	1,877	50	5,208	3,562	(490)	(715)	392	3,415	789	6,062

Income (loss) before tax expense	(11,576)	(3,724)	(3,914)	8,157	(5,170)	3,140	1,922	1,479	11,821	5,160	13,826
Provision for state franchise and margin taxes	36	101	18	41	(1,051)	0	0	0	321	145	111

Net income (loss)	$(11,612)	$(3,825)	$(3,932)	$8,116	$(4,119)	$3,140	1,922	$1,479	$11,500	$5,015	$13,715

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$22,655	$42,335	$43,113	$41,136	$41,926	$40,545			$101,113
Total assets	35,449	59,511	45,053	67,581	64,865	68,069	66,379	70,830
Total liabilities	65,223	92,877	78,526	92,831	61,604	42,483	42,412	43,765
Total partners'/ members equity	(29,774)	(33,366)	(33,473)	(25,250)	3,261	25,586	23,967	27,065
Cash Flow Data:
Net cash provided by (used in)
Operating activities	(1,298)	2,482	(512)	5,235	3,145	(6,088)	(10,037)	1,305
Investing activities	(1,384)	(13,912)	(6,439)	(7,651)	(152)	(842)	(174)	(582)
Financing activities	4,465	14,007	10,547	(422)	(1,003)	5,610	9,055	(1,991)
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	(1,417)	16,355	1,621	5,397	2,676	3,209	26,432	11,177	25,533
Capital Expenditures:
Maintenance(3)	(328)	(748)	(123)	(406)	(353)	(226)	(148)	(464)
Growth(4)	(1,056)	(13,495)	(6,356)	(8,583)	—	(710)	(26)	(131)

Total	$(8,710)	$(10,370)	$(7,896)	$7,366	$1,268	$4,461	$2,502	$2,614

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $98.6 million as of June 30, 2012 and balance sheet accounts have been adjusted accordingly. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million. The purchase price does not include any additional debt that the Partnership may assume.

(3)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(4)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
									Pro Forma Emerge Energy Services
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	147.1	584.4	—	—	—	—	382.0	147.1	584.4
Average price (per ton)(1)	$93.05	$73.77	$74.94	$52.21	—	—	—	—	$73.77	$74.94	$52.21
Average production cost (per ton)(2)	$98.92	$50.55	$65.96	$19.34	—	—	—	—	$50.55	$65.96	$19.34
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	—	102,375	111,172	53,518	77,850	194,580	95,921	130,863
Throughput (gallons)	—	—	—	—	364,007	358,706	178,057	177,041	433,498	214,508	215,991

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

 Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measures of Adjusted EBITDA and operating working capital. Our management views Adjusted EBITDA as one of our primary financial metrics, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenues compared to the prior month, year-to-date and prior year and to budget. Similarly, our management uses operating working capital to manage and evaluate, on a real time basis, the performance of certain balance sheet accounts unrelated to our capital structure.

Adjusted EBITDA

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. In addition, we expect that a metric similar to Adjusted EBITDA will be used by the lenders under our anticipated new revolving credit facility to measure our compliance with certain financial covenants.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following tables present a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, our most directly comparable GAAP measures, for each of the periods indicated:

	Predecessor Historical
									Pro Forma Emerge Energy Services
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(11,612)	$(3,825)	$(3,932)	$8,116	$(4,119)	$3,140	$1,922	$1,479	$11,500	$5,015	$13,715
Depreciation, depletion and amortization expense(1)	2,568	4,022	1,583	2,990	3,079	2,858	1,469	1,333	9,609	4,466	5,640
Income tax expense (benefit)	36	101	18	41	(1,051)	—	—	—	321	145	111
Interest expense	980	1,835	50	5,208	3,892	1,536	1,185	408	4,736	2,003	6,100
Changes in fair value of derivative instruments	—	—	—	—	(281)	(243)	(182)	—	(163)	(79)	(22)
Gain on extinguishment of trade payable(2)	—	—	—	—	—	(1,212)	(1,212)	—	(1,212)	(1,212)	—
Loss (gain) from debt restructuring(3)	—	—	—	—	—	(472)	(472)	—	111	111	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)	(57)	(34)	(16)
Provision for bad debts(4)	702	—	—	—	330	—	—	—	—	—	—
Impairment of land(5)	—	762	762	—	—	—	—	—	762	762	—
Equipment relocation costs(6)	—	572	—	—	—	—	—	—	572	—	—
Loss (gain) on disposal of equipment	—	364	102	—	(180)	(111)	—	5	253	—	5

Adjusted EBITDA	$(7,326)	$3,873	$(1,417)	$16,355	$1,621	$5,397	$2,676	$3,209	$26,432	$11,177	$25,533

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from (used for) operating activities	$(1,298)	$2,482	$(512)	$5,235	$3,145	$(6,088)	$(10,037)	$1,305	$15,594	$4,933	$13,852
Earnings from discontinued operations(7)	—	—	—	—	—	—	—	—	(1,368)	(1,549)	—
Changes in operating assets and liabilities	(5,816)	(1,210)	(1,003)	5,979	(4,607)	10,981	12,413	1,650	7,809	6,545	5,875
Equipment relocation costs(6)	—	572	—	—	—	—	—	—	572	—	—
Income tax expense (benefit)	36	101	18	41	—	—	—	—	321	145	111
Interest expense, net	956	1,897	80	5,100	3,692	1,362	1,093	323	4,331	1,812	5,749
Interest converted to long-term debt(8)	(1,055)	—	—	—	(560)	(759)	(759)	—	(759)	(759)	—
Write-off of accounts receivable	—	(11)	—	—	—	—	—	—	(11)	—	—
Write-down of inventory	(149)	—	—	—	—	—	—	—	—	—	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)	(57)	(34)	(16)
Provision for doubtful accounts	—	—	—	—	—	—	—	(53)	—	15	(38)
Costs associated with the sale of property, plant and equipment	—	—	—	—	—	—	—	—	—	69	—

Adjusted EBITDA	$(7,326)	$3,873	$(1,417)	$16,355	$1,621	$5,397	$2,676	$3,209	$26,432	$11,177	$25,533

(1)
The pro forma calculations assume the purchase price for Direct Fuels to be $98.6 million as of June 30, 2012, and balance sheet accounts and related amortization and depreciation have been adjusted to fair value accordingly. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million. The purchase price does not include any additional debt that the Partnership may assume.

(2)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(3)
Reflects (a) gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations, and (b) Direct Fuels' repayment of an outstanding subordinated debt obligation before it was due, resulting in penalties of $0.6 million.

(4)
Reflects (a) a write-off at SSS in 2010 of a credit from a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(5)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(6)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(7)
Reflects earnings at Direct Fuels related to its ethanol and biodiesel businesses, which were sold in July 2010 and April 2011, respectively. All earnings in 2010 and 2011 related to those businesses were retroactively reclassified as discontinued operations for all periods presented.

(8)
Reflects a portion of interest owed by SSS and AEC in 2010 and 2011 that was added to the outstanding principal amount.

Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions, whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based on decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis.

        The following tables present a reconciliation of operating working capital to net current assets, the most directly comparable GAAP measure, for each of the periods indicated:

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Total current assets	22,969	36,348	32,941	38,625	24,768	23,377	18,779	22,740	59,725	51,720	61,365
less: Total current liabilities	42,207	31,924	20,996	37,359	8,150	12,331	9,550	12,474	44,255	30,546	49,833

Net current assets (liabilities)	$(19,238)	$4,424	$11,945	$1,266	$16,618	$11,046	$9,229	$10,226	$15,470	$21,174	$11,532
less: cash and cash equivalents	(5,264)	(6,521)	(7,704)	(2,413)	(992)	(4,229)	(5,748)	(5,243)	(10,750)	(13,452)	(7,656)
less: assets held for sale	—	(1,338)	(1,338)	—	(6,876)	—	—	—	(1,338)	(1,338)	—
plus: current portion of long-term debt	7,158	677	1,000	1,212	1,700	1,700	1,700	1,700	2,377	2,700	2,912
plus: current portion of capital lease liability	120	1,990	—	1,437	—	—	—	—	1,990	—	1,437
plus: current portion of advances from customers	—	7,968	5,769	6,593	—	—	—	—	7,968	5,769	6,593
plus: current portion of seller notes and subordinated debt	13,052	—	—	—	—	—	—	—	—	—	—

Operating working capital	$(4,172)	$7,200	$9,672	$8,095	$10,450	$8,517	$2,486	$5,181	$15,717	$14,853	$14,818

 RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the frac sand or refined products businesses. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to pay the minimum quarterly distribution to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

        In order to pay our minimum quarterly distribution of $        per unit per quarter, or $        per unit per year, we will require available cash of approximately $         million per quarter, or approximately $         million per year, based on the number of common units, subordinated units and general partner units to be outstanding immediately after completion of this offering. Under our cash distribution policy, the amount of cash we can distribute to our unitholders principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level of production of, demand for, and price of frac sand and oil, natural gas, gasoline, diesel, biodiesel and other refined products, particularly in the markets we serve;

  •
  the fees we charge, and the margins we realize, from our frac sand and fuel products sales and the other services we provide;

  •
  changes in laws and regulations (or the interpretation thereof) related to the mining and oil and natural gas industries, silica dust exposure or the environment;

  •
  the level of competition from other companies;

  •
  the cost and time required to execute organic growth opportunities;

  •
  difficulty collecting receivables; and

  •
  prevailing global and regional economic and regulatory conditions, and their impact on our suppliers and customers.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

  •
  the levels of our maintenance capital expenditures and growth capital expenditures;

  •
  the level of our operating costs and expenses;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  restrictions contained in our anticipated new revolving credit facility and other debt agreements to which we are a party;

  •
  the cost of acquisitions, if any;

  •
  fluctuations in interest rates;

  •
  our ability to borrow funds and access capital markets; and

  •
  the amount of cash reserves established by our general partner.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may not be able to make cash distributions during periods in which we record net income.

On a pro forma basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011.

        The amount of cash available for distribution we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner units to be outstanding immediately after this offering is approximately $         million. Our pro forma cash available for distribution generated during the year ended December 31, 2011 of $17.3 million would have been sufficient to allow us to pay        % of the aggregate minimum quarterly distribution on our common units during that period, and we would not have been able to pay any distributions on our subordinated units for such period. For a calculation of our ability to make distributions to unitholders based on our pro forma results for the year ended December 31, 2011, please read "Our Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve-Month Period Ended June 30, 2012" beginning on page 61.

The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause us to be unable to pay our minimum quarterly distribution to holders of our common units and subordinated units.

        Our estimate of cash available for distribution for the twelve months ending September 30, 2013 set forth in "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58 is based on assumptions that are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. The estimate was prepared by our management, and we have not received an opinion or report on it from our independent registered public accounting firm or any other independent auditor. If we do not achieve the estimated results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units will likely decline materially.

Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

        Our frac sand and refined fuel sales are to customers in the oil and natural gas industry, a historically cyclical industry. This industry was adversely affected by the uncertain global economic climate in the second half of 2008 and in 2009, and natural gas prices have continued to be low through the second quarter of 2012. Worldwide economic, political and military events, including war, terrorist activity, events in the Middle East and initiatives by the Organization of the Petroleum Exporting Countries, or OPEC, have contributed, and are likely to continue to contribute, to commodity price volatility. Additionally, warmer than normal winters in North America and other weather patterns may adversely impact the short-term demand for oil and natural gas and, therefore, demand for our products.

        During periods of economic slowdown, oil and natural gas exploration and production companies often reduce their oil and natural gas production rates and also reduce capital expenditures and defer or cancel pending projects, which results in decreased demand for our frac sand. Such developments occur even among companies that are not experiencing financial difficulties. Similarly, demand for our refined fuel products is lower during times of economic slowdown. A continued or renewed economic downturn in one or more of the industries or geographic regions that we serve, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results. In addition, any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to increased governmental regulation, limitations on exploration and drilling activity or other factors, could have a material adverse effect on our business, even in a stronger natural gas and oil price environment.

Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

        Our mining, processing and production facilities are subject to risks normally encountered in the frac sand industry. These risks include:

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  changes in the price and availability of transportation;

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  inability to obtain necessary production equipment or replacement parts;

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  inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

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  unusual or unexpected geological formations or pressures;

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  unanticipated ground, grade or water conditions;

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  inability to acquire or maintain necessary permits or mining or water rights;

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  labor disputes and disputes with our excavation contractors;

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  late delivery of supplies;

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  changes in the price and availability of natural gas or electricity that we use as fuel sources for our frac sand plants and equipment;

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  technical difficulties or failures;

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  cave-ins or similar pit wall failures;

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  environmental hazards, such as unauthorized spills, releases and discharges of wastes, tank ruptures and emissions of unpermitted levels of pollutants;

  •
  industrial accidents;

  •
  changes in laws and regulations (or the interpretation thereof) related to the mining and oil and natural gas industries, silica dust exposure or the environment;

  •
  inability of our customers to take delivery;

  •
  reduction in the amount of water available for processing;

  •
  fires, explosions or other accidents; and

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  facility shutdowns in response to environmental regulatory actions.

        Any of these risks could result in damage to, or destruction of, our mining properties or production facilities, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at our mining properties or production facilities could have a material adverse effect on us.

        Not all of these risks are reasonably insurable, and our insurance coverage contains limits, deductibles, exclusions and endorsements. Our insurance coverage may not be sufficient to meet our needs in the event of loss, and any such loss may have a material adverse effect on us.

A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

        During 2011, our top five Sand customers represented approximately 88% of sales from our Sand operations. During 2011, our top five Fuel Processing and Distribution customers represented, on a pro forma basis, approximately 46% of sales from our Fuel Processing and Distribution operations. We have long-term take-or-pay sales agreements with our top two Sand customers with a volume-weighted average remaining duration of 6.1 years as of June 30, 2012. In our Fuel Processing and Distribution segment, we derive a significant portion of our revenues from sales to contract customers and the terms of our contracts are typically for one year or less. Our customers who are not subject to firm contractual commitments may not continue to purchase the same levels of our products in the future due to a variety of reasons. For example, some of our top customers could go out of business or, alternatively, be acquired by other companies that purchase the same products and services provided by us from other third-party providers. Our Sand customers could also seek to capture and develop their own sources of frac sand. In addition, some of our customers may be highly leveraged and subject to their own operating and regulatory risks. If any of our major customers substantially reduces or altogether ceases purchasing our products, we could suffer a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. In addition, upon the expiration or termination of our existing contracts, we may not be able to enter into new contracts at all or on terms as favorable as our existing contracts. We may also choose to renegotiate our existing contracts on less favorable terms and at reduced volumes in order to preserve relationships with our customers.

        In addition, the long-term sales agreements we have for our frac sand may negatively impact our results of operations. Certain of our long-term agreements are for sales at fixed prices that are adjusted only for certain cost increases. As a result, in periods with increasing frac sand prices, our contract prices may be lower than prevailing industry spot prices. Our long-term sales agreements also contain provisions that allow prices to be adjusted downwards in the event of falling industry prices.

Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders.

        Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. Although certain of our long-term sales agreements provide for minimum tonnage orders by our customers, the prices we receive for frac sand purchased by customers pursuant to their obligations under the take-or-pay provisions are designed to compensate us, in part, for our lost margins on the unpurchased volumes and are therefore less than the price per ton we would receive if our customers purchased the contractual tonnage amounts. Certain of our other long-term frac sand supply contracts are efforts-based and therefore do not require the customer to purchase minimum volumes of frac sand from us or contain take-or-pay provisions. Accordingly, our only remedies under these contracts would be to terminate the contracts and seek to sell our frac sand to other customers.

Certain of our contracts contain provisions requiring us to purchase or deliver minimum amounts of sand. If we are unable to meet our minimum requirements under these contracts, we may be required to pay penalties or the contract counterparty may be able to terminate the agreement.

        In certain instances, we commit to deliver products to our customers prior to production, under penalty of nonperformance. Depending on the contract, our inability to deliver the requisite tonnage of frac sand may permit our customers to terminate the agreement or require us to pay our customers a fee, the amount of which would be based on the difference between the amount of tonnage contracted for and the amount delivered. Our agreement with Canadian National requires us to provide minimum volumes of frac sand for shipping on the Canadian National line. If we do not provide the minimum volume of frac sand for shipping, we will be required to pay a per-ton shortfall penalty, subject to certain exceptions. In addition, under our agreement with Midwest Frac, we are obligated to purchase a minimum annual volume of 200,000 tons of wet sand from Midwest Frac's mine or pay a fee to Midwest Frac with respect to the volumes we do not purchase up to 200,000 tons. Finally, under our agreement with Fred Weber, Inc., or Fred Weber, we are obligated to order a minimum of 300,000 tons of wet sand per year produced by Fred Weber or pay fees on the difference between 300,000 tons and the amount we actually order. If we are unable to meet our obligations under any of these agreements, we may have to pay substantial penalties or the agreements may become subject to termination, as applicable. In such events, our business, financial condition and results of operations may be materially adversely affected.

We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

        Frac sand is a proppant used in the completion and re-completion of natural gas and oil wells through the process of hydraulic fracturing. Frac sand is the most commonly used proppant and is less expensive than ceramic and resin coated proppants, which are also used in the hydraulic fracturing process to stimulate and maintain oil and natural gas production. A significant shift in demand from frac sand to other proppants, such as resin coated sand and ceramic alternatives, could have a material adverse effect on our business, financial condition and results of operations. In addition, demand for frac sand is substantially higher in the case of horizontally drilled wells, which allow for multiple hydraulic fractures within the same well bore but are more expensive to develop than vertically drilled wells. The development and use of a cheaper, more effective alternative proppant, a reduction in horizontal drilling activity or the development of new processes to replace hydraulic fracturing altogether, could also cause a decline in demand for the frac sand we produce and could have a material adverse effect on our business, financial condition and results of operations. In addition, under our agreement with Midwest Frac, we are obligated to purchase a minimum of 200,000 tons of wet sand per year from a deposit near our Barron County facility over a 10-year period. Finally, under our agreement with Fred Weber, Inc., we are obligated to order a minimum of 300,000 tons of wet sand per year produced by Fred Weber or pay fees on the difference between 300,000 tons and the amount we actually order. A reduction in demand for the frac sand we produce may cause these contractual arrangements to become economically unattractive and could have a material adverse effect on our business, financial condition and results of operations.

Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

        Our financial results from our Fuel Processing and Distribution segment are strongly affected by the relationship, or margin, between the prices we charge our customers for fuel and the prices we pay for transmix, wholesale fuel and other feedstocks. We purchase our transmix, wholesale fuel and other feedstocks based on several different regional refined product price indices, the most important of which are the Platts Gulf Coast gasoline and diesel price postings. The costs of our purchases are generally set on the day that we purchase the products. We typically sell our fuel products within 7 to 10 days of our supply purchases at then prevailing market prices; however, the length of time that we hold inventory may increase due to events beyond our control, such as adverse economic conditions or a slowdown in pipeline transit times. During the period we have title to products that are held in inventory for processing and/or resale, we will be exposed to commodity price risk. Furthermore, the longer our fuel products remain in our inventory, the greater our exposure to commodity price risk. If the market price for our fuel products declines during this period or generally does not increase commensurate with any increases in our supply and processing costs, our margins will fall and the amount of cash we will have available for distribution will decrease. In addition, because our inventory is valued at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing transmix or refined product prices, our inventory valuation methodology may result in decreases in our reported net income and cash available for distribution to unitholders.

        We also follow a financial hedging program whereby we hedge a portion of our gasoline and diesel inventory, which is intended to reduce our commodity price exposure on some of our activities in our Fuel Processing and Distribution segment. Even though we enter into hedging arrangements to reduce our commodity price exposure, we cannot guarantee that such arrangements will provide sufficient price protection or that our counterparties will be able to perform under them, such as in the case of a counterparty's insolvency.

Delays in the commencement of operations of our Barron County facility could adversely affect the amount and timing of our cash available for distribution.

        In order to keep pace with rapidly increasing demand for our northern Ottawa white frac sand, we have acquired the mineral rights to five adjacent mineral deposits in Barron County, Wisconsin that together consist of 262 acres and that contain approximately 22.0 million tons of proven recoverable sand reserves, based on the report of our third-party independent mining engineers. We expect that our Barron County facility will ultimately consist of a sand mine, two wet plants and a dry plant. Construction on the dry plant began in June 2012 and construction on the first wet plant began in September 2012, with operations at the wet plant expected to commence in October 2012 and the dry plant in November 2012. We expect to start construction on the second wet plant in the first half of 2013. In order to secure access to an additional supply of coarse sand for our Barron County facility, we have constructed a wet plant on land owned by Midwest Frac that is located approximately 9.5 miles from our Barron County facility in exchange for the right to purchase an annual allotment of 500,000 tons of wet sand and an obligation to purchase an annual allotment of 200,000 tons of wet sand from Midwest Frac's mine. Operations commenced at this wet plant in September 2012.

        A substantial portion of our expected cash flow over the next few years is expected to come from our Barron County, Wisconsin operations. Delays in commencement of these operations could result from a variety of factors, including delays in construction, equipment delivery and permitting, cost overruns, issues with landowners at the mine sites, the volume and quality of the estimated silica reserves that will supply our Barron County facility and the sand purchased from Midwest Frac, our ability to contract with new customers for our frac sand production, and our ability to connect to a distribution network for our frac sand production. In the event that operations at our Barron County facility do not commence by specified dates, customers that have entered into take-or-pay contracts for frac sand from this facility in advance may terminate those contracts without penalty. In addition, under an agreement with the primary rail carrier for our Barron County facility, we are obligated to transport specified frac sand volumes each year after commencing operations from this facility, and we will be required to reimburse certain portions of the rail carrier's costs if we fail to meet these specified transportation volumes.

        As a result, a substantial delay in commencement of operations of the new facility could adversely affect our ability to pay distributions to our unitholders.

Failure to maintain effective quality control systems at our mining, processing and production facilities could have a material adverse effect on our business and operations.

        The performance, quality and safety of our products are critical to the success of our business. For instance, our frac sand must meet stringent International Organization for Standardization, or ISO, and API technical specifications, including sphericity, grain size, crush resistance, acid solubility, purity and turbidity, as well as customer specifications, in order to be suitable for hydraulic fracturing purposes. If our frac sand fails to meet such specifications or our customers' expectations, we could be subject to significant contractual damages or contract terminations and face serious harm to our reputation, and our sales could be negatively affected. The performance, quality and safety of our products depend significantly on the effectiveness of our quality control systems, which, in turn, depends on a number of factors, including the design of our quality control systems, our quality-training program and our ability to ensure that our employees adhere to our quality control policies and guidelines. Any significant failure or deterioration of our quality control systems could have a material adverse effect on our business, financial condition, results of operations and reputation.

Increasing costs or a lack of dependability or availability of transportation services or infrastructure could have an adverse effect on our ability to deliver our frac sand products at competitive prices.

        Because of the relatively low cost of producing frac sand, transportation and handling costs tend to be a significant component of the total delivered cost of sales. As we continue to expand our frac sand production, we will need access to increased transportation services, including rail cars. We are located near and contract with truck and rail services to move frac sand from our production facilities to distribution outlets, and increased costs under these contracts could adversely affect our results of operations if we are unable to pass these costs on to our customers. Our customers typically contract with these truck and rail services to haul our frac sand to end users. If there are increased costs under those contracts, and our customers are not able to pass those increases along to end users, our customers may find alternative providers. In addition we have occasionally contracted, and expect to increasingly contract in the future, to provide our customers with rail and other logistics services and we may face increased costs under those contracts where we have agreed to provide logistics services for a set fee under the contract. Should we fail to properly manage the customer's logistics needs under those contracts where we have agreed to provide them, our customers may choose to purchase sand from other suppliers. Labor disputes, derailments, adverse weather conditions or other environmental events, an increasingly tight railcar leasing market and changes to rail freight systems could interrupt or limit available transportation services. A significant increase in transportation service rates, a reduction in the dependability or availability of transportation services or relocation of our customers' businesses to areas that are not served by the rail systems accessible from our production facilities could impair our customers' ability to access our products and our ability to expand our markets.

We face significant competition that may cause us to lose market share and reduce our ability to make distributions to our unitholders.

        The frac sand and refined products industries are highly competitive. The frac sand market is characterized by a small number of large, national producers and a larger number of small, regional or local producers. Competition in this industry is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support.

        Some of our competitors have greater financial and other resources than we do. In addition, our larger competitors may develop technology superior to ours or may have production facilities that offer lower-cost transportation to certain specific customer locations than we do. In recent years there has been an increase in the number of small, regional producers servicing the frac sand market due to an increased demand for hydraulic fracturing services and to the growing number of unconventional resource formations being developed in the United States. Should the demand for hydraulic fracturing services decrease or the supply of frac sand available in the market increase, prices in the frac sand market could materially decrease as less-efficient producers exit the market, selling frac sand at below market prices. Furthermore, oil and natural gas exploration and production companies and other providers of hydraulic fracturing services have acquired and in the future may acquire their own frac sand reserves to fulfill their proppant requirements, and these other market participants may expand their existing frac sand production capacity, all of which would negatively impact demand for our frac sand products. In addition, increased competition in the frac sand industry could have an adverse impact on our ability to enter into long-term contracts or to enter into contracts on favorable terms.

        Our competitors in the refined products industry include large, integrated, major or independent oil companies that, because of their more diverse operations and stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil, transmix or refined products or intense price competition at the wholesale level.

Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business.

        Because raw sand cannot be wet-processed during extremely cold temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Our inability to wash frac sand year round in Wisconsin results in a seasonal build-up of inventory as we excavate excess sand to build a stockpile that will feed the dry plant during the winter months. This seasonal build-up of inventory causes our average inventory balance to fluctuate from a few weeks in early spring to more than 100 days in early winter. As a result, the cash flows of our Sand operations fluctuate on a seasonal basis based on the length of time Wisconsin wet plant operations must remain shut down due to harsh winter weather conditions. Unexpected winter conditions (if winter comes earlier than expected or lasts longer than expected) may result in our not having a sufficient sand stockpile to supply feedstock for our dry plant during winter months, which could result in us being unable to meet our contracted sand deliveries during such time and lead to a material adverse effect on our business, financial condition, results of operation and reputation.

Diminished access to water may adversely affect our operations and the operations of our customers.

        While much of our process water is recycled and recirculated, the mining and processing activities in which we engage at our wet plant facilities require significant amounts of water. During extreme drought conditions, some of our facilities are located in areas that can become water-constrained. We have obtained water rights and have installed high capacity wells on our properties that we currently use to service the activities on our properties, and we plan to obtain all required water rights to service other properties we may develop or acquire in the future. However, the amount of water that we are entitled to use pursuant to our water rights must be determined by the appropriate regulatory authorities in the jurisdictions in which we operate. Such regulatory authorities may amend the regulations regarding such water rights, increase the cost of maintaining such water rights or eliminate our current water rights, and we may be unable to retain all or a portion of such water rights. Such changes in laws, regulations or government policy and related interpretations pertaining to water rights may alter the environment in which we do business, which may negatively affect our financial condition and results of operations.

        Similarly, our customers' performance of hydraulic fracturing activities may require the use of large amounts of water. The ability of our customers' to obtain the necessary amounts of water sufficient to perform hydraulic fracturing activities may well depend on those customers ability to acquire water by means of contract, permitting, or spot purchase. The ability of our customers to obtain and maintain sufficient levels of water for these fracturing activities are similarly subject to regulatory authority approvals, changes in applicable laws or regulations, potentially differing interpretations of contract terms, increases in costs to provide such water, and even changes in weather that could make such water resources more scarce.

We depend on certain transmix and wholesale fuels suppliers for a significant portion of our transmix and wholesale fuels, and the loss of any of these key suppliers or a material decrease in the supply of transmix or wholesale fuels generally available to us could materially reduce our ability to make distributions to unitholders.

        We purchase transmix from major oil companies, brokers and local retailers in Texas and Alabama. We currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months and a volume-weighted average remaining duration of approximately 20 months as of June 30, 2012. In addition, we have a number of non-exclusive supply contracts that collectively represent approximately 18% of our transmix supply. These contracts have an average remaining duration of approximately 7 months as of June 30, 2012. For the year ended December 31, 2011, our two largest suppliers of transmix accounted for approximately 44% and 10% of our total transmix purchases. The contract with our largest supplier for the year ended December 31, 2011 expires in September 2014, and purchases from our second largest supplier are made pursuant to a month-to-month contract. To the extent that our suppliers reduce the volumes of transmix and wholesale fuels that they supply us as a result of declining production, other changes in refinery output or refining transportation and marketing strategies, competition or otherwise, or if our suppliers decide not to renew our supply contracts, our revenues, net income and cash available for distribution could decline unless we were able to acquire comparable supplies of transmix and wholesale fuels on comparable terms from other suppliers. In addition, our margins would be adversely affected if a significant supply of transmix was no longer available due to refinery or pipeline closings or interruptions or other force majeure events.

We are dependent on certain third-party pipelines for transportation of our wholesale products, and if these pipelines become unavailable to us, our revenues and cash available for distribution could decline.

        Our processing facilities in Texas and Alabama are each interconnected to two pipelines that supply all of our wholesale products. Additionally, we periodically receive transmix at our Texas facility on an additional pipeline. Since we do not own or operate any of these pipelines, their continuing operation is not within our control. If any of these third-party pipelines were to become partially or fully unavailable to transport products because of accidents, extreme weather conditions, government regulation, terrorism or other events, or if the rates or terms and conditions of service of any of these third-party pipelines were to change materially, our revenues, net income and cash available for distribution could decline.

Increases in the price of diesel fuel may adversely affect our results of operations.

        Diesel fuel costs generally fluctuate with increasing and decreasing world crude oil prices, and accordingly are subject to political, economic and market factors that are outside of our control. Our operations are dependent on earthmoving equipment, railcars and tractor trailers, and diesel fuel costs are a significant component of the operating expense of these vehicles. We contract with a third party industrial mining expert to excavate raw frac sand from our New Auburn mine, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant, and pay a fixed price per ton of sand delivered to our wet plant, subject to a fuel surcharge based on the price of diesel fuel. We also expect to engage an industrial mining expert at our Barron County facility when it becomes operational. Accordingly, increased diesel fuel costs could have an adverse effect on our results of operations and cash flows.

We may be unable to grow our cash flows if we are unable to expand our business, which could limit our ability to increase distributions to our unitholders.

        A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our businesses, particularly our frac sand business. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

  •
  develop new business and enter into contracts with new customers;

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  retain our existing customers and maintain or expand the level of services we provide them;

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  identify and obtain additional frac sand reserves;

  •
  recruit and train qualified personnel and retain valued employees;

  •
  expand our geographic presence;

  •
  effectively manage our costs and expenses, including costs and expenses related to growth;

  •
  consummate accretive acquisitions;

  •
  obtain required debt or equity financing for our existing and new operations;

  •
  meet customer-specific contract requirements or pre-qualifications;

  •
  obtain permits from federal, state and local regulatory authorities; and

  •
  make assumptions about mineral reserves, future production, sales, capital expenditures, operating expenses and costs, including synergies.

        In particular, we are developing a new frac sand production facility in Barron County, Wisconsin that is subject to delays and the risks described above and under "—Delays in the commencement of operations of our Barron County sand production facility could adversely affect our cash available for distribution" beginning on page 27. In addition, we are currently obtaining permits to expand our frac sand production facility in Kosse, Texas.

        If we do not achieve our expected growth, we may not be able to achieve our estimated results and, as a result, we may not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and general partner units, in which event the market price of our common units will likely decline materially.

We may be unable to grow successfully through future acquisitions, and we may not be able to integrate effectively the businesses we may acquire, which may impact our operations and limit our ability to increase distributions to our unitholders.

        From time to time, we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. While we have reviewed acquisition opportunities in the past and will continue to do so in the future, we have not actively pursued any acquisitions, and in the future we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management's attention. Even if we are successful in integrating future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions, or to integrate successfully future acquisitions into our existing operations, may adversely impact our operations and limit our ability to increase distributions to our unitholders.

We will incur increased costs as a result of being a publicly traded partnership and may be unable to successfully integrate the administration and management of our previously independent operating subsidiaries.

        We have no history operating as a publicly traded partnership. We are in the process of hiring additional accounting and financial reporting personnel to assist with bookkeeping and our preparation of periodic financial reports. We may not be successful in attracting additional key accounting personnel, which could have a material adverse effect on our ability to comply with the financial reporting requirements of a publicly traded partnership.

        Also, as a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of being a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and result in our general partner possibly having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We have included $3.5 million of estimated incremental costs per year associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

        In addition, following the completion of this offering, our Sand operations will be conducted through SSS and our Fuel Processing and Distribution operations will be conducted through AEC and Direct Fuels. These three businesses historically have been managed and operated on an independent basis. We may encounter unexpected difficulties in successfully integrating the administration and management of these businesses within our partnership, which could have an adverse impact on our business, financial condition or results of operations.

Our ability to grow in the future is dependent on our ability to access external growth capital.

        We will distribute all of our available cash after expenses and prudent operating reserves to our unitholders. We expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to maintain our asset base and fund growth capital expenditures. However, we may not be able to obtain equity or debt financing on terms favorable to us, or at all. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with other growth capital expenditures, such issuances may result in significant dilution to our existing unitholders and the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would affect the available cash that we have to distribute to our unitholders.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions.

        We expect to enter into a new $         million revolving credit facility in connection with the closing of this offering, and we expect approximately $         million of borrowings to be outstanding under this facility following the closing of this offering. Following this offering, our ability to incur additional debt will be subject to limitations in our anticipated new revolving credit facility. Our level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for operating working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  we will need a portion of our cash flow to make payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions; and

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt under our revolving credit facility will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may be unable to effect any of these actions on satisfactory terms, or at all.

Restrictions in our anticipated new revolving credit facility may limit our ability to capitalize on acquisition and other business opportunities.

        The operating and financial restrictions and covenants in our anticipated new revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, we expect that our revolving credit facility will restrict or limit our ability to:

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  grant liens;

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  incur additional indebtedness;

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  engage in a merger, consolidation or dissolution;

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  enter into transactions with affiliates;

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  sell or otherwise dispose of assets, businesses and operations;

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  materially alter the character of our business as conducted at the closing of this offering; and

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  make acquisitions, investments and capital expenditures.

        Furthermore, we expect that our revolving credit facility will contain certain operating and financial covenants. Our ability to comply with the covenants and restrictions contained in the revolving credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our anticipated new revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our lenders' commitment to make further loans to us may terminate, and we will be prohibited from making distributions to our unitholders. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our revolving credit facility or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Liquidity and Capital Resources—New Revolving Credit Facility" beginning on page 102.

Our ability to manage and grow our business effectively may be adversely affected if we lose management or operational personnel.

        We depend on the continuing efforts of our executive officers. The departure of any of our executive officers could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace.

        Additionally, our ability to hire, train and retain qualified personnel will continue to be important and will become more challenging as we grow and if energy industry market conditions continue to be positive. When general industry conditions are good, the competition for experienced operational and field technicians increases as other energy and manufacturing companies' needs for the same personnel increase. Our ability to grow or even to continue our current level of service to our current customers will be adversely impacted if we are unable to successfully hire, train and retain these important personnel.

In 2010 and 2011, SSS had, and in 2010 AEC had, material weaknesses in their respective internal control over financial reporting. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

        Upon the consummation of this offering, we will become a publicly traded partnership and will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Although we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

        Prior to the completion of this offering, we and our predecessors have been private entities with limited accounting personnel and other supervisory resources to execute accounting processes and address internal control over financial reporting. In particular:

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  in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2010 and again in connection with the audit of the financial statements of SSS for the year ended December 31, 2011, SSH's management identified a material weakness relating to the failure to record certain entries and adjustments during the year-end closing process; and

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  in connection with the audit of the consolidated financial statements of AEC for the year ended December 31, 2010, AEC Holdings' management identified a material weakness relating to access to and security controls on AEC's inventory and transaction management software.

        A "material weakness" is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement in financial statements will not be prevented or detected in a timely basis. The material weakness resulted in several audit adjustments to SSS's consolidated financial statements for the years ended December 31, 2010 and 2011. In addition, during 2011, AEC implemented a number of corrective actions to improve its year-end closing process and inventory costing methodology, and no material weaknesses were identified in connection with the audit of the consolidated financial statements of AEC for the year ended December 31, 2011, although there can be no assurances that these remediation steps have been or will be successful. Other than the material weakness as described above, we are not aware of any material weakness in our, our predecessor's or Direct Fuels' internal control over financial reporting. Any material weakness, including those described above, could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses.

Inaccuracies in our estimates of mineral reserves could result in lower than expected sales and higher than expected costs.

        We base our mineral reserve estimates on engineering, economic and geological data assembled and analyzed by our engineers and geologists, which are reviewed by outside firms. However, sand reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of mineral reserves and in estimating costs to mine recoverable reserves, including many factors beyond our control. Estimates of recoverable mineral reserves necessarily depend on a number of factors and assumptions, all of which may vary considerably from actual results, such as:

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  geological and mining conditions and/or effects from prior mining that may not be fully identified by available data or that may differ from experience;

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  assumptions concerning future prices of frac sand products, operating costs, mining technology improvements, development costs and reclamation costs; and

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  assumptions concerning future effects of regulation, including our ability to obtain required permits and the imposition of taxes by governmental agencies.

Any inaccuracy in our estimates related to our mineral reserves could result in lower than expected sales and higher than expected costs and have an adverse effect on our cash available for distribution.

Our Sand operations are dependent on our rights and ability to mine our properties and on our having renewed or received the required permits and approvals from governmental authorities and other third parties.

        We hold numerous governmental, environmental, mining and other permits, water rights and approvals authorizing operations at each of our Sand facilities. A decision by a governmental agency or other third party to deny or delay issuing a new or renewed permit, water right or approval, or to revoke or substantially modify an existing permit, water right or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations is also predicated on securing the necessary environmental or other permits, water rights or approvals, which we may not receive in a timely manner or at all.

We are subject to compliance with stringent environmental laws and regulations that may expose us to substantial costs and liabilities.

        Our processing, terminal and mining operations are subject to increasingly stringent and complex federal, state and local environmental laws, regulations and standards governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws, regulations and standards impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities; the incurrence of significant capital expenditures to limit or prevent releases of materials from our processors, terminal, and related facilities; and the imposition of remedial actions or other liabilities for pollution conditions caused by our operations or attributable to former operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and similar state agencies, have the power to enforce compliance with these laws, regulations and standards and the permits issued under them, often requiring difficult and costly actions.

        Failure to comply with environmental laws, regulations, standards, permits and orders may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Certain environmental laws impose strict liability for the remediation of spills and releases of oil and hazardous substances that could subject us to liability without regard to whether we were negligent or at fault. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements with respect to our operations or more stringent or costly well drilling, construction, completion or water management activities with respect to our customers' operations could adversely affect our operations, financial results and cash available for distribution.

        There is inherent risk of incurring significant environmental costs and liabilities in the operation of our facilities due to our handling of petroleum hydrocarbons, biodiesel, ethanol and wastes, air emissions and water discharges related to our operations, and historical operations and waste disposal practices by prior owners and operators. We currently own or operate properties that for many years have been used for industrial activities, including processing or terminal storage operations. Petroleum hydrocarbons, hazardous substances or wastes have been released on or under the properties owned or operated by us. Joint and several strict liability may be incurred in connection with such releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities. Private parties, including the owners or operators of properties adjacent to our operations and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance or other sources of indemnity.

        Increasingly stringent environmental laws and regulations, unanticipated remediation obligations or emissions control expenditures and claims for penalties or damages could result in substantial costs and liabilities, and our ability to make distributions to our unitholders could suffer as a result. Neither the owners of our general partner nor their affiliates will indemnify us for any environmental liabilities, including those arising from non-compliance or pollution, that may be discovered at, on or under, or arise from, our operations or assets. As such, we can expect no economic assistance from any of them in the event that we are required to make expenditures to investigate, correct or remediate any petroleum hydrocarbons, hazardous substances, wastes or other materials. Please read "Business—Environmental and Occupational Health and Safety Regulations" beginning on page 151.

The effect of the renewable fuel standard program in the Energy Independence and Security Act of 2007 is uncertain.

        The domestic market for biodiesel is largely dictated by federal mandates for blending renewable fuels with gasoline and diesel. The mandated level for biomass-based diesel for 2012 of 1.0 billion gallons under the renewable fuel standard program, or RFS, in the Energy Independence and Security Act of 2007 is higher than current domestic production levels. Future demand will be largely dependent upon the capacity available to meet the RFS, and the economic incentives to blend based upon the relative value of traditional diesel versus biomass-based diesel. Any significant increase in production capacity beyond the RFS level could have a negative impact on biodiesel prices. A reduction or waiver of the RFS mandate could also negatively affect biodiesel prices and our future performance.

We may be unable to sell some of our transmix-derived diesel fuel in the off-road markets after mid-2014 because it may contain sulfur concentrations above levels allowed by EPA regulations.

        In mid-2006, the EPA promulgated regulations requiring a reduction in the sulfur content of diesel fuel. Using a phased-in approach through 2014, these regulations will require that the maximum allowable sulfur content of diesel fuels used in a variety of off-road applications, excluding locomotive and marine uses, be reduced to 15 ppm (referred to as "ultra-low sulfur diesel"). The diesel fuel produced from our transmix operations is sold for use in off-road applications and will be subject to these phased-in regulations by May 2014, except for diesel fuel used in locomotive and marine applications outside of the Northeast and Mid-Atlantic regions of the United States. Because a portion of our transmix consists of jet fuel, which currently is not subject to EPA regulations limiting its maximum sulfur content, the diesel fuel produced from such transmix may exceed the 15 ppm level. In the event that diesel fuel produced from transmix exceeds the 15 ppm level, we would be prohibited after mid-2014 from marketing this fuel for any uses other than locomotive or marine outside of the Northeast and Mid-Atlantic regions. If this were to occur and we were forced to market our low sulfur diesel to locomotive or marine customers only in certain regions of the country, we would have to find new customers for our transmix diesel or find economic means of reducing sulfur levels, or stop sourcing higher sulfur transmix that is mixed with jet fuel. Further, changes in emissions regulations for locomotives will likely mean only marine customers will be able to use fuel that exceeds the 15 ppm level at some point between 2015 and 2020. There can be no assurance that we would be able to find sufficient marine customers without an adverse effect on our financial condition, results of operations, or ability to make distributions to our unitholders.

Our sales of petroleum products, and any related hedging activities, expose us to potential regulatory risks.

        The Federal Trade Commission and the Commodity Futures Trading Commission hold statutory authority to regulate conduct in certain physical energy commodities markets and in markets for energy commodities futures, options on futures and swaps that may be relevant to our business. These agencies have imposed broad regulations prohibiting fraud and manipulation in the markets over which they have statutory authority. With regard to our physical sales of fuel products, and any related hedging activities, we may be required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority. Failure to comply with such regulations, as interpreted and enforced, could materially and adversely affect our financial condition or results of operations.

Climate change legislation and regulatory initiatives could result in increased compliance costs for us and our customers.

        Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing authority under the federal Clean Air Act, as amended, or the CAA. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for certain petroleum and natural gas facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the CAA. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition and results of operations.

Mine closures entail substantial costs, and if we close one or more of our mines sooner than anticipated, our results of operations may be adversely affected.

        We base our assumptions regarding the life of our mines on detailed studies that we perform from time to time, but our studies and assumptions do not always prove to be accurate. If we close any of our mines sooner than expected, sales will decline unless we are able to increase production at any of our other mines, which may not be possible.

        Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as decommissioning and removal of facilities and equipment, re-grading, prevention of erosion and other forms of water pollution, re-vegetation and post-mining monitoring and land use. We may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based on permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. If our accruals for expected reclamation and other costs associated with mine closures for which we will be responsible were later determined to be insufficient, or if we were required to expedite the timing for performance of mine closure activities as compared to estimated timelines, our business, results of operations and financial condition could be adversely affected.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and the potential for related regulatory action or litigation could result in increased costs and additional operating restrictions or delays for our customers, which could negatively impact our business, financial condition and results of operations and cash flows.

        A significant portion of our business supplies frac sand to oil and natural gas industry customers performing hydraulic fracturing activities. Increased regulation of hydraulic fracturing may adversely impact our business, financial condition and results of operations.

        The federal Safe Drinking Water Act, or the SDWA, regulates the underground injection of substances through the Underground Injection Control Program, or the UIC Program. Currently, with the exception of certain hydraulic fracturing activities involving the use of diesel, hydraulic fracturing is exempt from federal regulation under the UIC Program, and the hydraulic fracturing process is typically regulated by state or local governmental authorities. Although we do not directly engage in hydraulic fracturing activities, our oil and natural gas industry customers purchase our frac sand for use in their hydraulic fracturing operations. The EPA has taken the position that hydraulic fracturing with fluids containing diesel is subject to regulation under the UIC Program, specifically as "Class II" UIC wells and, on May 4, 2012, the EPA issued draft guidance for federal SDWA permits issued to oil and natural gas exploration and production operators using diesel during hydraulic fracturing activities. On April 17, 2012, the EPA issued final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. The final rule requires new standards on all hydraulically-fractured wells constructed or re-fractured after January 1, 2015. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, a committee of the U.S. House of Representatives (the "House") has been conducting an investigation of hydraulic fracturing practices and a subcommittee of the Secretary of Energy Advisory Board, or the SEAB, of the U.S. Department of Energy was tasked with recommending steps to improve the safety and environmental performance of hydraulic fracturing. As part of these studies, the EPA, the House committee and the SEAB subcommittee have requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. In other investigatory activities, the EPA has announced plans to propose standards for the treatment and discharge of waste water resulting from hydraulic fracturing by 2014 and the U.S. Department of the Interior, or the DOI, announced proposed rules on May 4, 2012 that, if adopted, would require disclosure of chemicals used in hydraulic fracturing activities upon federal and Indian lands and also would strengthen standards for well-bore integrity and the management of fluids that return to the surface during and after fracturing operations on federal and Indian lands. These studies and initiatives, depending on their results, could spur proposals to regulate hydraulic fracturing under the SDWA or otherwise. The SEAB subcommittee issued a preliminary report in August 2011 recommending, among other things, measures to improve and protect air and water quality, improvements in communication among state and federal regulators, reduction of diesel fuel in shale gas production, disclosure of fracturing fluid composition and the creation of a publicly accessible database organizing all publicly disclosed information with respect to hydraulic fracturing operations. Legislation is currently before Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. If this or similar legislation becomes law, the legislation could establish an additional level of regulation that may lead to additional permitting requirements or other operating restrictions, making it more difficult to complete natural gas wells in shale formations. This could increase our customers' costs of compliance and doing business or otherwise adversely affect the hydraulic fracturing services they perform, which may negatively impact demand for our frac sand products.

        In addition, various state, local and foreign governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing through additional permitting requirements, operational restrictions, disclosure requirements and temporary or permanent bans on hydraulic fracturing in certain areas, such as environmentally sensitive watersheds. For example, Wyoming, Colorado, Arkansas, Louisiana, Michigan, Montana, Texas and Pennsylvania, among other states, have imposed disclosure requirements on hydraulic fracturing well owners and operators. The availability of public information regarding the constituents of hydraulic fracturing fluids could make it easier for third parties opposing the hydraulic fracturing process to initiate individual or class action legal proceedings based on allegations that specific chemicals used in the hydraulic fracturing process could adversely affect groundwater and drinking water supplies or otherwise cause harm to human health or the environment. Moreover, disclosure to third parties or to the public, even if inadvertent, of our customers' proprietary chemical formulas could diminish the value of those formulas and result in competitive harm to our customers, which could indirectly impact our business, financial condition and results of operations. The adoption of new laws or regulations at the federal, state, local or foreign levels imposing reporting obligations on, or otherwise limiting or delaying, the hydraulic fracturing process could make it more difficult to complete natural gas wells in shale formations, increase our customers' costs of compliance and doing business and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for our frac sand products. In addition, heightened political, regulatory and public scrutiny of hydraulic fracturing practices could potentially expose us or our customers to increased legal and regulatory proceedings, and any such proceedings could be time-consuming, costly or result in substantial legal liability or significant reputational harm. Any such developments could have a material adverse effect on our business, financial condition and results of operations, whether directly or indirectly. For example, we could be directly by affected adverse litigation involving us, or indirectly affected if the cost of compliance limits the ability of our customers to operate in the geographic areas we serve.

We are subject to the Federal Mine Safety and Health Act of 1977, which imposes stringent health and safety standards on numerous aspects of our operations.

        Our operations are subject to the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006, which imposes stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures and operating equipment. We are also subject to standards imposed by the federal Mining Safety and Health Administration and other federal and state agencies relating to workplace exposure to crystalline silica. Our failure to comply with such standards, or changes in such standards or the interpretation or enforcement thereof, could have a material adverse effect on our business and financial condition or otherwise impose significant restrictions on our ability to conduct mineral extraction and processing operations.

We and our customers are subject to other extensive regulations, including licensing, protection of plant and wildlife endangered and threatened species, and reclamation regulation, that impose, and will continue to impose, significant costs and liabilities. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our results of operations.

        In addition to the regulatory matters described above, we and our customers are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife threatened and endangered species protection, jurisdictional wetlands protection, reclamation and restoration activities at mining properties after mining is completed, the discharge of materials into the environment and the effects that mining and hydraulic fracturing have on groundwater quality and availability. Our future success depends, among other things, on the quantity of our frac sand and other mineral deposits and our ability to extract these deposits profitably, and our customers being able to operate their businesses as they currently do.

        In order to obtain permits and renewals of permits in the future, we may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed mining and processing activities may have on the environment, individually or in the aggregate, including on public lands. Certain approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time needed to develop a site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. The denial of a permit essential to our operations or the imposition of conditions with which it is not practicable or feasible to comply could impair or prevent our ability to develop or expand a site. Significant opposition to a permit by neighboring property owners, members of the public or non-governmental organizations, or other third parties or delay in the environmental review and permitting process also could impair or delay our ability to develop or expand a site. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including our ability to extract or the pace of extraction of mineral deposits), our cost structure or our customers' ability to use our frac sand products. Such current or future regulations could have a material adverse effect on our business and we may not be able to obtain or renew permits in the future.

Terrorist attacks, the threat of terrorist attacks, hostilities in the Middle East, or other sustained military campaigns may adversely impact our results of operations.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the magnitude of the threat of future terrorist attacks on the energy industry in general and on us in particular are not known at this time. Uncertainty surrounding hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of markets for frac sand and refined products and the possibility that infrastructure facilities and pipelines could be direct targets of, or indirect casualties of, an act of terror. Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for as long as we are an emerging growth company, and we may take advantage of an extended transition period for complying with new or revised accounting standards.

        For as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. We could cease to be an emerging growth company as early as January 1, 2013, depending on whether we generate more than $1.0 billion in revenues during the fiscal year ending December 31, 2012. See "Summary—Implications of Being an Emerging Growth Company" beginning on page 12. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company." We cannot predict if investors will find our common units less attractive because we will rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and the trading price for our common units may be more volatile.

Risks Inherent in an Investment in Us

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Insight Equity is the majority owner of our general partner and will have the right to appoint our general partner's entire board of directors, including our independent directors. If the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

        Following this offering, Insight Equity will own the majority of and control our general partner and will appoint all of the officers and directors of our general partner, some of whom will also be officers and directors of Insight Equity. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owners. Conflicts of interest will arise between Insight Equity and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Insight Equity and the other owners of our general partner over our interests and the interests of our common unitholders. These conflicts include the following situations, among others:

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  neither our partnership agreement nor any other agreement requires Insight Equity to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow;

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  our general partner is allowed to take into account the interests of parties other than us, such as Insight Equity, in resolving conflicts of interest;

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  our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner's liabilities and restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty;

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  our partnership agreement provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or a growth capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units;

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  our general partner determines which of the costs it incurs on our behalf are reimbursable by us;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our partnership agreement permits us to classify up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our obligations;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units;

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  our general partner controls the enforcement of its and its affiliates' obligations to us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Please read "Conflicts of Interest and Duties" beginning on page 169.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and growth capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or growth capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we expect that there will be no limitations in our anticipated new revolving credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common and subordinated units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties—Duties of Our General Partner" beginning on page 175.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without Insight Equity's consent.

        Our unitholders initially will be unable to remove our general partner because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, Insight Equity will own an aggregate of        % of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all subordinated units held by our general partner and its affiliates will automatically be converted into common units. If no units held by any holder of subordinated units or its affiliates are voted in favor of that removal, all subordinated units will convert automatically into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning it subjectively believed that the decision was in the best interest of our partnership, and except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful; and

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  provides that our general partner will not be in breach of its obligations under our partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be "fair and reasonable" to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in bullets three and four above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Duties—Conflicts of Interest" beginning on page 169.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels" beginning on page 76.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner (which approval may be granted in its sole discretion) and persons who acquired such units with the prior approval of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Insight Equity to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

You will experience immediate and substantial dilution in pro forma net tangible book value of $         per common unit.

        The assumed initial public offering price of $        per common unit exceeds our pro forma net tangible book value of $         per common unit. Based on the initial public offering price of $         per common unit, you will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical carrying value, and not their fair value. Please read "Dilution" beginning on page 57.

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our existing unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

Insight Equity may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, Insight Equity will hold an aggregate of             common units and             subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide Insight Equity with certain registration rights. Please read "The Partnership Agreement—Registration Rights" beginning on page 189. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return or a negative return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, Insight Equity will own an aggregate of approximately        % of our outstanding common units. At the end of the subordination period (which could occur as early as                        , 2013), assuming no additional issuances of common units (other than upon the conversion of the subordinated units), Insight Equity will own an aggregate of approximately        % of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right" beginning on page 190.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

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  we were conducting business in a state but had not complied with that particular state's partnership statute; or

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  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability" beginning on page 183.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only              publicly traded common units. In addition, Insight Equity will own an aggregate of             common and             subordinated units, representing an aggregate        % limited

partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  other factors described in these "Risk Factors."

The New York Stock Exchange, or NYSE, does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We have applied to list our common units on the on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management of Emerge Energy Services LP" beginning on page 156.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" beginning on page 195 for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us. Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences—Partnership Status" beginning on page 195. We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" beginning on page 206 for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them.

        Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" beginning on page 201 for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations and, although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees" beginning on page 207.

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" beginning on page 208 for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Texas, Alabama and Wisconsin. Alabama and Wisconsin currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million from this offering, after deducting underwriting discounts and commissions and the structuring fee, but before paying offering expenses. Our estimate assumes an initial public offering price of $            per common unit and no exercise of the underwriters' option to purchase additional common units.

        We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units), together with borrowings under our anticipated new credit facility to:

  •
  distribute $             million, $             million and $             million to SSH, AEC Holdings and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures they incurred with respect to assets they contributed to us;

  •
  contribute $             million to SSS to repay all $             million of SSS's existing debt;

  •
  repay all $             million of AEC Holdings' existing debt;

  •
  contribute $         million to Direct Fuels to repay all $         million of Direct Fuels' existing debt;

  •
  contribute $             million to our operating subsidiary;

  •
  pay $       million of cash-based compensation awards to senior management at SSS, AEC and Direct Fuels; and

  •
  pay estimated offering expenses of $             million.

        The following table illustrates our expected use of the proceeds from this offering and borrowings under our anticipated new credit facility.

Sources of Cash (in millions)		Uses of Cash (in millions)
Net proceeds to us from this offering	$	Aggregate distributions to SSH, AEC Holdings, and DF Parent	$
Borrowings under our new credit facility		Repayment of SSS debt
Repayment of AEC Holdings debt
Repayment of Direct Fuels debt
Contribution to operating subsidiary
Payment of cash-based compensation awards
Offering expenses

Total	$	Total	$

        We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to redeem from Insight Equity and certain other private investors a number of common units equal to the number of common units issued upon the exercise of the underwriters' option at a price per common unit equal to the proceeds per common unit before expenses but after deducting underwriting discounts and the structuring fee. These net proceeds will be paid to Insight Equity and the other private investors in partial consideration of their contribution of assets to us. Insight Equity is deemed to be an underwriter with respect to any common units so redeemed. Any exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting" beginning on page 222.

New Credit Facility

        Immediately following the repayment of the outstanding balance of SSS's, AEC Holdings' and Direct Fuels' existing debt with the net proceeds of this offering, we will enter into a new revolving

credit facility and borrow approximately $       million under that revolving credit facility. We will use the proceeds from these borrowings to (i) make distributions of $       million, $       million and $       million to SSH, AEC Holdings and DF Parent, respectively, and (ii) pay fees and expenses of approximately $       million relating to our anticipated new revolving credit facility. We expect borrowings under our new revolving credit facility to initially bear interest at approximately      %. We expect that our new revolving credit facility will mature       years from the closing date of this offering.

Existing Debt Arrangements

  •
  As of June 30, 2012, SSS had approximately $54.1 million of indebtedness outstanding under its term loan with a weighted average interest rate of 12% and approximately $5.1 million of indebtedness outstanding under its subordinated loan with a weighted average interest rate of 0%. SSS's term loan matures on December 31, 2014 and its subordinated loan matures on June 30, 2015. On July 20, 2012, SSS entered into a $19.0 million term loan facility with a related party to finance its capital expenditures and working capital. The interest rate on the term loan facility is 16% per annum and the loan will mature on December 31, 2014. On September 7, 2012, SSS entered into a $60 million credit facility, comprised of a $30 million note, a $20 million line of credit and a $10 million operating revolving credit facility, all of which bear interest at LIBOR plus 375 basis points. Approximately $32.3 million of the borrowings made after June 30, 2012 were used to repay amounts outstanding under SSS's prior senior secured credit facility, while the remainder will be used primarily to fund the construction of the new facilities in Barron County, Wisconsin. As of                        , 2012, SSS had a total of approximately $             million of indebtedness outstanding.

  •
  As of June 30, 2012, AEC Holdings had approximately $22.0 million and $8.5 million outstanding under its term loan facility and revolving credit facility, respectively, with a weighted average interest rate of 4.8%. AEC Holdings' term loan facility and revolving credit facility mature on April 1, 2015. Borrowings made under AEC Holdings' credit facility within the last twelve months were used primarily to fund capital expenditures and operating working capital requirements.

  •
  As of June 30, 2012, Direct Fuels had approximately $8.8 million of indebtedness outstanding under its term loan with a weighted average interest rate of 6.25% and approximately $0.1 million of indebtedness outstanding under its revolving credit facility with a weighted average interest rate of 4.75%. Prior to the offering, Direct Fuels will incur $         million of debt that will be used to redeem all series of preferred units. Direct Fuels' term loan facility and revolving credit facility mature on November 28, 2013. Borrowings made under Direct Fuels' credit facility within the last twelve months were used primarily to fund distributions to its equity owners.

        As of                        , 2012 there was an aggregate $         million outstanding under our credit facilities.

Sensitivity in Offering Size

        An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and the structuring fee, to increase or decrease, respectively, by $             million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concurrent $1.00 increase in the assumed public offering price of $        per common unit, would increase net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 1.0 million common units offered by us, together with a concurrent $1.00 decrease in the assumed initial offering price of $        per common unit, would

decrease the net proceeds to us from this offering by approximately $         million. Any increase or decrease in the net proceeds to us from this offering will result in a corresponding adjustment to the distribution to SSH, AEC Holdings and DF Parent described in the first bullet point above.

Certain Affiliations

        An affiliate of Citigroup Global Markets Inc. is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering, and in addition, another affiliate of Citigroup Global Markets Inc. owns an approximate 4.4% interest in AEC Holdings. An affilliate of Wells Fargo Securities, LLC is a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering. An affiliate of Stifel, Nicolaus & Company, Incorporated is also a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering. See 'Underwriting" beginning on page 254.

 CAPITALIZATION

        The following table shows:

  •
  the pro forma combined cash and capitalization of SSS and AEC, which together constitute our predecessor for accounting purposes, as of June 30, 2012;

  •
  our pro forma cash and capitalization as of June 30, 2012, which consists of the pro forma combined cash and capitalization of SSS and AEC as of June 30, 2012, giving effect to the acquisition of Direct Fuels, the redemption of the Direct Fuels preferred units and adjustment to fair value as of such date; and

  •
  our pro forma as adjusted cash and capitalization as of June 30, 2012, giving effect to:

  •
  the transactions described in "Summary—Partnership Structure and Offering-Related Transactions"; and

  •
  the receipt and use of net proceeds of $             million from this offering and our anticipated new revolving credit facility in the manner described in "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 90.

	As of June 30, 2012
	Predecessor Pro Forma Combined	Pro Forma Emerge Energy Services	Pro Forma Emerge Energy Services (As Adjusted)
	(in thousands)
Cash	$2,413	$7,656	$

Long-term debt (including current maturities)(1):
SSS	77,579	77,579
AEC Holdings	30,468	30,468
Direct Fuels	—	25,497
New revolving credit facility	—	—			(2)

Total long-term debt	108,047	133,544
Partners'/members' equity:
Partners'/members' equity	1,815	74,915		—
Common unitholders	—	—
Subordinated unitholders	—	—
General partner interest	—	—

Total partners' equity	1,815	74,915

Total capitalization	$109,862	$208,459	$

(1)
We will use a portion of the net proceeds from this offering to repay indebtedness outstanding under the credit facilities of SSS, AEC Holdings and Direct Fuels. As of                                    , 2012, there was an aggregate $             million outstanding under such credit facilities. Additionally, we assume that prior to the offering, Direct Fuels will borrow $16.6 million to fund redemption of the preferred units.

(2)
Reflects our borrowing of approximately $             million under our anticipated new revolving credit facility, which will be used to (i) make distributions of $             million, $             million and $             million to SSH, AEC Holdings and DF Parent, respectively, and (ii) pay fees and expenses of approximately $             million relating to our anticipated new revolving credit facility.

        The pro forma as adjusted information set forth above is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Please read "Use of Proceeds—Sensitivity in Offering Size" beginning on page 54.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2012, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $             million, or $            per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per unit before the offering(1)	$
Decrease in net tangible book value per unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per unit after this offering(2)
Immediate dilution in net tangible book value per common unit to new investors(3)(4)		$

(1)
Determined by dividing the number of units (                                    common units, subordinated units and                                    general partner units representing the 2.0% general partner interest) to be issued to Insight Equity and its affiliates in connection with this offering into the pro forma net tangible book value of the contributed interests.

(2)
Determined by dividing the total number of units to be outstanding after this offering (                        common units,                         subordinated units and                         general partner units representing the 2.0% general partner interest) into our pro forma net tangible book value.

(3)
For each increase or decrease in the initial public offering price of $1.00 per common unit, dilution in net tangible book value per common unit would increase or decrease by $            per common unit.

(4)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in this offering due to any such exercise of the option.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
General partner and affiliates(1)(2)(3)			%	$		%
Public common unitholders			%	$		%

Total		100.0%		$	100.0%

(1)
The units held by our general partner and its affiliates consist of                        common units,             subordinated units and                                     general partner units.

(2)
Assumes the underwriters' option to purchase additional common units is not exercised.

(3)
In accordance with GAAP, the assets contributed by SSH and AEC Holdings were recorded at historical cost and the assets contributed by DF Parent were recorded at fair value. Book value of the consideration provided by SSH, AEC Holdings and DF Parent, as of December 31, 2011, after giving effect to the offering-related transactions was as follows:

(in thousands)
Book value of net assets contributed	$
Less: Distribution to SSS, AEC Holdings and DF Parent from net proceeds of this offering

Total consideration	$

 OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and General Considerations" below. In addition, please read "Forward Looking Statements" beginning on page 221 and "Risk Factors" beginning on page 23 for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical and pro forma operating results, you should refer to our historical consolidated financial statements and pro forma financial data, and the notes thereto, included elsewhere in this prospectus.

General

        Rationale for our cash distributions.    Our policy is to distribute to our unitholders an amount of cash each quarter that is equal to or greater than the minimum quarterly distribution stated in our partnership agreement. To that end, our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our available cash. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

        Limitations on cash distributions and our ability to change our cash distribution policy.    There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  our cash distribution policy may be subject to restrictions on distributions under our anticipated new revolving credit facility or other debt agreements entered into in the future. We expect that our new revolving credit facility will contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Liquidity and Capital Resources—New Revolving Credit Facility" beginning on page 102;

  •
  our general partner will have the authority to establish reserves for the proper conduct of our business (including for future capital expenditures) and for future cash distributions to our unitholders, and the establishment or increase of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders. Our partnership agreement provides that in order for a determination by our general partner to be considered to have been made in good faith, our general partner must subjectively believe that the determination is in our best interests;

  •
  although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Insight Equity) after the subordination period has ended. At the closing of this offering,

    Insight Equity will control our general partner and will own an aggregate of approximately        % of our outstanding common and subordinated units;

  •
  even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement;

  •
  under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets;

  •
  we may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Our general partner is entitled to reimbursement of all direct and indirect expenses incurred on our behalf, which we expect to be approximately $            for the twelve months ending September 30, 2013;

  •
  if and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution in order to service or repay our debt or fund growth capital expenditures; and

  •
  all available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus includes certain components, including a $             million cash basket, that represent non-operating sources of cash. Accordingly, it is possible that return of capital distributions could be made from operating surplus. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

        Our ability to grow is dependent on our ability to access external growth capital. Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and growth capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions, growth capital expenditures or otherwise, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we expect there will be no limitations in our anticipated new revolving credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon completion of this offering, the board of directors of our general partner will establish a minimum quarterly distribution of $            per unit per complete quarter, or $            per unit per year, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter ending                         , 2012. This equates to an aggregate cash distribution of approximately $             million per quarter, or approximately $             million per year, based on the number of common and subordinated units and the 2.0% general partner interest to be outstanding immediately after the completion of this offering. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to this policy will be subject to the factors described above under the caption "—General—Limitations on cash distributions and our ability to change our cash distribution policy."

        If the underwriters' option to purchase additional common units is exercised, we will issue additional common units to the public and use the net proceeds to redeem an equivalent number of common units from Insight Equity and other private investors. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting" beginning on page 216.

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

        The table below sets forth the number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units at our minimum quarterly distribution rate of $            per unit per quarter ($            per unit on an annualized basis).

Distributions
Number of Units
		One Quarter	Four Quarters
Publicly held common units(1)		$	$
Insight Equity
Common units
Subordinated units
Officers, employees and other investors
Common units
Subordinated units
General partner units held by Emerge GP

Total		$	$

(1)
Includes common units to be awarded at the closing of this offering pursuant to the 2012 Long-Term Incentive Plan.

        The subordination period generally will end if we have earned and paid at least $            on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after                         , 2015. The subordination period will automatically terminate and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $            (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest and the related distributions on the incentive distribution rights for any four consecutive quarter period

ending on or after                        , 2013. Please read the "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period" beginning on page 73.

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period" beginning on page 73.

        The requirement to distribute available cash quarterly, as provided in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through                        , 2012 based on the actual length of the period.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $            per unit for the four quarters ending September 30, 2013. In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012, derived from our unaudited pro forma financial data included in this prospectus, as adjusted to give pro forma effect to the offering and the offering-related transactions; and

  •
  "Estimated Cash Available for Distribution," in which we demonstrate our ability to generate the estimated cash available for distribution necessary for us to pay the minimum quarterly distribution on all units for the twelve months ending September 30, 2013.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve-Month Period Ended June 30, 2012

        If we had completed the transactions contemplated in this prospectus on January 1, 2011, our pro forma cash available for distribution for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012 would have been approximately $17.3 million and $27.0 million, respectively. This amount would have been sufficient to pay        % and        % of the aggregate minimum quarterly distribution on our common units during the year ended December 31, 2011 and the twelve-month period ended June 30, 2012, respectively, and we would not have been able to pay any distributions on our subordinated units for such periods. References in this section to our pro forma cash available for distribution refer to our pro forma results of operations for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012, which consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on January 1, 2011.

        Our unaudited pro forma available cash for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012 gives effect to $3.5 million of incremental annual general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. This amount is an estimate, and our general partner will ultimately determine the actual amount of these incremental annual general and administrative expenses to be reimbursed by us in accordance with our partnership agreement. Incremental annual general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs and outside director compensation. These expenses are not reflected in our predecessors' historical consolidated financial statements or in the pro forma financial statements included elsewhere in this prospectus.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods. Please see our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012, the amount of available cash (without any reserve) that would have been available for distribution to our unitholders, assuming that the offering had been consummated on January 1, 2011. Each of the adjustments is explained in further detail in the footnotes to such adjustments. Unaudited pro forma cash available for distribution for the year ended December 31, 2011 and the twelve-month period ended June 30, 2012 was derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

 Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31, 2011			Twelve-Month Period Ended June 30, 2012
	(in millions, except per unit data)
Pro Forma Net Income		$11.5			$20.2
Add:
Provision for state franchise/margin taxes		0.3			0.3
Interest expense		4.7			8.8
Other expense (income)(1)		(1.3)			(0.2)
Non-cash operating expenses(2)		1.6			0.9
Depreciation, depletion and amortization expense		9.6			10.8

Pro Forma Adjusted EBITDA		$26.4			$40.8
Less:
Incremental annual general and administrative expenses of being a publicly traded partnership(3)		3.5			3.5
Cash interest expense(4)		4.3			8.3
Customer advance liability payments(5)		1.9			6.3
Capitalized lease principal payments(6)		—			1.9
Maintenance capital expenditures(7)		1.3			2.0
Growth capital expenditures(8)		14.4			17.3
Add:
Borrowings to offset customer advance liability payments(5)		1.9			6.3
Borrowings to offset capitalized lease principal payments(6)		—			1.9
Borrowings to fund growth capital expenditures		14.4			17.3

Pro Forma Cash Available for Distribution by Emerge Energy Services LP		$17.3			$27.0

Implied Cash Distribution at the Minimum Quarterly Distribution Rate:
Annualized minimum quarterly distribution per unit	$			$
Distributions to public common unitholders(9)
Distributions to Insight Equity, officers, employees and other investors—common units
Distributions to Insight Equity, officers, employees and other investors—subordinated units
Distributions to general partner
Total distribution to unitholders and general partner	$			$

Excess (shortfall)	$			$

Percent of minimum quarterly distribution payable to common unitholders			%			%
Percent of minimum quarterly distribution payable to subordinated unitholders			%			%

(1)
For the year ended December 31, 2011, AEC recorded a gain of $1.7 million as part of restructuring its debt and the settlement of a dispute with a supplier. Direct Fuels recognized a loss of approximately $0.6 million from extinguishment of debt. AEC and Direct Fuels each had interest rate swaps in place during 2011, the fair value of which increased by a total of $0.2 million during each of the year ended December 31, 2011 and the twelve-month period ended June 30, 2012, resulting in a non-cash gain.

(2)
SSS recorded an impairment charge of $0.8 million against a non-business-generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012. SSS also incurred expenses totaling approximately $0.6 million associated with relocating certain pieces of equipment from its Kosse, Texas facility to its frac sand mining operation in New Auburn, Wisconsin. Various non-core assets were disposed of by SSS and AEC in 2011, resulting in net losses of approximately

  $0.2 million. These charges and expenses resulted in an aggregate $1.6 million and $0.9 million non-cash operating expenses for the year ended December 31, 2011 and twelve-month period ended June 30, 2012, respectively.

(3)
Reflects estimated cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

(4)
Cash interest expense consists of actual, historical cash interest expenditures and does not reflect the capital structure under our anticipated new credit facility.

(5)
Certain customers prepaid for future sand deliveries to fund a portion of our New Auburn facility construction costs. As we sell sand to these customers, we recognize a reduction of customer prepaid sale liabilities through non-cash revenues. Because this portion of our revenues is non-cash, we have deducted the customer advance liability payments from our Pro Forma Adjusted EBITDA in computing our Pro Forma Cash Available for Distribution. We expect these obligations to be fully satisfied by the middle of the calendar year 2014 and assume that we would have borrowed amounts equivalent to such expected non-cash revenues during the historical periods presented. Accordingly, we have added back such amounts in determining our estimated Pro Forma Cash Available for Distribution for the historical periods presented.

(6)
Represents capital lease principal payments to Fred Weber, Inc., which we deduct from our Pro Forma Adjusted EBITDA in computing our Pro Forma Cash Available for Distribution for the backcast period. We assume that we would have satisfied such payments through borrowings under our revolving credit facility during the historical periods presented. Accordingly, we have added back such amounts in determining our estimated Pro Forma Cash Available for Distribution for the historical periods presented.

(7)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity.

(8)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity.

(9)
Includes distributions on common units awarded pursuant to the 2012 Long-Term Incentive Plan at the closing of this offering.

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2013

        We forecast that our estimated cash available for distribution for the twelve months ending September 30, 2013 will be approximately $56.8 million. This amount would exceed by $             million the amount needed to pay the total annualized minimum quarterly distribution of $            on all of our units for the twelve months ending September 30, 2013.

        We have not historically made public projections as to future operations, earnings or other results of our business. However, our management has prepared the forecast of estimated cash available for distribution and related assumptions set forth below to supplement our historical consolidated financial statements in support of our belief that we will generate sufficient cash available to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2013. For additional context, the discussion of our forecasted results for the twelve months ended September 30, 2013 includes a comparison with our pro forma results for the year ended December 31, 2011, which are derived from our pro forma unaudited condensed combined financial statements included elsewhere in this prospectus.

        Our forecast assumes we will generate a lower amount of cash available for distribution in the first quarter of the twelve months ending September 30, 2013 as compared to the remaining three quarters of such twelve-month period because we will increasingly realize revenues from the additional operating capacity and production provided by our Barron County facility. Our forecast estimates that we may not generate enough cash available for distribution in the first quarter of the forecast period to pay the minimum quarterly distribution on all units for that quarter. In the event of a shortfall in the cash available for distribution generated in the quarter ending December 31, 2012, we expect that we will be able to borrow a sufficient amount under our revolving credit facility in order to pay the full minimum quarterly distribution on all units for that quarter. If such event occurs, we expect that cash available for distribution generated in the later three quarters of the forecast period will more than offset the shortfall, together with any interest payable on borrowings under our revolving credit facility that we incur to pay the minimum quarterly distribution for the quarter. As a result, the total cash available for distribution generated (which excludes borrowings to fund distributions) for the twelve months ending September 30, 2013 will still meet or exceed the aggregate minimum quarterly distribution on all units for such period. Under our partnership agreement, we are permitted to distribute up to $             million in excess of cash available for distribution in payment of the minimum quarterly distribution or other target distributions. Please read "Provisions of Our Partnership Agreement Related to Cash Distributions—Operating Surplus and Capital Surplus—Characterization of Cash Distributions."

        This forecast is a forward-looking statement and should be read together with the historical consolidated and pro forma financial statements and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we will generate sufficient cash available to pay the aggregate annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2013. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. Please read "Forward Looking Statements" beginning on page 221.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of our independent registered public accounting firm included in this prospectus relate to our predecessor's and Direct Fuels' historical financial statements, and those reports do not extend to the prospective financial information and should not be read to do so.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors." The assumptions and estimates underlying the forecast are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in "Risk Factors." These uncertainties and risks may be greater with respect to forecasts on a quarterly basis. Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate sufficient cash available to pay the total annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2013.

        We are providing the forecast of estimated cash available for distribution and related assumptions set forth below to supplement our historical consolidated financial statements included elsewhere in this prospectus in support of our belief that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution to all of our unitholders and the corresponding distributions on our general partner's 2.0% interest for the twelve months ending September 30, 2013. Please read below under "—Assumptions and General Considerations" for further information as to the assumptions we have made for the financial forecast.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution to all of our unitholders for the twelve months ending September 30, 2013, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

 Estimated Cash Available for Distribution

	Three Months Ending
									Twelve Months Ending September 30, 2013
	December 31, 2012		March 31, 2013		June 30, 2013		September 30, 2013
	(in millions)
Statement of Income Data:
Revenues		$247.2		$253.7		$259.9		$258.1		$1,018.9
Operating expenses:
Cost of goods sold(1)		228.6		232.0		237.0		234.0		931.6
Selling, general and administrative(2)		4.6		4.9		4.5		4.5		18.5
Cash-based compensation awards(3)		17.7		—		—		—		17.7
Depreciation, depletion and amortization		4.8		4.5		4.4		4.4		18.1

Total operating expenses		$255.7		$241.4		$245.9		$242.9		$985.9
Operating Income		(8.5)		12.3		14.0		15.2		33.0
Interest expense		(2.3)		(2.4)		(2.3)		(2.5)		(9.5)
Provision for state franchise/margin taxes		—		—		—		(0.1)		(0.1)

Net Income (loss)		$(10.8)		$9.9		$11.7		$12.6		$23.4

Plus:
Interest expense		2.3		2.4		2.3		2.5		9.5
Other expense (income), net		—		—		—		—		—
Income tax expense		—		—		—		0.1		0.1
Depreciation, depletion and amortization		4.8		4.5		4.4		4.4		18.1

Estimated Adjusted EBITDA		$(3.7)		$16.8		$18.4		$19.6		$51.1

Less:
Interest expense		(2.3)		(2.4)		(2.3)		(2.5)		(9.5)
Customer advance liability payments(4)		(2.1)		(1.8)		(0.9)		(0.9)		(5.7)
Capitalized lease principal payments(5)		(0.5)		(0.5)		(0.5)		(0.5)		(2.0)
Maintenance capital expenditures(6)		(0.5)		(0.6)		(0.6)		(0.8)		(2.5)
Growth capital expenditures(7)		(16.3)		(0.5)		(2.5)		(1.0)		(20.3)
Add:
Deferred portion of cash-based compensation awards(3)		13.7		—		—		—		13.7
Proceeds retained from this offering to fund cash-based compensation awards(3)		4.0		—		—		—		4.0
Borrowings to offset customer advance liability payments(4)		2.1		1.8		0.9		0.9		5.7
Borrowings to offset capitalized lease principal payments(5)		0.5		0.5		0.5		0.5		2.0
Available cash and borrowings to fund growth capital expenditures(7)		16.3		0.5		2.5		1.0		20.3

Minimum Estimated Cash Available for Distribution		$11.2		$13.8		$15.5		$16.3		$56.8

Implied Cash Distribution at the Minimum Quarterly Distribution Rate:
Annualized minimum quarterly distribution per unit	$		$		$		$		$
Distributions to public common unitholders(8)
Distributions to Insight Equity, officers, employees and other investors—common units
Distributions to Insight Equity, officers, employees and other investors—subordinated units
Distributions to general partner
Total distribution to unitholders and general partner	$		$		$		$		$

Excess of cash available for distribution over aggregate annualized minimum quarterly distribution	$		$		$		$		$

(1)
Cost of goods sold is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense. Consistent with the expected decline in our revenues between the second and third quarter of 2013, we expect cost of goods sold to decrease due to the seasonal decrease in demand for fuel products.

(2)
Includes $3.5 million of estimated incremental annual cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance liability costs, and director compensation.

(3)
In connection with the closing of this offering, approximately $17.7 million of cash and deferred compensation will become payable to certain members of the management of our subsidiaries. We will make a cash payment of approximately $4.0 million to our management using a portion of the net proceeds of this offering. The remaining $13.7 million will be deferred for 12 months following the closing of this offering and is therefore expected to be made in the fourth quarter of 2013. We expect to fund such payment through borrowings under our revolving credit facility or cash flow from operations.

(4)
Certain customers prepaid for future sand deliveries to fund a portion of the New Auburn facility construction costs. As we sell product to these customers, the cash we receive is less than the revenues recognized, with the difference treated as a reduction of customer prepaid sales. Because this portion of our revenues is non-cash, we have deducted the customer advance liability payments from our Adjusted EBITDA in computing our cash available for distribution. We expect these obligations to be fully satisfied by the middle of the calendar year 2014 and have assumed that we will borrow amounts equivalent to such expected non-cash revenues during each quarter of the forecast period. Accordingly, we have added back such borrowed amounts to determine our estimated cash available for distribution for the forecast period.

(5)
A portion of the cost we pay to Fred Weber to process sand at our wet plant is recorded as cost of goods sold and a portion is recorded as a capital lease payment. The capital lease principal payments have been deducted from our Adjusted EBITDA in computing our cash available for distribution for the forecast period. We have assumed that we will satisfy such payments through borrowings under our revolving credit facility during each quarter of the forecast period. Accordingly, we have added back such borrowed amounts to determine our estimated cash available for distribution for the forecast period.

(6)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity.

(7)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity.

(8)
Includes distributions on common units awarded pursuant to the 2012 Long-Term Incentive Plan at the closing of this offering.

Assumptions and General Considerations

        While the assumptions described in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are significant to our forecasted results of operations, and any assumptions not discussed below were not deemed significant. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results, including the anticipated commencement dates of our growth projects, will be achieved.

        Based on a number of specific assumptions, we believe that, following completion of this offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and general partner interest for the twelve months ending September 30, 2013. We believe that our assumptions, which include the following, are reasonable:

        Commencement of Operations at Our Barron County Facility.    In order to keep pace with rapidly increasing demand for our northern Ottawa white frac sand, we have acquired the mineral rights to five adjacent mineral deposits in Barron County, Wisconsin that together account for 262 acres and that contain approximately 22.0 million tons of proven recoverable sand reserves, based on the report of our third-party independent mining engineers. Our Barron County facility is expected to initially consist of a wet plant with the capacity to process 1.2 million tons of wet sand per year and a dry plant with the capacity to process 2.4 million tons of dry sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh. We expect the wet plant to commence operations in October 2012 and the dry plant to commence operations in November 2012. We expect to commence construction of a second wet plant at the Barron facility in the first half of 2013, which we expect will have the capacity to process up to 1.2 million tons of wet sand per year when completed. As discussed in more detail below, the construction and start-up of operations, as well as our ability to enter into contracts associated with our Barron County facility will impact the assumptions relating to our revenues, cost of goods sold, selling, general and administrative expenses, depreciation, depletion and amortization and financing during the forecast period. Delays in the construction or commencement of operations of the Barron County facility could result in adjustments to the assumptions set forth below. Please read "Risk Factors—Risks Related to Our Business—Delays in the commencement of operations of our Barron County facility could adversely affect the amount and timing of our cash available for distribution" beginning on page 27.

        Revenues.    We estimate that our total revenues for the twelve months ending September 30, 2013 will be approximately $1,018.9 million, compared to our pro forma total revenues of approximately $639.0 million for the year ended December 31, 2011. Our forecast of total revenues is based on the following assumptions:

  •
  Sand.  We estimate that our Sand revenues for the twelve months ending September 30, 2013 will be $100.9 million, compared to $28.2 million for the year ended December 31, 2011. This increase is primarily attributable to the increased production volume at our New Auburn facility and the anticipated operation of the dry plant and the first wet plant at our Barron County facility in November 2012. More specifically, our New Auburn sales are expected to increase from approximately 146,000 tons in the year ended December 31, 2011 and from the second quarter 2012 annualized run rate of 978,844 tons to 1,080,000 tons in the twelve months ending September 30, 2013. Of the 1,080,000 tons forecasted to be sold from our New Auburn plant in the twelve months ending September 30, 2013, approximately 69% are forecasted to be sold pursuant to take-or-pay contracts. The remaining forecasted New Auburn plant sales volumes are expected to be sold pursuant to efforts-based sales contracts with other customers or in the spot market. Our forecasted New Auburn sales volume for the twelve months ending September 30, 2013 is consistent with our current annualized run rate sales volume, which we expect will exceed 1,080,000 tons for the third quarter of 2012 on an annualized basis. Forecasted sales volumes from our Barron plant are 600,000 tons for the twelve months ending September 30, 2013. We expect to sell approximately two-thirds of this volume through long-term take-or-pay contracts and the remainder through long-term efforts-based sales contracts, fixed-fee toll processing agreements and spot market sales. We have assumed an average sale price per ton of $54.88 for all northern Ottawa white frac sand sold during the twelve months ending September 30, 2013, which is approximately 2% lower than the volume-weighted average price we received on take-or-pay sales in the second quarter of 2012.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution revenues for the twelve months ending September 30, 2013 will be $918.0 million, compared to $610.8 million for the year ended December 31, 2011. This increase is primarily attributable to projected increases in the volumes of wholesale fuel sold. We expect our average selling price per gallon to increase by approximately 1% from $3.11 in 2011 to $3.13 for the twelve months ending September 30, 2013. We expect our refined product volume to increase by approximately 50% compared to the year ended December 31, 2011. This increase is expected to result from an increase in transmix volumes from 88.2 million gallons to 107.5 million gallons and an increase in wholesale volumes from 106.4 million gallons to 183.5 million gallons. Transmix volumes are expected to increase as a result of our capturing of increased market share in both Dallas-Fort Worth and Birmingham. The expected increase in wholesale volumes is due primarily to new customers in Birmingham, which is in part attributable to AEC's improved financial condition. The total volume increase is approximately 1% higher than the production levels obtained during the second quarter of 2012 on an annualized run-rate basis. It is expected that approximately $18.0 million of the increase in Fuel Processing and Distribution revenues will be due to the startup of biodiesel operations at our Birmingham facility. The facility will commence operations as soon as we receive final approval from the EPA, which we expect to receive in October 2012.

        Cost of Goods Sold.    We estimate that our total cost of goods sold for the twelve months ending September 30, 2013 will be approximately $931.6 million, compared to our pro forma cost of goods sold of approximately $599.1 million for the year ended December 31, 2011. Our forecast of costs of goods sold is based on the following assumptions:

  •
  Sand.  Our Sand cost of goods sold consists of labor expenses, utility and fuel costs, repairs and maintenance expenses, and health, safety and environmental related costs, among others. We estimate that our cost of goods sold will be $44.6 million for the twelve months ending September 30, 2013, compared to $19.3 million for the year ended December 31, 2011. The majority of the increase in the cost of goods sold is attributable to the increase in forecasted sales volume. A small portion of the cost increase is expected to result from contractual price increases in our vendor contracts and our assumption that non-contracted costs will rise in line with historical inflation averages.

  •
  Fuel Processing and Distribution.  Our Fuel Processing and Distribution cost of goods sold consists primarily of the cost of fuel, but also contains labor expense, various operating expenses as well as the cost of inbound freight. We estimate that our cost of goods sold will be approximately $887.0 million for the twelve months ending September 30, 2013, compared to approximately $579.8 million for the year ended December 31, 2011. This increase is primarily attributable to a projected increase in fuel volume and the cost of fuel. Our cost per gallon sold is forecast to increase from $2.93 to $3.01 per gallon. Cost per gallon is forecast to increase at a higher rate (approximately 3%) than the increase in selling price per gallon (approximately 1%) because of a substantial increase in our wholesale volumes, which have a higher cost per gallon than our transmix volumes. To a lesser extent, it is the result of significant changes to a large transmix contract in October 2011, which is now based entirely on refined products indices, whereas historically it was based on crude oil indices. This change to the base index results in a decreased average margin per gallon but significantly increases the predictability of product margins because of the higher correlation between refined products indices and the price at which we sell our fuel.

        Selling, General and Administrative.    We estimate that our selling, general and administrative expenses will be $18.5 million for the twelve months ending September 30, 2013, compared to our pro forma selling, general and administrative expense of $13.5 million for the year ended December 31, 2011. This increase includes the $3.5 million of incremental selling, general and administrative expenses that we expect to incur annually as the result of being a publicly traded partnership but which has not been allocated between our Sand and Fuel Processing and Distribution segments. Our estimate does not include any amounts for potential cash-based compensation awards pursuant to our 2012 Long-Term Incentive Plan. Our forecast of selling, general and administrative expense is based on the following assumptions:

  •
  Sand.  We estimate that our Sand selling, general and administrative expenses will be $4.8 million for the twelve months ending September 30, 2013, compared to $5.0 million for the year ended December 31, 2011. The decrease in selling, general and administrative expenses is largely attributable to lower levels of legal and professional fees, partially offset by approximately $0.8 million of expenses that we expect to incur as a result of additional finance, engineering and logistics personnel that will be hired to support our Barron County facility. We believe we will be able to capitalize on our current scale and existing infrastructure to improve margins with incremental growth, and we do not expect our selling, general and administrative expenses to increase proportionately, beyond the above noted expenses, when we commence production at our Barron County facility. We expect the cost structure of our Barron and New Auburn facilities to be roughly equivalent.

  •
  Fuel Processing and Distribution.  We estimate that Fuel Processing and Distribution selling, general and administrative expenses will be approximately $10.2 million for the twelve months ending September 30, 2013, compared to approximately $8.5 million for the year ended December 31, 2011. This projected increase of $1.7 million in estimated selling, general and administrative expense is primarily attributable to higher overhead requirements for larger fuel sales volumes.

        Cash-Based Compensation Awards.    In connection with the closing of this offering, approximately $17.7 million of cash and deferred compensation will become payable to certain members of the management of our subsidiaries. We will make a cash payment of approximately $4.0 million to our management upon closing of this offering using a portion of the net proceeds of this offering. Payment of the remaining $13.7 million will be deferred for 12 months following the closing of this offering and is therefore expected to be made in the fourth quarter of 2013. We expect to fund such payment through borrowings under our revolving credit facility and/or cash flow from operations.

        Depreciation, Depletion and Amortization.    We estimate that our depreciation, depletion and amortization expenses will be $18.1 million for the twelve months ending September 30, 2013, compared to our pro forma depreciation, depletion and amortization of $8.0 million for the year ended December 31, 2011. Our forecast of depreciation, depletion and amortization is based on the following assumptions:

  •
  Sand.  We estimate that our Sand depreciation, depletion and amortization expense will be $10.6 million for the twelve months ending September 30, 2013, compared to $4.0 million for the year ended December 31, 2011. The expected increase is attributable to the planned completion of our Barron County facility. Estimated depreciation expense is computed over the estimated useful lives of our fixed assets, which are based on consistent average depreciable asset lives and methodologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Depreciation Methods and Estimated Useful Lives of Property, Plant and Equipment and Depletion" beginning on page 118.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution depreciation and amortization expense will be approximately $7.5 million for the twelve months ending September 30, 2013, compared to $4.0 million for the year ended December 31, 2011. Depreciation expense is expected to increase due to the addition of two new storage tanks at our Dallas-Fort Worth facility and a vapor recovery system at our Birmingham, Alabama facility during 2011 and 2012, as well as the impact of the step up in value of Direct Fuels' assets. This will be partially offset by the fact that certain assets will become fully depreciated in 2012 and 2013.

        Financing.    We estimate that our interest expense will be $9.5 million for the twelve months ending September 30, 2013, compared to our pro forma interest expense of $4.7 million for the year ended December 31, 2011. We expect interest expense to increase due to an increase in the average borrowings of $164.1 million during the forecast period compared to $112.0 million for the year ended December 31, 2011. These additional borrowings will be used primarily to fund growth capital expenditures for our Barron County facility. Prior to the offering, Direct Fuels will borrow $16.6 million to fund the redemption of preferred units. In addition, during the forecast period, additional borrowings will fund principal and imputed interest payments on our capital lease with Fred Weber. We expect to make additional borrowings during the forecast period equivalent to the non-cash revenue associated with customer prepayments. The increase to interest expense is expected to be partially offset by a lower average level of borrowings within our Fuel Processing and Distribution segment due to increased earnings from operations.

        Capital Expenditures.    We estimate that our capital expenditures will be $22.8 million for the twelve months ending September 30, 2013, compared to our pro forma capital expenditures of $15.7 million for the year ended December 31, 2011. Our forecast of capital expenditures is based on the following assumptions:

  •
  Sand.  We estimate that our Sand growth capital expenditures and maintenance capital expenditures will be $19.8 million and $1.6 million, respectively, for the twelve months ending September 30, 2013, compared to $13.5 million and $0.7 million, respectively, for the year ended December 31, 2011. On a fiscal year basis, we expect to have total growth capital expenditures during the year ending December 31, 2012 of $48.8 million, of which $32.5 million is expected to be spent in the first nine months of 2012 and of which $16.3 million is expected to be spent in the fourth quarter of 2012 and, therefore, is reflected in the growth capital expenditures set forth in the forecast above. Growth capital expenditures beyond our forecast period are anticipated to support incremental infrastructure expansions that will improve our production planning and logistics capabilities and that will further position us to capitalize upon growth opportunities we anticipate will develop within our current customer portfolio. After the closing of this offering, we expect to fund growth capital expenditures with funds generated from our operations, borrowings under our anticipated new revolving credit facility and the issuance of additional common units and debt. For purposes of this forecast, we have assumed that we will fund all of the forecasted growth capital expenditures with borrowings under our anticipated new revolving credit facility.

    The majority of our maintenance capital expenditures will be spent on the replacement and refurbishment of wet plant and dry plant equipment that becomes damaged due to the naturally abrasive qualities of the sand we process. Our 2011 maintenance capital expenditures were comprised primarily of capitalized reclamation costs as well as costs associated with the general maintenance and modification of the Kosse, Texas facility.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution growth capital expenditures and maintenance capital expenditures will be $0.5 million and $0.9 million, respectively, for the twelve months ending September 30, 2013, compared to $0.9 million and $0.6 million, respectively, for the year ended December 31, 2011. Capital expenditures were higher in the year ended December 31, 2011 as a result of a one-time growth capital expenditure related to AEC's vapor recovery unit. We expect to fund maintenance capital expenditures from cash generated by our operations.

        General Assumptions.    Our forecast for the twelve months ending September 30, 2013 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the portions of the energy industry in which we operate, or a new interpretation of existing regulation, that will be materially adverse to our business.

  •
  There will not be any major adverse change in our business, in the portions of the energy industry that we serve, or in general economic conditions, including in the levels of crude oil and natural gas production and demand in the geographic areas that we serve.

  •
  There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

  •
  Although we may undertake projects where opportunities arise, for the purposes of this forecast we will not make any acquisitions or other significant growth capital expenditures (other than as described above).

  •
  Market, insurance and overall economic conditions will not change substantially.

  •
  Other than as described above, there will not be any adverse changes to our primary customers or to their contracts.

        While we believe that our assumptions supporting our estimated Adjusted EBITDA and cash available for distribution for the twelve months ending September 30, 2013 are reasonable in light of management's current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. Such forward-looking statements are based on assumptions and beliefs that our management believes to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. It cannot be assured, however, that the stated expectation or belief will occur or be achieved or accomplished. If our assumptions are not realized, the actual Adjusted EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units for the twelve months ending September 30, 2013, in which event the market price of our common units may decline materially. Please read "Risk Factors" beginning on page 23 and "Forward Looking Statements" beginning on page 221.

 PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

        General.    Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                         , 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through                        , 2012 based on the actual length of that period.

        Definition of available cash.    Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

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  less, the amount of cash reserves established by our general partner to:

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  provide for the proper conduct of our business;

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  comply with applicable law, our revolving credit facility or other agreements; and

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  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

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  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

        Intent to distribute the minimum quarterly distribution.    We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $            per unit, or $            per unit on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

        General partner interest and incentive distribution rights.    Initially, our general partner will be entitled to 2.0% of all quarterly distributions that we make after inception and prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $            per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on limited partner units that it owns.

Operating Surplus and Capital Surplus

        General.    All cash distributed will be characterized as either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

        Operating surplus.    Operating surplus for any period consists of:

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  $             million (as described below); plus

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  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions, which include the following:

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  borrowings (including sales of debt securities) that are not working capital borrowings;

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  sales of equity interests;

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  sales or other dispositions of assets outside the ordinary course of business; and

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  capital contributions received;
provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

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  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

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  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

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  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

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  all of our operating expenditures (as defined below) after the closing of this offering; less

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  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

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  all working capital borrowings not repaid within twelve months after having been incurred; less

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  any loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $             million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

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  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

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  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

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  growth capital expenditures;

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  investment capital expenditures;

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  payment of transaction expenses relating to interim capital transactions;

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  distributions to our partners (including distributions in respect of our incentive distribution rights); or

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  repurchases of equity interests except to fund obligations under employee benefit plans.

        Capital surplus.    Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

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  borrowings other than working capital borrowings;

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  sales of our equity and debt securities; and

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  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        Characterization of cash distributions.    Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Growth capital expenditures are capital expenditures that we expect to increase, over the long term, our asset base, operating income or operating capacity. Growth capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures.

        Investment capital expenditures are capital expenditures that are neither maintenance capital expenditures nor growth capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

        As described above, neither investment capital expenditures nor growth capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because growth capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or growth capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or growth capital expenditure by our general partner.

Subordination Period

        General.    Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $            per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination period.    Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                        , 2015, if each of the following has occurred:

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  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

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  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

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  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early termination of subordination period.    Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

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  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

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  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distributions on the general partner interest and incentive distribution rights; and

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  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Expiration upon removal of the general partner.    In addition, if the unitholders remove our general partner other than for cause:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        Expiration of the subordination period.    When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

        Adjusted operating surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

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  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

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  any net increase in working capital borrowings with respect to that period; less

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  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

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  any net decrease in working capital borrowings with respect to that period; plus

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  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

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  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

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  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

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  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

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  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

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  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

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  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

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  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

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  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

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  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution per unit." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest, assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit	Unitholders	General partner
Minimum Quarterly Distribution		$98.0%	2.0%
First Target Distribution	up to $	98.0%	2.0%
Second Target Distribution	above $ up to $	85.0%	15.0%
Third Target Distribution	above $ up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event are above the reset first target distribution described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner will be issued the number of general partner units necessary to maintain its general partner interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

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  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

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  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

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  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal percentage interest in distribution
	Quarterly distribution per unit prior to reset	Unitholders	General partner	Quarterly distribution per unit following hypothetical reset
Minimum Quarterly Distribution		$98.0%	2.0%	$
First Target Distribution	up to $	98.0%	2.0%	up to $(1)
Second Target Distribution	above $ up to $	85.0%	15.0%	above $(1) up to $(2)
Third Target Distribution	above $ up to $	75.0%	25.0%	above $(2) up to $(3)
Thereafter	above $	50.0%	50.0%	above $(3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be                        common units outstanding, our general partner has maintained its 2% general partner interest, and the average distribution to each common unit would be $            for the two quarters prior to the reset.

Cash distributions to general partner prior to reset
Cash distributions to common unitholders prior to reset
	Quarterly distribution per unit prior to reset		Common Units	2.0% general partner interest	Incentive distribution rights		Total	Total distributions
Minimum Quarterly Distribution	$	$	$—	$		$—	$	$
First Target Distribution	above $ up to $		—			—
Second Target Distribution	above $ up to $		—
Third Target Distribution	above $ up to $		—
Thereafter	above $		—

		$	$—	$	$		$	$

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be                         common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $            , by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $            .

Cash distributions to general partner after reset
	Quarterly distribution per unit prior to reset	Cash distributions to common unitholders prior to reset		Common Units issued in connection with reset		2.0% general partner interest		Incentive distribution rights		Total		Total distributions
Minimum Quarterly Distribution	$	$		$		$			$—	$		$
First Target Distribution	up to $		—		—		—		—		—		—
Second Target Distribution	above $ up to $		—		—		—		—		—		—
Third Target Distribution	above $ up to $		—		—		—		—		—		—
Thereafter	above $		—				—		—		—

		$		$		$		$		$		$

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

        How distributions from capital surplus will be made.    Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

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  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

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  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

        Effect of a distribution from capital surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution to zero, all future distributions will be made such that 50.0% will be paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

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  the minimum quarterly distribution;

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  the target distribution levels;

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  the initial unit price as described below; and

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  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

        For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by them to us for their units, which we refer to as the "initial unit price" for each unit. The initial unit price for the common units will be the price paid for the common units issued in this offering. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of adjustments for gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (i) the initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (i) the initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of adjustments for losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to capital accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        We were formed in April 2012 and do not have historical financial operating results. Upon the consummation of this offering, SSS, AEC and Direct Fuels will be contributed to us and we will own and operate their businesses. SSS and AEC, which together constitute our predecessor for accounting purposes, are, prior to completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value for all periods presented. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

        The selected historical financial and operating data as of December 31, 2010 and 2011 and for the years then ended are derived from the audited historical consolidated financial statements of SSS and AEC included elsewhere in this prospectus. The selected historical financial data as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 are derived from the unaudited historical condensed consolidated financial statements of SSS and AEC included elsewhere in this prospectus.

        Our selected pro forma financial and operating data as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 and the year ended December 31, 2011 are derived from the unaudited pro forma financial statements of Emerge Energy Services, the unaudited pro forma condensed combined financial statements of our predecessor and the audited historical consolidated financial statements of Direct Fuels included elsewhere in this prospectus. Our unaudited pro forma financial and operating data consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on June 30, 2012 for pro forma balance sheet purposes and on January 1, 2011 for the purposes of all other pro forma financial statements. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        You should read the following tables in conjunction with "Summary—Partnership Structure and Offering-Related Transactions" beginning on page 10, "Use of Proceeds" on page 53, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 90, and the historical consolidated financial statements and unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this prospectus. Among other things, the historical consolidated financial statements and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following tables present a non-GAAP financial measure, Adjusted EBITDA, which we use in evaluating the financial performance and liquidity of our business. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP. For a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations" beginning on page 94.

 Selected Historical Financial and Operating Data

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
			(unaudited)				(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$17,131	$28,179	$11,024	$30,510	$244,476	$349,309	$168,165	$245,882
Operating expenses:
Cost of goods sold(1)	18,211	19,311	9,703	11,304	239,072	339,939	163,322	240,318
Selling, general and administrative	6,246	4,995	2,738	2,851	3,783	3,973	2,167	2,355
Depreciation, depletion and amortization	2,568	4,022	1,583	2,990	3,079	2,858	1,469	1,333
Provision for bad debts	702	—	—	—	330	—	—	—
Impairment of land	—	762	762	—	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—	—	—
Disposal of equipment (gain) / loss	—	364	102	—	(180)	(111)	—	5

Total operating expenses	27,727	30,026	14,888	17,145	246,084	346,659	166,958	244,011

Operating income (loss)	(10,596)	(1,847)	(3,864)	13,365	(1,608)	2,650	1,207	1,871

Other expense (income):
Interest expense	980	1,835	50	5,208	3,892	1,536	1,185	408
Gain on extinguishment of trade payable	—	—	—	—	—	(1,212)	(1,212)	—
Gain from debt restructuring, net	—	—	—	—	—	(472)	(472)	—
Changes in fair market value of interest rate swap	—	—	—	—	(281)	(243)	(182)	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)

Total other expense, net	980	1,877	50	5,208	3,562	(490)	(715)	392

Income (loss) before tax expense	(11,576)	(3,724)	(3,914)	8,157	(5,170)	3,140	1,922	1,479
Provision for state franchise and margin taxes	36	101	18	41	(1,051)	—	—	—

Net income (loss)	$(11,612)	$(3,825)	$(3,932)	$8,116	$(4,119)	$3,140	$1,922	$1,479

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$22,655	$42,335	$43,113	$41,136	$41,926	$40,545
Total assets	35,449	59,511	45,053	67,581	64,865	68,069	66,379	70,830
Total liabilities	65,223	92,877	78,526	92,831	61,604	42,483	42,412	43,765
Total Partners'/ members' equity	(29,774)	(33,366)	(33,473)	(25,250)	3,261	25,586	23,967	27,065
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(1,298)	2,482	(512)	5,235	3,145	(6,088)	(10,037)	1,305
Investing activities	(1,384)	(13,912)	(6,439)	(7,651)	(152)	(842)	(174)	(582)
Financing activities	4,465	14,007	10,547	(422)	(1,003)	5,610	9,055	(1,991)
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	(1,417)	16,355	1,621	5,397	2,676	3,209
Capital Expenditures
Maintenance(2)	(328)	(748)	(123)	(406)	(353)	(226)	(148)	(464)
Growth(3)	(1,056)	(13,495)	(6,356)	(8,583)	—	(710)	(26)	(131)

Total	$(8,710)	$(10,370)	$(7,896)	$7,366	$1,268	$4,461	$2,502	$2,614

(1)
Cost of goods sold for AEC Holdings and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(3)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	147.1	584.4	—	—	—	—
Average price (per ton)(1)	$93.05	$73.77	$74.94	$52.21	—	—	—	—
Average production cost (per ton)(2)	$98.92	$50.55	$65.96	$19.34	—	—	—	—
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	—	102,375	111,172	53,518	77,850
Throughput (gallons)	—	—	—	—	364,007	358,706	178,057	177,041

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

 Selected Pro Forma Financial fand Operating Data

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$261,607	$377,488	$179,189	$276,392	$225,249	$261,557	$134,365	$164,383	$639,045	$313,554	$440,775
Operating expenses:
Cost of goods sold(1)	257,283	359,250	173,025	251,622	215,907	239,886	121,949	156,515	599,136	294,974	408,137
Selling, general and administrative	10,029	8,968	4,905	5,206	4,066	4,509	2,498	1,899	13,477	7,403	7,105
Depreciation, depletion and amortization(2)	5,647	6,880	3,052	4,323	964	959	478	499	9,609	4,466	5,640
Provision for bad debts	1,032	—	—	—	—	—	—	—	—	—	—
Impairment of land	—	762	762	—	—	—	—	—	762	762	—
Equipment relocation costs	—	572	—	—	—	—	—	—	572	—	—
Disposal of equipment (gain) / loss	(180)	253	102	5	—	—	(102)	—	253	—	5

Total operating expenses	273,811	376,685	181,846	261,156	220,937	245,354	124,823	158,913	623,809	307,605	420,887

Operating income (loss)	(12,204)	803	(2,657)	15,236	4,312	16,203	9,542	5,470	15,236	5,949	19,888

Other expense (income):
Interest expense	4,872	3,371	1,235	5,616	3,166	1,365	768	484	4,736	2,003	6,100
Gain on extinguishment of trade payable	—	(1,212)	(1,212)	—	1,779	—	—	—	(1,212)	(1,212)	—
Loss (gain) from debt restructuring	—	(472)	(472)	—	—	583	583	—	111	111	—
Changes in fair market value of interest rate swap	(281)	(243)	(182)	—	(97)	80	103	(22)	(163)	(79)	(22)
Other expense (income)	(49)	(57)	(34)	(16)	—	—	—	—	(57)	(34)	(16)

Total other expense, net	4,542	1,387	(665)	5,600	4,848	2,028	1,454	462	3,415	789	6,062

Income (loss) before tax expense	(16,746)	(584)	(1,992)	9,636	(536)	14,175	8,088	5,008	11,821	5,160	13,826
Provision for state franchise and margin taxes	(1,015)	101	18	41	30	220	127	70	321	145	111

Income (loss) from continuing operations	(15,731)	(685)	(2,010)	9,595	(566)	13,955	7,961	4,938	11,500	5,015	13,715

Income from discontinued operations	—	—	—	—	1,814	1,569	1,549	—	—	—	—
Gain (loss) on sale of discontinued operations	—	—	—	—	9,596	(70)	(70)	—	—	—	—

Net income (loss)	$(15,731)	$(685)	$2,010	$9,595	$10,844	$15,454	$9,440	$4,938	$11,500	$5,015	$13,715

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$62,966	$77,446	$64,581	$82,880	$8,837	$8,423	$8,639	$8,885			$101,113
Total assets	100,314	127,580	111,432	138,411	34,286	32,484	28,346	32,411
Total liabilities	126,827	135,360	120,938	136,596	31,513	20,507	18,185	19,961
Total partners'/ members' equity	(26,513)	(7,780)	(9,506)	1,815	2,773	11,977	10,161	12,720

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Cash Flow Data:
Net cash provided by (used in)
Operating activities	1,847	(3,606)	(10,549)	6,659	(1,464)	19,200	15,482	7,193
Investing activities	(1,536)	(14,754)	(6,613)	(8,233)	15,748	6,433	6,699	(962)
Financing activities	3,462	19,617	19,602	(2,532)	(14,496)	(22,396)	(17,424)	(5,217)
Other Financial Data:
Adjusted EBITDA	(5,705)	9,270	1,259	19,564	5,276	17,162	9,860	5,969	26,432	11,177	25,533
Capital Expenditures:
Maintenance(3)	(681)	(974)	(271)	(870)	(184)	(336)	(213)	(298)
Growth(4)	(1,056)	(14,205)	(6,382)	(8,714)	(68)	(231)	(88)	(664)

Total	$(7,442)	$(5,909)	$(5,394)	$9,980	$5,024	$16,595	$9,559	$5,007

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $98.6 million as of June 30, 2012 and balance sheet accounts have been adjusted accordingly. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million. The purchase price does not include any additional debt that the Partnership may assume.

(3)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(4)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	147.1	584.4	—	—	—	—	382.0	147.1	584.4
Average price (per ton)(1)	$93.05	$73.77	$74.94	$52.21	—	—	—	—	$73.77	$74.94	$52.21
Average production cost (per ton)(2)	$98.92	$50.55	$65.96	$19.34	—	—	—	—	$50.55	$65.96	$19.34
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	102,375	111,172	53,518	77,850	93,156	83,408	42,403	53,013	194,580	95,921	130,863
Throughput (gallons)	364,007	358,706	178,057	177,041	70,788	74,792	36,451	38,950	433,498	214,508	215,991

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measures of Adjusted EBITDA and operating working capital. Our management views Adjusted EBITDA as one of our primary financial metrics, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenues compared to the prior month, year-to-date and prior year and to budget. Similarly, our management uses operating working capital to manage and evaluate the performance of certain non-capital structure balance sheet accounts on a real-time basis.

  Adjusted EBITDA

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. In addition, we expect that a metric similar to Adjusted EBITDA will be used by the lenders under our anticipated new revolving credit facility to measure our compliance with certain financial covenants.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following tables present a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, our most directly comparable GAAP measures, for each of the periods indicated:

  Reconciliation of Historical Adjusted EBITDA to Net Income

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(11,612)	$(3,825)	$(3,932)	$8,116	$(4,119)	$3,140	$1,922	$1,479
Depreciation, depletion and amortization expense	2,568	4,022	1,583	2,990	3,079	2,858	1,469	1,333
Income tax expense (benefit)	36	101	18	41	(1,051)	—	—	—
Interest expense, net	980	1,835	50	5,208	3,892	1,536	1,185	408
Changes in fair value of derivative instruments	—	—	—	—	(281)	(243)	(182)	—
Gain on extinguishment of trade payable(1)	—	—	—	—	—	(1,212)	(1,212)	—
Gain from debt restructuring(2)	—	—	—	—	—	(472)	(472)	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)
Provision for bad debts(3)	702	—	—	—	330	—	—	—
Impairment of land(4)	—	762	762	—	—	—	—	—
Equipment relocation costs(5)	—	572		—	—	—	—	—
Loss (gain) on disposal of Equipment	—	364	102	—	(180)	(111)	—	5

Adjusted EBITDA	$(7,326)	$3,873	$(1,417)	$16,355	$1,621	$5,397	$2,676	$3,209

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from (used for) operating activities	$(1,298)	$2,482	$(512)	$5,235	$3,145	$(6,088)	$(10,037)	$1,305
Changes in operating assets and liabilities	(5,816)	(1,210)	(1,003)	5,979	(4,607)	10,981	12,413	1,650
Equipment relocation costs(5)	—	572	—	—	—	—	—	—
Income tax expense (benefit)	36	101	18	41	—	—	—	—
Interest expense, net	956	1,897	80	5,100	3,692	1,362	1,093	323
Interest converted to long-term debt(6)	(1,055)	—	—	—	(560)	(759)	(759)	—
Write-off of accounts receivable	—	(11)	—	—	—	—	—	—
Write-down of inventory	(149)	—	—	—	—	—	—	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)
Provision for doubtful accounts	—	—	—	—	—	—	—	(53)

Adjusted EBITDA	$(7,326)	$3,873	$(1,417)	$16,355	$1,621	$5,397	$2,676	$3,209

(1)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(2)
Reflects gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations.

(3)
Reflects (a) a write-off at SSS in 2010 of a credit from a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(4)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(5)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(6)
Reflects a portion of interest owed by SSS and AEC in 2010 and 2011 that was added to the outstanding principal amount.

  Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (Loss)

	Pro Forma Predecessor SSS and AEC Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(15,731)	$(685)	$(2,010)	$9,595	$10,844	$15,454	$9,440	$4,938	$11,500	$5,015	$13,715
Discontinued Operations	—	—	—	—	(11,410)	(1,499)	(1,479)	—	—	—	—
Depreciation, depletion and amortization expense(1)	5,647	6,880	3,052	4,323	964	959	478	499	9,609	4,466	5,640
Income tax expense (benefit)	(1,015)	101	18	41	30	220	127	70	321	145	111
Interest expense, net	4,872	3,371	1,235	5,616	3,166	1,365	768	484	4,736	2,003	6,100
Changes in fair value of derivative instruments	(281)	(243)	(182)	—	(97)	80	103	(22)	(163)	(79)	(22)
Gain on extinguishment of trade payable(2)	—	(1,212)	(1,212)	—	1,779	—	—	—	(1,212)	(1,212)	—
Gain (loss) from debt restructuring(3)	—	(472)	(472)	—	—	583	583	—	111	111	—
Other (income) expense	(49)	(57)	(34)	(16)	—	—	—	—	(57)	(34)	(16)
Provision for bad debts(4)	1,032	—	—	—	—	—	—	—	—	—	—
Impairment of land(5)	—	762	762	—	—	—	—	—	762	762	—
Equipment relocation costs(6)	—	572	—	—	—	—	—	—	572	—	—
Loss (gain) on disposal of Equipment	(180)	253	102	5	—	—	(102)	—	253	—	5

Adjusted EBITDA	$(5,705)	$9,270	$1,259	$19,564	$5,276	$17,162	$9,918	$5,969	$26,432	$11,177	$25,533

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from operating activities	$1,847	$(3,606)	$(10,549)	$6,659	$(1,464)	$19,200	$15,482	$7,193	$15,594	$4,933	$13,852
Earnings from Discontinued Operations(7)	—	—	—	—	(2,964)	(1,368)	(1,549)	—	(1,368)	(1,549)	—
Changes in operating assets and liabilities	(10,423)	9,771	11,410	7,510	5,548	(1,962)	(4,865)	(1,635)	7,809	6,545	5,875
Equipment relocation costs(6)	—	572	—	—	—	—	—	—	572	—	—
Income tax expense (benefit)	36	101	18	41	30	220	127	70	321	145	111
Interest expense, net	4,648	3,259	1,173	5,423	2,452	1,072	639	326	4,331	1,812	5,749
Interest converted to long-term debt(8)	(1,615)	(759)	(759)	—	—	—	—	—	(759)	(759)	—
Write-off of accounts receivable	—	(11)	—	—	—	—	—	—	(11)	—	—
Write-down of inventory	(149)	—	—	—	—	—	—	—	—	—	—
Other expense (income)	(49)	(57)	(34)	(16)	—	—	—	—	(57)	(34)	(16)
Provision for doubtful accounts	—	—	—	(53)	30	—	15	15	—	15	(38)
Realized loss on derivative financial instruments(9)	—	—	—	—	1,238	—	—	—	—	—	—
Costs associated with the sale of property, plant and equipment	—	—	—	—	406	—	69	—	—	69	—

Adjusted EBITDA	$(5,705)	$9,270	$1,259	$19,564	$5,276	$17,162	$9,918	$5,969	$26,432	$11,177	$25,533

(1)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $98.6 million as of June 30, 2012, and balance sheet accounts and related amortization and depreciation have been adjusted to fair value accordingly. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million. The purchase price does not include any additional debt that the Partnership may assume.

(2)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(3)
Reflects (a) gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations and (b) Direct Fuels' repayment of an outstanding subordinated debt obligation before it was due, resulting in penalties of $0.6 million.

(4)
Reflects (a) a write-off at SSS in 2010 of a credit from a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(5)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(6)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(7)
Reflects earnings at Direct Fuels related to its ethanol and biodiesel businesses, which were sold in July 2010 and April 2011, respectively. All earnings in 2010 and 2011 related to those businesses were retroactively reclassified as discontinued operations for all periods presented.

(8)
Reflects a portion of interest owed by SSS and AEC in 2010 and 2011 that was added to the outstanding principal amount.

(9)
Reflects the refinancing by Direct Fuels of its outstanding indebtedness in 2010, including a realized loss of $1.2 million resulting from unwinding its interest rate swap positions.

  Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions, whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based upon decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis.

  Reconciliation of Operating Working Capital to Net Current Assets

        The following tables present a reconciliation of operating working capital to net current assets, the most directly comparable GAAP measure, for each of the periods indicated:

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Total current assets	22,969	36,348	32,941	38,625	24,768	23,377	18,779	22,740	59,725	51,720	61,365
less: Total current liabilities	42,207	31,924	20,996	37,359	8,150	12,331	9,550	12,474	44,255	30,546	49,833

Net current assets (liabilities)	$(19,238)	$4,424	$11,945	$1,266	$16,618	$11,046	$9,229	$10,266	$15,470	$21,174	$11,532
less: cash and cash equivalents	(5,264)	(6,521)	(7,704)	(2,413)	(992)	(4,229)	(5,748)	(5,243)	(10,750)	(13,452)	(7,656)
less: assets held for sale	—	(1,338)	(1,338)	—	(6,876)	—	—	—	(1,338)	(1,338)	—
plus: current portion of long-term debt	7,158	677	1,000	1,212	1,700	1,700	1,700	1,700	2,377	2,700	2,912
plus: current portion of capital lease liability	120	1,990	—	1,437	—	—	—	—	1,990	—	1,437
plus: current portion of advances from customers	—	7,968	5,769	6,593	—	—	—	—	7,968	5,769	6,593
plus: current portion of seller notes and subordinated debt	13,052	—	—	—	—	—	—	—	—	—	—

Operating working capital	$(4,172)	$7,200	$9,672	$8,095	$10,450	$8,517	$5,181	$6,723	$15,717	$14,853	$14,818

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 83 and the accompanying financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, all references to financial or operating data on a pro forma basis gives effect to the transactions described under "Summary—Partnership Structure and Offering-Related Transactions" on page 10 and in the unaudited pro forma combined financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that are based on beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled "Risk Factors" beginning on page 23 and "Forward Looking Statements" on page 221.

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. Our operations are organized into two service oriented business segments:

  •
  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

  •
  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transportation mixture, or transmix, that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or SSS, and our Fuel Processing and Distribution operations through our subsidiaries Insight Equity Acquisition Partners, LP, or Direct Fuels, and Allied Energy Company, LLC, or AEC. Following completion of this offering, our results of operations will be reported according to the segments we describe in this prospectus.

        Our Sand segment currently consists of advanced facilities in New Auburn, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Frac sand is a critical component sold to and used by oilfield service companies to stimulate and maintain the flow of hydrocarbons in oil and natural gas wells that utilize hydraulic fracturing techniques. Our Wisconsin sand reserves provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes coarse sands such as 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications due to their coarseness, conductivity, high crush strength and comparative cost advantages over resin-coated sand or ceramic alternatives. Through our Wisconsin sand facility and its interconnectivity to rail and other logistics infrastructure, we believe we are one of only a select group of sand producers capable of efficiently delivering the most highly sought after types of frac sands to all major unconventional resource basins currently producing in the United States and Canada. Our location in Wisconsin also provides our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery. We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs across different price environments.

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC, respectively. Through this segment, we acquire transmix, which is a blend of different refined petroleum products that have become co-mingled in the pipeline transportation process, and process it into refined products such as conventional gasoline and low sulfur diesel. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 20 months as of June 30, 2012. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix and wholesale supply and the sales price of the corresponding refined products tends to be stable. In addition to processing transmix and selling refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        For the six months ended June 30, 2012, we generated unaudited pro forma Adjusted EBITDA and pro forma net income of approximately $25.5 million and $13.7 million, respectively, of which approximately $16.4 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $9.2 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. For the year ended December 31, 2011, we generated unaudited pro forma Adjusted EBITDA and pro forma net income of approximately $26.4 million and $11.5 million, respectively, of which approximately $3.9 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $22.6 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. We expect that as we continue to grow our business, our Sand segment will contribute a significant majority of our cash available for distribution in the future. For the definition of Adjusted EBITDA and reconciliations to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 86, and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "—How We Evaluate Our Operations" beginning on page 94.

How We Generate Our Revenues

  Sand Segment

        We derive our sales by mining and processing frac sand that our customers purchase in connection with the application of hydraulic fracturing techniques to oil and natural gas wells. As the majority of our sales volume is contracted for delivery at the mining facility such that customers bear shipping expenses, our sales are primarily a function of the price per ton realized at the point of sale and the volumes sold. In some instances, our sales also may include a charge for transportation services we provide to our customers. Our transportation revenues fluctuate based on a number of factors, including the volume of product we transport under contract, service agreements with our customers, the mode of transportation utilized and the distance between our plants and customers.

        We sell our products primarily under long-term supply agreements with customers in the oil and gas proppants market. Our contracts with our two largest customers, Schlumberger and Baker Hughes, are take-or-pay supply agreements that are designed to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. In the event that Schlumberger fails to purchase the minimum annual volume set forth in its agreement with us, it will be obligated to pay us an amount designed to compensate us, in part, for our lost margins on the unpurchased minimum volumes for that year. If the agreement is terminated during a contract year, the amount due to us will be calculated based on the number of months in that year in which the agreement was in effect. In the event that Baker Hughes fails to purchase the minimum annual volume set forth in its long-term supply agreement with us, it will be obligated to pay us an amount designed to compensate us, in part, for our lost margins on the unpurchased minimum volumes for that year.

        We anticipate extending the term of the Baker Hughes agreement which expires in 2014 or, alternatively, replacing those sales volumes by entering into agreements with new customers. However, we may not be able to enter into new long-term contracts that contain take-or-pay provisions or on terms that are as favorable to us as our current take-or-pay contracts. Our current take-or-pay agreements define, among other commitments, the volume of product that our customers must purchase, the volume of product that we must provide, and the price that we will charge and that our customers will pay for each product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market prices. As a result, our realized prices may not grow or decline at rates consistent with broader industry pricing. For example, during periods of rapid price growth, our realized prices may grow more slowly than those of competitors, and during periods of price decline, our realized prices may decline from their current level but could outperform industry averages.

        At the time our two primary customers entered into take-or-pay supply agreements with us, these customers provided advance payments for future shipments aggregating $13.0 million ($9.6 million of these payments was recorded on the balance sheet as customer advances as of June 30, 2012) in exchange for cash discounts on the price charged per ton of sand. As a result, the cash we receive from these customers is less than the revenue we record for such sales.

        Collectively, sales to customers with long-term take-or-pay sales agreements in 2011 accounted for approximately 79% of our total Sand segment sales volumes, with the remainder consisting of sales on the spot market. As of June 30, 2012, our agreements with our long-term take-or-pay customers covered approximately 62% of our 1.3 million tons of annual production capacity at our New Auburn facility, while 7% of this facility's capacity was committed to other contract customers under efforts-based contracts. Additionally, we believe that a combination of high quality sand reserves, a highly customizable production mix and efficient production operations provide us a competitive advantage when competing for sales volume in the spot market.

        We invoice the majority of our clients on a per shipment basis, although for some larger customers, we consolidate invoices weekly or monthly. Standard terms are net 30 days and our customers typically remit payment to us within 30 to 35 days of receiving an invoice. The amounts invoiced include the amount charged for the product, transportation costs (if paid by us) and, as applicable, costs for additional services, such as costs related to rail car maintenance, cleaning or storage.

        Due to sustained freezing temperatures in Wisconsin during winter months, it is industry practice to halt excavation and wet plant operations during those months. As a result, our Wisconsin operations excavate and wash sand in excess of current delivery requirements during the months when our excavation and wet plant operations are ongoing. This excess sand is placed in stockpiles that feed our dry plant operations and fill customer orders throughout the year.

  Fuel Processing and Distribution

        We derive substantially all of our Fuel Processing and Distribution revenues by selling petroleum products to local retailers, jobbers and end users in the Dallas-Fort Worth and Birmingham markets. In addition, we provide terminal throughput, reclamation, and certain freight services to our customers, which collectively constituted approximately 1% of our Fuel Processing and Distribution sales in 2011.

        We sell our fuel to a broad customer base using a mix of contract and spot sales. Our sales contracts define the price formula at which we sell to contract customers. While pricing for contract customers tends to be slightly below pricing for spot customers, our contract customers provide a consistent and reliable base of revenue. Pricing for contract customers is tied directly to daily fuel price indices and for other customers is based on market rates that approximate what other sellers of unbranded fuel are charging in the Dallas-Fort Worth and Birmingham markets on any given day. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix and wholesale supply and the sales price of the corresponding refined products tends to be stable. Approximately 62% of our fuel and wholesale fuel sold during the six months ended June 30, 2012 was sold under contracts with a volume-weighted average remaining term of 8 months as of June 30, 2012. These contracts range in duration from month-to-month contracts to a contract with an 18-month remaining duration. Our customers do not typically distinguish whether the source of the product was from our transmix processing operations or from our purchases of wholesale fuel.

        Our terminal throughput customers pay us a fixed fee for every gallon of fuel that they sell across our truck rack. In addition, other fees may be charged for certain additives and injection services. We provide terminal services based on contracts that range in duration from month-to-month (approximately 81% of our customers as of June 30, 2012) to up to 27 months (19% of our customers as of June 30, 2012). We also provide reclamation services, primarily tank cleaning, on a fixed fee basis to our customers. We have a fleet of 15 tractors and 25 trailers that we use for hauling petroleum products and to support our reclamation business. These vehicles are used primarily for in-house activity but we also provide transportation services for outside customers.

        Invoices for fuel products are sent to our customers daily and our customers typically remit payment to us through our draw on their bank accounts 10 days after the invoice date.

The Costs of Conducting Business

  Sand Segment

        The principal expenses involved in conducting our business are labor costs, electricity and drying fuel costs, fees paid to our contract mine operator, transportation costs and maintenance and repair costs for our mining and processing equipment and facilities. Our fixed costs are relatively low and after we have satisfied our minimum purchase obligations, a large portion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand. Consequently, our margins are generally insulated from increases or decreases in our sales volumes, as our costs of production as a percentage of revenues are relatively constant. We believe the majority of our operating costs have relatively stable prices associated with them, as we have either contractually fixed the unit cost of most critical cost components, such as the costs associated with extracting our minerals, trucking wet sand to our dry plants and the royalty payments relating to our sand reserves, or obtained the ability to pass on such costs to customers, subject to certain limitations. As our production levels increase, we do recognize some cost benefits associated with economies of scale.

        We have engaged Fred Weber, a specialized third party provider, to perform the mining operations at our New Auburn location and to satisfy a portion of our wet processing needs at that facility. Under our agreement with Fred Weber, we have agreed to purchase a minimum number of tons of washed sand from Fred Weber under take-or-pay conditions each year that the New Auburn wet plant is in operation. A portion of the cash payment we make to Fred Weber under the agreement is treated as a capital lease payment, given that we will own the plant at the end of the capital lease period. The cost of goods sold reflected in our financial statements includes only the portion of the payment to Fred Weber that is not attributable to the capital lease payment. Recognized contract mining and wet processing fees due to Fred Weber were our largest operating expenditure in 2011, accounting for approximately 5% of our revenues in that year. We anticipate Fred Weber will continue to represent a material portion of our cost structure for the next several years and have negotiated fixed rates, which adjust based on actual volume purchased, for the services we anticipate Fred Weber will provide during that time.

        Additionally, we incur expenses related to our corporate operations, including costs for selling and marketing; research and development; finance; legal; and environmental, health and safety functions of our Sand operations. These costs are principally driven by personnel expenses. In total, our selling, general and administrative costs represented approximately 18% of our Sand revenues in 2011. In 2011, we incurred approximately a $0.5 million of relocation cost of certain equipment associated with the completion of construction of our New Auburn facility.

        Direct plant labor costs represented approximately 5% of our Sand revenues in 2011. We do not employ any union labor.

        We capitalize the costs of our mining equipment and generally depreciate it over its expected useful life. Depreciation, depletion and amortization expenses represented approximately 14% of our Sand revenues for 2011. Preventive and remedial repair and maintenance costs that do not involve the replacement of major components of our equipment and facilities are expensed as incurred. These repair and maintenance costs can be significant due to the abrasive nature of our products and represented approximately 3% of our Sand revenues in 2011.

        We incur significant costs for electricity and drying fuel (principally natural gas) in connection with the operation of our processing facilities. Electricity and dryer fuel costs represented 2% and 2% of our Sand revenues in 2011, respectively, and all our plants are serviced by three-phase power and natural gas lines.

        We own or have long-term mineral rights leases for the frac sand that we mine and process. The mineral rights leases relating to our mineral reserves require us to pay a per ton royalty payment to the land owners and other third parties. Including the production facility in Barron County, Wisconsin, those payments range from $1.00 to $1.37 per ton of product shipped from the wet plant site to the dry plant location. Additionally, in order to secure access to an additional supply of coarse sand for our Barron County facility, we recently entered into a ten-year supply agreement with Midwest Frac under which we will be obligated to purchase at least 200,000 tons of wet sand per year from Midwest Frac's mine under take-or-pay conditions.

  Fuel Processing and Distribution Segment

        The cost of goods, which includes cost of fuel and labor, is the most significant expense that we incur (approximately 98% of operating costs in 2011). We purchase our transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are Platts Gulf Coast gasoline and diesel price postings. The price of our purchases is set on the day that we purchase the product. We typically sell our fuel within 7 to 10 days of our purchase. When there are large surges in our supply of transmix, our holding period for inventory can increase but it tends to normalize within a short period. We use hedging products for our Fuel Processing and Distribution operations in order to stabilize our margins with respect to diesel and gasoline.

        Sale of products produced from our transmix operations represented approximately 45% of our fuel revenues in 2011. The majority of our transmix (64%) is purchased under exclusive supply contracts with a volume-weighted average remaining duration of approximately 20 months as of June 30, 2012. Wholesale fuel represents the remainder of our fuel purchases. This fuel is purchased under market based supply contracts ranging from 3 to 12 months in duration.

        Our reported fuel revenues and cost of fuel both include state and federal excise taxes that we collect on behalf of governmental bodies and then remit to them on a periodic basis. These taxes have no impact on our profitability. In 2011, we collected and remitted approximately $35.3 million of excise taxes.

        Other costs relating to selling, administrative, depreciation and amortization expenses collectively represented only 2% of operating costs in 2011.

How We Evaluate Our Operations

        Our management uses a variety of financial and operational metrics to analyze our performance. Our business is organized into our Sand segment and our Fuel Processing and Distribution segment. We evaluate the performance of these segments based on their volumes sold, gross profit per unit, segment gross profit, selling, general and administrative expenses and segment EBITDA. We view these metrics as important factors in evaluating our profitability and review these measurements frequently to analyze trends and make decisions.

        Sales volumes.    We view the total volume of refined products and frac sand that we sell as an important measure of our ability to effectively utilize our assets. Higher volumes improve profitability through the spreading of fixed costs over greater volumes. For our Sand segment, the ratio of sand sold that is tailored to dry gas applications versus oil and liquids-rich gas applications is important because changing commodity prices can influence spot market margins for each product set. Although winter weather impacts the months during which we can wash frac sand in Wisconsin, seasonality is not a significant factor in determining segment Adjusted EBITDA because we are able to sell frac sand year-round by accumulating a stockpile of wet sand during non-winter months and then dry-process and sell that sand during winter months. There are no significant seasonal factors that increase or decrease the sales of transmix in any given quarter. For a discussion of the impact of weather on our Sand operations, please read "Risk Factors—Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business" beginning on page 28.

        Gross profit per unit.    The product margin per gallon that we realize for selling gasoline or diesel is the difference between the price that we pay to buy the product, including the cost of inbound transportation, the cost of any additives that may be blended with the product, certain direct operating and maintenance expenses, and the price at which we sell that product to our customers. We believe this is the best measure of the profitability of each gallon of our refined product. The product margin for frac sand is the difference between the cost to mine each ton of sand considering both the wet and dry operations and the price at which we sell each ton as determined by our sales contracts or by the then prevailing market price if it is a spot sale.

        Segment gross profit.    Segment gross profit is a key metric that management uses to evaluate our operating performance. This measure is a good estimate of our variable product contribution.

        Selling, general and administrative expenses.    In addition to the foregoing measures, we also monitor our selling, general and administrative expenses. These costs represent a small portion of our total costs (2% of total 2011 operating expenses); however, it is still very important to us that we control them. Our selling, general and administrative expenses include costs necessary to provide administrative support necessary to run our business. In the future, we estimate that we will incur incremental general and administrative expenses of approximately $3.5 million per year as a result of being a publicly traded limited partnership. These costs include those associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

  Adjusted EBITDA, Distributable Cash Flow and Operating Working Capital.

        We include in this prospectus the non-GAAP financial measure Adjusted EBITDA, and provide reconciliations of Adjusted EBITDA to net income (loss) and cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA plus borrowings to fund growth capital expenditures, less cash paid for incremental annual general and administrative expenses of being a publicly traded partnership, cash paid for interest expense, and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Adjusted EBITDA and distributable cash flow are used as supplemental measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. We expect to be required to report Adjusted EBITDA (which as defined includes certain other adjustments, none of which impacted the calculation of Adjusted EBITDA in the periods reflected in this prospectus) to our lenders under our anticipated new revolving credit facility and to use it in determining our compliance with the interest coverage ratio test and certain senior consolidated indebtedness to Adjusted EBITDA tests thereunder.

        Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures, calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures—Adjusted EBITDA" beginning on page 86.

        We also include in this prospectus the non-GAAP financial measure operating working capital, and provide a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP.

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based upon decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis. For a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro

Forma Financial and Operating Data—Non-GAAP Financial Measures—Operating Working Capital" beginning on page 86.

Recent Trends and Outlook

  Sand Segment

        Over the last few years there has been a significant overall increase in both horizontal drilling activity and related hydraulic fracturing services, which has resulted in a corresponding increase in demand for frac sand and other proppants. According to a report published February 9, 2012 by PropTester®, Inc. and KELRIK, LLC, which we call the PropTester® Report, the volume of global demand for frac sand increased at a compound annual growth rate of approximately 36.8% from 2007 to 2011. The PropTester® Report estimates the 2011 global frac sand market consumption (and sand substrate used for resin coating) at approximately 28.6 million tons, an increase of approximately 11.5 million tons (or 67.3%) compared to approximately 17.1 million tons in 2010. According to the Freedonia Group, North American proppant demand by weight is projected to continue growing by 7.2% per year through 2016.

        In addition to the overall increase in the number of horizontal drilling rigs, over the last four years there has been a significant shift in drilling activity in the United States from dry gas formations to oil-and liquids-rich natural gas formations, which has led to a corresponding increase in demand for coarser frac sands that facilitate the conductivity of oil- and liquids-rich natural gas drilling applications. For example, according to the North American rig count data published by Baker Hughes Inc., at January 4, 2008, there were approximately 300 rigs drilling for oil and 1,450 rigs drilling for natural gas in the United States. At September 14, 2012, there were over 1,400 drilling rigs operating in oil- and liquids-rich natural gas areas of the United States, while the dry natural gas rig count had declined to approximately 450. We anticipate that the increased growth in demand for frac sand in 2010 and 2011 arising from increased hydraulic fracturing activities, particularly in oil and liquids-rich natural gas drilling applications will continue for the foreseeable future. As a result, we expect to continue to experience increased demand for our northern Ottawa white frac sand.

        The increased demand for frac sand from customers in the oil and gas proppants market has resulted in favorable pricing trends over the past few years for frac sand producers. According to the Freedonia Group, frac sand prices increased at an average annual rate of 4.7% from 2001 to 2011. In addition, the shift of drilling activity in the United States from dry gas formations to oil and liquids-rich natural gas formations has led to a corresponding increase in demand for coarser frac sands and, as a result, the prices for coarser frac sands have risen more than the prices for finer frac sand since 2008. The U.S. Bureau of Labor Statistics Producer Price Index for Industrial Sand Mining—Secondary Products, which includes frac sand, suggests that prices rose 3.6% during the twelve month period ended June 30, 2012. Certain data points indicate that spot prices for frac sand have declined in recent months, but we currently believe that we retain the ability to enter into contracts for frac sand sales at prices at least as favorable to us as our current take-or-pay contracts.

  Fuel Processing and Distribution Segment

        Total consumption of liquid fuels in the United States, including both fossil fuels and biofuels, is expected to remain relatively stable from 2010 (19.2 million barrels per day) to 2035 (to 21.9 million barrels per day), according to the Annual Energy Outlook 2012 published by the Energy Information Administration, or EIA, in June 2012. The transportation sector is expected to continue to account for the largest percentage of demand for liquid fuels (as measured by energy content), accounting for approximately 72% of total liquids consumption in 2010 and in 2035.

        We believe that transmix processing volumes generally increase or decrease at approximately the same rate as the consumption of liquid fuels in the United States. According to the EIA, consumption of liquid fuels is forecasted to grow by approximately 0.5% per year between 2010 and 2035. Transmix processing volumes are also driven by changes in governmental regulations. We believe the only pending regulatory changes that will impact the volume of transmix produced in the United States are the regulations promulgated by the EPA in mid-2006 that required a reduction in the sulfur content of diesel fuel. Under these regulations, which resulted in significant increases in transmix volumes following their promulgation in 2006, the maximum allowable sulfur content for on-road diesel fuel was reduced on a phased basis from 500 ppm (low sulfur diesel) to 15 ppm (ultra-low sulfur diesel). In order to prevent contamination of the lower-sulfur fuels traveling through pipelines, pipeline operators had to reconfigure the way fuel was transported, which resulted in more interfaces between products and deeper "cuts" in those interfaces. Under the EPA's regulations, all on-road and off-road diesel had to meet a 15 ppm sulfur standard as of June 2010. A settlement communication with the EPA indicates that the agency will likely allow use of 500 ppm diesel produced by transmix processors in locomotive engines as long as there is a market for it; however, railroads must begin purchasing Tier 4 locomotives, which only accept 15 ppm sulfur diesel, starting in 2015. As a result, 500 ppm sulfur diesel will be phased out of the locomotive market over a several year period beginning in 2015. The settlement communication will allow the sale of 500 ppm diesel produced by transmix processors to certain marine markets with no phase-out date.

Pro Forma Financial and Operating Data

        The following table sets forth selected unaudited pro forma financial and operating data for us for the periods presented. Our selected pro forma financial and operating data as of June 30, 2012 and for the six months ended June 30, 2011 and 2012 and the year ended December 31, 2011 are derived from our pro forma unaudited condensed combined financial statements included elsewhere in this prospectus. Our pro forma unaudited financial statements consist of the pro forma combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on January 1, 2011 for statement of operations purposes and June 30, 2012 for balance sheet purposes. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        The following table should be read in conjunction with "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 83. See "—Historical Financial and Operating Data" beginning on page 105 for a table setting forth the selected historical combined financial and operating data of our predecessor.

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$261,607	$377,488	$179,189	$276,392	$225,249	$261,557	$134,365	$164,383	$639,045	$313,554	$440,775
Operating expenses:
Cost of goods sold(1)	257,283	359,250	173,025	251,622	215,907	239,886	121,949	156,515	599,136	294,974	408,137
Selling, general and administrative	10,029	8,968	4,905	5,206	4,066	4,509	2,498	1,899	13,477	7,403	7,105
Depreciation, depletion and amortization(2)	5,647	6,880	3,052	4,323	964	959	478	499	9,609	4,466	5,640
Provision for bad debts	1,032	—	—	—	—	—	—	—	—	—	—
Impairment of land	—	762	762	—	—	—	—	—	762	762	—
Equipment relocation costs	—	572	—	—	—	—	—	—	572	—	—
Disposal of equipment (gain) / loss	(180)	253	102	5	—	—	(102)	—	253	—	5

Total operating expenses	273,811	376,685	181,846	261,156	220,937	245,354	124,823	158,913	623,809	307,605	420,887

Operating income (loss)	(12,204)	803	(2,657)	15,236	4,312	16,203	9,542	5,470	15,236	5,949	19,888

Other expense (income):
Interest expense	4,872	3,371	1,235	5,616	3,166	1,365	768	484	4,736	2,003	6,100
Gain on extinguishment of trade payable	—	(1,212)	(1,212)	—	1,779	—	—	—	(1,212)	(1,212)	—
Loss (gain) from debt restructuring	—	(472)	(472)	—	—	583	583	—	111	111	—
Changes in fair market value of interest rate swap	(281)	(243)	(182)	—	(97)	80	103	(22)	(163)	(79)	(22)
Other expense (income)	(49)	(57)	(34)	(16)	—	—	—	—	(57)	(34)	(16)

Total other expense, net	4,542	1,387	(665)	5,600	4,848	2,028	1,454	462	3,415	789	6,062

Income (loss) before tax expense	(16,746)	(584)	(1,992)	9,636	(536)	14,175	8,088	5,008	11,821	5,160	13,826
Provision for state franchise and margin taxes	(1,015)	101	18	41	30	220	127	70	321	145	111

Income (loss) from continuing operations	(15,731)	(685)	(2,010)	9,595	(566)	13,955	7,961	4,938	11,500	5,015	13,715

Income from discontinued operations	—	—	—	—	1,814	1,569	1,549	—	—	—	—
Gain (loss) on sale of discontinued operations	—	—	—	—	9,596	(70)	(70)	—	—	—	—

Net income (loss)	$(15,731)	$(685)	$(2,010)	$9,595	$10,844	$15,454	$9,440	$4,938	$11,500	$5,015	$13,715

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$62,966	$77,446	$64,581	$82,880	$8,837	$8,423	$8,639	$8,885			$101,113
Total assets	100,314	127,580	111,432	138,411	34,286	32,484	28,346	32,411
Total liabilities	126,827	135,360	120,938	136,596	31,513	20,507	18,185	19,691
Total partners'/ members' equity	(26,513)	(7,780)	(9,506)	1,815	2,773	11,977	10,161	12,720

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited)						(unaudited)		(unaudited)
	(in thousands)
Cash Flow Data:
Net cash provided by (used in)
Operating activities	1,847	(3,606)	(10,549)	6,659	(1,464)	19,200	15,482	7,193
Investing activities	(1,536)	(14,754)	(6,613)	(8,233)	15,748	6,433	6,699	(962)
Financing activities	3,462	19,617	19,602	(2,532)	(14,496)	(22,396)	(17,424)	(5,217)
Other Financial Data:
Adjusted EBITDA	(5,705)	9,270	1,259	19,564	5,276	17,162	9,860	5,969	26,432	11,177	25,533
Capital Expenditures:
Maintenance(3)	(681)	(974)	(271)	(870)	(184)	(336)	(213)	(298)
Growth(4)	(1,056)	(14,205)	(6,382)	(8,714)	(68)	(231)	(88)	(664)

Total	$(7,442)	$(5,909)	$(5,394)	$9,980	$5,024	$16,595	$9,559	$5,007

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $98.6 million as of June 30, 2012 and balance sheet accounts have been adjusted accordingly. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million. The purchase price does not include any additional debt that the Partnership may assume.

(3)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(4)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Pro Forma Predecessor SSS and AEC Historical Combined				Historical Direct Fuels				Pro Forma Emerge Energy Services
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,			Six Months Ended June 30,
									Year Ended December 31, 2011
	2010	2011	2011	2012	2010	2011	2011	2012		2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	147.1	584.4	—	—	—	—	382.0	147.1	584.4
Average price (per ton)(1)	$93.05	$73.77	$74.94	$52.21	—	—	—	—	$73.77	$74.94	$52.21
Average production cost (per ton)(2)	$98.92	$50.55	$65.96	$19.34	—	—	—	—	$50.55	$65.96	$19.34
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	102,375	111,172	53,518	77,850	93,156	83,408	42,403	53,013	194,580	95,921	130,863
Throughput (gallons)	364,007	358,706	178,057	177,041	70,788	74,792	36,451	38,950	433,498	214,508	215,991

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

Pro Forma Results of Operations

        In this section, we discuss our pro forma results of operations, liquidity and capital resources and provide quantitative and qualitative disclosures about market risk on a pro forma combined basis for Emerge Energy Services LP, giving effect to the pro forma adjustments set forth in this prospectus under "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 83.

        We believe that the pro forma discussion set forth below will provide useful information to investors because it depicts our business as it will exist following completion of this offering and provides further details regarding our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus and allows us to further discuss the changes that occurred in our business during the periods indicated. While management believes that that the pro forma discussion set forth below accurately depicts our business, our actual results may differ materially from those discussed below or implied by forward-looking statements as a result of various factors, including those discussed elsewhere in this prospectus, particularly in the sections entitled "Risk Factors" beginning on page 23 and "Forward Looking Statements" on page 221. Accordingly, our historical pro forma results of operation might not be indicative of future results.

Factors Affecting the Comparability of the Pro Forma Results of the Partnership to the Historical Financial Results of Our Predecessor

        Our pro forma results of operations may not be comparable to the historical operations of SSS and AEC for the periods presented or to our future financial results, primarily for the reasons described below:

  •
  Our pro forma results of operations give effect to the acquisition of Direct Fuels as of January 1, 2011.

  •
  Initially, we anticipate incurring approximately $3.5 million of incremental annual general and administrative expenses attributable to operating as a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

  •
  In connection with the closing of this offering, we intend to enter into a new $         million revolving credit facility, from which we will borrow $         million. As a result, we expect our outstanding indebtedness and interest expense to increase.

  •
  We expect the construction of our Barron County facility and the commencement of operations at this facility will impact the comparability of our pro forma results of operations to our future financial results.

        Please also read "—Historical Results of Operations—Factors Affecting the Comparability of the Historical Financial Results" beginning on page 106.

Pro Forma Six Months Ended June 30, 2012 Compared to Pro Forma Six Months Ended June 30, 2011

        Revenues.    For the six months ended June 30, 2012, our pro forma revenues increased by $127.3 million, or 41%, from $313.5 million to $440.8 million compared to the six months ended June 30, 2011.

        Our Sand revenues increased $19.5 million, or 177%, to $30.5 million for the six months ended June 30, 2012 compared to $11.0 million for the six months ended June 30, 2011. Sales volumes for the six months ended June 30, 2012 increased 297% over the same six month period for 2011. This increase was primarily attributable to robust drilling activity and the commencement of SSS's New Auburn facility that came online in the fourth quarter of 2011 and which represented 82% of total frac sand sales volume during the first half of 2012. The discrepancy between the growth in revenues and growth in sales volume is attributable to our decision to sell material production volumes for delivery from the New Auburn facility such that customers bear shipping expenses and, therefore, we now exclude transportation and logistics revenues on the related sales.

        Our Fuel Processing and Distribution revenues increased $107.8 million, or 36%, to $410.3 million for the six months ended June 30, 2012 compared to $302.5 million for the six months ended June 30, 2011. The average realized price of fuel sold in the six month period ended June 30, 2012 was the same as the average realized price of fuel sold during the same period in 2011. The volume of petroleum products increased 36% from the comparable period. This increase was driven by growth of inbound transmix volume at both AEC and Direct Fuels as well as the addition of several new wholesale customers at AEC.

  Operating Expenses.

        Cost of Goods Sold.    For the six months ended June 30, 2012, our pro forma cost of goods sold increased by $113.1 million, or 38%, from $295.0 million to $408.1 million compared to the six months ended June 30, 2011.

        Our Sand cost of goods sold increased by $1.6 million, or 16%, to $11.3 million for the six months ended June 30, 2012 compared to $9.7 million for the six months ended June 30, 2011, primarily due to the increased sales volume of Wisconsin frac sand that resulted from the construction and operation of our New Auburn facility.

        Our Fuel Processing and Distribution cost of goods sold increased by $111.5 million, or 39%, to $396.8 million for the six month period ended June 30, 2012 compared to $285.3 million for the six month period ended June 30, 2011, primarily due to the overall increase in volume due to improved economic conditions and also by higher supply costs on certain customer contracts which were renewed during 2011. The volume of petroleum products sold in the period increased by 36% compared to the six months ended June 30, 2011. The average cost per unit of fuel sold in the period increased by 2% compared to the prior comparable period. The fuel market experienced declines in prices during the six months ended June 30, 2012, which reduced margins relative to the six months ended June 30, 2011.

        Selling, General and Administrative Expenses.    For the six months ended June 30, 2012, our pro forma selling, general and administrative expenses decreased by $0.3 million, or 4%, from $7.4 million to $7.1 million compared to the six months ended June 30, 2011.

        Our Sand selling, general and administrative expenses increased by $0.1 million, or 4%, to $2.8 million for the six months ended June 30, 2012 compared to $2.7 million for the six months ended June 30, 2011, primarily due to increased administrative payroll, bonuses and payroll taxes, partially offset by reduced legal fees.

        Our Fuel Processing and Distribution selling, general and administrative expenses decreased by $0.4 million, or 9%, to $4.3 million for the six month period ended June 30, 2012 compared to $4.7 million for the six month period ended June 30, 2011. The decrease was primarily due to Direct Fuels adopting a lower cost health plan for its employees and accruing a smaller amount for bonuses.

        Depreciation, Depletion and Amortization Expense.    For the six months ended June 30, 2012, our pro forma depreciation, depletion and amortization expense increased by $1.1 million, or 24%, from $4.5 million to $5.6 million compared to the six months ended June 30, 2011.

        Our Sand depreciation, depletion and amortization expense increased by $1.4 million, or 88%, to $3.0 million for the six months ended June 30, 2012 compared to $1.6 million for the six months ended

June 30, 2011, primarily due to capital spending outlays related to the construction and startup of SSS's New Auburn facility.

        Our Fuel Processing and Distribution depreciation and amortization expense decreased by $0.1 million for the six months ended June 30, 2012 compared to June 30, 2011 or a decrease from $2.0 million to $1.9 million. The increase resulting from the step up in fair values of the assets of Direct Fuels was offset by the fact that more assets became fully depreciated in the six months ended June 30, 2012.

        The pro forma effect of the acquisition of Direct Fuels by our predecessor includes a step-up of intangible assets for $4.2 million, the effect of which is $0.7 million of amortization for the six months ended June 30, 2012 and $0.8 million for the six months ended June 30, 2011.

        Operating Income.    For the six months ended June 30, 2012, our pro forma operating income increased by $14.0 million, or 237%, from $5.9 million to $19.9 million compared to the six months ended June 30, 2011.

        Our Sand operating income increased $17.3 million to $13.4 million for the six months ended June 30, 2012 compared to ($3.9) million for the six months ended June 30, 2011 as a result of increased sales volumes from our New Auburn facility, which commenced operations in October 2011.

        Our Fuel Processing and Distribution operating income decreased by $3.3 million to $6.5 million for the six months ended June 30, 2012, as compared to $9.8 million for the six month period ended June 30, 2011. AEC's operating income increased by $0.7 million, or 58%, to $1.9 million for the six month period ended June 30, 2012 compared to $1.2 million for the six month period ended June 30, 2011 primarily as a result of an increase in the volume of products sold. This increase was offset by a decrease in the operating income of Direct Fuels of $4.0 million, or 46%, to $4.7 million for the six month period ended June 30, 2012 compared to the six month period ended June 30, 2011. This decrease was primarily due to lower margins on petroleum products sold that resulted from entering into transmix contracts that are based entirely on refined products indices, rather than on a combination of crude oil and refined product indices. This change to the base index results in a decreased average margin per gallon but significantly increases the predictability of product margins.

        Interest Expense.    For the six months ended June 30, 2012, our pro forma interest expense increased by $4.1 million, or 205%, from $2.0 million to $6.1 million compared to the six months ended June 30, 2011.

        Our Sand interest expense increased to $5.2 million for the six months ended June 30, 2012 compared to $50,000 for the six months ended June 30, 2011 due to interest associated with the SSS term loan, $13.0 million in customer advances provided to us by our two largest customers and the capital lease agreement entered into with our wet sand processor, Fred Weber, during the third quarter of 2011. Under the terms of the agreement, Fred Weber has agreed to mine and process SSS's wet sand at its New Auburn mine for a specified fee per ton for five years, after which SSS will acquire ownership of the New Auburn wet plant without paying any additional consideration.

        Our Fuel Processing and Distribution interest expense decreased by $1.1 million, or 54%, to $0.9 million for the six month period ended June 30, 2012 compared to $2.0 million for the six month period ended June 30, 2011. This decrease was primarily due to AEC refinancing its term loan facility and forgiveness of subordinated debt and seller notes in April 2011 and Direct Fuels using the proceeds from the strategic sale of its biodiesel plant to pay down its outstanding indebtedness in April 2011. Direct Fuels elected to sell its biodiesel plant to an "Obligated Party" as defined in the Energy Independence and Security Act of 2007, as such companies are required to blend renewable fuels, such as biodiesel, with their petroleum products.

        Provision for Income Taxes.    There were no significant changes in the provision for income taxes for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 for either the Sand segment or the Fuel Processing and Distribution segment.

        Net Income.    For the six months ended June 30, 2012, our pro forma net income increased by $8.7 million, or 174%, from $5.0 million to $13.7 million compared to the six months ended June 30, 2011.

        Our Sand net income increased by $12.0 million to $8.1 million for the six months ended June 30, 2012 compared to a net loss of $3.9 million for the six months ended June 30, 2011 primarily due to the commencement of operations of our New Auburn facility.

        Our Fuel Processing and Distribution net income decreased by $3.3 million, or 37%, to $5.6 million for the six month period ended June 30, 2012 compared to $8.9 million for the six month period ended June 30, 2011 due primarily to the lower margins on petroleum products realized by Direct Fuels, which were a result of Direct Fuels entering into transmix contracts based entirely on refined products indices rather than on a combination of crude oil and refined product indices, offset by a significant decline in intangible asset amortization expense. AEC's net income decreased $0.4 million to $1.5 million for the six month period ended June 30, 2012 compared to $1.9 million for the six month period ended June 30, 2011. Direct Fuels' income from continuing operations decreased by $3.0 million, or 38%, to $4.9 million for the six months ended June 30, 2012 compared to $7.9 million for the six months ended June 30, 2011.

Pro Forma Liquidity and Capital Resources

        Following the closing of this offering we expect our sources of liquidity to include:

  •
  cash generated from operations;

  •
  retained proceeds of this offering

  •
  borrowings under our anticipated new revolving credit facility; and

  •
  issuances of debt and equity securities.

        We believe that the cash generated from these sources will be sufficient to allow us to distribute the minimum quarterly distribution on all of our outstanding common and subordinated units and the corresponding distribution on our 2% general partner interest and to meet our requirements for working capital and capital expenditures for the foreseeable future.

        We anticipate that we will continue to make significant growth capital expenditures in the future, including acquiring new facilities or expanding our existing facilities as market demands dictate. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future growth capital expenditures will be funded by borrowings under our anticipated new revolving credit facility and the issuance of debt and equity securities. However, we cannot assure you that we will be able to raise additional funds on favorable terms.

        In addition to distributions on our equity interests, our primary short-term liquidity needs will be to fund general working capital requirements, while our long-term liquidity needs will primarily relate to growth capital expenditures and acquisitions. We believe that cash from operations will be sufficient to meet our existing short-term liquidity needs for at least the next 12 months.

        Our long-term liquidity needs will generally be funded from cash from operations, borrowings under our anticipated new revolving credit facility and other debt or equity financings. We cannot assure you that we will be able to raise additional funds on favorable terms. For more information, please read "—Capital Requirements" beginning on page 103.

        In determining the amount of cash available for distribution, the board of directors of our general partner will determine the amount of cash reserves to set aside for our operations, including reserves for future working capital, maintenance capital expenditures, growth capital expenditures, acquisitions and other matters, which will impact the amount of cash we are able to distribute to our unitholders. However, we expect that we will rely primarily upon external financing sources, including borrowings under our anticipated new revolving credit facility and issuances of debt and equity securities, as well as cash reserves, to fund our growth capital expenditures including acquisitions. To the extent we are unable to finance growth externally and are unwilling to establish cash reserves to fund future expansions, our cash available for distribution will not significantly increase. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any growth capital expenditures including acquisitions, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or in the terms of our anticipated new revolving credit facility on our ability to issue additional units, including units ranking senior to the common units.

  Pro Forma Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. For a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures—Operating Working Capital" beginning on page 86 and for a discussion of how we use operating working capital to evaluate certain non-capital structure balance sheet accounts on a real-time basis, please read "—How We Evaluate Our Operations" beginning on page 97.

        Our pro forma operating working capital was $14.8 million at June 30, 2012, compared to $14.9 million at June 30, 2011. The $0.1 million decrease in pro forma operating working capital from June 30, 2011 to June 30, 2012 was primarily the result of increases in the operating working capital of our subsidiaries in the Fuel Processing and Distribution segment, offset by a decrease in the operating working capital of our subsidiaries in the Sand segment. From June 30, 2011 to June 30, 2012, AEC's operating working capital increased approximately $0.7 million, due to a $7.2 million increase in current assets, which primarily consisted of accounts receivable and inventory, offset by a $6.5 million increase in accounts payable and accrued expenses. The increase in current assets was consistent with the 46% increase in revenues that AEC achieved over the time period, and was offset by increases in accounts payable and accrued expenses resulting from a commensurate increase in cost of goods sold. The increase was also a function of a $1.5 million increase in operating working capital at Direct Fuels over the period, which was primarily the result of a $4.8 million increase in accounts receivable and inventory balances at the end of the period, offset by a $2.9 million increase in accounts payable and accrued expenses. SSS experienced a $2.3 million reduction in operating working capital during the period, primarily resulting from an increase in accrued expenses relating to the construction of the Barron County facility.

  New Revolving Credit Facility

        In conjunction with this offering, we expect to replace our existing credit facilities and enter into a new revolving credit facility that will include a $         million revolver. The revolver will mature in                        , and borrowings will bear interest at a variable rate per annum equal to the lesser of LIBOR or the Base Rate, as the case may be, plus the Applicable Margin (LIBOR, Base Rate and

Applicable Margin each will be defined in the credit agreement that evidences our anticipated new revolving credit facility). We will use the proceeds from borrowings under our anticipated new revolving credit facility to (i) make a $         million, $         million and $         million distribution to SSH, AEC Holdings and DF Parent, respectively, and (ii) pay fees and expenses of approximately $         million relating to our anticipated new revolving credit facility. We also expect that we may use borrowings under our anticipated new revolving credit facility for (i) refinancing existing indebtedness, (ii) working capital and other general partnership purposes and (iii) capital expenditures.

        Borrowings under our anticipated new revolving credit facility will be secured by a first-priority lien on and a security interest in substantially all of our assets. The credit agreement that evidences our anticipated new revolving credit facility will contain customary covenants, including restrictions on our ability to incur additional indebtedness, make certain investments, loans or advances, make distributions to our unitholders, make dispositions or enter into sales and leasebacks, or enter into a merger or sale of our property or assets, including the sale or transfer of interests in our subsidiaries. The events that constitute an Event of Default under our new revolving credit agreement are expected to be customary for loans of this size and type.

        The net proceeds from this offering, together with approximately $         million in borrowings under our anticipated new revolving credit facility, will be used as set forth under "Use of Proceeds" beginning on page 53.

        We expect to have approximately $         million available under our anticipated new revolving credit facility after the closing of this offering

Capital Requirements

        Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures. The primary purpose of maintenance capital is to maintain production at a steady level over the long term to maintain our distributions per unit. For the six months ended June 30, 2012, maintenance capital expenditures were $1.2 million compared to $0.5 million for the six months ended June 30, 2011.

        Growth capital expenditures are capital expenditures that we expect to increase, over the long term, our asset base, operating income or operating capacity. Growth capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures. The primary purpose of growth capital expenditures is to build or acquire assets that will increase our distributions per unit in a manner that is expected to be accretive to our unitholders. Growth capital expenditures were $9.4 million for the six months ended June 30, 2012 and $6.5 million for the six months ended June 30, 2011. The primary driver of growth capital expenditures has been plant construction projects in the Sand segment relating to the development of the New Auburn facility in 2011 and the Barron County facility in 2012.

  Distributions

        We intend to pay a quarterly distribution at an initial rate of $        per unit, which equates to an aggregate distribution of $         million per quarter, or $         million on an annualized basis, based on the number of common and subordinated units anticipated to be outstanding immediately after the closing of this offering, as well as our 2% general partner interest. We do not have a legal obligation to make distributions except as provided in our partnership agreement.

Pro Forma Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

  Commodity Price Risk

        Our major market risk exposure is in the pricing that we receive for our sand and transmix production. Realized pricing for our sand is primarily driven by take-or-pay supply agreements with two large well-capitalized oilfield services companies. Initial terms of these contracts expire between 2014 and 2021. Prices under these agreements are generally fixed and are subject to adjustment, with limitation, in response to certain cost increases or decreases. As a result, our realized prices for our sand may not grow at rates consistent with broader industry pricing. During periods of rapid price growth, our realized prices may grow more slowly than those of competitors, and during periods of price decline, our realized prices may outperform industry averages. We do not enter into commodity price hedging agreements with respect to our sand production.

        Our financial results from our Fuel Processing and Distribution segment are strongly affected by the relationship, or margin, between the prices we charge our customers for fuel and the prices we pay for transmix, wholesale fuel and other feedstocks. We purchase our transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are the Platts Gulf Coast gasoline and diesel price postings. The costs of our purchases are generally set on the day that we purchase the products. We typically sell our fuel products within 7 to 10 days of our supply purchases at then prevailing market prices. If the market price for our fuel products declines during this period or generally does not increase commensurate with any increases in our supply and processing costs, our margins will fall and the amount of cash we will have available for distribution will decrease. In addition, because our inventory is valued at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing transmix or refined product prices, our inventory valuation methodology may result in decreases in our reported net income.

        We utilize financial hedging arrangements whereby we hedge a portion of our gasoline and diesel inventory, which is intended to reduce our commodity price exposure on some of our activities in our Fuel Processing and Distribution segment. Certain unusual events beyond our control may occur that result in an unexpected increase in our holding period, which would have a negative impact on our margins. For example, an economic slowdown similar to the global economic recession that began in the second half of 2008 or a significant increase in pipeline transit time could increase our commodity price exposure and have an adverse effect on our financial results.

        The derivative commodity instruments that we utilize consist mainly of futures traded on the New York Mercantile Exchange. We do not designate these commodity instruments as cash flow hedges under Accounting Standards Codification (ASC) 815, Derivatives and Hedging. As a result, we record them at fair value on the consolidated balance sheet with resulting gains and losses reflected in cost of fuel as reported in the consolidated statement of operations. Our derivative commodity instruments serve the same risk management purpose whether designated as a cash flow hedge or not. We derive the fair values of our derivative commodity instruments principally from published market quotes. The precise level of our open position derivatives is dependent on inventory levels, expected inventory purchase patterns and market price trends.

        We expect to adopt a derivative commodity instrument policy designed to reduce the impact to our cash flows from commodity price volatility. By removing a significant portion of price volatility associated with production, we believe we will mitigate, but not eliminate, the potential negative effects of reductions in commodity prices on our cash flow from operations for those periods. However, our activities may also reduce our ability to benefit from increases in commodity prices.

  Interest Rate Risk

        On a pro forma basis as of June 30, 2012, we had debt outstanding of $             million, with an assumed weighted average interest rate of LIBOR plus            % and expenses on the unused borrowing base, or            %. Assuming no change in the amount outstanding, the impact on interest expense of a 10% increase or decrease in the average interest rate would be approximately $             million. In the future, we anticipate entering into interest rate derivative contracts on a portion of our outstanding debt to mitigate the risk of fluctuations in LIBOR.

  Counterparty Risk

        We are subject to risk of losses resulting from nonpayment or nonperformance by our counterparties to interest and commodity driven instruments. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss which could negatively impact cash receipts.

  Customer Credit Risk

        We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. In our Sand segment, our top four customers accounted for 31%, 20%, 18% and 12% of our pro forma Sand revenues for the year ended December 31, 2011. In our Fuel Processing and Distribution segment, our top four customers accounted for 19%, 16%, 4% and 4% of our pro forma Fuel Processing and Distribution revenue for the year ended December 31, 2011.

        We do not plan to require our customers to post collateral, but we will examine the creditworthiness of our customers to whom credit is extended and to manage exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures. This evaluation may include, in the case of customers with whom we have receivables, reviewing their historical payment record and undertaking the due diligence necessary to determine credit terms and credit limits.

Historical Financial and Operating Data

        The following table sets forth selected historical combined financial and operating data of SSS and AEC, which together constitute our predecessor for accounting purposes, for the periods presented. The following table should be read in conjunction with "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 83.

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
			(unaudited)				(unaudited)
	(in thousands)
Statements of Operating Data:
Revenues	$17,131	$28,179	$11,024	$30,510	$244,476	$349, 309	$168,165	$245,882
Operating expenses:
Cost of goods sold(1)	18,211	19,311	9,703	11,304	239,072	339,939	163,322	240,318
Selling, general and administrative	6,246	4,995	2,738	2,851	3,783	3,973	2,167	2,355
Depreciation, depletion and amortization	2,568	4,022	1,583	2,990	3,079	2,858	1,469	1,333
Provision for bad debts	702	—	—	—	330	—	—	—
Impairment of land	—	762	762	—	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—	—	—
Disposal of equipment (gain)/loss	—	364	102	—	(180)	(111)	—	5

Total operating expenses	27,727	30,026	14,888	17,145	246,084	346,659	166,958	244,011

Operating income (loss)	(10,596)	(1,847)	(3,864)	13,365	(1,608)	2,650	1,207	1,871

Other expense (income):
Interest expense	980	1,835	50	5,208	3,892	1,536	1,185	408
Gain on extinguishment of debt	—	—	—	—	—	(1,212)	(1,212)	—
Gain from debt restructuring	—	—	—	—	—	(472)	(472)	—
Changes in fair market value of interest rate swap	—	—	—	—	(281)	(243)	(182)	—
Other expense (income)	—	42	—	—	(49)	(99)	(34)	(16)

Total other expense, net	980	1,877	50	5,208	3,562	(490)	(715)	392

Income (loss) before tax expense	(11,576)	(3,724)	(3,914)	8,157	(5,170)	3,140	1,922	1,479
Provision for state franchise/margin taxes	36	101	18	41	(1,051)	—	—	—

Net income (loss)	$(11,612)	$(3,825)	$(3,932)	$8,116	$(4,119)	$3,140	$1,922	$1,479

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$22,655	$42,335	$43,113	$41,136	$41,926	$40,554
Total assets	35,449	59,511	45,053	67,581	64,865	68,069	66,379	70,830
Total liabilities	65,223	92,877	78,526	92,831	61,604	42,483	42,412	43,765
Total partners'/ members' equity	(29,774)	(33,366)	(33,473)	(25,250)	3,261	25,586	23,967	27,065
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(1,298)	2,482	(512)	5,235	3,145	(6,088)	(10,037)	1,305
Investing activities	(1,384)	(13,912)	(6,439)	(7,651)	(152)	(842)	(174)	(582)
Financing activities	4,465	14,007	10,547	(422)	(1,003)	5,610	9,055	(1,991)
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	(1,417)	16,355	1,621	5,397	2,676	3,209
Capital Expenditures
Maintenance(2)	(328)	(748)	(123)	(406)	(353)	(226)	(148)	(464)
Growth(3)	(1,056)	(13,495)	(6,356)	(8,583)	—	(710)	(26)	(131)

Total	$(8,710)	$(10,370)	$(7,896)	$7,366	$1,268	$4,461	$2,502	$2,614

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(3)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	147.1	584.4	—	—	—	—
Average price (per ton)(1)	$93.05	$73.77	$74.94	$52.21	—	—	—	—
Average production cost (per ton)(2)	$98.92	$50.55	$65.96	$19.34	—	—	—	—
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	—	102,375	111,172	53,518	77,850
Throughput (gallons)	—	—	—	—	364,007	358,706	178,057	177,041

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

  Factors Affecting the Comparability of the Historical Financial Results

        The historical results of operations for each of our predecessor among the periods may not be comparable, either to each other or to our future results of operations, for the reasons described below:

  •
  The historical financial results included in this prospectus are based on the separate businesses of SSS and AEC for periods prior to the closing of the offering and do not include the historical financial results of Direct Fuels. As a result, the historical financial data may not give you an accurate indication of what our actual results would have been if the offering had been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

  •
  During 2011, we incurred significant growth capital expenditures to keep pace with rapidly increasing demand for our northern Ottawa white frac sand. Specifically, in 2011, we incurred approximately $13.5 million in growth capital expenditures associated with the completion of our New Auburn sand facility, which came online in the fourth quarter of 2011. As discussed in more detail below, these growth capital expenditures impacted our revenues, operating expenses, operating income, interest expense and net income. Similarly, we expect the construction and start-up of operations at our Barron County facility will impact the comparability of our historical financial results to our future financial results.

  •
  In addition to the impacts of our growth capital expenditures described above, we also modified our sand sales model in connection with the commencement of our operations at our New Auburn facility. Prior to October 2011, we were sourcing significant volumes of sand from our New Auburn facility and other Wisconsin sources and shipping wet sand to Texas for drying at our Kosse facility. As such, we generally included transportation and logistics charges on our Kosse, Texas sand sales derived from Wisconsin wet sand shipments. Beginning in October 2011, we modified our sales model to primarily sell sand directly from our New Auburn facility (and discontinued earning related transportation and logistics revenues). While we plan in the future to opportunistically ship wet Wisconsin sand to our Kosse facility, we generally expect to continue to primarily rely on sales directly from our Wisconsin facilities.

  •
  In connection with the closing of this offering, we intend to enter into a new $             million revolving credit facility, from which we will borrow $             million. As a result, we expect our outstanding indebtedness and interest expense to increase.

        As a result of the factors listed above, historical results of operations and period-to-period comparisons of these results and certain financial data may not be comparable or indicative of future results.

Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

SSS

  Revenues.

        SSS's revenues increased by $19.5 million, or 177%, to $30.5 million for the six months ended June 30, 2012 compared to $11.0 million for the six months ended June 30, 2011. Sales volumes for the 100 mesh frac sand produced at our Kosse, Texas facility increased by 11% from period to period, which resulted in a $0.4 million increase in SSS's revenues. Sales volumes for our northern Ottawa white frac sand increased by 549% from the 2011 period to the 2012 period, which resulted in a $17.5 million increase in SSS's revenues. The 325% total increase in 100 mesh and northern Ottawa white frac sand sales was primarily attributable to robust drilling activity and the commencement of SSS's New Auburn facility that came online in the fourth quarter of 2011. The commencement of operations at SSS's New Auburn facility accounted for 89% of total frac sand sales volume during the six months ended June 30, 2012 and accounted for approximately $27.0 million of SSS's revenues during this period.

        Across periods, 100 mesh prices increased approximately 26%, resulting in $0.4 million in incremental revenue. Spot market Wisconsin frac sand sales experienced an approximately 16% price increase, resulting in another $0.3 million in incremental revenue across periods. The remaining discrepancy between the growth in revenues and growth in sales volume is attributable to our decision to sell material production volumes for delivery from the New Auburn facility, which resulted in no transportation and logistics revenues being realized on the related sales.

  Operating Expenses.

  Cost of Goods Sold.

        SSS's cost of goods sold increased by $1.6 million, or 16%, to $11.3 million for the six months ended June 30, 2012 compared to $9.7 million for the six months ended June 30, 2011. Costs associated with 100 mesh frac sand produced at our Kosse, Texas facility increased by $0.8 million due to the decision to manufacture northern Ottawa white sand exclusively out of the New Auburn facility during the six months ended June 30, 2012, which resulted in a higher allocation of certain fixed costs to our 100 mesh volume. Increased production of northern Ottawa white sand volumes and the decision to sell sand F.O.B. at the New Auburn plant reduced our operating cost per ton 81%, leading to $45.8 million in savings and resulting in an operating cost per ton (excluding depreciation) of $21.84 per ton at the end of the period. The balance of the increase was driven by the increased sales volume of northern Ottawa white frac sand that resulted from the construction and operation of SSS's New Auburn facility.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.1 million, or 4%, to $2.8 million for the six months ended June 30, 2012 compared to $2.7 million for the six months ended June 30, 2011, primarily due to increased payroll and office expenses.

  Depreciation, Depletion and Amortization Expense.

        Depreciation, depletion and amortization expense increased by $1.4 million, or 88%, to $3.0 million for the six months ended June 30, 2012 compared to $1.6 million for the six months ended June 30, 2011, primarily due to capital spending outlays related to the construction and startup of SSS's New Auburn facility.

  Operating Income.

        Operating income increased by $17.3 million to $13.4 million for the six months ended June 30, 2012 compared to a ($3.9) million loss for the six months ended June 30, 2011 as a result of increased sales volumes from our New Auburn facility, which commenced operations in October 2011.

  Interest Expense.

        Interest expense increased by $5.2 million for the six months ended June 30, 2012 compared to $0 for the six months ended June 30, 2011 due to interest expense associated with the SSS term loan with LBC Credit Partners, LP, as interest rates increased from 0% to 12%, $13.0 million in customer advances provided to us by our two largest customers and the capital lease agreement entered into with Fred Weber during the third quarter of 2011.

  Provision for Income Taxes.

        Provision for state and federal taxes was $41,000 for the six month period ended June 30, 2012, compared to $18,000 for the six month period ended June 30, 2011.

  Net Income/Loss.

        Net income increased by $12.0 million, to $8.1 million for the six months ended June 30, 2012 compared to a net loss of $3.9 million for the six months ended June 30, 2011 due to the factors noted above.

AEC

  Revenues.

        AEC's revenues increased by $77.7 million, or 46%, to $245.9 million for the six month period ended June 30, 2012 compared to $168.2 million for the six month period ended June 30, 2011. The average realized price of fuel sold in the six month period ended June 30, 2012 increased by 1% in the price per gallon of gasoline and 3% in the price per gallon of diesel, respectively, compared to the same period in 2011 as market pricing for fuel was driven higher by economic factors. The increases in average realized price of each type of fuel resulted in increases of $0.9 million and $2.8 million in AEC's revenues, respectively. The volume of gasoline and diesel sold increased 44% and 47%, which resulted in increases of $39.8 million and $29.4 million in AEC's revenues, respectively. This increase was driven by growth of inbound transmix volume as well as the addition of several new wholesale customers, which was facilitated by improved liquidity that allowed management to drive greater volumes through AEC terminals. Other revenues, including excise taxes on fuel sales and fuel services, increased by $4.8 million, predominately as a result of higher excise taxes.

  Operating Expenses.

  Cost of Goods Sold.

        Cost of goods sold increased by $77.0 million, or 47%, to $240.3 million for the six month period ended June 30, 2012 compared to $163.3 million for the six month period ended June 30, 2011, primarily due to the overall increase in volume and higher supply costs on certain supply contracts that were renewed during 2011. The volume of petroleum products sold in the period increased by 45% compared to the prior comparable period primarily due to improved economic conditions and financing capacity to drive volumes. The average cost per unit of fuel sold in the period increased by 1% compared to the prior comparable period. As a percentage of revenues, cost of goods sold was 1% higher than the comparable prior year period. Revenues associated with excise taxes were offset one-for-one by excise tax cost of sales.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.2 million, or 9%, to $2.4 million for the six month period ended June 30, 2012 compared to $2.2 million for the six month period ended June 30, 2011, primarily due to higher professional fees.

  Depreciation and Amortization Expense.

        Depreciation and amortization expense decreased by $0.2 million, or 9%, to $1.3 million for the six month period ended June 30, 2012 compared to $1.5 million for the six month period ended June 30, 2011.

  Operating Income.

        Operating income increased by $0.7 million, or 55%, to $1.9 million for the six month period ended June 30, 2012 compared to $1.2 million for the six month period ended June 30, 2011 primarily as a result of an increase in the volume of products sold.

  Interest Expense.

        Interest expense decreased by $0.8 million, or 66%, to $0.4 million for the six month period ended June 30, 2012 compared to $1.2 million for the six month period ended June 30, 2011 due to a refinancing of AEC's term loan facility and forgiveness of subordinated debt and seller notes which occurred in April 2011.

  Net Income/Loss.

        Net income decreased by $0.4 million to $1.5 million for the six month period ended June 30, 2012 compared to $1.9 million for the six month period ended June 30, 2011. The decrease in net income resulted from non-cash gains of $1.7 million from debt restructuring in 2011 that were not present in 2012, offset by higher operating income due primarily to an increase in the volume of products sold.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

SSS

  Revenues.

        SSS's revenues increased by $11.1 million, or 65%, to $28.2 million for the year ended December 31, 2011 compared to $17.1 million for the year ended December 31, 2010. Sales volumes for the 100 mesh frac sand produced at SSS's Kosse, Texas facility decreased by 1.5% from period to period, which resulted in a less than $0.1 million decrease in SSS's revenues. Sales volumes for our northern Ottawa white frac sand increased by 292% from period to period, with price holding flat over the period. The 108% total increase in 100 mesh and northern Ottawa white frac sand sales was primarily attributable to robust drilling activity and the commencement of SSS's New Auburn facility that came online in the fourth quarter of 2011. The commencement of operations at SSS's New Auburn facility accounted for 38% of total annual frac sand sales volume during 2011 and accounted for approximately $8.2 million of SSS's revenues during this period.

        Across periods, 100 mesh prices increased approximately 6%, resulting in $0.2 million in incremental revenue. Spot market Wisconsin frac sand sales experienced an approximately 14% price increase, resulting in another $0.2 million in incremental revenue across periods. The remaining discrepancy between the growth in revenues and growth in sales volume is attributable to our decision to sell material production volumes for delivery from the New Auburn facility and, therefore, exclude transportation and logistics revenues on the related sales.

  Operating Expenses.

  Cost of Goods Sold.

        SSS's cost of goods sold increased by $1.1 million, or 6%, to $19.3 million for the year ended December 31, 2011 compared to $18.2 million for the year ended December 31, 2010. Costs associated with the frac sand produced at our Kosse, Texas facility decreased $2.0 million due to improved operating procedures which led to nearly $14.0 million of savings driven primarily by fixed cost leverage offset by $12.0 million of incremental costs resulting from the 28% increase in total Kosse frac sand sales volumes. The balance of the increase was driven by the increased sales volume of northern Ottawa white frac sand that resulted from the construction and operation of SSS's New Auburn facility.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses decreased by $1.2 million, or 19%, to $5.0 million for the year ended December 31, 2011 compared to $6.2 million for the year ended December 31, 2010, primarily due to a reduction in legal expenses resulting from a settlement of an outstanding litigation in 2010. Further savings were realized through the reduction of insurance premiums and through the elimination of third party consulting fees. The insurance and consulting related savings, however, were largely offset by increases in management compensation and by selling, general and administrative expenditures made in order to facilitate the construction and operation of our New Auburn facility.

  Depreciation, Depletion and Amortization Expense.

        Depreciation, depletion and amortization expense increased by $1.4 million, or 54%, to $4.0 million for the year ended December 31, 2011 compared to $2.6 million for the year ended December 31, 2011, primarily due to capital spending outlays related to the construction and startup of the New Auburn facility.

  Operating Income/Loss.

        Operating loss decreased by $8.8 million, to ($1.8) million for the year ended December 31, 2011 compared to ($10.6) million for the year ended December 31, 2010 as a result of increased sales volumes and more efficient operations following the commencement of our New Auburn facility in October 2011.

  Interest Expense.

        Interest expense increased by $0.8 million, or 80%, to $1.8 million for the year ended December 31, 2011 compared to $1.0 million for the year ended December 30, 2010 due to interest payments associated with the $13.0 million in advances provided to us by our two largest customers and the capital lease agreement entered into with Fred Weber during the third quarter of 2011.

  Provision for Income Taxes.

        Provision for state and federal taxes increased $65,000 to $101,000 for the year ended December 31, 2011 compared to $36,000 for the year ended December 31, 2010. The increase resulted mainly from higher sales volumes for the year ended December 31, 2011.

  Net Income/Loss.

        Net loss decreased by $7.8 million, to ($3.8) million for the year ended December 31, 2011 compared to ($11.6) million for the year ended December 31, 2010 due to the factors noted above.

AEC

  Revenues.

        AEC's revenues increased by $104.8 million, or 43%, to $349.3 million for the year ended December 31, 2011 compared to $244.5 million for the year ended December 31, 2010. This increase in revenues was primarily driven by continued improvement in the overall U.S. economy combined with the addition of several new wholesale customers, which resulted in volume increases of 3% and 17% in gasoline and diesel, respectively, over the comparable prior year period. The volume growth in gasoline and diesel accounted for increases of $3.2 million and $15.6 million to AEC's revenues for the year ended December 31, 2011. Increases of 33% in the price per gallon of gasoline and 37% in the price per gallon of diesel resulted in increases of $44.4 million and $38.5 million to AEC's revenues, respectively, as demand for gasoline and diesel have continued to rebound from their recessionary lows. Other revenues, including excise taxes on fuel sales and fuel services, increased by $3.1 million.

  Operating Expenses.

  Cost of Goods Sold.

        Cost of goods sold increased by $100.8 million, or 42%, to $339.9 million for the year ended December 31, 2011 compared to $239.1 million for the year ended December 31, 2010, primarily due to an increase in sales volume across all business units. As a percentage of revenues, cost of goods sold was approximately in line with the comparable prior year period. Revenues associated with excise taxes were offset one-for-one by excise tax cost of sales.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.2 million, or 5%, to $4.0 million for the year ended December 31, 2011 compared to $3.8 million for the year ended December 31, 2010, primarily due to a reduction in expenses relating to a dispute that was settled early in 2011 but that incurred legal and other costs in 2010.

  Depreciation and Amortization Expense.

        Depreciation and amortization expense decreased by $0.2 million, or 6%, to $2.9 million for the year ended December 31, 2011 compared to $3.1 million for the year ended December 31, 2010, primarily due to the fact that certain assets became fully depreciated in 2010.

  Operating Income/Loss.

        Operating income increased by $4.3 million to $2.7 million for the year ended December 31, 2011 compared to ($1.6) million for the year ended December 31, 2010 as a result of an increased volume of products sold.

  Interest Expense.

        Interest expense decreased by $2.4 million, or 62%, to $1.5 million for the year ended December 31, 2011 compared to $3.9 million for the year ended December 31, 2010 due to a refinancing of AEC's term loan facility and forgiveness of subordinated debt and seller notes in the second quarter of 2011.

  Net Income/Loss.

        Net income increased $7.2 million to $3.1 million for the year ended December 31, 2011 compared to a net loss of $4.1 million for the year ended December 31, 2010 due to improvement of product volumes and the reduction of interest expense and gains realized on settlement of a trade dispute and debt restructuring.

Liquidity and Capital Resources

        The historical sources of liquidity for SSS and AEC have included cash generated from operations, investments by Insight Equity and other members, including management, and borrowings under their respective credit facilities.

  Cash Flows

        The following table reflects cash flows for the applicable periods (amounts in thousands):

	Predecessor Historical
	SSS				AEC
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012	2010	2011	2011	2012
			(unaudited)				(unaudited)
Operating activities	$(1,298)	$2,482	$(512)	$5,235	$3,145	$(6,088)	$(10,037)	$1,305
Investing activities	(1,384)	(13,912)	(6,439)	(7,651)	(152)	(842)	(174)	(582)
Financing activities	4,465	14,007	10,547	(422)	(1,003)	5,610	9,055	(1,991)

  Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

  SSS

  Operating Activities.

        Operating activities consist primarily of net income adjusted for non-cash items, including depreciation, depletion and amortization and the effect of working capital changes.

        Net cash provided by operating activities was $5.2 million for the six months ended June 30, 2012 compared to ($0.5) million in the six months ended June 30, 2011. This $5.7 million increase across periods was primarily attributable to the $12.0 million increase in net income offset by an increase in working capital. The increase in working capital was caused primarily by the $5.1 million increase in accounts receivable resulting from the 177% sales increase for the six months ended June 30, 2012 relative to the six months ended June 30, 2011.

  Investing Activities.

        Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for growth and maintenance.

        Net cash used for investing activities was $7.7 million in the six months ended June 30, 2012. Cash receipts were comprised of proceeds from the sales of excess property totaling $1.3 million offset by capital expenditures outlaid primarily in connection with the construction of the Barron County production facility.

        Net cash used in investing activities was $6.4 million in six months ended June 30, 2011. This use of cash was primarily due to capital spending related to the construction of our New Auburn facility.

  Financing Activities.

        Financing activities consisted primarily of borrowings and repayments related to SSS's term loan facility, its mezzanine loan facility and customer advances, as well as dividends to its parent company, fees and expenses paid in connection with our credit facilities and outstanding checks from our customers.

        Net cash used in financing activities was $0.4 million in the six months ended June 30, 2012, compared to net cash provided by financing activities of $10.5 million in the six months ended June 30, 2011. This $10.9 million decrease was primarily attributable to SSS having received advance payments of $12.0 million from customers during the six months ended June 30, 2011 to help finance the construction of the New Auburn facility.

  AEC

  Operating Activities.

        Net cash provided by operating activities was $1.3 million for the six months ended June 30, 2012 compared to net cash used in operating activities of $10.0 million in the six months ended June 30, 2011. This $11.3 million increase was primarily attributable to an increase in operating income of $0.7 million that resulted from the increased volume of products sold and a $10.8 million relative decrease of operating working capital. The decrease in operating working capital was due primarily to a $10.9 relative million increase in trade payables and accrued expenses as trade vendors extended more favorable credit terms, offset by a $0.1 million relative increase in inventory and other current assets due to higher sales volume.

  Investing Activities.

        Net cash used in investing activities was $0.6 million in the six months ended June 30, 2012 compared to $0.2 million in the six months ended June 30, 2011. This increase in cash used in investing activities is primarily attributable to an increase in capital spending on a one-time growth capital expenditure related to AEC's vapor recovery unit of $0.1 million with the balance attributable to maintenance capital expenditures.

  Financing Activities.

        Net cash used in financing activities was $2.0 million in the six months ended June 30, 2012 compared to net cash provided by financing activities of $9.1 million in six months ended June 30, 2011. The $2.0 million of net cash used in financing activities during the six months ended June 30, 2012 was primarily due to a net pay-down of the revolving line of credit and long-term debt of $2.0 million and $0.6 million, respectively, offset by net proceeds from equipment loans of $0.6 million. Financing cash proceeds during the six months ended June 30, 2011 were primarily due to a net equity investment of $3.9 million and net revolver proceeds of $6.0 million, offset by equipment loan payments of $0.2 million, long-term debt payments of $0.3 million and financing costs of $0.3 million.

  Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

  SSS

  Operating Activities.

        Operating activities consist primarily of net income adjusted for non-cash items, including depreciation, depletion and amortization and the effect of operating working capital changes.

        Net cash provided by operating activities was $2.5 million for the year ended December 31, 2011 compared to ($1.3) million in the year ended December 31, 2010. This $3.8 million increase across periods was primarily due to a $7.8 million increase in net income that resulted primarily from increased sales volumes. This increase in net income was partially offset by a year over year change in operating working capital that was $4.6 million higher in the year ended December 31, 2011 relative to the year ended December 31, 2010. This increase in SSS's operating working capital was caused primarily by a $4.2 million increase in accounts receivable due to sales growth of 64% combined with a $4.6 million increase in inventory, offset by a $4.1 million increase in payables. The inventory increase resulted from a build-up due to the annual winter shut-down of the wet plant. The increase in payables primarily resulted from extended payment terms for wet sand.

  Investing Activities.

        Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for growth and maintenance.

        Net cash used in investing activities was $13.9 million in the year ended December 31, 2011 compared to $1.4 million in 2010. This increased use of cash was primarily required for capital expenditures of $13.5 million to design, permit and construct our New Auburn, Wisconsin production facility in 2011. For the year ended December 31, 2010, cash was used primarily for customary maintenance capital spending on our plant and heavy equipment, as well as $0.3 million investment in a new rotary dryer for SSS's Kosse, Texas operation.

  Financing Activities.

        Financing activities consisted primarily of borrowings and repayments related to SSS's term loan facility and its mezzanine loan facility, as well as dividends to SSS's parent company, fees and expenses paid in connection with our credit facilities and outstanding checks from our customers.

        Net cash provided by financing activities was $14.0 million in the year ended December 31, 2011, which consisted primarily of borrowings related to the $16.0 million in customer advances. Net cash provided by financing activities for the year ended December 31, 2010 was $4.5 million, which consisted primarily of borrowings related to SSS's mezzanine loan facility and the term loan facility

  AEC

  Operating Activities.

        Net cash used in operating activities was $6.1 million for the year ended December 31, 2011 compared to net cash provided by operating activities of $3.1 million in the year ended December 31, 2010. This $9.2 million increase of net cash used in operating activities across periods was primarily due to a $10.0 million decrease in accounts payable and accrued expenses as trade vendors reduced credit terms during the year ended December 31, 2011, a $3.4 million increase in accounts receivables and inventories, primarily driven by 43% sales growth, and $1.6 million less in income tax refunds offset by a $4.3 million improvement in operating income, which resulted from increases in volumes sold and prices of gasoline and diesel.

  Investing Activities.

        Net cash used in investing activities was $0.8 million in the year ended December 31, 2011 compared to $0.2 million in the year ended December 31, 2010. The increased use of cash was primarily caused by an increase of $0.6 million in capital spending for the year ended December 31, 2011 compared to the year ended December 31, 2010.

  Financing Activities.

        Net cash provided by financing activities was $5.6 million in the year ended December 31, 2011 compared to net cash used in financing activities in the year ended December 31, 2010, of $1.0 million. During 2011, $4.0 million of equity was invested in AEC by the ownership group. Additionally, $3.3 million of cash was generated from an increase in outstanding borrowings during 2011. AEC's improved liquidity was used to finance sales volume increases and throughput.

  Capital Requirements

        Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures. The primary purpose of maintenance capital is to maintain production at a steady level over the long term to maintain our distributions per unit. For the year ended December 31, 2011, maintenance capital expenditures were $0.7 million and $0.2 million for SSS and AEC, respectively.

        Growth capital expenditures are capital expenditures that we expect to increase, over the long term, our asset base, operating income or operating capacity. Growth capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures. The primary purpose of growth capital expenditures is to build or acquire assets that will increase our distributions per unit in a manner that is expected to be accretive to our unitholders. Growth capital expenditures for the twelve months ending December 31, 2011 were $13.5 million and $0.7 million for SSS and AEC, respectively.

  Credit Arrangements

  SSS

        On June 20, 2008, SSS entered into a term loan with LBC Credit Partners, LP. The term loan matures on December 31, 2014 and has an interest rate that varies between 0% and 12%, based upon SSS achieving certain Adjusted EBITDA milestones. At December 31, 2011, the loan had an outstanding balance of approximately $53.6 million and carried an interest rate of 0%. As of June 30, 2012, the loan had an outstanding balance of approximately $54.1 million and carried an interest rate of 12%. Substantially all of SSS's property is pledged as collateral under the term loan. The security agreement contains customary covenants, including, among others, covenants that restrict our ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on our assets. As of December 31, 2011, SSS was not in compliance with certain covenants relating to the construction of our New Auburn facility. However, in

February 2012, SSS obtained a waiver with respect to such non-compliance. As of June 30, 2012, SSS was in compliance with its debt covenants.

        In January 2010, SSS entered into a subordinated loan agreement with an affiliate of Insight Equity. The loan matures on June 30, 2015 and carries a stated interest rate of 0% as of December 31, 2011. As of December 31, 2011, the agreement provided for a $4.5 million loan with a redemption amount of $5.0 million. Subsequent to December 31, 2011, the agreement was amended to provide for a $4.8 million loan with a redemption amount of $5.3 million. The loan agreement contains affirmative, negative and various financial covenants under which SSS is obligated. As of December 31, 2011, SSS was not in compliance with certain covenants. However, in February 2012, SSS obtained a waiver with respect to such non-compliance. As of June 30, 2012, SSS was not in compliance with its capital expenditure covenant; however, a waiver was obtained.

        On July 20, 2012, SSS entered into a $19.0 million term loan facility with a related party to finance its capital expenditures and working capital. The interest rate on the term loan facility is 16% per annum and the loan will mature on December 31, 2014. On September 7, 2012, SSS entered into a $60 million credit facility, comprised of a $30 million note, a $20 million line of credit and a $10 million operating revolving credit facility, all of which bear interest at LIBOR plus 375 basis points. Approximately $32.3 million of the borrowings made after June 30, 2012 were used to repay amounts outstanding under SSS's prior senior secured credit facility, while the remainder will be used primarily to fund the construction of the new facilities in Barron County, Wisconsin and the redemption of preferred units in Direct Fuels from certain of its equity owners. As of                        , 2012, SSS had a total of approximately $             million of indebtedness outstanding.

  AEC Holdings

        On May 16, 2008, AEC Holdings entered into a credit agreement with a syndicate of lenders led by Citibank, N.A. The credit facility, as amended, matures on April 1, 2015, and, as of December 31, 2011, is composed of an $18.7 million term loan facility and a $15.0 million revolving credit facility, which includes a sub-limit of up to $5.0 million for letters of credit. As of June 30, 2012, the term loan facility and revolving credit facility balances outstanding were $18.5 million and $8.5 million, respectively. All of AEC Holdings' property is pledged as collateral under this credit facility. The terms of the credit facility contain customary covenants, including, among others, those that restrict AEC Holdings' ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on AEC Holdings' assets. As of December 31, 2011 and June 30, 2012, AEC Holdings was in compliance with the covenants in its existing credit facility.

  Direct Fuels

        On November 18, 2010, Direct Fuels refinanced its existing revolving credit facility and entered into a revolving credit, term loan and security agreement with a syndicate of lenders led by PNC Bank, National Association. The credit facility, as amended, matures on November 28, 2013, and, as of December 31, 2011, is composed of a $17.0 million term loan facility and a $14.0 million revolving credit facility, which includes a sub-limit of up to $5.0 million for letters of credit. As of June 30, 2012, the term loan facility and revolving credit facility balances outstanding were $8.8 million and $0.1 million, respectively. Substantially all of Direct Fuels' property is pledged as collateral under this credit facility. The terms of the credit facility contain customary covenants, including, among others, covenants that restrict Direct Fuels' ability to make or limit certain payments, distributions, acquisitions, loans or investments, incur certain indebtedness, or create certain liens on Direct Fuels' assets. As of December 31, 2011 and June 30, 2012, Direct Fuels was in compliance with the covenants in its existing credit facility.

Off-Balance Sheet Arrangements

        SSS and AEC do not have any off-balance sheet arrangements.

Contingencies

        There are no contingencies which, in the opinion of management, are likely to have a material impact on the financial condition, liquidity or reported results of any of SSS or AEC.

Contractual Obligations

        A summary of SSS's contractual obligations as of December 31, 2011 is provided in the following table.

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt	$57,500	—	$57,500	—	—
Seller Note	125	125	—	—	—
Customer Advances	14,133	7,968	6,165	—	—
Wet Sand Purchases(1)	27,897	5,774	12,071	10,052	—
Natural Gas Line	99	80	19	—	—
Insurance Obligations	171	171	—	—	—
Heavy Equipment Leases	395	153	242	—	—

Total	$100,320	$14,271	$75,991	$10,052	—

        The aggregate payments are being allocated between sand purchases and a capital lease. The computed allocation to sand purchases is based on 300,000 tons of annual contracted minimum purchases for the remaining term of the contract.

        Subsequent to December 31, 2011, SSS entered into the following contractual obligations:

        Canadian National.    On May 9, 2012 SSS entered into a long-term agreement with Canadian National Railway Company pursuant to which it will invest $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into SSS's Barron County facility. We are obligated to ship more than half of our expected Barron County production volumes on the Canadian National Rail line. If SSS does not provide the minimum volume of frac sand for shipping, SSS will be required to pay a per-ton shortfall penalty, subject to certain exceptions.

        Midwest Frac.    On July 17, 2012 SSS entered into a ten-year supply agreement with Midwest Frac. Pursuant to the terms of this agreement, SSS has constructed a wet plant, which SSS will initially own, on land owned by Midwest Frac. SSS is obligated to purchase a minimum annual volume of 200,000 tons of wet sand from Midwest Frac's mine or pay a fee per ton that is not purchased. SSS has also entered into a ten-year dry sand tolling agreement with Midwest Frac pursuant to which SSS will provide dry sand conversion services for Midwest Frac, in which if Midwest Frac does not supply a minimum quantity of wet sand to SSS for processing under the tolling agreement, then the purchase price per ton of sand under SSS's sand supply agreement with Midwest Frac will be retroactively reduced.

        A summary of AEC's contractual obligations as of December 31, 2011 is provided in the following table.

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Term and revolver loan agreement, principal and interest payments(1)	$34,066	$1,800	$3,515	$28,751	—
Operating lease payments	341	200	141	—	—

Total	$34,407	$2,000	$3,656	$28,751	—

(1)
Represents estimated principal and interest payments on term and revolver loan.

Quantitative and Qualitative Disclosure About Market Risk

  Commodity Price Risk

        SSS is exposed to market risk with respect to the pricing that it receives for its sand production. Realized pricing for SSS's frac sand is primarily driven by take-or-pay supply agreements with two large well-capitalized oilfield services companies. Initial terms of these contracts expire between 2014 and 2021. Prices under these agreements are generally fixed and are subject to adjustment, with limitation, in response to certain cost increases. As a result, SSS's realized prices for its frac sand may not grow at rates consistent with broader industry pricing. During periods of rapid price growth, SSS's realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. SSS does not enter into commodity price hedging agreements with respect to its sand production.

        AEC is exposed to market risk with respect to the pricing that it charges for its refined fuels products and that it pays for its transmix, wholesale fuel and other feedstocks. Realized margins for AEC's refined fuel products are determined by the relationship, between the prices it charges for fuel and the prices it pays for transmix, wholesale fuel and other feedstocks. AEC purchases its transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are the Platt's Gulf Coast gasoline and diesel price postings. The costs of AEC's purchases are generally set on the day that it purchases the products. AEC typically sells its fuel products within seven to ten days of its supply purchases at then prevailing market prices. If the market price for AEC's fuel products declines during this period or generally does not increase commensurate with any increases in its supply and processing costs, AEC's margins will fall and the amount of cash AEC will have available for distribution will decrease. In addition, because AEC values its inventory at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than AEC's cost, it would record a write-down of inventory and a non-cash charge to cost of sales. In a period of declining prices for transmix or refined products, AEC's inventory valuation methodology may result in decreases in its reported net income.

        AEC utilizes financial hedging arrangements whereby it hedges a portion of its gasoline and diesel inventory, which reduces its commodity price exposure on some of its activities.

        The derivative commodity instruments utilized by AEC consist mainly of futures traded on the New York Mercantile Exchange. AEC does not designate these commodity instruments as cash flow hedges under Accounting Standards Codification (ASC) 815, Derivatives and Hedging. As a result, AEC records derivatives at fair value on the consolidated balance sheet with resulting gains and losses reflected in cost of fuel as reported in the consolidated statement of operations. AEC's derivative commodity instruments serve the same risk management purpose whether designated as a cash flow hedge or not. AEC derives fair values principally from published market quotes. The precise level of open position derivatives is dependent on inventory levels, expected inventory purchase patterns and market price trends.

  Interest Rate Risk

        SSS and AEC are exposed to various market risks, including changes in interest rates. Market risk related to interest rates is the potential loss arising from adverse changes in interest rates. We do not believe that inflation has a material impact on the financial position or results of operations of SSS and AEC during periods covered by the financial statements included in this prospectus.

        SSS manages its exposure to changing interest rates through the use of fixed rate debt. Subsequent to December 31, 2011, SSS's term loan carries a fixed annual interest rate of 12% while its subordinated debt carries a stated annual interest rate of 0%.

        AEC is exposed to fluctuations in interest rates since its borrowings are variable rate debt. AEC enters into certain interest rate swap agreements in accordance with its risk management strategy. These agreements do not meet the criteria for hedge accounting, however, these agreements do have the economic impact of mitigating interest rate risk. The interest rate swap agreements are accounted for on a mark-to-market basis through current earnings even though they were not acquired for trading purposes. As of December 31, 2011 and 2010, the total notional amount of AEC's receive-fixed/pay-variable interest rate swap was $0 and $15.2 million, respectively. The fair value of outstanding derivative financial instruments was $0 and $0.2 million at December 31, 2011 and 2010, respectively. AEC recognized derivative contract gains of $0.2 million and $0.3 million in the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively.

  Counterparty Risk

        AEC is subject to risk of losses resulting from nonpayment or nonperformance by certain counterparties to interest and commodity derivative interests. The credit exposure related to interest and commodity derivative instruments is represented by the fair value of the asset position (i.e., the fair value of expected future receipts) at the reporting date. Should the creditworthiness of one or more of the counterparties decline, AEC's ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, AEC may sustain a loss which could negatively impact cash receipts.

  Customer Credit Risk

        SSS and AEC are subject to risks of loss resulting from nonpayment or nonperformance by their customers. Each of SSS and AEC examines the creditworthiness of third-party customers to whom credit is extended and manages exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures. The top four customers of SSS accounted for 31%, 20%, 17% and 12% respectively of SSS's revenue for the year ended December 31, 2011. AEC's most significant customer accounted for 11% of revenue for the year ended December 31, 2011.

Critical Accounting Policies and Estimates

        Listed below are the accounting policies we believe are critical to our discussion and analysis of financial condition and results of operations, and that we believe are critical to the understanding of our operations.

  Revenue Recognition Policies

        In general, we recognize revenue from customers when all of the following criteria are met:

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  persuasive evidence of an exchange arrangement exists;

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  delivery has occurred or services have been rendered;

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  the price is fixed or determinable;

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  collectability is reasonably assured; and

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  the risk of loss is transferred to the customer.

In our Sand segment, revenue is generally recognized when sand leaves our plants. The sand is generally transported via railcars or trucking companies hired by the customer. Our revenues are primarily a function of the price per ton realized and the volumes sold. The majority of our revenues are currently realized through take-or-pay supply agreements with two large well capitalized oilfield services companies. Initial terms of these contracts expire between 2014 and 2021. These agreements define, among other commitments, the volume of product that our customers must purchase, the volume of product that we must provide and the price that we will charge and that our customers will pay for each ton of contracted product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. With respect to the take-or-pay arrangements, if the customer is not allowed to carry forward minimum quantities under the terms of the contract, we recognize revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be made up, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to make up deficiencies expires. As a result, there are uncertainties as to when and whether the requirements for the recognition of revenue from our take-or-pay arrangements will be satisfied and, in determining whether or when to recognize revenue under our take-or-pay contracts, management makes judgments regarding a customer's ability to pay and whether a customer will purchase less than the contracted volume.

        In our Fuel Processing and Distribution segment, revenue is generally recognized when fuel is loaded onto a customer-provided truck. We recognize revenue related to terminal and reclamation services and sales of motor fuels, net of trade discounts and allowances, in the reporting period in which the services are performed and motor fuel products are transferred from our terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

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  allowance for doubtful accounts;

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  recognition of revenue under take-or-pay contracts;

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  recognition of capital lease liability;

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  estimated future lease payments under capital lease liability;

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  the assessment of recoverability of long lived assets;

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  useful lives of property, plant and equipment; and

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  the recognition and measurement of loss contingencies.

        We make every effort to record actual volume and price data, however, there may be times where we need to make use of estimates for certain revenues and expenses. If the assumptions underlying our estimates prove to be substantially incorrect, it could result in material adjustments in results of operation.

  Depreciation Methods and Estimated Useful Lives of Property, Plant and Equipment and Depletion

        In general, depreciation is the systematic and rational allocation of an asset's cost, less its residual value (if any), to the periods it benefits. All of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in-service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively. Examples of such circumstances include:

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  changes in laws and regulations that limit the estimated economic life of an asset;

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  changes in technology that render an asset obsolete;

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  changes in expected salvage values; or

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  significant changes in the forecast life of proved reserves of applicable gas production basins, if any.

        Our frac sand is initially recognized at cost, which approximates estimated fair value as of the date of acquisition. The provision for depletion of the cost of frac sand is computed on the units-of-production method. Under this method, we compute the provision by multiplying the total cost of the frac sand by a rate arrived at dividing the physical units of sand produced during the period by the total estimated frac sand at the beginning of the period.

Asset Retirement Obligations

        We follow the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 410-20-05, Accounting for Asset Retirement Obligations, or ASC 410-20-05. ASC 410-20-05 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

        Under ASC 410-20-05, SSS recognized an estimated liability for costs associated with the abandonment of sand mining properties. A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recognized at the time the land is mined. The increased carrying value is depleted using the unit-of-production method, and the discounted liability is increased through accretion over the remaining life of the mine site. The estimated liability is based on historical industry experience in abandoning mine sites, including estimated economic lives, external estimates as to the cost to bringing back the land to federal and state regulatory requirements. For the liability recognized, SSS utilized a discounted rate reflecting management's best estimate of its credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine's economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites.

Impairment of Long-Lived Assets

        In accordance with FASB ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. The recoverability of intangible assets subject to amortization is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

Accounting for Contingencies

        Our financial results may be affected by judgments and estimates related to loss contingencies. Litigation contingencies may require significant judgment in estimating amounts to accrue. We accrue liabilities for litigation contingencies when such liabilities are considered probable of occurring and the amount is reasonably estimable.

Recently Issued Accounting Pronouncements

        In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, or ASU 2011-04. ASU 2011-04 changes some fair value measurement principles under GAAP, including a change in the valuation premise and the application of premiums and discounts. It also contains some new disclosure requirements under GAAP. It is effective for interim and annual periods beginning after December 15, 2011. We do not expect the adoption of this new guidance to have a significant impact on our financial position, cash flows or results of operations.

Recently Enacted Legislation

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company."

Internal Controls and Procedures

        Prior to the completion of this offering, we and SSS and AEC, which together constitute our predecessor for accounting purposes, have been private entities, with limited accounting personnel to adequately execute our accounting processes and limited other supervisory resources with which to address our internal control over financial reporting. As such, both SSS and AEC have failed in the past to maintain an effective control environment to ensure that the design and execution of our controls has consistently resulted in effective review of our financial statements and supervision by appropriate individuals.

        We and our independent registered public accounting firm concluded that these control deficiencies constituted material weaknesses in our control environment. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

        Specifically, the identified material weaknesses related to the following:

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  in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2010 and again in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2011, SSH's management identified a material weakness relating to the failure to record certain entries and adjustments during the year-end closing process; and

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  in connection with the audit of the consolidated financial statements of AEC for the year ended December 31, 2010, AEC Holdings' management identified a material weakness relating to access to and security controls on AEC's inventory and transaction management software.

        AEC remediated the material weakness identified with respect to its 2010 audit, primarily through the implementation of logistical and security controls with respect to its information technology, and that material weakness did not recur in 2011.

        We and SSS have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness identified with respect to SSS and to implement the recommendations of its auditors, primarily through the hiring of additional accounting and finance personnel. The actions that we are taking ultimately will be subject to ongoing review by our senior management and oversight by the audit committee of our general partner. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives ultimately may not prove to be successful in remediating the material weakness described above.

        Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Section 404 of the Exchange Act will require us to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. Although we will be required to disclose changes made in our internal control and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the fiscal year ending December 31, 2013. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company," which may be up to five full fiscal years following this offering.

 INDUSTRY

Frac Sand Industry

  Overview

        The commercial silica industry consists of businesses that are involved in the mining, processing and sale of commercial silica. Commercial silica, also referred to as "silica," "industrial sand and gravel," "silica sand" and "quartz sand," is a term applied to sands and gravels containing a high percentage of silica (also known as silicon dioxide or SiO2) in the form of quartz. Commercial silica deposits occur throughout the United States, but mines and processing facilities are typically located near developed rail infrastructure, which facilitates access to markets. Other factors affecting the feasibility of commercial silica production include deposit composition, product quality specifications, land-use and environmental regulation, including permitting requirements, access to electricity, natural gas and water and a producer's expertise and know-how.

        The low relative cost and special properties of commercial silica—chemistry, purity, grain size, color, inertness, hardness and resistance to high temperatures—make it critical to a variety of industries and end-use markets, including oil and natural gas recovery, glass production, the manufacturing of building products, the production of molds for metal castings and in the fillers and extenders end-use markets. In particular, commercial silica is a key input in the hydraulic fracturing techniques used in the development of unconventional oil and natural gas resource basins.

  Oil and Natural Gas Proppants

        Advances in unconventional oil and natural gas extraction techniques, such as horizontal drilling and hydraulic fracturing, have allowed for significantly greater extraction of oil and natural gas trapped within unconventional resource basins such as shale rock. The hydraulic fracturing process consists of pumping fluids down an oil or natural gas well at pressures sufficient to create fractures in the hydrocarbon-bearing rock formation in order to increase the flow rate of hydrocarbons from the well. A granular material, called proppant, is suspended and transported in the fluid and fills the fracture, "propping" it open once high-pressure pumping stops. The proppant-filled fracture creates a conductive channel through which the hydrocarbons can flow more freely from the formation to the well and then to the surface. Proppants therefore perform the vital function of promoting the flow, or conductivity, of hydrocarbons over a well's productive life.

        There are three primary types of proppant that can be utilized in the hydraulic fracturing process: commercial silica (known as frac sand), resin-coated sand and ceramic. Proppant typically costs between $30 to $100 per ton for frac sand and up to $500 to $700 per ton for the highest grade ceramics, with pricing for coated sand selling at a slight discount relative to ceramics. Because the price of proppant represents a significant cost to completing an oil or natural gas well, particularly for synthetic proppants, such as ceramics and resin coated sand, operators are price sensitive when selecting which proppant to use when completing a well. During periods of depressed energy prices, some operators may settle for lower cost and lower conductivity frac sands even though well productivity may be impacted.

        Frac sand represents the lowest cost and largest volume of proppant supplied to pressure pumping companies and operators. According to the PropTester® Report, frac sand (and sand substrate used for resin coating) represented approximately 90% of all primary proppant types supplied in 2011. In addition, we believe operators are migrating to high-quality frac sand as their proppant of choice in most unconventional resource developments in circumstances where frac sand will yield results equivalent to higher priced synthetic alternatives. Therefore, since 2000, increased demand for frac sand, particularly coarser sand (such as 16/30, 20/40 and 30/50 mesh), and constrained supply increases have resulted in favorable pricing trends for frac sand producers.

        Reflecting these industry dynamics, the PropTester® Report estimates the 2011 global frac sand market consumption (and sand substrate used for resin coating) at approximately 28.6 million tons, an increase of approximately 11.5 million tons (or 67.3%) compared to approximately 17.1 million tons in 2010. The United States is the single largest consumer of proppants, followed by Canada. Within the United States, the 2010 USGS Minerals Yearbook, published February 2012, reports that production of frac sand for hydraulic fracturing operations accounted for approximately 41.1% by volume and approximately 54.0% by value of the total 32.3 million tons of industrial sand and gravel sold or used by United States producers in 2010. According to the USGS, frac sand consumption increased approximately 86.2% in 2010 to approximately 13.3 million tons, compared to approximately 7.2 million tons of frac sand produced in 2009. The following chart depicts historical global and U.S. consumption of frac sand in the oil and gas proppants market from 2000 through 2011.

Sources: PropTester® Report and the 2010 USGS Minerals Yearbook.

        Because the selection of a particular proppant can account for a meaningful portion of the cost to complete an oil or natural gas well and, therefore, the economics of a well, operators must balance concerns of cost, availability and performance when selecting which type of proppant to use in their drilling operations. Frac sand must meet stringent technical specifications set forth by ISO and API including, among others, coarseness, crush resistance, conductivity, sphericity, acid solubility, purity and turbidity. Certain of these characteristics are of prominent importance because they influence both availability and pricing of frac sand and can have a significant impact on the ultimate production rate and profitability of a well. These key characteristics are coarseness, crush resistance and conductivity.

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  Coarseness.  Generally, frac sand is produced and sold in whole grain (unground) form. Frac sand grain size is critical to hydraulic fracturing operations in order to satisfy downhole conditions and well completion design. Mesh size is used to describe the size of frac sand grain size and is determined by sieving the sand through screens with uniform openings corresponding to the desired grain size. The vast majority of grains range from 12 to 140 mesh (representing the number of openings per linear inch on a sizing screen) and include standard sizes, such as 12/20, 16/30, 20/40, 30/50 and 40/70. To receive a standard size designation, 90% of a particular batch of product must fall within the designated sieve sizes. As a result, for a sand to be designated as, for example, 12/20 mesh, 90% of that sand must pass through a 12 mesh sieve and be retained by a 20 mesh sieve. Larger, coarser sand grains (such as 16/30, 20/40 and 30/50 mesh) are typically used in hydraulic fracturing processes targeting oil and liquids-rich gas recovery, while smaller, finer grains (such as 40/70 and higher mesh) are used primarily in dry gas drilling applications.

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  Crush Resistance.  Compressive strength, or crush resistance, is an important factor in deeper fracturing applications where downhole pressures become more extreme. Generally, frac sands need to be nearly pure quartz, spherical and have high compressive strength, typically between 6,000 psi and 9,000 psi.

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  Conductivity.  Conductivity represents a multiple of the permeability of the proppant and the width of the proppant, which dictates the sand's ability to prop open a fracture and allow hydrocarbons to flow. Greater proppant conductivity results in enhanced well performance in hydraulic fracturing operations.

        In fracturing a well, operators must select a proppant that is transportable into the fracture, is compatible with frac and wellbore fluids, permits acceptable cleanup of frac fluids and can resist flowback. In addition, the proppant must be thermally stable, chemically inert, environmentally benign and readily available in adequate quantities. Frac sands that meet these specifications are typically mined from poorly cemented Cambrian and Ordovician sandstones and from unconsolidated alluvial sands locally derived from these sandstones.

        High-quality northern Ottawa white frac sand resources are largely limited to select areas, predominantly the upper Midwest United States. The State of Wisconsin has abundant resources of high-quality, northern Ottawa white frac sands found in marine sandstones of the Cambrian age that are desirable for use in hydraulic fracturing. Several geologic formations located in Wisconsin contain silica sands with favorable characteristics for use as a proppant: nearly pure quartz content, highly spherical shape, uniformity and high crush resistance. While most known ore bodies possess a heavy concentration of 40/70 mesh, a limited number of these Wisconsin deposits possess generally coarser sand formations, with less of a concentration of 40/70 mesh, and therefore are well-suited to optimize production in oil- and liquids-rich areas and currently command premium market pricing in comparison to other frac sands, such as brown and southern white sand found in Arkansas, Missouri, Oklahoma and Texas. In addition, Wisconsin's silica sand resources are generally found near the surface of the formations, which lowers the cost of mining the sand relative to sand that is found deeper under the surface of the formations. The principal areas of interest in the state for sand mining have been in western Wisconsin, with the coarser deposits located in the northernmost locations, including the deposits mined by us.

        The locations identified on the map below detail the outcrop areas of Cambrian quartz sandstones found primarily in Wisconsin.

Source: U.S. Geological Survey as of 1974

Demand Trends

        The primary factors currently influencing demand for frac sand in the United States are the level of horizontal drilling activity by exploration and production companies and the level of associated hydraulic fracturing services, specifically the volume of proppant pumped per fracturing stage and per well on an aggregate basis. Since late 2010, there has been a significant increase in both horizontal drilling activity and related hydraulic fracturing services, which has resulted in a corresponding increase in demand for frac sand and other proppants. According to the Freedonia Group, North American raw frac sand demand, by weight, grew 29% per year from 2006 to 2011 and is expected to grow 7.3% per year from 2011 to 2016. The following chart illustrates historical and forecasted proppant demand and Raw Frac Sand prices for certain years from 2001 to 2021.

 Historical and Projected Proppant Demand and Raw Frac Sand Price

Source: The Freedonia Group

        The following trends have contributed to the significant increase in demand for frac sand.

  Increased Exploration and Production of Unconventional Resource Plays

        Ongoing and increased exploration and production of unconventional oil and natural gas fields has led to increased demand for hydraulic fracturing services and frac sand. Two technologies—horizontal drilling and hydraulic fracturing—are critical to recovering oil and natural gas from unconventional resource formations. These activities require material inputs of frac sand and other proppants. Whereas a traditional vertical well typically may require 50 to 250 tons of proppant, a horizontal well typically involves high-volume proppant stimulation completions often requiring 1,500 to 3,000 tons or more. The following chart identifies trends in the number of horizontal drilling rigs from 2004 to 2012.

Source: Baker Hughes Inc. as of September 14, 2012

  Technological Improvements and Positive Impacts of Increased Proppant Use

        Advances in drilling and completion technologies have made the development of many unconventional resource formations, such as oil and natural gas shales, economically attractive. In addition, horizontal wells have become longer and more complex, which has intensified demand for frac sand and other proppants. Technological improvements have led to this increase in demand as a result of:

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  improved drilling rig productivity, resulting in more wells drilled per year per rig;

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  increases in the number of fracturing sites within each well where fracturing occurs and proppant is needed;

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  increases in the length of the horizontal distance covered in each stage of the well; and

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  increases in proppant use per foot completed in each fracturing stage that has caused measured improvement compared to the production curve of wells using lower proppant volume.

  Increased Drilling in Oil- and Liquids-Rich Formations

        In addition to the overall increase in the number of horizontal drilling rigs, over the last four years, there has been a significant shift in drilling activity in the United States from dry gas formations to oil- and liquids-rich formations, which has led to a corresponding increase in demand for coarser frac sands that facilitate the conductivity of oil- and liquids-rich drilling applications. For example, according to the North American rig count data published by Baker Hughes Inc., at January 4, 2008, there were approximately 300 rigs drilling for oil and over 1,450 rigs drilling for natural gas in the United States. At September 14, 2012, there were over 1,400 drilling rigs operating in oil- and liquids-rich areas of the United States, while the natural gas rig count had declined to approximately 450. The following chart illustrates the recent trends depicting the increase in the oil-related rig count as compared to the natural gas-related rig count.

        Historical U.S. Rig Count by Hydrocarbon

Source: Baker Hughes Inc., as of September 14, 2012

        The trend towards oil-related rigs indicates an ongoing demand increase for coarser proppants as oil, being a coarser molecule than natural gas, often requires a larger proppant to effectively and economically drain a reservoir. In general, oil- and liquids-rich formations require a higher percentage of coarser proppants such as 16/30, 20/40 and 30/50 mesh, whereas many unconventional dry natural gas formations are fracture stimulated with large volumes of fine grained 40/70 and 100 mesh proppants. The increased drilling activity in oil- and liquids-rich formations in the United States is primarily taking place in unconventional shale plays, such as the Eagle Ford, Bakken, Niobrara and Utica Shales, and other unconventional formations, such as the Mississippian formation in Oklahoma. Although the exploration and production industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at prices substantially below the current prevailing prices for oil and liquids-rich gas. We believe this should provide continued and growing opportunities for drilling activity in oil- and liquids-rich formations and continued growth in demand for coarser frac sands.

Extraction and Production Processes

        Frac sand deposits are formed from a variety of sedimentary processes and have distinct characteristics that range from hard sandstone rock to loose, unconsolidated dune sands. While the specific extraction method utilized depends primarily on the deposit composition, most frac sand is mined using conventional open-pit bench extraction methods and begins after clearing the deposit of any overlaying soil and organic matter. The sand deposit composition and chemical purity also dictate the processing methods and equipment utilized. For example, broken rock from a sandstone deposit may require one, two or three stages of crushing to liberate the sand grains required for most markets.

Unconsolidated deposits may require little or no crushing, as sand grains are not tightly cemented together.

        After extracting the ore, the sand is washed with water to remove fine impurities such as clay and organic particles. In some deposits, these fine contaminants or impurities are tightly bonded to the surface of the sand grain and require attrition scrubbing to be removed. Other deposits require the use of flotation to collect and separate contaminants from the sand. When these contaminants are weakly magnetic, special high intensity magnets may be utilized in the process to improve the purity of the final frac sand product. After the sand has been washed, most output is dried prior to sale. In order to meet the requirements of the oilfield services industry, frac sand is dried until it contains no moisture. The final step in the production process involves the classification of frac sand according to its coarseness.

Product Distribution

        Most frac sand is shipped in bulk to customers by truck or rail. The frac sand industry has experienced a shift away from truck to rail as service companies are more willing to invest in transportation infrastructure in order to obtain access to high-end proppants in an effort to improve hydraulic fracturing production. In 2011, the frac sand industry experienced a shortage of railcars needed to haul frac sand due to increased demand. As of the first quarter of 2012, the industry is better equipped from a rail car supply perspective, but shipment volumes remain constrained by the lack of frac sand transloading and storage infrastructure available in close proximity to highly active unconventional oil and natural gas basins. As more transloading and storage infrastructure comes online during 2012, decreased rail transit times should further alleviate rail related supply constraints.

        Transportation cost represents a significant portion of the overall delivered product cost of frac sand. The majority of sand production transported by truck is sold within approximately 200 miles of the producing facility because the cost of transportation beyond that distance generally makes the frac sand uneconomic to the customer. This limitation emphasizes the importance of rail access for low-cost delivery outside of the 200-mile trucking radius. Therefore, locating a frac sand production facility near rail infrastructure is one of the most important considerations for producers and customers. Despite the expense, transporting frac sand for use in oil and natural gas recovery by rail over long distances is economically feasible because of its importance in extracting a high-value end product, particularly in high commodity price cycles.

Supply Trends

        Supplies of frac sand have failed to keep pace with demand since approximately the beginning of 2010. Furthermore, recent increases in frac sand capacity have largely consisted of 30/50 and finer mesh sizes; however, coarser sands, such as 20/40, have been a primary focus for most new hydraulic fracturing activity for oil and liquids-rich gas wells. As a result of the economic downturn of 2008 and 2009, there was no significant expansion of domestic frac sand production. The increasing trend in oil- and liquids-rich drilling activity and the corresponding increase in demand for frac sand severely strained the available supply of high-quality coarser frac sands (such as 16/30, 20/40 and 30/50 mesh) in 2011 and led to significant efforts to develop additional sand reserves and associated processing facilities. While both large and small producers have implemented or announced some supply expansions, several key constraints to increasing production on an industry-wide basis remain, including:

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  the difficulty of finding silica reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which, according to the ISO and API, must meet stringent technical specifications, including, among others, coarseness, crush resistance, conductivity, sphericity, acid solubility, purity and turbidity;

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  the difficulty of identifying reserves with the above characteristics that either are located in close proximity to oil and natural gas reservoirs or have rail access capable of delivering frac sand to major unconventional resource basins at an economical cost;

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  the difficulty of securing mining, production, water, air, road, refuse and other federal, state and local operating permits from the proper authorities (some of which are imposing moratoriums on frac sand mining operations), which can require up to three years to complete and has become increasingly complex, in terms of both technical requirements and the evolving objectives of the local stakeholders in the areas in which frac sand may be available;

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  the difficulty of securing contiguous reserves of silica large enough to justify the capital investment required to develop a mine and processing plant, particularly for 16/30, 20/40 and 30/50 mesh frac sand where demand has exceeded the pace of new and existing mine capacity expansions;

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  a lack of industry-specific geological, exploration, development and mining knowledge and experience needed to enable the identification, acquisition and development of high-quality reserves;

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  the difficulty of acquiring and managing a fleet of rail cars capable of transporting the intended production volumes; and

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  the difficulty of securing long-term, take-or-pay contracts with a large enough portfolio of customers to justify making a substantial capital commitment in new mining operations.

Pricing

        Since 2000, the increased demand for frac sand from customers in the oil and gas proppants market and limited supply increases have resulted in favorable pricing trends for frac sand producers. According to the Freedonia Group, frac sand prices increased at an average annual rate of 4.7% from 2001 to 2011. In addition, the shift of drilling activity in the United States from dry gas formations to oil and liquids-rich natural gas formations has led to a corresponding increase in demand for coarser frac sands and, as a result, the prices for coarser frac sands have risen more than the prices for finer frac sand since 2008. The U.S. Bureau of Labor Statistics Producer Price Index for Industrial Sand Mining—Secondary Products, which includes frac sand, suggests that prices rose 3.6% during the twelve month period ended June 30, 2012. Certain data points indicate that spot prices for frac sand have declined in recent months, but we currently believe that the market will support contracts for frac sand at prices at least as favorable to us as our current take-or-pay contracts.

Fuel Processing and Distribution Industry

Overview

        The primary driver of activity and earnings in our Fuel Processing and Distribution segment is our transmix operations. The transmix industry consists of businesses that process and separate transportation mixture, which is the liquid interface, or fuel mixture, that forms when multiple types of petroleum are transported sequentially through a pipeline. Pipeline operators send large batches of different fuel products (such as gasoline, diesel and jet fuel) through the same pipeline, in sequence, to receiving terminals. Generally, product batches are placed directly against each other, without any practical means of keeping them separated. Some mixing of fuels occurs at the interface of different batches in a pipeline. The actual volume of mixed material generated depends on a number of physical parameters including product sequencing decisions made by pipeline operators and the flow rate of the pipeline. Transmix can also be generated when the wrong type of refined fuel product is put in a tank or pipeline creating fuel that no longer meets the appropriate specifications. This situation, called a

"cross dump," generates much less transmix than the mixing of different fuels in refined product pipelines.

        As the transmix reaches the receiving terminal, it is "cut-out" of the refined products pipeline and transferred to a dedicated storage tank at the terminal. Each transmix "cut" consists of some mixture of gasoline, diesel, jet fuel or other previously certified petroleum product. Pipeline operators focus on maintaining a balance between minimizing transmix and ensuring that terminal operators never exhaust their supply of refined products. Since fuel terminals generally do not have sufficient storage for more than a few days' worth of sales, pipeline operators must make frequent changes between the various refined products that they transport. The chart below illustrates how different varieties of fuel are transported through pipelines and how transmix is generated as a by-product of those shipments.

        There are three ways that transmix can be re-introduced into the pool of refined products in order to meet applicable industry standards. First, it can be blended into refined products with no further processing. Because blending transmix into refined products can create potential quality problems, only a limited portion of the transmix that is produced is blended in this manner. Second, transmix can be sent to a refinery, blended with crude oil and then separated into refined products through the crude oil refining process. Major refineries, however, prefer not to process transmix because their refining capacity is typically constrained. Additionally, processing transmix is less economical for them than processing crude oil due to relatively lower volumes, higher acquisition costs, decreased operating efficiencies and concerns over additives in the transmix supply that may impact the life of the catalysts. Finally, transmix can be sold to a specialty transmix processor, such as our subsidiaries Direct Fuels and AEC, for further processing into refined products. We believe this last option is the most efficient means of handling transmix and that producers of transmix generally choose to sell their product to specialty transmix processors.

Supply and Demand

        As the chart below illustrates, total consumption of liquid fuels in the United States, including both fossil fuels and biofuels, is expected to remain relatively stable from 2010 (19.2 million barrels per day) to 2035 (to 21.9 million barrels per day), according to the EIA. The transportation sector is expected to continue to account for the largest percentage of demand for liquid fuels (as measured by energy content), accounting for approximately 72% of total liquids consumption in 2010 and in 2035, respectively.

Source: Annual Energy Outlook 2012 published by the Energy Information Administration in June 2012

        We believe that transmix processing volumes generally increase or decrease at approximately the same rate as liquid fuel consumption. Transmix volume is also driven by changes in governmental regulations. For example, transmix volumes increased significantly in 2006 due to regulations promulgated by the EPA in mid-2006 that required a reduction in the sulfur content of diesel fuel. In particular, the maximum allowable sulfur content for on-road diesel fuel was reduced from 500 ppm (low sulfur diesel) to 15 ppm (ultra-low sulfur diesel). In order to prevent contamination of the lower-sulfur fuels traveling through pipelines, pipeline operators had to reconfigure the way fuel was transported, which resulted in more interfaces between products and deeper "cuts" in those interfaces. Under the EPA's regulations, all on-road and off-road diesel had to meet a 15 ppm sulfur standard as of June 2010. There is no specific transition date required for locomotive and marine diesel; however, railroads must begin purchasing Tier 4 locomotives, which only accept 15 ppm sulfur diesel, starting in 2015. As a result, 500 ppm sulfur diesel will be phased out of the locomotive market over a several year period beginning in 2015. Other than the sulfur standards for diesel fuel, we believe there are currently no pending regulatory changes that will impact the volume of transmix produced in the United States.

        Producers of transmix, which are primarily pipeline and fuel terminal operators, generally evaluate processors of transmix based on several criteria, the most important of which are price and service. Price is principally driven by the cost of transporting the transmix to the processor. Transmix producers that are connected to outbound refined product pipelines have more alternatives for finding transmix processors and, as a result, are generally able to negotiate more favorable transmix pricing terms. Many producers of transmix, however, must rely on trucks to transport their transmix. The high cost of moving transmix by truck limits the distance that the product can be economically delivered to a processor. In addition, terminal operators have limited storage available for transmix. If transmix storage tanks become full, then it becomes necessary to shut the pipeline down or transfer transmix into a finished product tank, which results in the need to downgrade a substantial amount of finished product. Therefore, transmix producers typically select processors that demonstrate an ability to handle large volumes of transmix with little or no lead time.

        Apart from the importance of price, which is driven primarily by geographic location, and demonstrated ability to service supplier needs, other effective barriers to entry exist in the transmix processing business. New transmix processors are difficult to establish because they require extensive municipal, state and federal air and land-use permits, tank storage, access to inexpensive feedstocks, economical access to bring in octane-boosting additives and loading racks to transfer the refined products onto trucks. The map below shows the 19 dedicated transmix processing plants that we believe were operating in the United States as of June 2012.

        Transmix processors have two alternatives for selling their finished product. The first is to sell it in the local market across a truck rack. The second is to store large batches and then send it via pipeline, rail, truck or barge into other markets for sale. The first alternative is generally preferred because fewer intermediaries are involved, which reduces cost. Additionally, product can be sold as soon as it is produced, which significantly reduces the amount of inventory of finished product stored locally. As a result, the most favorable location for a transmix processing facility is at a bulk fuel terminal with a truck loading rack in a large metropolitan area.

        This method of processing and selling transmix can be enhanced in several ways. First, the supply of refined product from the transmix operation can be supplemented with additional refined products purchased on a wholesale basis. Second, many sellers of refined fuels do not want to make the significant investment required to purchase a bulk fuel terminal and would rather secure the right to sell their product through bulk fuel terminals owned and operated by companies like ours. These strategies facilitate a transmix processor's ability to attract and retain customers while also enhancing returns on invested capital.

        Bulk fuel terminals require several attributes to be successful, including connectivity to supply, accessibility to end-use markets and storage capacity. A bulk fuel terminal's connectivity to multiple sources of supply helps ensure reliable and economic sources of inbound product. The most common and economical means of bringing supply into bulk fuel terminals are via pipeline and barge, although some bulk fuel terminals are also set up to receive product via rail and truck. In addition, a bulk fuel terminal's close proximity to the ultimate end-use market is important because transportation costs are a significant component of overall fuel costs. In addition, maintaining loading racks that can transfer large quantities of fuel quickly and efficiently reduces idle time while product is loaded. Furthermore, bulk fuel terminals require sufficient product storage capacity in order to maintain sufficient inventory levels and meet customers' demands for finished product.

 BUSINESS

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. We believe this diversification provides a more stable cash flow profile compared to companies with operations in only one business or one location. Our operations are organized into two service oriented business segments:

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  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

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  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transmix that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

We conduct our Sand operations through our subsidiary SSS and our Fuel Processing and Distribution operations through our subsidiaries Direct Fuels and AEC. Our Sand segment is expanding rapidly and we expect it to continue to provide a significant majority of our cash available for distribution in the future.

        Our Sand segment currently consists of facilities in New Auburn, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Our Wisconsin sand reserves at our New Auburn facility provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes a significant concentration of 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) relative to other Wisconsin-based frac sand manufacturers. We are one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of sand available on the market, which along with other coarse sands is currently subject to high demand from our customers. The coarseness of our reserves also provides us with a meaningful cost advantage, as companies with a low concentration of coarse sand must typically expend the resources necessary to mine a large amount of fine grain sand that currently has little commercial value.

        Our New Auburn sand facility has on-site rail car loading facilities, which are designed to accommodate approximately 20% more volume daily than the maximum daily output of our dry plant, and 4.5 miles of existing rail track that connects our facility to the Union Pacific rail line and provides us with direct shipping access to all of the major shale basins in the United States and Canada. Using our existing on-site rail track, we ship sand in unit trains, which are dedicated trains (typically 80 rail cars in length or longer) chartered for a single delivery destination that usually receive priority scheduling and result in a more cost-effective method of shipping than standard rail shipment, out of our New Auburn facility. We have the ability to dry approximately 40 rail cars of frac sand per day at our New Auburn facility and load it for delivery. Our location in Wisconsin also provides our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery.

        We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. This facility is also used to dry and store coarse Wisconsin sand for sale to oil field service companies that service unconventional resource plays located throughout the Southwest. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs as the market prices for crude oil and natural gas adjust in the future.

        At June 30, 2012, we had approximately 75.1 million tons of proven recoverable sand reserves, as estimated by our third party reserve engineers, and the capacity to produce up to 3.5 million tons and 1.9 million tons of wet sand and dry sand per year, respectively. At June 30, 2012 operations at our New Auburn facility accounted for approximately 24.6 million tons of proven recoverable sand reserves and approximately 2.0 million tons and 1.3 million tons of our annual wet and dry sand production capacity, respectively.

        Our Sand segment is experiencing rapid growth due to recent technological advances in horizontal drilling and the hydraulic fracturing process that have made the extraction of large volumes of oil and natural gas from domestic unconventional hydrocarbon formations economically feasible. We believe that the premium geologic characteristics of our Wisconsin sand reserves, the strategic location of our sand mines and the industry experience of our senior management team have positioned us as a highly attractive source of frac sand to the oil and natural gas industry.

        We are also constructing a third production facility in Barron County, Wisconsin, which ultimately will consist of a sand mine, two wet plants on land we currently lease and a dry plant on land we own. We expect that our Barron County facility will be supported by approximately 22.0 million tons of proven recoverable sand reserves, as estimated by our third party reserve engineers, and that the facility will provide us access to the same wide range of high-quality sand that we currently have through our New Auburn facility. Construction on the dry plant began in June 2012 and construction on the first wet plant began in September 2012. Construction is expected to be completed on the wet plant in October 2012 and on the dry plant in November 2012 with operations beginning in those months.

        In addition, in order to secure access to an additional supply of coarse sand for our Barron County facility, we have entered into a ten-year supply agreement with Midwest Frac. Pursuant to the terms of this agreement, we have constructed a wet plant, which we will initially own, on land owned by Midwest Frac. Midwest Frac will operate the wet plant, which will have the capacity to process 1.2 million tons per year. We have the right to purchase an annual allotment of up to 500,000 tons of wet sand from Midwest Frac's mine and we will be obligated to purchase at least 200,000 tons of wet sand per year. We have also entered into a ten-year dry sand tolling agreement with Midwest Frac pursuant to which we will provide dry sand conversion services for Midwest Frac. The agreement is structured similarly to a take-or-pay arrangement in that if Midwest Frac does not supply a minimum quantity of wet sand to us for conversion under the tolling agreement, then our purchase price per ton of sand under our sand supply agreement with Midwest Frac will be retroactively reduced. Midwest Frac's mine is located 9.5 miles from our Barron County facility, and we believe the coarseness, conductivity and crush-resistant properties of this raw sand are substantially similar to the properties of the sand at our New Auburn and Barron County mine properties. Operations at the wet plant commenced in September 2012.

        The Barron County facility is expected to be the only frac sand mine in northern Wisconsin located on the Canadian National line. Access to the Canadian National line will provide us with the ability to ship sand from our Barron County facility to all major shale plays throughout the United States and Canada. We have entered into a long-term agreement with Canadian National pursuant to which it will invest $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into our Barron County facility. We have agreed to construct and maintain at our expense a rail facility at our Barron County facility, which allows for the loading and switching of rail cars. We have also agreed to ship a minimum number of tons per year on the Canadian National line at set prices per rail car and by destination. We expect to ship a majority of the sand produced at our Barron County facility on the Canadian National line and have 3.1 miles of on-site rail track to accommodate full unit trains. We expect to be able to load approximately 80 rail cars per day for a total daily loading capacity of 8,800 tons.

        We believe that the connectivity of our Barron County facility to the Canadian National rail line, combined with our existing connection with the Union Pacific line at our New Auburn facility, will provide us enhanced flexibility to accommodate customers located in shale plays throughout North America. We also expect that access to these two rail lines will allow us to provide single line hauls to more shale plays, resulting in faster transit times and a lower delivered cost per ton.

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC, respectively. Through this segment, we acquire and process transmix, which is a blend of different refined petroleum products that have become co-mingled in the pipeline transportation process, and process it into refined products such as conventional gasoline and low sulfur diesel. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 20 months as of June 30, 2012. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix supply and the sales price of the corresponding refined products tends to be stable. In addition to processing transmix and selling refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        For the six months ended June 30, 2012, we generated unaudited pro forma net income and pro forma Adjusted EBITDA of approximately $13.7 million and $25.5 million, respectively, of which approximately $16.3 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $9.2 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. For the year ended December 31, 2011, we generated unaudited pro forma Adjusted EBITDA and pro forma net income of approximately $26.4 million and $11.5 million, respectively, of which approximately $3.9 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $22.5 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. We expect that as we continue to grow our business, our Sand segment will contribute a significant majority of our cash available for distribution in the future. For the definition of Adjusted EBITDA and reconciliations to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 86, and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations" beginning on page 94.

Business Strategies

        Our primary business objective is to generate stable cash flows that will enable us to pay quarterly distributions to our unitholders and to increase our quarterly cash distributions over time. We intend to accomplish this objective by executing the following strategies:

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  Seek contractual cash flow stability.  In our Sand segment, we intend to generate stable cash flows by continuing to secure long-term contracts with existing and new customers that will cover the substantial majority of our production capacity. A portion of our long-term contracts are take-or-pay supply agreements that are designed to compensate us, in part, for our lost margins for the applicable contract year on any unpurchased minimum annual volumes of frac sand thereunder. Subject to market conditions, we will continue to pursue long-term contracts to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. As of June 30, 2012, our northern Ottawa white sand contracts had a volume-weighted average remaining term of 5.7 years and a volume and product mix-weighted price of $56 per ton.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale fuel and the sales price of the refined products fluctuates in a fairly narrow range. In addition, we typically resell our refined products within 7 to 10 days after acquiring our transmix, wholesale fuel and other feedstock supply, which reduces our exposure to fluctuations in the underlying indices. We also enter into financial hedging arrangements in order to limit our direct exposure to commodity price and market index fluctuations.

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  Capitalize on organic growth opportunities and optimize existing assets.  We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new geographic areas or business lines. In our Sand segment, we are currently developing a third frac sand production facility in Barron County, which is expected to more than double our dry production capacity and the amount of proven recoverable Wisconsin reserves we can access. The expanded dry plant capacity is expected to be operational in November 2012. As of the date of this prospectus, we have contracted to sell                        tons of frac sand per year from our Barron County dry plant under a combination of take-or-pay and efforts-based contracts. As of such date our take-or-pay contracts represent        % of this facility's 2.4 million tons per year capacity, and we have an additional        % of this facility's capacity contracted pursuant to efforts-based contracts. We believe our additional frac sand production capacity should provide us with significant opportunities to secure additional long-term contracts and/or to make spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in taking advantage of these opportunities, we expect our profitability and cash flows will be positively impacted. In our Fuel Processing and Distribution segment, we believe there are several opportunities to contract additional transmix supplies and increase wholesale volume, which we can process using existing excess capacity.

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  Access new and adjacent markets using existing capabilities.  We are exploring and will continue to explore opportunities to expand our businesses into new markets by leveraging our existing operations and our historical experiences. In our Sand segment, we will continue to pursue opportunities created by the demand for our reserves and to use our surplus processing and storage capacity in order to meet the needs of our customers. We may in the future transport significant volumes of wet Wisconsin sand to our facility in Kosse, Texas, for drying and sale to service companies throughout the southwestern United States, providing those customers a flexible supply chain that minimizes their transportation costs. Additionally, we may become more involved in providing logistics services for our smaller customers for an additional charge. In our Fuel Processing and Distribution segment, we expect to begin producing biodiesel at our Birmingham, Alabama location using existing idle assets. Also, we intend to leverage our existing customer relationships to expand our footprint in Dallas-Fort Worth and Birmingham and their adjacent markets. From 2011 to 2016, the demand and price of raw frac sand are expected to grow 7.3% and 4.7% annually, respectively, according to the Freedonia Group.

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  Capitalize on compelling industry fundamentals.  We believe the frac sand market offers attractive long-term growth fundamentals, and we expect to continue to position ourselves as a producer of high-quality frac sand. Over the past five years, the demand for frac sand in the United States has grown significantly, primarily as a result of increased horizontal drilling, technological advances that allowed for the development of many unconventional resource formations, increased proppant use per well and cost advantages over other proppants such as resin coated sand and ceramic alternatives. We believe frac sand supply will continue to be constrained by the difficulty in finding reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which must meet the technical specifications of the API, as well as challenges associated with locating contiguous reserves of frac sand large enough to justify the capital investment required to develop a mine and processing plant and securing necessary local, state and federal permits required for operations.

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  Grow business through strategic and accretive business or asset acquisitions.  We plan to selectively pursue accretive acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and commercial relationships in energy services, and we may also seek acquisitions in new geographic areas or complementary business lines. For example, in addition to our Barron County facility, we have identified several highly attractive frac sand deposits in properties adjacent to or in close proximity to our existing Wisconsin operations, allowing for the opportunity to contract additional reserves. We also believe that we can replicate our transmix, wholesale and terminal business activities successfully in other regions of the United States.

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  Maintain financial strength and flexibility.  We intend to maintain financial strength and flexibility to enable us to pursue our growth strategy, including acquisitions, organic growth and asset optimization opportunities as they arise. At the closing of this offering, and after giving effect to the offering-related transactions we describe in this prospectus, we expect to have approximately $         million of cash on hand and $         million of available borrowing capacity under our anticipated new revolving credit facility.

Competitive Strengths

        We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

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  High quality, strategically located assets.  We currently operate two scalable frac sand production facilities in New Auburn, Wisconsin and Kosse, Texas and are constructing a third production facility in Barron County, Wisconsin. Our facilities in Wisconsin are supported by approximately 46.6 million tons of proven recoverable sand reserves and our facility in Texas is supported by approximately 28.5 million tons of proven recoverable sand reserves. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) relative to other producers of northern Ottawa white frac sand. We are one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of sand available on the market. Our access to coarse sand provides us with lower processing costs relative to mines with finer sand reserves and enables us to better serve the current levels of high demand for coarse frac sand that is related to increased hydraulic fracturing activities focused on the recovery of oil and liquids-rich gas in the United States.

  Our transmix facilities are centrally located in the Dallas-Fort Worth and Birmingham metropolitan areas. The population in these areas is forecasted to increase at a weighted growth rate greater than the national average between 2010 and 2030, which is expected to drive incremental demand for the products and services we offer through our Fuel Processing and Distribution segment. Because pipelines typically represent the most economical means of transporting petroleum products, proximity to refined products pipelines is critical to the economic success of our transmix, wholesale and terminal operations. We are able to receive products via two different pipelines owned by the Explorer Pipeline Company and one owned by a major independent refiner at our facility in the Dallas-Fort Worth metropolitan area and via the Plantation and Colonial pipelines at our Birmingham facility.

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  Stable cash flows.  In our Sand segment, we currently sell our products primarily under long-term supply agreements. A portion of our supply agreements are take-or-pay contracts under which the customer will be obligated to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year on any minimum annual volumes that are not purchased by that customer. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. Collectively, sales to customers with take-or-pay sales agreements in 2011 and for the first six months of 2012 accounted for approximately 79% and 74% of our total Sand segment sales volumes, respectively.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale supply and the sales price of the refined products fluctuate in a fairly narrow range. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 20 months as of June 30, 2012. In addition, we have throughput agreements with major refining and fuel marketing companies with terms of up to 36 months, which provide stable, fee-based revenue.

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  Intrinsic logistics advantage.  In our Sand segment, the logistics capabilities of our New Auburn and Barron County facilities enable us to serve all major United States and Canadian oil and natural gas producing basins. Our New Auburn facility has 4.5 miles of on-site rail track that is tied into a rail line owned by Union Pacific and our Barron County facility has 3.1 miles of on-site rail track that will be tied into a Canadian National rail line. Our logistics capabilities enable efficient loading of sand and minimize rail car turnaround times and our facilities are able to accommodate unit trains. We believe we are one of a small number of frac sand producers connected to more than one rail line, and this provides us with the capability to serve virtually all North American shale plays economically using a single-line haul, which reduces transit time and freight cost for our customers.

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  Low cost operating structure.  We believe that our operations are characterized by an overall low cost structure, which permits us to capture attractive margins in the industries in which we operate. Our low cost structure is a result of the following key attributes:

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  significant coarse mineral reserve composition that minimizes yield loss;

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  close proximity of our silica reserves to our processing plants, which reduces operating costs;

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  expertise in designing, building, maintaining and operating advanced frac sand processing, storage and loading facilities and transmix processing and storage assets;

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  after satisfying our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand;

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  proximity to major sand and fuel logistics infrastructure, minimizing transportation and fuel costs and headcount needs;

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  mineral royalty rates that were less than 0.7% of our Sand revenues in 2011;

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  enclosed dry plant operations to allow full run rates in winter months, increasing plant utilization; and

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  a customer base spread across a variety of markets, allowing us to maximize our asset utilization.

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  Significant organic growth capacity.  We believe we have a significant pipeline of attractive sales opportunities for our Barron County facility, which will commence commercial operations in November 2012. The capacity of our Barron County dry plant is 2.4 million tons per year. As of the date of this prospectus, we have contracted to sell                         tons of frac sand per year from our Barron County dry plant under a combination of take-or-pay and efforts-based

    contracts. As of such date our take-or-pay contracts represent        % of this facility's 2.4 million tons per year capacity, and we have an additional         % of this facility's capacity contracted pursuant to efforts-based contracts. We expect to use this excess capacity to establish new customer relationships through new long-term contracts and to enter into spot sales at market prices at favorable prices, which have been higher than long-term contract prices in the recent past. If we are successful in establishing these relationships or selling in the spot market, we expect to experience a positive impact on our profitability and cash flows. In addition, we believe that this capacity will position us well to attract customers currently relying on other frac sand producers when those customers have the opportunity to renegotiate their sand supply contracts or seek out a new supplier.

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  Strong reputation with our customers, suppliers and other constituencies.  Our management and operating teams have developed longstanding relationships with our customers, suppliers and other constituencies. Many of our Sand segment customers have committed to multi-year contracts and based on our track record of dependability, timely delivery and high-quality products that consistently meet customer specifications, we believe that we are well positioned to secure similar arrangements in the future. In our Fuel Processing and Distribution segment, we have established long-term supply relationships with major refining, midstream and marketing companies that provide us with a steady source of supply at competitive prices.

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  Ability to identify and respond to changing market dynamics.  We believe we have designed our assets and business model to permit us to adapt to changing market conditions. For example, at our New Auburn facility, we have been able to optimize our production mix so that up to 20% of our production volume can fluctuate between coarse and fine sands without significant impact on our production yields or costs, thereby allowing us the flexibility to respond efficiently to shifts in pricing and customer demand dynamics. We have also identified opportunities to utilize excess dry plant capacity at our Kosse, Texas frac sand processing facility to meet the increasing demand of our customers in the southwestern United States. Finally, we have significant reserves of fine mesh sand and believe that we will be well positioned to capture opportunities created by changing market trends in the relative prices of crude oil and dry natural gas.

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  Experienced management team with industry specific operating and technical expertise.  The top three management team members of our Sand segment have more than 75 years of combined industry experience. They have managed numerous frac sand mining and processing plants, successfully led acquisitions in the industry and developed multiple greenfield mining and processing operations. Most recently, this management team identified our existing Wisconsin facility and designed, permitted and commenced its operations within 12 months. The top five management team members of our Fuel Processing and Distribution segment have significant experience and complementary skills in the areas of transmix processing, acquiring, integrating, financing and managing refined product terminals and biodiesel manufacturing and have in excess of 100 years of combined industry experience.

Our Assets and Operations

  Sand Segment

  Overview

        Our frac sand facilities are located in New Auburn, Wisconsin and Kosse, Texas, and we expect to commence commercial operations at a second Wisconsin facility, in Barron County, Wisconsin, in November 2012. Based on our own internal estimates we have approximately 75.1 million tons of proven recoverable ISO and API quality sand reserves, including approximately 22.0 million tons of proven recoverable reserves that will supply our Barron County facility. We are currently capable of producing up to 1.9 million tons and 3.5 million tons of dry and wet sand per year, respectively, from our current facilities. Upon commencing operations at our Barron County facility, we anticipate having production capacity of 4.3 million tons of dry sand and 5.2 million tons of wet sand per year, expanding to 6.4 million wet tons per year in early 2013. In addition, we believe that up to approximately 80% of the mined frac sand from our Wisconsin operations can be produced in 16/30, 20/40 and 30/50 mesh sizes without any material change to our cost structure. We believe that the coarseness, conductivity and crush-resistant properties of our Wisconsin reserves and our facilities' interconnectivity to rail and other transportation infrastructure afford us a cost advantage over our competitors and make us one of a select group of sand producers capable of delivering high volumes of frac sand that is optimal for oil and liquids-rich gas production to all major unconventional resource basins currently producing in the United States.

  Our Reserves

        We believe that our strategically located mines and facilities provide us with a large and high-quality mineral reserves base. "Reserves" are defined by SEC Industry Guide 7 as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between "proven (measured) reserves" and "probable (indicated) reserves" which are defined as follows:

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  Proven (measured) reserves.  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

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  Probable (indicated) reserves.  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        We categorize our reserves as proven recoverable in accordance with these SEC definitions and have further limited the definition to apply only to sand reserves that we believe could be extracted at an average cost (excluding inflation and potential commodity price fluctuations) in line with recent historical performance. According to such a definition, we estimate that we had a total of approximately 75.1 million tons of proven recoverable mineral reserves as of June 30, 2012, including the 22.0 million tons of proven recoverable reserves that are supplied from our Barron County facility. The quantity and nature of the mineral reserves at each of our properties are estimated first by third-party geologists and mining engineers and we internally track the depletion rate on an interim basis. In addition, Short Elliot Hendrickson Inc. ("SEH"), Cooper Engineering Company, Inc. ("Cooper Engineering") and Westward Environmental, Inc. ("Westward") have prepared estimates of our proven mineral reserves at our New Auburn, Barron County and Kosse facilities, respectively, as of June 30, 2012. Our external geologists and internal engineers update our reserve estimates annually, making necessary adjustments for operations at each location during the year and additions or reductions due to property acquisitions and dispositions, quality adjustments and mine plan updates. Before acquiring new reserves, we perform surveying, drill core analysis and other tests to confirm the quantity and quality of the acquired reserves.

        As of July 2012, we owned approximately 38% of our mineral reserves and leased approximately 62% of our reserves from third-party landowners, which we describe in more detail below. Our New Auburn and Barron County leases expire in 2036 and 2037, respectively, and we do not anticipate any issues in renewing these leases should we decide to do so. Consistent with industry practice, we conduct only limited investigations of title to our properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine those reserves.

        To opine as to the economic viability of our reserves, SEH and Westward reviewed our operations at the time of their proven recoverable reserve determination. Their findings were then incorporated into their reserve calculations and the reserve estimates reflect the quantity of sand that can be recovered under a similar cost structure. In rendering its opinion regarding the proven recoverable reserves attributable to our Barron County facility, Cooper Engineering determined, based on their knowledge of the Barron County mineral reserve and our intended plan of operations, that it is reasonable to assume our Barron County operating costs will not exceed those of our New Auburn facility.

        The cutoff grade used by SEH in estimating our reserves considers only sand that will not pass through a 70 mesh screen as proven recoverable reserves, meaning that only sands with mesh sizes coarser than 70 are included in SEH's estimate of our proven recoverable reserves. Based on the coarse nature of the mineral deposit and our intended mining plan, Cooper Engineering estimated our reserves using a cutoff grade of 50 mesh, meaning only sands with mesh sizes coarser than 50 are included in the estimate of proven recoverable reserves. The cutoff grade used by Westward in estimating our reserves considers only sand that falls between 20 and 140 mesh API sizes as proven recoverable reserves, meaning that only sands within this range are included in Westward's estimate of our proven recoverable reserves.

  Frac Sand Production Facilities

        The following table provides information regarding our existing frac sand production facilities as of June 30, 2012.

Mine/Plant Location	Proven Recoverable Reserves (Tons)(1)	Primary Reserve Composition	Depth of Reserves	Lease Expiration Date		Mine Area	Wet Plant Capacity (Tons)	Dry Plant Capacity (Tons)	On-site Rail Infrastructure	Six Months Ended June 2012 Sales Volume (Tons)
	(millions)		(feet)			(acres)	(thousands)	(thousands)		(thousands)
New Auburn, WI	24.6	14-60 mesh	45-105	March 2036		418	2,000	1,300	4.5 miles	476.7
Kosse, TX	28.5	20-140 mesh	100	N/A	(2)	225	1,500	600	N/A	79.9

(1)
Reserves are estimated as of June 30, 2012 by third-party independent engineering firms based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining activities.

(2)
We own the mineral rights to at our Kosse mine.

        We are also pursuing construction of a third production facility in Barron County, Wisconsin, which will ultimately consist of a sand mine, two wet plants on land we currently lease and one dry plant on land we own. We expect that our Barron County facility will be supported by approximately 22.0 million tons of proven recoverable sand reserves, as estimated by our third party reserve engineers and that that facility will provide us access to the same wide range of high-quality sand that we currently have through our New Auburn facility. We expect our Barron County facility initially to consist of a wet plant with the capacity to process 1.2 million tons per year and a dry plant with the capacity to process 2.4 million tons of dry northern Ottawa white frac sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh.

        Construction on the dry plant began in June 2012 and construction on the first wet plant began in September 2012. Construction is expected to be completed on the wet plant in October 2012 and on the dry plant in November 2012 with operations beginning in those months. Additionally, in order to secure access to an additional supply of coarse sand for our Barron County facility, we have entered into a ten-year supply agreement with Midwest Frac. Pursuant to the terms of this agreement, we constructed a wet plant with the capacity to process 1.2 million tons per year. We have the right to purchase an annual allotment of up to 500,000 tons of wet sand from Midwest Frac's mine and we will be obligated to purchase at least 200,000 tons of wet sand per year. Midwest Frac's mine is located 9.5 miles from our Barron County facility, and we believe the coarseness, conductivity and crush-resistant properties of this raw sand are substantially similar to the properties of the sand we mine from our New Auburn and Barron County mine properties. Operations at the wet plant commenced in September 2012.

        We also intend to build a third wet plant on our 262 acre lease site in Barron County in the first half of 2013. We expect this facility to have the capacity to process 1.2 million tons of wet sand per year when completed and to increase the aggregate amount of wet sand that our Barron County facility can process to 2.9 million tons per year.

        The following table provides information regarding our Barron County facility.

Mine/Plant Location	Proven Recoverable Reserves (Tons)(1)	Primary Reserve Composition	Depth of Reserves	Lease Expiration Date	Mine Area		Expected Wet Plant Capacity (Tons)		Expected Dry Plant Capacity (Tons)	On-site Rail Infrastructure
	(millions)				(acres)		(thousands)		(thousands)
Barron County, WI	22.0	14-50 mesh	40-50	July 2037	262	(2)	2,900	(3)	2,400	3.1 miles

(1)
Reserves are estimated as of June 30, 2012 by a third-party independent engineering firm based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining operations and do not include the sand reserves we have access to pursuant to our recently executed ten-year supply agreement with Midwest Frac.

(2)
Consists of five adjacent mineral deposits.

(3)
Will consist of two wet plants and includes 500,000 tons of wet sand that we have the right to purchase from Midwest Frac.

        Our plant in Kosse, Texas and all of our dry plants operate year-round and are managed by crews of four to six employees who work 12-hour shifts and average 40-hour weeks, which allows us to optimize facility utilization. Our wet plant in Wisconsin is managed by crews of four to six employees who work 40-hour weeks, with shifts between eight and 12 hours depending on the employee's function; however, because raw sand cannot be wet-processed during extremely cold temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Each of our facilities undergoes regular maintenance to minimize unscheduled downtime and to ensure that the quality of our frac sand meets applicable ISO and API standards and our customers' specifications. In addition, we make capital investments in our facilities as required to support customer demand and our internal performance goals.

  New Auburn, Wisconsin Facility

        In response to customer demand for frac sand for use in hydraulic fracturing operations, we began construction of a wet sand plant and dry sand plant facility in New Auburn, Wisconsin in April 2011 and commenced operations less than seven months later, in October 2011. We lease the mineral rights to a 418-acre mine site located adjacent to our New Auburn wet plant that, as of June 30, 2012, contained approximately 24.6 million tons of proven recoverable reserves, of which approximately 100% were coarser than 70 mesh. The mineral reserves at our New Auburn facility are secured under mineral leases that expire in 2036. Pursuant to these lease agreements we make payments totaling $1.37 for royalties and lease development fees for each ton of sand that we produce at our New Auburn wet plant that is convertible into saleable sand. In addition, these agreements require us to mine an aggregate of at least 75,000 tons of sand each year. In the event we mine less than 75,000 tons of sand during a calendar year, the landowners may unanimously elect to terminate all of the leases unless we pay them a $350,000 aggregate cure payment to retain the leases. If we do not mine any raw sand product during a calendar year, we are required to pay $5,000 to each landowner in lieu of mining raw sand product from their property that year. Additionally, we have obtained surface lease rights to 65 acres on the wet plant site that permit us to stockpile processed product and to construct, operate and maintain our wet plant and related pond and water transportation infrastructure. The surface leases expire in 2036.

        Our New Auburn wet plant facility is comprised of a steel structure and relies primarily on industrial grade aggregate processing equipment to scrub and process up to 2.0 million tons per year of wet sand. Our New Auburn dry plant sits inside a metal enclosed building and contains a 175 ton per hour natural gas fired fluid bed dryer as well as five high capacity gyratory mineral separators. The dryer is capable of producing 1.3 million tons per year of dry northern Ottawa white frac sand in varying gradations, including 16/30, 20/40, 30/50 and 40/70 mesh. For the six months ended June 30, 2012, our New Auburn facility produced approximately 455,900 tons of 16/30, 20/40, 30/50 and 40/70 mesh sand. The coarseness and conductivity of our northern Ottawa white frac sand significantly enhances recovery of oil and liquids-rich gas by allowing hydrocarbons to flow more freely than smaller, finer frac sands. In addition, its crush resistant properties enable northern Ottawa white frac sand to be used in deeper drilling applications than the frac sand produced by many of our peers whose mineral deposits are located in Texas, Arkansas or other southern United States locations. We believe the higher crush strength properties of our northern Ottawa white sand provides us with a significant competitive advantage in supplying frac sand.

        The deposits found in our open-pit New Auburn mine are Cambrian quartz sandstone deposits that produce high-quality northern Ottawa white frac sand and have a minimum silica (SiO2) content of 99%. Fred Weber, a third-party contractor that operates our mine at this location, uses heavy equipment to mine the loose sandstone deposit from a wooded knoll up to approximately 180 feet in elevation above the surrounding seasonally farmed crops. Mined sand is then slurrified and pumped to the wet plant for processing.

        The knoll from which we mine sand can contain up to 90 feet of unsalable overburden but yields pay zones that are up to 105 feet deep and that contain material that is predominately in the 20/60 grain size distribution. Mining takes place in phases lasting from six months to one year in duration, after which the property is reclaimed in a manner that typically provides the landowners with additional crop land. As of June 30, 2012, excavating activities consisting of mining, overburden removal and reclamation, had taken place on less than 60 of the 418 acres of our New Auburn property. No underground mines are operated at our New Auburn location as all mining activities take place on the surface and above the water table.

        Our New Auburn mine and the wet sand processing facility are located approximately 12 miles south of our dry plant and are strategically located on a county road that provides us with year-round trucking access. Once processed and dried, sand from our New Auburn facility is stored in one of five on-site silos with a combined storage capacity of 4,500 tons. In addition to the 4,500 tons of silo capacity, we possess 4.5 miles of onsite rail track (3.0 miles of which is owned and 1.5 miles of which we access through a long term lease) that is tied into a rail line owned by Union Pacific and that is used to stage and store empty or recently loaded customer rail cars. Because of the cost efficiencies of shipping frac sand by rail, our strategic location adjacent to a Union Pacific short rail line provides our customers with the ability to transport northern Ottawa white frac sand from our New Auburn facility to all major unconventional oil and natural gas basins currently producing in the United States.

        The following maps indicate the layout and location of our New Auburn facility.

Wet Plant—New Auburn, WI

Dry Plant—New Auburn, WI

  Kosse, Texas Operations

        Our Kosse, Texas facility was constructed and commenced operations in 2009. We own the mineral rights to a 225-acre mineral deposit located adjacent to our processing plant. The deposit has a minimum silica content of 99% and controlling attributes that include sand grain crush strength and size distribution. As of June 30, 2012, the Kosse mineral deposit contained approximately 28.5 million tons of proven recoverable reserves, which we process into a high-quality, 100 mesh frac sand that is particularly well suited to drilling for dry natural gas. We are not obligated to make any royalty payments in connection with our mining operations at this location. Heavy equipment is used to mine sand from an open-pit in phases lasting from six months to one year in duration, after which the excavated area is reclaimed. The current mining area of our Kosse property covers approximately 57 acres and no reclamation has been performed.

        The wet plant at our Kosse facility is capable of producing up to 1.5 million tons per year of wet sand. The dry plant utilizes a 200 ton per hour natural gas fired rotary dryer that is capable of producing up to 0.6 million tons per year of dry native Texas frac sand. For the six months ended June 30, 2012, our Kosse facility produced and sold approximately 79,900 tons of dry native Texas frac sand. Currently, all sales from the Kosse facility are picked up by trucks that access the plant from adjoining county roads.

        Given its proximity to the Eagle Ford, Haynesville and Barnett shales and the Permian Basin, SSS has demonstrated a historical ability to use excess Kosse capacity to process wet sand shipped from Wisconsin into high-margin finished frac sand that can be sold throughout the southwest United States. The Kosse facility has three dedicated on-site 1,000 ton storage silos, which provides us with an advantage over our competitors that do not have the ability to store sand close to drilling activity in the southwestern United States and that must pay fees to third parties for sand storage. The facility provides mid-sized oilfield services companies, who lack the scale to justify dedicated rail fleets, access to coarse northern Ottawa white frac sand and provides a sand source to customers who cannot secure sufficient storage adjacent to rail offloading facilities. Additionally, our Kosse facility allows for immediate delivery via truck of dried sand to customers who have depleted their inventory and who otherwise would have to hold crews and equipment idle until the next rail shipment of product arrives. We believe that a connection to the Union Pacific mainline could be constructed less than two miles away from our Kosse facility, which would reduce the transportation costs we currently incur in trucking the sand from the existing rail line to our facility, and we are evaluating the construction of that rail connection.

        We also believe there are opportunities to contract with a storage terminal operator in south Texas or Pennsylvania to establish an alternative distribution channel for our products. Through such an arrangement, we could ship wet sand directly to the storage terminal operator and use an onsite dryer to convert the wet sand into finished products. Doing so would further allow us to provide our customers with a flexible source of just-in-time inventory while limiting the extensive silo and storage investment relative to traditional storage terminal operators.

        The following map indicates the layout and location of our Kosse facility.

Kosse, TX Mine

  Barron County, Wisconsin Facility

        In order to keep pace with rapidly increasing demand for our northern Ottawa white frac sand, we have acquired the mineral rights to five adjacent mineral deposits in Barron County, Wisconsin that together account for 262 acres and that contain approximately 22.0 million tons of proven recoverable sand reserves, based on the report of our third-party independent mining engineers. As of June 30, 2012, we had not yet begun extracting sand from our Barron County mine but anticipate commencing such efforts as detailed below. Our Barron County facility is expected to initially consist of a wet plant with the capacity to process 1.2 million tons per year and a dry plant with the capacity to process 2.4 million tons of dry northern Ottawa white frac sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh, which will each be built on our 262 acre lease site. Construction on the dry plant began in June 2012 and construction on the first wet plant began in September 2012, with operations at the wet plant to commence in October 2012, and the dry plant to commence operations in November 2012. We also intend to build a third wet plant on our 262 acre lease site in Barron County in the first half of 2013. We expect this facility to have the capacity to process 1.2 million tons of wet sand per year when completed and to increase the aggregate amount of wet sand that our Barron County facility can process to 2.4 million tons per year. Our total planned cost to construct the Barron County facilities is approximately $43.5 million, over two years, of which $35.5 million is expected to be spent by October 31, 2012.

        The mineral reserves at our Barron County facility are secured under mineral leases that expire in 2037. Pursuant to these lease agreements we make payments totaling $1.00 for royalties for each ton of sand that we produce at our Barron County wet plant that is convertible into saleable sand. In addition, these agreements require us to mine an aggregate of at least 250,000 tons of sand each year. In the event we mine less than 250,000 tons of sand during a calendar year, we are required to pay the landowners an aggregate $250,000 payment on or before December 31 of the calendar year in which we fail to mine the minimum quantity. Additionally, we have obtained surface lease rights to 35 acres on the wet plant site that permit us to stockpile processed product and to construct, operate and maintain our wet plant and related pond and water transportation infrastructure. The surface lease expires in 2037.

        The deposits found in our Barron County mine are Cambrian quartz sandstone deposits with a minimum silica (SiO2) content of 99% that produce high-quality northern Ottawa white frac sand with substantially similar attributes to the sand found in our New Auburn mine. Heavy equipment will be used to mine unconsolidated sand from rolling hills up to approximately 60 feet in elevation above the surrounding seasonally farmed crops. We expect that the nearby hills will yield material that is predominately in the 20/70 grain size distribution and will be mined in phases lasting from six months to one year in duration, after which the property will be reclaimed in a manner that provides the landowners of each mine site with additional crop land. As of June 30, 2012, no mining had commenced on our Barron County property.

        We intend to incorporate into our Barron County facility the same logistical and transportation efficiencies that we employ at our other facilities. Specifically, the wet plants are expected to be located within nine miles of the dry plant and accessible by truck year-round. The dry plant will be adjacent to a section of the Canadian National rail line that can be used to facilitate the shipment of our products to customer drilling sites throughout the United States and Canada. We have entered into a long-term agreement with Canadian National pursuant to which it will invest $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into our Barron County facility. We expect to ship the majority of the sand produced at our Barron County facility on the Canadian Rail line and have 3.1 miles of on-site rail track to accommodate full unit trains.

        In addition, in order to secure access to additional raw northern Ottawa white frac sand, we recently entered into a ten-year supply agreement with Midwest Frac. Pursuant to the terms of this agreement, we constructed a wet plant with the capacity to process 1.2 million tons per year on land owned by Midwest Frac. We have the right to purchase an annual allotment of up to 500,000 tons of wet sand from Midwest Frac's mine and we will be obligated to purchase at least 200,000 tons of wet sand per year. Midwest Frac will use a portion of its proceeds from processing the first 600,000 tons of wet sand sold to repay us for our investment, plus interest, in the wet plant we constructed on its property. After receiving full payment for our investment in the wet plant, ownership of the wet plant will transfer to Midwest Frac. Midwest Frac's mine is located approximately 9.5 miles from our Barron County lease and we believe the coarseness, conductivity and crush-resistant properties of this raw sand will be substantially similar to the properties of the sand we mine from our New Auburn facility. Construction on the wet plant began in June 2012, and operations commenced in September 2012. Although we will initially own the wet plant, Midwest Frac will operate and maintain it throughout the term of the contract. The raw sand will be processed at the wet plant facility located on Midwest Frac's property and subsequently shipped via truck to our Barron County dry plant. In accordance with the terms of the agreement, Midwest Frac will have the right to acquire the wet plant from us at no cost upon the earlier of (i) the expiration of the agreement in 2022 or (ii) the date on which the total discounts we receive on the sand we purchase from Midwest Frac exceeds the cost we incurred to construct the wet plant plus an interest rate of six percent. Total capital used to construct the wet plant on the land owned by Midwest Frac was approximately $2.7 million.

        We have also entered into a ten-year dry sand tolling agreement with Midwest Frac pursuant to which we will provide dry sand conversion services for Midwest Frac for a fixed price per ton. The agreement is structured similarly to a take-or-pay arrangement in that if Midwest Frac does not supply a minimum quantity of wet sand to us for conversion under the tolling agreement, then our purchase price per ton of sand under our sand supply agreement with Midwest Frac will be retroactively reduced.

        The following map indicates the layout and location of our Barron County facility.

Proposed Facility—Barron, WI

  Transportation Logistics and Infrastructure

        While transporting product from our plants to the ultimate hydraulic fracturing site is the responsibility of our customers and their contractors, we provide our customers the ability to ship frac sand products via truck, rail, ship or barge in an effort to help our customers better manage transportation costs. At our Kosse, Texas plant, all order volume is picked up by truck because most orders are transported 200 miles or less from our plant site. Because nearly all product from our New Auburn plant is transported in excess of 200 miles and transportation costs often represent more than 50% of our customers' overall cost for delivered northern Ottawa white sand, the majority of our Wisconsin shipments are transported by rail to a transload point in close proximity to the customer's intended end use destination.

        Currently, our customers coordinate delivery of purchased product from our New Auburn facility to the intended destination in equipment that is owned, or leased, by the customer or their contractors. In recent months, however, we have been approached by a number of potential customers who have expressed an interest in purchasing northern Ottawa white frac sand but lack either a sufficient supply of rail cars or the requisite logistics expertise to facilitate the efficient delivery of those orders. In an effort to supply those customers, we recently negotiated an agreement with one of our current customers that allows us to use a designated pool of its rail cars to fulfill orders for other customers.

        Due to limited storage capacity at most transload points, our customers generally find it impractical to store frac sand in large quantities near their job sites. As a result, customers place a premium on a frac sand supplier's ability to maintain predictable and efficient product shipping schedules. The integrated nature of our production planning, rail car staging and product loading operations, combined with our more than seven miles of on-site rail infrastructure, provide us with a competitive advantage in serving these customer needs as we can service manifest rail deliveries or unit train shipments and minimize product fulfillment lead times through the simultaneous handling of multiple customers' railcars.

        In an effort to further differentiate ourselves as a full service frac sand provider, we are developing a total supply chain solution that will allow us to flexibly and efficiently manage every piece of the supply chain from mining and manufacturing all the way to direct to the well-head delivery. Given the relative weight of transportation and logistics expenditures as a percentage of total delivered frac sand cost, we believe developing such a service offering will allow us to generate incremental revenue and reach a broader set of customers while providing our customers with a streamlined order process and a lower total delivered product cost. Currently, we have invested in more than seven miles of owned or leased rail, negotiated lease terms with rail car providers, developed key relationships with transload and terminal storage providers and designed a supply chain management system that will allow us to coordinate rail, truck and storage assets with customer order information.

        The Barron County facility is expected to be the only frac sand mine in northern Wisconsin located on the Canadian National line. Access to the Canadian National line will provide us with the ability to ship sand from our Barron County facility to all major shale plays throughout the United States and Canada. We have entered into a long-term agreement with Canadian National pursuant to which it will invest $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into our Barron County facility. We have agreed to construct and maintain at our expense a rail facility at our Barron County facility, which allows for the loading and switching of rail cars. We have also agreed to ship a minimum number of tons per year on the Canadian National line at set prices per rail car and by destination. We expect to ship a majority of the sand produced at our Barron County facility on the Canadian National line and have 3.1 miles of on-site rail track to accommodate full unit trains. We expect to be able to load approximately 80 rail cars per day for a total daily loading capacity of 8,800 tons.

  Permits

        In order to conduct our sand operations, we are required to obtain permits from various local, state and federal government agencies. The various permits we must obtain address such issues as mining, construction, air quality, water discharge and quality, noise, dust and reclamation. Prior to receiving these permits, we must comply with the regulatory requirements imposed by the issuing governmental authority. In some cases, we also must have certain plans pre-approved, such as site reclamation plans, prior to obtaining the required permits. A decision by a governmental agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental and other permits and approvals.

        We have obtained the permits required for the operation of our Kosse, Texas and our New Auburn, Wisconsin facilities.

        Permits obtained for our Kosse, Texas facility include (i) construction permits and permits granting access to county or municipal roads, (ii) a Stormwater Pollution Prevention Plan Permit approved by the Texas Commission on Environmental Quality, which regulates water discharge and storm water runoff, and (iii) an Air Quality Standard Permit approved by the Texas Commission on Environmental Quality, which regulates particulate matter emissions and dry plant operation.

        Our New Auburn facility currently operates under a construction air permit from the Wisconsin Department of Natural Resources. We must demonstrate our compliance with the construction air permit over an 18-month period, which began in September 2011, after which the Wisconsin Department of Natural Resources will issue an operation air permit. We also developed and comply with a Fugitive Dust Control Plan, a Malfunction Prevention and Abatement Plan and a PM10 monitoring plan. Stormwater discharges from the New Auburn facility are permitted under the Wisconsin Pollutant Discharge Elimination System, or WPDES. An updated Notice of Intent for the

WPDES general permit, which will include the new mine areas, is in progress. Placement of all permanent erosion control structures at the New Auburn facility is now complete. We conduct mining operations at the New Auburn facility pursuant to a Chippewa County Nonmetallic Mining Reclamation Permit. We have submitted an updated Nonmetallic Mining Reclamation Plan to Chippewa County and have applied for an amendment to the existing permit to address our proposed mine extension.

        We are still in the process of obtaining all of the required permits for our Barron County facility and currently have pending permit applications related to, among other things, air pollution control, high capacity well drilling, storm water runoff and wetland impacts. We believe that our permit applications and related materials in connection with our Barron facility will be successfully reviewed and that the permits required to undertake our planned activities will be issued to us prior to the closing of this offering.

  Fuel Processing and Distribution Segment

  Overview

        Our Fuel Processing and Distribution segment consists of our operations in the Dallas-Fort Worth metropolitan area and Birmingham, Alabama. At each location, we acquire transmix from various suppliers and process it into refined products such as conventional gasoline and low sulfur diesel. In order to offer our customers a greater volume and variety of fuel products, we also engage in wholesale fuel distribution and purchase bulk quantities of ultra-low sulfur diesel and reformulated gasoline. In addition, we provide our customers with a suite of complementary fuel products and services, including third-party terminaling, renewable fuel blending and certain reclamation services. The operations at our facilities in the Dallas-Fort Worth metropolitan area, which we refer to as our Dallas-Fort Worth facility, and Birmingham, Alabama, which we refer to as our Birmingham facility, are conducted through our subsidiaries Direct Fuels and AEC, respectively. In these areas, we are able to offer our customers a single source of gasoline and diesel at market rates, 24 hours a day, seven days a week.

  Processing and Distribution Facilities

        The following table provides information regarding our Fuel Processing and Distribution assets as of and for the year ended December 31, 2011.

Plant Location	Owned Acreage	Transmix Processing Capacity (Gal./Year)	Fuel From Transmix Sold—Total (Gal./Year)	Wholesale Fuel Volume Sold—Total (Gal./Year)	Terminal Tankage Capacity (Gal.)	Biodiesel Refining Capacity (Gal./Year)
	(in thousands, except acreage data)
Dallas-Fort Worth, TX	20	107,310	70,776	12,694	11,534	N/A
Birmingham, AL	40	76,650	17,417	93,755	21,966	10,000

        We believe we have several attractive opportunities to continue to grow our transmix, wholesale, terminaling and other operations. We are seeking to enter into contracts for additional transmix supplies, which we could process using existing excess capacity. For example, in September 2011, we entered into a one-year contract to process a significant quantity of additional transmix per month sourced from the Houston market. In addition, we believe that our transmix business model can be replicated successfully in other regions of the United States, and we actively evaluate potential acquisitions of bulk fuel terminals that have similar characteristics to our existing operations in Texas and Alabama.

  Dallas-Fort Worth facility

        At our Dallas-Fort Worth facility, we offer our customers a diverse, high-quality product mix, including conventional gasoline and low sulfur diesel from our transmix processing and ultra-low sulfur diesel from bulk purchases. Low sulfur diesel contains no more than 500 parts per million, or ppm, of sulfur, and it is used primarily for locomotives, marine and off-road equipment used in agriculture, mining, power generation and construction. Ultra-low sulfur diesel, which began replacing low sulfur diesel in 2006 for on-highway applications, contains no more than 15 ppm of sulfur. Ultra-low sulfur diesel meets EPA standards for on-highway diesel fuel sold at retail locations in the United States and can also be used in all on or off-road applications.

        Our Dallas-Fort Worth facility is strategically located in the Dallas-Fort Worth metropolitan area on approximately 20 acres and provides us access to an attractive market for our fuel products and direct connections to third-party refined products pipelines directly serving our transmix processing units and adjacent storage tanks. Specifically, we can receive transmix via three different pipelines at our Dallas-Fort Worth facility: the main 28-inch and 10-inch pipelines owned by Explorer Pipeline Company and a major independent refiner's proprietary products pipeline. The 10-inch Explorer and independent refiner's pipelines terminate within a quarter mile of our Dallas-Fort Worth facility. Additionally, we can receive inbound product via truck.

        We own two transmix processing units at our Dallas-Fort Worth facility. These processors were constructed in 1996 and 2003 and have a combined processing capacity of approximately 7,000 barrels of transmix per day. We purchased and refurbished our second processor in 2005. We sold an average of approximately 6,142 barrels per day of refined products processed from transmix during the six months ended June 30, 2012.

        We purchase approximately 25,000 barrels of ultra-low sulfur diesel every month under short term purchase contracts. In addition, we receive tolling fees from two customers who store their own refined fuel products at our terminal.

        We have 49 storage tanks at our Dallas-Fort Worth facility with total storage capacity of approximately 250,000 barrels. Additionally, we lease approximately 25,000 barrels of storage space at a fuel terminal that is connected to us by pipeline. While we continually strive to minimize inventory, our significant storage capacity provides us with the ability to receive large inbound batches of transmix from our transmix suppliers and allows us to offer our customers a wide range of fuel products.

        We are able to distribute our fuel products efficiently through a truck rack at our Dallas-Fort Worth facility that is connected to our storage tanks. Our two-lane truck rack has a maximum daily capacity of 144 full-sized tank-trucks with an average utilization of approximately 52 trucks per day. The truck rack at our Dallas-Fort Worth facility is fully automated so that drivers can select the specific blend of fuel that meets their needs.

  Birmingham facility

        At our Birmingham facility, we also offer our customers a diverse, high-quality product mix, including conventional gasoline and low sulfur diesel from our transmix processing as well as gasoline and ultra-low sulfur diesel in connection with our wholesale fuel distribution operations. In addition, we provide a suite of complementary fuel products and services, including third-party terminaling, renewable fuel blending and reclamation services.

        Our Birmingham facility is strategically located on approximately 40 acres and provides us access to an attractive market for our fuel products and direct connections to third-party refined products pipelines directly serving our transmix processing units and adjacent storage tanks. Specifically, we can receive transmix product via spurs from the Colonial and Plantation Pipelines. Additionally, we can receive inbound product via truck.

        We own one transmix processing unit at our Birmingham facility that has a processing capacity of approximately 5,000 barrels of transmix per day. We sold an average of approximately 1,651 barrels per day of refined products processed from transmix at this facility during the six months ended June 30, 2012.

        We have 44 storage tanks at our Birmingham facility with total storage capacity of approximately 523,000 barrels, which is one of the largest volumes of storage capacity of any market participant in Birmingham, Alabama. While we continually strive to minimize inventory, our significant storage capacity provides us with the ability to receive large inbound batches of transmix from our transmix suppliers and wholesale bulk purchases, which allows us to offer our customers a wide range of fuel products in connection with our wholesale fuel distribution operations.

        We are able to distribute our fuel products efficiently through a truck rack that is connected to our storage tanks. Our Birmingham facility's four-lane truck rack has a maximum daily capacity of 384 full-sized tank-trucks with an average utilization of approximately 125 trucks per day. In addition to gasoline and diesel, we also offer our customers biodiesel, ethanol and other additive blending at the rack. The terminals and truck rack at our Birmingham facility is fully automated so that drivers can select the specific blend of fuel that meets their needs. Pursuant to month-to-month contracts with several of our customers, we also receive tolling fees on their gasoline and diesel that are sold across our truck rack.

        We are currently recommissioning a biodiesel refinery at our Birmingham facility and expect it to be fully online by August 2012. Biodiesel contains no petroleum products and can be blended with petroleum diesel to create a biodiesel blend. Biodiesel is a clean-burning fuel that produces approximately 80% lower greenhouse gas emissions than petroleum diesel when each is separately combusted. Large refining companies are required to either blend biodiesel with a portion of their ultra-low sulfur diesel or purchase and retire a comparable volume of Renewable Identification Numbers (RINS). It is generally more economical to purchase and blend biodiesel than to purchase and retire RINS. When completed, this refinery will be capable of producing 10.0 million gallons of biodiesel fuel annually.

        We also operate reclamation processing equipment at our Birmingham facility that allows us to offer customers a unique alternative for the disposal of refined petroleum tank bottoms and petroleum contact waters, or PCW. By reclaiming fuels from these wastes and placing them back into fuel service, our reclamation services eliminate the need for hazardous waste disposal. We also have 18 petroleum tank trailers and 13 vacuum trucks, which enable us to assist in tank cleanings and PCW transportation that range in size and scope.

Customers

  Sand

        We sell substantially all of the sand we produce to customers in the oil and gas proppants market. Our customers include major oilfield services companies that are engaged in hydraulic fracturing. Sales to the oil and gas proppants market comprised approximately 99% of our total Sand segment sales in 2011.

        We currently sell our products primarily under long-term, take-or-pay supply agreements with two of our customers in the oil and gas proppants market. One of the agreements has a ten-year term, but after the third anniversary it may be terminated upon advance written notice. We expect to enter into an amendment to this contract that will provide for the customer's purchase of additional sand from our Barron County facility and eliminate such termination right. The other contract has a three-year term and contains customary termination rights for non-performance. The initial terms of these take-or-pay agreements expire in 2021 and 2014, respectively. We anticipate extending the term of the agreement expiring in 2014 or, alternatively, replacing those sales volumes by entering into agreements with new customers. Collectively, sales to customers with long-term sales agreements in 2011 accounted for approximately 79% of our total Sand segment sales volumes, with the remainder consisting of sales on the spot market.

        The core customers for our existing New Auburn facility are major oilfield services companies engaged in hydraulic fracturing. Our two largest customers, Schlumberger and Baker Hughes, together represented approximately 78% of our New Auburn facility's processed sand volumes in the first half of 2012. These customers have signed multi-year contracts that include provisions requiring the customer to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year in the event the customer does not take delivery of the minimum annual volume of frac sand specified in the contract. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. As of June 30, 2012, we had take-or-pay contracts in place for 62% of our 1.3 million tons of annual production capacity at our New Auburn facility, while 7% of this facility's capacity was committed to other contract customers. The weighted average remaining duration of these take-or-pay contracts is approximately 5.7 years as of June 30, 2012 at a volume and product mix weighted average price of $56 per ton. Should market trends continue to develop as we expect, in the event that one or more of our current contract customers decides not to continue purchasing our frac sand following the expiration of its contract with us, we believe that we will be able to sell the volume of sand that they previously purchased to other customers through long-term contracts, including take-or-pay contracts, or sales on the spot market.

        As a result of recent expansions in the supply of frac sand and processing capacity and the expectation of continued expansions, we believe that frac sand customers may be increasingly reluctant to enter into take-or-pay contracts that expose the customer to potential significant liability for failure to take delivery of minimum volumes of frac sand. We expect that this reluctance would be heightened in periods of volatile or declining commodity price cycles. In these circumstances, customers may increasingly pursue contracts with fixed prices but reduced commitments or efforts-based standards for taking delivery of specified volumes of frac sand. Accordingly, we believe customers will be increasingly focused upon the relative quality of sand reserves and service level provided by the frac sand provider.

  Fuel Processing and Distribution

        Our primary fuel processing and distribution markets are the Dallas-Fort Worth metropolitan area and Birmingham, Alabama. Combined, these markets contain approximately 6.4 million people.

        We are a key seller to unbranded retailers and jobbers and act as a key supplier of terminaling services to various fuel refiners and large fuel marketing companies. The unbranded gasoline market has seen high growth in recent years due to a decline in the willingness of consumers to pay a premium for branded fuel. Many unbranded retailers have difficulty purchasing from the major distributors due to the restrictive supply relationship between such distributors and their franchised retailers. As unbranded retailers have expanded in recent years, we have acted as a key supplier to this market. We have capitalized on supplying the unbranded gasoline market because only limited quantities of unbranded fuel are stored in the regions in which we operate.

  Consolidated Revenues

        The following table sets forth the revenues attributable to customers that represented more than 10% of the combined revenues for the period indicated:

	Segment	Year Ended December 31, 2011
		(in thousands)
Union Pacific	Fuel Processing and Distribution	$110,877
Murphy Oil	Fuel Processing and Distribution	93,587

Total		$204,464

Suppliers and Service Providers

  Sand

        We believe frac sand companies differentiate themselves, from a cost and service perspective, based on their ability to wash, screen, dry and ship product efficiently. Mineral extraction is also an important component of frac sand operations but is viewed as a less differentiated skill set that can be performed efficiently by specialized third party providers. We have awarded Fred Weber, a long-term contract for the entirety of our New Auburn mining operations and for a portion of our wet processing needs at that facility. Under this contract, Fred Weber built the wet plant at our New Auburn facility and now mines the sand reserves, creates stockpiles of washed sand and maintains the plant and equipment at New Auburn. We have agreed, under a take-or-pay arrangement, to purchase 300,000 tons of washed sand from Fred Weber each year that the plant is in operation. We pay Fred Weber a set price per ton of washed sand, subject to adjustments each operational year for diesel prices, the quality of the sand mined and the quantity of sand purchased. During the term of the agreement Fred Weber will own the wet plant along with the equipment and other temporary structures used for mining on the property. At the end of the term of the agreement or following a default under the contract by Weber, we have the right to take ownership of the wet plant and other mining equipment without charge. Subject to certain conditions, ownership of the plant and equipment will transfer from Weber to us at the expiration of the term. We also expect to engage an industrial mining expert at our Barron County facility when it becomes operational. We mine our own frac sand reserves at our Kosse facility.

        We recently entered into a ten-year wet sand supply contract with Midwest Frac pursuant to which we will be obligated to purchase at least 200,000 tons of wet sand per year and have the right to purchase an annual allotment of up to 500,000 tons of annual wet sand production from a deposit near our Barron County facility, which will initially represent approximately 30% of our wet sand capacity at our Barron County facility. Following completion of our second wet plant facility, which we expect will occur in the first half of 2013, our contracted supply volumes will represent approximately 17% of our total wet sand capacity.

  Fuel Processing and Distribution

        We purchase transmix from pipeline or terminal operators, primarily under contractual arrangements that benefit us and our suppliers. Generally, we structure our supply contracts so that we receive all of our suppliers' transmix volume, regardless of regulatory changes, expansions of operations, higher utilization rates or other factors that may increase their supply. This helps assure our suppliers that their transmix will be removed on a timely basis so that their operations will not be interrupted. Major refineries prefer not to process transmix because it is less economical than processing crude oil due to the relatively lower volumes, generally higher cost of acquisition, decreased efficiency and concerns associated with the impact that fuel additives may have on expensive catalysts.

We enable refiners to remain focused on crude oil processing by providing an economical and reliable solution for their transmix processing.

        We currently purchase approximately 64% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 20 months as of June 30, 2012. We purchase approximately 18% of our supply of transmix pursuant to contracts whereby our suppliers have the option of shipping product to alternative transmix processors. The remainder of our supply of transmix is purchased on a spot basis. For the year ended December 31, 2011, our two largest suppliers of transmix accounted for approximately 44% and 10% of our total transmix purchases. The contract with our largest supplier for the year ended December 31, 2011 expires in September 2014 and purchases from our second largest supplier are made pursuant to a month-to-month contract.

        We receive transmix by truck or by pipeline, depending upon the geographic location of each of our supply points. In general, truck shipments are more expensive but they allow us to receive small batches on a frequent basis. As a result, truck receipts are generally lower margin than pipeline receipts but inventory requirements are minimal. Conversely, pipeline shipments generally have to be aggregated to make shipments that meet minimum batch sizes for pipeline companies but the transportation cost is lower than for truck shipments.

        Our wholesale fuel suppliers include major oil companies that ship us wholesale fuel via scheduled pipeline tenders or through in-tank transfers at our Birmingham facility.

Competition

  Sand

        The frac sand market is a highly competitive market that is comprised of a small number of large, national producers and a larger number of small, regional or local producers. Competition in the frac sand industry, which has increased in recent years due to favorable pricing and demand trends and which we expect to continue to increase if those trends continue, is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support.

        Based on managements' internal estimates, we believe the six leading producers of frac sand in 2011 were Unimin Corporation, Fairmount Minerals, Ltd., Proppant Specialists, LLC, Badger Mining Corporation, U.S. Silica Holdings, Inc. and EOG Resources, Inc., and that together they represented in excess of 69% of total industry production in 2011. Absent other developments, after our Barron County facility becomes operational, we believe we will be one of the top six producers of domestic frac sand. In addition, in recent years there has been an increase in the number of small producers servicing the frac sand market due to an increased demand for hydraulic fracturing services and related proppant supplies. As a result of this increased demand, existing or new frac sand producers could expand their frac sand production capacity, thereby increasing competition. We believe, however, that the relative inexperience of many management teams operating in the frac sand industry coupled with the costs, length of time and operational challenges associated with identifying attractive frac sand reserves, obtaining necessary permits and regulatory approvals and constructing a sand processing facility provide us with a competitive advantage relative to new competitors or those seeking to expand their operations in the near term.

  Fuel Processing and Distribution

        We are the only transmix processor operating in the Dallas-Fort Worth and Birmingham markets. In general, transmix shipped by truck is less competitive than transmix shipped by pipeline, and these logistical considerations typically lead a transmix producer to the conclusion that there is only one appropriate location for processing its transmix in a geographic region. In cases where transmix can be transported economically by pipeline to several different transmix processing locations, the competition is significantly greater. In addition to price, suppliers of transmix also consider storage capacity, which minimizes the risk that transmix will not be removed on a timely basis, financial strength and operational history when evaluating potential transmix processors.

        We compete with other wholesale distributors of refined products in our markets. Our competitors include large, integrated, major or independent oil companies operating in our markets that, because of their more diverse operations and stronger capitalization, may be better positioned than we are to withstand changing industry conditions, including shortages or excesses of petroleum products or intense price competition at the wholesale level.

        Fuel terminal customers make their purchasing decisions based on several criteria. The most important are price, location, service and product breadth/consistency. The price of fuel is generally a customer's primary focus, but that price must also take into account the cost of trucking. Terminals closer to sub-markets that are the largest consumers of fuel have an economic advantage over more remote terminals. Our Dallas-Fort Worth terminal is centrally located so we can economically serve most major sub-markets in Dallas-Fort Worth. Our Birmingham terminal is located in the same area as all other major fuel terminals in the market. The most important elements in providing quality service to terminal customers are speed of throughput and efficient back-office operations. Customers rarely have to wait to load at our truck racks, given our significant excess rack capacity. We also believe we have a system that provides us with a high degree of accuracy when billing our customers. Additionally, a broad product offering is important because customers generally prefer to be able to obtain multiple types of fuel from one supplier. Finally, our customers prefer suppliers who are capable of providing product every day. The addition of wholesale product to supplement the products resulting from our own transmix processing operations provides us with a broad product line for our core customers and makes it more likely that we will have product available for sale every day.

Seasonality

        Because raw sand cannot be wet-processed during sub-zero temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Our inability to wash frac sand year round in Wisconsin results in a seasonal build-up of inventory as we excavate excess sand to build a stockpile that will feed the dry plant which continues to operate during the winter months, causing the average inventory balance to fluctuate from a few weeks in early spring to more than 100 days in early winter and resulting in seasonal variations in our cash flow. For a discussion of the impact of weather on our Sand operations, please read "Risk Factors—Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business" beginning on page 28. Our Fuel Processing and Distribution operations have not historically reflected any material seasonality.

Insurance

        We believe that our insurance coverage is customary for the industries in which we operate and adequate for our business. As is customary in the frac sand and fuel processing and distribution industries, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer's liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations.

Environmental and Occupational Health and Safety Regulations

        We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of worker health, safety and the environment. These regulations include compliance obligations for air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed for the protection of worker health and safety and threatened or endangered species. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. We are often obligated to obtain permits or approvals in our operations from various federal, state and local authorities. These permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this degree of compliance will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in, or more stringent enforcement of, these laws and regulations that result in more stringent and costly pollution control equipment, waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions adverse to our operations will not cause us to incur significant costs. The following is a discussion of material environmental and worker health and safety laws that relate to our operations. We believe that we are in substantial compliance with all of these environmental laws and regulations.

        Air emissions.    Our operations are subject to the CAA and comparable state and local laws, which restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. Compliance with these laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air emissions permit requirements or utilize specific equipment or technologies to control emissions. Obtaining air emissions permits has the potential to delay the development or continued performance of our operations. Amendments to the CAA, including, among others, the CAA Amendments of 1990, require most industrial operations in the United States to incur capital expenditures to meet the air emission control standards that are developed and implemented by the EPA and state environmental agencies. Over the next several years, we may be required to incur certain capital expenditures for air pollution control equipment or to address other air emissions-related issues such as, by way of example, the capture of increased amounts of fine sands matter emitted from produced sands. Moreover, facilities that emit volatile organic compounds or nitrogen oxides face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. In addition, the petroleum processing sector is subject to stringent and evolving EPA and state regulations that establish standards to reduce emissions of certain listed hazardous air pollutants. While the hazardous air pollutant emissions from our facilities are below the threshold levels for the stringent maximum achievable control technology, or MACT, standards to apply, our Dallas-Fort Worth facility is an "area source" subject to the less stringent generally achievable control technology standards for gasoline distribution terminals that were promulgated by EPA in January 2011. In addition, air permits are required for our processing and terminal operations, and our frac sand mining operations that result in the emission of regulated air contaminants. These permits incorporate the various control technology requirements that apply to our operations and are subject to extensive review and periodic renewal. While we believe that we are in substantial compliance with the CAA and its implementing regulations, as well as similar state and local laws and regulations, frequently changing and increasingly stricter requirements, future non-compliance, or failure to maintain necessary permits or other authorizations could require us to incur substantial costs or suspend or terminate our operations.

        The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based ambient air quality standards, or NAAQS, in primarily major metropolitan and/or industrial areas. SIPs frequently regulate emissions from stationary sources such as our operations. The Dallas-Fort Worth area is currently in nonattainment with the ozone NAAQS. We believe that we are in substantial compliance with applicable SIP requirements. New regulations designed to bring the Dallas-Fort Worth area into attainment with the ozone NAAQS were recently adopted by the Texas Commission on Environmental Quality, or TCEQ, in late 2011. We believe, based upon the adopted regulations, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required.

        The CAA authorizes the EPA to require modifications in the formulation of the refined transportation fuel products we manufacture in order to limit the emissions associated with the fuel product's final use. For example, in December 1999, the EPA promulgated regulations limiting the sulfur content allowed in gasoline. These regulations required the phase-in of gasoline sulfur standards beginning in 2004, with special provisions for small refiners and for refiners serving those Western states exhibiting lesser air quality problems. Similarly, the EPA promulgated regulations that limited the sulfur content of on-road diesel fuel beginning in 2006 from its current level of no more than 500 ppm to no more than 15 ppm. A portion of our transmix consists of jet fuel, which currently is not subject to the EPA regulations that limit the sulfur content of most categories of motor fuels. However, the sulfur content of various types of diesel fuel is subject to a decreasing series of sulfur concentration limits, for example a 15 ppm maximum sulfur concentration in all categories of diesel fuel except for locomotive and marine diesel that is sold after May 31, 2014. If the transmix we receive after May 2014 contains sufficient quantities of jet fuel, the sulfur content of the diesel fuel we produce from our transmix may exceed the 15 ppm level and, if it does, we will be prohibited from marketing this fuel for any uses other than locomotive or marine, or for any use within the Northeast and Mid-Atlantic regions of the United States. Further, as EPA emissions standards for locomotives grow more stringent through 2020, certain locomotives will be required to move to lower sulfur diesel, limiting sales of diesel with sulfur above 15 ppm to certain old locomotives and marine sources only.

        On April 17, 2012, the EPA issued final rules that establish new air emission controls and practices for oil and natural gas production wells, including wells that are the subject of hydraulic fracturing operations and natural gas processing operations. These rules will require, among other things, the reduction of volatile organic compounds from natural gas wells through the use of reduced emission completions or "green completions" in all hydraulically fractured or re-fractured wells after January 1, 2015. For well completion operations occurring at such well sites before January 1, 2015, the final regulations will allow operators to capture and direct flowback emissions to completion combustion devices, such as flares in lieu of performing green completions. The rules also establish new emission requirements for compressors, controllers, dehydrators, storage tanks, natural gas processing and certain other equipment, which take effect in 2012. Compliance with these rules could result in significant costs to our customers, which may have an indirect adverse impact on our business.

        The CAA also requires an increasing percentage of vehicle fuels to come from renewable sources, including biodiesel. The regulations implementing this "Renewable Fuel Standard," or RFS, may be adjusted by the EPA administrator if sufficient quantities of renewable fuels are not available. Uncertainty surrounding the potential for the EPA to lower the standards for biodiesel or other renewable fuels could impact our business.

        There can be no assurance that future requirements compelling the installation of more sophisticated emission control equipment would not have a material adverse impact on our business, financial condition or results of operations.

        Climate change.    Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other regulatory initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing authority under the CAA. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for certain petroleum and natural gas facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the CAA. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition and results of operations.

        Water discharge.    The Clean Water Act, as amended, or CWA, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The CWA also requires the development and implementation of spill prevention, control and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak at such facilities. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. We believe we are in substantial compliance with the CWA and similar state laws.

        Safe Drinking Water Act.    Although we do not directly engage in hydraulic fracturing activities, our customers purchase our frac sand for use in their hydraulic fracturing operations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the SDWA to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress and Congress continues to consider legislation to amend the SDWA. We cannot predict whether any such legislation will ever be enacted and, if so, what its provisions would be. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, with initial results expected to be available by late 2012 and final results by 2014 and, more recently, the EPA has announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by 2014. Other governmental agencies, including the United States Department of Energy and the DOI, are evaluating various other aspects of hydraulic fracturing, with the DOI announcing proposed rules on May 4, 2012 that, if adopted, would require disclosure of chemicals used in hydraulic fracturing activities upon federal and Indian lands and also would strengthen standards for well-bore integrity and the management of fluids that return to the surface during and after fracturing operations on federal and Indian lands. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms. The EPA also has announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing and, more recently on May 4, 2012, the EPA issued draft guidance for SDWA permits issued to oil and natural gas exploration and production operators using diesel fuel during hydraulic fracturing. At the state level, some states, including Texas, have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could make it more difficult to complete natural gas wells in shale formations, increasing our customers' costs of compliance and doing business and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for our frac sand products. In addition, heightened political, regulatory and public scrutiny of hydraulic fracturing practices could potentially expose us or our customers to increased legal and regulatory proceedings, and any such proceedings could be time-consuming, costly or result in substantial legal liability or significant reputational harm. Any such developments could have a material adverse effect on our business, financial condition and results of operations, whether directly or indirectly. For example, we could be directly affected by adverse litigation involving us, or indirectly affected if the cost of compliance limits the ability of our customers to operate in the geographic areas we serve.

        Solid waste.    The Resource Conservation and Recovery Act, as amended, or the RCRA, and comparable state laws control the management and disposal of hazardous and non-hazardous waste.

These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes. In the course of our operations, we generate waste that may be regulated as non-hazardous wastes or even hazardous wastes, obligating us to comply with applicable RCRA standards relating to the management and disposal of such wastes.

        Site remediation.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state laws impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. We have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

        The soil and groundwater associated with and adjacent to our former Dallas-Fort Worth terminal property have been affected by prior releases of petroleum products or other contaminants. A past owner and operator of the terminal property, ConocoPhillips, has been working with TCEQ to address this contamination. We, ConocoPhillips and owners and operators of adjacent industrial properties undertaking unrelated remediation obtained a Municipal Setting Designation, or MSD, from the City of Fort Worth, which is an ordinance prohibiting the use of groundwater as drinking water in the area of our former terminal property. Following the certification of this MSD by the TCEQ, ConocoPhillips obtained approval of a remedial action plan for the property, which now only requires recordation of a restrictive covenant to comply with the TCEQ requirements. In connection with the sale of this facility, we have agreed to hold our successor harmless from any claims arising from this contamination, none of which has been asserted to our knowledge. We do not believe this former facility is likely to present any material liability to us.

        Environmental-Related litigation.    In April 2006, the owner of land adjacent to the property on which AEC's Birmingham facility is located filed a tort action in Alabama state court against several defendants, including AEC, alleging that toxic contaminants released from the property resulted in the diminution of use and value of the plaintiff's property. The plaintiff seeks compensatory and punitive damages, remediation of its property and attorneys' fees. Discovery has been completed by the parties and trial has been scheduled for January 2013. AEC believes that any contamination of the plaintiff's property occurred prior to the time that AEC purchased its property. In June 2012, AEC filed a motion to dismiss the complaint in its entirety and, if the lawsuit is not dismissed, intends to continue to vigorously defend itself in this matter. Although we cannot predict the outcome of this litigation with certainty, we do not believe that an adverse outcome is probable or that any liability is reasonably ascertainable.

        Mining and Workplace Safety.    Our sand mining operations are subject to mining safety regulation. The United States Mine Safety and Health Administration, or MSHA is the primary regulatory organization governing the frac sand industry. Accordingly, MSHA regulates quarries, surface mines, underground mines and the industrial mineral processing facilities associated with quarries and mines. The mission of MSHA is to administer the provisions of the Federal Mine Safety and Health Act of 1977 and to enforce compliance with mandatory worker safety and health standards. MSHA works closely with the Industrial Minerals Association, a trade association in which we have a significant leadership role, in pursuing this mission. As part of MSHA's oversight, representatives perform at least two unannounced inspections annually for each above-ground facility. To date these inspections have not resulted in any citations for material violations of MSHA standards.

        We also are subject to the requirements of the United States Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA Hazard Communication Standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. OSHA regulates the customers and users of frac sand and provides detailed regulations requiring employers to protect employees from overexposure to silica through the enforcement of permissible exposure limits and the OSHA Hazard Communication Standard.

        Local Regulation.    As demand for frac sand in the oil and natural gas industry has driven a significant increase in current and expected future production of frac sand, some local communities have expressed concern regarding silica sand mining operations. These concerns have generally included exposure to ambient silica sand dust, truck traffic, water usage and blasting. In response, certain state and local communities have developed or are in the process of developing regulations or zoning restrictions intended to minimize dust from becoming airborne, control the flow of truck traffic, significantly curtail the amount of practicable area for mining activities, provide compensation to local residents for potential impacts of mining activities and, in some cases, ban issuance of new permits for mining activities. To date, we have not experienced any material impact to our existing mining operations or planned capacity expansions as a result of these types of concerns. We are not aware of any proposals for significant increased scrutiny on the part of state or local regulators in the jurisdictions in which we operate or community concerns with respect to our operations that would reasonably be expected to have a material adverse effect on our business, financial condition or results of operations going forward.

Employees

        We will be managed and operated by the officers and directors of Emerge GP, our general partner. Immediately after the closing of this offering, we expect to employ people either directly or through our general partner. None of our employees are subject to collective bargaining agreements. We consider our employee relations to be good.

Legal Proceedings

        From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows and are not aware of any material legal proceedings contemplated by governmental authorities.

 MANAGEMENT OF EMERGE ENERGY SERVICES LP

        Our general partner, Emerge GP, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. As described in the Amended and Restated Limited Liability Company Agreement of Emerge GP (the "GP Agreement"), Emerge GP will be member-managed. Insight Equity, as the controlling member, has delegated to the board of directors all power and authority related to management of the partnership to the fullest extent permitted by law and the GP Agreement. The GP Agreement provides that there shall be three initial directors, who will oversee our operations. The board of directors will elect one or more officers who will serve at the pleasure of the board. Unitholders will not be entitled to elect the directors of Emerge GP or directly or indirectly participate in our management or operation.

        Upon the closing of this offering, the board of directors of our general partner will initially be comprised of at least four members, all of whom will be designated by Insight Equity and one of whom will be independent as defined under the independence standards established by the NYSE. In compliance with the rules of the NYSE, a second independent director will be appointed to the board of directors of our general partner within 90 days of the effectiveness of the registration statement of which this prospectus forms a part and a third independent director will be appointed within one year of such date. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

        As set forth in the GP Agreement, Emerge GP may, from time to time, have a conflicts committee to which the board of directors will appoint independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest between us, our limited partners and Insight Equity. The conflicts committee will determine the resolution of the conflict of interest in any manner referred to it in good faith. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Insight Equity, may not hold an ownership interest in the general partner or its affiliates other than common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be "fair and reasonable" to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person's professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith. For a detailed discussion of the potential conflicts of interest we face and how they will be resolved, see "Conflicts of Interest and Duties—Conflicts of Interest" beginning on page 169.

        In addition, Emerge GP will have an audit committee comprised of directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

        Any person who is or was a member, partner, director, officer, affiliate, fiduciary or trustee of Emerge GP, any person who is or was serving at the request of Emerge GP or any affiliate of Emerge GP as an officer, director, member, manager, partner, fiduciary or trustee of another person is entitled to indemnification under the GP Agreement for actions associated with such roles to the fullest extent permitted by law and the GP Agreement. The GP Agreement may be amended or restated at any time by Insight Equity.

Directors and Executive Officers

        The directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner. The following table shows information regarding the current directors and executive officers of Emerge GP.

Name	Age	Position with Emerge GP
Ted W. Beneski	56	Chairman of the Board and Director
Victor L. Vescovo	46	Director
Rick Shearer	61	Chief Executive Officer
Warren B. Bonham	50	Vice President and Director
Kevin McCarthy	52	Director

  Ted W. Beneski

        Ted W. Beneski was elected Chairman of the Board and appointed as a member of the board of directors of our general partner in April 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Since May 2002, Mr. Beneski has served as the Chief Executive Officer and Managing Partner of Insight Equity Holdings LLC. Mr. Beneski also serves as Chairman of the Board of Direct Fuels and SSS, positions he has held since May 2003 and June 2008, respectively. Prior to founding Insight Equity, Mr. Beneski was a founding principal of the Carlyle Management Group, a private equity group specializing in investments in turnarounds and special situation investment opportunities, and served as Senior Vice President from January 2000 to May 2002. Mr. Beneski was also co-founder of the Dallas office of Bain & Company, or Bain, a global leader in strategy-based management consulting services, and served as a Senior Partner and Managing Director. His tenure at Bain (both Boston and Dallas) was from September 1985 to December 1999. While at Bain, Mr. Beneski advised Fortune 100 clients across a wide range of industries in the areas of portfolio and business unit strategy, mergers and acquisitions, operational improvement, organizational and process redesign, new product introduction and growth strategy. Prior to Bain, Mr. Beneski worked for five years as a commercial banker with Bankers Trust in New York and Shawmut Corporation in Boston.

        Mr. Beneski also serves as Chairman of the Board at the following Insight Equity portfolio companies: Vision-Ease Lens, Hirschfeld Industries, Walker Group Holdings, Aviation Investment Holdings, Atwood Mobile Products, Meadow Valley, The Berry Family of Nurseries, Versatile Processing Group, Inc. and A.P. Plasman. Mr. Beneski received his MBA from Harvard Business School and a BA from Amherst College, majoring in economics. Mr. Beneski was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Victor L. Vescovo

        Victor L. Vescovo was appointed as a member of the board of directors of our general partner in April 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Since January 2003, Mr. Vescovo has served as the Chief Operating Officer and Managing Partner of Insight Equity Holdings LLC, which he co-founded with Mr. Beneski. From 1999 to 2001, Mr. Vescovo was Vice President of Product Development of Military Advantage, a venture-backed company sold to Monster Worldwide in 2004. From 1994 to 1999, he was a Senior Manager at Bain where he focused on merger integration and operational improvement cases. Mr. Vescovo previously worked in the mergers & acquisitions department of Lehman Brothers where he was responsible for company due diligence and transaction execution, as well as working overseas in the Middle East advising the Saudi government on business investments from 1991 to 1992.

        Mr. Vescovo also serves as a Managing Director and board member of all of Insight Equity's portfolio companies, including AEC Holdings and SSH. Additionally, Mr. Vescovo is a Commander (0-5) in the US Navy Reserve with a specialization in operational targeting. Mr. Vescovo received his MBA from the Harvard Business School. He also received a Master's Degree from the Massachusetts Institute of Technology and earned a double major BA in economics and political science from Stanford University. Mr. Vescovo was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Rick Shearer

        Rick Shearer was elected Chief Executive Officer of our general partner in April 2012 and expects to devote substantially all of his professional time to Emerge Energy Services LP. Since May 2010, Mr. Shearer has served as President and Chief Executive Officer of SSS. He will continue to directly manage the operations of the Sand Segment following the offering. Mr. Shearer previously served from March 2007 to May 2010 as President and Chief Executive Officer of Black Bull Resources, a company that specializes in the mining, processing and marketing of industrial minerals that is publicly traded on the TSX Venture Exchange. Mr. Shearer currently serves as the Chairman of the Board of Black Bull Resources. From January 2004 to March 2007, Mr. Shearer served as a member of the board of directors of Excell Minerals, a global stainless steel metals recovery company based in Pittsburgh, Pennsylvania, prior to its acquisition by Harsco Corporation in February 2007. Mr. Shearer also previously served as the President and Chief Operating Officer of U.S. Silica Company Inc., a silica sand supplier, from August 1997 to January 2004.

        Mr. Shearer served as Founding Chairman of the Industrial Minerals Association of North America, as Vice Chairman of the National Industrial Sand Association and as a Board Member of the Industrial Minerals Association of Europe from 2003 to 2004. Mr. Shearer has a Bachelor of Science degree from Alderson-Broaddus College and a Masters of Business Administration degree from Eastern Michigan University. He is also a graduate of the Executive Management Program at Harvard University.

  Warren B. Bonham

        Warren B. Bonham was elected Vice President and appointed as a member of the board of directors of our general partner in April 2012 and expects to devote approximately 40% of his professional time to Emerge Energy Services LP, where he will directly manage the operations of the Fuel Segment following the offering. Since February 2012, Mr. Bonham has been a Partner of Insight Equity Holdings LLC. Additionally, he has served as President and Chief Executive Officer of Direct Fuels since January 2008 and previously served as President from June 2006 to December 2007. Mr. Bonham also previously served as Vice President of Hirschfeld Steel, a company that specializes in the fabrication of structural steel components for construction projects such as bridges, industrial and nuclear facilities, mass transit systems, and stadiums, from September 2010 to January 2012 and from June 2006 to December 2007. From August 2002 to May 2006, Mr. Bonham served as the Chief Financial Officer of GES Exposition Services, the largest subsidiary of Viad Corporation, a publicly traded exhibition and event services company. Prior to joining GES Exposition Services, Mr. Bonham served as Chief Financial Officer of Electrolux LLC, a private equity owned direct seller of floor care equipment, from August 1998 to July 2002. From 1995 to 1998, Mr. Bonham worked as a Senior Manager at Bain, where he worked on operational improvement cases in many different industries on three different continents.

        Mr. Bonham serves on the board of directors at a number of Insight Equity's portfolio companies including AEC Holdings and SSH. Mr. Bonham received his MBA from Harvard Business School and his Bachelor of Commerce degree from Queen's University where he graduated first in his class. He is also a licensed Chartered Accountant. Mr. Bonham was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Kevin McCarthy

        Kevin McCarthy was appointed as an independent director of our general partner in July 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Mr. McCarthy is Chairman, Chief Executive Officer and President of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Kayne Anderson Midstream/Energy Fund, Inc. and Kayne Anderson Energy Development Company, which are each NYSE listed closed-end investment companies. Mr. McCarthy joined Kayne Anderson Capital Advisors as a Senior Managing Director in 2004 from UBS Securities LLC, where he was global head of energy investment banking. In this role, he had senior responsibility for all of UBS's energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the energy industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. He is also on the board of directors of Range Resources Corporation (a publicly traded natural gas exploration and production company) and ProPetro Services, Inc. (a private oilfield services company). He earned a Bachelor of Arts in Economics and Geology from Amherst College and an MBA in Finance from the University of Pennsylvania's Wharton School. Mr. McCarthy was selected to serve on the board of directors of our general partner due to his knowledge of the industries in which we operate and his financial and business expertise.

Key Management Members

  Bart Rice

        Bart Rice has served as the Chief Executive Officer of AEC Holdings since May 2008 and has served in an executive capacity since 1986. Following the offering, Mr. Rice will continue to oversee the day-to-day operations of AEC. Mr. Rice has worked directly with AEC Holdings and its subsidiaries continuously since May 1977 in a variety of capacities, including sales, marketing, dispatch, transportation, financial oversight, hedging and construction. Mr. Rice attended Walker College, University of Alabama, University of Alabama—Birmingham and Falkner State Community College. Mr. Rice is also a certified hazardous material manager.

  Scott E. Lambert

        Scott E. Lambert has served as the Chief Financial Officer of Direct Fuels since October 2003. Following the offering, Mr. Lambert will be responsible for overseeing the day-to-day operations of Direct Fuels. Prior to joining Direct Fuels, Mr. Lambert served as the Director of Outsourcing Services for Professional Datasolutions, Inc., a company that delivers enterprise-wide software and services for convenience store retailers and wholesale petroleum marketers from June 1994 to October 2003. His primary responsibilities included supervision of an accounting group servicing multiple companies across the United States, implementing accounting systems for new customers, as well as state and federal tax reporting on behalf of customers. He previously served as Controller—General and Store Accounting at FFP Operating Partners, a company that operates convenience stores, self-service gas outlets and truck stops primarily in Texas and other central and southern locations in the United States, from May 1985 to June 1994.

        Mr. Lambert is a Certified Public Accountant and, from 1982 to May 1985, was an auditor with KPMG Peat Marwick. Mr. Lambert received a Bachelor of Business Administration from Texas Wesleyan University.

  James Walker

        Jim Walker has served as Director of Operations at SSS since May 2010. In this role, he is responsible for all aspects of current and future mining and processing operations. He will continue in this capacity following the offering. Mr. Walker was retired before joining SSS. Before retiring, Mr. Walker worked for US Silica from 1987 to 2000, where he was ultimately responsible for operations at all 14 of its plants. Prior to that, Mr. Walker worked in senior operating roles at several other mining and industrial mineral companies. Mr. Walker received his MBA from Golden Gate University and a mechanical and industrial engineering degree from the University of Minnesota.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of us. Our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of Emerge GP or its affiliates that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf.

Executive Compensation

        This section describes the material components of the executive compensation program for our executive officers who are named in the "2011 Summary Compensation Table" below. Our named executive officers and their positions for the year ended December 31, 2011 consisted of the following two individuals:

  •
  Rick Shearer, Chief Executive Officer, SSS; and

  •
  Warren Bonham, President and Chief Executive Officer, Direct Fuels.

        We expect that, following the completion of this offering, Mr. Shearer will serve as our President and Chief Executive Officer and Mr. Bonham will serve as our President, Fuel Division.

2011 Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to the named executive officers by SSS and Direct Fuels, respectively, for the year ended December 31, 2011. We were not yet formed in 2011 and, accordingly, we did not pay any compensation to our executive officers during or in respect of that year.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Rick Shearer	235,662	—	178,271	5,190		419,123
Chief Executive Officer, SSS
Warren Bonham	255,000	25,000	335,626	17,481	(2)	633,107
President and Chief Executive Officer, Direct Fuels

(1)
In 2011, Mr. Bonham received a $25,000 bonus in connection with the sale of the Direct Fuels biodiesel operations.

(2)
Amount consists of company-paid premiums equal to $68 under Direct Fuels' group life insurance policy, supplemental healthcare benefits equal to $2,713 and 401(k) matching contributions made by Direct Fuels equal to $14,700.

  Narrative Disclosure to 2011 Summary Compensation Table

Employment Letters

        SSS and Mr. Shearer are parties to an employment letter, dated March 23, 2010 and amended May 17, 2011, that provides for Mr. Shearer's employment as Chief Executive Officer of SSS. Under his amended employment letter, Mr. Shearer's annual base salary is $230,000, which, beginning in May 2011, is subject to automatic increases by four percent on each May 1 while he remains employed at SSS. The amended employment letter also provides that Mr. Shearer is eligible to participate in a long-term incentive compensation program, as described in further detail below, as well as the welfare benefit plans maintained by SSS on the same basis as other employees of that company.

        Mr. Shearer's amended employment letter also provides for certain payments and benefits upon a termination of his employment by the company without "cause" (as defined in the amended employment letter), as described under "—Severance and Change in Control Benefits" below.

        We have not entered into an employment letter or employment agreement with Mr. Bonham.

2011 Base Salary

        The named executive officers receive a base salary to compensate them for services rendered to the respective company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. As described in "Narrative Disclosure to 2011 Summary Compensation Table—Shearer Employment Letter" above, Mr. Shearer's base salary was increased by four percent in May 2011, pursuant to his amended employment letter.

        The following table provides the annual base salary rate for each of the named executive officers as of December 31, 2011.

Name	2011 Annual Base Salary ($)
Rick Shearer	239,200
Warren Bonham	255,000

        We expect that, following the completion of this offering, base salaries for the named executive officers will be reviewed periodically by the compensation committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

2011 Annual Performance-Based Compensation and Discretionary Bonuses

        In 2011, each of the named executive officers participated in an annual incentive bonus compensation program under which cash bonuses were awarded based on the achievement of pre-determined targets.

        For 2011, Mr. Shearer was eligible to receive an annual incentive bonus based on the achievement by SSS of pre-established targets of "run-rate" EBITDA. Run-rate EBITDA was determined by multiplying by twelve the actual EBITDA achieved by SSS in December 2011. Achievement of run-rate EBITDA at the threshold level would result in a bonus payment equal to 20% of Mr. Shearer's annual base salary, and achievement beyond the threshold level would result in an increased bonus payout percentage, determined by straight-line interpolation. Based on the 2011 run-rate EBITDA achieved by SSS, Mr. Shearer was awarded a cash bonus equal to 74.5% of his base salary, or $178,271.

        For 2011, Mr. Bonham was eligible to receive an annual incentive bonus based on the achievement by Direct Fuels of pre-established adjusted EBITDA targets. Achievement of EBITDA, excluding the impact of Direct Fuel's biodiesel operation, at the threshold level would result in a bonus payment equal to 5% of Mr. Bonham's annual base salary, and achievement beyond the threshold level would result in an increased bonus payout percentage, determined by straight-line interpolation. Based on the 2011 adjusted EBITDA achieved by Direct Fuels, Mr. Bonham was awarded a cash bonus equal to 131.62% of his base salary, or $335,626.

        The actual annual cash bonuses awarded to each named executive officer for 2011 performance are set forth above in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation." In addition, in 2011 Mr. Bonham received a discretionary $25,000 cash bonus upon completion of the sale of the company's biodiesel operations.

Shearer Long-Term Incentive Compensation Program

        Mr. Shearer currently participates in a long-term incentive compensation program maintained by SSS, referred to as the LTIC, pursuant to which Mr. Shearer is eligible to receive a cash bonus based on "net cash proceeds" received in connection with an "ultimate sale transaction" of SSS (each, as defined in the LTIC). Under the LTIC, in the event of an ultimate sale transaction, Mr. Shearer is eligible to receive up to 5.30% of the net cash proceeds received in such transaction in excess of $25,000,000. Mr. Shearer will vest as to 50% of his right to receive any such payment on each of May 1, 2012 and May 1, 2013 or, if earlier, as to 100% of his right to receive any such payment upon the consummation of an ultimate sale transaction, subject to his continued employment through the applicable vesting date(s). Any amounts to which Mr. Shearer may become entitled under the LTIC will be paid in a lump sum within 90 days following the closing of the ultimate sale transaction. We expect that we and Mr. Shearer will terminate the LTIC in connection with the consummation of this offering.

Employee Benefits and Perquisites

        Our full-time employees, including the named executive officers, are eligible to participate in our health and welfare plans, including:

  •
  medical and dental benefits;

  •
  short-term and long-term disability insurance;

  •
  accidental death and dismemberment insurance; and

  •
  life insurance.

        The employee benefits programs are designed to be affordable and competitive in relation to the market, and may be modified as needed based upon regular monitoring of applicable laws and practices in the competitive market. These benefits are provided to the named executive officers on the same general terms as they are provided to all of our full-time employees. In addition, Mr. Shearer is entitled to company-paid annual physical exams, which are supplemental to the health benefits provided to employees of SSS generally. SSS has also agreed to pay Mr. Shearer an automobile allowance equal to $400 per month.

        Direct Fuels maintains a 401(k) retirement savings plan for its employees, including Mr. Bonham, who satisfy certain eligibility requirements. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, Direct Fuels matches contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including the named executive officers, in accordance with our compensation policies.

        In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his duties, to make our named executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the board of directors of our general partner. We do not expect these perquisites to be a material component of our compensation program.

Outstanding Equity Awards at December 31, 2011

        None of the named executive officers held any equity awards that were outstanding as of December 31, 2011.

        In connection with the consummation of this offering, we expect that our general partner will grant equity-based awards to certain key employees, including some or all of our named executive officers, under a long-term incentive plan that we intend to adopt in connection with this offering. The terms of such awards and the amounts to be granted to each award recipient have not yet been determined.

Severance and Change in Control Benefits

        Mr. Shearer's amended employment letter provides that if Mr. Shearer's employment is terminated by SSS without "cause" (as defined in the amended employment letter) during (a) the first thirty-six months after his hire date or (b) during any subsequent one-year extension (which occurs automatically unless either party provides notice at least 30 days prior to the end of the initial three-year period or subsequent one-year extension), Mr. Shearer will be entitled to receive an amount equal to his then-current annual base salary, payable over a period of twelve months or as a lump sum, as determined in the discretion of SSS.

        Mr. Bonham is not eligible to receive severance or change in control benefits.

Incentive Compensation Plans

  2012 Long-Term Incentive Plan

        Prior to the consummation of this offering, our general partner intends to adopt a 2012 Long-Term Incentive Plan, or LTIP, pursuant to which eligible individuals may receive awards with respect to our equity interests, thereby linking the recipients' compensation directly to our performance. The description of the LTIP set forth below is a summary of the anticipated material features of the LTIP.

This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP. In addition, our general partner is still in the process of implementing the LTIP and, accordingly, this summary is subject to change prior to the effectiveness of the registration statement of which this prospectus is a part.

        The LTIP will provide for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, it is expected that an aggregate of                        common units may be delivered pursuant to awards under the LTIP. Awards that are forfeited, cancelled, exercised paid or otherwise terminates or expires without the actual delivery of units will be available for delivery pursuant to other awards. Units that are withheld to satisfy tax withholding obligations or payment of an award's exercise price will not be available for future awards. We expect that the LTIP will be administered by the board of directors of our general partner, which we refer to as the plan administrator. The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of our general partner for delivering desired performance results, as well as by strengthening our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

Eligibility

        Our employees, consultants and directors, and employees, consultants and directors of our general partner and our respective affiliates will be eligible to receive awards under the LTIP.

Unit Awards

        The plan administrator will be able to grant unit awards to eligible individuals under the LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture.

Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator will be able to make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator will, in its discretion, be able to base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

        We expect that distributions made by us with respect to awards of restricted units will, in the discretion of the plan administrator, be subject to the same vesting requirements as the restricted units. The plan administrator, in its discretion, will also be able to grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

Unit Options and Unit Appreciation Rights

        We expect that the LTIP will also permit the grant of options covering common units and unit appreciation rights. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by the plan administrator.

        We expect that the LTIP will permit unit options and unit appreciation rights to be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant. We expect that the term of each unit option and unit appreciation right will be no more than ten years from the applicable grant date.

Other Unit-Based Awards

        The LTIP will also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of another unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, another unit-based award may be paid in cash and/or in units (including restricted units), as the plan administrator may determine.

Source of Common Units; Claw-Back Provisions

        Common units to be delivered with respect to awards may be newly-issued units, common units acquired in the open market, common units acquired directly from our affiliates or any other person or any combination of the foregoing. We expect that all awards will be subject to the provisions of any claw-back policy implemented by the plan administrator, to the extent set forth in such claw-back policy and/or required by applicable law or applicable securities exchange listing standards.

Certain Transactions

        The plan administrator will have broad discretion to take action under the LTIP, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common units, such as unit distributions, unit splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our equity holders known as "equity restructurings," we expect that the plan administrator will make equitable adjustments to the LTIP and outstanding awards. In the event of a change in control of our company (as defined in the LTIP), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Amendment or Termination of Long-Term Incentive Plan

        The plan administrator, at its discretion, will be able to terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The plan administrator will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant; however, except in connection with certain changes in our capital structure, unitholder approval will be required for any amendment that (i) as required by applicable law or the rules of the applicable securities exchange (including without limitation an increase to the number of units available under the LTIP), (ii) "reprices" any unit option or unit appreciation right by reducing its per unit exercise price, or (iii) cancels any unit option or unit appreciation right in exchange for cash or another award when the unit option or unit appreciation right price per unit exceeds the fair market value of the underlying units.

Director Compensation

        Officers, employees or paid consultants or advisors of us or our general partner who also serve as directors will not receive additional compensation for their service as directors. We anticipate that directors who are not officers, employees or paid consultants or advisors of us or our general partner will receive a combination of cash and common unit or phantom unit grants as annual compensation for service on the board of directors of our general partner and any of its committees. Such directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings as well as director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

  Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

  •
  each person who then will beneficially own 5% or more of the then outstanding units;

  •
  all of the directors of Emerge GP;

  •
  each named executive officer of Emerge GP; and

  •
  all directors and officers of Emerge GP as a group.

        In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of                        , 2012, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them and their address is 1400 Civic Place, Suite 250, Southlake, Texas 76092.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned		Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned		Percentage of Common and Subordinated Units to be Beneficially Owned
Ted W. Beneski			%			%		%
Victor L. Vescovo			%			%		%
Rick Shearer			%			%		%
Warren B. Bonham			%			%		%
Kevin McCarthy			%			%		%
Insight Equity
All directors and officers as a group ( persons)			%			%		%

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        At the closing of this offering, our general partner and its affiliates will own                        common units and                         subordinated units representing an aggregate        % limited partner interest in us (or                        common units and                        subordinated units representing an aggregate         % limited partner interest in us, if the underwriters exercise their option to purchase additional common units in full). In addition, our general partner will own a 2% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Pre-IPO Stage
The consideration received by our general partner and its affiliates prior to or in connection with this offering	common units;
subordinated units;
all of our incentive distribution rights; and
2.0% general partner interest.
Operational Stage
Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions 98.0% to our unitholders pro rata, including our general partner and its affiliates, as the holders of an aggregate of common units and subordinated units, and 2.0% to our general partner assuming it makes any capital contributions necessary to maintain its 2% interest in us. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of our distributions, up to 50.0% of all distributions we make above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $             million on its general partner units and Insight Equity would receive annual distributions of approximately $             million on its common and subordinated units.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its general partner interest. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels" beginning on page 76.

Reimbursements to our general partner and its affiliates	We will reimburse our general partner and its affiliates, including Insight Equity, for the following payments of direct and indirect expenses incurred on our behalf, subject to certain limitations:
• ; and
• .
Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of our General Partner" beginning on page 187.

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including the general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

        We and other parties have entered into or will enter into the various documents and agreements that will effect the transactions relating to our formation and this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Other Agreements with Affiliates

        We and other parties have entered into other agreements with certain of our affiliates, as described in more detail below. These agreements will affect the offering transactions, including the vesting of assets in, and the assumptions of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's-length negotiations.

        Our subsidiaries regularly receive general and administrative services from employees of Insight Equity and reimburse Insight Equity for the fees and expenses it incurs in conjunction with the provision of those services. Our subsidiaries collectively reimbursed Insight Equity $0.3 million for such services in 2011.

        We expect to enter into an administrative services agreement with Insight Management Company LLC pursuant to which Insight Management Company LLC will provide specified general and administrative services to us and our subsidiaries from time to time. Under the anticipated terms of the agreement, we would reimburse Insight Management Company LLC based on agreed upon-formulas on a monthly basis for the time and materials actually spent in performing general and administrative services on our behalf. In addition, Warren B. Bonham will be an employee of Insight Management Company LLC and will serve as the head of our Fuel Processing and Distribution segment, and we will reimburse Insight Management Company LLC for an allocation of Mr. Bonham's time and expenses incurred in providing services to us. We expect that the administrative services agreement will remain in force until (i) the date we and Insight Management Company LLC mutually agree to terminate it; (ii) the final distribution in liquidation of us or our subsidiaries; or (iii) the date on which neither Insight Equity nor any of its affiliates own equity securities of us. We expect that the terms of the administrative services agreement will be no less favorable to us than those generally available from unrelated third parties.

        On July 20, 2012, SSS entered into a $19.0 million term loan facility with a wholly owned subsidiary of Insight Equity to finance its capital expenditures and working capital. The interest rate on the term loan facility is 16% per annum and will mature on December 31, 2014

        In January 2010, SSS entered into a subordinated loan agreement with an affiliate of Insight Equity. The loan agreement provides for a $4.5 million loan with a redemption amount of $5.0 million. The loan matures on June 30, 2015 and carries an interest rate of 0% as of December 31, 2011.            We expect to repay this loan in full at the closing of this offering.

        On June 20, 2008, SSS entered into a term loan with LBC Credit Partners, L.P., which we expect will indirectly own        % of our general partner,                         of our common units and                        of our subordinated units upon the closing of this offering. The term loan matures on December 31, 2014 and has an interest rate that varies between 0% and 12%, based upon SSS's achieving certain Adjusted EBITDA milestones. At December 31, 2011, the loan had an outstanding balance of approximately $53.6 million and carried an interest rate of 0%. As of June 30, 2012, the loan had an outstanding balance of approximately $54.2 million and carried an interest rate of 12%. Substantially all of SSS's property is pledged as collateral under the term loan. The security agreement contains customary covenants, including, among others, covenants that restrict our ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on our assets. We also expect to repay this loan in full at the closing of this offering.

        An affiliate of Insight Equity has obtained a letter of credit from a financial institution in the amount of $1.5 million to provide additional security against an equity investment that LBC Credit Partners, L.P. made in SSS after Insight Equity's purchase of SSH. We expect that this letter of credit will be retired at the closing of this offering.

        Affiliates of Insight Equity and LBC Credit Partners, L.P. have obtained letters of credit at a financial institution on behalf of SSS to support its obligation to repay $16.0 million in advance payments provided by three sand customers at the time they entered into take-or-pay supply agreements with us. As of June 30, 2012, the outstanding balance under these letters of credit was $8.4 million. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective customer sales contract's annual effective date

Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy. The transactions described above were not approved by an independent committee of our board of directors and the terms were determined by negotiation among the parties.

 CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Insight Equity, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage our partnership in a manner beneficial to us and our unitholders. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner, although there is no requirement that our general partner do so; under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

  •
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  determined by the board of directors of our general partner to be "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. Any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and, in each case, in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the partnership or meets the specified standard, for example, a transaction on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties.

        Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires Insight Equity to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Directors of Insight Equity have a fiduciary duty to make these decisions in the best interests of the owners of Insight Equity, which may be contrary to our interests.

        Because certain of the directors of our general partner are also directors and/or officers of Insight Equity and its affiliates, such directors may have fiduciary duties to Insight Equity that may cause them to pursue business strategies that disproportionately benefit Insight Equity, or which otherwise are not in our best interests.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner's affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Insight Equity may acquire, construct or dispose of assets (including assets relating to our lines of business) in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

Our general partner is allowed to take into account the interests of parties other than us, such as Insight Equity, in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include how to allocate business opportunities among us and affiliates of our general partner, the exercise of our general partner's limited call right, the exercise of its voting rights with respect to the units it owns, whether to reset target distribution levels, and its determination whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of its fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it subjectively believed that the decision was in the best interest of our partnership and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct;

  •
  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us;

  •
  provides that in resolving conflicts of interest in one of the two manners specified in the immediately preceding bullet point, it will be presumed that in making its decision, the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

  •
  provides that any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

  •
  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of our cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

  •
  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

  •
  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

  •
  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

  •
  the manner in which our business is operated;

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or a growth capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $             million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its subordinated units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 70.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  accelerating the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—Subordination Period" beginning on page 73.

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

        We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

        Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of our common units.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right" beginning on page 190.

Our general partner controls the enforcement of its and its affiliates' obligations to us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights" beginning on page 75.

Duties of our General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited or restricted by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors will have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these provisions, our general partner's ability to make decisions involving conflicts of interest would be restricted. These provisions benefit our general partner by enabling it to take into consideration all parties involved in the proposed action, so long as the resolution is "fair and reasonable" to us. These provisions also enable our general partner to attract and retain experienced and capable directors. These provisions are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

  •
  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

  •
  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

  •
  certain rights and remedies of limited partners contained in the Delaware Act.

        The following table summarizes the differences between the default fiduciary duties that would apply to our general partner under the Delaware Act and the contractual duties of our general partner under our partnership agreement.

State-law fiduciary duties	Partnership agreement standards
General standard: Act in good faith and with due care and loyalty.	Standard when acting in its capacity as our general partner: Act in good faith.

Due care: Use the amount of care that an ordinarily careful and prudent person would use in similar circumstances and consider all material information reasonably available in making business decisions.
Loyalty: Do not take any action taking any action or engage in any transaction where a conflict of interest is present unless such transaction is entirely fair to the partnership.	Standard for resolving conflicts of interest: Any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith. Affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be determined by our general partner to be:

•

on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•

"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the general partner acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption.

        Standard when acting in its individual capacity: No duty to the partnership or the unitholders whatsoever, other than the implied contractual covenant of good faith and fair dealing.

Consultation with advisers: Our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person's professional or expert competence.	Consultation with advisers: Same as state-law standard.

Rights and remedies of unitholders: A limited partner generally may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties, if any, to the limited partners. A partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement.
        Rights and remedies of unitholders: Our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

To the extent that, at law or in equity, an indemnitee has duties and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification" beginning on page 191.

 DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 58. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement" beginning on page 180.

Transfer Agent and Registrar

        Duties.                            will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 70;

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  with regard to the duties of our general partner, please read "Conflicts of Interest and Duties" beginning on page 169;

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units" beginning on page 178; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences" beginning on page 195.

Organization and Duration

        We were formed in April 2012 as a Delaware limited partnership. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than our current operations, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 70.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read "—Issuance of Additional Partnership Interests" beginning on page 183.

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement" beginning on page 184.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets" beginning on page 186.
Dissolution of our partnership	Unit majority. Please read "—Dissolution" beginning on page 187.
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution" beginning on page 187.
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 187.

Removal of our general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 187.

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read "—Transfer of General Partner Interest" beginning on page 189.

Transfer of incentive distribution rights

Except for transfers to an affiliate or to another person as part of our general partner's merger or consolidation, the sale of all or substantially all of its assets, the sale of all of the ownership interests in our general partner, the pledge, hypothecation, mortgage, encumbrance, grant of a lien, collateralization, or other grant of a security interest in the incentive distribution rights in favor a person providing bona-fide debt financing to such holder as security or collateral for such debt financing and the transfer of incentive distribution rights in connection with the exercise of any remedy of such person in connection therewith, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2022. Please read "—Transfer of Incentive Distribution Rights" beginning on page 189.

Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in the General Partner" beginning on page 189.

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement) or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; and

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited amendments.    No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, affiliates of our general partner will own approximately        % of our outstanding common and subordinated units (approximately        % if the underwriters exercise their option to purchase additional common units in full).

        No unitholder approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  the adjustments of the minimum quarterly distribution and target distribution levels in connection with the reset of our general partner's incentive distribution rights as described under "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels"; or

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  the implementation of the provisions relating to our general partner's right to reset its incentive distribution rights in exchange for common units;

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  any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of counsel and unitholder approval.    Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" beginning on page 189 and "—Transfer of Incentive Distribution Rights" beginning on page 189.

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution" beginning on page 187.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own        % of our outstanding common and subordinated units (approximately        % if the underwriters exercise their option to purchase additional common units in full).

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner;

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

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  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its or its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by Insight Equity or its assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Emerge GP as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale" beginning on page 194.

Transfer of General Partner Interest

        Except for a transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may (i) transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interests in such holder or the sale of all or substantially all of such holder's assets to that entity or (ii) pledge, hypothecate, mortgage, encumber, grant a lien, collateralize, or grant a security interest in the incentive distribution rights in favor of a person providing bona-fide debt financing to such holder as security or collateral for such debt financing and the transfer of incentive distribution rights in connection with exercise of any remedy of such person in connection therewith, without the prior approval of the unitholders. Prior to December 31, 2022, any other transfer of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2022, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Emerge GP as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 187 for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting" beginning on page 191.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units" beginning on page 206.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Non-Taxpaying Assignees; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under certain laws or regulations that may be applicable to our future business or operations, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Meetings; Voting

        Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests" beginning on page 183. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

        We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed (provided that this obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system);

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  information regarding the status of our business and our financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. In addition, the partners do not have a right to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us except pursuant to applicable rules of discovery.

 UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, Insight Equity will hold an aggregate of                        common units and                         subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement does not restrict our ability to issue additional partnership securities. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, our common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Partnership Interests" beginning on page 183.

        In connection with the closing of this offering, our partnership agreement will grant Insight Equity certain demand and "piggyback" registration rights. Under the partnership agreement, Insight Equity will generally have the right to require us to file a registration statement for the public sale of all of the partnership securities in the partnership owned by it. In addition, if we sell any partnership securities in a registered underwritten offering, Insight Equity will have the right, subject to specified limitations, to include its partnership securities in that offering. We will pay all expenses relating to any demand or piggyback registration, except for underwriters or brokers' commission or discounts.

        Insight Equity, our partnership, our general partner and its affiliates, including their respective executive officers and directors, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please read "Underwriting" beginning on page 216.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "our" are references to Emerge Energy Services LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-terms residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitations, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

(iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining, exploration, production, transportation, processing, refining and storage and marketing of any mineral or natural resource, including silica sand and crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time. Please read "—Recent Legislative Developments" for a discussion of potential changes in law that could affect the Qualifying Income Exception and our status as a partnership.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  we will be classified as a partnership for federal income tax purposes; and

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  each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  neither we nor any of our operating subsidiaries has elected or will elect to be treated as a corporation; and

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  for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Emerge Energy Services LP will be treated as partners of Emerge Energy Services LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Emerge Energy Services LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales".

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Emerge Energy Services LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Emerge Energy Services LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses".

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss".

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or certain closely held corporate unitholders, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  While not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss".

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012 and, thereafter, absent new legislation, the U.S. federal income tax rates on both ordinary income and long-term capital gains will increase. Further, such rates are subject to change by new legislation at any time.

        The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination". The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue

Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Disposition of Common Units—Uniformity of Units".

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Disposition of Common Units—Uniformity of Units". A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss". Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees".

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Disposition of Common Units—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction".

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Disposition of Common Units—Uniformity of Units". Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss".

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

  Silica Sand Depletion

        In general, we are entitled to depletion deductions with respect to silica sand mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for silica sand is 5%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax." Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses (discussed below), or the amount of gain realized upon the disposition, will be treated as ordinary income to us.

  Mining Exploration and Development Expenditures

        We will elect to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of silica sand deposits prior to the time the existence of silica sand in commercially marketable quantities has been disclosed.

        If a mine reaches the producing stage in any taxable year, amounts we deducted for mine exploration expenditures must be recaptured and reduce future depletion deductions by the amount of the recapture, as described below. In the alternative, we may elect, in such taxable year and with respect to all such mines reaching the producing stage during such taxable year, to include such amount in our taxable income. A mine reaches the producing stage when the major part of the silica sand production is obtained from working mines rather than those opened for the purpose of development or the principal activity of the mine is the production of developed silica sand rather than the development of additional silica sand for mining. Assuming the election described above is not made, this recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine has been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

        We generally will elect to defer mine development expenses, consisting of expenditures incurred in making silica sand accessible for extraction, after the exploration process has disclosed the existence of silica sand in commercially marketable quantities, and deduct them on a ratable basis as the silica sand benefited by the expenses is sold.

        Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Please read "—Disposition of Common Units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

        When computing the alternative minimum tax, mine exploration and development expenditures are capitalized and deducted over a ten-year period beginning with the taxable year in which the expenditures were made. Unitholders may avoid this alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

  Sales of Silica Sand Reserves

        If any silica sand reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our silica sand reserves or the mined silica sand sold are held by us:

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  for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property);

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  for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code; or

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  as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

        In determining dealer status with respect to silica sand reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

        We intend to hold our silica sand reserves for use in a trade or business and achieve long-term capital appreciation. Although our general partner may consider strategic sales of silica sand reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of silica sand reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in silica sand reserves.

        If we are not a dealer with respect to our silica sand reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

        A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

        If we are not a dealer with respect to our silica sand reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

        Upon a disposition of silica sand reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentage is currently 9% for qualified production activities income.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder's ability to claim the Section 199 deduction may be limited.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

  Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election". We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election". To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss".

  Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Emerge GP as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant gross proceeds made on or after January 1, 2015.

        The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Each prospective unitholder should consult his own tax advisor regarding these withholding provisions.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  (i)
  a person that is not a U.S. person;

  (ii)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (iii)
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures".

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Texas, Alabama and Wisconsin. All of these states also impose an income tax on corporations and other entities, and Alabama and Wisconsin also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections". Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

 INVESTMENT IN EMERGE ENERGY SERVICES LP
BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans may be subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Tax-Exempt Organizations and Other Investors" beginning on page 209; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (i)
  the equity interests acquired by the employee benefit plan are publicly offered securities i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (ii)
  the entity is an "operating company,"-i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (iii)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) and (ii) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 UNDERWRITING

        Citigroup Global Markets Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                                    additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used to redeem from Insight Equity and other private investors a number of common units equal to the number of common units issued to the public upon the exercise of the underwriters' option. Insight Equity is deemed to be an underwriter with respect to any common units that we redeem from it with the proceeds of any exercise of the underwriters' option to purchase additional common units.

        We, the officers and directors of our general partner, and our other unitholders, including our general partner, Emerge Energy Services Holdings LLC and its affiliates, have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our partnership occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units will be determined by negotiations among us and the representatives. Among the factors that will be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our partnership. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        We have applied to list our common units on the NYSE under the symbol "EMES."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay Citigroup Global Markets Inc. an aggregate structuring fee equal to        % of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership.

        We estimate that the expenses of this offering, not including the underwriting discount and structuring fee, will be approximately $             million, all of which will be paid by us.

        In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

  •
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the underwriters' over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters' over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us, Insight Equity and our respective affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us, Insight Equity and our respective affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. An affiliate of Citigroup Global Markets Inc. is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering. In addition, an affiliate of Citigroup Global Markets Inc. owns an approximate 4.4% interest in AEC Holdings.

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        We, Insight Equity, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common units described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe for the common units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of common units through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the common units as contemplated in this prospectus. Accordingly, no purchaser of the common units, other than the underwriters, is authorized to make any further offer of the common units on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

            (i)  if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

           (ii)  otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

          (iii)  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        Each joint book-running manager has represented, warranted and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA received by it in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus in circumstances in which Section 21(1) of FSMA does not apply to the us; and

          (b)   it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering does not constitute an offer to sell or the solicitation of an offer to buy the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        Our partnership has not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

 VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated balance sheet of Emerge Energy Services LP as of May 15, 2012 and the consolidated financial statements of SSS, AEC and Direct Fuels as of and for the years ended December 31, 2010 and 2011 have been included herein and in the registration statement in reliance upon the reports of BDO USA, LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in accounting and auditing.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in New Auburn, Wisconsin is derived from reserve reports prepared by Short Elliot Hendrickson Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Barron, Wisconsin is derived from reserve reports prepared by Cooper Engineering Company, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Kosse, Texas is derived from reserve reports prepared by Westward Environmental, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "intend," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  changes in the long-term supply of and demand for oil and natural gas;

  •
  actions taken by our customers, competitors and third-party operators;

  •
  changes in the availability and cost of capital;

  •
  our ability to complete growth projects on time and on budget;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the effects of existing and future laws and governmental regulations (or the interpretation thereof);

  •
  failure to secure or maintain contracts with our largest customers;

  •
  the effects of future litigation; and

  •
  other factors discussed in this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

 EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        Set forth below are the unaudited pro forma condensed combined balance sheets of Emerge Energy Services LP (the "Partnership") as of June 30, 2012 and the unaudited pro forma condensed combined statements of operations of the Partnership for the year ended December 31, 2011 and the six months ended June 30, 2012 and June 30, 2011. References to "we," "us" and "our" mean the Partnership and its combined subsidiaries, unless the context otherwise requires. The unaudited pro forma condensed combined financial statements for the Partnership have been derived from the unaudited pro forma condensed combined financial statements of Superior Silica Holdings LLC ("SSS") and AEC Holdings LLC ("AEC Holdings"),which together comprise our predecessor for accounting purposes (the "Predecessor"), and the historical consolidated and condensed consolidated financial statements of Direct Fuels Partners, L.P. ("DF"), set forth elsewhere in this prospectus and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed combined financial statements have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated and condensed consolidated financial statements and related notes set forth elsewhere in this prospectus.

        The Partnership will own and operate the businesses of the Predecessor and DF effective with the closing of the Partnership's initial public offering. The contribution of the Predecessor's business to us will be recognized at its historical basis as it is considered to be a reorganization of entities under common control. The Partnership's acquisition of Insight Equity Acquisition Partners, L.P. ("Direct Fuels") will be recognized at the fair value of the assets and liabilities contributed and will apply business combination accounting to the Partnership. For the purposes of the pro forma condensed combined balance sheet, June 30, 2012 has been used as the acquisition date of Direct Fuels. For the purposes of these pro forma condensed combined statements of operations, January 1, 2011 has been used as the acquisition date of Direct Fuels. The pro forma combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma condensed combined financial statements.

        The unaudited pro forma balance sheets and the unaudited pro forma statements of operations were derived by adjusting the historical unaudited pro forma condensed combined financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

        The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor and Direct Fuels on the dates indicated or that would be obtained in the future.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2012

(in thousands)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments			Partnership Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$2,413	$5,243	$		(a)	$
					(b)
					(c)
					(d)
					(e)
Trade accounts receivable, net	22,461	6,747		—			29,208
Other receivables	—	2,185		—			2,185
Inventories	12,115	7,841		78	(n)		20,034
Prepaid expenses and other current assets	1,636	724		—			2,360

Total Current Assets	38,625	22,740
Property, plant and equipment, net	82,880	8,885		9,348	(f)		101,113
Mineral resources, net	10,584	—		—			10,584
Intangible assets, net	1,584	—		4,155	(g)		5,739
Goodwill	—	—		63,895	(h)		47,258
Deferred financing and public offering costs, net	3,926	786		(459)			4,253
					(o)
Deposits and other assets	812	—		—			812

Total Assets	$138,411	$32,411	$			$

LIABILITIES AND PARTNERS' EQUITY
Current liabilities
Accounts payable	$18,528	$9,569		$—			$28,097
Accrued liabilities	9,589	1,205		—			10,794
Current portion of long-term debt	1,212	1,700			(i)
Current portion of capital lease liability	1,437	—		—			1,437
Current portion of advances from customers	6,593	—			(i)

Total Current Liabilities	37,359	12,474		—
Long-term debt, net of current portion	88,909	7,160		16,637	(i)
Capital lease liability, net of current portion	6,933	—		—			6,933
Advances from customers, net of current portion	2,963	—			(i)
Asset retirement obligations	432	—		—			432
Derivative financial instruments	—	57		—			57

Total Liabilities	136,596	19,691		—
PARTNERS' EQUITY
Previous partners' equity	—	12,720					—
Predecessor equity	1,815	—					—
Partners' equity	—	—		60,380	(j)
Common unitholders	—	—			(k)
Subordinated unitholders	—	—			(k)
General partner	—	—			(k)

Total Partners' Equity	1,815	12,720

Total Liabilities and Partners' Equity	$138,411	$32,411	$			$

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2012

(in thousands, except per unit amounts)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments		Partnership Pro Forma
REVENUES
Revenues	$273,547	$164,218	$—		$437,765
Other revenues	2,845	165	—		3,010

	276,392	164,383	—		440,775

OPERATING EXPENSES
Cost of product	243,140	155,103	—		398,243
Operations and maintenance	8,482	1,412	—		9,894
Depreciation, depletion and amortization	4,323	499	818	(l)(m)	5,640
Selling, general and administrative expenses	5,206	1,899	—		7,105
Loss on disposal of equipment	5	—	—		5

	261,156	158,913	818		420,887

Income from operations	15,236	5,470	(818)		19,888

OTHER EXPENSE (INCOME)
Interest expense	5,616	484	—	(p)	6,100
				(o)
Amortization of intangible assets	—	—	—		—
Changes in fair value of interest rate swap	—	(22)	—		(22)
Other	(16)	—	—		(16)

	5,600	462	—		6,062

Income before taxes	9,636	5,008	(818)		13,826
Provision for state margin taxes	41	70	—		111

Net income	$9,595	$4,938	$(818)		$13,715

General partner's interest in net income
Limited partner's interest in net income
Net income per limited partner unit:
Common units
Subordinated units
Weighted average number of limited partner units outstanding:
Common units (basic and diluted)
Subordinated units (basic and diluted)

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(in thousands, except per unit amounts)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments		Partnership Pro Forma
REVENUES
Revenues	$371,913	$261,074	$—		$632,987
Other revenues	5,575	483	—		6,058

	377,488	261,557	—		639,045

OPERATING EXPENSES
Cost of product	346,019	237,857	—		583,876
Operations and maintenance	13,231	2,029	—		15,260
Depreciation, depletion and amortization	6,880	959	1,770	(l)(m)	9,609
Selling, general and administrative expenses	8,968	4,509	—		13,477
Impairment of property held for sale	762	—			762
Equipment relocation costs	572	—			572
Loss on disposal of equipment	253	—	—		253

	376,685	245,354	1,770		623,809

Income from operations	803	16,203	(1,770)		15,236

OTHER EXPENSE (INCOME)
Interest expense	3,371	1,365	—	(p) (o)	4,736
Amortization of intangible assets	—	—	—		—
Gain on extinguishment of trade payable	(1,212)	—	—		(1,212)
Loss (gain) from debt restructuring	(472)	583	—		111
Changes in fair value of interest rate swap	(243)	80	—		(163)
Other	(57)	—	—		(57)

	1,387	2,028	—		3,415

(Loss) income before taxes	(584)	14,175	(1,770)		11,821
Provision for state margin taxes	101	220	—		321

Net (loss) income	$(685)	$13,955	$(1,770)		$11,500

General partner's interest in net income
Limited partner's interest in net income
Net income per limited partner unit:
Common units
Subordinated units
Weighted average number of limited partner units outstanding:
Common units (basic and diluted)
Subordinated units (basic and diluted)

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2011

(in thousands, except per unit amounts)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments		Partnership Pro Forma
REVENUES
Revenues	$176,615	$134,133	$—		$310,748
Other revenues	2,574	232	—		2,806

	179,189	134,365	—		313,554

OPERATING EXPENSES
Cost of product	166,670	120,994	—		287,664
Operations and maintenance	6,355	955	—		7,310
Depreciation, depletion and amortization	3,052	478	936	(l)(m)	4,466
Selling, general and administrative expenses	4,905	2,498	—		7,403
Impairment of property held for sale	762	—	—		762
Loss (gain) on disposal of equipment	102	(102)	—		—

	181,846	124,823	936		307,605

(Loss) income from operations	(2,657)	9,542	(936)		5,949

OTHER EXPENSE (INCOME)
Interest expense	1,235	768	—	(p)	2,003
				(o)
Amortization of intangible assets	—	—	—		—
Gain on extinguishment of trade payable	(1,212)	—	—		(1,212)
Loss (gain) from debt restructuring	(472)	583	—		111
Changes in fair value of interest rate swap	(182)	103	—		(79)
Other	(34)	—	—		(34)

	(665)	1,454	—		789

Income (loss) before taxes	(1,992)	8,088	(936)		5,160
Provision for state margin taxes	18	127	—		145

Net (loss) income	$(2,010)	$7,961	$(936)		$5,015

General partner's interest in net income
Limited partner's interest in net income
Net income per limited partner unit:
Common units
Subordinated units
Weighted average number of limited partner units outstanding:
Common units (basic and diluted)
Subordinated units (basic and diluted)

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except per unit amounts)

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined financial statements have been derived from the historical condensed combined financial statements of SSH and AEC Holdings, which together comprise our predecessor for accounting purposes (the "Predecessor") and the acquisition of Direct Fuels, included elsewhere in this prospectus.

        The pro forma adjustments give effect to the following transactions:

  •
  The contribution of a        % interest in Superior Silica Sands LLC ("SSS") by SSH to the Partnership's general partner as a capital contribution;

  •
  The contribution of a        % interest in Allied Energy Company LLC ("AEC") by AEC Holdings to the Partnership's general partner as a capital contribution;

  •
  The contribution of a        % interest in Direct Fuels by DF to the Partnership's general partner as a capital contribution but accounted for using the acquisition method of accounting;

  •
  The conveyance of SSS, AEC and Direct Fuels by the Partnership's general partner to the Partnership in exchange for its 2% general partner interest in the Partnership and our incentive distribution rights;

  •
  The conveyance of SSH's interest in SSS to the Partnership in exchange for (i)                          common units, representing a        % limited partner interest in us, (ii)                          subordinated units, representing a        % limited partner interest in us and (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures;

  •
  The conveyance of AEC Holdings' interest in AEC to us in exchange for (i)                          common units, representing a        % limited partner interest in us, (ii)                          subordinated units, representing a        % limited partner interest in us, (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures and (iv) our assumption of AEC Holdings' existing debt;

  •
  The conveyance of DF's remaining interest in Direct Fuels to us in exchange for (i)                          common units, representing a        % limited partner interest in us, (ii)                          subordinated units, representing a        % limited partner interest in us and (iii) the right to receive $             million in cash, in part, as reimbursement for certain capital expenditures;

  •
  The issuance of                        common units to the public, representing a        % limited partner interest in us;

  •
  The conveyance of our interests in SSS, AEC and Direct Fuels to Emerge Energy Services Operating, LLC, our operating subsidiary;

  •
  The entry into a new $             million credit facility, from which the Partnership will initially borrow $             million; and

  •
  The use of net proceeds from this offering and the borrowings under our anticipated new credit facility as set forth under "Use of Proceeds."

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 1. Basis of Presentation (Continued)

The pro forma adjustments have been prepared as if the combination of SSS and AEC Holdings, the acquisition of DF and the completion of this offering had taken place on June 30, 2012 for the unaudited pro forma condensed combined balance sheet and January 1, 2011 for the unaudited pro forma condensed combined statements of operations, for the six months ended June 30, 2012 and 2011 and the year ended December 31, 2011. All of the assets and liabilities acquired by us will be recognized at their fair value based on management's estimates with the assistance from third party valuations. The unaudited pro forma combined statements of operations have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes.

        The unaudited pro forma condensed combined financial information does not include the estimated $3.5 million of incremental general and administrative expenses we expect to incur annually as a result of becoming a publicly traded partnership, including expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, outside director fees and director and officer liability insurance expenses.

Note 2. Pro Forma Adjustments

  a)
  Reflects the net proceeds to the Partnership from the issuance and sale of common units in this offering.

  b)
  Reflects the distribution of cash to SSH, AEC Holdings and DF, respectively, in part to reimburse them for certain capital expenditures they incurred with respect to assets they contributed to us.

  c)
  Reflects the additional cash received from the new credit facility.

  d)
  Reflects the distribution of cash to pay down SSS, AEC Holdings' and Direct Fuels' existing debt.

  e)
  Reflects the distribution of cash to pay certain offering expenses including underwriter fees, structuring fee, management bonuses and other transaction related costs.

  f)
  Reflects the step-up in basis to estimated fair value of Direct Fuels' property, plant and equipment based on third-party appraisals due to the acquisition of Direct Fuels by the Predecessor.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 2. Pro Forma Adjustments (Continued)

    The preliminary allocation of the components of property, plant and equipment at fair value as of June 30, 2012 follows (in thousands):

Fair Value June 30, 2012
Land and improvements	$1,977
Buildings	740
Equipment	15,516

Total purchase price allocation	$18,233

    The estimated remaining useful lives range from 5 to 35 years.

  g)
  Reflects the estimated fair value of the intangible assets of Direct Fuels being acquired by the Predecessor based on third-party appraisals.

    The preliminary allocation of the components of intangible assets at fair value as of June 30, 2012 follows (in thousands):

Fair Value June 30, 2012
Supply contracts	$2,804
Non-compete agreement	1,340
Other	11

Total purchase price allocation	$4,155

    The estimated remaining useful life of the non-compete agreement is four years while the other intangible asset remaining useful lives range from 1/2 to 4 years, both amortized on a straight-line basis.

    Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired and liabilities assumed and will periodically be reviewed for impairment. Certain intangible assets have been identified, including supply contracts and a non-compete agreement, which will be amortized to expense over their respective remaining estimated useful life ranging from one to four years. Upon consummation of the proposed transaction, a final purchase price allocation will be performed based upon the business valuation at that point in time. The primary factor giving rise to goodwill is the premium we are willing to pay to expand our operations into the geographical territories currently served by Direct Fuels. The ability to expand our operations encompasses gaining access to new customers, combined with improved margins attainable through increased market presence. Additionally, the goodwill is attributable to the value of Direct Fuels' assembled work force including a management team, as well as synergies expected to arise through the streamlining of operations.

  h)
  Reflects the portion of the purchase price allocated to goodwill from the acquisition of Direct Fuels by the Predecessor based on the anticipated valuation at the time of acquisition.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 2. Pro Forma Adjustments (Continued)

    The Partnership estimated the value of Direct Fuels using the equity yield methodology. The equity yield methodology reduces the projected twelve months ending September 30, 2013 earnings before interest, taxes, depreciation and amortization expense ("EBITDA") amount by incremental corporate costs, maintenance capital expenditures and cash interest payments to reach distributable cash flow, and then divides this amount by a market based coverage ratio to reach distributed cash flow. The distributed cash flow secured by the units retained by the Partnership (51% of total units) is then divided by the expected fully distributed equity yield, and the distributed cash flow secured by the units sold through the initial public offering "(IPO") (49% of total units) is then divided by the expected IPO equity yield. The sum of the retained units value and the IPO units value results in an estimated value of $73.1 million.

    The actual purchase price may be higher or lower depending upon the actual results of the acquisition. Our acquisition of Direct Fuels will be accounted for using the acquisition method of accounting pursuant to which we will allocate the total cost of acquiring Direct Fuels to the individual assets and liabilities assumed based on their estimated fair values. The purchase price includes debt funding to redeem $16.6 million of preferred units, the assumption of $8.9 million of current and long-term debt and an equity purchase value of $73.1 million.

    The purchase price allocation is preliminary pending completion of the acquisition. The allocation presented below reflects management's estimated fair values of the individual assets and liabilities as of June 30, 2012 (in thousands):

Fair Value June 30, 2012
Purchase price allocation:
Total purchase price	$98,596
Current assets and liabilities, net	12,045
Property, plant and equipment	18,233
Intangible assets	4,155
Goodwill	63,895
Non-current assets and liabilities, net	268

Total purchase price allocation	$98,596

  i)
  Reflects the reduction of long-term debt and the entry into a new credit facility and recognition of deferred financing cost relating to the new credit facility. Additionally, we assume that prior to the offering, Direct Fuels will borrow $16.6 million to fund the redemption of the Preferred Units.

  j)
  Reflects the recognition of the equity from the acquisition of Direct Fuels prior to this offering.

  k)
  Reflects the new equity of the Partnership.

  l)
  Reflects the impact of the change in depreciation expense based on the step-up basis of the property plant and equipment of Direct Fuels by the Predecessor.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 2. Pro Forma Adjustments (Continued)

  m)
  Reflects the amortization of the newly acquired intangible assets from the acquisition of Direct Fuels by the Predecessor.

  n)
  Reflects adjustments to inventory to present at fair value and to eliminate unamortized debt issue costs.

  o)
  Reflects the interest expense and amortization of the deferred financing cost of the new credit facility.

  p)
  Interest expense during the period and does not include the pro forma adjustment on interest expense and amortization of the deferred financing cost (as discussed in o).

Note 3. Pro Forma Net Income (Loss) Per Limited Partner Unit

        We compute net income (loss) per unit using the two-class method. Net income (loss) available to common unitholders and subordinated unitholders for purposes of the basic net income (loss) per unit computation is allocated between the common unitholders and subordinated unitholders by applying the provisions of the partnership agreement as if all net income (loss) for the period had been distributed as cash. Under the two-class method, any excess of distributions declared over net income will be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Pro forma net income (loss) per unit is determined by dividing the pro forma net income (loss) that would have been allocated to the common unitholders and the subordinated unitholders under the two-class method, after deducting the general partner's 2.0% interest in pro forma net income (loss), by the number of common units and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, it is assumed that only the cash available for distribution is distributed and the number of common units and subordinated units outstanding were and, respectively. All units were assumed to have been outstanding since January 1, 2011. Basic and diluted pro forma net income (loss) per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The calculation of pro forma net income (loss) per unit assumes that no incentive distributions were made to the general partner.

 EMERGE ENERGY SERVICES LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Emerge Energy Services LP
Southlake, Texas

        We have audited the accompanying consolidated balance sheet of Emerge Energy Services LP (a Delaware limited partnership) (the "Partnership") as of May 15, 2012. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership as of May 15, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
August 2, 2012

EMERGE ENERGY SERVICES LP

CONSOLIDATED BALANCE SHEET

As of May 15, 2012

Assets
Cash	$2,000

Total assets	2,000

Liabilities and Partners' Capital
Total liabilities	$—
Partners' Capital
Limited partner	1,960
General partner	40

Total partners' capital	2,000

Total liabilities and partners' capital	$2,000

See accompanying notes to consolidated balance sheet.

EMERGE ENERGY SERVICES LP

NOTES TO CONSOLIDATED BALANCE SHEET

1. Nature of Operations

        Emergent Energy Services LP is a Delaware limited partnership and was organized on April 27, 2012. Emergent Energy Services Operating LLC is a Delaware limited liability company formed on April 27, 2012 to become the operating subsidiary of the Emergent Energy Services LP. Emergent Energy Services GP LLC is a Delaware limited liability company formed on April 27, 2012 to become the general partner of Emergent Energy Services LP. On July 20, 2012, Emergent Energy Services LP changed its name to Emerge Energy Services LP; Emergent Energy Services Operating LLC changed its name to Emerge Energy Services Operating LLC ("OLLC"); and Emergent Energy Services GP LLC (the "General Partner") changed its name to Emerge Energy Services GP LLC. Emerge Energy Services LP and OLLC are collectively hereinafter referred to as the "Partnership."

        On April 27, 2012, Superior Silica Resources LLC ("SSR"), a Texas limited liability company, pledged to contribute $1,960 to the Partnership in exchange for a 98% limited partner interest, and the General Partner pledged to contribute $40 to the Partnership in exchange for a 2% general partner interest. Prior to May 15, 2012, the pledged amounts were received by the Partnership as cash.

        The Partnership intends to issue and sell common units to the public through an initial public offering. In connection with this initial public offering, the Partnership will contribute its equity interests in certain subsidiaries to the OLLC.

2. Basis of Presentation

        This consolidated balance sheet include the accounts of Emerge Energy Services LP and its wholly owned subsidiary OLLC and has been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation. There have been no other transactions involving the Partnership for the period from April 27, 2012 (inception) through May 15, 2012. Since the Partnership has had no activity since its formation, separate statements of operations, changes in partners' capital and cash flows have not been presented.

3. Subsequent Events

        The Partnership evaluated subsequent events through the date that the financial statements were issued. No significant events have occurred requiring disclosure.

 PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        Set forth below are the unaudited pro forma condensed combined balances sheets of Superior Silica Holdings LLC ("SSH") and AEC Holdings LLC ("AEC Holdings"), which together comprise our predecessor for accounting purposes (the "Predecessor"), as of June 30, 2012 and 2011 and December 31, 2011 and 2010 and the unaudited pro forma condensed combined statements of operations of the Predecessor for the six months ended June 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010. The unaudited pro forma condensed combined financial statements for the Predecessor have been derived from the historical consolidated financial statements of SSH and AEC Holdings which are included elsewhere in this prospectus and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed combined financial statements have been prepared on the basis that the Predecessor will be treated as a limited liability company for U.S. federal income tax purposes. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of SSS and AEC Holdings and related notes set forth elsewhere in this Prospectus.

        The unaudited pro forma condensed combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheets and statements of operations were derived by adjusting the historical consolidated financial statements of SSH and AEC Holdings. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

        The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Predecessor had been consolidated on the dates indicated or that would be obtained in the future.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2012

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,741	$672	$—		$2,413
Trade accounts receivable, net	5,242	17,219	—		22,461
Inventories	3,027	9,088	—		12,115
Prepaid expenses and other current assets	633	1,003	—		1,636

Total Current Assets	10,643	27,982	—		38,625
Property, plant and equipment, net	42,335	40,545	—		82,880
Mineral resources, net	10,584	—	—		10,584
Intangible assets, net	—	1,584	—		1,584
Deferred debt financing and public offering costs, net	3,757	169	—		3,926
Deposits and other assets	262	550	—		812

Total Assets	$67,581	$70,830	$—		$138,411

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$7,569	$10,959	$—		$18,528
Accrued liabilities	7,251	2,338	—		9,589
Current portion of long-term debt	534	678	—		1,212
Current portion of capital lease liability	1,437	—	—		1,437
Current portion of advances from customers	6,593	—	—		6,593

Total Current Liabilities	23,384	13,975	—		37,359
Long-term debt and revolver loan, net of current portion	59,119	29,790	—		88,909
Capital lease liability, net of current portion	6,933	—	—		6,933
Advances from customers, net of current portion	2,963	—	—		2,963
Asset retirement obligations	432	—	—		432

Total Liabilities	92,831	43,765	—		136,596
MEMBERS' EQUITY
Previous members'(deficit) equity	(25,250)	27,065	(1,815	)(a)	—
Predecessor equity	—	—	1,815	(a)	1,815

Total Members' (Deficit) Equity	(25,250)	27,065	—		1,815

Total Liabilities and Members' Equity	$67,581	$70,830	$—		$138,411

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$4,580	$1,941	$—		$6,521
Trade accounts receivable, net	2,842	13,452	—		16,294
Other receivables	—	45	—		45
Inventories	2,619	8,478	—		11,097
Prepaid expenses and other current assets	302	751	—		1,053
Asset held for sale	1,338	—			1,338

Total Current Assets	11,681	24,667	—		36,348
Property, plant and equipment, net	36,310	41,136	—		77,446
Mineral resources, net	10,610	—	—		10,610
Intangible assets, net	—	1,742	—		1,742
Deferred debt financing and public offering costs, net	649	254	—		903
Deposits and other assets	261	270	—		531

Total Assets	$59,511	$68,069	$—		$127,580

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$6,670	$8,387	$—		$15,057
Accrued liabilities	4,596	1,636	—		6,232
Current portion of long-term debt	377	300	—		677
Current portion of capital lease liability	1,990	—	—		1,990
Current portion of advances from customers	7,968	—	—		7,968

Total Current Liabilities	21,601	10,323	—		31,924
Long-term debt, net of current portion	58,298	32,160	—		90,458
Capital lease liability, net of current portion	6,381	—	—		6,381
Advances from customers, net of current portion	6,165	—	—		6,165
Asset retirement obligations	432	—	—		432

Total Liabilities	92,877	42,483	—		135,360
MEMBERS' EQUITY
Previous members'(deficit) equity	(33,366)	25,586	7,780	(a)	—
Predecessor equity (deficit)	—	—	(7,780	)(a)	(7,780)

Total Members' (Deficit) Equity	(33,366)	25,586	—		(7,780)

Total Liabilities and Members' Equity	$59,511	$68,069	$—		$127,580

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$5,598	$2,106	$—		$7,704
Trade accounts receivable, net	2,866	13,463	—		16,329
Other receivables	—	1,243	—		1,243
Inventories	738	4,121	—		4,859
Prepaid expenses and other current assets	207	1,261	—		1,468
Asset held for sale	1,338	—	—		1,338

Total Current Assets	10,747	22,194	—		32,941
Property, plant and equipment, net	22,655	41,926	—		64,581
Mineral resources, net	10,634	—	—		10,634
Intangible assets, net	—	1,941	—		1,941
Deferred debt financing and public offering costs, net	755	297	—		1,052
Deposits and other assets	262	21	—		283

Total Assets	$45,053	$66,379	$—		$111,432

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$3,557	$3,675	$—		$7,232
Accrued liabilities	3,895	3,039	—		6,934
Current portion of long-term debt	750	250	—		1,000
Current portion of capital lease liability	—	—	—		—
Current portion of advances from customers	5,769	—	—		5,769
Current portion of seller notes and subordinated debt	—	—	—		—
Derivative contract liability	—	61	—		61

Total Current Liabilities	13,971	7,025	—		20,996
Long-term debt and revolver loan, net of current portion	58,434	35,387	—		93,821
Capital lease liability, net of current portion	—	—	—		—
Advances from customers, net of current portion	6,073	—	—		6,073
Asset retirement obligations	48	—	—		48

Total Liabilities	78,526	42,412	—		120,938
MEMBERS' EQUITY
Previous members' (deficit) equity	(33,473)	23,967	9,506	(a)	—
Predecessor equity (deficit)	—	—	(9,506	)(a)	(9,506)

Total Members' (Deficit) Equity	(33,473)	23,967	—		(9,506)

Total Liabilities and Members' Equity	$45,053	$66,379	$—		$111,432

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2010

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$2,002	$3,262	$—		$5,264
Trade accounts receivable, net	1,147	9,616	—		10,763
Other receivables	—	1,602	—		1,602
Inventories	670	4,313	—		4,983
Prepaid expenses and other current assets	44	313	—		357

Total Current Assets	3,863	19,106	—		22,969
Property, plant and equipment, net	19,853	43,113	—		62,966
Mineral resources, net	10,656	—	—		10,656
Intangible assets, net	—	2,140	—		2,140
Deferred debt financing and public offering costs, net	952	491	—		1,443
Deposits and other assets	125	15	—		140

Total Assets	$35,449	$64,865	$—		$100,314

LIABILITIES AND PARTNERS EQUITY
Current liabilities
Accounts payable	$1,645	$9,470	$—		$11,115
Accrued liabilities	3,916	6,603	—		10,519
Current portion of long-term debt	934	6,224	—		7,158
Current portion of capital lease liability	—	120	—		120
Current portion of seller notes and subordinated debt	—	13,052	—		13,052
Derivative contract liability	—	243	—		243

Total Current Liabilities	6,495	35,712	—		42,207
Long-term debt, net of current portion	58,680	25,848	—		84,528
Capital lease liability, net of current portion	—	44	—		44
Asset retirement obligations	48	—	—		48

Total Liabilities	65,223	61,604	—		126,827
MEMBERS' EQUITY
Previous members' (deficit) equity	(29,774)	3,261	26,513	(a)	—
Predecessor equity	—	—	(26,513	)(a)	(26,513)

Total Members' Equity	(29,774)	3,261	—		(26,513)

Total Liabilities and Members' Equity	$35,449	$64,865	$—		$100,314

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2012

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$30,510	$243,037	$—	$273,547
Other revenues	—	2,845	—	2,845

	30,510	245,882	—	276,392

OPERATING EXPENSES
Cost of product	7,502	235,638	—	243,140
Operations and maintenance	3,802	4,680	—	8,482
Depreciation, depletion and amortization	2,990	1,333	—	4,323
Selling, general and administrative expenses	2,851	2,355	—	5,206
Loss on disposal of equipment	—	5	—	5

	17,145	244,011	—	261,156

Income from operations	13,365	1,871	—	15,236

OTHER EXPENSE (INCOME)
Interest expense	5,208	408	—	5,616
Other	—	(16)	—	(16)

	5,208	392	—	5,600

Income before taxes	8,157	1,479	—	9,636
Provision for state margin taxes	41	—	—	41

Net income	$8,116	$1,479	$—	$9,595

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$28,179	$343,734	$—	$371,913
Other revenues	—	5,575	—	5,575

	28,179	349,309	—	377,488

OPERATING EXPENSES
Cost of product	14,603	331,416	—	346,019
Operations and maintenance	4,708	8,523	—	13,231
Depreciation, depletion and amortization	4,022	2,858	—	6,880
Selling, general and administrative expenses	4,995	3,973	—	8,968
Impairment of land	762	—		762
Equipment relocation costs	572	—		572
Loss (gain) on disposal of equipment	364	(111)	—	253

	30,026	346,659	—	376,685

(Loss) income from operations	(1,847)	2,650	—	803

OTHER EXPENSE (INCOME)
Interest expense	1,835	1,536	—	3,371
Gain on extinguishment of trade payable	—	(1,212)	—	(1,212)
Gain from debt restructuring	—	(472)	—	(472)
Changes in fair value of interest rate swap	—	(243)	—	(243)
Other	42	(99)	—	(57)

	1,877	(490)	—	1,387

Income (loss) before taxes	(3,724)	3,140	—	(584)
Provision for state margin taxes	101	—	—	101

Net income (loss)	$(3,825)	$3,140	$—	$(685)

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$11,024	$165,591	$—	$176,615
Other revenues	—	2,574	—	2,574

	11,024	168,165	—	179,189

OPERATING EXPENSES
Cost of product	7,929	158,741	—	166,670
Operations and maintenance	1,774	4,581	—	6,355
Depreciation, depletion and amortization	1,583	1,469	—	3,052
Selling, general and administrative expenses	2,738	2,167	—	4,905
Impairment of property held for sale	762	—	—	762
Loss (gain) on disposal of equipment	102	—	—	102

	14,888	166,958	—	181,846

Income (loss) from operations	(3,864)	1,207	—	(2,657)

OTHER EXPENSE (INCOME)
Interest expense	50	1,185	—	1,235
Gain on extinguishment of trade payable	—	(1,212)	—	(1,212)
Gain from debt restructuring	—	(472)	—	(472)
Changes in fair value of interest rate swap	—	(182)	—	(182)
Other	—	(34)	—	(34)

	50	(715)	—	(665)

Income (loss) before taxes	(3,914)	1,922	—	(1,992)
Provision for state margin taxes	18	—	—	18

Net income (loss)	$(3,932)	$1,922	$—	$(2,010)

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$17,131	$239,056	$—	$256,187
Other revenues	—	5,420	—	5,420

	17,131	244,476	—	261,607

OPERATING EXPENSES
Cost of product	14,138	231,456	—	245,594
Operations and maintenance	4,073	7,616	—	11,689
Depreciation, depletion and amortization	2,568	3,079	—	5,647
Selling, general and administrative expenses	6,246	3,783	—	10,029
Provision for bad debts	702	330		1,032
Gain on disposal of equipment	—	(180)	—	(180)

	27,727	246,084	—	273,811

Loss from operations	(10,596)	(1,608)	—	(12,204)

OTHER EXPENSE (INCOME)
Interest expense	980	3,892	—	4,872
Changes in fair value of interest rate swap	—	(281)	—	(281)
Other	—	(49)	—	(49)

	980	3,562	—	4,542

Loss before taxes	(11,576)	(5,170)	—	(16,746)
Provision for state margin taxes and (benefit) from income taxes	36	(1,051)	—	(1,015)

Net loss	$(11,612)	$(4,119)	$—	$(15,731)

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands)

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Superior Silica Holdings LLC ("SSH") and AEC Holdings LLC ("AEC Holdings"), which together comprise our predecessor for accounting purposes (the "Predecessor"), included elsewhere in this prospectus.

        SSH and AEC Holdings are under common control of a private equity fund and as a result the historical financial statements of SSH and AEC Holdings are recorded as a combination of entities under common control.

        The pro forma adjustments give effect to the acquisition of AEC Holdings by SSH to form the Predecessor.

        The pro forma adjustments have been prepared as if the completion of the acquisition of AEC Holdings by SSH had taken place on January 1, 2010, in the case of the unaudited pro forma balance sheets and the unaudited pro forma statements of operations.

        All of the assets and liabilities acquired by SSH will be recognized at their historical basis due to the companies currently being under common control. The unaudited pro forma condensed combined statements of operations have been prepared on the basis that we will be treated as a partnership for U.S. federal income tax purposes.

Note 2. Pro Forma Adjustments

  a)
  Reflects the allocation of equity from each entity to the Predecessor.

Superior Silica Holdings LLC

Condensed Consolidated Balance Sheets

	June 30, 2012 Unaudited	June 30, 2012 (Pro Forma) Unaudited	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$1,741,118	$	$4,579,757
Accounts receivable	5,241,626		2,841,505
Inventories	3,026,576		2,618,859
Prepaid expenses and other current assets	633,432		302,208
Asset held for sale	—		1,338,305

Total current assets	10,642,752		11,680,634

Noncurrent assets
Property, plant and equipment, net of accumulated depreciation of $11,518,741 and $8,554,457, respectively	42,335,162		36,310,151
Mineral resources, net of accumulated depletion of $216,174 and $190,286, respectively	10,583,826		10,609,714
Deferred financing costs, net of accumulated amortization of $635,659 and $390,705, respectively	1,727,602		648,556
Deferred public offering costs	2,030,000		—
Deposits	261,635		261,635

Total noncurrent assets	56,938,225		47,830,056

Total assets	$67,580,977	$	$59,510,690

Superior Silica Holdings LLC

Condensed Consolidated Balance Sheets (Continued)

	June 30, 2012 Unaudited	June 30, 2012 (Pro Forma) Unaudited	December 31, 2011
Liabilities and Members' Deficit
Current liabilities
Accounts payable	$7,569,312	$	$6,669,912
Accrued legal fees	3,812,500		3,585,000
Accrued liabilities	3,437,946		1,011,151
Current portion of long-term debt	534,285		376,682
Current portion of advances from customers	6,593,003		7,968,473
Current portion of capital lease liability	1,437,222		1,989,686

Total current liabilities	23,384,268		21,600,904

Noncurrent liabilities
Long-term debt, net of current portion	59,119,192		58,297,932
Advances from customers, net of current portion	2,962,618		6,165,297
Capital lease liability, net of current portion	6,933,485		6,381,021
Asset retirement obligations	431,646		431,646

Total noncurrent liabilities	69,446,941		71,275,896

Total liabilities	92,831,209		92,876,800
Commitments and Contingencies (Note 5)
Members' deficit	(25,250,232)		(33,366,110)

Total liabilities and members' deficit	$67,580,977	$	$59,510,690

See accompanying notes to unaudited condensed consolidated financial statements.

Superior Silica Holdings LLC

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended June 30,	2012	2011
Revenues	$30,509,842	$11,023,927

Operating Expenses
Cost of sand sold	7,502,300	7,928,643
Operations and maintenance	3,801,710	1,774,504
Depreciation, depletion and amortization	2,990,172	1,582,678
General, administrative and selling expenses	2,851,140	2,737,966
Impairment of property held for sale	—	761,695
Loss on disposal of property, plant and equipment	—	102,839

	17,145,322	14,888,325

Income (loss) from operations	13,364,520	(3,864,398)
Other Expenses
Interest expense, net	5,208,142	49,534

Income (loss) before provision for state margin taxes	8,156,378	(3,913,932)
Provision for state margin taxes	40,500	18,045

Net Income (Loss)	$8,115,878	$(3,931,977)

Earnings (loss) per member unit:
Earnings (loss) per member unit (basic and diluted)	$0.17	$(0.09)
Weighted-average member units outstanding	46,906,166	44,735,102

See accompanying notes to unaudited condensed consolidated financial statements.

Superior Silica Holdings LLC

Unaudited Condensed Consolidated Statements of Members' Deficit

	Members Interests Class A-1	Members Interests Class A-2	Total Members' Deficit
Balance at December 31, 2010	$(29,773,966)	$—	$(29,773,966)
Equity contribution	232,632	—	232,632
Net loss (unaudited)	(3,931,977)	—	(3,931,977)

Balance at June 30, 2011 (unaudited)	$(33,473,311)	$—	$(33,473,311)

Balance at December 31, 2011	$(33,366,110)	$—	$(33,366,110)
Net income (unaudited)	8,115,878	—	8,115,878

Balance at June 30, 2012 (unaudited)	$(25,250,232)	$—	$(25,250,232)

See accompanying notes to unaudited condensed consolidated financial statements.

Superior Silica Holdings LLC

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,	2012	2011
Cash Flows from Operating Activities
Net income (loss)	$8,115,878	$(3,931,977)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	2,990,172	1,582,678
Amortization of deferred financing costs	244,955	106,426
Accretion of restructured long-term debt	(183,663)	(183,663)
Amortization of debt discount	46,152	46,154
Loss on disposal of property and equipment	—	102,839
Impairment of property held for sale	—	761,695
Changes in operating assets and liabilities:
Accounts receivable	(6,978,272)	(1,876,579)
Inventories	(407,717)	(68,901)
Prepaid expenses and other current assets	138,409	127,290
Accounts payable and accrued liabilities	1,268,694	2,821,624

Net cash provided by (used in) operating activities	5,234,608	(512,414)

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(8,989,295)	(6,479,384)
Proceeds from sale of property held for sale	1,338,305	—
Proceeds from disposal of property and equipment	—	40,310

Net cash used in investing activities	(7,650,990)	(6,439,074)

Cash Flows from Financing Activities
Proceeds from long-term debt	—	1,141,439
Proceeds from advances from customers	—	12,000,000
Payment of deferred public offering costs	(100,000)	—
Payment of long-term debt	(322,257)	(2,593,768)

Net cash (used in) provided by financing activities	(422,257)	10,547,671

Increase (decrease) in cash and cash equivalents	(2,838,639)	3,596,183
Cash and cash equivalents at beginning of period	4,579,757	2,002,619

Cash and cash equivalents at end of period	$1,741,118	$5,598,802

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$3,237,067	$51,097
Non-cash items:
Customer advances offset against accounts receivable	$4,578,150	$158,074
Deferred financing costs added to the long-term debt balance	$969,000	$—
Deferred stock offering costs accrued and not paid	$1,930,000	$—
Deferred financing costs accrued and not paid	$355,000	$—
Prepaid insurance financed with notes payable	$469,633	$140,822
Vendor invoices paid directly by lenders	$—	$858,561
Vendor invoice paid directly by a member	$—	$232,632
Capitalized interest	$—	$160,296
Equipment financed by notes payable	$—	$161,366

See accompanying notes to unaudited condensed consolidated financial statements.

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements

1. Significant Accounting Policies

        The unaudited condensed consolidated financial statements of Superior Silica Holdings LLC and its wholly owned subsidiary Superior Silica Sands LLC (collectively the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The December 31, 2011 balance sheet data was derived from the audited consolidated financial statements but does not include disclosures required by GAAP for annual periods. In the opinion of management, the unaudited condensed consolidated financial statements for the six months ended June 30, 2012 and 2011 reflect all adjustments and disclosures necessary for a fair presentation of the results of the reported interim periods.

        Operating results are not necessarily indicative of the results to be expected for the full year or any other interim period, due to the seasonal, weather-related conditions in certain aspects of the Company's business. The unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this prospectus.

  Unaudited Pro forma Adjustments

        Upon the completion of a related party's initial public offering, Superior Silica Holdings LLC will convey a            % of its interest in Superior Silica Sand LLC to a general partner as a capital contribution and its remaining interest in Superior Silica Sand LLC to a partnership in exchange for (i) common units, representing a            % limited partner interest in the partnership, (ii) subordinated units, representing a            % limited partner interest in the partnership and (iii) the right to receive $            million in cash, in part, as reimbursement for certain capital expenditures. The unaudited pro forma balance sheet information gives effect to this transaction as of June 30, 2012.

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, collectability is reasonably assured, and the risk of loss is transferred to the customer. This generally means that the Company recognizes revenue when the sand leaves the Company's plants, including sand shipped through leased rail cars which is also on FOB shipping point terms. The sand is generally transported via railcar or trucking companies hired by the customer.

        The Company derives its revenue by mining and processing minerals that its customers purchase for various uses. Its revenues are primarily a function of the price per ton realized and the volumes sold. In some instances, its revenues also include a charge for transportation services it provides to its customers. The Company's transportation revenue fluctuates based on a number of factors, including the volume of product it transports under contract, service agreements with its customers, the mode of transportation utilized and the distance between its plants and customers.

        The Company sells a limited amount of its products under short-term price agreements or at prevailing market rates. The majority of the Company's revenues are realized through take-or-pay supply agreements with three large oilfield services companies. Initial terms of these contracts expire between 2013 and 2021. These agreements define, among other commitments, the volume of product that its customers must purchase, the volume of product that the Company must provide and the price

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

that the Company will charge and that its customers will pay for each ton of contracted product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. As a result, the Company's realized prices may not grow at rates consistent with broader industry pricing. For example, during periods of rapid price growth, its realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. With respect to the take-or-pay arrangements, if the customer is unable to carry forward minimum quantity deficiencies, the Company recognizes revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be carried forward, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to carry forward minimum quantities expires.

        The Company invoices the majority of its customers on a per shipment basis, although for some larger customers, the Company consolidates invoices weekly or monthly. Standard terms are net 30 days, although extended terms are offered in competitive situations. The amounts invoiced include the amount charged for the product, transportation costs (if paid by the Company) and costs for additional services as applicable, such as costs related to transload the product from railcars to trucks for delivery to the customer site.

        Revenues from sales to customers who have advanced payments to the Company are invoiced to accounts receivable and recognized as revenue at the gross contractual rate per ton. Subsequently, the Company recognizes a reduction of accounts receivable and a corresponding reduction in the "advances from customers" liability (net of accrued interest) for the contracted repayment rate per ton.

        Transportation revenue is reported in revenue and is derived from the Company charging its customers i) to deliver product to their locations, ii) to deliver product to a transload site from which customers are able to take possession, or iii) for leased rail cars used to transport product to the customer's location. Transportation expense is the cost the Company pays to ship i) product from its production facilities to customer facilities, ii) to a transload site from which customers can take possession, or iii) to a third party for lease of rail cars which are then leased to other customers to transport the product to the customer's location, and it is included in cost of goods sold. Less than 2% of the Company's revenues for the six months ended June 30, 2012 and 2011 were derived from transportation charges.

  New Accounting Principles Adopted

        We adopted Accounting Standards Update ("ASU") No. 2011-04—"Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards ("IFRS")" ("ASU No. 2011-04"), which generally provides a uniform framework for fair value measurements and related disclosures between U.S. GAAP and IFRS. For fair value measurements categorized as Level 1 and Level 2, requirements have been expanded to include disclosures of transfers between these levels. For fair value measurements categorized as Level 3, a reporting entity should disclose quantitative information of the unobservable inputs and assumptions, a description of the valuation processes and a qualitative discussion about the sensitivity of the fair value measurement to changes in unobservable inputs. ASU No. 2011-04 is effective for the first interim or annual period beginning after December 15, 2011. The adoption of this update did not have a material impact on our financial statements.

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2, or 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The term loan is a fixed rate debt, but the interest rates are not materially different than current prevailing market rates, and as such, their carrying value approximates fair value. The Company determined the fair value of its debt instruments using level 2 inputs.

  Customer Concentrations

        The top four customer balances represented 26%, 22%, 17% and 13% of the trade accounts receivable balance as of June 30, 2012 while the top four customer balances represented 46%, 26%, 14% and 11% as of December 31, 2011. No other customer balance exceeded 10% of the total trade accounts receivable balance as of June 30, 2012 and December 31, 2011.

        The top three customers represented 34%, 34% and 12% of revenues for the six months ended June 30, 2012 while the top five customers represented 22%, 22%, 19%, 14% and 10% of revenues for the six months ended June 30, 2011. No other customer represented more than 10% of revenues for the six months ended June 30, 2012 and 2011.

  Accounts Receivable

        Trade accounts receivable are recognized at their invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Management believes that no allowance for doubtful trade accounts receivable needed to be recorded at June 30, 2012 or December 31, 2011.

  Assets Held for Sale

        In February 2012, the Company sold a parcel of land resulting in net proceeds of $1,338,305 which was less than the net book value of the asset at the time the decision was made to sell (June 2011). As a result, the Company recognized an impairment loss of $761,695 and adjusted the carrying value of the land to the fair value which approximated $1,338,305. The land had been classified as a current asset as of December 31, 2011.

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

  Property, Plant and Equipment, net

        The Company records purchases of property, plant and equipment at cost, including capitalized interest. Maintenance, repairs and renewals are expensed when incurred. Additions and significant improvements are capitalized. Disposals are removed at cost less accumulated depreciation and any gain or loss from dispositions is recognized in income.

        Depreciation and amortization of other property, plant and equipment is provided for, commencing when such assets become operational, on the straight-line basis over the following estimated useful lives.

Useful Lives
Building and land improvements including assets under capital lease	10 - 20 years
Plant equipment including assets under capital lease	5 - 7 years
Industrial vehicles	7 years
Furniture and office equipment	3 years

        Property, plant and equipment include mine development costs such as engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as an exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves. Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.

  Mineral Resources, net

        Mineral resources which initially resulted from the 2008 acquisition of the Company are recorded at fair value at the date of acquisition and represented proven and probable sand reserves. Subsequent additions are recorded at cost but no such additions have been capitalized to date since the acquisition of the Company in 2008. The provision for depletion of the cost of mineral resources is computed on the units-of-production method. Under this method, the Company computes the provision by multiplying the total cost of the mineral resources by a rate arrived at dividing the physical units of sand produced during the period by the total estimated mineral resources at the beginning of the period.

  Deferred Public Offering Costs

        Deferred public offering costs consist of professional fees incurred related to a potential public offering. These costs were deferred and will be charged against the proceeds of the offering.

  Business Segment

        The Company has one operating and reporting segment consisting of the production and sale of various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company's chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Significant Accounting Policies (Continued)

  Net Income (Loss) Per Member Unit

        Basic and diluted income (loss) per member unit is presented within the unaudited condensed consolidated statements of operations. Basic income (loss) per member unit is computed by dividing the income (loss) attributable to members by the weighted-average number of outstanding member units for the period. Diluted income per member unit reflects the potential dilution that could occur if securities or other contracts that may require the issuance of member units in the future were converted. Diluted income per member unit is computed by increasing the weighted-average number of outstanding member units to include the additional member units that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per member unit are included in the calculation, of which there are none as of and for the six month periods ended June 30, 2012 or 2011.

2. Inventories

        Inventories consisted of the following:

	June 30, 2012	December 31, 2011
Raw materials	$2,836,898	$1,947,247
Work in process	—	478,669
Finished goods	189,678	192,943

	$3,026,576	$2,618,859

3. Long-term Debt

        The Company maintains a senior term loan due to a financial and lending partnership, which is secured by a first lien on substantially all of the Company's assets. The term loan currently accrues interest at a rate of 12% per annum. The Company also maintains subordinated debt due to a related party, which is secured by a second lien on substantially all of the Company's assets. The subordinated debt has an interest rate of 0% per annum.

        In February 2012, the Company amended its long-term debt agreements. The amendment waived existing covenant defaults of the Company and increased the allowable future capital expenditures in order to allow the Company to pursue potential growth opportunities. In connection with the amendment, the Company incurred a fee in the amount of $634,500 for the senior term loan and $334,500 for the subordinated debt which is held by a related party.

        As of June 30, 2012, the Company was not in compliance with its financial debt covenants related to maximum capital expenditures set by the related agreements of the senior term loan and subordinated debt. On July 20, 2012, the Company received waivers from its lenders waiving any identified or unidentified events of default. As a result, the Company has classified these debts as long-term.

        During 2012, the Company entered into a short-term note payable to finance its annual insurance premiums.

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Long-term Debt (Continued)

        The following table represents the estimated maturities of the Company's long-term debt as of June 30, 2012:

Due in the next twelve months	$534,285
Months 13-24	8,800
Months 25-36	58,469,000
Thereafter	—

Total	59,012,085
Unaccreted restructured long-term debt	918,317
Unamortized debt discount	(276,925)

Balance	$59,653,477

4. Advances from Customers

        During 2011, the Company entered into agreements with three customers (the "Sand Supply Agreements") which included customer prepayment provisions. The Company received advanced payments from three customers in the following amounts: Customer 1—$8,000,000; Customer 2—$5,000,000; Customer 3—$3,000,000. The repayment periods range from two to three years for each of the Sand Supply Agreements.

        The Company has agreed to repay the advance payments, including interest, during the repayment period by applying against the full invoiced amount a credit ranging from $10.00 to $11.50 per ton depending on the grade of sand being purchased. The current and long-term portions of these obligations have been estimated based on future expected purchase quantities or the minimum required purchases, whichever is greater.

        The above obligations are secured by letters of credit that were issued by an affiliate of the Company's majority owner through a financial institution at a percentage of the original principal balance of 60%, 50% and 100% for customers 1, 2 and 3, respectively. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective contract annual effective date.

5. Commitments and Contingencies

  Litigation

        The Company maintains general liability insurance with limits and deductibles that management believes are prudent in light of the exposure of the Company to loss and the cost of the insurance.

        The Company is subject to various claims and litigation arising in the ordinary course of business. As of June 30, 2012, there is no accrued loss for such claims and litigation based on management's review of the existing facts and circumstances and based on the advice of counsel. The legal expenses related to claims and litigations are expensed when incurred.

        In addition, the Company had been involved in an arbitration case brought by a former supplier that was settled by an agreement in October 2010. The supplier has raised issues regarding the settlement but management believes that the settlement will be enforced. In the opinion of

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Commitments and Contingencies (Continued)

management, the final outcome of this arbitration will not have a material adverse effect on the liquidity, financial position or results of operations of the Company.

  Internal Revenue Service Audit

        The Company is undergoing an audit by the Internal Revenue Service for the year ended December 31, 2009. The IRS has released a preliminary notice that no changes need to be made to the Company's 2009 tax return and they are in the process of closing the audit. As previously discussed, the Company is treated as a partnership for federal income tax purposes and, therefore, any potential federal income tax exposure is expected to be borne by the members.

  Employment Agreement

        The Company has a Long-Term Compensation Program with an employee and a consultant under which additional compensation may be paid based on certain events, as defined in the agreement with the employee and the consultant. As of June 30, 2012, there is no amount due under the Long Term Compensation Program.

6. Related Party Transactions

        Related party transactions include reimbursements of certain general and administrative and interest expenses incurred by a member on the Company's behalf of approximately $146,000 and $270,000 incurred for the six months ended June 30, 2012 and 2011, respectively. As of June 30, 2012 and December 31, 2011, amounts included in trade accounts payable and accrued expense due to a member were approximately $299,000 and $444,000, respectively. As discussed in Note 3, the Company incurred an amendment fee of approximately $334,000 related to its subordinated debt which is held by a member of the Company. This fee was added to the long-term debt balance in February 2012.

7. Subsequent Events

        The Company evaluated subsequent events through the date the financial statements were issued.

        The Company entered into five separate mineral lease agreements and a surface lease agreement securing access to a long-term source of reserves that will be used to supply the contemplated operation in Barron County, Wisconsin.

        The Company entered into various agreements pertaining to the design, construction and operation of its intended Barron County, Wisconsin wet and dry plant operations. These related construction agreements aggregate to approximately $31 million.

        In an effort to secure access to additional raw northern Ottawa white frac sand, the Company entered into a ten-year supply agreement with a third party on July17, 2012. Pursuant to the terms of this agreement, the Company constructed a $2.7 million wet plant with the capacity to process 1.2 million tons per year on land owned by this same third party. In exchange for building the facility, the Company maintains the right to purchase, 500,000 annual tons of washed sand from this third party's mine at pre-determined prices and is required to purchase a minimum of 200,000 annual tons from this third party. In addition, this third party will pay to the Company a monthly amount equal to a pre-determined rate per ton times the number of tons purchased by the Company as a lease payment for the facility. The Company anticipates recognizing this transaction as a capital lease with the

Superior Silica Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7. Subsequent Events (Continued)

Company being the lessor and recognizing a capital lease receivable which will be reduced each month by the payments made, net of interest income. Payments made by this third party will continue until the Company has been reimbursed for the cost of the wet plant plus six percent interest per annum.

        On July 20, 2012, the Company entered into a $19.0 million term loan facility with a related party to finance its capital expenditures and working capital. The interest rate on the term loan facility is 16% (12% cash and 4% payments-in-kind ("PIK")) per annum and will mature on December 31, 2014. In conjunction with the credit facility financing discussed below, the Company incurred a fee of $579,009 on this facility. The fee was added to the outstanding balance of the loan.

        On September 7, 2012, the Company entered into a $60 million credit facility comprised of a $30 million Term A note, a $20 million capital expenditure Term B line of credit and a $10 million operating revolving credit facility. All facilities accrue interest at LIBOR plus 375 basis points (approximately 3.99% as of June 30, 2012). The revolving credit facility is secured by substantially all of the Company's accounts receivable and inventory and the term loans have first lien positions on all remaining assets. Approximately $32.3 million of senior secured debt was used to repay amounts outstanding under its current senior secured credit facility while the remaining term and revolving credit facility borrowings will be primarily used to fund the construction of the new facilities in Barron County, Wisconsin. The senior secured debt requires the Company to maintain certain debt covenants related to leverage and tangible net worth. The Company is required by the credit facility to enter into an interest rate swap agreement to hedge against potential future fluctuations in interest rates.

        The unpaid portion of the prior senior secured credit facility discussed above was refinanced into a $2.05 million note at 12% cash interest and a $19.475 million note at 12% cash interest and 4% PIK. Both notes are second lien on substantially all of the Company's assets, in first priority to the related party notes payable.

        The following pro forma debt table shows the effect of the July 20, 2012 and September 7, 2012 transactions as if they occurred on June 30, 2012:

	Interest Rate	Expiration Date	Total Capacity	Outstanding Borrowings	Availability Remaining
Senior secured note—Term A	3.99%	September 2016	$30,000,000	$30,000,000	$—
Senior secured capex line of credit—Term B	3.99%	September 2016	20,000,000	4,195,359	15,804,641
Senior secured revolving credit facility	3.99%	September 2016	10,000,000	3,599,099	6,400,901
Second lien first priority note payable	12%	March 2017	2,050,000	2,050,000	—
Second lien first priority note payable	16%	March 2017	19,475,000	19,475,000	—
Second lien second priority related-party note	16%	March 2017	19,579,009	19,579,009	—
Third lien related-party note	0%	September 2017	5,057,575	5,057,575	—
Other notes payable	various	various	543,085	543,085	—

			$106,704,669	$84,499,127	$22,205,542

All senior secured and second lien debt agreements mature on the earlier of the expiration date noted above or the MLP conversion date.

 Report of Independent Registered Public Accounting Firm

The Members
Superior Silica Holdings LLC
Kosse, Texas

        We have audited the accompanying consolidated balance sheets of Superior Silica Holdings LLC (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, members' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior Silica Holdings LLC at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
May 23, 2012

Superior Silica Holdings LLC

Consolidated Balance Sheets

December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$4,579,757	$2,002,619
Accounts receivable, net	2,841,505	1,147,104
Inventories	2,618,859	669,592
Prepaid expenses and other current assets	302,208	43,667
Asset held for sale	1,338,305	—

Total current assets	11,680,634	3,862,982

Noncurrent assets
Property, plant and equipment, net	36,310,151	19,852,905
Mineral resources, net	10,609,714	10,656,288
Deferred financing costs, net	648,556	951,741
Deposits	261,635	124,835

Total noncurrent assets	47,830,056	31,585,769

Total assets	$59,510,690	$35,448,751

Superior Silica Holdings LLC

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Members' Deficit
Current liabilities
Accounts payable	$6,424,234	$1,543,472
Accounts payable—related party	245,678	101,884
Accrued legal fees	3,585,000	2,730,375
Accrued liabilities	812,485	1,022,810
Accrued liabilities—related party	198,665	162,777
Current portion of long-term debt	376,682	934,149
Current portion of advances from customers	7,968,473	—
Current portion of capital lease liability	1,989,686	—

Total current liabilities	21,600,903	6,495,467

Noncurrent liabilities
Long-term debt—related parties, net of current portion	4,676,923	58,553,921
Long-term debt, net of current portion	53,621,009	125,000
Advances from customers, net of current portion	6,165,297	—
Capital lease liability, net of current portion	6,381,021	—
Asset retirement obligations	431,646	48,328

Total noncurrent liabilities	71,275,896	58,727,249

Total liabilities	92,876,799	65,222,716
Commitments and Contingencies (Note 10)
Members' deficit	(33,366,109)	(29,773,965)

Total liabilities and members' deficit	$59,510,690	$35,448,751

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Revenues	$28,179,276		$17,130,873

Operating Expenses
Cost of sand	14,602,786		14,138,265
Operations and maintenance	4,707,922		4,072,611
Depreciation, depletion and amortization	4,021,731		2,568,426
General, administrative and selling expenses	4,524,250		5,952,237
General and administrative expenses—related parties	461,069		293,892
Impairment of land	761,695		—
Provision for bad debts	10,539		701,772
Equipment relocation costs	572,300		—
Loss on disposal of property, plant and equipment	364,163		—

	30,026,455		27,727,203

Loss from operations	(1,847,179)		(10,596,330)
Other Expense
Interest expense	1,700,351		979,518
Interest expense—related parties	134,392		—
Other	41,927		—

	1,876,670		979,518

Loss before provision for state margin taxes	(3,723,849)		(11,575,848)
Provision for state margin taxes	100,927		36,385

Net loss	$(3,824,776)		$(11,612,233)

Net loss per member unit:
Net loss available to unitholders	$(3,824,776)		$(11,612,233)
Weighted-average member units outstanding	45,829,556		41,682,132
Basic and diluted	$(0.08)	$	$(0.28)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Members' Deficit

	Members Interests Class A-1	Members Interests Class A-2	Total Members' Deficit
Balance at December 31, 2009	$(60,975,197)	$—	$(60,975,197)
Forgiveness of long-term debt	42,313,465	—	42,313,465
Equity contribution	500,000	—	500,000
Net loss	(11,612,233)	—	(11,612,233)

Balance at December 31, 2010	$(29,773,965)	$—	$(29,773,965)
Equity contribution	232,632	—	232,632
Net loss	(3,824,776)	—	(3,824,776)

Balance at December 31, 2011	$(33,366,109)	$—	$(33,366,109)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash Flows from Operating Activities
Net loss	$(3,824,776)	$(11,612,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	4,021,730	2,568,426
Amortization of deferred financing costs	212,852	193,937
Loss on disposal of property and equipment	364,163	—
Write-off of accounts receivable	10,539	701,772
Impairment of land	761,695	—
Accretion of restructured long-term debt	(367,327)	(336,716)
Amortization of debt discount	92,308	166,245
Interest converted to long-term debt	—	1,054,778
Write-down of inventory	—	148,977
Changes in operating assets and liabilities:
Accounts receivable	(3,571,168)	613,769
Inventories	(1,949,267)	2,508,510
Prepaid expenses and other current assets	159,877	252,617
Accounts payable and accrued liabilities	6,571,444	2,441,822

Net cash provided by (used in) operating activities	2,482,070	(1,298,096)

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(14,243,077)	(1,383,913)
Proceeds from disposal of property and equipment	331,311	—

Net cash used in investing activities	(13,911,766)	(1,383,913)

Cash Flows from Financing Activities
Proceeds from customer advances	16,000,000	—
Proceeds from long-term debt	1,141,439	5,500,000
Payment of long-term debt	(3,134,605)	(1,109,735)
Payment of debt financing costs	—	(425,000)
Proceeds from equity contribution	—	500,000

Net cash provided by financing activities	14,006,834	4,465,265

Increase in cash and cash equivalents	2,577,138	1,783,256
Cash and cash equivalents at beginning of year	2,002,619	219,363

Cash and cash equivalents at end of year	$4,579,757	$2,002,619

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$102,194	$—
State margin taxes	$68,092	$—
Non-cash items:
Forgiveness of long-term debt	$—	$42,313,465
Capital lease liability	$8,370,707	$—
Customer advances offset against receivables	$1,866,230	$—
Sale-leaseback of plant and equipment	$1,123,865	$—
Interest converted to long-term debt	$—	$1,054,778
Capitalized reclamation costs	$383,318	$—
Prepaid insurance financed with notes payable	$270,085	$—
Vendor invoices paid directly by lenders	$858,561	$—
Vendor invoice paid directly by member	$232,632	$—
Capitalized interest	$224,493	$—
Equipment purchases financed with notes payable	$201,082	$—

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements

1. Organization and Status of Operations

        Superior Silica Holdings LLC ("SSH") was organized on June 5, 2008 in the State of Texas and began operations on June 20, 2008 upon the acquisition of Texas Sports Sand, Inc. ("TSSI"). SSH and its wholly owned subsidiary Superior Silica Sands LLC (collectively the "Company") produces and sells various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company operates industrial sand processing facilities in Kosse, Texas and New Auburn, Wisconsin.

        For the years ended December 31, 2011 and 2010, the Company had net losses of $3.8 million and $11.6 million, respectively. Additionally, the Company had negative working capital and a capital deficit as of December 31, 2011 and 2010. During 2011, the Company began processing sand from its New Auburn, Wisconsin location and obtained certain customer contracts resulting in significant profitability during the fourth quarter of 2011. The Company believes that the customer sales agreements, first obtained during 2011, are expected to allow it to achieve profitable operations on an annual basis through 2012 and beyond. These financial statements have been prepared on the going concern basis which assumes the realization of assets and liquidation of liabilities in the normal course of business. Management believes that the profitable operating results from the Company's New Auburn, Wisconsin location as well as new contracts will provide the resources necessary for the ongoing realization of assets and settlement of liabilities in the normal course of business.

2. Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of Superior Silica Holdings LLC and its wholly-owned subsidiary, Superior Silica Sands LLC. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  Allowance for doubtful accounts;

  •
  Recognition of revenue under take-or-pay contracts;

  •
  Recognition of capital lease liability;

  •
  Estimated future lease payments under capital lease liability;

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives of property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2, or 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The term loan and subordinated debt has a stated interest rate of 0% as of December 31, 2011 but management believes that the interest rates on these loans are not materially different than current prevailing market rates, and as such, their carrying value approximates fair value.

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. Management believes that its customer acceptance, billing and collection policies are adequate to minimize potential credit risk on accounts receivable. The Company continuously evaluates the credit worthiness of its customers' financial condition and generally does not require collateral.

        Customer A represented 47% and 8% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer B represented 24% and 48% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer C represented 13% and 16% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer D represented 11% and 13% of the trade receivable balance as of December 31, 2011 and 2010, respectively. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2011 and 2010.

        Customer A represented 31% and 11% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer B represented 20% and 10% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer C represented 18% and 5% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer D represented 12% and 0% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer E represented 7% and 58% of revenues for the years ended December 31, 2011 and 2010, respectively. No other customer represented 10% or more of revenues in any of the periods noted above.

        During the year ended December 31, 2011, purchases from three major suppliers accounted for approximately 57% of total purchases. Accounts payable relating to these suppliers were approximately 80% of accounts payable at December 31, 2011. During the year ended December 31, 2010, purchases

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

from three major suppliers accounted for approximately 87% of total purchases. Accounts payable relating to these suppliers were approximately 55% of accounts payable at December 31, 2010.

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, collectability is reasonably assured, and the risk of loss is transferred to the customer. This generally means that the Company recognizes revenue when the sand leaves the Company's plants, including sand shipped through leased rail cars which is also on FOB shipping point terms. The sand is generally transported via railcar or trucking companies hired by the customer.

        The Company derives its revenue by mining and processing minerals that its customers purchase for various uses. Its revenues are primarily a function of the price per ton realized and the volumes sold. In some instances, its revenues also include a charge for transportation services it provides to its customers. The Company's transportation revenue fluctuates based on a number of factors, including the volume of product it transports under contract, service agreements with its customers, the mode of transportation utilized and the distance between its plants and customers.

        The Company sells a limited amount of its products under short-term price agreements or at prevailing market rates. The majority of the Company's revenues are realized through take-or-pay supply agreements with three oilfield services companies. Initial terms of these contracts expire between 2013 and 2021. These agreements define, among other commitments, the volume of product that its customers must purchase, the volume of product that the Company must provide and the price that the Company will charge and that its customers will pay for each ton of contracted product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. As a result, the Company's realized prices may not grow at rates consistent with broader industry pricing. For example, during periods of rapid price growth, its realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. With respect to the take-or-pay arrangements, if the customer is not allowed to make up deficiencies, the Company recognizes revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be made up, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to make up deficiencies expires.

        The Company invoices the majority of its customers on a per shipment basis, although for some larger customers, the Company consolidates invoices weekly or monthly. Standard terms are net 30 days, although extended terms are offered in competitive situations. The amounts invoiced include the amount charged for the product, transportation costs (if paid by the Company) and costs for additional services as applicable, such as costs related to transload the product from railcars to trucks for delivery to the customer site.

        Revenues from sales to customers who have advanced payments to the Company are invoiced to accounts receivable and recognized as revenue at the gross contractual rate per ton. Subsequently, the Company recognizes a reduction of accounts receivable and a corresponding reduction in the "advances from customers" liability (net of accrued interest) for the contracted repayment rate per ton.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Transportation revenue is reported in revenue and is derived from the Company charging its customers i) to deliver product to their locations, ii) to deliver product to a transload site from which customers are able to take possession, or iii) for leased rail cars used to transport product to the customer's location. Transportation expense is the cost the Company pays i) to ship product from its production facilities to customer facilities ii) to a transload site from which customers can take possession, or iii) to a third party for lease of rail cars which are then leased to other customers to transport the product to the customer's location, and it is included in cost of goods sold. Less than 2% of the Company's 2011 and 2010 revenues were derived from transportation charges.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. All of our non-interest bearing cash balances were fully insured at December 31, 2011 and December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

  Accounts Receivable

        Trade accounts receivable are recognized at their invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. No allowance for doubtful trade accounts receivable was established at December 31, 2011 and 2010.

  Inventories

        Inventory consists of both wet and dried sand stated at lower of cost or market value. Cost is determined using the average cost method. For the year ended December 31, 2010, the Company wrote down inventory by approximately $149,000 as a result of the lower of cost or market assessment. Overhead is capitalized at an average per unit rate based on actual costs incurred.

  Assets held for sale

        In February 2012, the Company sold a parcel of land, which was not a revenue generating asset, resulting in net proceeds of $1,338,305 which was less than the net book value of the asset at the time the decision was made to sell (June 2011). As a result, the Company recognized an impairment loss of $761,695 and adjusted the carrying value of the land to the fair value which approximated $1,338,305. The land has been classified as a current asset as of December 31, 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Property, Plant and Equipment, net

        The Company records purchases of property, plant and equipment at cost, including capitalized interest. Maintenance, repairs and renewals are expensed when incurred. Additions and significant improvements are capitalized. Disposals are removed at cost less accumulated depreciation and any gain or loss from dispositions is recognized in income.

        Property under construction is stated at cost. This includes cost of construction, plant and equipment and other direct costs. Property under construction is not depreciated until such time that the relevant assets are completed and put into operational use.

        Property, plant and equipment include mine development costs such as engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as an exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves. Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.

        Interest and other costs incurred in connection with the borrowing of funds are capitalized during the construction of plant and equipment as part of the cost of acquiring assets.

        Depreciation and amortization of other property, plant and equipment is provided for, commencing when such assets become operational, on the straight-line basis over the following estimated useful lives.

Useful Lives
Building and land improvements including assets under capital lease	10 - 20 years
Plant equipment including assets under capital lease	5 - 7 years
Industrial vehicles	7 years
Furniture and office equipment	3 years

  Mineral resources, net

        Mineral resources which initially resulted from the 2008 acquisition of the Company are recorded at fair value at the date of acquisition and represented proven and probable sand reserves. Subsequent additions are recorded at cost but no such additions have been capitalized to date since the acquisition of the Company in 2008. The provision for depletion of the cost of mineral resources is computed on the units-of-production method. Under this method, the Company computes the provision by multiplying the total cost of the mineral resources by a rate arrived at dividing the physical units of sand produced during the period by the total estimated mineral resources at the beginning of the period. Accumulated depletion as of December 31, 2011 and 2010 was $190,286 and $143,712, respectively. Depletion expense for the years ended December 31, 2011 and 2010 amounted to $46,574 and $51,442, respectively.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Long-lived Assets

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360-10-05, long lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value.

        In management's opinion, there is no impairment of its long-lived assets as of December 31, 2011 and 2010.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Environmental Costs

        Liabilities for environmental remediation costs are recognized when environmental assessments and/or remediation are probable and the amounts can be reasonably estimated. Environmental expenditures that extend the life, increase the capacity, or improve the safety or efficiency of existing assets are capitalized.

  Deferred Debt Financing Costs, net and Debt Discounts

        Deferred debt financing costs consist of loan financing fees, which are amortized on a method approximating the effective interest method over the term of the loan.

        Debt discounts are amortized on a method approximating the effective interest method over the term of the loan.

  Capitalized Interest

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. A reconciliation of total interest cost to "Interest Expense" as reported in the Company's consolidated statements of operations is as follows:

Years ended December 31,	2011	2010
Interest costs related to financing activities	$2,121,403	$956,052
Amortization of deferred financing costs	212,852	193,937
Amortization of debt discounts	92,308	166,245
Interest costs capitalized	(224,493)	—
Accretion of restructured long-term debt (refer to Note 5)	(367,327)	(336,716)

Total interest expense	$1,834,743	$979,518

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Asset Retirement Obligations

        The Company follows the provisions of ASC 410-20-05. ASC 410-20-05 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. The standard requires the Company to recognize an estimated liability for costs associated with the abandonment of its sand mining properties.

        A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recognized at the time the land is mined. The increased carrying value is depleted using the unit-of-production method, and the discounted liability is increased through accretion over the remaining life of the mine site.

        The estimated liability is based on historical industry experience in abandoning mine sites, including estimated economic lives, external estimates as to the cost to bringing back the land to federal and state regulatory requirements. For the liability recognized, the Company utilized a discounted rate reflecting management's best estimate of its credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine's economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites.

        The Company reported a liability of $431,646 and $48,328 related to this obligation as of December 31, 2011 and 2010, respectively. Changes in the asset retirement obligation are as follows:

Year ended December 31,	2011	2010
Beginning balance	$48,328	$48,328
Additions	383,318	—
Accretion	—	—

Total asset retirement obligations	$431,646	$48,328

  Income Taxes

        The Company is treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is liable for state franchise taxes. State franchise taxes for the years ended December 31, 2011 and 2010 amounted to $100,927 and $36,385, respectively.

        In accordance with ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Business Segment

        The Company has one operating and reporting segment consisting of the production and sale of various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company's chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

  Net Loss Per Member Unit

        Basic and diluted loss per member unit is presented within the consolidated statements of operations. Basic loss per member unit is computed by dividing the loss attributable to members by the weighted-average number of outstanding member units for the period. If the Company had recognized net income during 2011 and 2010, diluted income per member unit would reflect the potential dilution that could occur if securities or other contracts that may require the issuance of member units in the future were converted. Diluted income per member unit would be computed by increasing the weighted-average number of outstanding member units to include the additional member units that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per member unit are included in the calculation. Since the Company recognized losses during both 2011 and 2010, any potential issuance of future member units is not included in the computation of diluted net loss per member unit, because to do so would be anti-dilutive.

  New Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04 to provide additional guidance related to fair value measurements and disclosures. The guidance, which is incorporated into FASB ASC 820-10, generally provides clarifications to existing fair value measurement and disclosure requirements and also creates or modifies other fair value measurement and disclosure requirements. The Company will adopt this guidance, as required, for the first interim or annual period beginning after December 15, 2011 and the adoption of the guidance is not expected to have a material impact on the Company's financial position or results of operations.

3. Inventories

        Inventories consisted of the following:

December 31,	2011	2010
Raw materials	$1,947,247	$37,996
Work in process	478,669	—
Finished goods	192,943	631,596

	$2,618,859	$669,592

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

4. Property, Plant and Equipment, net

        Property, plant and equipment, net consisted of the following:

December 31,	2011	2010
Plant equipment	$24,215,493	$17,694,374
Wet plant under capital lease:
Machinery and equipment under capital lease	8,403,175	—
Building under capital lease	1,022,000	—
Land improvements under capital lease	69,397	—
Building and land improvements	5,108,449	2,263,293
Industrial vehicles	2,766,455	2,718,117
Land	2,297,846	2,849,148
Furniture and office equipment	27,544	26,444

	43,910,359	25,551,376
Less accumulated depreciation and amortization of capital lease	(8,554,457)	(5,698,471)

	35,355,902	19,852,905
Construction in progress	954,249	—

	$36,310,151	$19,852,905

        Depreciation and amortization expenses for the year ended December 31, 2011 were approximately $3,449,000 and $526,000, respectively. Depreciation and amortization expenses for the year ended December 31, 2010 were approximately $2,517,000 and $0, respectively.

        The Company estimates that an additional $240,000 will be incurred subsequent to December 31, 2011 to complete the construction in progress.

        During 2011, the Company sold certain plant and equipment to a third party with a net book value of $1,123,865 in a sale-leaseback transaction resulting in a non-cash reduction of the capital lease liability by the same amount. As a result, the gross value of assets under capital lease totaled $9,494,572 while the initial capital lease liability totaled $8,370,707 as of the date the capital lease was recognized, July 31, 2011.

        Also during 2011, the Company relocated certain assets to its New Auburn, Wisconsin facility. The costs associated with the equipment relocation, totaling $572,300, were expensed during 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt

        Long-term debt consists of the following:

December 31,	2011	2010
Term loan to a financial and lending partnership, secured by substantially all of the assets of the Company	$53,601,981	$53,969,306
Subordinated debt to an affiliate of the majority owner, net of unamortized discount of $323,077 and $415,385 at December 31, 2011 and 2010	4,676,923	4,584,615
Notes payable to a financial corporation, net of unamortized discount of $81,630 at December 31, 2010, payable in thirty-six equal monthly installments of $65,916, secured by industrial vehicles, maturing in December 2011	—	700,915
Note payable to a financial corporation, payable in thirty-six equal monthly installments of $9,019, secured by equipment	—	108,234
Various notes payable to third parties, payable in monthly installments through September 2012	270,710	—
Notes payable to former owner, due January 2012	125,000	250,000

	58,674,614	59,613,070
Less current portion	376,682	934,149

	$58,297,932	$58,678,921

  Term Loan

        The Company maintains a term loan due to a financial and lending partnership. In January 2010, the Company restructured this term loan due to cash flow problems and financial difficulties. The Company's term loan lender forgave $1.8 million which was accounted for prospectively as a troubled debt restructuring and is being accreted over the term of the restructured term loan as an adjustment to interest expense. The term loan, which is secured by substantially all of the Company's assets, carried an interest rate of 0% as of December 31, 2011 and 2010. The interest rate is subject to increase on a prospective basis based upon the Company achieving certain adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") milestones, measured on the last day of each month for the twelve-month period ending on such date, as set forth below:

Adjusted EBITDA Milestone	Interest Rate
$5,000,000	2.5%
$11,500,000	5%
$13,500,000	8%
$15,500,000	12%

        As of December 31, 2011, the Company was not in compliance with certain budgeting covenants related to the construction of its New Auburn, Wisconsin facility. In February 2012, the Company has received a waiver of all existing covenants as of December 31, 2011, however, it must comply with various affirmative, negative and other financial covenants contained in the loan and security agreement beginning with the first quarter ending March 31, 2012. The financial covenants include minimum EBITDA for specified periods and limiting capital expenditures to certain amounts.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt (Continued)

        The outstanding principal amount of the term loan and certain subordinated debt shall be prepaid by an amount equal to a specified amount of excess cash flow measured at the end of each fiscal quarter commencing with the first quarter ending June 30, 2012. Such prepayment shall be applied as a principal prepayment of the term loan and/or the subordinated debt based on the agreed distribution schedule by the term loan lender and the subordinated debt lender.

        Since the specified amount of excess cash flow cannot presently be determined with any amount of specificity, the Company has classified the entire outstanding balance of the term loan and certain Subordinated Debt as non-current in accordance with the fixed contractual repayment terms as of December 31, 2011 and 2010.

        In March 2011, the term loan was amended to allow the Company to receive additional proceeds of $333,333 which was subsequently repaid in April 2011.

        As previously discussed, due to a prior debt restructuring, as of the December 31, 2011, the outstanding balance of the term loan is $53.6 million which includes an unamortized deferred gain on restructured long-term debt of $1.1 million, which will result in a final principal balance due of $52.5 million on December 31, 2014. See Note 11 for the subsequent amendment of the term loan.

  Subordinated Debt

        In February 2009, the Company entered into a loan agreement with an affiliate of its majority owner to fund its working capital requirements. The agreement provided a $13.5 million loan and the amendment made in September 2009 provided an additional $3.0 million loan. The loan agreement contained affirmative, negative and various financial covenants under which the Company was obligated. The loan agreement was set to expire in June 2011 and carried an interest rate of 25% per annum.

        In January 2010, the Company entered into a release agreement with the affiliate of its majority owner whereby the affiliate of its majority owner forgave all principal and accrued interest amounting to $20.8 million. The related unamortized deferred financing cost of the subordinated debt which amounted to $385,105 was netted against the forgiven subordinated debt and the Company reclassified the net difference amounting to $20.4 million to member's equity due to the extinguishment transaction being conducted by parties under common control.

        The Company maintains a loan and security agreement with another affiliate of its majority owner which is subordinated to the term loan noted above and carried an interest rate of 0% as of December 31, 2011 and 2010. Through various restructurings, the agreement provided for a $4.5 million loan with a redemption amount of $5.0 million. The loan agreement contains affirmative, negative and various financial covenants under which the Company is obligated. The loan is due on June 30, 2015.

        In March 2011, the term loan was amended to allow the Company to receive additional proceeds of $1,666,667 (partially in cash and partially in direct payments to suppliers) which was subsequently repaid in April 2011.

        As of December 31, 2011, the Company was not in compliance with certain covenants of the subordinated debt. In February 2012, the Company has received a waiver of all existing covenants as of December 31, 2011, however, it must comply with various affirmative, negative and other financial

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt (Continued)

covenants contained in the loan and security agreement beginning with the first quarter ending March 31, 2012. The financial covenants include minimum EBITDA for specified periods and limiting capital expenditures to certain amounts.

  Notes Payable to Financial Corporations

        The Company acquired certain industrial vehicle and plant equipment through loans payable monthly over three year periods. These notes were repaid during 2011.

  Various Notes Payable

        During 2011, the Company entered into various short term notes payable to finance its annual insurance premiums and construction of its natural gas pipelines. These notes carry interest at rates ranging from 2.77% to 7% and mature between May 2012 and November 2013. Future principal payments total $251,682 and $19,028 for 2012 and 2013, respectively.

  Notes Payable to Former Owner

        On June 20, 2008, the Company acquired all of the assets of TSSI and certain mineral rights of the former owners of TSSI (collectively, the "Seller"). The purchase price was $87.7 million and was comprised of $54.3 million in cash, $20.0 million unsecured notes payable to the Seller of TSSI ("Seller Notes"), voting membership interests to former owners valued at $9.4 million ("Seller Shares") and direct acquisition costs of $4.0 million.

        In January 2010, the Company, its majority owner and the Seller entered into a separation agreement and agreed that the acquisition consideration would be reduced by cancellation of the Seller Notes the and Seller Shares and, concurrently with such reduction to the acquisition consideration the Company would transfer certain trucks with a net book value of approximately $79,000 and pay the Seller $375,000 of which $125,000 was paid in 2010 and $250,000 shall be paid in two equal annual installments of $125,000 commencing in January 2011. Approximately $22.1 million of the Seller Notes were forgiven and reclassified to members' equity as the Seller, at the time of extinguishment, owned 22.5% of the Company, therefore, the extinguishment transaction occurred between related parties.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt (Continued)

  Contractual Maturity of Long-term Debt

        The following table represents the estimated maturities of the Company's long-term debt as of December 31, 2011:

Years ending December 31,
2012	$376,682
2013	19,028
2014	57,500,000
Thereafter	—

Total	57,895,710
Unaccreted restructured long-term debt	1,101,981
Unamortized debt discount	(323,077)

Balance	$58,674,614

6. Capital Lease Liability

        In April 2011, the Company entered into an agreement with a third party to mine and process the Company's mineral resources at its New Auburn location for a specified fee per ton for five years, after which the Company will acquire ownership of the New Auburn wet plant without paying additional consideration. This agreement qualifies as a capital lease obligation and the specified fee per ton includes amounts paid to the third party for i) the extraction of sand, ii) operating costs associated with operating the wash plant and iii) an estimated amount per ton as a lease payment.

        Estimated minimum future lease payments, based on estimated future production, under capital lease as of December 31, 2011 for each of the next five years, and in aggregate are as follows:

Years ending December 31,
2012	$4,349,399
2013	3,355,018
2014	3,522,768
2015	4,026,021
2016	1,289,286

Net anticipated minimum lease payments	16,542,492
Less amount representing interest	8,171,785

Present value of net anticipated minimum lease payments	$8,370,707

        The Company did not incur any contingent rentals for the years ended December 31, 2011 and 2010.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

6. Capital Lease Liability (Continued)

        The Company is committed to purchase a minimum annual quantity of sand mine and process by the third party. The estimated minimum purchase commitments under the agreement as of December 31, 2011 for each of the next five years are as follows:

Years ending December 31,
2012	$4,766,250
2013	4,938,500
2014	5,116,250
2015	5,300,000
2016	3,155,250

Estimated minimum purchase commitments	$23,276,250

7. Advances from Customers

        During 2011, the Company entered into agreements with three customers (the "Sand Supply Agreements") which included customer prepayment provisions. The contract date, prepayment amounts, repayment period, contract term, effective interest rates, and remaining balance as of December 31, 2011 of the prepayments included in the Sand Supply Agreements are as follows:

	Contract Date	Prepayment Amount	Repayment Period	Contract Term	Effective Interest Rate	Remaining Balance
Customer 1	5/31/2011	$8,000,000	3 years	10.3 years	6.50%	$7,671,942
Customer 2	3/31/2011	5,000,000	2 years	3.5 years	9.32%	4,329,076
Customer 3	1/18/2011	3,000,000	2 years	2.0 years	9.32%	2,132,752

Total		$16,000,000				14,133,770
Less current portion						7,968,473

Long-term portion						$6,165,297

        The Company has agreed to repay the advance payments, including interest, during the repayment period by applying against the full invoiced amount a credit ranging from $10.00 to $11.50 per ton depending on the grade of sand being purchased. The current and long-term portions of these obligations have been estimated based on future expected purchase quantities or the minimum required purchases, whichever is greater.

        The above obligations are secured by letters of credit that were issued by an affiliate of the Company's majority owner through a financial institution at a percentage of the original principal balance of 60%, 50% and 100% for customers 1, 2 and 3, respectively. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective contract annual effective date.

8. Members' Deficit and Net Loss per Member Unit

  Ownership Interest

        The Company has two classes of preferred ownership interest, both of which have active member units: Class A-1 and Class A-2 units. Each class differs in voting rights, profit and loss distribution, and

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

8. Members' Deficit and Net Loss per Member Unit (Continued)

liquidation preferences. During 2011, the Company issued an additional 5,239,500 member units of Class A-2, which were deemed to have an estimated fair value of $0 based on conditions that existed as of the issuance date. As of December 31, 2011, the outstanding and issued Class A-1 and Class A-2 is 39,166,666 and 7,739,500, respectively. As of December 31, 2010, the outstanding and issued Class A-1 and Class A-2 is 39,166,666 and 2,500,000, respectively. The Class A-2 members are affiliated with the term loan creditor.

        As discussed in Note 5, the Seller Shares were cancelled. The Seller forgave approximately $22.1 million of Seller Notes and certain affiliates of the majority owner also forgave approximately $20.4 million of subordinated debt and the forgiven Seller Notes and subordinated debt were reclassified to members' equity.

        During 2011, a member of the Company paid an invoice on behalf of the Company totaling $232,632 for which no additional consideration was given.

        Basic net loss per member unit is computed by dividing the loss attributable to members by the weighted average number of member units outstanding for the period.

Year Ended December 31,	2011	2010
Net loss attributable to Company members	$(3,824,776)	$(11,612,233)
Weighted average member units:
Basic and diluted	45,829,556	41,682,132
Net loss per member unit:
Basic and diluted	$(0.08)	$(0.28)

        There were no outstanding options to purchase member units at December 31, 2011 and 2010 that were anti-dilutive.

9. Related Party Transactions

        Related party transactions include reimbursements of certain general and administrative and interest expenses incurred by a member on the Company's behalf of approximately $541,000 and $197,000 incurred in 2011 and 2010, respectively. As of December 31, 2011 and 2010, amounts included in trade accounts payable and accrued expense due to a member were approximately $444,000 and $265,000, respectively.

        Refer to Note 5 for the discussion on Seller Notes and subordinated debt.

10. Commitments and Contingencies

  Leases

        In March 2011, the Company entered into certain surface lease agreements in Wisconsin. The term of the leases are for 25 years with annual rents totaling approximately $37,000. Rent shall increase by 2% annually. The Company also entered into various lease and royalty agreements during 2011. The terms of the lease and royalty agreements are for 25 years and the Company shall pay the lessors a royalty for each ton of washed sands. The Company's minimum annual royalty payments will total approximately $550,000 related to these royalty agreements.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

        The Company also entered into certain operating leases for equipment during 2011. Future minimum annual commitments related to equipment and land under operating leases at December 31, 2011 are as follows:

Years ending December 31,	2011
2012	$190,245
2013	190,245
2014	125,927
2015	37,000
2016	37,000
Thereafter	703,000

Total	$1,283,417

        Rental expense for operating leases for the years ended December 31, 2011 and 2010 totaled approximately $48,000 and $0, respectively.

  Litigation

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

        The Company is subject to various claims and litigation arising in the ordinary course of business. The outcome of litigation is uncertain and despite management's views of the merits of any litigation or claims, or the reasonableness of the Company's estimates and reserves, the Company's financial statements could nonetheless materially be affected by an adverse judgment. The Company believes it has adequately reserve for contingencies, if any, arising from any legal matters where an outcome was deemed to be probable and the loss amount would be reasonable estimated. As of December 31, 2011 and 2010, there is no accrued loss for such claims and litigation based on management's review of the existing facts and circumstances and based on the advice of counsel. The legal expenses related to claims and litigations are expensed when incurred and for the years ended December 31, 2011 and 2010 the Company incurred legal expenses amounting to approximately $1,500,000 and $2,100,000, respectively.

        In addition, the Company had been involved in an arbitration case brought by a former supplier that was settled by an agreement in October 2010. The supplier has raised issues regarding the settlement but management believes that the settlement will be enforced. In the opinion of management, the final outcome of the above arbitration will not have a material adverse effect on the liquidity, financial position or results of operations of the Company.

  Internal Revenue Service Audit

        The Company is undergoing an audit by the Internal Revenue Service for the year ended December 31, 2009. As previously discussed, the Company is treated as a partnership for U.S. federal income tax purposes, therefore, any potential federal income tax exposure are expected to be borne by the members.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

  Employment Agreement

        The Company has a Long Term Compensation Program, in which additional compensation may be paid based on certain events, as defined in certain agreements with an employee and a consultant. As of December 31, 2011 and 2010, there is no amount due under the Long Term Compensation Program.

11. Subsequent Events

        In February 2012, the Company amended the term loan agreement. The amendment waived existing covenant defaults of the Company and fixed the rate at 12% effective January 1, 2012. The amendment also increased the allowable future capital expenditures in order to allow the Company to pursue potential growth opportunities. In connection with the amendment, the Company incurred a fee in the amount of $634,500.

        In February 2012, the Company amended the subordinated loan agreement. The amendment waived existing covenant defaults of the Company. The amendment also increased the allowable future capital expenditures in order to allow the Company to pursue potential growth opportunities. In connection with the amendment, the Company incurred a fee in the amount of $334,500.

        The Company evaluated subsequent events through the date that the financial statements were issued. No significant events have occurred requiring disclosure.

AEC Holdings LLC

Condensed Consolidated Balance Sheets

	June 30, 2012 (Unaudited)	December 31, 2011
Current assets
Cash and cash equivalents	$672,223	$1,941,055
Accounts receivable, net of allowance for doubtful accounts of $60,000 and $7,132, respectively	17,218,970	13,452,090
Inventories	9,088,393	8,477,806
Other current assets	1,002,314	796,113

Total current assets	27,981,900	24,667,064
Property, plant and equipment, net of accumulated depreciation of $8,777,904 and $7,720,626, respectively	40,544,535	41,136,171
Intangible assets, net of accumulated amortization of $2,083,595 and $1,925,591, respectively	1,584,402	1,742,407
Deferred financing costs, net of accumulated amortization of $560,805 and $475,651, respectively	168,700	253,853
Other assets	550,321	269,848

Total assets	$70,829,858	$68,069,343

AEC Holdings LLC

Condensed Consolidated Balance Sheets (Continued)

	June 30, 2012 (Unaudited)	December 31, 2011
Liabilities and Members' Equity
Current liabilities
Accounts payable	$10,959,163	$8,386,838
Accrued liabilities	2,337,246	1,636,569
Current portion of long-term debt	678,269	300,000

Total current liabilities	13,974,678	10,323,407
Long-term debt, net of current portion	21,289,960	21,659,544
Revolver loan	8,500,000	10,500,000

Total liabilities	43,764,638	42,482,951

Commitments and contingencies (Note 5)
Members' Equity	27,065,220	25,586,392

Total liabilities and members' equity	$70,829,858	$68,069,343

See accompanying notes to unaudited condensed consolidated financial statements.

AEC Holdings LLC

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended June 30,	2012	2011
Fuel revenues	$243,037,311	$165,591,468
Other revenues	2,844,837	2,573,907

Total revenues	245,882,148	168,165,375

Operating expenses
Cost of fuel	235,637,494	158,741,587
Operations and maintenance	4,680,162	4,580,822
Selling, general and administrative	2,354,913	2,167,310
Depreciation and amortization	1,333,371	1,468,909
Loss on disposal of equipment, net	5,131	—

Total operating expenses	244,011,071	166,958,628

Operating income	1,871,077	1,206,747
Other income (expense)
Interest expense	(323,204)	(1,092,873)
Amortization of deferred financing costs	(85,153)	(91,739)
Gain on extinguishment of trade payable	—	1,211,807
Gain from debt restructuring, net	—	472,283
Changes in fair value of interest rate swap	—	181,897
Other	16,108	33,883

Total other income (expense)	(392,249)	715,258

Income before benefit from income tax	1,478,828	1,922,005
Benefit from income tax	—	—

Net income	$1,478,828	$1,922,005

Earnings per member unit
Earnings per member unit (basic and diluted)	$14.79	$19.22
Weighted-average member units outstanding	100,000	100,000

See accompanying notes to unaudited condensed consolidated financial statements.

AEC Holdings LLC

Unaudited Condensed Consolidated Statements of Members' Equity

	Membership Interest	Accumulated Deficit	Total
Balance at December 31, 2010	$25,600,519	$(22,339,354)	$3,261,165
Capital contribution	4,000,000	—	4,000,000
Forgiveness of seller notes and accrued interest payable, net (Note 8)	6,580,194	—	6,580,194
Forgiveness of subordinated debt and accrued interest, net (Note 9)	6,689,164	—	6,689,164
Forgiveness of long-term debt in exchange for equity (Note 10)	1,515,016	—	1,515,016
Net income	—	1,922,005	1,922,005

Balance at June 30, 2011 (Unaudited)	$44,384,893	$(20,417,349)	$23,967,544

Balance at December 31, 2011	$30,869,015	$(5,282,623)	$25,586,392
Net income	—	1,478,828	1,478,828

Balance at June 30, 2012 (Unaudited)	$30,869,015	$(3,803,795)	$27,065,220

See accompanying notes to unaudited condensed consolidated financial statements.

AEC Holdings LLC

Unaudited Condensed Consolidated Statementof Cash Flows

For the Six Months Ended June 30,	2012	2011
Cash Flows from Operating Activities
Net income	$1,478,828	$1,922,005
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant and equipment	1,175,366	1,269,988
Amortization of intangibles	158,005	198,921
Amortization of deferred financing cost	85,153	91,739
Provision for doubtful accounts	52,868	—
Loss on disposal of equipment	5,131
Interest converted into debt balances	—	759,360
Gain on extinguishment of trade payable	—	(1,211,807)
Gain from debt restructuring	—	(472,283)
Changes in fair value of derivative financial instrument	—	(181,897)
Changes in operating assets and liabilities:
Accounts receivables	(3,819,748)	(3,847,487)
Inventories	(610,587)	192,430
Other current assets and other assets	(302,157)	(960,193)
Accounts payable and accrued expenses	3,054,003	(8,162,869)
Tax refund receivable and income taxes payable	28,090	365,042

Net cash provided by (used in) operating activities	1,304,952	(10,037,051)

Cash Flows from Investing Activities
Proceeds from disposal of equipment	6,500	—
Collections of notes receivable	6,392	—
Purchases of property, plant and equipment	(595,361)	(173,547)

Net cash used in investing activities	(582,469)	(173,547)

Cash Flows from Financing Activities
Equity contribution	—	4,000,000
Payment made to member	—	(125,000)
Proceeds from equipment loan	709,532	—
Repayment of equipment loan	(94,480)	(163,576)
Payment of financing costs	—	(290,175)
Repayment of long-term debt	(606,367)	(316,504)
Proceeds from revolver loan	20,500,000	8,600,000
Repayment of revolver loan	(22,500,000)	(2,649,703)

Net cash (used in) provided by financing activities	(1,991,315)	9,055,042

Decrease in cash and cash equivalents	(1,268,832)	(1,155,556)
Cash and cash equivalents, beginning of period	1,941,055	3,261,802

Cash and cash equivalents, end of period	$672,223	$2,106,246

See accompanying notes to unaudited condensed consolidated financial statements.

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Basis of Presentation

        The condensed consolidated financial statements include the accounts of AEC Holdings LLC and the consolidated accounts of all of its wholly owned subsidiaries: Allied Energy Company LLC ("AEC"), Allied Renewable Energy LLC ("ARE"), and W.C. Rice Oil Co., Inc. ("WCRO") (collectively the "Company"). As disclosed in Note 3, on September 29, 2011, WCRO was deconsolidated.

        AEC Holdings LLC has one class of ownership interest.

        The Company operates a motor fuel bulk storage facility located in Birmingham, Alabama. The Company purchases, blends, markets, and transports light petroleum products to its customers in the Birmingham area. The Company also operates a transportation mixture ("transmix") distillation tower that extracts gasoline and diesel fuel from commingled motor fuels. Through AEC, the Company offers terminal cleaning and petroleum reclamation services.

        The accompanying unaudited condensed consolidated financial statements are the responsibility of the management of AEC Holdings LLC. The Company eliminates all significant intercompany balances and transactions in the consolidation.

2. Significant Accounting Policies

        The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, the condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include disclosures required by GAAP for annual periods. In the opinion of management, the unaudited condensed consolidated financial statements for the six months ended June 30, 2012 and 2011 reflect all adjustments and disclosures necessary for a fair presentation of the results of the reported interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's annual audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are comprised primarily of amounts owed to the Company through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Inventories

        Finished goods inventories consist of refined motor fuel products. Motor fuel inventories are stated at the lower of cost or market using the average cost method. Raw materials inventories consist of

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

transmix feedstock. Raw materials inventories are stated at the lower of cost or market using the average cost method.

        The Company does not have long-term contracts with any suppliers of petroleum products covering more than 10% of its motor fuel supply. Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Company, thereby adversely affecting motor fuel sales.

  Motor Fuel Taxes

        The Company reports federal excise tax on motor fuels on a gross basis. Federal and state excise taxes included in fuel revenues and cost of fuel amounting to approximately $13,607,000 and $9,533,000, respectively, for the six months ended June 30, 2012 and 2011.

  Earnings Per Member Unit

        Basic earnings per member unit excludes dilution and is computed using the weighted-average number of member units outstanding. Diluted earnings per member unit reflects the potential dilution that could occur if securities or other contracts to issue member units were exercised or converted into member units or resulted in the issuance of member units that then shared in the earnings. The Company has no potentially dilutive securities or contracts outstanding.

  Deferred Public Offering Costs

        Other assets include deferred public offering costs amounting to $219,000 and $0 as of June 30, 2012 and December 31, 2011, respectively. Deferred public offering costs consist of professional fees related to a potential public offering. These costs were deferred and will be charged against the proceeds of the offering.

  New Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2011-04 to provide additional guidance related to fair value measurements and disclosures. The guidance, which is incorporated into FASB Accounting Standard Codification ("ASC") 820-10, generally provides clarifications to existing fair value measurement and disclosure requirements and also creates or modifies other fair value measurement and disclosure requirements. The Company adopted this guidance, as required, for the first interim or annual period beginning after December 15, 2011 and the adoption of the guidance did not have a material impact on the Company's financial position, liquidity, or results of operations.

3. Deconsolidation of Subsidiary

        On September 29, 2011, the Company deconsolidated its wholly owned subsidiary WCRO. Pursuant to the Stock Purchase Agreement between the Company and WCRO's new parent, W. C. Rice Oil Holdings LLC ("WCROH"), the Company distributed 100% of the common stock in WCROH for consideration of one dollar ($1.00). In accordance with FASB ASC 810, when a parent sells or otherwise ceases to own all or part of its ownership interest in its subsidiary, and as a result,

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Deconsolidation of Subsidiary (Continued)

the parent no longer has a controlling interest in the subsidiary, deconsolidation of that subsidiary is generally required.

        The related party transaction was substantively a pro rata distribution of WCRO common stock to the Company's owners. Management therefore deconsolidated WCRO from the Company's balance sheet effective September 29, 2011 and eliminated the results of WCRO's operations from its consolidated accounts beginning on that date. For periods prior to September 29, 2011, the Company included WCRO's results of operations and balance sheet values in its consolidated accounts. After deconsolidation, the Company has no continuing financial interest in WCRO.

        Prior to deconsolidation, WCRO conducted marketing efforts to sell and distribute gasoline and diesel products to wholesale, industrial, and commercial accounts. The Company transferred all of these activities to AEC prior to deconsolidation. In addition, WCRO sold substantially all of its tangible, long-lived assets to AEC for amount that approximates net book value at the date of transfer. These tangible, long-lived assets consisted of trucks, office equipment and leasehold improvements. Since AEC continues to conduct these business activities, the deconsolidation of WCRO is not a "discontinued operation" in the context of current accounting standards.

        At the date of deconsolidation, the net deficit of WCRO consisted of the following:

Cash	$251,442
Miscellaneous receivables and other current assets	684,828
Land	130,000

1,066,270
Federal excise taxes payable and other miscellaneous liabilities	(1,467,284)

Net deficit	$(401,014)

        At the date of deconsolidation, the net deficit distributed to WCROH was valued at an amount that approximates fair value. Receivables and other current assets were based on management's assessment of net realizable value. Cash, land and liabilities were stated at carrying amount which approximates fair value.

        On September 29, 2011, the Company entered into a management services contract with WCRO to handle routine transition affairs together with post-deconsolidation administrative matters including but not limited to bookkeeping, sales tax returns, business license filings and ad valorem filings. WCRO compensates the Company for these services at a rate of $100 per hour. In its sole discretion, WCRO has the right to terminate the agreement at any time. For the six months ended June 30, 2012, the Company had not provided meaningful services under the agreement. Consequently, the Company had not billed WCRO any fees under the agreement. At June 30, 2012 and December 31, 2011, the Company did not reflect any amounts due to or due from WCRO or WCROH.

        The Company treated the transaction as a distribution to its owners. The Company reduced its members' interest to the extent of the capital contributions to WCRO and decreased its accumulated deficit by the cumulative WCRO losses amounting to approximately $13,516,000 and $13,917,000, respectively. The Company did not report a gain or loss from the deconsolidation. The Company recorded the net deficit of WCRO amounting to $401,014 in Members' Equity at September 29, 2011.

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Deconsolidation of Subsidiary (Continued)

        WCRO and WCROH remain related parties after September 29, 2011.

4. Inventories

        Inventories consist of the following:

	June 30, 2012	December 31, 2011
Refined fuels	$7,927,553	$6,223,207
Raw materials and supplies	1,160,840	2,254,599

	$9,088,393	$8,477,806

5. Commitments and Contingencies

  Uninsured Liabilities

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

  Income Tax Audit

        The Company is presently under examination by the Internal Revenue Service ("IRS") for tax years 2008 and 2009. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. Management believes that the findings, if any, will not have a material effect in the financial position, liquidity, or results of operations of the Company.

  Litigation

        In April 2006, the owner of land adjacent to the Company's property filed a tort action in Alabama state court against several defendants, including the Company, alleging that toxic contaminants released from the property resulted in the diminution of use and value of the plaintiff's property. The plaintiff seeks compensatory and punitive damages, remediation of its property, and attorneys' fees. The Company believes that any contamination of the plaintiff's property occurred prior to the time that the Company purchased the property. In June 2012, the Company filed a motion to dismiss the complaint in its entirety and, if the lawsuit is not dismissed, intends to continue legal efforts to vigorously defend itself in this matter. The court has not ruled on this petition to dismiss the complaint. Although management is unable to predict the outcome of this litigation with certainty, management does not believe that an adverse outcome is probable or that any liability is reasonably ascertainable.

  Other

        At June 30, 2012, the Company was engaged in construction and related activities to rehabilitate and upgrade its biodiesel refinery. As of June 30, 2012, the Company capitalized approximately $380,000 of costs related to this project. Management estimates that the cost to complete this project is approximately $200,000.

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Income Taxes

        The Company deconsolidated WCRO on September 29, 2011 and WCRO's taxable income through June 30, 2011 is included in the Company's reported results. For the six months ended June 30, 2011, WCRO federal taxable income is approximately $356,000. As of December 31, 2011, WCRO had sufficient net federal tax loss carryforwards to offset the federal taxable income. As a result, the Company recorded no income tax expense for the six months ended June 30, 2011. Due to the deconsolidation of WCRO that became effective on September 29, 2011, the Company will not benefit from these tax loss carryforwards. The accompanying statements do not reflect any income tax benefit or liability related to the operations of WCRO at June 30, 2012 and December 31, 2011.

7. Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The Company's long-term debt agreement bears interest at market rates, and thus management believes their carrying amounts approximate fair value. The Company determined the fair value of its debt instruments using level 2 inputs.

        The Company periodically entered into interest rate swaps and futures contracts in accordance with its risk management strategy to manage the risk associated with changing interest rates and fuel prices. The Company does not use derivative financial instruments for trading or speculative purposes. In the Company's Condensed Consolidates Statements of Operations, gains and losses from fuel-related futures are recorded as a cost of fuel while gains and losses from the interest rate swap are recorded as changes in fair value of interest rate swap.

        For the six months ended June 30, 2012, the Company recorded gains from fuel-related futures of $870,013 and unrealized gains of $4,855. For the six months ended June 30, 2011, the Company reported losses from fuel-related futures of $652,786 and unrealized losses of $18,035. For the six months ended June 30, 2011, the Company recorded unrealized gains of $181,897 from its interest rate swap.

8. Seller Notes

        In 2008, the Company signed promissory notes in the aggregate principal amount of $7,500,000, payable in equal and consecutive monthly installments at an annual simple interest rate of 8%. On April 1, 2011, the Seller forgave the seller notes amounting to $6,040,418 and accrued interest payable amounting to $664,776. The Company treated this forgiveness of the seller notes, net of payment made to one of the sellers amounting to $125,000, as a capital transaction and the outstanding amounts were reclassified to Members' Equity. Principal amounts outstanding under the promissory notes were $0 at June 30, 2012 and December 31, 2011.

9. Subordinated Debt

        In 2009, the Company borrowed $2,000,000 and $3,500,000 from related parties. Interest accrues monthly at the annual rate of 12% and 16%, respectively. Interest is payable monthly and principal is due in a single lump sum in April 2014 and November 2013. On April 1, 2011, the related parties forgave the subordinated notes amounting to $6,060,000 and accrued interest payable amounting to $629,164. The Company treated this forgiveness of subordinated debt as capital and the outstanding

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Subordinated Debt (Continued)

balances were reclassified to members' equity. Principal amounts outstanding under the subordinated debt were $0 at June 30, 2012 and December 31, 2011.

10. Long-term Debt

        The following table represents the estimated maturities of the Company's long-term debt as of June 30, 2012:

Due in the next twelve months	$678,269
Months 13-24	851,547
Months 25-36	28,938,413

Balance	$30,468,229

        The Company maintains a credit agreement with a bank that consists of a term loan and a revolver, both of which are secured by substantially all of the Company's assets. The revolver and term loan accrue interest monthly at a rate equal to either (a) the base commercial lending rate of the bank as publicly announced plus applicable margin or (b) a rate equal to London interbank offered rates (LIBOR) plus applicable margin which is tied to the Company's financial performance. The credit agreement has a term loan prepayment arrangement whereby the Company is required to remit 50% of excess cash flow beginning thirty days after delivery of the 2012 audited financial statements to the senior lenders and continuing annually thereafter until maturity. Since the specified amount of excess cash flow cannot presently be determined with any amount of specificity, the Company has classified the entire outstanding balance of the long-term debt in accordance with the fixed contractual repayment terms as of June 30, 2012. The term loan and the revolver bear effective interest rates of approximately 4.8% and 4.7%, respectively, as of June 30, 2012.

        In February 2012, the Company borrowed $709,532, which is secured by a first priority security interest in a vapor recovery unit that was constructed and installed by the Company. The Company paid a security deposit amounting to $70,000. The equipment loan requires thirty-five monthly payments of $23,185. The lender will return the security deposit after the final payment. The loan bears an effective interest rate of 9.2%.

        The Credit Agreement contains affirmative, negative and various financial covenants under which the Company is obligated. At June 30, 2012 and December 31, 2011, the Company was in compliance with its debt covenants.

        On April 1, 2011, the Company entered into an amendment to the Credit Agreement ("Amended Agreement") with the senior lenders which waived the events of defaults and rescinded the acceleration notice. The Amended Credit Agreement includes the following provisions a) requires the cancellation or forgiveness of all seller notes and all subordinated debt and accrued interest payable and conversion of these debts into equity, b) requires the members contribute $4,000,000 to the Company, c) requires the issuance of equity interests to the senior lenders to the extent of 10% of the issued and outstanding interests of the Company, d) requires the payment of mandatory minimum principal payments on a quarterly basis beginning March 31, 2011 and continuing quarterly thereafter until December 31, 2014, e) modification of the financial covenants and a Term Loan prepayment arrangement whereby the Company is required to remit 50% of excess cash flow beginning thirty days after delivery of the 2012 audited financial statements to the senior lenders and continuing annually thereafter until maturity.

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Long-term Debt (Continued)

Excess cash flow is defined generally as earnings before interest, taxes, depreciation, and amortization as reduced for certain capital expenditures, interest on bank debt, tax payments, changes in working capital, and other customary modifications. The senior lenders also forgave $6,014,369 of principal, accrued interest and late fees associated with the Term Loan and $376,429 of accrued interest attributable to the Revolver. The amendment did not modify the carrying value of the Revolver principal balance and reinstated the Revolver commitment to the extent of $15,000,000. The Company accounted for the debt restructuring as a troubled debt restructuring and recorded the resulting gain in the six months ended June 30, 2011.

        Generally, a restructuring of debt constitutes a troubled debt restructuring for accounting purposes if the creditor for economic or other reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Pursuant to FASB ASC 470-60, the Amended Agreement has been accounted for as a troubled debt restructuring due to the concessions granted by the senior lenders. As a result, unamortized balances of deferred financing fees ($87,000), the fair value of the 10% equity grant to senior lenders ($1,515,000) and the direct cost associated with the debt restructuring ($307,000) were netted against the sum of the carrying value of the term loan ($23,559,000) and accrued interest payable ($1,676,000) at the date of modification. This results in a new carrying amount of approximately of $23,326,000 at April 1, 2011. The difference between this new carrying amount of the term loan and the sum of the restructured liability of $18,848,000 and the estimated future interest of the restructured loan amounting to $4,005,000 using an interest rate of 5.5% was recorded as a gain on debt restructuring for the year ended December 31, 2011 amounting to $472,283.

        Under the Amended Agreement, the carrying value of the Term Loan at June 30, 2012 of $21,353,177 did not equate to the total future principal cash payments of $18,548,412. The difference between carrying value and total future principal cash payments results from application of accounting rules for a troubled debt restructuring. The difference between the carrying value of the Term Loan and the restructured liability are being recognized by the Company as reduced interest costs over the term of the Amended Agreement. Over the term of the Amended Agreement, interest payments to the Term Loan will be applied to reduce the carrying value of the Term Loan.

        The following table reconciles lender records to the Company's modified carrying value of its Term Loan at June 30, 2012.

	Term Loan per Senior Lender	Reconciling Items (ASC 470-60)	Carrying Value of Term Debt
Term Loan principal balance at December 31, 2011	$18,698,412	$3,261,132	$21,959,544
Principal payments	(150,000)	—	(150,000)
Interest payments applied to reduce modified carrying value pursuant to FASB ASC 470-60-35-6	—	(456,367)	(456,367)

Term Loan principal balance at June 30, 2012	$18,548,412	$2,804,765	$21,353,177

        The reconciling items above are primarily due to the accounting for the troubled debt restructuring for the Term Loan.

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Long-term Debt (Continued)

        The maturity date of the Revolver and Term Loan is April 1, 2015. The amount available under the Revolver at June 30, 2012 and December 31, 2011 was $6,500,000 and $4,500,000, respectively. At June 30, 2012 and December 31, 2011, the Company elected the LIBOR option (as described above) for $5,000,000 of its Revolver and $18,000,000 of the Term Loan. The LIBOR option for the revolver loan and term loan is from June 29, 2012 to July 30, 2012. The remaining portions for both Revolver and Term Loan were included under the bank's base commercial lending rate plus applicable margin. At June 30, 2012, the LIBOR rate plus applicable margin was 4.74% for the Term Loan and 4.24% for the Revolver. For the remaining principal portion priced under the bank's base commercial lending rate plus applicable margin, the interest rate was 5.75% and 5.25% for the Term Loan and Revolver, respectively.

11. Related Party Transactions

        The Company enters into various transactions with affiliates in conducting its operations. The Company settles these transactions in the normal course of business. During the six months ended June 30, 2012 and June 30, 2011, the Company paid related parties approximately $149,000 and $265,000, respectively.

12. Statement of Cash Flows Supplemental Information

        The following is a summary of supplemental cash paid and non-cash transactions:

For the Six Months Ended June 30,	2012	2011
Interest paid	$323,204	$563,571
Accrual for deferred public offering costs	219,000	—
Income tax refunds, net of payments	—	162,178
Equity granted to term and revolver creditors	—	1,515,016
Forgiveness of subordinated notes and accrued interest	—	6,689,164
Forgiveness of seller notes and accrued interest	—	6,705,194
Payment in kind of property of property, plant and equipment	—	90,000

13. Segment Reporting

        The Company groups its activities into three business segments. The Fuel Processing and Distribution ("FP&D") segment includes transmix refining, distribution of finished products, and biodiesel refining. The Services segment includes activities related to bulk fuel terminal operations, reclamation services, transportation, and maintenance. The Company does not allocate all administrative overhead to FP&D and Services. The unallocated portion remains in the Corporate segment. Corporate segment activities include cash management, debt financing activities, and other administrative costs that are not directly attributable to FP&D and Services. The Company conducts its business primarily in the southeastern United States. The Company does not have international operations.

        The FP&D and Services segments are separately managed under a structure that includes "Segment Managers" who report to the Company's "Chief Operating Decision Maker" (CODM) (terms as defined in ASC 280). The CODM is the Company's Chief Executive Officer who reports to

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

13. Segment Reporting (Continued)

the board of directors. FP&D and Services represent components of the Company, as described in accounting standards for segment reporting (ASC 280), that engage in activities (a) from which revenues are earned and expenses incurred; (b) whose operating results are regularly reviewed by the CODM, which makes decisions about resources to be allocated to the business segments and assess their financial performance; and (c) for which discrete financial information is available.

        Segment managers for the FP&D and Services segments are directly accountable to and maintain regular contact with the Company's CODM to discuss segment operating activities and financial performance. With concurrence and approval of the board of directors, the CODM approves annual capital budgets for major projects. However, business unit managers within the operating segments are responsible for decisions relating to project implementation and matters connected with daily operations.

        The Company primarily evaluates the performance of operating segments using operating income. Interest expense, depreciation and amortization, and certain other items of income and expense, are not part of management's routine evaluation of segment performance.

        The following tables illustrate operating segment results of operations for the six months ended June 30, 2012 and 2011. Asset information, including capital expenditures, by segment is not used by management in its monitoring of performance and, therefore, is not reported by segment.

	For the Six Months Ended June 30, 2012
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$281,247,149	$4,966,296	$—	$(40,331,297)	$245,882,148
Operating expense	279,434,483	4,881,487	26,398	(40,331,297)	244,011,071

Operating income (loss)	1,812,666	84,809	(26,398)	—	1,871,077
Interest expense	—	(43,164)	(280,040)	—	(323,204)
Amortization of deferred financing costs	—	(3,285)	(81,868)	—	(85,153)
Other	—	16,108	—	—	16,108

Total other income (expense)	—	(30,341)	(361,908)	—	(392,249)

Income (loss) before income tax	$1,812,666	$54,468	$(388,306)	$—	$1,478,828

AEC Holdings LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

13. Segment Reporting (Continued)

	For the Six Months Ended June 30, 2011
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$195,927,853	$4,630,188	$—	$(32,392,666)	$168,165,375
Operating expenses	194,012,714	5,133,505	205,075	(32,392,666)	166,958,628

Operating income (loss)	1,915,139	(503,317)	(205,075)	—	1,206,747
Interest expense	(36,160)	(24,080)	(1,032,633)	—	(1,092,873)
Amortization of deferred financing costs	—	—	(91,739)	—	(91,739)
Gain on extinguishment of payable	1,211,807	—	—	—	1,211,807
Gain from debt restructuring	—	—	472,283	—	472,283
Changes in fair value of interest rate swap	—	—	181,897	—	181,897
Other	(1,881,099)	1,184,441	730,541	—	33,883

Total other income (expense)	(705,452)	1,160,361	260,349	—	715,258

Income before income tax	$1,209,687	$657,044	$55,274	$—	$1,922,005

14. Subsequent Events

        The Company evaluated subsequent events through the date of the financial statements and determined that no significant events have occurred requiring disclosure.

 AEC Holdings LLC

Report of Independent Registered Accounting Firm

The Members
AEC Holdings LLC
Birmingham, Alabama

        We have audited the accompanying consolidated balance sheets of AEC Holdings LLC (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEC Holdings LLC at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
May 23, 2012

AEC Holdings LLC

Consolidated Balance Sheets

December 31,	2011	2010
Current assets
Cash and cash equivalents	$1,941,055	$3,261,802
Accounts receivable, net of allowance for doubtful accounts of $7,132 and $381,554	13,497,369	11,217,418
Inventories	8,477,806	4,313,360
Other current assets	750,834	312,895

Total current assets	24,667,064	19,105,475
Property, plant and equipment, net	41,136,171	43,112,801
Intangible assets, net	1,742,407	2,140,249
Deferred financing costs, net of accumulated amortization of $475,651 and $389,143	253,853	490,908
Other assets	269,848	15,094

Total assets	$68,069,343	$64,864,527

AEC Holdings LLC

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Members' Equity
Current liabilities
Accounts payable and accrued liabilities	$10,023,407	$16,072,839
Current portion of long-term debt, including accrued interest payable of $1,242,135 in 2010	300,000	6,223,553
Current portion of capital lease payable	—	119,537
Current portion of related party seller notes and subordinated debt, including accrued interest payable of $951,964 in 2010	—	13,052,112
Derivative contract liability	—	243,167

Total current liabilities	10,323,407	35,711,208
Capital lease payable, net of current portion	—	44,039
Long-term debt, net of current portion	21,659,544	18,698,412
Revolver loan	10,500,000	7,149,703

Total liabilities	42,482,951	61,603,362

Commitments and contingencies (Note 12)
Members' Equity	25,586,392	3,261,165

Total liabilities and members' equity	$68,069,343	$64,864,527

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Fuel revenues	$343,734,426	$239,056,044
Other revenues	5,574,553	5,420,144

Total revenues	349,308,979	244,476,188
Operating expenses
Cost of fuel	331,415,780	231,455,571
Operations and maintenance	8,522,908	7,616,070
Selling, general and administrative	3,973,413	4,113,244
Depreciation and amortization	2,858,429	3,079,234
Gain on disposal of equipment, net	(111,171)	(179,994)

Total operating expenses	346,659,359	246,084,125

Operating income (loss)	2,649,620	(1,607,937)
Other income (expense)
Interest expense	(1,362,165)	(3,692,194)
Amortization of deferred financing cost	(173,607)	(199,629)
Gain on extinguishment of payable (Note 8)	1,211,807	—
Gain from debt restructuring, net (Note 9)	472,283	—
Changes in fair value of interest rate swap	243,167	281,097
Other	98,734	48,982

Total other income (expense)	490,219	(3,561,744)

Income (loss) before benefit from income tax	3,139,839	(5,169,681)
Benefit from income tax	—	1,050,696

Net income (loss)	$3,139,839	$(4,118,985)

Net income (loss) per member unit
Net income (loss) available to unitholders	$3,139,839	$(4,118,985)
Weighted-average member units outstanding	100,000	100,000
Earnings (loss) per member unit (basic and diluted)	$31.40	$(41.19)

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Members' Equity

	Membership Interest	Accumulated Deficit	Total
Balance at December 31, 2009	$25,600,519	$(18,220,369)	$7,380,150
Net loss	—	(4,118,985)	(4,118,985)

Balance at December 31, 2010	25,600,519	(22,339,354)	3,261,165
Capital contribution	4,000,000	—	4,000,000
Forgiveness of seller notes and accrued interest payable, net(Note 10)	6,580,194	—	6,580,194
Forgiveness of subordinated notes and accrued interest (Note 11)	6,689,164	—	6,689,164
Forgiveness of long-term debt in exchange for equity (Note 9)	1,515,016	—	1,515,016
Deconsolidation of subsidiary (Note 2)	(13,515,878)	13,916,892	401,014
Net income	—	3,139,839	3,139,839

Balance at December 31, 2011	$30,869,015	$(5,282,623)	$25,586,392

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$3,139,839	$(4,118,985)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization of property, plant and equipment	2,460,587	2,576,166
Amortization of intangibles	397,842	503,068
Amortization of deferred financing cost	173,607	199,629
Interest rolled into debt balances	759,360	560,000
Gain on extinguishment of trade payable (Note 8)	(1,211,807)	—
Gain on debt restructuring (Note 9)	(472,283)	—
Changes in fair value of derivative financial instrument	(243,167)	(281,097)
Gain on disposal of equipment	(111,171)	(179,994)
Provision for doubtful accounts	—	330,117
Deferred income tax benefit	—	(1,050,696)
Changes in operating assets and liabilities, net of business deconsolidated:
Accounts receivables	(3,836,583)	(1,292,370)
Inventories	(4,164,446)	(3,331,332)
Other current assets and other assets	(489,065)	80,193
Accounts payable and accrued expenses	(3,416,091)	6,599,252
Tax refund receivable and income taxes payable	925,388	2,550,697

Net cash (used in) provided by operating activities	(6,087,990)	3,144,648

Cash Flows from Investing Activities
Proceeds from disposal of equipment	91,000	200,975
Collections of notes receivable	1,786	—
Purchases of property, plant and equipment	(935,215)	(352,561)

Net cash used in investing activities	(842,429)	(151,586)

Cash Flows from Financing Activities
Equity contribution	4,000,000	—
Cash distributed to deconsolidated subsidiary (Note 2)	(251,442)	—
Payment made to a member	(125,000)	—
Repayment of capital lease payable	(163,576)	(171,341)
Payment of financing costs	(306,364)	(20,678)
Repayment of long-term debt	(894,243)	(1,875,946)
Proceeds from revolver loan	22,100,000	1,097,180
Repayment of revolver loan	(18,749,703)	(31,971)

Net cash provided by (used in) financing activities	5,609,672	(1,002,756)

(Decrease) increase in cash and cash equivalents	(1,320,747)	1,990,306
Cash and cash equivalents, beginning of year	3,261,802	1,271,496

Cash and cash equivalents, end of year	$1,941,055	$3,261,802

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        The consolidated financial statements include the accounts of AEC Holdings LLC and the consolidated accounts of all of its wholly owned subsidiaries: Allied Energy Company LLC ("AEC"), Allied Renewable Energy LLC ("ARE"), and W.C. Rice Oil Co., Inc. ("WCRO") (collectively the "Company"). As disclosed in Note 2, on September 29, 2011, WCRO was deconsolidated.

        AEC Holdings LLC has one class of ownership interest.

        The Company operates a motor fuel bulk storage facility located in Birmingham, Alabama. The Company purchases, blends, markets, and transports light petroleum products to its customers in the Birmingham area. The Company also operates a transportation mixture ("transmix") distillation tower that extracts gasoline and diesel fuel from commingled motor fuels. Through AEC, the Company offers terminal cleaning and petroleum reclamation services.

        Operating results are not necessarily indicative of the results to be expected for the full year or any other interim period, due to the seasonal conditions in certain aspects of the Company's business. The unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this prospectus.

        The accompanying consolidated financial statements are the responsibility of the management of AEC Holdings LLC. The Company eliminates all significant intercompany balances and transactions in the consolidation.

2. Deconsolidation of Subsidiary

        On September 29, 2011, the Company deconsolidated its wholly owned subsidiary WCRO. Pursuant to the Stock Purchase Agreement between the Company and WCRO's new parent, W. C. Rice Oil Holdings LLC ("WCROH"), the Company distributed 100% of the common stock in WCROH for consideration of one dollar ($1.00). In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, when a parent sells or otherwise ceases to own all or part of its ownership interest in its subsidiary, and as a result, the parent no longer has a controlling interest in the subsidiary, deconsolidation of that subsidiary is generally required.

        The related party transaction was substantively a pro rata distribution of WCRO common stock to the Company's owners. Management therefore deconsolidated WCRO from the Company's balance sheet effective September 29, 2011 and eliminated the results of WCRO's operations from its consolidated accounts beginning on that date. For periods prior to September 29, 2011, the Company included WCRO's results of operations and balance sheet values in its consolidated accounts. After deconsolidation, the Company has no continuing financial interest in WCRO.

        Prior to deconsolidation, WCRO conducted marketing efforts to sell and distribute gasoline and diesel products to wholesale, industrial, and commercial accounts. The Company transferred all of these activities to AEC prior to deconsolidation. In addition, WCRO sold substantially all of its tangible, long-lived assets to AEC for amount that approximates net book value at the date of transfer. These tangible, long-lived assets consisted of trucks, office equipment and leasehold improvements. Since AEC continues to conduct these business activities, the deconsolidation of WCRO is not a "discontinued operation" in the context of current accounting standards.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Deconsolidation of Subsidiary (Continued)

        At the date of deconsolidation, the net deficit of WCRO consisted of the following:

Cash	$251,442
Miscellaneous receivables and other current assets	684,828
Land	130,000

1,066,270
Federal excise taxes payable and other miscellaneous liabilities	(1,467,284)

Net deficit	$(401,014)

        At the date of deconsolidation, the net deficit distributed to WCROH was valued at an amount that approximates fair value. Receivables and other current assets were based on management's assessment of net realizable value. Cash, land and liabilities were stated at carrying amount which approximates fair value.

        On September 29, 2011, the Company entered into a management services contract with WCRO to handle routine transition affairs together with post-deconsolidation administrative matters including but not limited to bookkeeping, sales tax returns, business license filings and ad valorem filings. WCRO compensates the Company for these services at a rate of $100 per hour. In its sole discretion, WCRO has the right to terminate the agreement at any time. For the year ended December 31, 2011, the Company had not provided meaningful services under the agreement. Consequently, the Company had not billed WCRO any fees under the agreement. At December 31, 2011, the Company did not reflect any amounts due to or due from WCRO or WCROH.

        The Company treated the transaction as a distribution to its owners. The Company reduced its members' interest to the extent of the capital contributions to WCRO and decreased its accumulated deficit by the cumulative WCRO losses amounting to approximately $13,516,000 and $13,917,000, respectively. The Company did not report a gain or loss from the deconsolidation. The Company recorded the net deficit of WCRO amounting to the $401,014 in Members' Equity.

        WCRO and WCROH remain related parties after September 29, 2011.

3. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for intangible assets and property, plant and equipment;

  •
  The recognition and measurement of uncertain tax positions;

  •
  The measurement of the Company's equity value;

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  •
  The measurement of the Company's future payments on its term debt; and

  •
  The recognition and measurement of loss contingencies.

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accounting guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt instruments, and derivative financial instruments. The carrying amounts of financial instruments, other than the debt instruments and derivative financial instruments, are representative of their fair values due to their short maturities. The Company's long-term debt agreement bears interest at market rates, and thus management believes their carrying amounts approximate fair value.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents and trade accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. The Company maintains its cash and cash equivalents in financial institutions it considers to be of high credit quality.

        The Company provides credit, in the normal course of business, to customers located throughout the Southeastern United States. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and evaluates the potential credit losses regularly, which when realized, have been within the range of management's expectations.

        During the year ended December 31, 2011, one customer accounted for 11% of total revenue. No other customers accounted for more than 10% of total revenue. Revenues from the top 10% of customers accounted for approximately 85% of total revenues. Accounts receivable outstanding relating to these customers was approximately 80% of total accounts receivable at December 31, 2011.

        During the year ended December 31, 2010, no customer accounted for more than 10% of total revenue and revenues from the top 10% of customers accounted for approximately 85% of total revenues. Accounts receivable outstanding relating to these customers was approximately 81% of total accounts receivable at December 31, 2010.

        During the year ended December 31, 2011, purchases from two major suppliers accounted for approximately 58% and 18% of total purchases. Accounts payable outstanding relating to these two major suppliers were approximately 46% and 0% of total accounts payable at December 31, 2011.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        During the period ended December 31, 2010, purchases from two major suppliers accounted for approximately 45% and 21% of total purchases. Accounts payable outstanding relating to these two major suppliers were approximately 21% and 16% of total accounts payable at December 31, 2010.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents. All of our non-interest bearing cash balances were fully insured at December 31, 2011 and December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are comprised primarily of amounts owed to the Company through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Inventories

        Finished goods inventories consist of refined motor fuel products. Motor fuel inventories are stated at the lower of cost or market using the average cost method. Raw materials inventories consist of transmix feedstock. Raw materials inventories are stated at the lower of cost or market using the average cost method.

        The Company does not have long-term contracts with any suppliers of petroleum products covering more than 10% of its motor fuel supply. Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Company, thereby adversely affecting motor fuel sales.

  Property, Plant and Equipment

        Property, plant, and equipment are reported generally at cost. In those instances where property, plant, and equipment become impaired, the Company reports the assets at fair value. Depreciation and amortization are determined primarily under the straight-line method that is based on estimated asset service life taking into account obsolescence.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        Estimated service lives are as follows:

Years
Buildings	15-39
Tanks and equipment	7-30
Machinery and equipment	5-10
Furniture and fixtures	3- 7
Autos and trucks	3- 5
Leasehold improvements	3- 5
Sewer connection	15

        Repair and maintenance costs are expensed as incurred.

  Capitalized Interest

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. For the years ended December 31, 2011 and 2010, the Company did not capitalize any interest costs.

  Intangible Assets

        Intangible assets consist of trade names and customer relationships. Trade names are amortized on a straight line basis over 10 years, and customer relationships are amortized using the economic benefits method over 15 years.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with FASB ASC 360-10-05, Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. The recoverability of intangible assets subject to amortization is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. In management's opinion, no impairment of long-lived assets exists at December 31, 2011 and 2010.

        In its review of long-lived assets for possible impairments, the Company made significant estimates and assumptions about future events and changes in circumstances for its biodiesel refinery. At December 31, 2011 and 2010, the carrying value of the Company's biodiesel refinery, net of accumulated depreciation, amounted to approximately $6,289,000 and $6,608,000, respectively. Due to operating economics, the biodiesel refinery has been dormant for approximately four years. In February 2012, the Company commenced actions to recommission and restart the biodiesel refinery. To bring the biodiesel refinery to operable condition, the restart process requires application of resources including but not limited to construction, engineering, licensing, and recertification with governmental agencies.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

The Company developed its future financial estimates on the basic assumption that the refinery will return to operational status in the near term. A return to operational status is a significant assumption that underlies the Company's estimate for future, undiscounted cash flows expected from operating the biodiesel refinery. In the event that the actual outcome of future events differs from the Company's operational and financial estimates, the resulting change could have a material effect on the consolidated statement of operations, consolidated balance sheet, and members' equity.

  Income Taxes

        WCRO files a separate U.S. federal income tax return in the United States. Accordingly, until its deconsolidation on September 29, 2011, income taxes for this subsidiary are accounted for using the asset and liability method pursuant to FASB ASC 740-10-05, Accounting for Income Taxes. Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes future tax benefits to the extent that realization of such benefits is more likely than not.

        The Company and its other wholly owned subsidiaries are treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is also liable for state and local income and franchise taxes.

        In accordance with FASB ASC 740-10-30-7, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

  Revenue Recognition

        The Company recognizes revenue related to terminal and reclamation services and sales of motor fuels, net of trade discounts and allowances, in the reporting period in which the services are performed and motor fuel products are transferred from the Company's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable.

  Net Income (Loss) Per Member Unit

        Basic net income (loss) per member unit excludes dilution and is computed using the weighted-average number of member units outstanding. Diluted net income per member unit reflects the potential dilution that could occur if securities or other contracts to issue member units were exercised or converted into member units or resulted in the issuance of member units that then shared in the earnings. The Company has no potentially dilutive securities or contracts outstanding.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  Environmental Costs

        Liabilities for environmental remediation costs are recorded when environmental assessment and/or remediation are probable and the amounts can be reasonably estimated. Environmental expenditures that extend the life, increase the capacity, or improve the safety or efficiency of existing assets are capitalized.

  Motor Fuel Taxes

        The Company reports federal excise tax on motor fuels on a gross basis. Federal and state excise taxes included in revenue and cost of fuel approximated $19,619,000 and $18,508,000 for the years ended December 31, 2011 and 2010, respectively.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are amortized on a method approximating the effective interest method.

  Derivative Instruments and Hedging Activities

        The Company accounts for derivatives and hedging activities in accordance with FASB ASC 815-10-05, Accounting for Derivative Instruments and Certain Hedging Activities, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For financial instruments that do not qualify as an accounting hedge, changes in fair value of the assets and liabilities are recognized in earnings. The Company's policy is to not hold or issue derivative instruments for trading or speculative purposes. Additional disclosures for derivative instruments are presented in Note 15.

  Segment Reporting

        The Company organizes its business into three reportable segments, Fuel Processing and Distribution (FP&D), Services and Corporate. The reportable segments are consistent with how management views the markets served by the Company and the financial information reviewed by the Chief Operating Decision Maker ("CODM"). The Company manages its FP&D and Services segments as components of an enterprise for which separate information is available and is evaluated regularly by the CODM in deciding how to allocate resources and assess performance.

  Impact of Recent Accounting Standards/Pronouncements

        In May 2011, the FASB issued FASB ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU"), an amendment to FASB ASC Topic 820, Fair Value Measurement. The update revises the application of the valuation premise of highest and best use of an asset, the application of premiums and discounts for fair value determination, as well as the required disclosures for transfers between Level 1 and Level 2 fair value

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

measures and the highest and best use of nonfinancial assets. The update provides additional disclosure requirements regarding Level 3 fair value measurements and clarifies certain other existing disclosure requirements. The ASU is effective for the Company for annual periods beginning after December 15, 2011. The Company does not expect the impact of adopting this ASU to have a material effect on the Company's consolidated financial statements, but the adoption of this ASU may require additional disclosures.

4. Accounts Receivable

        Accounts receivable consist of the following:

December 31,	2011	2010
Trade receivables	$13,459,222	$9,666,944
Less allowance for doubtful accounts	(7,132)	(51,437)

Net trade receivables	13,452,090	9,615,507

Other receivables	13,216	12,755
Income and excise tax refunds receivable	32,063	1,919,273
Less allowance for doubtful accounts	—	(330,117)

	32,063	1,589,156

	$13,497,369	$11,217,418

        Changes in the Company's allowance for doubtful accounts are as follows:

	2011	2010
Beginning balance	$381,554	$56,920
Bad debt provision	—	330,117
Accounts written off	(374,422)	(5,483)
Other	—	—

	$7,132	$381,554

5. Inventories

        Inventories consist of the following:

December 31,	2011	2010
Refined fuels	$6,223,207	$3,147,687
Raw materials and supplies	2,254,599	1,165,673

	$8,477,806	$4,313,360

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

6. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

December 31,	2011	2010
Land	$1,173,319	$1,599,955
Buildings (including leasehold improvements)	3,320,088	3,362,874
Tanks and equipment	41,300,733	40,739,743
Machinery and equipment	216,149	931,198
Furniture and fixtures	134,838	395,522
Autos and trucks	1,348,809	1,325,889
Sewer connection	405,849	405,849
Construction in progress	857,095	366,366

Total property, plant and equipment	48,756,880	49,127,396
Less: accumulated depreciation and amortization	7,620,709	6,014,595

	$41,136,171	$43,112,801

        The Company estimates that additional $150,000 will be incurred subsequent to December 31, 2011 to complete the construction in progress.

7. Intangible Assets

        Intangible assets consist of the following:

	December 31, 2011
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(11,161)	(1,914,430)	(1,925,591)

Net amount	$35,019	$1,707,388	$1,742,407

	December 31, 2010
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15	—
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(8,082)	(1,519,667)	(1,527,749)

Net amount	$38,098	$2,102,151	$2,140,249

        Amortization expense for the years ended December 31, 2011 and 2010 was $397,842 and $503,068, respectively. The annual estimated amortization expense related to these intangibles for each of the five succeeding fiscal years is $0.316 million, $0.288 million, $0.253 million, $0.204 million, and $0.164 million.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

8. Accounts Payable and Accrued liabilities

        Accounts payable and accrued liabilities consist of the following:

December 31,	2011	2010
Trade accounts payable and accruals	$8,514,387	$10,211,168
Salaries and vacation pay	855,983	436,976
Sales, excise and property taxes	635,300	2,410,548
Other	17,737	125,764
Interest	—	36,576
Litigation settlement	—	2,851,807

	$10,023,407	$16,072,839

        On April 4, 2011, the Company agreed to satisfy fully a trade payable for an amount less than its carrying amount of $2,851,807. The Company entered into a settlement agreement with a third party product supplier which provides mutual release of all parties and dismissed arbitral and court proceedings. Pursuant to the agreement, the Company paid the product supplier $1,550,000 in cash and transferred real estate with a book value of $90,000. For the year ended December 31, 2011, the Company recognized a gain from the extinguishment of this trade payable amounting to approximately $1,212,000.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan

        Long-term debt consists of the following:

December 31,	2011	2010
Term Loan to a bank secured by substantially all of the assets of the Company.	$21,959,544	$24,800,680
Note payable to a financial corporation, payable in monthly installments of $2,386 including interest at 8.675%, secured by equipment, maturing, September 23, 2011.	—	20,717
Note payable to a financial corporation, payable in monthly installments of $2,386 including interest at 8.675%, secured by equipment, maturing, September 23, 2011.	—	20,717
Note payable to a financial corporation, payable in monthly installments of $2,279 including interest at 8.2%, secured by equipment, maturing, May 31, 2011.	—	10,364
Note payable to a financial corporation, payable in monthly installments of $2,282 including interest at 8.2%, secured by equipment, maturing, September 23, 2011.	—	12,870
Note payable to a financial corporation, payable in monthly installments of $5,051 including interest at 8.68%, secured by equipment, maturing, December 2011.	—	56,617

	$21,959,544	$24,921,965
Less current portion	300,000	6,223,553

	$21,659,544	$18,698,412

        At December 31, 2011 and 2010, the Company had a secured credit agreement ("Credit Agreement") with the senior lender that consisted of a revolver loan and term loan, both collateralized by substantially all of the Company's assets. At December 31, 2010, the current portion of long-term debt, as reported in the balance sheet, includes accrued interest payable for the term loan and revolver loan amounting to $1,242,135.

        The Credit Agreement contains affirmative, negative and various financial covenants under which the Company is obligated. As of December 31, 2010, the Company was not in compliance with these covenants. At December 31, 2010, the Company was in default under terms of the Credit Agreement and the bank issued notice of acceleration.

        On April 1, 2011, the Company entered into an amendment to the Credit Agreement ("Amended Credit Agreement") with the senior lenders which waived the events of defaults and rescinded the acceleration notice. The Amended Credit Agreement includes the following provisions a) requires the cancellation or forgiveness of all seller notes and all subordinated debt and accrued interest payable

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

and conversion of these debts into equity, b) requires the members contribute $4,000,000 to the Company, c) requires the issuance of equity interests to the senior lenders to the extent of 10% of the issued and outstanding interests of the Company, d) requires the payment of mandatory minimum principal payments on a quarterly basis beginning March 31, 2011 and continuing quarterly thereafter until December 31, 2014, e) modification of the financial covenants and a term loan prepayment arrangement whereby the Company is required to remit 50% of excess cash flow beginning thirty days after delivery of the 2012 audited financial statements to the senior lenders and continuing annually thereafter until maturity. Excess cash flow is defined generally as earnings before interest, taxes, depreciation, and amortization as reduced for certain capital expenditures, interest on bank debt, tax payments, changes in working capital, and other customary modifications. The senior lenders also forgave $6,014,369 of principal, accrued interest and late fees associated with the term loan and $376,429 of accrued interest attributable to the revolver. The Amended Credit Agreement did not modify the carrying value of the revolver loan principal balance and reinstated the revolver loan commitment to the extent of $15,000,000. The Company accounted for the above debt restructuring as a troubled debt restructuring and recorded the gain or loss on the debt restructuring based on troubled debt restructuring accounting.

        Generally, a restructuring of debt constitutes a troubled debt restructuring for accounting purposes if the creditor for economic or other reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Pursuant to FASB ASC 470-60, the amendment to the Credit Agreement has been accounted for as a troubled debt restructuring due to the concessions granted by the senior lenders. As a result, unamortized balances of deferred financing fees ($87,000), the fair value of the 10% equity grant to senior lenders ($1,515,000) and the direct cost associated with the debt restructuring ($307,000) were netted against the sum of the carrying value of the term loan ($23,559,000) and accrued interest payable ($1,676,000) at the date of modification. This results in a new carrying amount of approximately of $23,326,000. The difference between this new carrying amount of the term loan and the sum of the restructured liability of $18,848,000 and the estimated future interest of the restructured loan amounting to $4,005,000 using an interest rate of 5.5% was recorded as a gain on debt restructuring for the year ended December 31, 2011 amounting to $472,283.

        The carrying value of the term loan under the Amended Credit Agreement at December 31, 2011 was $21,959,554 and does not equate to the total future principal cash payments of $18,698,412 due under the term debt as a result of accounting for a troubled debt restructuring. The difference between the carrying value of the term loan and the restructured liability will be recognized by the Company as reduced interest costs over the term of the Amended Credit Agreement. Interest payments to the term loan over the term of the Amended Credit Agreement will be applied to the carrying value of the term loan.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

        The following table reconciles senior lender records to the Company's modified carrying value of its term loan.

	Term loan per Senior Lender	Reconciling Items	Carrying Value of Term Debt
Term loan principal balance at December 31, 2010	$23,558,545	$—	$23,558,545
Add accrued interest—Term Loan	959,289	—	959,289
Add accrued interest—Revolver	—	282,846	282,846

Balance at December 31, 2010	24,517,834	282,846	24,800,680
Accrued interest—Term loan for period January 1, 2011 through April 1, 2011	323,531	(3,555)	319,976
Accrued interest—Revolver for period January 1, 2011 through April 1, 2011	—	92,555	92,555
Accrued late fees	21,415	—	21,415

	24,862,780	371,846	25,234,626
Forgiveness of Term loan principal	(4,710,133)	4,710,133	—
Forgiveness of Term loan accrued interest	(1,282,820)	1,282,820	—
Forgiveness of late fees	(21,415)	21,415	—

	18,848,412	6,386,214	25,234,626
Fair value of 10% equity grant to senior lenders	—	(1,515,016)	(1,515,016)
Gain from troubled debt restructuring at April 1, 2011, before direct cost incurred in the debt restructuring and write-off of deferred financing cost amounting to $393,540	—	(865,823)	(865,823)

Modified carrying value at April 1, 2011	18,848,412	4,005,375	22,853,787
Principal payments	(150,000)	—	(150,000)
Interest payments applied to reduce modified carrying value pursuant to FASB ASC 470-60-35-6	—	(744,243)	(744,243)

Term loan principal balance at December 31, 2011	$18,698,412	$3,261,132	$21,959,544

        The reconciling items above are primarily due to the accounting for the troubled debt restructuring for the term loan.

        The maturity date of the revolver loan and term loan is April 1, 2015. As of December 31, 2011, the Company is in compliance with the financial covenants of the Amended Credit Agreement. The amount available under the revolver loan at December 31, 2011 and 2010 was $4,500,000 and $0, respectively. The revolver loan and term loan accrues interest monthly at a rate equal to either (a) the base commercial lending rate of the bank as publicly announced plus applicable margin or (b) a rate equal to London interbank offered rates (LIBOR) plus applicable margin which is tied to the Company's financial performance. The Company has the option to elect the type of interest when funds are advanced or to move tranches of the debt between the two types of interest. At December 31, 2011, the Company elected the LIBOR option for $5,000,000 of its revolver and $18,000,000 of the term loan. The LIBOR option for the revolver loan and term loan is from December 28, 2011 to January 30, 2012. The remaining portions for both revolver loan and term loan were included under the bank's base commercial lending rate plus applicable margin.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

        The following tables illustrate those portions subject to the base commercial lending rate and the LIBOR rate at December 31, 2011 and 2010.

	December 31, 2011
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$5,500,000	$5,000,000	$10,500,000
Interest rate	5.25%	4.26%

Term loan (bank reported balance)	$698,412	$18,000,000	$18,698,412
Interest rate	5.75%	4.76%

	December 31, 2010
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$7,149,703	$—	$7,149,703
Interest rate	5.25%	—

Term loan	$24,800,680	$—	$24,800,680
Interest rate	5.75%	—

        The following table represents the estimated maturities of the Company's long-term debt:

Year ending December 31,
2012	$300,000
2013	600,000
2014	600,000
2015	17,198,412

Total	$18,698,412

        Since the specified amount of excess cash flow cannot presently be determined with any amount of specificity, the Company has classified the entire outstanding balance of the long-term debt in accordance with the fixed contractual repayment terms as of December 31, 2011.

10. Seller Notes

        In 2008, the Company signed promissory notes in the aggregate principal amount of $7,500,000, payable in equal and consecutive monthly installments at an annual simple interest rate of 8%. The notes expire on June 1, 2018. The outstanding balance under the promissory notes and accrued interest payable is $6,040,418 and $544,929, respectively at December 31, 2010. These notes are subordinate to the security interests of the senior lender.

        On April 1, 2011, the Seller forgave the seller notes amounting to $6,040,418 and accrued interest payable amounting to $664,776. This forgiveness of the seller notes, net of payment made to one of the sellers amounting to $125,000, was treated as a capital transaction and the amounts were reclassified to members' equity.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

11. Subordinated Debt

        In 2009, the Company borrowed $2,000,000 and $3,500,000 from a related party. Interest accrues monthly at the annual rate of 12% and 16%, respectively. Interest is payable monthly and principal is due in a single lump sum in April 2014 and November 2013. In 2010, interest payable rolled into the subordinated debt balance amounted to $560,000. The outstanding balance of the subordinated debt and accrued interest payable is $6,060,000 and $406,764, respectively, at December 31, 2010.

        On April 1, 2011, the related party forgave the subordinated debt amounting to $6,060,000 and accrued interest payable amounting to $629,164. This forgiveness of the subordinated debt was treated as a capital contribution and the amounts were reclassified to members' equity.

12. Commitments and Contingencies

  Uninsured Liabilities

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

  Income Tax Audit

        The Company is presently under examination by the Internal Revenue Service ("IRS") for tax years 2008 and 2009. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. Management believes that the findings, if any, will not have a material effect in the financial position or results of operations of the Company.

  Sales Tax, Motor Fuel, and Underground Storage Tank Trust Fund Audit

        The Company is presently under examination by the Alabama Department of Revenue ("ADOR") for tax years 2008, 2009, 2010, and 2011. In May 2012, ADOR completed its examination and the Company settled the assessment amounting to approximately $1,000.

  Other

        The Company is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the liquidity, financial position or results of operations of the Company.

13. Leases

        The Company has operating leases involving real estate. These leases are noncancellable and expire on various dates through 2013. The expense incurred on operating leases for the years ended December 31, 2011 and 2010 was approximately $271,100 and $371,000, respectively.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

13. Leases (Continued)

        At December 31, 2011, future minimum rental payments required under non-cancellable operating leases with terms in excess of one year are as follows:

Years ending December 31,
2012	$199,990
2013	140,908

Total minimum rental payments	$340,898

14. Income Taxes

        The Company deconsolidated WCRO on September 29, 2011 and WCRO's taxable income through that date, which is included in the Company's reported results, is approximately $64,000. As of December 31, 2010, the Company had sufficient net federal tax loss carryforwards to offset this taxable income. As a result, no income tax expense is recorded for the year ended December 31, 2011.

        After deconsolidation, the accompanying statements do not reflect any income tax benefit or liability related to the operations of WCRO at December 31, 2011. The components of benefit from income tax relating to the operations of WCRO at December 31, 2011 and 2010 consist of the following:

Years Ended December 31,	2011	2010
State—Deferred	$—	$—
Federal—Deferred	—	(1,050,696)

Total benefit from income taxes	$—	$(1,050,696)

        A reconciliation of the significant differences between the U.S. federal statutory tax rate of 35% and the effective income tax rate on income (loss) before taxes is as follows:

Years Ended December 31,	2011	2010
Income tax provision (benefit) at U.S. federal statutory tax rate	$1,098,944	$(1,809,388)
(Income) loss attributed to non-taxable Partnerships	(1,056,733)	25,756
Change in valuation allowance	(42,211)	714,974
State income taxes, net of federal impact	—	32,001
Other, net	—	(14,039)

Income tax provision (benefit)	$—	$(1,050,696)

Effective tax rate	0.0%	20.3%

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

14. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred tax asset were as follows:

December 31,	2011	2010
Deferred tax asset:
Allowance for doubtful accounts	$—	$142,103
Accrued expenses	—	17,938
Net operating loss carryforward	—	1,111,071
Deferred tax liability:
Property, plant and equipment	—	(208,560)

Net deferred tax asset	—	1,062,552
Valuation allowance	—	(1,062,552)

Net deferred tax asset	$—	$—

        The Company recorded valuation allowances at December 31, 2010 related to certain deferred tax assets due to the uncertainty of the ultimate realization of the future benefits from those assets. The valuation allowances cover deferred tax assets, primarily tax loss carryforwards in tax jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax losses. As of December 31, 2010, the Company had federal tax loss carryforwards of $2,229,579. The federal tax loss carryforwards will expire in 2030. Due to deconsolidation of WCRO that became effective on September 29, 2011, the Company will not benefit from these tax attributes.

        The IRS commenced an examination of WCRO's U.S. income tax returns for the years ended October 31, 2005, October 31, 2006, October 31, 2007, December 31, 2008, and December 31, 2009 in the first quarter of 2011. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. At this time, the Company cannot determine the amount of additional payment, if any, that may be due.

15. Derivative Financial Instruments and Fair Value Measurements

        The Company is exposed to certain market risks relating to its ongoing business operations. These risks include exposure to fluctuations in interest rates as well as changing commodity prices.

        The Company enters into interest rate swaps in accordance with its risk management strategy that do not meet the criteria for hedge accounting. Although these derivatives do not qualify as hedges, they have the economic impact of mitigating interest rate risk. An interest rate swap was entered into to manage interest rate risk associated with the Company's fixed-rate borrowings on July 21, 2008. The notional amount of the interest rate swap was $22,031,100 with a maturity date of August 1, 2011. The interest rate swap agreements are accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes.

        As of December 31, 2011 and 2010, the total notional amount of the Company's receive-fixed/pay-variable interest rate swap was $0 and $15,232,050, respectively. The fair value of outstanding derivative financial instruments was $0 and $243,167 at December 31, 2011 and 2010, respectively. The

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

15. Derivative Financial Instruments and Fair Value Measurements (Continued)

Company recorded derivative contract gains of $243,167 and $281,097 in the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively.

        The Company periodically enters into futures contracts to mitigate cash flow volatility associated with fuel product price changes. The Company does not designate these instruments as hedging instruments. These instruments are accounted for on a mark to market basis with changes in the fair value reflected in cost of fuel. The Company recorded derivative contract losses of $611,500 and $618,143 in the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 there were no open derivative contracts associated with fuel products. As of December 31, 2010, the Company had 26 open contracts to manage fuel price risk.

        The Company has adopted FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

        The Company's valuation models consider various inputs including: (a) mark to market valuations (b) time value and, (c) credit worthiness of valuation of the underlying measurement.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        The following table provides the assets and liabilities carried at fair value measured on a recurring basis:

As of December 31, 2011
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$—	$—

	As of December 31, 2010
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$243,167	$243,167

        As discussed in Note 9, the Company granted the senior lenders a 10% equity interest in the Company. The Company determined the fair value of the 10% senior lender equity grant using Level 3 inputs. Level 3 inputs are unobservable in that there is little or no market data. The Company developed its own assumptions to assess the fair value of the equity grant. Generally, the assumptions

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

15. Derivative Financial Instruments and Fair Value Measurements (Continued)

included a compilation of comparable earnings data (from publicly available sources) for companies similarly situated to the Company. From this information, the Company developed an earnings multiple pattern and computed a discounted cash flow analysis ("DCF") using reasonable estimates for future earnings. The Company used the DCF analysis to determine an indicated enterprise value, net of estimated debt. The Company multiplied the indicated enterprise value by 10% and further reduced this amount by applying a non-controlling interest discount. The Company derived $1,515,016 as the fair value for the 10% equity grant to its senior lenders.

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Years Ended December 31,	2011	2010
Balance at beginning of the year	$243,167	$524,264
Total unrealized losses (gains) included in earnings	(243,167)	(281,097)
Purchases, issuances and settlements	—	—
Transfers in and out of Level 3	—	—

Balance as of end of the year	$—	$243,167

16. Employee Benefit Plans

        On January 1, 2009, the Company initiated a 401(k) savings plan for all full time employees who have completed three months of service. Matching contributions will be a discretionary percentage, determined by the Company. During 2011 and 2010, the Company recorded compensation expense of approximately $155,000 and $165,000, respectively, related to the discretionary contributions that have been recorded in accompanying consolidated statements of operations.

17. Related Party Transactions

        As a result of amending its Credit Agreement in April 2011 (Note 9), the senior lenders of the Company were issued equity interests giving the senior lenders a 10% ownership interest in the Company. In 2011, the Company made aggregate principal and interest payments to its senior lenders of $1,389,101.

        As a result of amending its Credit Agreement in April 2011, $6,580,194 of related party seller notes and $6,689,164 of related party subordinated notes were forgiven.

        During the years ended December 31, 2011 and 2010, the Company paid consulting fees of $250,000 to an entity that is majority owned by the Company's Chief Executive Officer.

        During the years ended December 31, 2011 and 2010, the Company paid miscellaneous fees and expenses of $180,587 and $125,219, respectively, to members' or companies affiliated by virtue of common ownership with members.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

18. Statement of Cash Flows Supplemental Information

        The following is a summary of supplemental cash paid and non-cash transactions:

Years ended December 31,	2011	2010
Interest paid	$889,995	$1,654,234
Income taxes refunds, net of payments	162,178	2,374,893
Equity granted to term and revolver loan senior lenders	1,515,016	—
Forgiveness of subordinated notes and accrued interest	6,689,164	—
Forgiveness of seller notes and accrued interest	6,705,194	—
Payment in kind of property, plant and equipment	90,000	—
Note receivable from sale of property, plant and equipment	259,000	—

19. Segment Reporting

        The Company groups its activities into three reportable segments. The Fuel Processing and Distribution ("FP&D") segment includes transmix refining and distribution of finished products. The Services segment includes activities related to bulk fuel terminal operations, reclamation services, transportation, and maintenance. The Company does not allocate all administrative overhead to FP&D and Services. The unallocated portion remains in the Corporate segment. Corporate segment activities include cash management, debt financing activities, and other administrative costs that are not directly attributable to FP&D and Services. The Company conducts its business primarily in the southeastern United States. The Company does not have international operations.

        The FP&D and Services segments are separately managed under a structure that includes "Segment Managers" who report to the Company's "Chief Operating Decision Maker" (CODM) (as defined in ASC 280). The CODM is the Company's Chief Executive Officer who reports to the Board of Directors. FP&D and Services represent components of the Company, as described in accounting standards for segment reporting (ASC 280), that engage in activities (a) from which revenues are earned and expenses incurred; (b) whose operating results are regularly reviewed by the CODM, which makes decisions about resources to be allocated to the business segments and assess their financial performance; and, (c) for which discrete financial information is available.

        Segment managers for the FP&D and Services segments are directly accountable to and maintain regular contact with the Company's CODM to discuss segment operating activities and financial performance. With concurrence and approval of the board of directors, the CODM approves annual capital budgets for major projects. However, business unit managers within the operating segments are responsible for decisions relating to project implementation and matters connected with daily operations.

        The Company primarily evaluates the performance of operating segments using operating income. Interest expense, depreciation and amortization, and certain other items of income and expense, are not part of management's routine evaluation of segment performance.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

19. Segment Reporting (Continued)

        The following tables illustrate reportable segment revenues and earnings together with reconciliation to consolidated results. Asset information, including capital expenditures, by segment is not used by management in its monitoring of performance and, therefore, is not reported by segment.

	For the Year Ended December 31, 2011
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$398,449,006	$9,634,634	$—	$(58,774,661)	$349,308,979
Operating expenses	394,842,543	10,372,885	218,592	(58,774,661)	346,659,359

Operating income	3,606,463	(738,251)	(218,592)	—	2,649,620
Interest expense	(36,160)	(32,845)	(1,293,160)	—	(1,362,165)
Amortization of deferred financing costs	—	—	(173,607)	—	(173,607)
Gain on extinguishment of payable	1,211,807	—	—	—	1,211,807
Gain from debt restructuring	—	—	472,283	—	472,283
Changes in fair value of interest rate swap	—	—	243,167	—	243,167
Other	(2,265,422)	1,581,310	782,846	—	98,734

Total other income (expense)	(1,089,775)	1,548,465	31,529	—	490,219

Income (loss) before income taxes	$2,516,688	$810,214	$(187,063)	$—	$3,139,839

	For the Year Ended December 31, 2010
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$266,177,174	$8,641,018	$—	$(30,342,004)	$244,476,188
Operating expenses	267,062,611	9,204,689	158,829	(30,342,004)	246,084,125

Operating income	(885,437)	(563,671)	(158,829)	—	(1,607,937)
Interest expense	(475,020)	(43,198)	(3,173,976)	—	(3,692,194)
Amortization of deferred financing costs	—	—	(199,629)	—	(199,629)
Changes in fair value of interest rate swap	—	—	281,097	—	281,097
Other	(3,535,462)	2,486,184	1,098,260	—	48,982

Total other income (expense)	(4,010,482)	2,442,986	(1,994,248)	—	(3,561,744)

Income (loss) before income taxes	$(4,895,919)	$1,879,315	$(2,153,077)	$—	$(5,169,681)

20. Subsequent Events

        The Company borrowed $709,532, which is secured by a first priority security interest in a vapor recovery unit that was constructed and installed by the Company. The borrowing occurred on February 6, 2012. Simultaneous with the funding, the Company posted a security deposit to the extent of $70,000. The loan requires thirty-five monthly payments of $23,185. The lender will return the security deposit after the final payment. The loan bears an effective interest rate of 9.2%.

        The Company evaluated subsequent events through the date the financial statements were issued. No significant events have occurred requiring disclosure.

Direct Fuels Partners, L.P.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2012 (Unaudited)	December 31, 2011
Current assets
Cash and cash equivalents	$5,243,085	$4,229,228
Accounts receivable, less allowance for doubtful accounts of $75,000 and $60,000, respectively	6,746,571	6,340,211
Other receivables	2,185,235	838,394
Inventories	7,841,452	9,537,399
Other current assets	723,894	2,432,536

Total current assets	22,740,237	23,377,768
Property, plant and equipment
Land	568,759	568,759
Buildings and improvements	2,313,437	2,246,104
Electrical and instrumentation	752,453	751,487
Pumps, pipe, and miscellaneous equipment	5,295,437	4,961,927
Office equipment, furniture and fixtures	357,754	349,783
Processing units and tanks	8,976,560	8,462,448
Vehicles	129,296	92,364

Total property, plant and equipment, at cost	18,393,696	17,432,872
Less accumulated depreciation	9,508,700	9,010,154

Net property, plant and equipment	8,884,996	8,422,718
Long-term receivable	—	80,000
Deferred financing costs, net of accumulated amortization of $468,624 and $311,230, respectively	459,586	603,345
Deferred public offering costs	326,222	—

Total assets	$32,411,041	$32,483,831

Direct Fuels Partners, L.P.

Unaudited Condensed Consolidated Balance Sheets (Continued)

	June 30, 2012 (Unaudited)	December 31, 2011
Liabilities and Partners' Equity
Current liabilities
Trade payables	$9,568,904	$9,017,550
Accrued expenses	1,204,612	1,613,530
Current portion of long-term debt	1,700,004	1,700,004
Revolver loan	51,534	137,601

Total current liabilities	12,525,054	12,468,685
Derivative financial instruments	57,626	79,756
Long-term debt, net of current portion	7,108,329	7,958,329

Total liabilities	19,691,009	20,506,770

Commitments and contingencies (Note 3)
Partners' equity
General partner	211,529	147,739
Preferred equity	17,016,483	16,488,896
Limited partners—common units	(12,609,061)	(11,197,070)
Limited partners—subordinated units	8,101,081	6,537,496

Total partners' equity	12,720,032	11,977,061

Total liabilities and partners' equity	$32,411,041	$32,483,831

See accompanying notes to unaudited condensed consolidated financial statements.

Direct Fuels Partners, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Six Months Ended June 30,	2012	2011
Revenues
Fuel revenues	$164,218,389	$134,133,300
Other revenues	164,445	231,865

Total revenues	164,382,834	134,365,165

Operating expenses
Cost of fuel	155,103,108	120,994,293
Operations and maintenance	1,411,599	954,840
Selling, general and administrative	1,898,859	2,497,848
Depreciation	499,128	477,959
Loss (gain) on disposal of equipment	356	(101,671)

Total operating expenses	158,913,050	124,823,269

Operating income	5,469,784	9,541,896
Other expenses
Interest expense	326,304	639,248
Amortization of deferred financing costs	157,394	128,911
Loss on early extinguishment of subordinated debt	—	583,303
Changes in fair value of interest rate swap	(22,130)	102,884

Total other expenses	461,568	1,454,346

Income before taxes	5,008,216	8,087,550
Provision for state margin taxes	70,369	126,583

Income from continuing operations	4,937,847	7,960,967
Income from discontinued operations	—	1,549,002
Loss on sale of discontinued operations	—	(69,879)

Net income	$4,937,847	$9,440,090

See accompanying notes to unaudited condensed consolidated financial statements.

Direct Fuels Partners, L.P.

Unaudited Condensed Consolidated Statements of Partners' Equity

			Limited Partners
	General Partner	Preferred Equity
			Common	Subordinated	Total
Balance, December 31, 2010	$(123,738)	$14,790,277	$(11,779,126)	$(114,751)	$2,772,662
Issuance of preferred equity, net of issuance costs	—	1,946,059	—	—	1,946,059
Partner distributions paid in kind	—	(488,011)	(1,458,048)	—	(1,946,059)
Partner distributions paid in cash	(15)	(564,373)	(1,487,790)	—	(2,052,178)
Net income	161,957	1,342,288	3,967,923	3,967,922	9,440,090

Balance, June 30, 2011 (unaudited)	$38,204	$17,026,240	$(10,757,041)	$3,853,171	$10,160,574

Balance, December 31, 2011	$147,739	$16,488,896	$(11,197,070)	$6,537,496	$11,977,061
Partner distributions paid in cash	(30)	(1,219,270)	(2,975,576)	—	(4,194,876)
Net income	63,820	1,746,857	1,563,585	1,563,585	4,937,847

Balance, June 30, 2012(unaudited)	$211,529	$17,016,483	$(12,609,061)	$8,101,081	$12,720,032

See accompanying notes to unaudited condensed consolidated financial statements.

Direct Fuels Partners, L.P.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,	2012	2011
Cash flows from operating activities:
Net income	$4,937,847	$9,440,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	499,128	477,959
Loss on early extinguishment of subordinated debt	—	583,303
Amortization of deferred financing costs	157,394	128,911
Loss (gain) on sale of property, plant, and equipment	356	(101,671)
Provision for doubtful accounts	(15,000)	(15,000)
Changes in fair value of interest rate swap	(22,130)	102,884
Changes in operating assets and liabilities:
Accounts receivable	(391,360)	(1,454,495)
Other receivables	(1,346,841)	2,601,019
Inventories	1,695,947	1,291,280
Other current assets	1,708,642	1,358,077
Long term receivable	80,000	—
Trade payables and accrued expenses	(110,563)	1,069,368

Net cash provided by operating activities	7,193,420	15,481,725

Cash flows from investing activities:
Purchases of property, plant and equipment	(961,882)	(301,338)
Proceeds from sale of property, plant and equipment	120	7,000,000

Net cash provided by (used in) investing activities	(961,762)	6,698,662

Cash flows from financing activities:
Borrowings on revolver loan	172,737,788	154,742,345
Principal payments on revolver loan	(172,823,855)	(157,892,829)
Principal payments on term loan	(850,000)	(6,350,000)
Payments on subordinated term loan	—	(5,500,000)
Payment of financing costs	(13,635)	(371,642)
Payment of deferred public offering costs	(73,223)	—
Cash distributions to partners	(4,194,876)	(2,052,176)

Net cash used in financing activities	(5,217,801)	(17,424,302)

Increase in cash and cash equivalents	1,013,857	4,756,085
Cash and cash equivalents, beginning of the period	4,229,228	992,113

Cash and cash equivalents, end of the period	$5,243,085	$5,748,198

See accompanying notes to unaudited condensed consolidated financial statements.

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Basis of Presentation

        Direct Fuels Partners, L.P. is a Delaware limited partnership formed to acquire the partnership interests of Insight Equity Acquisition Partners, LP. The condensed consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and its subsidiaries, Direct Fuels OLP GP, LLC and Insight Equity Acquisition Partners, LP, all of which are wholly-owned (collectively hereinafter referred to as the "Partnership").

        The Partnership has operated a motor fuel terminal and processing facility in Texas since inception in May 2003. In late 2007, the Partnership began operating an ethanol terminal in the Dallas-Fort Worth area. The Partnership also completed construction of a biodiesel production facility in January 2008 and began producing biodiesel for sale to its customers in early February 2008. In July 2010, the Partnership sold the ethanol terminal. In April 2011, the Partnership sold the biodiesel production facility and presented as discontinued operations in the financial statements.

        The accompanying unaudited condensed consolidated financial statements are the responsibility of the management of the Partnership. The Partnership eliminates all significant intercompany balances and transactions in consolidation.

        Operating results are not necessarily indicative of the results to be expected for the full year or any other interim period, due to the seasonal conditions in certain aspects of the Company's business. The unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this prospectus.

2. Significant Accounting Policies

        The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from the audited consolidated financial statements but does not include disclosures required by GAAP for annual periods. In the opinion of management, the unaudited condensed consolidated financial statements for the six months ended June 30, 2012 and 2011 reflect all adjustments and disclosures necessary for a fair presentation of the results of the reported interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's annual consolidated financial statements and notes thereto included elsewhere in this prospectus.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are comprised primarily of amounts owed to the Partnership through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date.

        The Partnership maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Partnership estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Partnership's customer base. If the financial condition of the Partnership's customers were to deteriorate, resulting in

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Inventories

        Inventories consist of motor fuel products stored at terminal storage that can be sold over a truck loading rack. Motor fuel inventories are stated at the lower of cost or market with cost determined using the average cost method.

  Motor Fuel and Taxes

        Fuel revenues and related cost of fuel include federal and state excise taxes of $4,308,330 and $8,397,743 for the six months ended June 30, 2012 and 2011, respectively.

  Fair Value of Financial Instruments

        The Partnership's derivative financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. Derivative financial instruments were valued using LIBOR yield curves at the reporting dates. The Partnership's long-term debt and revolver agreement bears interest at market rates, and thus management believes their carrying amounts approximate fair value. The Partnership determined the fair value of its debt instruments using level 2 inputs.

        The Partnership periodically entered into interest rate swaps in accordance with its risk management strategy to manage the risk associated with changing interest rates. The Partnership does not use derivative financial instruments for trading or speculative purposes.

Deferred Public Offering Costs

        Deferred public offering costs consist of professional fees incurred related to a potential public offering. These costs were deferred and will be charged against the proceeds of the offering.

  New Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRSs). The guidance, which is incorporated into FASB Accounting Standard Codification (ASC) 820-10, generally provides clarifications to existing fair value measurement and disclosure requirements and also creates or modifies other fair value measurement and disclosure requirements. The Partnership has adopted this guidance, as required, for the first interim or annual period beginning December 15, 2011 and the adoption of the guidance did not have a material impact on the Partnership's financial position or results of operations.

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Commitments and Contingencies

  Uninsured Liabilities

        The Partnership maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Partnership to loss and the cost of the insurance.

  Purchase Commitments

        The Partnership has entered into contracts with various suppliers of transmix product having original terms ranging from 1-48 months at an industry standard regional price index plus a margin. The Partnership is committed to purchase 100% of the transmix generated by these suppliers which varies from period to period. Due to fluctuations in the price and the volume, the annual purchase obligation cannot be determined.

  Registration Rights Agreement

        The Partnership has entered into a registration rights agreement with private investors under which it has agreed to (a) use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a shelf registration statement, within 90 days of the closing of an initial public offering, to permit the resale of the common units held by the private investors and (b) to use commercially reasonable efforts to cause the shelf registration statement to be declared effective within 180 days of the closing of the proposed initial public offering. The Partnership is required to pay liquidated damages if the shelf registration statement is not declared effective by 180 days following the closing of the proposed initial public offering, if the shelf registration statement is not maintained in accordance with the agreement and with respect to any common units required to be included in the shelf registration statement that are not included. The liquidated damages are payable in cash unless prohibited by the credit facilities. The maximum liquidated damages amount that the Partnership could be required to pay is estimated to be $2 per unsold registrable security held by the private investors after an initial public offering. No accrual has been made in the accompanying unaudited condensed consolidated financial statements related to this matter, as payment is not considered probable at this time.

  Other

        The Partnership is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position, liquidity, or results of operations of the Partnership.

4. Discontinued Operations

        In 2010, the Partnership decided to sell the biodiesel terminal facility and accordingly reclassified this asset as an Asset Held For Sale in accordance with FASB ASC 360. On April 1, 2011, the Partnership sold the biodiesel terminal facility for $7.0 million.

        In evaluating the fair value of the biodiesel terminal facility, the Partnership determined the fair value measurements in their entirety fall into level 2 as this method is used when the fair value of an asset is determined based on the quoted price for the asset.

        The Partnership reported the operations of the biodiesel terminal facility as a discontinued operation in the unaudited condensed consolidated statement of operations.

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Discontinued Operations (Continued)

        The following summarizes the financial information of the discontinued operations for the periods presented:

For the Six Months Ended June 30,	2011
Fuel revenues	$4,968,491
Other revenues	2,893,051

Total revenues	7,861,542
Operating expenses	(6,289,679)
Interest expense	(22,861)

Income from discontinued operations	$1,549,002

For the Six Months Ended June 30,	2011

Gain/on sale of discontinued operations	$168,383
Transaction costs	(237,262)

Gain on sale of discontinued operations	$(69,879)

5. Related Parties

        In 2009, the Partnership entered into an agreement with an employee of the Partnership and concurrently advanced $80,000 to the employee. This amount was expensed in March 2012 as deemed to have been an earned bonus.

        In 2010, the Partnership entered into a credit agreement with an investor of the Partnership. The debt on this agreement, which amounted to $5,000,000 and was due to mature on May 18, 2014, was paid in full on April 1, 2011. Due to the early payoff of the subordinated debt, the Partnership incurred an early termination fee of $500,000, and this amount and the write-off of the carrying value of the deferred financing cost associated with the subordinated debt, which amounted to $83,303, are presented as loss on early extinguishment of the subordinated debt in the unaudited condensed consolidated statement of operations.

        Related party transactions include reimbursements of certain general and administrative expenses incurred by a partner on the Partnership's behalf of approximately $21,300 and $0 incurred for the six months ended June 30, 2012 and 2011, respectively.

6. Statement of Cash Flows—Supplemental Information

        The following is a summary of supplemental cash flow information transactions and non-cash transactions:

For the Six Months Ended June 30,	2012	2011
Interest paid	$393,942	$497,403
State margin taxes paid	$79,480	$51,000
Accrual for deferred public offering costs	$253,000	—
Non-cash distributions in the form of preferred equity units to partners	$—	$1,946,059

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7. Derivative Financial Instruments

        The Partnership enters into certain interest rate swaps in accordance with its risk management strategy that do not meet the criteria for hedge accounting. Although these derivatives do not qualify as hedges, they have the economic impact of mitigating interest rate exposures. These interest rate swap agreements are accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes. The Partnership does not use derivative financial instruments for trading or speculative purposes.

        In January 2011, the Partnership entered into an interest rate swap agreement related to the Term loan and had a notional amount of $6,400,000. This agreement effectively fixed the interest rate before margin on the related debt at 1.80%. The fair value of the liability associated with the interest rate swap contract was $57,626 and $79,756 at June 30, 2012 and December 31, 2011, respectively.

        The following table provides data about the carrying values of derivatives that are not designated as hedge instruments:

	June 30, 2012	December 31, 2011
Current liability	$—	$—
Long-term liability	57,626	79,756

Total	$57,626	$79,756

        The Partnership recognized a net realized gain of $22,130 on derivatives for the six months ended June 30, 2012, and a net realized loss of $102,884 for the six months ended June 30, 2011. These gains and losses are classified in a separate line item within Other Expense in the unaudited condensed consolidated statements of operations.

8. Fair Value Measurements

        The FASB issued FASB ASC Topic 820, which defines fair value and establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC Topic 820 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. The

Direct Fuels Partners, L.P.

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

8. Fair Value Measurements (Continued)

    Partnership's valuation models consider various inputs including: (a) mark to market valuations, (b) time value and, (c) credit worthiness of valuation of the underlying instruments.

        Although the Partnership utilizes mark to market quotes to assess the reasonableness of prices and valuation techniques, the Partnership does not have sufficient corroborating market evidence to support classifying these liabilities as Level 2.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The following table provides the assets and liabilities carried at fair value measured on a recurring basis:

	As of June 30, 2012
	Level 1	Level 2	Level 3	Total
Liabilities:
Interest rate swap	$—	$57,626	—	$57,626

	As of December 31, 2011
	Level 1	Level 2	Level 3	Total
Liabilities:
Interest rate swap	$—	$79,756	—	$79,756

9. Subsequent Events

        Distributions may be declared by the general partner and are paid based on the terms of the partnership agreement. In August 2012, the Partnership distributed approximately $2.1 million to his partners.

 Independent Auditors' Report

To the Partners of
Direct Fuels Partners, L.P.
Euless, Texas

        We have audited the accompanying consolidated balance sheets of Direct Fuels Partners, L.P. and subsidiaries ("Partnership") as of December 31, 2011 and 2010 and the related consolidated statements of operations, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct Fuels Partners, L.P. and subsidiaries at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
March 2, 2012

Direct Fuels Partners, L.P.

Consolidated Balance Sheets

December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$4,229,228	$992,113
Accounts receivable, less allowance for doubtful accounts of $60,000 and $30,000, respectively	6,340,211	4,465,042
Other receivables	838,394	4,032,996
Inventories	9,537,399	6,031,090
Other current assets	2,432,536	2,370,289
Assets held for sale	—	6,876,467

Total current assets	23,377,768	24,767,997
Property, plant and equipment
Land and improvements	568,759	394,514
Buildings and improvements	2,246,104	2,161,560
Electrical and instrumentation	751,487	769,836
Pumps, pipe, and miscellaneous equipment	4,961,927	4,866,258
Office equipment, furniture and fixtures	349,783	325,285
Processing units and tanks	8,462,448	8,275,952
Vehicles	92,364	99,564

Total property, plant and equipment	17,432,872	16,892,969
Less accumulated depreciation	9,010,154	8,055,929

Net property, plant and equipment	8,422,718	8,837,040
Long-term receivable	80,000	80,000
Deferred financing costs, net of accumulated amortization of $311,230 and $41,622, respectively	603,345	600,817

Total assets	$32,483,831	$34,285,854

Direct Fuels Partners, L.P.

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Partners' Equity
Current liabilities
Trade payables	$9,017,550	$5,371,642
Accrued expenses	1,613,530	1,078,399
Current portion of long-term debt	1,700,004	1,700,004
Revolver loan	137,601	3,204,818

Total current liabilities	12,468,685	11,354,863
Derivative financial instruments	79,756	—
Long-term debt, net of current portion	7,958,329	20,158,329

Total liabilities	20,506,770	31,513,192

Commitments and contingencies
Partners' equity
General partner	147,739	(123,738)
Preferred equity	16,488,895	14,790,277
Limited partners—common units	(11,197,070)	(11,779,126)
Limited partners—subordinated units	6,537,497	(114,751)

Total partners' equity	11,977,061	2,772,662

Total liabilities and partners' equity	$32,483,831	$34,285,854

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Revenues
Fuel revenues	$261,073,711	$224,888,910
Other revenues	483,645	359,891

Total revenues	261,557,356	225,248,801

Operating expenses
Cost of fuel	237,856,840	214,117,150
Operations and maintenance	2,028,942	1,789,380
Selling, general and administrative	4,509,638	4,066,209
Depreciation	959,297	964,059

Total operating expenses	245,354,717	220,936,798

Operating income	16,202,639	4,312,003
Other expenses
Interest expense	1,072,164	2,452,143
Amortization of deferred financing costs	293,035	713,774
Loss on early extinguishment of subordinated debt	583,303	—
Changes in fair value of interest rate swap	79,756	(96,939)
Loss on early extinguishment of revolver loan	—	1,303,340
Write-off of deferred financing costs	—	475,527

Total other expenses	2,028,258	4,847,845

Income (loss) before taxes	14,174,381	(535,842)
Provision for state margin taxes	219,641	30,248

Income (loss) from continuing operations	13,954,740	(566,090)
Income from discontinued operations	1,569,381	1,813,744
Impairment loss of property, plant and equipment	—	(1,700,000)
(Loss) gain on sale of discontinued operations	(69,879)	11,296,547

Net income	$15,454,242	$10,844,201

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Partners' Equity

			Limited Partners
	General Partner	Preferred Equity
			Common	Subordinated	Total
Balance, December 31, 2009	$(310,253)	$7,562,523	$(10,516,543)	$(4,684,356)	$(7,948,629)
Issuance of preferred equity, net of issuance costs	—	6,962,776	—	—	6,962,776
Partner distributions paid in kind	—	(1,253,499)	(5,832,187)	—	(7,085,686)
Net income	186,515	1,518,477	4,569,604	4,569,605	10,844,201

Balance, December 31, 2010	(123,738)	14,790,277	(11,779,126)	(114,751)	2,772,662
Issuance of preferred equity, net of issuance costs	—	2,101,810	—	—	2,101,810
Partner distributions paid in kind	—	(497,772)	(1,606,828)	—	(2,104,600)
Partner distributions paid in cash	(45)	(1,783,644)	(4,463,364)	—	(6,247,053)
Net income	271,522	1,878,224	6,652,248	6,652,248	15,454,242

Balance, December 31, 2011	$147,739	$16,488,895	$(11,197,070)	$6,537,497	$11,977,061

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash flows from operating activities:
Net income	$15,454,242	$10,844,201
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	959,297	2,114,130
Loss on early extinguishment of subordinated debt	583,303	—
Amortization of deferred financing costs	293,035	713,774
Changes in fair value of interest rate swap	79,756	(96,939)
Gain on sale of property, plant, and equipment	(101,671)	(11,702,231)
Provision for doubtful accounts	(30,000)	(30,000)
Loss on early extinguishment of revolver loan	—	1,303,340
Write-off of deferred financing costs	—	475,527
Impairment loss of property, plant and equipment	—	1,700,000
Realized loss on derivative financial instrument	—	(1,238,185)
Changes in operating assets and liabilities:
Accounts receivable	(1,845,170)	(148,146)
Other receivables	3,194,603	(3,744,080)
Inventories	(3,506,309)	591,484
Other current assets	(62,247)	(1,028,848)
Trade payables and accrued expenses	4,181,038	(1,218,521)

Net cash provided by (used in) operating activities	19,199,877	(1,464,494)

Cash flows from investing activities:
Purchases of property, plant and equipment	(566,838)	(251,606)
Proceeds from sale of property, plant and equipment	7,000,000	16,000,000

Net cash provided by investing activities	6,433,162	15,748,394

Cash flows used in financing activities:
Borrowings on revolver loan	281,790,461	148,597,598
Principal payments on revolver loan	(284,857,678)	(183,517,780)
Borrowings on term loan	—	17,000,000
Principal payments on term loan	(7,200,000)	(141,667)
Borrowings on subordinated term loan	—	5,000,000
Payments on subordinated term loan	(5,500,000)	—
Payment of financing costs	(378,865)	(1,310,773)
Payment of equity issuance cost	(2,789)	(122,912)
Cash distributions to partners	(6,247,053)	—

Net cash used in financing activities	(22,395,924)	(14,495,534)

Increase (decrease) in cash and cash equivalents	3,237,115	(211,634)
Cash and cash equivalents, beginning of the year	992,113	1,203,747

Cash and cash equivalents, end of the year	$4,229,228	$992,113

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        Direct Fuels Partners, L.P. is a Delaware limited partnership formed to acquire the partnership interests of Insight Equity Acquisition Partners, LP. The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and its subsidiaries, Direct Fuels OLP GP, LLC and Insight Equity Acquisition Partners, LP, all of which are wholly-owned (collectively hereinafter referred to as the "Partnership").

        The Partnership has operated a motor fuel terminal and processing facility in Texas since inception in May 2003. In late 2007, the Partnership began operating an ethanol terminal in the Dallas-Fort Worth area. The Partnership also completed construction of a biodiesel production facility in January 2008 and began producing biodiesel for sale to its customers in early February 2008. In July 2010, the Partnership sold the ethanol terminal and in April 2011, the Partnership sold the biodiesel production facility. Since the ethanol terminal and the biodiesel production operations and cash flows that could be clearly distinguished, operationally from the rest of the Partnership, their operating results have been classified as discontinued operations. See Note 3 as to the discussion and presentation of their discontinued operations.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

  Principles of Consolidation

        The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and the consolidated accounts of all its subsidiaries. The entities included in these consolidated accounts are all wholly owned and are Insight Equity Acquisition Partners, LP and Direct Fuels OLP GP, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

  Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, derivative financial instruments and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The Partnership's long-term debt agreement bears interest at market rates, and management believes its carrying amount approximates fair value. As discussed in Note 12, the derivative financial instruments are recorded at fair value.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Concentration of Credit Risk

        Financial instruments that potentially subject the Partnership to concentration of credit risk are cash and cash equivalents and trade accounts receivable. The Partnership maintains its cash and cash equivalents in excess of federally insured limits in financial institutions it considers to be of high credit quality. All of our non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

        Credit losses from customers have been within management's expectations, and the Partnership performs ongoing credit evaluations of its customers and generally does not require collateral.

        Customer A represented 38% and 34% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer B represented 46%, and 42% of the trade receivable balance as of December 31, 2011 and 2010, respectively. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2011 and 2010.

        Customer A represented 37% and 28% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer B represented 44% and 6% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer C represented 3% and 15% of the revenues for the year ended December 31, 2011 and 2010, respectively. Customer D represented 1% and 15% of the revenues for the years ended December 31, 2011 and 2010, respectively. No other customer represented 10% or more of revenues in any of the periods noted above.

        The Partnership's largest supplier of motor fuel products provided 50% and 42% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively. The second largest supplier of motor fuel products provided 10% and 28% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively. The Partnership's third largest supplier of motor fuel products provided 10% and 8% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively No other supplier provided more than 10% of motor fuel supply in any of the periods noted above.

        Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Partnership, thereby adversely affecting motor fuel sales.

  Cash and Cash Equivalents

        The Partnership considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents.

  Accounts Receivable

        Accounts receivable are comprised primarily of amounts owed to the Partnership through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Allowance for Doubtful Accounts

        The Partnership maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Partnership estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Partnership's customer base. If the financial condition of the Partnership's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Other Receivables

        In 2011, other receivable comprised primarily of excise tax receivable. In 2010, other receivables are comprised primarily of accrued biodiesel tax credits. Subsequent to December 31, 2010, the Partnership collected the biodiesel tax credits.

  Inventories

        Inventories consist of motor fuel products stored at terminal storage that can be sold over a truck loading rack. Motor fuel inventories are stated at the lower of cost or market using the average cost method.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes.

        Estimated useful lives are as follows:

Years
Buildings and improvements	40
Processing units and tanks	25
Office equipment, furniture and fixtures, vehicles	7
All other equipment	10

        Repair and maintenance costs are expensed as incurred.

  Assets Held for Sale

        Assets held for sale consists of land and biodiesel production facility is being carried at lower of its carrying amount or fair value less cost to sell. The facility was sold in 2011 as discussed in Note 3.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The Partnership reclassified for all periods presented the operations of the facilities meeting the accounting criteria as either being sold or held for sale as discontinued operations in the consolidated statements of operations. There was no change to reported net income for the periods as a result of the reclassification. The Partnership recorded no impairment expense for the year ended December 31, 2011. See Note 3 for a further discussion of discontinued operations and the 2010 impairment charge.

  Revenue Recognition

        The Partnership recognizes revenue related to motor fuels, net of trade discounts and allowances, in the reporting period in which the products are transferred from the Partnership's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Trade discounts and allowances are not generally given and have been insignificant for the periods presented.

  Cost of Fuel

        The Partnership includes all fuel purchase costs, excise taxes and freight costs in cost of fuel.

  Environmental Costs

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB ASC 410, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability. No liabilities for environmental costs were required to be recorded at December 31, 2011 and 2010.

  Motor Fuel Taxes

        Fuel revenues and related cost of fuel include federal and state excise taxes of $15,738,857 and $20,621,184 for the years ended December 31, 2011 and 2010, respectively.

  Income Taxes

        No provision is made in the accounts of the Partnership for U.S. federal income taxes as such taxes are liabilities of the individual partners. The tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations result in changes to allocable Partnership revenues and expenses, the tax liability of the partners could change accordingly. In accordance with FASB ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Partnership recognizes the effect of uncertain income tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Starting in January 2007, the Partnership is subject to the Texas Margin Tax. No material deferred tax items arose as a result of this tax. The Texas Margin Tax liability is $146,797 and $8,920 as of December 31, 2011 and 2010, respectively, and is included in accrued expenses.

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are reported at cost and amortized over the term of the related debt using the effective interest method. In 2010, the Partnership amended its credit agreement resulting in a reduced borrowing capacity and in accordance with FASB ASC 470-50-40-21, the Partnership wrote off $475,527 of deferred financing costs associated with costs previously capitalized associated with the reduced borrowing capacity. In 2011, the Partnership wrote-off approximately $83,303 of deferred financing cost associated with the subordinated debt that was fully paid. In 2010, the Partnership refinanced its existing revolver loan and wrote off $1,303,340 of deferred financing costs associated with revolver loan that was fully paid. The Partnership paid $378,865 and $642,439 in financing costs associated with its borrowings in 2011 and 2010, respectively.

  Derivative Instruments and Hedging Activities

        The Partnership accounts for derivatives and hedging activities in accordance with FASB ASC Topic 815, Derivative and Hedging, as amended, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. Subsequent changes in the fair values of derivatives not designated as hedges are recognized in the Partnership's consolidated statements of operations. For derivatives designated as hedges, changes in fair value are either offset against the change in fair value, for the risk being hedged, of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

        The Partnership utilizes derivative instruments in the form of an interest rate swap to manage interest rates associated with the interest on its Revolver loan in 2011 and 2010.

  Reclassifications

        Certain information provided for in prior year has been reclassified to conform to the current year presentation.

3. Discontinued Operations

        In July 2010, the Partnership sold its ethanol terminal facility to an unrelated party. The Partnership received gross cash proceed of $16.0 million and recognized a gain of $11.7 million as a result of this transaction. The net proceeds of the sale of the ethanol terminal facility were used to pay down the Revolver loan.

        In 2010, the Partnership decided to sell the biodiesel terminal facility and accordingly reclassified this asset as Asset Held For Sale. On April 1, 2011, the Partnership sold the biodiesel terminal facility for $7.0 million. The Partnership recorded this asset at December 31, 2010 at the lower of carrying amount or fair value less cost to sell and recognized an impairment amounting to $1.7 million for the year ended December 31, 2010.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

3. Discontinued Operations (Continued)

        In evaluating the fair value of the biodiesel terminal facility, the Partnership determined the fair value measurements in their entirety fall into level 3 as the method is used to determine the fair value consisted primarily of quoted price for the asset.

        The Partnership reported the operations of the ethanol terminal facility and biodiesel terminal facility as discontinued operation in the consolidated statement of operations.

        The following summarizes the financial information of the discontinued operations for the periods presented:

Years Ended December 31,	2011	2010
Fuel revenues	$4,968,491	$9,183,379
Other revenues	2,890,295	3,893,967

Total revenues	7,858,786	13,077,346
Total operating expenses	(6,266,544)	(10,872,172)
Interest expense	(22,861)	(391,430)

Income from discontinued operations	$1,569,381	$1,813,744

Years Ended December 31,	2011	2010
Gain on sales of discontinued operations	$168,383	$11,702,231
Transaction costs	(238,262)	(405,684)

(Loss) gain on sales of discontinued operations	$(69,879)	$11,296,547

December 31,	2011	2010
Accounts receivable	$—	$167,871
Other receivable	—	3,970,964
Inventory	—	914,272
Assets held for sale	—	6,876,467

Assets of discontinued operations	$—	$11,929,574

December 31,	2011	2010
Trade payables	$—	$159,779
Accrued expenses	—	23,534

Liabilities of discontinued operations	$—	$183,313

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

4. Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2011	2010
Accrued excise and other taxes	$658,804	$370,751
Accrued payroll and related liabilities	714,409	145,218
Other accrued expenses	240,317	562,430

Total	$1,613,530	$1,078,399

5. Long-Term Debt and Revolver Loan

  Term Loan and Revolver Loan

        The Partnership had a secured credit agreement with a financial institution that consisted of a revolving credit facility ("Revolver") which was collateralized by substantially all of the Partnership's assets. The revolver loan was to mature on June 8, 2012.

        On November 18, 2010, the Partnership refinanced its existing Revolver loan with a new financial institution. The new credit agreement consists of a Term and a Floating ("New Revolver") loan, both of which are collateralized by substantially all of the Partnerships' assets. The Term loan was funded in the amount of $17,000,000 at closing. Proceeds of the Term Loan were used to pay off the existing Revolver. The Term Loan accrues interest monthly at a rate equal to (a) London interbank offered rates (LIBOR) plus a margin of 4% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 3%. The Partnership has the option to move tranches of debt. The interest rate plus margin of the Term Loan was 6.25% and 4.27% for the two tranches at December 31, 2011. The monthly principal payments are $141,667 and the remaining outstanding balance is payable on November 28, 2013. The amount outstanding under the Term Loan was $9,658,333 and $16,858,333 at December 31, 2011 and December 31, 2010, respectively.

        The New Revolver has a maximum advance amount of $11,000,000. The proceeds were used to pay off the existing Revolver and pay transaction costs. The New Revolver accrues interest monthly at a rate equal to (a) London interbank offered rates (LIBOR) plus a margin of 2.5% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 1.5%. The Partnership has the option to move tranches of debt between the two types of interest. The interest rate plus margin of the New Revolver was 4.75% at December 31, 2011. The amount outstanding as of December 31, 2011 and 2010 is $137,601 and $3,204,818, respectively. The New Revolver will mature on November 28, 2013. In accordance with FASB ASC 470-10-45, the outstanding balance of the New Revolver was classified as current liability as of December 31, 2011.

        On March 31, 2011, the new credit agreement was amended to allow for the repayment of the subordinated debt and to increase the maximum advance amount on the New Revolver to $14,000,000.

        In addition, the New Revolver contains affirmative, negative and various financial covenants under which the Partnership is obligated. The Partnership is in compliance with these covenants as of December 31, 2011 and 2010.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt and Revolver Loan (Continued)

  Subordinated Debt

        On April 23, 2010, the Partnership entered into a subordinated debt agreement with an investor of the Partnership in the amount of $5,000,000. The proceeds of the subordinated debt were used to pay down the existing revolving credit facility. The subordinated debt is unsecured and bears an annual interest rate of 16% which is paid quarterly. On November 18, 2010, the subordinated debt agreement was amended to conform to the refinancing of the existing revolver loan. The amount outstanding under the subordinated debt arrangement at December 31, 2010 was $5,000,000. On April, 1, 2011 the Partnership paid off the outstanding principal balance of the subordinated debt agreement in the amount of $5,000,000 and accrued interest of $200,000. Due to the early payoff of the subordinated debt agreement the Partnership incurred an early termination fee of $500,000 and this amount and the write-off of the carrying value of the deferred financing cost associated with the subordinated debt amounting to $83,303 is presented as loss on early extinguishment of the subordinated debt in the consolidated statements of operations. The subordinated debt was to mature on May 18, 2014.

        The combined aggregate maturities of long-term debt at December 31, 2011, are as follows:

Year ending December 31,
2012	$1,700,004
2013	7,958,329
Thereafter	—

Total	$9,658,333

6. Commitments and Contingencies

  Uninsured Liabilities

        The Partnership maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Partnership to loss and the cost of the insurance.

  Purchase Commitments

        The Partnership has entered into contracts with various suppliers of transmix product having original terms ranging from 12-48 months at an industry standard regional price index plus a margin. The Partnership is committed to purchase 100% of the transmix generated by these suppliers which varies from period to period. Due to fluctuations in the price and the volume, the annual purchase obligation cannot be determined.

  Registration Rights Agreement

        The Partnership has entered into a registration rights agreement with the private investors under which it has agreed to (a) use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a shelf registration statement, within 90 days of the closing of an initial public offering, to permit the resale of the common units held by the private investors and (b) to use commercially reasonable efforts to cause the shelf registration statement to be declared effective within 180 days of the closing of the proposed initial public offering. The Partnership is required to pay liquidated damages if the shelf registration statement is not declared effective by 180 days following the

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

6. Commitments and Contingencies (Continued)

closing of the proposed initial public offering, if the shelf registration statement is not maintained in accordance with the agreement and with respect to any common units required to be included in the shelf registration statement that are not included. The liquidated damages are payable in cash unless prohibited by the credit facilities. The maximum liquidated damages amount that the Partnership could be required to pay is estimated to be $2 per unsold registrable security held by the Private Investors after an initial public offering. No accrual has been made in the accompanying consolidated financial statements related to this matter, as payment is not considered probable at this time.

  Other

        The Partnership is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position or results of operations of the Partnership.

7. Related Parties

        In 2009, the Partnership entered into an agreement with an employee of the Partnership and concurrently advanced $80,000 to the employee. This amount will remain outstanding so long as the employee remains employed and shall be deducted against any future incentive payment pursuant to the agreement.

        In 2010, the Partnership entered into a credit agreement with an investor of the Partnership as discussed in Note 5. The debt on this agreement of $5,000,000 was paid in full on April 1, 2011.

8. Partners' Equity

        For the period of June 8, 2007 through December 31, 2007, the general partner held 80% of the incentive distribution rights, 740,104 Class A common units, 3,240,104 subordinated units and 1,500,000 deferred participation units. Private investors held 2,500,000 Class B common units, warrants to purchase 2,500,000 Class A common units for $20 per unit, and 20% of the incentive distribution rights. The Class B common units can be redeemed at $20 per unit at the option of the Partnership until the closing date of an initial public offering. In May 2008, the private investors exchanged its warrants and Class B Common units to the Partnership for 2,500,000 Class A common units.

        The common units and the subordinated units are considered separate classes of limited partner interest. The principal difference between the common units and subordinated units is that, in any quarter during the subordination period, the holders of the subordinated units are entitled to receive the minimum quarterly distribution only after the common units have received the minimum quarterly distribution plus arrearages from prior quarters. Subordinated units will not accrue arrearages. The subordination period will end if the Partnership meets the financial tests in the partnership agreement or in the event of an initial public offering or sale transaction.

        The deferred participation units convert into subordinated units on a one for one basis upon the occurrence of an initial public offering or a sale transaction. The number of units that can be converted is based on the initial public offering or sales transaction per unit price and an equal number of common units held by the private investor are cancelled. Until conversion the deferred participation units have no voting or distribution rights.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

        Incentive distribution rights entitle their holders to certain distributions of excess available cash after the Partnership has achieved certain target distribution levels after the occurrence of an initial public offering. The incentive distribution rights have no voting rights. Refer to the partnership agreement for additional information and terms of the partners' equity units.

        The Partnership issued five tranches of non-convertible preferred units in lieu of cash distributions to the existing preferred and common unitholders. The following table outlines the five transactions:

Issue Date	Description	Units Issued	Unit Value	Gross Issuance
April 23, 2010	Class D Preferred	169,057	$20.00	$3,381,140
August 15, 2010	Class D Preferred	91,628	$20.00	$1,832,560
November 15, 2010	Class D Preferred	93,598	$20.00	$1,871,960
February 15, 2011	Class D Preferred	97,302	$20.00	$1,946,040
August 19, 2011	Class D Preferred	7,928	$20.00	$158,560

        The non-convertible preferred units receive distributions in priority to the convertible preferred and common units and would receive liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The Partnership has the option to redeem the non-convertible preferred units at any time for cash at liquidation value plus $.40 per unit if redeemed on or before March 31, 2011 or $.20 per unit if after March 31, 2011 but before March 31, 2012. If the Partnership redeems the non-convertible preferred units for cash after March 31, 2012 the units will be redeemed at liquidation value. The non-convertible preferred units do not have voting rights except non-convertible preferred unitholders will be entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the non-convertible preferred unitholders. The non-convertible preferred units were issued to the holders of convertible preferred common units in the same ratio as distributions that were owed to the respective unitholders.

        The Partnership issued three separate tranches of convertible preferred units and the following table is the outstanding convertible preferred units as of December 31, 2011 and 2010:

Issue Date	Description	Units Issued
May 14, 2009	Class A Preferred	250,000
August 25, 2009	Class B Preferred	69,687
November 20, 2009	Class C Preferred	52,661

        The convertible preferred units receive distributions in priority to the common units and would receive liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The convertible preferred units can convert into Class A common units at any time according to a conversion ratio. The conversion ratio is on a one-for-one basis but a conversion adjustment can occur if there is a change in outstanding units. The Partnership has the option to redeem the preferred units at any time for cash at liquidation value. The preferred units have the same voting rights as the common units. The preferred units were issued to the holders of common units in the same ratio of common unit ownership.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

        Allocation of Net Income (Loss)—Allocation of net income (loss) is based on the terms of the partnership agreement. Preferred Class D units will have income allocated to them to the extent required to make the capital account equal to the liquidation value. The liquidation value is defined as the total issue value plus any distributions accrued whether or not paid. Preferred D has priority income allocation among all units. Preferred Class C, B, and A units will have income equal to the respective class distribution that accrues whether or not declared or paid. Income is allocated in the following priority: Preferred Class C, B, then A. Any remaining net income or loss is then allocated to the general partner (2%); holders of the common units (49%) and to the holders of the subordinated units (49%).

        Distributions are paid when declared by the general partner. Distributions are based on the terms of the partnership agreement. Unpaid cumulative distribution as of December 31, 2011 and 2010 amounted to approximately $2,097,000 and $1,946,000, respectively. In February 2012, the Partnership distributed approximately $2.1 million.

9. Distributions

        Under the limited partnership agreement, the unitholders are entitled to receive a quarterly distribution of available cash to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The quarterly distributions for the period October 1, 2009 to December 31, 2010 are in kind distributions. The distributions for the period

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

9. Distributions (Continued)

January 1, 2011 to September 30, 2011 were all cash distributions. The following provides a summary of distributions paid either cash or in kind by the Partnership:

Date Paid	Period Covered by Distribution	Type	Distribution per Unit	Total Distribution
April 23,2010	October 1, 2009 - December 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.29	$15,213
April 23,2010	January 1, 2010 - March 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,239
August 15, 2010	April 1, 2010 - June 30, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.7838	$132,486
November 15, 2010	July 1, 2010 - September 30, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.6594	$171,886
February 15, 2011	October 1, 2010 - December 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.694	$245,986
May 15, 2011	January 1, 2011 - March 31, 2011	Common	$.45	$1,487,804
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$283,426
August 15, 2011	April 1, 2011 - June 30, 2011	Common	$.45	$1,606,827
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$373,269
November 15, 2011	July 1, 2011 - September 30, 2011	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610

10. Employee Benefit Plan

        The Partnership has adopted a defined contribution retirement plan. All employees are eligible to participate in the plan on the first of the month following 30 days of employment. In 2011, the Partnership made matching contributions up to 100% of the participant's contribution limited to 6% of

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

10. Employee Benefit Plan (Continued)

the participant's annual compensation. The Partnership's matching contributions become fully vested after the participant has completed one year of service. The Partnership made matching contributions to the Plan of $81,946 and $108,015, for the years ended December 31, 2011 and 2010, respectively. All contributions by participants are fully vested.

11. Statement of Cash Flows—Supplemental Information

        The following is a summary of supplemental cash flow information transactions and non-cash transactions:

Years Ended December 31,	2011	2010
Interest paid	$977,586	$2,758,791
State margin taxes paid	$81,764	$55,250
Issuance of Class D preferred equity	$2,104,599	$7,446,960
Property, plant and equipment reclassified as assets held for sale	$—	$6,876,467

12. Derivative Financial Instruments

        The Partnership entered into an interest rate swap agreement in accordance with its risk management strategy. The interest rate swap did not meet the criteria for hedge accounting. Although this interest rate swap did not qualify as a hedge, it does have the economic impact of mitigating interest rate exposure. This interest rate swap agreement is accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes.

        In January, 2011, the Partnership entered into an interest rate swap agreement related to the Term Loan and had a notional amount of $6,400,000. This agreement effectively fixed the interest rate before margin on the related debt at 1.80%. The fair value of the liability associated with this swap contract was $79,756 at December 31, 2011

        The tables below provide data about the carrying values of derivatives that are not designated as hedge instruments:

        Derivatives not designated as hedge instruments:

December 31,	2011	2010
Long-term liability	$79,756	$—

Total	$79,756	$—

	Location of Gain/ (Loss) in Income on Derivatives	Year Ended December 31, 2011	Year Ended December 31, 2010
Fuel Swap	Cost of fuel	$—	$319,628
Interest Rate Swap	Interest expense	(86,555)	(686,289)
Interest Rate Swap	Changes in fair value of interest rate swap	(79,756)	96,939

Total		$(166,311)	$(269,722)

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

13. Fair Value Measurements

        FASB ASC Topic 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC Topic 820 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. The Partnership's valuation models consider various inputs including: (a) mark to market valuations, (b) time value and, (c) credit worthiness of valuation of the underlying instruments.

        Although the Partnership utilizes mark to market quotes to assess the reasonableness of prices and valuation techniques, the Partnership does not have sufficient corroborating market evidence to support classifying these liabilities as Level 1.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2011:

	Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$79,756	$—	$79,756

Total at fair value	$—	$—	$—	$79,756

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 2 in the fair value hierarchy:

For the Years Ended December 31:	2011	2010
Balance as of the beginning of the year	$—	$(1,736,560)
Total gains or losses (realized or unrealized):
Included in earnings	79,756	269,722
Included in other comprehensive income	—	—
Purchases, issuances and settlements	—	1,466,838

Balance as of the end of the year	$79,756	$—

14. Subsequent Events

        The Partnership has evaluated all subsequent events through March 2, 2012, the date the consolidated financial statements were available for issuance.

 APPENDIX A
FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
EMERGE ENERGY SERVICES LP

[To be filed by Amendment.]

A-1

 APPENDIX B
GLOSSARY OF TERMS

        100 mesh frac sand: Sand that passes through a sieve with 100 holes per linear inch (100 mesh).

        16/30 frac sand: Sand that passes through a sieve with 16 holes per linear inch (16 mesh) and is retained by a sieve with 30 holes per linear inch (30 mesh).

        20/40 frac sand: Sand that passes through a sieve with 20 holes per linear inch (20 mesh) and is retained by a sieve with 40 holes per linear inch (40 mesh).

        30/50 frac sand: Sand that passes through a sieve with 30 holes per linear inch (30 mesh) and is retained by a sieve with 50 holes per linear inch (50 mesh).

        API: American Petroleum Institute.

        Barrel: An amount equal to 42 gallons.

        Biodiesel: A domestic, renewable fuel for diesel engines derived from natural oils, and which is comprised of monalkyl esters of long chain fatty acids derived from vegetable oils or animal fats, designated B-100 and meeting the requirements of ASTM D 6751, "Standard Specification for Biodiesel Fuel (B-100) Blend Stock for Distillate Fuels."

        Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and the low asked prices on that day in the over-the-counter market, as reported by the New York Stock Exchange or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        Ceramics: Artificially manufactured proppants of consistent size and sphere shape that offers a high crush strength.

        Coarse sand: Sand of mesh size equal to or less than 70.

        Crude oil: A mixture of hydrocarbons that exists in liquid phase in underground reservoirs.

        Crush strength: Ability to withstand high pressures. Crush strength is measured according to the pounds per square inch of pressure that can be withstood before the proppant breaks down into finer granules.

        Cumulative common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        Current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        Dry plant: An industrial site where slurried sand product is fed through a rotary dryer and screening system to be dried and screened in varying gradations. The finished product that emerges from the dry plant is then stored in silos before being transported to customers. Dry plants may also include a stone breaking machine and stone crusher.

        EBITDA: A non-GAAP supplemental financial measure defined as net income (loss) before net interest expense, income tax expense and depreciation and depletion expense.

        Energy Information Administration (EIA): The statistical and analytical agency within the U.S. Department of Energy.

        Frac sand: A proppant used in the completion and re-completion of unconventional oil and natural gas wells to stimulate and maintain oil and natural gas production through the process of hydraulic fracturing.

        GAAP: Generally accepted accounting principles in the United States of America.

        Hydraulic fracturing: The process of pumping fluids, mixed with granular proppants, into a geological formation at pressures sufficient to create fractures in the hydrocarbon-bearing rock.

        Low sulfur diesel: Diesel fuel that has a sulfur content of greater than 15 ppm and a maximum sulfur content of 500 ppm.

        Mesh size: Measurement of the size of a grain of sand indicating it will pass through a sieve of a certain size.

        Monocrystalline: Consisting of a single crystal rather than multiple crystals bonded together (polycrystalline). Monocrystalline frac sand typically exhibits higher crush strength than polycrystalline sand, as these structures are more prone to breaking down under high pressures than a single crystal.

        Natural gas: A mixture of hydrocarbons (principally methane, ethane, propane, butanes and pentanes), water vapor, hydrogen sulfide, carbon dioxide, helium, nitrogen and other chemicals that occur naturally underground in a gaseous state.

        Northern White sand: A monocrystalline sand with greater sphericity and roundness enabling higher crush strengths and conductivity.

        Overburden: The material that lies above an area of economic interest.

        Petroleum products: Petroleum products are obtained from the processing of crude oil (including lease condensate), natural gas and other hydrocarbon compound. Petroleum products include unfinished oils, liquefied petroleum gases, pentanes, aviation gasoline, motor gasoline, naphtha-type jet fuel, kerosene-type jet fuel, kerosene, distillate fuel oil, residual fuel oil, petrochemical feedstocks, special naphthas, lubricants, waxes, petroleum coke, asphalt, road oil, still gas and miscellaneous products.

        PPM: Parts per million.

        Proppant: A sized particle mixed with fracturing fluid to hold fractures open after a hydraulic fracturing treatment.

        Proven reserves: Quantity of sand estimated with reasonable certainty, from the analysis of geologic and engineering data, to be recoverable from well-established or known reservoirs with the existing equipment and under the existing operating conditions.

        Refined Products: Hydrocarbon compounds, such as gasoline, diesel fuel, jet fuel and residential fuel, that are produced by a refinery.

        Reserves: Sand that can be economically extracted or produced at the time of determination based on relevant legal, economic and technical considerations.

        Resin-coated sand: Raw sand that is coated with a flexible resin that increases the sand's crush strength and prevents crushed sand from dispersing throughout the fracture.

        Roundness: A measure of how round the curvatures of an object are. The opposite of round is angular. It is possible for an object to be round but not spherical (e.g., an egg-shaped particle is round, but not spherical). When used to describe proppant, roundness is a reference to having a curved shape which promotes hydrocarbon flow, as the curvature creates a space through which the hydrocarbons can flow.

        Silica: A chemically resistant dioxide of silicon that occurs in crystalline, amorphous and cryptocrystalline forms.

        Sphericity: A measure of how well an object is formed in a shape where all points are equidistant from the center. The more spherical a proppant, the more highly it is because it creates larger gaps that promote maximum hydrocarbon flow.

        Shale Play: A geological formation that contains petroleum and/or natural gas in nonporous rock that requires special drilling and completion techniques.

        Transmix: The liquid interface, or fuel mixture, that forms in refined product pipelines between batches of different fuel types.

        Turbidity: A measure of the level of contaminants, such as silt and clay, in a sample.

        Ultra low sulfur diesel: Diesel Fuel that has a maximum sulfur content of 15 ppm.

        Wet plant: An industrial site where quarried sand is fed through a stone breaking machine, crusher system and then slurried into the plant. The sand ore is then scrubbed and hydrosized by log washers or rotary scrubbers to remove the deleterious materials from the ore, and then separated using a vibrating screen and waterway system to generate separate 100 mesh and +70 mesh stockpiles, providing a uniform feedstock for the dryer. The ultra-fine materials are typically sent to a mechanical thickener, and eventually to settling ponds.

Common Units
Representing Limited Partner Interests

Emerge Energy Services LP

PRELIMINARY PROSPECTUS

                        , 2012

Citigroup
Wells Fargo Securities
J.P. Morgan

Stifel Nicolaus Weisel

        Until                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$26,358
FINRA filing fee		$35,000
NYSE listing fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" beginning on page 191 discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of us and our general partner, its officers and directors, and any person who controls us and our general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

  •
  any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        As of the consummation of this offering, our general partner will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        On April 27, 2012, in connection with our formation, we issued (i) a 2% general partner interest in us to Emerge GP, our general partner, in exchange for $40, and (ii) a 98% limited partner interest in us to Superior Silica Resources LLC in exchange for $1,960. The issuances were exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Certificate of Limited Partnership of Emerge Energy Services LP
3.2	*	Amendment to Certificate of Limited Partnership of Emerge Energy Services LP
3.3	*	Limited Partnership Agreement of Emerge Energy Services LP
3.4	**	Form of Amended and Restated Limited Partnership Agreement of Emerge Energy Services LP
5.1	**	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1	**	Opinion of Latham & Watkins LLP relating to tax matters
10.1	**	Administrative Services Agreement by and among Insight Management Company LLC, Emerge Energy Services LP, and Emerge Energy Services GP LLC.
10.2	**	Form of Credit Agreement
10.3	**	Form of Long Term Incentive Plan
10.4	**	Form of Phantom Unit Agreement
10.5	**	Form of Employment Agreement
10.6	†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.7	†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and BJ Services Company, U.S.A.
10.8	†	Wet Sand Supply Agreement, dated as of July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC.
10.9	†	Dry Sand Tolling Agreement, dated July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC
10.10	†	Memorandum of Understanding, dated May 9, 2012, between Canadian National Railway Company and Superior Silica Sands LLC

Exhibit Number		Description
10.11	†	Wet Sand Services Agreement, dated April 7, 2011, by and between Superior Silica Sands LLC and Fred Weber, Inc.
21.1	*	List of subsidiaries of Emerge Energy Services LP
23.1	*	Form of Consent of BDO USA, LLP
23.2	*	Form of Consent of BDO USA, LLP
23.3	**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4	**	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
23.5	*	Form of Consent of Short Elliot Hendrickson Inc.
23.6	*	Form of Consent of Cooper Engineering Company, Inc.
23.7	*	Form of Consent of Westward Environmental, Inc.
24.1	*	Powers of Attorney (included on the signature page)

*
Filed previously.

**
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

        (b)   Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (2)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Emerge GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Emerge GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

  (5)
  The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on [    •    ], 2012.

Emerge Energy Services LP
By:	Emerge Energy Services GP LLC, its General Partner
By:	Rick Shearer Chief Executive Officer

        Each person whose signature appears below appoints Ted W. Beneski and Warren B. Bonham, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on [    •    ], 2012.

Signature	Title

Rick Shearer	Chief Executive Officer (Principal Executive Officer)
Warren B. Bonham	Vice President (Principal Financial Officer and Principal Accounting Officer), Director
Ted W. Beneski	Director
Victor L. Vescovo	Director
Kevin McCarthy	Director

 INDEX TO EXHIBITS

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement
3.1	*	Certificate of Limited Partnership of Emerge Energy Services LP
3.2	*	Amendment to Certificate of Limited Partnership of Emerge Energy Services LP
3.3	*	Limited Partnership Agreement of Emerge Energy Services LP
3.4	**	Form of Amended and Restated Limited Partnership Agreement of Emerge Energy Services LP
5.1	**	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1	**	Opinion of Latham & Watkins LLP relating to tax matters
10.1	**	Administrative Services Agreement by and among Insight Management Company LLC, Emerge Energy Services LP, and Emerge Energy Services GP LLC.
10.2	**	Form of Credit Agreement
10.3	**	Form of Long Term Incentive Plan
10.4	**	Form of Phantom Unit Agreement
10.5	**	Form of Employment Agreement
10.6	†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.7	†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and BJ Services Company, U.S.A.
10.8	†	Wet Sand Supply Agreement, dated as of July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC.
10.9	†	Dry Sand Tolling Agreement, dated July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC
10.10	†	Memorandum of Understanding, dated May 9, 2012, between Canadian National Railway Company and Superior Silica Sands LLC
10.11	†	Wet Sand Services Agreement, dated April 7, 2011, by and between Superior Silica Sands LLC and Fred Weber, Inc.
21.1	*	List of subsidiaries of Emerge Energy Services LP
23.1	*	Form of Consent of BDO USA, LLP
23.2	*	Form of Consent of BDO USA, LLP
23.3	**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4	**	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
23.5	*	Form of Consent of Short Elliot Hendrickson Inc.
23.6	*	Form of Consent of Cooper Engineering Company, Inc.
23.7	*	Form of Consent of Westward Environmental, Inc.
24.1	*	Powers of Attorney (included on the signature page)

*
Filed previously.

**
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

Exhibit 10.6

EXECUTION VERSION

SAND SUPPLY AGREEMENT

This Sand Supply Agreement (this “Agreement”), is entered into effective May 31, 2011 (the “Effective Date”), by and between Superior Silica Sands LLC, a Texas limited liability company (“Supplier”), and Schlumberger Technology Corporation, a Texas corporation (“Customer”).  Customer and Supplier may also be referred to hereafter as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Supplier is in the business of providing various industrial sands and aggregates to the oilfield production industry; and

WHEREAS, Customer carries on the business of performing various services to the oilfield production industry, and Customer needs Product (as defined below) for fracture stimulation and related services; and

WHEREAS, Customer wishes to purchase Product from Supplier on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Interpretation.

1.1                               Prepayment.  The terms set forth in Exhibit l Prepayment are hereby incorporated into this Agreement by reference.

1.2                               Product Price and Quantity.  The terns set forth in Exhibit 2 Product Price and Quantity are hereby incorporated into this Agreement by reference.

1.3                               Railcar Usage.  The terms set forth in Exhibit 3 Railcar Usage are hereby incorporated into this Agreement by reference.

1.4                               Supplier’s Insurance Requirements.  The terms set forth in Exhibit 4 Supplier’s Insurance Requirements are hereby incorporated into this Agreement by reference.

1.5                               Specifications.  The terms set forth in Exhibit 5 Specifications are hereby incorporated into this Agreement by reference.

1.6                               Definitions.  In this Agreement, the following terms shall have the

1

following meanings unless the context otherwise requires:

1.6.1                                             100-M Product means sand of 100 mesh size, that meets the Specifications.

1.6.2                                             Adjustment Dates has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.3                                             Affiliate in relation to any party shall mean any individual, corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that party.

1.6.4                                             Agreement has the meaning set forth in the first paragraph of this agreement.

1.6.5                                             Annual Adjustment Date has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.6                                             Annual True-Up has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.7                                             Average Price of Natural Gas has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.8                     Bankruptcy means the occurrence of any of the following events with respect to a party:

(a)                                       the filing of an application by the party for, or a consent to the appointment of, a trustee or receiver of its assets;

(b)                                       the filing by the party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(c)                                        the making by the party of a general assignment for the benefit of its creditors;

(d)                                       the filing by the party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(e)                                        the entry by any court of competent jurisdiction of an order for relief of the party under Chapter 7 or 11 of United States Code, the entry of any order, judgment of decree having a

2

similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the party, and any such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after the entry.

1.6.9                     Business Day means any day other than Saturday or Sunday or a national bank holiday.

1.6.10              Cash Collateral has the meaning set forth in Exhibit 1 Prepayment.

1.6.11              Conversion Notice has the meaning set forth in Section 3.

1.6.12              Customer has the meaning set forth in the first paragraph of this Agreement.

1.6.13              Customer Confidential Information has the meaning set forth in Section 8.1

1.6.14              Customer Railcar has the meaning set forth in Exhibit 3 Railcar Usage.

1.6.15              Customer Samples has the meaning set forth in Section 7.2.

1.6.16              Disclosing Party has the meaning set forth in Section 8.1.5.

1.6.17              Effective Date has the meaning set forth in the first paragraph of this Agreement.

1.6.18              First Late Payment Notice has the meaning set forth in Section 4.2.

1.6.19              F.O.B. has the meaning given to it in the Uniform Commercial Code.

1.6.20              Force Majeure means in relation to any party, any circumstances beyond the reasonable control of that party, including war (whether declared or undeclared), acts of God, embargoes, export, shipping or remittance restrictions, riots, injunctions, court orders and governmental actions, but excluding strikes, lock-outs or other industrial acts of the party’s employees.

1.6.21              IE Portion has the meaning set forth in Exhibit 1 Prepayment.

1.6.22              Increased Ottawa Product Production Notice has the meaning set forth in Exhibit 2 Product Price and Quantity.

3

1.6.23              Initial Adjustment Date has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.24              Initial Ottawa Product Production Baseline has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.25              Kosse Supply Period means the portion of the Term before the Wisconsin Supply Period Commencement Date.

1.6.26              LBC Portion has the meaning set forth in Exhibit 1 Prepayment.

1.6.27              Letters of Credit has the meaning set forth in Exhibit 1 Prepayment.

1.6.28              Ottawa Production Baselines has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.29              Ottawa Product means, (i) during the Kosse Supply Period, “Ottawa White” sand of mesh sizes 30/70 and 20/40, as applicable, that meets the Specifications, and (ii) during the Wisconsin Supply Period, “Ottawa White” sand of mesh sizes 20/40, 30/50 and 40/70, as applicable, that meets the Specifications.

1.6.30              Party or Parties has the meaning set forth in the first paragraph of this Agreement.

1.6.31              Person or person means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

1.6.32              Prepayment Amount has the meaning set forth in Exhibit 1 Prepayment.

1.6.33              Prepayment Installment has the meaning set forth in Exhibit 1 Prepayment.

1.6.34              Price has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.35              Product means both 100-M Product and Ottawa Product.

1.6.36              Railcar Late Fee has the meaning set forth in Exhibit 3 Railcar Usage.

1.6.37              Railcar Late Fee Cap has the meaning set forth in Exhibit 3 Railcar Usage.

4

1.6.38              Ramp-Up Period has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.39              Repayment Obligation has the meaning set forth in Exhibit 1 Prepayment.

1.6.40              Repayment Period has the meaning set forth in Exhibit 1 Prepayment.

1.6.41              Required Supplier Railcar Return Date has the meaning set forth in Exhibit 3 Railcar Usage.

1.6.42              Revised Ottawa Product Production Baseline has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.43              Specifications has the meaning set forth in Exhibit 5 Specifications.

1.6.44              Subsequent Late Payment Notice has the meaning set forth in Section 4.2.

1.6.45              Supplier has the meaning set forth in the first paragraph of this Agreement.

1.6.46              Supplier Annual True-Up has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.47              Supplier Confidential Information has the meaning set forth in Section 8.1.

1.6.48              Supplier Railcar has the meaning set forth in Exhibit 3 Railcar Usage.

1.6.49              Supplier Railcar Rental Fee has the meaning set forth in Exhibit 3 Railcar Usage.

1.6.50              Supplier Samples has the meaning set forth in Section 7.2.

1.6.51              Supplier’s Facility means (i) during the Kosse Supply Period, Supplier’s Kosse Facility, and (ii) during the Wisconsin Supply Period, (A) with respect to the Ottawa Product, Supplier’s Wisconsin Facility, and (B) with respect to the 100-M Product, Supplier’s Kosse Facility or Supplier’s Wisconsin Facility, as requested by Customer.

1.6.52              Supplier’s Kosse Facility means Supplier’s preparation facilities, loading facilities, and related improvements that are located in and

5

around Kosse, Texas and that are owned or leased by Supplier.

1.6.53              Supplier’s Wisconsin Facility means the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around Auburn, Wisconsin and that are owned or leased by Supplier.

1.6.54              Target Party has the meaning set forth in Section 8.1.5.

1.6.55              Term has the meaning set forth in Section 2.

1.6.56              Ton means US Short Ton, which means 2,000 pounds.

1.6.57              Week means a seven-day period commencing on a Sunday and ending on the following Saturday.

1.6.58              Wisconsin Supply Period means the portion of the Term commencing on the Wisconsin Supply Period Commencement Date.

1.6.59              Wisconsin Supply Period Annual Minimum Tonnage has the meaning set forth in Exhibit 2 Product Price and Quantity.

1.6.60              Wisconsin Supply Period Commencement Date has the meaning set forth in Section 3.

1.6.61              Wisconsin Supply Period Contract Year means a 12-month period ending during the Term commencing on the Wisconsin Supply Period Commencement Date (or any anniversary of the Wisconsin Product Supply Period Commencement Date, as applicable) and ending twelve (12) months after such date.

1.6.62              Wisconsin Supply Period Monthly Maximum Order means an amount equal to [***]% of the Wisconsin Supply Period Monthly Minimum Tonnage.

1.6.63              Wisconsin Supply Period Monthly Minimum Tonnage means 1/12 of the Wisconsin Supply Period Annual Minimum Tonnage.

1.7                               As used in this Agreement, unless expressly stated otherwise, references to “including” mean “including, without limitation”; (b) “or” mean “either or both”; and (c) a “party” or “Party” mean Customer or Supplier and “parties” or “Parties” mean Customer and Supplier.  Unless otherwise specified, all references in this Agreement to Sections or Exhibits are deemed references to the corresponding Sections or Exhibits in this Agreement.

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2.                                      Term of Agreement.  The term (the “Term”) of this Agreement shall commence on the Effective Date, and shall remain in effect for a period of ten (10) years from and after the Wisconsin Supply Period Commencement Date, unless sooner terminated in accordance with Section 10 herein.  Notwithstanding the foregoing, if the scheduled expiration of the Term occurs prior to the end of the Repayment Period, then this Agreement shall continue in full force and effect under the terms and conditions specified herein until the conclusion of such Repayment Period.  Beginning six months prior to the expiration of the Term and for the remainder of the Term, the Parties agree to negotiate, in good faith, definitive documentation containing the terms and conditions of the sale of Product from Supplier to Customer for such applicable period of time following the expiration of the Term.

3.                                      Notice of Conversion to Wisconsin Supply Period.  Supplier shall provide Customer with at least 20 Business Days’ prior written notice (the “Conversion Notice”) before the date on which the Wisconsin Supply Period commences (the “Wisconsin Supply Period Commencement Date”).  Supplier currently anticipates that the Wisconsin Supply Period Commencement Date will be on or about November 15, 2011.

4.                                      Invoices; Payment.

4.1                               Customer will purchase Product on open account by submitting purchase orders to Supplier from time to time during the Term.  On or before Thursday prior to the commencement of each Week, Customer shall provide Supplier with a binding purchase order specifying (A) the amount of Ottawa Product and 100-M Product ordered and (B) the time(s) and date(s) during the Week following the date on which the purchase order was submitted that Customer will pick up the Product at the Supplier’s Facility.  Purchase orders may be submitted electronically or in hard copy, or in such other manner as may be mutually acceptable to Customer and Supplier.  The purchase orders submitted by Customer for Ottawa Product generally shall be in the following ratios of mesh sizes: (i) during the Kosse Supply Period, ratios of mesh sizes *** are expected to be ***, and (ii) during the Wisconsin Supply Period, ratios of mesh sizes *** expected to be ***; provided, however, that that Parties acknowledge and agree that the ratios of mesh sizes delivered to Customer shall ultimately be determined by the Supplier’s current availability of Ottawa Product.  In the event of a material change in the anticipated ratios, Supplier shall provide written notice of such change to Customer and the Parties shall negotiate in good faith to determine the new ratios.

4.2                               Supplier will invoice Customer (i) for Product purchased by Customer within five (5) Business Days after Customer picks up the Product at Supplier’s Facility, (ii) for any amounts due as an Annual True-Up within ten (10) Business Days of such amounts becoming due, (iii) for Supplier

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Railcars leased by Customer within five (5) Business Days of the Required Supplier Railcar Return Date, (iv) for Railcar Late Fees that may apply to any Supplier Railcar within five (5) Business Days of the date such Supplier Railcar is returned to Supplier’s Facility, and (v) for all sales or use taxes and applicable import or export taxes and charges within five (5) Business Days of Supplier being assessed, receiving invoices or remitting payment for such amounts.  Customer shall pay invoices by wire transfer or electronic funds transfer (EFT) of immediately available funds (to the account provided by Supplier, as updated from time to time in writing) within thirty (30) days from the date of receipt of such invoice by Customer setting forth the amount due.  If Customer fails to pay Supplier within thirty (30) days from the date of receipt of an invoice sent by Supplier, Supplier may send Customer a late payment notice (the first such notice, the “First Late Payment Notice” and each subsequent notice, a “Subsequent Late Payment Notice”).  If Customer fails to pay Supplier the amount due on any invoice for which Supplier has sent the First Late Payment Notice within thirty (30) days of receipt of the First Late Payment Notice, Supplier shall have the right to (i) withhold shipments to Customer and in such event Customer shall not be relieved of its Wisconsin Supply Period Annual Minimum Tonnage obligations and/or (ii) exercise the termination rights provided in Section 10.1.2.  If Customer fails to pay Supplier the amount due on any invoice for which Supplier has sent a Subsequent Late Payment Notice within fifteen (15) days of receipt of such Subsequent Late Payment Notice, Supplier shall have the right to (i) withhold shipments to Customer and in such event Customer shall not be relieved of its Wisconsin Supply Period Annual Minimum Tonnage obligations and/or (ii) exercise the termination rights provided in Section 10.1.3.  Payments made by Customer shall not be construed as a waiver of any rights Customer may have under this Agreement for defective or nonconforming Product.

5.                                      Indemnification.

5.1                               SUPPLIER SHALL DEFEND, INDEMNIFY AND HOLD CUSTOMER, ITS AFFILIATES AND ITS AND THEIR EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS AND INVITEES HARMLESS AGAINST ANY CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, PROCEEDINGS, ORDERS, AWARDS, DAMAGES, LOSSES, FINES, PENALTIES, COSTS, EXPENSES AND LIABILITIES, INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEY’S FEES, DUE TO DEATH, ILLNESS OR INJURY, OR PROPERTY LOSS OR DAMAGE, ONLY TO THE EXTENT CAUSED BY (I) THE NEGLIGENT OR WILLFUL ACT OR OMISSION OF SUPPLIER OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS AND INVITEES, OR SUBCONTRACTORS UNDER THIS AGREEMENT OR ANY

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PURCHASE ORDER ACCEPTED BY SUPPLIER, OR (II) SUPPLIER’S BREACH OF SUPPLIER’S OBLIGATIONS, WARRANTIES OR REPRESENTATIONS IN THIS AGREEMENT.

5.2                               CUSTOMER SHALL DEFEND, INDEMNIFY AND HOLD SUPPLIER, ITS AFFILIATES AND ITS AND THEIR EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS AND INVITEES HARMLESS AGAINST ANY CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, PROCEEDINGS, ORDERS, AWARDS, DAMAGES, LOSSES, FINES, PENALTIES, COSTS, EXPENSES AND LIABILITIES, INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEY’S FEES, DUE TO DEATH, ILLNESS OR INJURY, OR PROPERTY LOSS OR DAMAGE, ONLY TO THE EXTENT CAUSED BY (I) THE NEGLIGENT OR WILLFUL ACT OR OMISSION OF CUSTOMER OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS AND INVITEES, OR SUBCONTRACTORS UNDER THIS AGREEMENT OR ANY PURCHASE ORDER ACCEPTED BY SUPPLIER, OR (II) CUSTOMER’S BREACH OF CUSTOMER’S OBLIGATIONS, WARRANTIES OR REPRESENTATIONS IN THIS AGREEMENT.

5.3                               NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER PARTY FROM LIABILITY ATTRIBUTABLE TO, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL THEORY, INCLUDING, BUT NOT LIMITED TO, DAMAGES INCURRED BY REASON OF THE TERMINATION, EXPIRATION OR NON-RENEWAL OF THIS AGREEMENT, COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS ON ANTICIPATED SALES, OR ON ACCOUNT OF EXPENDITURES, INVESTMENT LOSSES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF SUPPLIER OR CUSTOMER; PROVIDED, THAT THE FOREGOING LIMITATION DOES NOT AFFECT THE PARTIES’ RIGHT TO INDEMNIFICATION WITH RESPECT TO LIABILITIES OWED BY THE PARTIES TO THIRD PARTIES FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR INDIRECT DAMAGES.

5.4                               NOTHING IN THIS SECTION 5 SHALL BE CONSTRUED AS

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ALTERING THE ALLOCATION OF LIABILITY AND INDEMNIFICATION RESPONSIBILITIES SET FORTH IN SECTION 3 IN EXHIBIT 3 RAILCAR USAGE, IF APPLICABLE.

5.5                               THIS SECTION 5 SHALL SURVIVE TERMINATION AND OR EXPIRATION OF THIS AGREEMENT.

6.                                      Title, Risk of Loss and Freight Responsibility.  All Product will be shipped F.O.B. Supplier’s Facility.  Title and risk of loss or damage to Product shall pass to Customer at the time the Product is delivered to Customer’s carrier at Supplier’s Facility.  Customer shall contract directly with carrier and transportation providers for the collection and transportation of Product from Supplier’s Facility.  Charges for freight and all related costs for transportation of the Product from Supplier’s Facility to the destination designated by Customer shall be paid by Customer.

7.                                      Disclaimer of Warranty and Inspection

7.1                               Disclaimer of Warranty.  Supplier makes no warranties, express or implied, regarding the Product or its fitness for any particular purpose, other than that the Product will meet or exceed its Specifications.

7.2                               Inspection.  Supplier and Customer shall carefully inspect the Product for compliance with the Specifications and for the mesh size composition of the Ottawa Product.  Supplier shall take 20 100-gram samples (“Supplier Samples”) of Product randomly from each 10,000 Tons shipped from Supplier’s Facility prior to release of any shipment to a carrier.  Customer shall also take 20 100-gram samples (“Customer Samples”) of Product randomly from each 10,000 Tons received.  In the event that the test results obtained from analysis of the Supplier Samples and Customer Samples differ by a materially significant amount, Supplier and Customer shall exchange with one another half of each of the Supplier Samples and Customer Samples for analysis.  The Parties agree to engage in good faith discussions to resolve any discrepancies in the results of analysis of the Supplier Samples and the Customer Samples.

7.3                               Nonconformity of Product.  Customer may make claims for Product not meeting the Specifications if the Customer Samples results show that an average of one or more 100-gram samples of Product received from Supplier do not meet the Specifications.  Any claim that the Product delivered to the Customer does not conform to its Specifications must be made in writing by the Customer and be received by Supplier within thirty (30) days from the date of Customer’s receipt of the Product.  Supplier’s exclusive liability and Customer’s sole remedy in connection with any Product which proves to be nonconforming shall be for Supplier to replace such portion of nonconforming Product, at no charge to Customer, at the

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delivery point by such reasonable date as Customer may request, or, in the event that Customer has already paid for the nonconforming Product, to reimburse that portion of the Price of the Product that is deemed to be nonconforming.  This provision does not cover nonconformity attributable to causes or occurrences beyond Supplier’s control, including, but not limited to, misuse, mishandling, neglect, improper storage, improper alteration or improper application by Customer or by any third-party agent of Customer.

8.                                      Confidentiality

8.1                               Confidential Information.  Customer, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to various trade secrets and confidential information of Supplier, including information relating specifically to the pricing, logistics and production of the Product (“Supplier Confidential Information”).  Supplier, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to trade secrets and confidential information of Customer, including supplier and customer lists, pricing and marketing information and the like (“Customer Confidential Information”).  Each of the parties to this Agreement acknowledges and agrees that the confidential information (whether Supplier Confidential Information or Customer Confidential Information) shall include the existence and terms of this Agreement and Customer acknowledges that Supplier Confidential Information is of substantial proprietary value to Supplier, and Supplier acknowledges that Customer Confidential Information is of substantial proprietary value to Customer.  The parties hereby agree as follows:

8.1.1                     Customer shall keep Supplier Confidential Information in the strictest confidence, and Supplier Confidential Information shall not, without the prior written consent of Supplier, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Supplier Confidential Information.

8.1.2                     Supplier shall keep Customer Confidential Information in the strictest confidence, and Customer Confidential Information shall not, without the prior written consent of Customer, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Customer Confidential Information.

8.1.3                     Customer agrees not to use Supplier Confidential Information for its own benefit and not to disclose Supplier Confidential Information to any person other than any Affiliate of Customer except as is necessary for the performance of its obligations under this Agreement.

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8.1.4                     Supplier agrees not to use Customer Confidential Information for their own benefit and not to disclose Customer Confidential Information to any person other than any Affiliate of Supplier except as is necessary for the performance of their obligations under this Agreement.

8.1.5                     Customer and Supplier agree that their respective obligations under this Section 8 shall continue after the termination or expiration of this Agreement for a period of two (2) years.  The parties also agree that all Affiliates and agents of the parties to whom confidential information is disclosed will be bound by the provisions of this Section 8 and that the parties will be responsible for any breaches by their respective Affiliates or agents of the terms of this Section 8.  If a party (the “Disclosing Party”) receives a request to disclose all or any part of the confidential information of another party (the “Target Party”) under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a governmental body, such party hereby agrees to, and agrees to cause its Affiliates to: (a) immediately notify the Target Party in writing of the existence, terms and circumstances surrounding the request so that the Target Party may seek an appropriate protective order or waive the Disclosing Party’s compliance with the provisions of this Agreement (and, if the Target Party seeks an order, to provide the cooperation as the Target Party shall reasonably request); and (b) if disclosure of the Target Party’s confidential information is required in the written opinion of the Disclosing Party’s counsel, then the Disclosing Party shall exercise reasonable efforts, with the cooperation of the Target Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Target Party’s confidential information that the Target Party so designates.

8.1.6                     Each party hereby agrees that the breach of this Section 8 would cause irreparable harm to the non-breaching party or parties for which money damages would not be adequate compensation.  If any party, or any Affiliate or agent of any party, breaches or threatens a breach of the provisions of this Section 8, the non-breaching party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the breaching party from violating the provisions without the necessity of posting a bond or other security therefore.  Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other remedies available to it at law or in equity.

8.1.7                     Supplier shall not use Customer’s name in any advertisement,

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publication, brochure or website.

8.2                               Excluded Information.  Notwithstanding anything in this Agreement to the contrary, Supplier Confidential Information and Customer Confidential Information shall not be deemed to include information that any party can demonstrate: (a) was in the public domain before the time of its disclosure by any party; (b) entered the public domain before the time of its disclosure by any party through means other than an unauthorized disclosure resulting from an act or omission by the disclosing party; (c) is independently developed by any party without use of Supplier Confidential Information or Customer Confidential Information, as applicable; or (d) is disclosed to any party without restriction on further disclosure by a third party having the right to make such disclosure.  In addition, notwithstanding anything in this Agreement to the contrary, Supplier may publicly disclose the existence and content of this Agreement without the consent of Customer (i) to the extent required by applicable federal and state securities laws in effect from time to time and (ii) to third parties who agree to keep such information confidential in connection with an acquisition, disposition, equity or debt financing or other strategic transaction involving Supplier or any of its Affiliates.

9.                                      Force Majeure

9.1                               Notice of Force Majeure.  If Customer or Supplier is affected by Force Majeure it shall promptly notify the other of the nature and extent of the Force Majeure.

9.2                               No Breach.  Notwithstanding any other provision of this Agreement, neither Customer nor Supplier shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the nonperformance of any of its obligations under this Agreement (other than Customer’s failure to make payments to Supplier hereunder when due), to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly.

9.3                               Remedy for Force Majeure.  The cause of the Force Majeure shall so far as possible be remedied with all reasonable dispatch.  If any Force Majeure prevails for a continuous period in excess of fourteen (14) days, both Parties’ performance hereunder may be suspended and Customer and Supplier shall enter into good faith discussions with a view to alleviating its effects, or agreeing upon alternative arrangements.

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10.                               Termination

10.1                        Termination by Supplier.  Supplier shall have the right to immediately terminate this Agreement upon the occurrence of any of the following events:

10.1.1              In the event of Customer’s Bankruptcy, insolvency or the failure to pay its debts generally as they become due;

10.1.2              In the event that Customer fails to pay Supplier the amount due on any invoice for which Supplier has sent the First Late Payment Notice and such failure continues for [***] after receipt of the First Late Payment Notice;

10.1.3              In the event that Customer fails to pay Supplier the amount due on any invoice for which Supplier has sent a Subsequent Late Payment Notice and such failure continues for [***] after receipt of such Subsequent Late Payment Notice;

10.1.4              In the event that Customer is affected by Force Majeure, and such Force Majeure has not been remedied within [***] of the initial occurrence of such event; or

10.1.5              Upon one hundred twenty (120) days written notice by Supplier to Customer at any time after the expiration of the Repayment Period.

10.2                        Termination by Customer.  Customer shall have the right to immediately terminate this Agreement after the occurrence of any of the following events:

10.2.1              In the event of Supplier’s Bankruptcy, insolvency or the failure to pay its debts generally as they become due;

10.2.2              If Supplier fails to produce and deliver the Product in accordance with its Specifications, and Supplier has been unable to cure such failure to the reasonable satisfaction of Customer within [***] after written notice from Customer;

10.2.3              If the Wisconsin Supply Period Commencement Date has not occurred on or before [***];

10.2.4              In the event that Supplier is affected by Force Majeure, and such Force Majeure has not been remedied within [***] of the initial occurrence of such event; or

10.2.5              Upon one hundred twenty (120) days written notice by Customer to Supplier at any time after

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the expiration of the Repayment Period.

10.3                        Other Breaches.  Customer and Supplier each shall have the right to terminate this Agreement for any other breach of this Agreement by the other Party that, if capable of being cured, is not cured within [***] after written notice thereof is given to such other Party, except as otherwise provided herein.

10.4                        Purchase of Product.  Upon the termination of this Agreement for any reason, Customer shall purchase from Supplier all Product that has been ordered by Customer but not delivered to Customer as of the date of the termination, and Supplier shall promptly deliver such Product to Customer.

10.5                        Continuing Obligations.  Upon the termination of this Agreement, all obligations of the Parties arising from this Agreement shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement; provided, that the termination or expiration of this Agreement through any means and for any reason shall not relieve any of the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

11.                               Notice.  Except as expressly provided in Exhibit 3, Section 1, with respect to notices regarding use of a Supplier Railcar to transport Customer’s Product, all notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be: (i) delivered personally, (ii) sent by facsimile transmission (with confirmation of receipt), or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery.  Such notices, demands and other communications will be sent to the address indicated below:

If to Supplier, to:                                                    Superior Silica Sands

3014 LCR 704

Kosse, Texas 76653

Attn:                    Rick Shearer

                                                President and CEO

with a copy to:                                                               Superior Silica Sands

1400 Civic Place, Suite 250

Southlake, Texas 76092

Attn:                      Eliot Kerlin

If to Customer, to:                                           Schlumberger Technology Corporation

300 Schlumberger Drive

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Sugar Land, Texas 77478
Attn:              Well Services Supply Chain Manager

12.                               Miscellaneous

12.1                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.2                        Effect of Waivers.  No failure or delay by any party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by any party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.  A Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement.  Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving party.

12.3                        Entire Agreement.  This Agreement, including the Exhibits attached hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written.  The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties.  In case of a conflict between this Agreement and a purchase order contemplated hereunder, the terms of this Agreement shall govern unless a writing is duly executed by both Parties stating otherwise.

12.4                        Legal Representation and Construction.  Each Party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not

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be employed in the interpretation of this Agreement or any related documents.

12.5                        Amendments.  This Agreement may not be amended except in writing properly executed by Customer and Supplier.  Except as specifically amended, this Agreement shall remain in full force and effect as written.

12.6                        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to the Agreement and may be appended to any other counterpart.

12.7                        Attorneys’ Fees.  The parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement.  In any action brought pursuant to this Agreement, the prevailing party shall be entitled to recovery of its costs and expenses, including reasonable attorneys’ fees.

12.8                        Independent Contractor.  Each of Customer and Supplier is an independent contractor with respect to the other and is not an employee of the other or any of the other’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the Customer and Supplier.

12.9                        No Joint Venture.  This Agreement shall not be construed as creating a joint venture, partnership or similar relationship between Customer and Supplier.  Neither party shall act or be deemed to act on behalf of the other Party or its Affiliates, or have the right to bind the other Party or its Affiliates.  Each Party shall remain an independent entity, and act as an independent contractor.  Each Party shall at all times during the performance hereof be responsible for the payment of wages and benefits to, and as applicable, tax withholding from, its own employees.  Without limiting the generality of the foregoing, the employees and subcontractors engaged by Supplier for the performance hereof shall be the direct employees and subcontractors of Supplier, and Supplier shall remain solely responsible for all matters related to compliance with relevant employment laws and the employees and subcontractors engaged by Customer for the performance hereof shall be the direct employees and subcontractors of Customer, and Customer shall remain solely responsible for all matters related to compliance with relevant employment laws.

12.10                 Assignment.  Neither Customer, on the one hand, nor Supplier, on the other hand, may assign its rights under this Agreement to, or have its obligations assumed by, any Person without the prior written consent of the

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Customer or Supplier, as applicable, such consent not to be unreasonably withheld.

12.11                 Headings.  The headings of the Sections and Exhibits of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

12.12                 Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.  This Agreement is intended solely for the benefit of the Parties and their respective successors and assigns.  Nothing in this Agreement shall be construed to create any duty to, or standard care with reference to, or liability of a party to, any person not a party to this Agreement.  Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty among the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Party.

12.13                 Silica Warning.  Supplier’s Products contain respirable crystalline silica, which is considered by some sources to be a cause of cancer.  Breathing excessive amounts of respirable silica dust can also cause a disabling and potentially fatal lung disease called silicosis, and has been linked by some sources with other diseases.  During transportation, use, clean-up or handling, follow all NIOSH and MSHA procedures and recommended practices, including wearing properly-fitted, NIOSH-approved or MSHA-approved air supplied protective equipment in accordance with applicable government regulations and manufacturer instructions.  For further information, refer to the appropriate Material Safety Data Sheet, a copy of which is available from the Supplier upon request.  Customer hereby accepts all responsibility to maintain a safe work environment, warn, notify, train and provide all necessary and appropriate NIOSH/MSHA- approved protective equipment to all employees, contractors and agents of Supplier handling or in the presence Supplier’s Product, and enforce the requirement that NIOSH/MSHA-approved protective equipment be used when handling the product.

12.14                 Controlling Law; Dispute Resolution.

12.14.1                               The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed according to the laws of the State of Texas, without regard to principles of conflicts of law.  Any dispute under this Agreement that cannot be settled amicably by the Parties shall be resolved by arbitration, which, except as provided otherwise

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in this Agreement, shall be the exclusive method of formal dispute resolution under this Agreement.  Such arbitration shall be held in the English language in Houston, Texas in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”).

12.14.2                               Nothing herein shall, however, prohibit a Party from seeking permanent, temporary or preliminary injunctive relief in a court of competent jurisdiction.  The Parties expressly consent to arbitration and waive any right of appeal to any court from any arbitral award (which shall be final and binding upon the Parties).  With respect to injunctive relief, the Parties acknowledge and agree that the courts of the State of Texas or (to the extent subject matter jurisdiction exists therefor) the federal courts sitting in the State of Texas have exclusive jurisdiction over any such proceeding.

12.14.3                               Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding for injunctive relief arising out of or relating to this Agreement in any court referred to in Section 12.14.2 above.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

12.15                 Audit Rights.  Customer or its authorized representatives shall have the right, during the Term and for up to three (3) years following the termination of this Agreement, to audit only a subset of Supplier’s books and records that are necessary to verify the correctness of any invoice sent by Supplier to Customer.  This right to audit will be exercised solely for the purposes described in this Section 12.15 and only following reasonable advance notice from Customer and during the normal business hours of Supplier.  Nothing in this Section 12.15 will entitle Customer or its authorized representatives to access to any of Supplier’s privileged, confidential, or “other-customer” information, trade-secrets, formulas, or processes, or information related to Supplier’s profits.

12.16                 Customer’s Business Ethics.

12.16.1                               Supplier agrees that it shall not (and that its employees and subcontractors shall not) either directly or indirectly, pay, promise to pay, authorize the payment of, or transfer, money, or anything of value, or offer any inducement in any form to any

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employee or representative of Customer, to obtain any advantage or benefit related to the matters contemplated by this Agreement, to obtain or retain business related to this Agreement, or to obtain any improper advantage or benefit.

12.16.2                               Supplier is hereby informed that Customer’s employees are not permitted to accept gifts of more than a nominal or reasonable value (the term “gifts of more than a nominal or reasonable value” includes, without limitation, loans, excessive entertainment or other substantial favors) from Supplier, and/or solicit gifts or favors of any kind or value from Supplier.  Supplier agrees to inform Customer promptly if Supplier learns of any act (or omission) of any of Customer’s employees not in compliance with this policy.

12.16.3                               Customer has a conflict of interest policy which provides that relationships with businesses in which Customer’s employees or their immediate families have active business interests must be avoided, unless specifically approved by Customer’s appropriate representative.  Accordingly, Supplier represents that, as of the date of this Agreement, none of Customer’s employees (or, to the knowledge of Supplier’s executive officers, any of their immediate families) is a shareholder (except with respect to publicly traded shares), officer, employee or consultant of Customer, unless such relationship has been previously disclosed to Customer.

[Signature Page to Follow]

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The Parties have executed this Sand Supply Agreement effective as of the Effective Date.

SUPPLIER:

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer
Richard J. Shearer
President and Chief Executive Officer

CUSTOMER

Schlumberger Technology Corporation

By:	/s/ Robert Bergeron
	Name:	Robert Bergeron
	Title:	Vice President

[Signature Page to Sand Supply Agreement]

EXHIBIT 1

PREPAYMENT

Prepayment.  Notwithstanding any other provision of this Agreement, Customer shall pay to Supplier a prepayment in the amount of [***] in cash by electronic funds transfer to an account designated by Supplier.

1.                                      Timing of Payment of the Prepayment Amount.  Customer will pay Supplier the Prepayment Amount as follows: (i) [***] will be paid within [***] Business Days of the Effective Date, (ii) [***] will be paid when Customer has received written notice from Supplier that Supplier’s Wisconsin Facility has obtained an air permit, and (iii) [***] will be paid on the Wisconsin Supply Period Commencement Date.  Each of the payments described in subsections (i), (ii) and (iii) above are referred to as a “Prepayment Installment,” and the sum of all Prepayment Installments actually paid by Customer to Supplier is referred to as the “Prepayment Amount.”

2.                                      Reduced Price of Product and Amounts Paid as Annual True-Ups.  In consideration of receipt of the Prepayment Amount, the Price for Product purchased from Supplier and amounts paid as Annual True-Ups shall be reduced [***] per Ton during the Repayment Period and, thereafter, the Price for Product purchased from Supplier, but not amounts paid as Annual True-Ups, shall be reduced [***] per Ton for every additional Ton of Product.  For purposes of clarification, the [***] per Ton reduction to the Price for Product purchased and the [***] per Ton reduction to the amounts paid on Annual True-Ups shall be applied to reduce the outstanding Prepayment Amount.  The period running from the Effective Date until Customer has purchased, or paid Annual True-Up amounts with respect to, the aggregate number of Tons of Product required to generate reductions in Price or reductions in Annual True-Ups that result in an annual return to Customer of [***] on the outstanding Prepayment Amount shall be the “Repayment Period.”

3.                                      Price Adjustments.  For the avoidance of confusion, the provisions in this Agreement providing for Price adjustments, including, without limitation, those provided for in Exhibit 2 Product Price and Quantity of this Agreement, will continue to be effective with respect to the Prices.

4.                                      Effect of Termination.  In the event Supplier or Customer terminates this Agreement pursuant to Section 10 of this Agreement, Supplier shall repay to Customer the amount, if any, by which the Prepayment Amount exceeds the sum of (i) the aggregate amount of Price reductions realized by Customer pursuant to this Exhibit 1 as of the effective date of termination of this Agreement and (ii) any amounts owed by Customer to Supplier under this Agreement (the “Repayment Obligation”).

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5.                                      Collateral Support.

a.                                      Letters of Credit and Cash Collateral.  To secure Supplier’s Repayment Obligation under Section 4 above, Supplier will cause irrevocable stand-by letters of credit in the form set forth on Exhibit 6, or such other form as is reasonably approved by Customer, to be issued (the “Letters of Credit”), and/or cash collateral to be posted in a segregated escrow account (“Cash Collateral”), for the benefit of Customer in the aggregate amount equal to 60% of each Prepayment Installment on the date such Prepayment Installment is actually received by Supplier pursuant to Section 1 above (a portion of which will initially be issued and/or posted by or on behalf of Insight Equity I LP and/or an affiliate thereof (“IE Portion”) and a portion of which will initially be issued and/or posted by or on behalf of LBC Credit Partners, L.P. and/or an affiliate thereof (“LBC Portion”)).  At any time and from time to time, Supplier may cause (i) Cash Collateral to be substituted for Letters of Credit in an aggregate face amount equal to the amount of such Cash Collateral being substituted and (ii) the Letters of Credit to be substituted for Cash Collateral in an aggregate amount equal to the face amount of such Letters of Credit being substituted.  Customer shall promptly release all Cash Collateral that has been substituted by Letters of Credit and return all Letters of Credit for cancellation that have been substituted by Cash Collateral.  Supplier may also replace the initial Letters of Credit with other Letters of Credit issued by different financial institutions or lenders with Customer’s prior written consent (which consent shall not be unreasonably withheld).  In connection with the establishment of any Cash Collateral, the parties will be required to enter into a mutually agreeable (as determined in the reasonable discretion of the parties) escrow agreement in favor of Customer including standard and customary terms and conditions and such escrow agent or bank may require certain standard and customary documentation be provided by Customer and Supplier related to such escrow account.

b.                                      Return of Letters of Credit and Cash Collateral.  Unless otherwise previously drawn upon in accordance with the terms of Section 5.c below, Customer shall immediately return the Letters of Credit to Supplier for cancellation and release all Cash Collateral upon the earlier to occur of (i) the expiration of the Repayment Period and (ii) the termination of this Agreement, provided that Supplier shall have repaid to Customer the Repayment Obligation in accordance with Section 4 above.

c.                                       Draw on Letters of Credit and Cash Collateral.  At any time within 10 days prior to the expiry date of any Letter of Credit (but excluding any expiry date that occurs after the second anniversary of the Effective Date), unless Customer has received a replacement or extension of such Letter of Credit or Cash Collateral in substitute therefor, Customer shall have the right to draw on such Letter of Credit (up to the maximum amount specified in clause (d) below) and deposit the proceeds thereof into a segregated escrow

23

account to be held as Cash Collateral in accordance with the terms of this Exhibit 1.  In addition, if Supplier fails to pay to Customer the Repayment Obligation pursuant to Section 4 above when due and such failure continues for a period of 30 days after written demand is received by Supplier, Customer shall have the right to draw on the Letters of Credit and Cash Collateral (up to the maximum amount specified in clause (d) below) and shall apply the proceeds thereof to the outstanding amount of the Repayment Obligation until paid in full; provided, that Customer and Supplier each agree that any draws on the Letters of Credit and Cash Collateral will be made on a pro rata basis, 83.33% and 16.67% respectively, as between the IE Portion and the LBC Portion.  Customer shall provide Supplier three (3) Business Days prior written notice of a draw on any Letter of Credit.

d.                                      Maximum Amount.  Customer covenants and agrees that Customer shall have no right to draw on any Letters of Credit or Cash Collateral pursuant to clause (c) above for an amount in excess of the Repayment Obligation.

e.                                       Reduction.  As of December 31, 2011 and every six months thereafter, Letters of Credit will, at the request of Insight Equity I LP or LBC Credit Partners, as applicable, be replaced or amended and/or Cash Collateral will be reduced, in each case, to reflect the actual amount of the Repayment Obligation.

f.                                        Third Party Beneficiaries.  Insight Equity I LP and LBC Credit Partners, L.P. are each an intended third party beneficiary of this Section 5, and this Section 5 shall not be amended or otherwise modified without the prior written consent of each Insight Equity I LP and LBC Credit Partners, L.P.

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Exhibit 2

Product Price and Quantity

1.                                      Price.  The price to be paid by Customer for the Product (the “Price”) purchased from Supplier from time to time shall be as set forth below:

a.                                      Price During the Kosse Supply Period.  During the Kosse Supply Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

Product Type	Price per Ton
20/40 mesh	[***]
30/70 mesh	[***]
100 mesh	[***]

b.                                      Price During the Wisconsin Supply Period.  During the Wisconsin Supply Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

Product Type	Price per Ton
20/40 mesh	[***]
30/50 mesh	[***]
40/70 mesh	[***]
100 mesh	[***]

c.                                       Charges, Sales Taxes and other Fees for Product.  In addition to the Prices set forth in Section 1.a and Section 1.b above, Customer shall be responsible for all sales or use taxes and applicable import or export taxes and charges.

d.                                      Quarterly Natural Gas Surcharge.  Effective July 1, 2011, at the end of each calendar quarter, a natural gas surcharge will be applied if the average daily close of the price of natural gas on the New York Mercantile Exchange as listed on www.eia.doe.gov (the “Average Price of Natural Gas”) for the preceding calendar quarter is above [***] per MMBTU.  For every Ton of Product, the surcharge, if any, shall be equal to [***] of the amount by which the Average Price of Natural Gas for the preceding calendar quarter exceeds [***] per MMBTU.

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e.                                       Annual Price Adjustment.  With the exception of the natural gas surcharge, all Prices are to remain fixed until the Wisconsin Supply Period Commencement Date.  The initial adjustment date (the “Initial Adjustment Date”) will take place on the Wisconsin Supply Period Commencement Date and future adjustment dates (the “Annual Adjustment Dates” and, together with the Initial Adjustment Date, the “Adjustment Dates”) will take place annually thereafter.  At each Adjustment Date, the Price shall be subject to adjustment (up or down) to match the percentage change in the BLS Producer Price Index: Series ID PCU212322212322S — Industrial Sand Mining, Secondary Products, provided that the adjustment to Price at any Adjustment Date shall not exceed 5% (up or down).  At any Adjustment Date, the percentage change in the BLS Producer Price Index: Series ID PCU212322212322S — Industrial Sand Mining, Secondary Products shall be calculated using the latest available monthly index over the monthly index for the prior Adjustment Date (or, in the case of the Initial Adjustment Date, the monthly index for the Effective Date) and not on any average of the monthly index between the two measuring points.  Price adjustments will be calculated using the latest available monthly index figures on the review data and, for the avoidance of doubt, will be not be reconciled with the monthly final index numbers.

2.                                      Quantity.

a.                                      100-M Product Quantity During the Term.  During the Term, Customer is not required to purchase any minimum quantity of 100-M Product from Supplier and Supplier is not required to make available any minimum quantity of 100-M Product to Customer; provided that Customer may purchase 100-M Product from Supplier that Supplier makes available to Customer during the Term upon such terms and conditions as set forth in this Agreement.

b.                                      Ottawa Product Quantity During the Kosse Supply Period.  During the Kosse Supply Period Customer is not required to purchase any minimum quantity of Ottawa Product from Supplier and Supplier is not required to make available any minimum quantity of Ottawa Product to Customer; provided that Customer may purchase any Ottawa Product from Supplier that Supplier makes available to Customer during the Kosse Supply Period upon such terms and conditions as set forth in this Agreement.

c.                                       Ottawa Product Quantity During the Wisconsin Supply Period.

i.                                          Annual Requirements.  Each Wisconsin Supply Period Contract Year of the Term, Supplier will sell, and Customer will purchase, [***] Tons of Ottawa Product (the “Wisconsin Supply Period Annual Minimum Tonnage”) upon such terms and conditions as set forth in this Agreement; provided that, if the Term ends during the

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course of any Wisconsin Supply Period Contract Year, for purposes of calculating the Annual True-Up and the Supplier Annual True-Up, the Wisconsin Supply Period Annual Minimum Tonnage for the period beginning at the end of the last Wisconsin Supply Period Contract Year and ending at the end of the Term will be a prorated amount based on the number of months in such period.  Up to a cumulative [***] percent ([***]%) of the Wisconsin Supply Period Annual Minimum Tonnage that has not been purchased by Customer, or that has been ordered by Customer but not made available by Supplier for delivery to Customer, in any given Wisconsin Supply Period Contract Year and in all prior Wisconsin Supply Period Contract Years may be carried forward and added to the Wisconsin Supply Period Annual Minimum Tonnage for the following Wisconsin Supply Period Contract Year; provided that no more than [***] percent ([***]%) of the Wisconsin Supply Period Annual Minimum Tonnage that is not purchased by Customer, or that is ordered by Customer but not made available by Supplier for delivery to Customer, in any given Wisconsin Supply Period Contract Year may be carried forward and added to the Wisconsin Supply Period Annual Minimum Tonnage for the following Wisconsin Supply Period Contract Year; provided further that no amounts may be carried forward past the end of the Term.  At the end of each Wisconsin Supply Period Contract Year and at the end of the Term, Customer must pay Supplier [***] per Ton for any amount of the Wisconsin Supply Period Annual Minimum Tonnage that Customer has failed to purchase and is unable to carry forward into a following Wisconsin Supply Period Contract Year (the “Annual True-Up”).  Likewise, at the end of each Wisconsin Supply Period Contract Year and at the end of the Term, Supplier must pay Customer [***] per Ton for any amount of the Wisconsin Supply Period Annual Minimum Tonnage that Customer has ordered but Supplier has failed to make available for delivery to Customer and is unable to carry forward into a following Wisconsin Supply Period Contract Year (the “Supplier Annual True-Up”).

ii.                                       Monthly Requirements.  Customer shall use its good faith commercially reasonable efforts to order in each month of the Wisconsin Supply Period at least [***]% of the Wisconsin Supply Period Monthly Minimum Tonnage.  Customer and Supplier hereby agree that in no event shall Supplier be required to deliver more than the Wisconsin Supply Period Monthly Maximum Order to Customer in any month during the Wisconsin Supply Period.  During the first three months of the first Wisconsin Supply Period Contract Year (the “Ramp-Up Period”), the requirements for the purchase and supply of Product shall be adjusted as follows: (i)

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during the first month of the Ramp-Up Period, the Wisconsin Supply Period Monthly Minimum Tonnage shall be 1/48 of the Wisconsin Supply Period Annual Minimum Tonnage, (ii) during the second month of the Ramp-Up Period, the Wisconsin Supply Period Monthly Minimum Tonnage shall be 1/24 of the Wisconsin Supply Period Annual Minimum Tonnage, and (iii) during the third month of the Ramp-Up Period, the Wisconsin Supply Period Monthly Minimum Tonnage shall be 3/48 of the Wisconsin Supply Period Annual Minimum Tonnage.  In the first Wisconsin Supply Period Contract Year, the Wisconsin Supply Period Annual Minimum Tonnage shall be adjusted to take into consideration the reduced Wisconsin Supply Period Monthly Minimum Tonnages during the Ramp-Up Period.  In the month when the Wisconsin Supply Period Commencement Date occurs, the Wisconsin Supply Period Monthly Minimum Tonnage and the Wisconsin Supply Period Monthly Maximum Order shall each be prorated based on the fraction of such month that has elapsed during the Wisconsin Supply Period.  Exhibit 7 sets forth an illustration of the Wisconsin Supply Period Monthly Minimum Tonnage and Wisconsin Supply Period Annual Minimum Tonnage amounts for the first Wisconsin Supply Period Contract Year, taking into account the Ramp-Up Period, and for each Wisconsin Supply Period Contract Year thereafter.

iii.                                    Increases in the Wisconsin Supply Period Annual Minimum Tonnage.  Six months following the Wisconsin Supply Period Commencement Date, Supplier shall determine the annual Ottawa Product production capability (the “Initial Ottawa Product Production Baseline”) of Supplier’s Wisconsin Facility and provide Customer with written notice of such Initial Ottawa Product Production Baseline.  Supplier shall provide written notice, containing the amount of the increased annual Ottawa Product production capability (the “Increased Ottawa Product Production Notice”), to Customer if the annual Ottawa Product production capability of Supplier’s Wisconsin Facility increases by more than [***] Tons over the Initial Ottawa Product Production Baseline or further increases by more than [***] Tons over the annual Ottawa Product production capability of the last Increased Ottawa Product Production Notice provided to Customer pursuant to this Section 2.c.iii (a “Revised Ottawa Product Production Baseline” and, collectively with the Initial Ottawa Product Production Baseline, the “Ottawa Production Baselines”).  Customer, by providing written notice to Supplier within 15 days of receipt of an Increased Ottawa Product Production Notice, may elect to increase the Wisconsin Supply Period Annual Minimum Tonnage by up to [***] of the increase in the annual Ottawa Product production

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capability from the last Ottawa Product Production Baseline.

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Exhibit 3

Railcar Usage

1.                                      General.  Supplier shall load railcars at Supplier’s Facility in compliance with Customer’s instructions in its purchase order.  Customer shall endeavor to send railcars leased or owned by Customer (each, a “Customer Railcar”) to Supplier’s Facility in sufficient quantities to transport the Product purchased by Customer from Supplier’s Facility to a destination designated by Customer.  In the event there are not sufficient Customer Railcars to transport Customer’s Product, Supplier may, but is not required to, use a railcar leased or owned by Supplier to transport the sand (a “Supplier Railcar”).  Supplier shall prioritize the use of Customer Railcars for the transportation of Customer’s Product.  Supplier must provide notice to Customer by electronic mail to each of MKolb@exhange.slb.com, KKronfeld@exchange.slb.com and Jcasares@exchange.slb.com of any intended use of a Supplier Railcar to transport Customer’s Product, with such notice by electronic mail being deemed received by Customer upon Supplier’s receipt of an electronic delivery receipt from any one of the foregoing electronic mail addressees, and Supplier may not use a Supplier Railcar in that instance if Customer objects by return electronic mail to each of rick@sssand.com, dave@sssand.com and justin@sssand.com within 48 hours of Customer’s receipt of Supplier’s notice, with such objection notice by electronic mail being deemed received by Supplier upon Customer’s receipt of an electronic delivery receipt from any one of the foregoing electronic mail addressees.  Supplier agrees to use Customer Railcars only for the transportation of Customer’s Product.  Notwithstanding the preceding sentence, in the event that Supplier uses a Customer Railcar for the transportation of Product belonging to another customer, Supplier will lease such Customer Railcar from Customer on the same terms that Customer leases Supplier Railcars from Supplier.  Upon Customer’s reasonable request, Supplier shall provide Customer with a daily tracking of Supplier Railcars that are currently being leased by Customer from Supplier.

2.                                      Supplier Railcar Rental Fees.  Customer must pay Supplier the actual rental paid by Supplier for a 30-day period as evidenced by Supplier’s rental agreement plus a [***] fee (the “Supplier Railcar Rental Fee”) for every time a Supplier Railcar is used to transport Product to Customer, provided that such Supplier Railcar is returned to Supplier’s Facility within 30 days of leaving Supplier’s Facility (the “Required Supplier Railcar Return Date”).  For each Supplier Railcar that is not returned to Supplier’s Facility in an empty and clean condition suitable for use by the Required Supplier Railcar Return Date, Customer shall be charged an additional $[***] per day (the “Railcar Late Fee”) until such Supplier Railcar is returned to Supplier’s Facility, provided that the total amount of Railcar Late Fees for a 30-day period for a Supplier Railcar shall not exceed $[***] (the “Railcar Late Fee Cap”).  The Supplier Railcar Rental Fee, the Railcar Late Fee and the Railcar Late Fee Cap may be adjusted in accordance with market terms by Supplier at any time following the one year anniversary of the Effective Date, provided that

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Supplier provides Customer 30 days written notice of such adjustment.

3.                                      Liability and Indemnification.  Customer shall indemnify Supplier for all damage to Supplier Railcars caused during the period of time that such Supplier Railcars were leased by Customer.  Supplier shall be responsible for any demurrage charges with respect to the Product incurred at Supplier’s Facility or caused by delays at Supplier’s Facility, in each case only when caused by or due to the actions of Supplier.  Supplier shall be liable for and shall defend, indemnify, and hold harmless Customer from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Supplier, unless such charges are due to Customer’s gross negligence or willful misconduct or other actions by Customer that cause such charges to be incurred.  Customer shall be liable for and shall defend, indemnify, and hold harmless Supplier from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Customer, unless such charges are due to Supplier’s gross negligence or willful misconduct or other actions by Supplier that cause such charges to be incurred.

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Exhibit 4

Supplier’s Insurance Requirements

Insurance.  Supplier at its sole cost and expense, shall maintain the following insurance policies during the Term:

1.                                      Statutory workers’ compensation insurance and employer’s liability insurance, if applicable, provided in compliance with applicable state laws, but in any event with limits of not less than [***] per occurrence.

2.                                      Commercial general liability insurance for third party bodily injury, property damage and personal injury, including broad form contractual liability insurance, with limits of not less than [***] per occurrence.

3.                                      Automobile liability insurance covering owned, hired and non-owned automotives having a combined single limit of not less than [***] with respect to injuries or damages in any one occurrence.

4.                                      Statutory pollution insurance, to the extent required by statute, regulation or applicable law, including clean up and containment, seepage and pollution, with limits of not less than [***] per occurrence.

5.                                      Umbrella insurance coverage with an aggregate limit of not less than [***].  This umbrella coverage shall be in excess of all liability coverages required in Sections 1 through 3 above.

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Exhibit 5

Specifications

Specifications means (i) for Ottawa Product, the specifications of ISO STANDARD 13503-2, ISO STANDARD 13503-5, API Recommended Practice 56 and API Recommended Practice 19-C, including any modifications, amendments or successor standards thereto and any other industry-wide standards to which Customer and Supplier agree, and (ii) for 100-M Product, a quality consistent with what Customer has received previously from Supplier.

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Exhibit 6

Form Letters of Credit

See attached.

34

COMERICA BANK
INTERNATIONAL TRADE SERVICES
2321 ROSECRANS AVE., 5TH FL.
EL SEGUNDO, CA. 90245

DATE OF ISSUE: MMDDYYYY

FAX NO: (310) 297-2890
SWIFT: MNBDUS6S LAX

BENEFICIARY:
SCHLUMBERGER TECHNOLOGY CORPORATION
300 SCHLUMBERGER DRIVE
SUGAR LAND, TEXAS 77478
ATTN: [INSERT NAME]

GENTLEMEN:

WE HEREBY OPEN OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. [INSERT L/C NO.] IN YOUR FAVOR, FOR ACCOUNT OF INSIGHT EQUITY I LP, 1400 CIVIC PLACE, SUITE 250, SOUTHLAKE, TX 76092, FOR A SUM NOT EXCEEDING USD [INSERT AMOUNT] ((INSERT AMOUNT]) AVAILABLE BY YOUR DRAFT(S) AT SIGHT ON COMERICA BANK (IN THE FORM ATTACHED HERETO AS EXHIBIT A), WHEN ACCOMPANIED BY:

1.                                      THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2.                                      BENEFICIARY’S STATEMENT ON ITS LETTERHEAD DATED SIGNED BY AN OFFICER OF THE BENEFICIARY, INDICATING NAME AND TITLE OF THE SIGNER WORDED AS FOLLOWS:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE BENEFICIARY HAS THE RIGHT TO DRAW ON COMERICA BANK’S STANDBY LETTER OF CREDIT NO. [INSERT L/C NO.] IN THE AMOUNT OF $                   PURSUANT TO THE TERMS OF THAT CERTAIN SAND SUPPLY AGREEMENT, DATED AS OF      , 2011, THAT EXISTS BY AND BETWEEN THE BENEFICIARY AND SUPERIOR SILICA SANDS LLC (AS AMENDED FROM TIME TO TIME, THE “AGREEMENT”).”

SPECIAL CONDITIONS:
ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING.

PARTIAL DRAWINGS MAY BE MADE UNDER THIS LETTER OF CREDIT,

35

PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING AND SUCH UNDERTAKING SHALL NOT BE IN ANY WAY MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES, AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT.

ALL DRAFTS DRAWN UNDER THIS CREDIT MUST BE MARKED “DRAWN UNDER COMERICA BANK’S LETTER OF CREDIT NO. [INSERT L/C NO.]”.

ALL DOCUMENTS MUST BE PRESENTED TO US IN ONE LOT VIA COURIER SERVICE TO: COMERICA BANK INTERNATIONAL TRADE SERVICES, 2321 ROSECRANS AVE., 5TH FL., EL SEGUNDO, CA 90245, ATTN: STANDBY LETTER OF CREDIT TEAM 44.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

WE ENGAGE WITH YOU THAT EACH DRAFT DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED ON DELIVERY OF THE DOCUMENTS AS SPECIFIED IF PRESENTED AT THIS OFFICE ON OR BEFORE 3:00PM, [ONE YEAR FROM ISSUE DATE], 2012.

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ANNEX A

SIGHT DRAFT

	DATE:	REF. NO.

AT SIGHT

PAY TO THE ORDER OF US$

US DOLLARS

“DRAWN UNDER COMERICA BANK, IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER NO. DATED , 2011”

TO:	COMERICA BANK
	2321 ROSECRANS AVE., 5TH FL	(INSERT NAME OF BENEFICIARY)
EL SEGUNDO, CA 90245

AUTHORIZED SIGNATURE

GUIDELINES TO PREPARE THE SIGHT DRAFT:

1.                                      DATE:  ISSUANCE DATE OF DRAFT.

2.                                      REF. NO.:  YOUR REFERENCE NUMBER, IF ANY.

3.                                      PAY TO THE ORDER OF:  BENEFICIARY’S NAME

4.                                      US$:  AMOUNT OF DRAWING IN FIGURES.

5.                                      US DOLLARS:  AMOUNT OF DRAWING IN WORDS.

6.                                      LETTER OF CREDIT NUMBER:  OUR STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.                                      DATED:  ISSUANCE DATE OF OUR STANDBY L/C.

NOTE:  BENEFICIARY’S NAME SHOULD BE PRINTED AT THE BACK OF THE SIGHT DRAFT WITH ENDORSEMENT.

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Irrevocable Standby Letter of Credit No.

Date:

Schlumberger Technology Corporation
300 Schlumberger Drive
Sugar Land, Texas 77478
Attn: [Insert Name]

Ladies and Gentlemen:

We hereby establish, at the request and for the account of LBC Credit Partners II, L. P. and LBC Credit Partners Parallel II, L.P (the “Account Party”), in your favor, this Irrevocable Standby Letter of Credit No.         , in the aggregate amount of USD [Insert Amount] (United States Dollars [Insert Amount]) and expiring at the close of banking business at our offices at [One Year from Date of issuance], 2012.

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, in one or more drawings by your draft bearing thereon Letter of Credit No.          , payable at sight on a Banking Day (as defined below), and each accompanied by the original of this Letter of Credit, together with any amendment thereto, and a written and appropriately completed certificate signed by you in the form of Annex A attached hereto (any such draft accompanied by such certificate being a “Demand”).  As used herein, “Banking Day” means a day of the year on which banks are not required or authorized to close in New York City (USA).

If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 11:00 a.m. (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you on the third Banking Day following the date we shall have received such Demand, an amount in same-day funds equal to the amount of the draft submitted with such Demand.  If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, after 11:00 a.m.  (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you, on the fourth Banking Day following the date we shall have received such Demand, an amount in same-day funds equal to the amount of the draft submitted with such Demand.

In accordance with your instructions, payment under this Letter of Credit may be made to you by wire transfer of funds from the Federal Reserve Bank of New York to your account in a bank on the Federal Reserve wire system.

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such

38

Demand.

This Letter of Credit shall be governed by the International Standby Practices ISP 98, International Chamber of Commerce Publication No. 590, and, to the extent not inconsistent therewith, by the laws of the State of New York, including the Uniform Commercial Code as in effect in the State of New York.  Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at the address mentioned below, specifically referring to the number of this Letter of Credit.

Very truly yours,

WestLB AG, New York Branch

By:
Name:
Title:

By:
Name:
Title:

39

ANNEX A TO LETTER OF CREDIT

CERTIFICATE FOR DRAWING UNDER
IRREVOCABLE STANDBY LETTER OF CREDIT NO. [            ]

(THIS CERTIFICATE MUST BE PRESENTED ON BENEFICIARY’S LETTERHEAD)

WestLB AG, New York Branch
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Trade Finance

The undersigned, a duly authorized representative of Schlumberger Technology Corporation (the “Beneficiary”), hereby certifies to WestLB AG, New York Branch (the “Issuer”), with reference to Irrevocable Standby Letter of Credit No.     (the “Letter of Credit”) issued by the Issuer in favor of the Beneficiary, that this certificate has been executed and delivered by the Beneficiary pursuant to the Agreement (as defined below).

The undersigned hereby certifies that the Beneficiary has the right to draw on Letter of Credit No.              in the aggregate amount of $                 pursuant to the terms of that certain Sand Supply Agreement dated as of                , 2011 between Beneficiary and Superior Silica Sands LLC (as amended from time to time, the “Agreement”).

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the [                  ] day of [                                ],[          ].

BENEFICIARY:

Schlumberger Technology Corporation

By:
Name:
Title:

40

Exhibit 7

Wisconsin Supply Period Monthly Minimum Tonnage and Annual Minimum Tonnage

First Wisconsin Supply Period Contract Year:

	Wisconsin Supply Period Monthly Minimum Tonnage	Wisconsin Supply Period Annual Minimum Tonnage

Ramp-Up Period:
Month 1	[***]
Month 2	[***]
Month 3	[***]

Months 4-12	[***]
Total Annual Tons		[***]

Subsequent Wisconsin Supply Period Contract Years:

	Wisconsin Supply Period Monthly Minimum Tonnage	Wisconsin Supply Period Annual Minimum Tonnage

Months 1-12	[***]

Total Annual Tons		[***]

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Exhibit 10.7

SAND SUPPLY AGREEMENT

This Sand Supply Agreement (this “Agreement”), is entered into effective March 31, 2011 (the “Effective Date”), by and between Superior Silica Sands LLC, a Texas limited liability company (“Supplier”), and BJ Services Company, U.S.A., a Delaware corporation (“Customer”). Customer and Supplier may also be referred to hereafter as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Supplier is in the business of providing various industrial sands and aggregates to the oilfield production industry; and

WHEREAS, Customer carries on the business of performing various services to the oilfield production industry, and Customer needs certain particular sand products related to fracture stimulation, sand controls and related services; and

WHEREAS, Customer wishes to purchase such Product from Supplier on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Interpretation

1.1                               Definitions.  In this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

1.1.1                     100-M Product means sand of 100 mesh size, that meets the Specifications.

1.1.2                     Affiliate in relation to any party shall mean any individual, corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that party.

1.1.3                     Agreement has the meaning set forth in the first paragraph of this agreement.

1.1.4                     Annual Minimum Tonnage means, for each Contract Year during the Term of this Agreement, and except as otherwise set forth herein, the following:

(a)                                 During the Kosse Product Supply Period and, subject to

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Section 2.6.2 during the Transition Period, *** Tons of Ottawa Product.

(b)                                 During the Wisconsin Product Supply Period, *** Tons of Ottawa Product.

1.1.5                     Annual True-Up has the meaning set forth in Section 2.7.1.

1.1.6                     Bankruptcy means the occurrence of any of the following events with respect to a party:

(a)                                 the filing of an application by the party for, or a consent to the appointment of, a trustee or receiver of its assets;

(b)                                 the filing by the party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(c)                                  the making by the party of a general assignment for the benefit of its creditors;

(d)                                 the filing by the party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(e)                                  the entry by any court of competent jurisdiction of an order for relief of the party under Chapter 7 or 11 of United States Code, the entry of any order, judgment of decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the party, and any such order, judgment or decree continuing unstayed and in effect for a period of ninety (90) days after the entry.

1.1.7                     Business Day means any day other than Saturday or Sunday or other day upon which national banks in Waco, Texas are permitted or required by law to be closed.

1.1.8                     Cash Collateral has the meaning set forth in Section 3.2.4(a).

1.1.9                     Commencement Date means the date set forth in Section 2.1.

1.1.10              Contract Year means as follows:

(a)                                 For the first Contract Year, that period commencing on the

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Commencement Date and ending twelve (12) months after the Commencement Date;

(b)                                 For the second Contract Year, that twelve-month period commencing on the day after the end date of the first Contract year; and

(c)                                  For the third and any subsequent Contract Years, that twelve-month period commencing on the anniversary of the commencement of the prior Contract Year.

1.1.11              Conversion Notice has the meaning set forth in Section 2.4.

1.1.12              Customer has the meaning set forth in the first paragraph of this agreement.

1.1.13              Customer Confidential Information has the meaning set forth in Section 5.1

1.1.14              Customer Samples has the meaning set forth in Section 4.2.

1.1.15              Disclosing Party has the meaning set forth in Section 5.1.5.

1.1.16              Effective Date has the meaning set forth in the first paragraph of this agreement.

1.1.17              F.O.B. has the meaning given to it in the Uniform Commercial Code

1.1.18              Force Majeure means in relation to any party, any circumstances beyond the reasonable control of that party, including war (whether declared or undeclared), acts of God, embargoes, export, shipping or remittance restrictions, riots, injunctions, court orders and governmental actions, but excluding strikes, lock-outs or other industrial acts of the party’s employees.

1.1.19              IE Portions has the meaning set forth in Section 3.2.4(a).

1.1.20              Kosse Product Supply Period means the portion of the Term of this Agreement during which time Supplier’s fluid bed dryer processing plant is located in Kosse, Texas.

1.1.21              LBC Portion has the meaning set forth in Section 3.2.4(a).

1.1.22              Letters of Credit has the meaning set forth in Section 3.2.4(a).

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1.1.23              Monthly Maximum Order means an amount equal to 120% of the Monthly Minimum Tonnage.

1.1.24              Monthly Minimum Tonnage means 1/12 of the Annual Minimum Tonnage.

1.1.25              Ottawa Product means, (i) during the Kosse Product Supply Period and during the Transition Period, “Ottawa Type White” sand mined in Wisconsin of mesh sizes 20/40 and 30/70, as applicable, that meets the Specifications, and (ii) during the Wisconsin Product Supply Period, “Ottawa Type White” sand mined in Wisconsin of mesh sizes 20/40, 30/50 and 40/70, as applicable, that meets the Specifications.

1.1.26              Party or Parties has the meaning set forth in the first paragraph of this agreement.

1.1.27              Person or person means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

1.1.28              Prepayment Amount has the meaning set forth in Section 3.2.

1.1.29              Prepayment Date has the meaning set forth in Section 3.2.

1.1.30              Price has the meaning set forth in Section 3.1.

1.1.31              Product means both 100-M Product and Ottawa Product.

1.1.32              Railcar Late Fee has the meaning set forth in Section 3.3.

1.1.33              Ramp-Up Period has the meaning set forth in Section 2.6.3.

1.1.34              Repayment Obligation has the meaning set forth in Section 3.2.3.

1.1.35              Repayment Period has the meaning set forth in Section 3.2.1.

1.1.36              Required Supplier Railcar Release Date has the meaning set forth in Section 3.3.

1.1.37              Specifications means (i) for Ottawa Product, the specifications of ISO STANDARD 13503-2, ISO STANDARD 13503-5, API Recommended Practice 56 and API Recommended Practice 19-D, including any modifications, amendments or successor standards thereto and any other industry-wide standards to which Customer and Supplier agree, and (ii) for 100-M Product, a quality consistent

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with what Customer has received previously from Supplier.

1.1.38              Supplier has the meaning set forth in the first paragraph of this agreement.

1.1.39              Supplier Confidential Information has the meaning set forth in Section 5.1.

1.1.40              Supplier Railcar has the meaning set forth in Section 3.3.

1.1.41              Supplier Samples has the meaning set forth in Section 4.2.

1.1.42              Supplier’s Facility means (i) during the Kosse Product Supply Period and during the Transition Period, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around Kosse, Texas and that are owned or leased by Supplier, and (ii) during the Wisconsin Product Supply Period, (A) with respect to the Ottawa Product, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around New Auburn, Wisconsin and that are owned or leased by Supplier, and (B) with respect to the 100-M Product, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around Kosse, Texas and that are owned or leased by Supplier.

1.1.43              Target Party has the meaning set forth in Section 5.1.5.

1.1.44              Term has the meaning set forth in Section 2.2.

1.1.45              Ton means US Short Ton, which means 2,000 pounds.

1.1.46              Transition Notice has the meaning set forth in Section 2.3.

1.1.47              Transition Period means the period of time commencing on the date set forth in the Transition Notice as the commencement date for the Transition Period and ending on the day immediately prior to the first day of the Wisconsin Product Supply Period.

1.1.48              Week means a seven-day period commencing on a Sunday and ending on the following Saturday.

1.1.49              Wisconsin Product Supply Period means the portion of the Term of this Agreement during which time Supplier’s fluid bed dryer processing plant is located in Wisconsin.

1.2                               As used in this Agreement, unless expressly stated otherwise, references to

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(a) “including” mean “including, without limitation”; (b) “or” mean “either or both”; and (c) a “party” or “Party” mean Customer or Supplier and “parties” or “Parties” mean Customer and Supplier. Unless otherwise specified, all references in this Agreement to Articles or Sections are deemed references to the corresponding Articles or Sections in this Agreement.

2.                                      Production and Supply of Product

2.1                               Commencement Date.  Supplier shall commence production and delivery of Product on or before March 31, 2011 (the “Commencement Date”) in quantities meeting applicable Specifications and sufficient to satisfy Customer’s orders, in all cases subject to the Product order limitations set forth in Section 2.6 herein.

2.2                               Term of Agreement.  The term (the “Term”) of this Agreement shall commence on the Effective Date, and shall remain in effect for a period of three (3) years from and after the Commencement Date, unless sooner terminated in accordance with Article 7 herein. Notwithstanding the foregoing, if the scheduled expiration of the Term occurs prior to the end of the Repayment Period, as defined in Section 3.2.1 below, then this Agreement shall continue in full force and effect under the terms and conditions specified herein until the conclusion of such Repayment Period. Beginning six months prior to the expiration of the Term and for the remainder of the Term, the Parties agree to negotiate in good faith toward definitive documentation containing the terms and conditions of the sale of Product from Supplier to Customer for such period of time, if any, following the expiration of the Term that the Parties mutually agree.

2.3                               Notice of Commencement of Transition Period.  Supplier shall provide Customer with at least 10 Business Days’ prior written notice (the “Transition Notice”) before the Transition Period commences.

2.4                               Notice of Commencement of Wisconsin Product Supply Period.  Supplier shall provide Customer with at least 10 Business Days’ prior written notice (the “Conversion Notice”) before the Wisconsin Product Supply Period commences. During Wisconsin Product Supply Period, all references herein to the Wisconsin Product Supply Period shall apply, including with respect to the Price.

2.5                               General Terms and Conditions.

2.5.1                     General.  Each Contract Year of the Term, Supplier will sell, and Customer will purchase, the Annual Minimum Tonnage upon such terms and conditions as set forth herein. Customer will purchase

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Product on open account by submitting purchase orders to Supplier from time to time during the Term.

2.5.2                     Invoices; Payment.

(a)                                 On a schedule that is mutually agreeable to the Parties, Customer shall provide Supplier with a binding purchase order specifying (A) the amount of Ottawa Product and 100-M Product ordered and (B) the time(s) and date(s) during the Week following the date on which the purchase order was submitted that Customer will pick up the Product at the Supplier’s Facility. Purchase orders may be submitted electronically or in hard copy, or in such other manner as may be mutually acceptable to Customer and Supplier. The purchase orders for Ottawa Product submitted by Customer (i) during the Kosse Product Supply Period and during the Transition Period, are anticipated to be in ratio of 1:3 of mesh sizes 20/40 and 30/70, and (ii) during the Wisconsin Product Supply Period, are anticipated to be in ratios of 1:1:1 of mesh sizes 20/40, 30/50 and 40/70, respectively; provided, however, that the Parties acknowledge and agree that the ratios of mesh sizes of Ottawa Product delivered to Customer in all cases during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period shall ultimately be determined by the Supplier’s current mine feed and inventory availability of Ottawa Product.

(b)                                 Supplier will invoice Customer (i) for Product purchased by Customer within five (5) Business Days after Customer picks up the Product at Supplier’s Facility, (ii) for Supplier Railcars subleased by Customer within five (5) Business Days of the Required Supplier Railcar Release Date, (iii) for Railcar Late Fees that may apply to any Supplier Railcar within five (5) Business Days of the date such Supplier Railcar is released back to the rail carrier pursuant to Section 3.4, and (iv) for all sales or use taxes or applicable import or export taxes and charges within five (5) Business Days of Supplier being assessed, receiving invoices or remitting payment for such amounts. Customer shall remit payment for all invoices by wire transfer or electronic funds transfer (EFT) of immediately available funds to an account provided by Supplier (as updated from time to time in writing), or any other mutually agreed upon payment form, within 30 days from the date of receipt of such

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invoice by Customer setting forth the amount due. Any time the aggregate amount of *** due to Supplier under this Agreement remains unpaid for 45 days past the applicable due dates, Supplier shall have the right to withhold shipments to Customer and in such event Customer shall not be relieved of its Annual Minimum Tonnage obligations.

2.6                               Monthly Orders.

2.6.1                     Generally.

(a)                                 Ottawa Product.  Except as otherwise set forth in this Section 2.6 Customer shall use its good faith commercially reasonable efforts to order in each calendar month at least *** of the Monthly Minimum Tonnage. Customer and Supplier hereby agree that in no event shall Supplier be required to deliver more than the Monthly Maximum Order to Customer in any calendar month during the Term.

(b)                                 100-M Product.  Except as otherwise set forth in this Section 2.6 Customer shall use its good faith commercially reasonable efforts to order *** Tons of 100-M Product during each Contract Year. Customer and Supplier hereby agree that in no event shall Supplier be required to sell, nor shall Customer be required to purchase, any particular quantity of 100-M Product pursuant to this Agreement.

2.6.2                     Transition Period.  Notwithstanding the requirements of Sections 2.5.1 and 2.6.1, during the Transition Period, the Monthly Minimum Tonnage, the Monthly Maximum Order and the Annual Minimum Tonnage amounts may be adjusted by Supplier to account for variations in Product availability during the Transition Period; provided, however, that Supplier may not increase the Monthly Minimum Tonnage and Annual Minimum Tonnage amounts in excess of the amounts set forth in Sections 1.1.24 and 1.1.4, respectively, that are applicable to the Transition Period. Supplier shall provide the Customer with prior written notice of all adjustments to the Monthly Minimum Tonnage, the Monthly Maximum Order and the Annual Minimum Tonnage amounts no less than five (5) Business Days prior to the date that any such adjustments are to take effect.

2.6.3                     Ramp-Up Period. Notwithstanding the requirements of Sections 2.5.1  and 2.6.1, during the first three months of the Wisconsin

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Product Supply Period (the “Ramp-Up Period”), the requirements of Sections 2.5.1 and 2.6.1 shall be adjusted as follows: (i) during the first month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 1/48 of the Annual Minimum Tonnage, (ii) during the second month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 1/24 of the Annual Minimum Tonnage, and (iii) during the third month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 3/48 of the Annual Minimum Tonnage.

2.7                               Contract Year True-Up.

2.7.1                     Annual True-Up. Customer’s Annual Minimum Tonnage purchase requirement set forth in Section 2.5.1 above shall be considered “take or pay” (i.e., Customer shall pay the purchase price for such Annual Minimum Tonnage whether or not Customer actually plans orders for the same); provided that Customer shall only have to pay for *** percent (***%) of the portion of the Annual Minimum Tonnage that Customer did not order during such Contract Year. At the conclusion of each Contract Year, Customer shall be obligated to pay Supplier, within 45 days of the conclusion of such Contract Year, for *** percent (***%) of the portion of the Annual Minimum Tonnage that Customer did not order during such Contract Year (the “Annual True-Up”); provided, however, that for purposes of calculating the Annual True-Up, the Annual Minimum Tonnage shall be reduced by such amount to take into account (i) the reduced Monthly Minimum Tonnage and Annual Minimum Tonnage applicable during the Transition Period as set forth in Section 2.6.2 above and (ii) the reduced Monthly Minimum Tonnage and Annual Minimum Tonnage applicable during the Ramp-Up Period as set forth in Section 2.6.3 above. Supplier shall be entitled to sell to other customers of Supplier any or all of the Annual Minimum Tonnage not ordered by Customer.

2.7.2                     Prorated Contract Year. The Annual Minimum Tonnage shall be prorated based on the number of months, or fractions thereof, that have elapsed during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period, as applicable, in any Contract Year. The Monthly Minimum Tonnage and Monthly Maximum Order amounts shall each be prorated based on the fraction of each such month that has elapsed during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period, as applicable.

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2.8                               Title, Risk of Loss and Freight Responsibility.  All Product will be shipped F.O.B. Supplier’s Facility. Title and risk of loss or damage to Product shall pass to Customer at the time the Product is delivered to the carrier at Supplier’s Facility. Customer shall contract directly with carrier and transportation providers for the collection and transportation of Product from Supplier’s Facility. Charges for freight and all related costs for transportation of the Product from Supplier’s Facility to the destination designated by Customer shall be paid by Customer.

2.9                               Delivery by Rail.

2.9.1                     General.  Supplier shall load railcars at Supplier’s Facility in compliance with Customer’s instructions in its purchase order, subject to prior confirmation by Supplier.

2.9.2                     Demurrage Liability at Supplier’s Facility.  Supplier shall be responsible for any demurrage charges with respect to the Product incurred at Supplier’s Facility or caused by delays at Supplier’s Facility, in each case only when caused entirely by or due to the actions of Supplier. Any other demurrage charges will be the full responsibility of Customer.

2.9.3                     Indemnification.  Supplier shall be liable for and shall defend, indemnify, and hold harmless Customer from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Supplier, unless such charges are due to Customer’s gross negligence or willful misconduct or other actions by Customer that cause such charges to be incurred. Customer shall be liable for and shall defend, indemnify, and hold harmless Supplier from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Customer, unless such charges are due to Supplier’s gross negligence or willful misconduct or other actions by Supplier that cause such charges to be incurred.

3.                                      Price

3.1                               Price.  The price to be paid by Customer for the Product (the “Price”) purchased from Supplier from time to time shall be as set forth below:

3.1.1                     During the Kosse Product Supply Period and during the Transition Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

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Product Type	Price per Ton

20/40 mesh	***
30/70 mesh	***
100 mesh	***

3.1.2                     During the Wisconsin Product Supply Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

Product Type	Price per Ton

20/40 mesh	***
30/50 mesh	***
40/70 mesh	***
100 mesh	***

3.2                               Prepayment.  Notwithstanding any other provision of this Agreement, Customer shall pay to Supplier on the Effective Date (the “Prepayment Date”), a prepayment in the amount of *** in cash (the “Prepayment Amount”) by electronic funds transfer to an account designated by Supplier.

3.2.1                     Reduced Price of Ottawa Product.  In consideration of receipt of the Prepayment Amount, until Customer has purchased *** Tons of Ottawa Product (the “Repayment Period”), the Price for Product purchased from Supplier, including amounts paid as Annual True-Ups, for up to *** Tons of Ottawa Product, shall be as set forth below:

During the Kosse Product Supply Period and during the Transition Period:

Price per Ton (FOB Supplier’s Facility)
Product Type	Original Price	Discount	Net Price

20/40 mesh	***	***	***
30/70 mesh	***	***	***

During the Wisconsin Product Supply Period:

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Price per Ton (FOB Supplier’s Facility)
Product Type	Original Price	Discount	Net Price

20/40 mesh	***	***	***
30/50 mesh	***	***	***
40/70 mesh	***	***	***

3.2.2                     Price Adjustments.  For the avoidance of confusion, the provisions in this Agreement providing for Price adjustments, including, without limitation, those provided for in Section 3.5 of this Agreement, will be effective with respect to the Prices set forth in Section 3.2.1.

3.2.3                     Effect of Termination.  In the event Customer terminates this Agreement pursuant to Section 7.2 or Section 7.3 of this Agreement, Supplier shall repay to Customer the amount, if any, by which the Prepayment Amount exceeds the sum of (i) the aggregate amount of Price reductions realized by Customer pursuant to this Section 3.2 as of the effective date of termination of this Agreement and (ii) any amounts owed by Customer to Supplier under this Agreement (the “Repayment Obligation”).

3.2.4                     Collateral Support.

(a)                                 Letters of Credit and Cash Collateral.  To secure Supplier’s Repayment Obligation under Section 3.2.3 above, Supplier will cause letters of credit to be issued (the “Letters of Credit”), and/or cash collateral to be posted in a segregated escrow account (“Cash Collateral”), no later than the Prepayment Date for the benefit of Customer in the aggregate amount of *** (a portion of which will be issued and/or posted by or on behalf of Insight Equity I LP and/or an affiliate thereof (“IE Portion”) and a portion of which will be issued and/or posted by or on behalf of LBC Credit Partners, L.P. and/or an affiliate thereof (“LBC Portion”)). At any time and from time to time, Supplier may cause (i) Cash Collateral to be substituted for Letters of Credit in an aggregate face amount equal to the amount of such Cash Collateral being substituted and (ii) the Letters of Credit to be substituted for Cash Collateral in an aggregate amount equal to the face amount of such Letters of Credit being substituted. Customer shall promptly release all Cash Collateral that has

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been substituted by Letters of Credit and return all Letters of Credit for cancellation that have been substituted by Cash Collateral. In connection with the establishment of any Cash Collateral, the parties will be required to enter into an escrow agreement in favor of Customer including standard and customary terms and conditions and such escrow agent or bank may require certain standard and customary documentation be provided by Customer and Supplier related to such escrow account.

(b)                                 Return of Letters of Credit and Cash Collateral.  Unless otherwise previously drawn upon in accordance with the terms of Section 3.2.4(c) below, Customer shall immediately return the Letters of Credit to Supplier for cancellation and release all Cash Collateral upon the earliest to occur of (i) the second anniversary of the Prepayment Date, (ii) the purchase by Customer of *** Tons of Ottawa Product and (iii) the termination of this Agreement.

(c)                                  Draw on Letters of Credit and Cash Collateral.  At any time within 10 days prior to the expiry date of any Letter of Credit (but excluding any expiry date that occurs after the second anniversary of the Prepayment Date), unless Customer has received a replacement or extension of such Letter of Credit or Cash Collateral in substitute therefor, Customer shall have the right to draw on such Letter of Credit (up to the maximum amount specified in clause (d) below) and deposit the proceeds thereof into a segregated escrow account to be held as Cash Collateral in accordance with the terms of this Section 3.2. In addition, if Supplier fails to pay to Customer the Repayment Obligation pursuant to Section 3.2.3 above when due and such failure continues for a period of 30 days after written demand is received by Supplier, Customer shall have the right to draw on the Letters of Credit and Cash Collateral (up to the maximum amount specified in clause (d) below) and shall apply the proceeds thereof to the outstanding amount of the Repayment Obligation until paid in full; provided, that Customer and Supplier each agree that any draws on the Letters of Credit and Cash Collateral will be made on a pro rata basis, 83.33% and 16.67% respectively, as between the IE Portion and the LBC Portion. Customer shall provide Supplier three (3) Business Days prior written notice of a

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draw on any Letter of Credit.

(d)                                 Maximum Amount.  Customer covenants and agrees that Customer shall have no right to draw on any Letters of Credit or Cash Collateral pursuant to Section 3.2.4(c) above for an amount in excess of the Repayment Obligation.

(e)                                  Reduction.  No less frequently than at the end of each calendar quarter, Letters of Credit will, at the request of Insight Equity I LP or LBC Credit Partners, as applicable, be replaced or amended and/or Cash Collateral will be reduced, in each case, to reflect the actual amount of the Repayment Obligation.

(f)                                   Third Party Beneficiaries.  Insight Equity I LP and LBC Credit Partners, L.P. are each an intended third party beneficiary of this Section 3.2.4, and this Section 3.2.4 shall not be amended or otherwise modified without the prior written consent of each of Insight Equity I LP and LBC Credit Partners, L.P.

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3.3                               Supplier Railcar Rental Fees.  Customer may, from time to time, sublease railcars from Supplier (each, a “Supplier Railcar”) for the transportation of Product from Supplier’s Facility to the destination designated by Customer at a cost of an additional $[***] per Ton of Product carried in such Supplier Railcar; provided, however, that no Supplier Railcar may be used by Customer for the storage of Product. All Supplier Railcars must be released back to the rail carrier in an empty condition for return to Supplier’s Facility no later than four (4) Business Days after the date of delivery of the Product contained in such Supplier Railcar to the destination designated by Customer (the “Required Supplier Railcar Release Date”). For each Supplier Railcar that is not released back to the rail carrier in an empty and clean condition suitable for use and returned to Supplier’s Facility by the Required Supplier Railcar Release Date, Customer shall be charged $[***] per day (the “Railcar Late Fee”) until such Supplier Railcar is released back to the rail carrier in such condition as stated above. Upon Customer’s reasonable request, Supplier shall provide Customer with a daily tracking of Supplier Railcars that are currently being leased by Customer from Supplier. Customer shall indemnify Supplier for all damage to Supplier Railcars caused during the period of time that such Supplier Railcars were leased by Customer.

3.4                               Charges, Sales Taxes and other Fees for Product.  In addition to the Prices set forth in Section 3.1 above, Customer shall be responsible for all sales or use taxes or applicable import or export taxes and charges.

3.5                               Annual Price Adjustments.  The Price may be adjusted upward or downward on each anniversary of the Commencement Date by an amount that is mutually agreed upon by Supplier and Customer and that is reflective of then current market conditions.

4.                                      Disclaimer of Warranty; Inspection; Release from Consequential Damages

4.1                               Disclaimer of Warranty.  Supplier makes no warranties, express or implied, regarding the Product or its fitness for any particular purpose, other than that the Product will meet or exceed its Specifications and will be free and clear of all liens and encumbrances.

4.2                               Inspection.  Supplier and Customer shall carefully inspect the Product for compliance with the Specifications and for the mesh size composition of the Ottawa Product. Supplier shall take 20 100-gram samples (“Supplier Samples”) of Product randomly from each 100 car unit train at Supplier’s Facility prior to release of any shipment to a carrier. Customer shall also take 20 100-gram samples (“Customer Samples”) of Product randomly from each 100 car train upon receipt of the train at the destination designated by Customer. In the event that the test results obtained from analysis of the Supplier Samples and Customer Samples differ by a materially significant

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amount, Supplier and Customer shall exchange with one another half of each of the Supplier Samples and Customer Samples for analysis. The Parties agree to engage in good faith discussions to resolve any discrepancies in the results of analysis of the Supplier Samples and the Customer Samples.

4.3                               Nonconformity of Product.  Customer may make claims for Product not meeting the Specifications if the Customer Samples results show that the Product in any rail car received from Supplier does not meet the Specifications. Any claim that the Product delivered to the Customer does not conform to its Specifications must be made in writing by the Customer and be received by Supplier within thirty (30) days from the date of Customer’s receipt of the Product. Supplier’s exclusive liability and Customer’s sole remedy in connection with any Product which proves to be nonconforming shall be for Supplier to replace such portion of nonconforming Product, at no charge to Customer, at Supplier’s Facility by such reasonable date as Customer may request, or, at the option of Supplier, and in the event that Customer has already paid for the nonconforming Product, to reimburse that portion of the Price of the Product that is deemed to be nonconforming. This provision does not cover nonconformity attributable to causes or occurrences beyond Supplier’s control, including, but not limited to, misuse, mishandling, neglect, improper storage, improper alteration or improper application by Customer or by any third-party agent of Customer.

4.4                               Mutual Release from Consequential Damages.  NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER FROM LIABILITY ATTRIBUTABLE TO, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL AND PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL THEORY.

5.                                      Confidentiality

5.1                               Confidential Information.  Customer, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to various trade secrets and confidential information of Supplier, including information relating specifically to the pricing, logistics and production of the Product (“Supplier Confidential Information”). Supplier, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to trade secrets and confidential information of Customer, including supplier and customer lists, pricing and

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marketing information and the like (“Customer Confidential Information”). Each of the parties to this Agreement acknowledges and agrees that the confidential information (whether Supplier Confidential Information or Customer Confidential Information) shall include the existence and terms of this Agreement and Customer acknowledges that Supplier Confidential Information is of substantial proprietary value to Supplier, and Supplier acknowledges that Customer Confidential Information is of substantial proprietary value to Customer. The parties hereby agree as follows:

5.1.1                     Customer shall keep Supplier Confidential Information in the strictest confidence, and Supplier Confidential Information shall not, without the prior written consent of Supplier, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Supplier Confidential Information.

5.1.2                     Supplier shall keep Customer Confidential Information in the strictest confidence, and Customer Confidential Information shall not, without the prior written consent of Customer, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Customer Confidential Information.

5.1.3                     Customer agrees not to use Supplier Confidential Information for its own benefit and not to disclose Supplier Confidential Information to any person other than any Affiliate of Customer except as is necessary for the performance of its obligations under this Agreement.

5.1.4                     Supplier agrees not to use Customer Confidential Information for their own benefit and not to disclose Customer Confidential Information to any person other than any Affiliate of Supplier except as is necessary for the performance of their obligations under this Agreement.

17

5.1.5                     Customer and Supplier agree that their respective obligations under this Section 5 shall continue after the termination or expiration of this Agreement for a period of two (2) years. The parties also agree that all Affiliates and agents of the parties to whom confidential information is disclosed will be bound by the provisions of this Section 5 and that the parties will be responsible for any breaches by their respective Affiliates or agents of the terms of this Section 5. If a party (the “Disclosing Party”) receives a request to disclose all or any part of the confidential information of another party (the “Target Party”) under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a governmental body, such party hereby agrees to, and agrees to cause its Affiliates to: (a) immediately notify the Target Party in writing of the existence, terms and circumstances surrounding the request so that the Target Party may seek an appropriate protective order or waive the Disclosing Party’s compliance with the provisions of this Agreement (and, if the Target Party seeks an order, to provide the cooperation as the Target Party shall reasonably request); and (b) if disclosure of the Target Party’s confidential information is required in the written opinion of the Disclosing Party’s counsel, then the Disclosing Party shall exercise reasonable efforts, with the cooperation of the Target Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed the Target Party’s confidential information that the Target Party so designates.

5.1.6                     Each party hereby agrees that the breach of this Section 5 would cause irreparable harm to the non-breaching party or parties for which money damages would not be adequate compensation. If any party, or any Affiliate or agent of any party, breaches or threatens a breach of the provisions of this Section 5, the non-breaching party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the breaching party from violating the provisions without the necessity of posting a bond or other security therefore. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other remedies available to it at law or in equity.

5.2                               Excluded Information.  Notwithstanding anything in this Agreement to the contrary, Supplier Confidential Information and Customer Confidential Information shall not be deemed to include information that any party can demonstrate: (a) was in the public domain before the time of its disclosure by any party; (b) entered the public domain before the time of its disclosure by any party through means other than an unauthorized disclosure resulting from an act or omission by the disclosing party; (c) is independently developed by any party without use of Supplier Confidential Information or

18

Customer Confidential Information, as applicable; or (d) is disclosed to any party without restriction on further disclosure by a third party having the right to make such disclosure. In addition, notwithstanding anything in this Agreement to the contrary, Supplier may publicly disclose the existence and content of this Agreement without the consent of Customer (i) to the extent required by applicable federal and state securities laws in effect from time to time, (ii) to third parties who agree to keep such information confidential in connection with an acquisition, disposition, equity or debt financing or other strategic transaction involving Supplier or any of its Affiliates and (iii) to contractors, service providers and consultants of Supplier or any of its Affiliates who agree to keep such information confidential in connection with activities undertaken at the request of Supplier or any of its Affiliates.

6.                                      Force Majeure

6.1                               Notice of Force Majeure.  If Customer or Supplier is affected by Force Majeure it shall promptly notify the other of the nature and extent of the Force Majeure.

6.2                               No Breach.  Notwithstanding any other provision of this Agreement, neither Customer nor Supplier shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the nonperformance of any of its obligations under this Agreement (other than Customer’s failure to make payments to Supplier hereunder when due), to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly.

6.3                               Remedy for Force Majeure.  The cause of the Force Majeure shall so far as possible be remedied with all reasonable dispatch. If any Force Majeure prevails for a continuous period in excess of fourteen (14) days, both Parties’ performance hereunder shall be suspended and Customer and Supplier shall enter into good faith discussions with a view to alleviating its effects, or agreeing upon alternative arrangements.

7.                                      Termination

7.1                               Termination by Supplier.  Supplier shall have the right to immediately terminate this Agreement upon the occurrence of any of the following events:

7.1.1                     In the event of Customer’s Bankruptcy;

7.1.2                     In the event Customer should fail to make any payment to Supplier hereunder when due, and such failure continues for a period of *** after written notice is sent to Customer by Supplier of such failure to

19

make such payment when due;

7.1.3                     In the event that Customer is affected by Force Majeure, and such Force Majeure has not been remedied within *** of the initial occurrence of such event; or

7.1.4                     Upon written notice by Supplier to Customer at least ninety (90) days, but no greater than one hundred twenty (120) days, prior to the expiration of the Term of this Agreement.

7.2                               Termination by Customer.  Customer shall have the right to immediately terminate this Agreement after the occurrence of any of the following events:

7.2.1                     In the event of Supplier’s Bankruptcy;

7.2.2                     If Supplier fails to produce and deliver the Product in accordance with its Specifications, and Supplier has been unable to cure such failure to the reasonable satisfaction of Customer within *** after written notice from Customer;

7.2.3                     In the event that Supplier is affected by Force Majeure, and such Force Majeure has not been remedied within *** of the initial occurrence of such event; or

7.2.4                     Upon written notice by Customer to Supplier at least ninety (90) days, but no greater than one hundred twenty (120) days, prior to the expiration of the Term of this Agreement.

7.3                               Other Breaches.  Customer and Supplier each shall have the right to terminate this Agreement for any other breach of this Agreement by the other Party that, if capable of being cured, is not cured within *** after written notice thereof is given to such other Party, except as otherwise provided herein.

7.4                               Purchase of Product.  Upon the termination of this Agreement for any reason, Customer shall purchase from Supplier all Product that has been ordered by Customer but not delivered to Customer as of the date of the termination, and Supplier shall promptly deliver such Product to Customer.

7.5                               Continuing Obligations.  Upon the termination of this Agreement, all obligations of the Parties arising from this Agreement shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement; provided, that the termination or expiration of this Agreement through any means and for any reason shall not relieve any of the Parties of any obligation accruing prior thereto and

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shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.                                      Notice

8.1                               Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be: (i) delivered personally, (ii) sent by facsimile transmission (with confirmation of receipt) or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery. Such notices, demands and other communications will be sent to the address indicated below:

If to Supplier, to:                                                  Superior Silica Sands

3014 LCR 704

Kosse, Texas 76653

Attn:  Rick Shearer

President and CEO

Email: rick@sssand.com

with a copy to:                                                             Superior Silica Sands

1400 Civic Place, Suite 250

Southlake, Texas 76092

Attn: Eliot Kerlin

Email: ekerlin@insightequity.com

If to Customer, to:                                         BJ Services Company, U.S.A.

11211 FM 2920

Tomball, Texas 77375

Attn: Dennis Peters

with a copy to:                                                             BJ Services Company, U.S.A.

4601 Westway Park Blvd.

Houston, Texas 77041

Attn: Region Legal and Compliance Counsel - BJ North America

9.                                      Miscellaneous

9.1                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon the determination that any term or other

21

provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.2                               Effect of Waivers.  No failure or delay by any party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by any party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision. A Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving party.

9.3                               Entire Agreement.  This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties. In case of a conflict between this Agreement and a purchase order contemplated hereunder, the terms of this Agreement shall govern unless a writing is duly executed by both Parties stating otherwise.

9.4                               Legal Representation and Construction.  Each Party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related documents.

9.5                               Amendments.  This Agreement may not be amended except in writing properly executed by Customer and Supplier. Except as specifically amended, this Agreement shall remain in full force and effect as written.

9.6                               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to the Agreement and may be appended to any other counterpart.

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9.7                               Jurisdiction And Venue; Choice Of Law.

9.7.1                     CUSTOMER AGREES AND ACKNOWLEDGES THAT IT IS TRANSACTING BUSINESS WITH SUPPLIER IN THE STATE OF TEXAS AND THAT THIS AGREEMENT SHALL BE GOVERNED BY, SUBJECT TO, AND CONSTRUED ACCORDING TO THE INTERNAL LAWS, AND NOT THE LAWS RELATING TO CONFLICTS OF LAW, OF THE STATE OF TEXAS.

9.7.2                     ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF TEXAS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE UNITED STATES DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

9.7.3                     THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.8                               Attorneys’ Fees.  The parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement. In any action brought pursuant to this Agreement, the prevailing party shall be entitled to recovery of its costs and expenses, including reasonable attorneys’ fees.

9.9                               Independent Contractor.  Each of Customer and Supplier is an independent contractor with respect to the other and is not an employee of the other or any of the other’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the Customer and Supplier.

9.10                        Assignment.  Neither Customer, on the one hand, nor Supplier, on the other hand. may assign its rights under this Agreement to, or have its obligations assumed by, any Person without the prior written consent of

23

the Customer or Supplier, as applicable, such consent not to be unreasonably withheld.

9.11                        Headings.  The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

9.12                        Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise provided in Section 3.2.4, this Agreement is intended solely for the benefit of the Parties and their respective successors and assigns and nothing in this Agreement shall be construed to create any duty to, or standard care with reference to, or liability of a party to, any person not a party to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty among the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Party.

9.13                        Silica Warning.  Supplier’s products contain respirable crystalline silica, which is considered by some sources to be a cause of cancer. Breathing excessive amounts of respirable silica dust can also cause a disabling and potentially fatal lung disease called silicosis, and has been linked by some sources with other diseases. During transportation, use, clean-up or handling, follow all NIOSH and MSHA procedures and recommended practices, including wearing properly-fitted, NIOSH-approved or MSHA-approved air supplied protective equipment in accordance with applicable government regulations and manufacturer instructions. For further information, refer to the appropriate Material Safety Data Sheet, a copy of which is available from the Supplier upon request. Customer hereby accepts all responsibility to maintain a safe work environment, warn, notify, train and provide all necessary and appropriate NIOSH/MSHAapproved protective equipment to all persons handling or in the presence of this product, and enforce the requirement that NIOSH/MSHA-approved protective equipment be used when handling the product.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Sand Supply Agreement as of the Effective Date.

SUPPLIER:

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer
Name:	Richard J. Shearer
Title:	President & CEO

CUSTOMER:

BJ Services Company, U.S.A.

By:	/s/ Lindsay Link
Name:
Title:

[Signature Page to Sand Supply Agreement]

Exhibit 10.8

WET SAND SUPPLY AGREEMENT

between

Superior Silica Sands LLC

and

Midwest Frac and Sands LLC

Dated July 17, 2012

Article 1 Definitions; Interpretation		1
1.1	Definitions	1
1.2	Interpretation	1
1.3	Calculation of Wet Sand Quantities	2

Article 2 Effective Date; Term		3
2.1	Effectiveness; Term	3
2.2	Supply Period	3

Article 3 Construction of Wet Plant; Operations		3
3.1	Construction of the Wet Plant	3
3.2	Stock Pile Area	4
3.3	Rolling Stock	4
3.4	Site Grading	4
3.5	Services and Utilities	4
3.6	Permits	4
3.7	Commissioning Tests; Achievement of Wet Plant Completion Date	5
3.8	Submission of Reports and Information	5
3.9	Seller Observation Visits	5
3.10	Maintenance in Good Working Order; Operations	6
3.11	Modifications to Wet Plant	6

Article 4 SSS Access Rights for Construction; SSS Ownership		6
4.1	SSS Access Rights	6
4.2	Access by SSS to Wet Plant	7
4.3	Taxes in Relation to Wet Plant	7
4.4	Terms Applicable to Any Wet Plant Removal	7
4.5	SSS Ownership	7

Article 5 Supply of Wet Sand to Stock Pile		8
5.1	Sale and Purchase of Wet Sand	8
5.2	Quantity Limitations	9
5.3	Take or Pay Quantities	10
5.4	Estimated Requirements; Wet Sand Production Orders	10
5.5	Stock Pile Management	11
5.6	Free of Encumbrances	12

Article 6 Delivery of Wet Sand to Tender Point		12
6.1	Order for Delivery	12
6.2	Delivery of Wet Sand	12
6.3	Grant of Necessary Property Rights for Delivery	12
6.4	Terms of Delivery	13
6.5	Replacement of Delivery Party	13
6.6	Byproduct Disposal	14

Article 7 Failure to Supply		14
7.1	Seller’s Failure to Supply	14

Article 8 Measurement		14
8.1	Weight Determination	14
8.2	Sampling and Analysis	14

Article 9 Assurances as to Supply		15
9.1	Dedicated Source of Supply	15
9.2	Right to Sell Wet Sand from the Torgerson Mine Area	15
9.3	Limitation on Other Supply Commitments	15

Article 10 Operating Procedures		16
10.1	Operating Procedures	16

Article 11 Quality; Off-Spec Deliveries		16

i

(continued)

11.1	Wet Sand Quality	16
11.2	Inspection	17
11.3	Rejection; Effect of Rejection	17

Article 12 Compliance with Law		17
12.1	Compliance with Law	17

Article 13 Prices		17
13.1	Prices	17
13.2	Price Adjustment for Dry Sand Tolling Agreement	18
13.3	Price Adjustment for Third Party Wet Sand Sales	18

Article 14 Billing and Payment		19
14.1	Billing	19
14.2	Payment	20
14.3	Payment Disputes	21
14.4	Supporting Data	21

Article 15 Risk of Loss; Title		22
15.1	Risk of Loss; Title	22
15.2	Release of Stockpiled Wet Sand	22

Article 16 Taxes		22
16.1	Taxes Applicable to Seller	22
16.2	Taxes Applicable to SSS	22

Article 17 Insurance		23
17.1	Maintenance of Insurance Policies	23
17.2	Event of Loss	23
17.3	Certificates of Insurance	24
17.4	Insurance Reports	24
17.5	No Limitation on Liability	24

Article 18 Representations and Warranties		24
18.1	Representations and Warranties of Seller	24
18.2	Representation and Warranties of SSS	25

Article 19 Indemnification		26
19.1	Indemnification	26
19.2	Limitation on Indemnification	27
19.3	Defense of Claims	27

Article 20 Limitation of Liability		29
20.1	Limitation of Liability	29

Article 21 Default; Termination		29
21.1	Seller Events of Default	29
21.2	SSS Events of Default	30
21.3	Termination Notice	31
21.4	Obligations Following Termination Notice	31
21.5	Other Remedies	32

Article 22 Transfer of Wet Plant		32
22.1	Obligation to Transfer upon Expiration of Term	32
22.2	Obligation to Transfer upon Occurrence of Construction Cost Discount Parity Date	32
22.3	Scope of Transfer	33
22.4	Timing	33
22.5	Transferred “As Is”	33
22.6	Removal of Other Property	33
22.7	Mechanisms of Transfer	34
22.8	Encumbrances	34

ii

(continued)

22.9	Offset of Buy Out Payment	34

Article 23 Force Majeure		34
23.1	Force Majeure	34
23.2	Notification Obligations	35
23.3	Duty to Mitigate	36
23.4	Delays Caused by Force Majeure	36
23.5	Payment During Force Majeure Event	37
23.6	Right to Terminate Following a Force Majeure Event	37

Article 24 Dispute Resolution		38
24.1	Applicability of Resolution Procedures	38
24.2	Management Discussions	38
24.3	Litigation	38
24.4	Obligations Continue	38
24.5	Injunctive Relief	38
24.6	Survival	38

Article 25 Miscellaneous		39
25.1	Notices	39
25.2	Effect of Notices	39
25.3	Amendment	39
25.4	Survival	39
25.5	Third Party Beneficiaries	39
25.6	No Waiver	39
25.7	Relationship of the Parties	40
25.8	Expenses of the Parties	40
25.9	Consent	40
25.10	Governing Law	40
25.11	Entirety	40
25.12	Assignment	40
25.13	Contracting	41
25.14	Confidentiality	41
25.15	No Liability for Review	42
25.16	Specific Performance	42
25.17	Counterparts	42
25.18	Further Assurances	43
25.19	Severability	43
25.20	Partial Invalidity	43

Schedule 1 Definitions		1-1
Schedule 2 Methodology for Establishing Prices		2-1
Schedule 3 Take or Pay Quantities; Annual Take or Pay Quantity Deficiency Payments		3-1
Schedule 4 Buy Out Price		4-1
Schedule 5 Determination of Construction Cost Discount Parity Date		5-1
Schedule 6 Insurance		6-1
Schedule 7 Contract Wet Sand Quality		7-1
Schedule 8 Procedures for Determining Wet Sand Weight		8-1
Schedule 9 Quality Analysis Procedures		9-1
Schedule 10 Premises; Site		10-1
Schedule 11 Torgerson Mine Area		11-1
Schedule 12 Governmental Approvals to be Obtained by SSS		12-1
Schedule 13 Specified Governmental Approvals to be Obtained by Seller		13-1
Schedule 14 Estimated Construction Schedule		14-1

iii

(continued)

Schedule 15 Technical Specifications	15-1
Schedule 16 Testing Procedures	16-1
Schedule 17 Notices	17-1

iv

THIS WET SAND SUPPLY AGREEMENT (this “Agreement”) is made as of the 17th day of July 2012 (the “Execution Date”) by and between:

(1)                                 Midwest Frac and Sands LLC (“Seller”), a limited liability company organized with its principal office located at 632 US Hwy 8 Turtle Lake, WI 54889; and

(2)                                 Superior Silica Sands LLC (“SSS”), a Texas limited liability company.

Each of Seller and SSS is hereinafter referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                    SSS will require a reliable source of Wet Sand (as hereinafter defined) to operate its sand operations for purposes of supplying SSS customers with sand;

B.                                    SSS intends to construct a Wet Plant (as hereinafter defined) on the Site (as hereinafter defined) owned by Seller and to retain Seller to operate and maintain the Wet Plant for purposes of producing Wet Sand from Seller’s raw feed supply reserves pursuant to the terms and conditions set forth herein; and

C.                                    SSS desires to purchase Wet Sand from Seller, and Seller desires to supply and deliver Wet Sand to SSS at the Production Delivery Point (as hereinafter defined) and at the Tender Delivery Point (as hereinafter defined) for use in ultimately supplying SSS sand customers, each in the quantities and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Definitions; Interpretation

1.1                               Definitions

Unless otherwise required by the context in which a term appears, capitalized terms (whether stated in the singular or plural, present, future, or past tense) shall have the meaning specified in Schedule 1.

1.2                               Interpretation

(a)                                 In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv)

1

reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Schedule, or other provision hereof; (vi) “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term; (vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (viii) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.  Captions and headings in this Agreement are for reference only and do not constitute a part of the substance of this Agreement and shall not be considered in construing this Agreement.  References in the body of this Agreement to Articles, Sections, and Schedules (and Annexes thereof) are to Articles and Sections of and Schedules (and Annexes thereof) to this Agreement, unless stated otherwise.  References in any Schedule to Articles, Sections, and Annexes are references to Articles, Sections, and Annexes of that Schedule, unless stated otherwise.  References in any Schedule (or Annex thereto) to Articles and Sections of the Agreement are references to the body of this Agreement, unless stated otherwise.

(b)                                 In carrying out its obligations and duties, and in providing estimates under this Agreement, each Party shall have an implied obligation of good faith.

(c)                                  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)                                 To the extent there exists a conflict between any provisions of this Agreement and any Schedule or Annex, the provisions of this Agreement shall prevail.

1.3                               Calculation of Wet Sand Quantities

The quantities of Wet Sand referred to in Section 5.2.1, in Section 9.3, and in other provisions of this Agreement referencing Wet Sand quantities are based on Wet Sand having a nominal value of 80% +#50 mesh content.  If the average mesh content of the Wet Sand delivered to SSS during any relevant period is more or less than this value, such quantities shall be adjusted accordingly.

2

Article 2
Effective Date; Term

2.1                               Effectiveness; Term

This Agreement shall commence and become effective on the Execution Date and shall, unless terminated earlier in accordance with its terms, remain in force until the expiration of the Supply Period (the “Term”).

2.2                               Supply Period

(a)                                 The “Supply Period” shall commence on the Wet Plant Completion Date and shall expire upon the end of the 10th Agreement Year.

(b)                                 Seller shall give to SSS:

(i)                                   ten (10) Days’ notice of the date on which Seller expects the Wet Plant Completion Date will occur; and

(ii)                                notice of the occurrence of the Wet Plant Completion Date on the Day thereof.

Article 3
Construction of Wet Plant; Operations

3.1                               Construction of the Wet Plant

(a)                                 SSS shall enter into a contract (the “D/B Contract”) with a Contractor approved by Seller (“D/B Contractor”) pursuant to which SSS shall retain D/B Contractor to perform all design services required and to construct the Wet Plant on the Site in accordance with this Agreement.  Other than through such subcontracted services, SSS shall perform no design or construction of the Wet Plant.  The D/B Contract shall involve Seller in the negotiation of the D/B Contract and shall not execute the D/B Contract without Seller’s approval.

(b)                                 SSS shall provide in the D/B Contract that the design, procurement, and construction of the Wet Plant shall be carried out with all proper skill and care and in all material respects in accordance with this Agreement, including the Technical Specifications, all applicable Laws, and Prudent Construction/Operation Practices.

(c)                                  SSS shall provide in the D/B Contract that all equipment that is permanently installed by the SSS or any of SSS’s Contractors as part of the Wet Plant to be new and unused at the time of such installation and to otherwise comply with the Technical Specifications.

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3.2                               Stock Pile Area

(a)                                 Seller shall be responsible for surveying and staking out the Wet Sand Stock Pile Area, subject to the reasonable approval of SSS.  Seller shall use Wet Sand to establish a base for the Wet Sand Stock Pile Area, at no cost to SSS.

(b)                                 The Wet Sand Stock Pile Area shall be no less than 200,000 tons.

3.3                               Rolling Stock

Seller shall be responsible for acquiring, maintaining, and operating the Rolling Stock.

3.4                               Site Grading

Seller shall at no cost or expense to SSS undertake the grading of the Site where the Wet Plant is to be located.  Seller shall do so in accordance with applicable Law and Prudent Construction/Operation Practice and shall complete such Site grading prior to the Required On-Site Construction Date.

3.5                               Services and Utilities

(a)                                 Seller shall provide on the Site at no cost or expense to SSS the following services and utilities: electricity; provided, however, that such utilities and services shall only be used in connection with SSS’s and its Contractors’ performance of SSS’s Wet Plant obligations under this Agreement.  Seller shall have no responsibilities to provide water, phone service, transportation, sewer, compressed air, or any other utility or service.  Electricity shall be available as of the Required On-Site Construction Date.

(b)                                 Seller shall construct, operate, and maintain such high-pressure wells and water reservoirs as are necessary to operate the Wet Plant.  The water reservoirs shall be sized to satisfy the following: (i) Clay and silt to properly settle in the reservoir; and (ii) clean water to be pumped from the surface of the reservoir back to the wet plant

3.6                               Permits

(a)                                 In connection with the construction of the Wet Plant, SSS shall secure the Governmental Approvals listed in Schedule 12.

(b)                                 Except to the extent SSS is responsible for a Governmental Approval described in Section 3.6(a), Seller will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the term of this Agreement, all Governmental Approvals necessary for Seller to construct, install and operate the Wet Plant and Rolling Stock and otherwise perform its obligations under this Agreement, including all Governmental Approval listed in Schedule 13.  Seller will use commercially reasonable efforts to obtain such Governmental Approvals as expeditiously as possible and, upon request, shall provide a copy to SSS.

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(c)                                  Each Party shall on a timely basis provide all customary and reasonably necessary support in connection with the other Party’s securing of Governmental Approvals under this Section 3.6.

3.7                               Commissioning Tests; Achievement of Wet Plant Completion Date

(a)                                 After construction of the Wet Plant, SSS shall conduct testing of the Wet Plant in accordance with the Testing Procedures set forth in Schedule 16.  Seller shall make Raw Feed Sand available for such testing, and shall have the right to all Wet Sand produced in such testing.  The “Wet Plant Completion Date” shall occur on such date that (1) the Wet Plant is tested in accordance with the Testing Procedures, and determined to satisfy the successful testing standards for achieving the Wet Plant Completion Date, set forth in Schedule 16; (2) Seller has obtained all insurance required under this Agreement.

(b)                                 A proposed construction schedule, which includes an estimated Wet Plant Completion Date, is attached hereto as Schedule 14.  SSS provides no guarantee as to the estimated construction schedule in Schedule 14.

3.8                               Submission of Reports and Information

3.8.1                     Notification of Delay

SSS shall notify Seller promptly whenever it determines that the then expected date for achievement of the Wet Plant Completion Date the Wet Plant is unfeasible or inappropriate, and shall specify a revised expected date for the Wet Plant Completion Date.

3.8.2                     Test Reports; Technical Drawings and Specifications

SSS shall submit, or cause to be submitted, to Seller the following documents on or before the specified dates:

(a)                                 as soon as available, but no later than thirty (30) Days following the Commissioning Tests, copies of all results of the Commissioning Tests, including tests of major equipment included in the Wet Plant;

(b)                                 no later than five (5) Days following the Wet Plant Completion Date, as built technical drawings, manufacturers’ specifications and operation manuals, single-line drawings, and other technical documents as would normally be associated with the design and construction of a facility like the Wet Plant.

3.9                               Seller Observation Visits

Seller shall have the right, on a recurring basis and upon reasonable prior notice to SSS to have Seller’s officers, employees, and representatives observe the progress of the construction of the Wet Plant.  SSS shall comply with all reasonable requests of Seller for, and assist in arranging, any such observation visits.  Seller’s visits shall be reasonable

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both in terms of the frequency of such visits and the number of persons.  All persons visiting the Wet Plant on behalf of Seller shall comply with SSS’s and its Contractors’ generally applicable safety regulations and procedures made available to such persons and shall comply with the reasonable instructions and directions of SSS and its Contractors, and shall not unreasonably cause any interference with or disruption to the activities of SSS or its Contractors at the Wet Plant.

3.10                        Maintenance in Good Working Order; Operations

(a)                                 Seller shall maintain the Wet Plant, the Wet Sand Stock Pile Area, and Rolling Stock in a condition such that it is capable of operation to produce Wet Sand and shall promptly inform SSS of any inability to operate in accordance with such contracted operating characteristics.  Seller shall maintain the Wet Plant (including all spares) and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(b)                                 Seller shall at all times operate the Wet Plant and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.  Seller shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

(c)                                  Seller’s costs for maintenance and operation of the Wet Plant and the Rolling Stock shall be Seller’s responsibility, and Seller’s sole mechanism for recovery of any operational costs shall be through the Wet Sand Price or the Wet Sand Delivery Price.

3.11                        Modifications to Wet Plant

Except as otherwise provided in this Agreement, Seller shall not make, without SSS’s prior consent, any modification or addition to the Wet Plant that has or can reasonably be predicted to have a material adverse effect on the quality or reliability of deliveries to SSS of Wet Sand, the performance of the Wet Plant, or the ability of Seller to perform its obligations under this Agreement.

Article 4
SSS Access Rights for Construction; SSS Ownership

4.1                               SSS Access Rights

Seller hereby grants to SSS at all times during the Term a license to access the Premises and the Site (the “Access Rights”) to (i) install, construct, commission, service, access, operate, maintain, remove, repair and replace the Wet Plant in accordance with the terms of this Agreement and (ii) engage in any such other use as is reasonably necessary to conduct any of the foregoing, subject in each case to the limitations described in this Section 4.1.  The Access Rights shall include rights of ingress and egress to, on and through the Premises and the Site, including rights to use any access rights and easements

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appurtenant to the Site and including the right to access the Wet Plant by the SSS Parties.  The Access Rights are granted for the sole purposes set forth herein and for no other purposes.  Notwithstanding any expiration of the Term, SSS shall maintain the Access Rights to effect the removal of the Wet Plant from the Site as described in Section 4.4.  Notwithstanding the foregoing, the Access Rights shall be limited as follows:

(a)                                 SSS shall not permit any person other than SSS and the SSS Parties to exercise the Access Rights and no SSS Party without reasonably sufficient expertise or experience (in SSS’s reasonable judgment) shall be permitted to exercise the Access Rights;

(b)                                 in the exercise of the Access Rights, SSS shall and shall cause the SSS Parties to use their best efforts to cause minimum interference with the business activities of Seller and any third parties on the Premises; and

(c)                                  in the exercise of the Access Rights, SSS shall and shall cause the SSS Parties to comply with the Site Rules.

4.2                               Access by SSS to Wet Plant

Because the Wet Plant will be located on the Premises and for purposes of delivering Wet Sand and as owner of the Wet Plant, the Parties acknowledge that SSS and the SSS Parties will have access to the Site, with the understanding Seller has the overriding obligation to maintain the Wet Plant in accordance with this Agreement and the other provisions of this Agreement.

4.3                               Taxes in Relation to Wet Plant

Seller is responsible for the payment of any personal property taxes on the Wet Plant or any real property taxes attributable to the Wet Plant.  Seller and SSS shall use commercially reasonable efforts to obtain a waiver of any local personal or real property taxes that may be assessed on the Wet Plant, and if any personal or real property taxes are assessed on the Wet Plant, Seller shall promptly reimburse SSS for any such personal or real property taxes.

4.4                               Terms Applicable to Any Wet Plant Removal

SSS shall have Access Rights to the Site for up to *** following the end of the Term and, subject to an obligation to transfer the Wet Plant to Seller pursuant to Article 22, during such period may at its sole cost and expense remove the Wet Plant and all other SSS assets.

4.5                               SSS Ownership

(a)                                 It is the intention of SSS and Seller that at no time shall any portion of the Wet Plant be construed as real estate or a fixture on the Site, but that the Wet Plant shall remain at all times the personal property of SSS and that title to the Wet Plant shall remain with SSS, subject to an obligation to transfer the Wet Plant to

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Seller pursuant to Article 22.  Seller acknowledges and hereby specifically waives any and all rights to a lien, whether created by statute, common law or otherwise, in the Wet Plant and any other personal property of SSS.  If requested by SSS, Seller shall obtain a waiver in recordable form that the Wet Plant may be deemed a fixture, from all persons with a real property interest in the Site, waiving any claim with respect thereto.  Seller shall indemnify SSS from any claims, costs, fees and expenses incurred by SSS as a result of Seller’s failure to obtain a waiver requested by SSS under this Section 4.5.  Seller authorizes SSS and its agents to file one or more financing statements upon execution of this Agreement to give public notice of SSS’s ownership of the Wet Plant.

(b)                                 So long as Seller has paid all amounts that may be then due and owing to SSS hereunder, SSS shall hold harmless Seller from all liens and claims filed or asserted by SSS’s contractors or other third parties claiming under SSS against Seller or the Site for services performed or material furnished to or by SSS by such third parties, and from all claims arising out of all such liens.  SSS shall, at no cost to Seller, promptly release, discharge or otherwise remove any such lien or claim by bonding, payment or otherwise and shall notify Seller of such discharge, release or removal.  If SSS does not, within ten (10) Business Days, cause any such lien or claim to be discharged, released or otherwise removed by payment or bonding or other method approved in advance by Seller, Seller shall have the right (but not the obligation) to pay all sums necessary to obtain releases and discharges (including the settlement of any lien or claim).  In such event, Seller shall have the right to deduct all amounts so paid (plus reasonable attorneys’ fees) from amounts due SSS hereunder; alternatively, upon reasonable demand by Seller, SSS shall reimburse Seller for such amounts.  Seller will give SSS immediate notice if any legal process or lien is asserted or made against the Wet Plant or against Seller where the Wet Plant may be subject to any lien, attachment or seizure by any person or entity.

Article 5
Supply of Wet Sand to Stock Pile

5.1                               Sale and Purchase of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(i)                                   Seller shall operate and maintain the Wet Plant and Rolling Stock in accordance with this Agreement in order to sell and deliver at the Production Delivery Point to SSS such Wet Sand as SSS may require, and

(ii)                                SSS shall purchase, and pay the Wet Sand Price for, such quantity of Wet Sand delivered at the Production Delivery Point by Seller,

in each case subject to the limitations described in Section 5.2.

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5.2                               Quantity Limitations

5.2.1                     Wet Sand Production Orders; Quantities

During the Supply Period, the obligations of Seller under Section 5.1 shall be subject to the following limitations (subject to Section 5.2.2 and Section 1.3):

(a)                                 Wet Sand Production Orders:  a limit for any period covered in a Wet Sand Production Order of no more Wet Sand than the amount of Wet Sand specified in such Wet Sand Production Order made in accordance with the Operating Procedures (with each Monthly Wet Sand Production Order spread reasonably evenly across the Days of the Month);

(b)                                 Technical Specs: a limit for any period that are no more than set forth in the Technical Specifications set forth in Schedule 15;

(c)                                  Monthly Contract Quantity:  a limit for each Agreement Month during the Supply Period of 62,500 tons of Wet Sand per Agreement Month (the “Monthly Contract Quantity”);

(d)                                 Annual Contract Quantity:  a limit for each Agreement Year during the Supply Period equal to 500,000 tons of Wet Sand (the “Annual Contract Quantity”); and

(e)                                  Total Contract Quantity:  a limit of 5,000,000 tons of Wet Sand over the Supply Period.

5.2.2                     Quantity Adjustment

(a)                                 The Parties acknowledge that Seller has additional capacity to produce up to an additional 500,000 tons/Agreement Year of Wet Sand beyond that provided in Section 5.2.1(d).  To the extent (i) Seller has not entered into third party agreements to sell such capacity, (ii) Seller has not used such capacity by exercising its rights under the Dry Sand Tolling Agreement to cause SSS to process such Wet Sand for Seller’s own use, (iii) Seller is not entitled to use such capacity in the remainder of the Agreement Year to cause SSS to process under the Dry Sand Tolling Agreement such Wet Sand for Seller’s own use, or (iv) SSS has not already used such excess capacity, then SSS shall have the right to access that excess capacity by increasing the Monthly Contract Quantity by one-twelfth of such unused SSS production capacity.

(b)                                 Notwithstanding Section 5.2.1(d), the Annual Contract Quantity applicable for an Agreement Year ‘y’ shall be increased to the extent of the aggregate amount of Wet Sand, stated in tons, taken by SSS and delivered by Seller pursuant to an increase in the Monthly Contract Quantity in accordance with Section 5.2.2(a) during Agreement Year ‘y’.

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(c)                                  At the start of each Agreement Month, SSS shall determine the amount by which the Monthly Contract Quantity is to be increased pursuant to Section 5.2.2(a) and shall provide notice thereof (together with calculations if so requested) to Seller.

5.3                               Take or Pay Quantities

(a)                                 If during any Agreement Year SSS fails to take delivery of and to pay for a quantity of Wet Sand at least equal to the Adjusted Take or Pay Quantity, then SSS shall pay Seller the Annual Take or Pay Quantity Deficiency Payment calculated in accordance with Schedule 3.

(b)                                 In the event SSS pays an Annual Take or Pay Quantity Deficiency Payment in accordance with 5.3(a), then the amount of such Annual Take or Pay Quantity Deficiency Payment shall be applied to reduce the amount of any amount payable by SSS with respect to the delivery of Wet Sand that is in excess of the Adjusted Take or Pay Quantity that is applicable to the three (3) Agreement Years that succeed the Agreement Year with respect to which the Annual Take or Pay Quantity Deficiency Payment was paid.

(c)                                  In the event SSS takes delivery of and pays for a quantity of Wet Sand that is in excess of the Adjusted Take or Pay Quantity during any Agreement Year, then the difference between the Wet Sand delivered during such Agreement Year and the Adjusted Take or Pay Quantity for such Agreement Year shall be classified as a “Carry Forward Quantity”, which Carry Forward Quantity shall be used to reduce the Adjusted Take or Pay Quantity during a subsequent Agreement Year in accordance with Schedule 3.

5.4                               Estimated Requirements; Wet Sand Production Orders

5.4.1                     Estimated Wet Sand Production Requirements

Not later than ten (10) Days prior to the estimated Wet Plant Completion Date, and not later than ten (10) Business Days prior to the beginning of each Agreement Month thereafter, SSS provide Seller with a non-binding, good faith estimate for Wet Sand to be delivered to the Production Delivery Point for the following Agreement Month and for each Agreement Month for the subsequent eleven Agreement Months (a “12-Month Rolling Forecast”).

5.4.2                     Wet Sand Production Orders

SSS shall give notice in accordance with the Operating Procedures (such notice, the “Wet Sand Production Order”) to Seller of the total quantity of Wet Sand SSS requires to be delivered to the Production Delivery Point during each Month.

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5.4.3                     Variation from Wet Sand Production Orders

(a)                                 SSS shall work to adhere to a Wet Sand Production Order but shall have the right to reasonably adjust such deliveries should a significant unplanned event arise.  Following a communication from SSS of such need for adjustment, Seller shall use reasonable efforts to accommodate such deviation.

(b)                                 Seller shall communicate to SSS in accordance with the Operating Procedures any significant unplanned event that may cause deviations in Wet Sand deliveries, if reasonably practicable; provided, however, Seller’s communications under this Section 5.4.3(b) shall not limit Seller’s obligations under Article 7 or otherwise limit SSS’s remedies under this Agreement.

5.5                               Stock Pile Management

(a)                                 Seller shall, throughout the Supply Period, own the Wet Sand Stock Pile Area.  Seller shall, throughout the Term, be responsible for operating and maintaining the Wet Sand Stock Pile Area and managing all Wet Sand thereon.  Seller shall maintain the Wet Sand in the Wet Sand Stock Pile Area in a condition consistent with the Wet Sand requirements set forth in Schedule 7.  Seller shall not intermingle other Wet Sand or any other products with SSS’s Wet Sand delivered to the Wet Sand Stock Pile Area and shall be responsible for any loss or deterioration of SSS’s Wet Sand at the Wet Sand Stock Pile Area.

(b)                                 Within five (5) days following the conclusion of each Agreement Year, SSS shall retain an independent third-party to conduct at SSS’s cost an inventory of the Wet Sand in the Wet Sand Stock Pile Area to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Wet Sand which Seller has produced and placed in the Wet Sand Stock Pile Area during the Agreement Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS, excluding the initial deposit of Wet Sand used to line the Wet Sand Stock Pile Area.  If the amount of Wet Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS does not exceed two percent (2%) of the total amount of Wet Sand produced and placed by Seller in the Wet Sand Stock Pile Area in the Agreement Year, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, Seller shall prepare and deliver to SSS an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Wet Sand produced and placed into the Wet Sand Stock Pile Area, (iii) the Product Loss Factor of such Wet Sand, and (iv) the amount of overpayment by SSS as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Agreement Year (or, if more than one price is applicable during such Agreement Year, then the average for such Agreement Year) and the applicable conversion factor for Raw Feed Sand converted to Wet Sand over such period.

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(c)                                  SSS may at any time request an additional mid-Agreement Year retesting of the Product Loss Factor at its sole cost in accordance with Section 5.5(b), and the provisions of Section 5.5(b) shall apply with regard to any losses identified through such retest.

(d)                                 SSS shall be responsible for setting the quantity of Wet Sand to be maintained in the Wet Sand Stock Pile Area through its management of the amount of Wet Sand produced to the Wet Sand Stock Pile Area and the amount of Wet Sand delivered to the Tender Delivery Point, in each case as set forth in Wet Sand Production Orders.

5.6                               Free of Encumbrances

Seller shall take all measures necessary to ensure that all Wet Sand produced to the Production Delivery Point and all Wet Sand delivered to the Tender Delivery Point will at all times be free and clear of all liens and other encumbrances.

Article 6
Delivery of Wet Sand to Tender Point

6.1                               Order for Delivery

In each order for the delivery of Wet Sand to the Tender Delivery Point in an upcoming Day (a “Wet Sand Tender Order”), SSS shall have the right to specify the quantity of any Wet Sand previously delivered to the Production Delivery Point that SSS requires to be delivered by Seller to the Tender Delivery Point.

6.2                               Delivery of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(i)                                   Seller shall deliver at the Tender Delivery Point to SSS such Wet Sand as SSS may have required in a Wet Sand Tender Order on the Day for which such Wet Sand is ordered, and

(ii)                                SSS shall receive and pay the Wet Sand Delivery Price for such quantity of Wet Sand delivered at the Tender Delivery Point by Seller,

in each case subject to the limitations described in Section 6.4.

6.3                               Grant of Necessary Property Rights for Delivery

SSS hereby grants to Seller a non-exclusive right of access to, on, over, across, and within the Dry Plant Site for use by Seller, its contractors, and any Person authorized by Seller, with all equipment and machinery, as may be necessary to enable Seller to:

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(i)                                   deliver Wet Sand to the Tender Delivery Point; and

(ii)                                otherwise perform Seller’s obligations under this Agreement.

Such right of access shall be effective as of the Wet Plant Completion Date and shall remain effective until the end of the Supply Period.

6.4                               Terms of Delivery

(a)                                 Seller shall utilize Wet Sand from the Wet Sand Stock Pile Area at any time as necessary to load Wet Sand onto Seller’s trucks in accordance with the terms of this Agreement.  Seller shall exercise all commercially reasonable efforts to maintain Wet Sand in the Wet Sand Stock Pile Area so as to allow all Wet Sand to remain in the Wet Sand Stock Pile Area for at least three (3) days prior to tendering such Wet Sand to SSS.

(b)                                 Although Seller will only operate the Wet Plant during the Production Season, the Wet Sand in the Wet Sand Stock Pile Area shall be ready for delivery to the Tender Delivery Point throughout each Agreement Year on Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time), with the exception of the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

(c)                                  Seller shall load its trucks with a quantity of Wet Sand not greater than the maximum legal weight limit permitted by law upon the public roadway.

(d)                                 Seller shall be responsible at its own expense for assuring that all trucks and equipment used by the Seller Parties to transport Wet Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by SSS.  Seller shall indemnify and hold harmless SSS for any damages, fines, liabilities, expenses or losses incurred as the result of a failure of Seller to operate vehicles in such manner.  SSS shall not be responsible for any loss or damage to any trucks or other property of any of the Seller Parties unless the cause of such loss or damage is due to the negligence or willful misconduct of SSS.

(e)                                  Seller shall have no obligation to deliver at the Tender Delivery Point on any Day more than 2,000 tons of Wet Sand.

6.5                               Replacement of Delivery Party

(a)                                 If on more than three (3) occasions Seller fails to deliver Wet Sand to the Tender Delivery Point in accordance with the terms of this Agreement, SSS may in its discretion require that Seller retain a Contractor to provide the delivery services provided for herein.  Such replacement Contractor shall be subject to the reasonable approval of SSS.

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(b)                                 There shall be no adjustment to the Wet Sand Delivery Price as a result of the appointment of a Contractor to provide such delivery services.

6.6                               Byproduct Disposal

At any time that a Seller truck makes a delivery of Wet Sand to SSS at the Tender Delivery Point, SSS shall have the right to load an equivalent amount of Dry Sand Byproduct into the Seller truck for disposal by Seller at the Torgerson Mine Area (or such other Seller site as Seller may be permitted to dispose of such Dry Sand Byproduct).

Article 7
Failure to Supply

7.1                               Seller’s Failure to Supply

To the extent that either Seller fails or is unable to deliver Wet Sand to the Production Delivery Point as specified in a Wet Sand Production Order in accordance with the terms of this Agreement or Seller fails or is unable to deliver Wet Sand to the Tender Delivery Point as specified in a Wet Sand Tender Order in accordance with the terms of this Agreement, SSS’s sole remedy shall be as specified in Section 21.1(vi).

Article 8
Measurement

8.1                               Weight Determination

(a)                                 The procedures for establishing the weight of any Wet Sand delivered to the Production Delivery Point shall be as specified in Schedule 8.

(b)                                 The procedures for establishing the weight of any Wet Sand delivered to the Tender Delivery Point shall be as specified in Schedule 8, but modified as the context requires and with the exception that the “Primary Wet Sand Scales” will be those scales operated by SSS near the Tender Delivery Point.

8.2                               Sampling and Analysis

(a)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered to the Production Delivery Point shall be as specified in Schedule 9.

(b)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered to the Tender Delivery Point shall be as specified in Schedule 9, but modified as the context requires and with the exception that all sampling shall be reasonably drawn from the trucks used to deliver the Wet Sand to the Tender Delivery Point.

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Article 9
Assurances as to Supply

9.1                               Dedicated Source of Supply

(a)                                 Seller shall be obligated to supply Wet Sand under this Agreement from the Torgerson Mine Area in quantities that shall not in the aggregate, except as expressly provided herein, exceed the Total Contract Quantity.  Accordingly, Seller hereby warrants and agrees to dedicate or cause to be dedicated Wet Sand reserves in the Torgerson Mine Area that are at least equal in quantity to the Total Contract Quantity times one hundred twenty percent (120%).

(b)                                 Seller shall not be permitted to deliver to SSS at the Production Delivery Point or the Tender Delivery Point Wet Sand from a source other than the Torgerson Mine Area.

9.2                               Right to Sell Wet Sand from the Torgerson Mine Area

Seller covenants that, throughout the Supply Period, it shall continue to have the legal right to sell, as provided in this Agreement, Wet Sand from the Torgerson Mine Area in the quantity required under Section 5.2

9.3                               Limitation on Other Supply Commitments

(a)                                 Seller hereby represents and warrants to, and covenants with SSS that it has and will maintain sufficient Wet Sand reserves at all times following the Execution Date and to maintain (after giving effect to any third party sale or commitment to sell) sufficient capacity in Seller’s Wet Sand processing and transporting operations (including mining, producing, stocking, managing, operating, maintaining, loading, and transporting) to enable Seller to deliver to SSS Wet Sand requested by SSS under the terms of this Agreement.  Seller unconditionally and irrevocably agrees that it shall be liable to SSS for damages under Article 7 if its representations, warranties, and covenants with SSS set forth in the immediately preceding sentence prove not to be true or if Seller is unable to honor or comply with such representations, warranties, and covenants.

(b)                                 Seller undertakes not to sell or deliver Wet Sand from the Torgerson Mine Area to other purchasers except in such quantities as will not impair or otherwise adversely affect Seller’s ability to deliver Wet Sand to SSS in accordance with the provisions of this Agreement during the Supply Period.  Without limiting the foregoing, Seller shall not enter into any agreements to supply any third parties (and shall not otherwise supply) and shall not mine from the Torgerson Mine Area for purposes of causing SSS to process such Wet Sand under the Dry Sand Tolling Agreement to the extent the sum of such third-party sales or self-supply exceed 500,000 tons.

(c)                                  Seller shall, at SSS’s request, provide evidence to SSS reasonably satisfactory to SSS that Seller is in compliance and will continue to comply with this Article 9.

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Article 10
Operating Procedures

10.1                        Operating Procedures

The “Operating Procedures” shall be as follows:

(a)                                 Wet Sand Production Order:  All Wet Sand Production Orders shall specify the amount of the Wet Sand to be delivered to the Production Delivery Point during the upcoming Month.  Wet Sand Production Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. five (5) Business Days prior to the start of the Month in which the delivery to the Tender Delivery Point is required. Wet Sand Production Orders (and any revision to any Wet Sand Production Order) may be communicated by SSS to the Seller’s designees by email or by telephone.

(b)                                 Wet Sand Tender Order:  All Wet Sand Tender Orders shall specify the amount of the Wet Sand to be delivered to the Tender Delivery Point for each Day of the upcoming week.  Wet Sand Tender Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. two (2) Business Days prior to the start of the week in which the delivery to the Tender Delivery Point is required. Wet Sand Tender Orders (and any revision to any Wet Sand Tender Order) may be communicated by SSS to the Seller’s designees by email or by telephone.

(c)                                  Safety Rules and Procedure:  When the operations or actions of the employees or contractors of one Party may affect the operations or safety of the facilities, employees or contractors of the other Party, such Party shall adhere to the safety rules and operating procedures established by the Party responsible for such operations or actions.

(d)                                 Other:  The Parties may agree on such other matters as may be necessary or desirable to facilitate operations, communications, safety, or other matters of mutual concern.

Article 11
Quality; Off-Spec Deliveries

11.1                        Wet Sand Quality

11.1.1              Wet Sand Quality

(a)                                 The Wet Sand delivered at the Production Delivery Point and the Tender Delivery Point by Seller to SSS hereunder shall be of a quality within the Acceptable Quality Parameters, as provided in Schedule 7.

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(b)                                 Any Non-Conforming Wet Sand delivered by Seller to SSS at the Production Delivery Point or the Tender Delivery Point shall be subject to rejection pursuant to Section 11.3.

11.2                        Inspection

SSS may, at any reasonable time, after giving notice, inspect Seller’s facilities, mines, and operations.

11.3                        Rejection; Effect of Rejection

(a)                                 If any Wet Sand delivered hereunder is, with regard to one (1) or more of the Rejection Parameters, outside the Acceptable Quality Parameters or contains impurities proscribed in Section 11.1 or elsewhere in this Agreement, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such Non-Conforming Wet Sand.  In the event of such rejection, SSS shall have the right to exercise any of its rights and remedies provided in this Section 11.3 and elsewhere in this Agreement.

(b)                                 Seller shall take all practical precautions to prevent delivering Wet Sand that, with regard to one (1) or more of the Rejection Parameters, is outside the Acceptable Quality Parameters or contains impurities proscribed in Section 11.1 or elsewhere in this Agreement unless SSS consents thereto on mutually agreed terms.

(c)                                  In the event SSS rejects Wet Sand pursuant to this Section 11.3, Seller shall be responsible for prompt removal of such Wet Sand, including the costs thereof.

Article 12
Compliance with Law

12.1                        Compliance with Law.

Each of the Parties shall carry out its obligations hereunder in accordance with all applicable Laws.

Article 13
Prices

13.1                        Prices

(a)                                 The price per ton of Wet Sand delivered at the Production Delivery Point (the “Wet Sand Price”) shall be calculated in accordance with the methodology set forth in Schedule 2.  The Wet Sand Price shall include all consideration for mining, washing, operating, maintaining, and otherwise delivering Wet Sand to

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the Production Delivery Point, and Seller shall be entitled to no payment therefor other than the Wet Sand Price.

(b)                                 The price per ton of Wet Sand delivered at the Tender Delivery Point (“Wet Sand Delivery Price”) shall also be calculated in accordance with the methodology set forth in Schedule 2.  The Wet Sand Delivery Price shall include all consideration for storing, loading, transporting, unloading, and otherwise delivering the Wet Sand to the Tender Delivery Point pursuant to this Agreement, and Seller shall be entitled to no payment therefor other than the Wet Sand Delivery Price.

(c)                                  The Wet Sand Price and the Wet Sand Delivery Price shall include the amount of sales tax that may be payable by Seller in connection with the sale of such Wet Sand, and no additional amount shall be due to Seller in connection with any sales tax.

13.2                        Price Adjustment for Dry Sand Tolling Agreement

(a)                                 If following the end of any Agreement Year it is determined that in such Agreement Year Seller delivered to SSS for drying under the Dry Sand Tolling Agreement [***] or fewer tons of Wet Sand, then the price per ton of Wet Sand delivered at the Production Delivery Point (the “Wet Sand Price”) shall be retroactively adjusted such that the Wet Sand Price (calculated in accordance with the methodology set forth in Schedule 2) is calculated using the Adjusted Reference Delivery Price rather than the Reference Production Price; provided, however, that no such adjustment shall be made in respect of the period commencing on the Wet Plant Completion Date and ending on the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement).

(b)                                 In such circumstance, SSS may include an adjustment for such adjustment to the Wet Sand Price in an invoice issued in accordance with Section 14.1.

13.3                        Price Adjustment for Third Party Wet Sand Sales

(a)                                 In the event that Seller enters into any agreement for the sale of Wet Sand from the Torgerson Mine Area to any other purchaser (a “Third Party Wet Sand Sales Agreement”), and either:

(i)                                   ***

(ii)                                ***,

then Seller shall notify SSS within ten (10) Business Days that Seller has entered into such Third Party Wet Sand Sales Agreement.

(b)                                 Within thirty (30) Days of receipt by SSS of a notice from Seller in accordance with Section 13.3(a), SSS may request amendments to this Agreement to either:

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(i)                                   reduce the Wet Sand Price to the price per ton of Wet Sand specified in the Third Party Wet Sand Sales Agreement, net of any differences in price due to differences in the costs incurred by Seller in order to transport Wet Sand, manage the Wet Sand Stock Pile Area, or provide other services; and

(ii)                                otherwise adjust the terms of this Agreement to reflect the more beneficial terms of the Third Party Wet Sand Sales Agreement.

(c)                                  Following a request by SSS for amendments to this Agreement in accordance with Section 13.3(b), the Parties shall execute, with retroactive effect to the date of the commencement of supply under the relevant Third Party Wet Sand Sales Agreement, such amendments to this Agreement.

Article 14
Billing and Payment

14.1                        Billing

14.1.1              Seller Invoices

At any time on or after the first (1st) Business Day of each Month, Seller shall submit to SSS an invoice stated in dollars for any amounts due from SSS to Seller pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                   the amount, in tons, of Wet Sand that Seller delivered to the Production Delivery Point during the preceding Month;

(ii)                                the amount, in tons, of Wet Sand that Seller delivered to the Tender Delivery Point during the preceding Month;

(iii)                             the applicable Wet Sand Price for such Wet Sand delivered to the Production Delivery Point;

(iv)                            the applicable Wet Sand Delivery Price for such Wet Sand delivered to the Tender Delivery Point;

(v)                               the total amount due for such Month;

(vi)                            prior to the occurrence of the Construction Cost Discount Parity Date, the Aggregate Discount Amount as of the end of the preceding Month;

(vii)                         prior to the occurrence of the Construction Cost Discount Parity Date, the Adjusted Construction Cost Amount as of the end of the preceding Month;

(viii)                      the amount of damages due to Seller under this Agreement for the previous Month (or part-Month); and

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(ix)                            any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail, together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

14.1.2              SSS Invoices

At any time after the first (1st) Business Day of each Month, SSS shall submit an invoice to Seller stated in dollars for any amounts due from Seller to SSS pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                   any amount due in relation to an adjustment to the Wet Sand Price in accordance with Section 13.2;

(ii)                                the amount of damages due to SSS under this Agreement for the previous Month (or part-Month); and

(iii)                             any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail, together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

14.2                        Payment

(a)                                 Subject to Section 14.3,

(i)                                   SSS shall pay Seller the amount shown on an invoice delivered in accordance with Section 14.1.1, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the thirty-fifth (35th) Day following the Day the invoice is received by SSS (or, in the event such Day is not a Business Day, the next Business Day thereafter); provided, however, all amounts due for delivery of Wet Sand to the Tender Delivery Point shall be payable on the sixtieth (60th) Day following the Day the invoice is received by Seller (or, in the event such Day is not a Business Day, the next Business Day thereafter); and

(ii)                                Seller shall pay SSS the amount shown on an invoice delivered in accordance with Section 14.1.2, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the thirty-fifth (35th) Day following the Day the invoice is received by Seller (or, in the event such Day is not a Business Day, the next Business Day thereafter)

(in each case, the “Due Date”).

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(b)                                 Unless otherwise specified in this Agreement, payments due under this Agreement shall be payable by electronic funds transfer to the account indicated by the Party to receive payment.

(c)                                  Each Party shall have the right to set off any amounts due and payable by it to the other Party under this Agreement against any and all amounts then due and payable to it by the other Party under this Agreement.  Such rights of set-off shall relate only to amounts that are then due and payable to and by a Party and are undisputed or have been determined to be payable pursuant Article 24.

(d)                                 Late payments by either Party of amounts due and payable under this Agreement shall bear interest at a rate per annum equal to the Delayed Payment Rate.

(e)                                  Payments received by either Party shall be applied against outstanding invoices on the “first in, first out” principle, so that the invoices that have been outstanding the longest (in whole or in part) shall be paid first.

14.3                        Payment Disputes

14.3.1              Invoice Dispute Notice

At any time within three hundred sixty (360) Days after receipt of an invoice, a Party may serve notice (an “Invoice Dispute Notice”) on the other Party that the amount of such invoice (or part thereof) is in dispute.  Each Invoice Dispute Notice shall specify the invoice concerned and the amount in dispute, giving reasons as complete and as detailed as reasonably possible.  A Party shall be entitled to submit any Dispute relating to an invoice to Dispute resolution in accordance with Article 24, so long as it has delivered an Invoice Dispute Notice to the other Party in accordance with this Section 14.3.1.

14.3.2              Resolution Procedures

Upon resolution of the Dispute in accordance with Article 24 and without prejudice to the right of either Party to refer a Dispute to arbitration, any amounts disputed and not paid but determined to be owed by a Party or any amounts paid and determined not to be owed shall be paid or repaid to the other Party, as the case may be, within ten (10) Business Days after such resolution or determination, together with interest thereon from but excluding the date initially owed or paid until and including the date paid or repaid, as the case may be, at the Delayed Payment Rate.

14.4                        Supporting Data

Seller shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of the amount, in tons, of Wet Sand that Seller supplied to SSS during the preceding Month, the applicable Wet Sand Price for such Wet Sand, and any other claims for payment or recovery of costs or expenses made by Seller under this Agreement.  All such records and data shall be maintained for a period of not less than sixty (60) Months following the last date on which such data and information was relevant for claims by Seller for payment by SSS.

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Article 15
Risk of Loss; Title

15.1                        Risk of Loss; Title

(a)                                 Seller shall be responsible for the Wet Plant and the Rolling Stock prior to the Tender Delivery Point, and SSS shall be responsible for operations and maintenance after taking delivery of Wet Sand at the Tender Delivery Point.  Seller shall be responsible for any Dry Sand Byproduct loaded onto Seller’s trucks at the Tender Delivery Point for disposal in accordance with Section 6.6.

(b)                                 Title to all Wet Sand delivered to SSS under or pursuant to this Agreement shall pass from Seller to SSS at the Production Delivery Point; provided, however, care, custody and control of the Wet Sand shall pass from Seller to SSS at the Tender Delivery Point.  Risk of loss shall be with the Party maintaining care, custody and control.

15.2                        Release of Stockpiled Wet Sand

At the expiration of the Term of this Agreement, Seller shall release control of all Wet Sand on the Site, including that held in the Wet Sand Stock Pile Area, to SSS.

Article 16
Taxes

16.1                        Taxes Applicable to Seller

All present and future federal, state, local, or other lawful Taxes applicable to Seller arising from or in connection with its rights and obligations under this Agreement shall be paid by Seller as and when required.

16.2                        Taxes Applicable to SSS

All present and future federal, state, local, or other lawful Taxes applicable to SSS arising from or in connection with its rights and obligations under this Agreement shall be paid by SSS as and when required.

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Article 17
Insurance

17.1                        Maintenance of Insurance Policies

17.1.1              Insurance Requirements

(a)                                 At its sole cost and expense, Seller shall obtain and maintain or cause to be obtained and maintained, such policies of insurance:

(i)                                   required by Section 1.2 of Schedule 6 (and satisfying the general conditions set forth in Section 1.3 of Schedule 6); or, if greater,

(ii)                                that should be maintained in accordance with Prudent Construction/Operation Practices.

(b)                                 The insurance to be obtained and maintained by Seller under Section 17.1.1(a) shall be obtained from insurers from whom Seller is permitted under the law to purchase policies.

(c)                                  Each insurance policy shall be issued by an insurer (or reinsurer, to the extent reinsurance is obtained) of sound financial status.  Insurers (or any reinsurer) with whom Seller has policies of insurance shall be deemed to be “of sound financial status” if such insurers (or any reinsurers) have either an S&P “Claims-Paying Ability Rating” of at least A- or an A.M. Best “Financial Strength Rating” rating of at least A/VIII.  If such rating systems are discontinued, such insurers shall have a substantially similar rating.

17.2                        Event of Loss

17.2.1              Notice of Damage or Loss

If any substantial or significant part of the Wet Plant or the Rolling Stock shall suffer a loss or an event occurs that prevents Seller from performing under this Agreement due to physical damage to a substantial portion of the Wet Plant or the Rolling Stock, Seller shall promptly, and in any case within five (5) Days after it has knowledge of such event, so notify SSS.

17.2.2              Event of Loss

If an event occurs that prevents Seller from performing under this Agreement due to physical damage to a substantial portion of the Wet Plant or the Rolling Stock, insurance proceeds shall be used to repair or restore the applicable equipment, material, and facilities to its condition prior to the event, unless otherwise agreed by the Parties.

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17.3                        Certificates of Insurance

17.3.1              Obligation to Provide

Within ten (10) Days of the Wet Plant Completion Date, and at each policy renewal thereafter (but, in any event, at least annually), Seller shall cause its insurers or agents to provide SSS with certificates of insurance evidencing the policies and endorsements taken out pursuant to Section 17.1, including the name and address of the insurer, type, basic coverage, and name of insured and “additional insureds.”

17.3.2              Failure to Provide Evidence of Insurance

(a)                                 If Seller fails to provide evidence of insurance as required under Section 17.3.1, SSS may itself take out such insurance and pay such premiums as may be necessary to maintain it in force.

(b)                                 SSS may recover from Seller any amount paid by SSS to obtain insurance as provided under Section 17.3.2(a).

(c)                                  Failure by SSS to obtain the insurance coverage permitted under Section 17.3.2(a) shall not relieve Seller of its insurance obligations under this Article 17 or otherwise limit Seller’s obligations or liabilities under this Agreement.

17.4                        Insurance Reports

Seller shall provide SSS with copies of any technical underwriters’ reports or other technical reports received by Seller from any insurer.

17.5                        No Limitation on Liability

Seller’s maintenance of or failure to maintain the insurance coverage required by this Article 17 shall not in any way relieve or limit Seller’s obligations and liabilities under any provision of this Agreement.

Article 18
Representations and Warranties

18.1                        Representations and Warranties of Seller.

Seller hereby represents and warrants to SSS as follows:

(i)                                   Due Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was formed and has the requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in

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Wisconsin and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(ii)                                Due Authorization of Seller; Binding Obligation.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Seller have been duly authorized by the necessary corporate action on the part of Seller; this Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable in accordance with its terms.

(iii)                             Non-Contravention.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of organization or limited liability company agreement of Seller and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Seller is a party or by which it or any of its properties is bound or affected.

(iv)                            Regulatory Approvals.  Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Seller have been obtained or will be obtained in due course.

18.2                        Representation and Warranties of SSS.

SSS hereby represents and warrants to Seller as follows:

(i)                                   Due Organization of SSS.  SSS is a limited liability company duly organized and validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Texas.

(ii)                                Due Authorization of SSS; Binding Obligation.  SSS has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by SSS have been duly authorized by the necessary corporate actions on the part of SSS; this Agreement has been duly executed and delivered by SSS and is the valid and binding obligation of SSS enforceable in accordance with its terms.

(iii)                             Non-Contravention.  The execution, delivery and performance of this Agreement by SSS and the consummation of the transactions contemplated hereby do not and will not contravene the articles of incorporation of SSS and do not and will not conflict with or result in a

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breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which SSS is a party or by which it or any of its properties is bound or affected.

Article 19
Indemnification

19.1                        Indemnification

19.1.1              SSS’s Indemnification

Except as specifically provided elsewhere in this Agreement, SSS shall indemnify and defend Seller and any Seller Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, Seller or any Seller Party:

(i)                                   for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by SSS in connection with this Agreement;

(ii)                                resulting from, arising out of, or related to SSS’s violation of any Law to be complied with by SSS under this Agreement; or

(iii)                             for SSS’s breach or default of any of its covenants or representations and warranties under this Agreement.

19.1.2              Seller’s Indemnification

Except as specifically provided elsewhere in this Agreement, Seller shall indemnify and defend SSS and any SSS Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, SSS or any SSS Party:

(i)                                   for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by Seller in connection with this Agreement or arising out of Seller’s operation and maintenance of the Wet Plant;

(ii)                                resulting from, arising out of, or related to Seller’s violation of any Law to be complied with by Seller under this Agreement; or

(iii)                             for Seller’s breach or default of any of its covenants or representations and warranties under this Agreement.

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19.1.3              Joint Liability

In the event injury or damage results from the joint or concurrent negligent or intentional acts or omissions of the Parties, each Party shall be liable under this Article 19 in proportion to its relative degree of fault.

19.2                        Limitation on Indemnification

Notwithstanding any other provision of this Agreement, in no event shall Seller or SSS or any Seller Party or any SSS Party be indemnified for any Losses caused by the negligence or willful misconduct of such party or a breach of the terms of this Agreement by a Party, and in no event shall Seller or SSS or any Seller Party or any SSS Party be indemnified for any Loss to the extent that such party receives insurance proceeds or indemnification from another party therefor.

19.3                        Defense of Claims

19.3.1              Notice of Claims

(a)                                 A Party shall promptly notify the other Party of any Loss or proceeding in respect of which such notifying Party is or may be entitled to indemnification pursuant to this Article 19.  The delay or failure of such indemnified Party to provide the notice required pursuant to this Section 19.3 to the other Party shall not release the indemnifying Party from any indemnification obligation that it may have to such indemnified Party except to the extent that such failure or delay materially and adversely affected the indemnifying Party’s ability to defend such action or increased the amount of the Loss.

19.3.2              Defense of Claims

(a)                                 Upon acknowledging in writing its obligation to indemnify an indemnified Party to the extent required pursuant to this Article 19, the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit, or proceeding at its expense with counsel of its selection, subject to the prior reasonable approval of the indemnified Party.

(b)                                 Unless and until the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party to the extent required pursuant to this Article 19, and assumes control of the defense of a claim, suit, action, or proceeding, the indemnified Party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of their own selection, any claim, action, suit, or proceeding by any third party alleged or asserted against such Party in respect of, resulting from, related to, or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the indemnifying Party hereunder.

(c)                                  Neither the indemnifying Party nor the indemnified Party shall be entitled to settle any such claim, action, suit, or proceeding without the prior consent of the other;

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provided, however, that after agreeing in writing to indemnify the indemnified Party, if the indemnifying Party obtains both a full and complete resolution of matters involving the indemnifying Party and any necessary court approvals of a settlement,  the indemnifying Party may settle any claim without the consent of the indemnified Party.

19.3.3              Expense of Defense Counsel

(a)                                 Following the acknowledgement of the indemnification and the assumption of the defense by the indemnifying Party, the indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the sole expense of such indemnified Party, when and as incurred, unless:

(i)                                     the employment of counsel by such indemnified Party has been authorized in writing by the indemnifying Party and the indemnifying Party has agreed to pay for the fees and expenses of such counsel;

(ii)                                the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action;

(iii)                             the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party; or

(iv)                            the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon the indemnified Party beyond the scope of this Agreement.

(b)                                 If Section 19.3.3(a)(i), 19.3.3(a)(iii), or 19.3.3(a)(iv) shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit, or proceeding on behalf of the indemnified Party and the reasonable fees and disbursements of such counsel shall constitute reimbursable legal or other expenses hereunder.

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Article 20
Limitation of Liability

20.1                        Limitation of Liability

Except as expressly provided to the contrary in this Agreement, neither Party shall be liable to the other Party in contract, tort, warranty, strict liability, or any other legal theory for any indirect, consequential, incidental, punitive, or exemplary damages.  Neither Party shall have any liability to the other Party except pursuant to, or for breach of, this Agreement; provided, however, that this provision is not intended to constitute a waiver of any rights of one Party against the other with regard to matters unrelated to this Agreement or any activity not contemplated by this Agreement.

Article 21
Default; Termination

21.1                        Seller Events of Default

Each of the following shall constitute an event of default by Seller (each such event being a “Seller Event of Default”):

(i)                                   the failure by Seller to make any payment of any sum due to SSS hereunder within fifteen (15) Days after receipt of written notice from SSS that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of Seller, or of all or substantially all of the assets of Seller, in any proceeding brought by Seller, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against Seller that is not discharged within ninety (90) Days after such appointment, or if Seller consents to or acquiesces in such appointment;

(iii)                             the misrepresentation of a material fact as of the Execution Date by Seller’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on SSS and such effect is not cured within forty-five (45) Days from notice from SSS, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if Seller commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days;

(iv)                            the failure by Seller in any respect in the observance or performance of any other material covenant of Seller contained herein that Seller has not cured within thirty (30) Days after written notice from SSS specifying the

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failure in reasonable detail and demanding that the same be remedied; provided, however, that if Seller commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

(v)                               the delivery to the Production Delivery Point or the Tender Delivery Point by Seller under this Agreement of Non-Conforming Wet Sand (i.e., the specifications of which are outside the Acceptable Quality Parameters) or Wet Sand that contains impurities as provided in Section 11.1 on five (5) or more occasions in any twelve (12) Month period;

(vi)                            the delivery (or failure to deliver) of Wet Sand to the Production Delivery Point or the Tender Delivery Point in an amount that is materially less than the required quantity of Wet Sand to be delivered by Seller hereunder where such non-delivery is not cured within 60 Days;

(vii)                         the occurrence of tampering by Seller or its Contractors or their employees acting in the course of their employment with any system or process used to measure the quantity or quality of Wet Sand tendered to SSS;

(viii)                      following the Wet Plant Completion Date, the occurrence of an Abandonment (Seller) for a continuous period of thirty (30) Days, without prior notice to and the prior written consent of SSS;

provided, however, that no such event shall be a Seller Event of Default if it is caused in whole or material part by:

(ix)                            a breach by SSS of or a default by SSS under this Agreement (including any SSS Event of Default);

(x)                               a Force Majeure Event (except in the case of Section 21.1(i)).

21.2                        SSS Events of Default

Each of the following shall constitute an event of default by SSS (each such event being a “SSS Event of Default”):

(i)                                   the failure by SSS to make any payment of any sum due to Seller hereunder within fifteen (15) Days after receipt of written notice from Seller that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of SSS, or of all or substantially all of the assets of SSS, in any proceeding brought by SSS, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against SSS that is not

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discharged within ninety (90) Days after such appointment, or if SSS consents to or acquiesces in such appointment;

(iii)                               the misrepresentation of a material fact as of the Execution Date by SSS’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on Seller or and such effect is not cured within forty-five (45) Days from notice from Seller, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if SSS commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days; and

(iv)                              the failure by SSS in any respect in the observance or performance of any other material covenant of SSS contained herein that SSS has not cured within thirty (30) Days after written notice from Seller specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if SSS commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

provided, however, that no such event shall be a SSS Event of Default if it is caused in whole or material part by:

(v)                               a breach by Seller of or a default by Seller under this Agreement (including any Seller Event of Default);

(vi)                            a Force Majeure Event (except in the case of Section 21.2(i)).

21.3                        Termination Notice

If any Seller Event of Default or SSS Event of Default, as the case may be, occurs and is continuing, the non-defaulting Party may deliver a notice (a “Termination Notice”) to the defaulting Party, which notice shall specify in reasonable detail the Seller Event of Default or SSS Event of Default, as the case may be, giving rise to the Termination Notice.  This Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date that is ten (10) Business Days following the date on which the Termination Notice is delivered to the other Party or later than thirty (30) Days following the date of such delivery.

21.4                        Obligations Following Termination Notice

The Parties shall continue to perform their respective obligations under this Agreement pending the final resolution of any Dispute raised by the receiving Party of a Termination Notice.

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21.5                        Other Remedies

(a)                                 The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law; provided, however, that no Party shall have a right to terminate or treat this Agreement as repudiated except in accordance with the provisions of this Agreement.  Subject to the provisions of Article 20 and except as may otherwise be set forth in this Agreement, remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party except as provided in Section 25.4.

Article 22
Transfer of Wet Plant

22.1                        Obligation to Transfer upon Expiration of Term

Notwithstanding anything herein to the contrary, at the expiration of the Term of this Agreement, then:

(a)                                 to the extent that the Term has ended as a result of the natural conclusion of the full duration of the Term and SSS has failed to remove the Wet Plant from the Site within three (3) Months as provided in Section 4.4, Seller shall have the right to require that SSS transfer, without charge, the Wet Plant to Seller;

(b)                                 to the extent that the Term has ended early as a result of a termination by Seller following a SSS Event of Default, Seller shall have the right (but not the obligation) to require that SSS transfer to Seller the Wet Plant for the price indicated in Schedule 4 (the “Buy Out Price”) and SSS shall undertake such transfer.

(c)                                  to the extent that the Term has ended early as a result of a termination by SSS following a Seller Event of Default, SSS shall have the right (but not the obligation) to require that Seller acquire the Wet Plant for the price indicated in Schedule 4 (the “Buy Out Price”) and SSS shall undertake such transfer.

22.2                        Obligation to Transfer upon Occurrence of Construction Cost Discount Parity Date

Notwithstanding anything herein to the contrary, upon the occurrence of the Construction Cost Discount Parity Date, as determined in accordance with Schedule 4, Seller shall have the right to require that SSS transfer the Wet Plant to Seller without charge, and SSS shall undertake such transfer.

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22.3                        Scope of Transfer

If the Wet Plant is to be transferred to Seller pursuant to Section 22.1 or Section 22.2, the transfer of the Wet Plant to Seller shall be undertaken as follows:

(a)                                 SSS shall assign to Seller the Wet Plant,

(b)                                 SSS shall assign to Seller the D/B Contract, not to include any liabilities of SSS to D/B Contractor arising prior to the date of assignment, and

(c)                                  SSS shall assign to Seller all related books and records, any materials, real property interests, intellectual property interests, warranties, and related assets associated with the Wet Plant

(collectively, the “Handover Assets”).

22.4                        Timing

The Parties agree that the transfer of the Handover Assets shall occur at such time as the Parties mutually agree, but the Parties shall take all reasonable efforts to effectuate the transfer of the Handover Assets and the payment of the Buy Out Price, if any, as promptly as possible following the termination of this Agreement, but in any event within sixty (60) days of the termination date.

22.5                        Transferred “As Is”

Any and all such property assigned to Seller shall be without any representation and warranty by SSS as to the condition, fitness or suitability thereof for any purpose and shall be “as is,” “where is,” and “with all faults”; provided, however, SSS agrees to assign to Seller (to the extent assignable) the benefit of any third party warranties related to the Wet Plant assigned to Seller.  SSS shall take commercially reasonable efforts to provide that third party warranties are assignable to Seller.  Notwithstanding the foregoing, the Parties shall conduct a joint inspection of the Wet Plant within sixty (60) days prior to the termination date or the Construction Cost Discount Parity Date, as applicable, and shall mutually agree upon any actions required to bring the Wet Plant up to the state of repair and maintenance required under this Agreement.  To the extent the Parties are not able to agree upon such required actions, the Dispute shall be resolved pursuant to Article 24 following the transfer of the Handover Assets.

22.6                        Removal of Other Property

Except for the Handover Assets, all improvements, equipment and personal property provided by SSS to the Site not assigned to Seller shall remain the property of SSS (and if not removed within three (3) Months shall be transferred to Seller).

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22.7                        Mechanisms of Transfer

SSS and Seller agree to effectuate the transfer of SSS’s right, title, and interest in the Handover Assets so as to minimize the transaction costs of such assignment.

22.8                        Encumbrances

SSS shall take all action necessary to ensure that the Handover Assets assigned to Seller are free and clear of all liens and other encumbrances.

22.9                        Offset of Buy Out Payment

Seller shall have the right to reduce any Buy Out Price to SSS, or to otherwise demand from SSS any amounts which SSS has agreed are due and payable from SSS to Seller at the time of the transfer, but shall not have the right to a reduction for any amount required to bring the Wet Plant up to the state of repair and maintenance required under this Agreement.

Article 23
Force Majeure

23.1                        Force Majeure

23.1.1              Definition of Force Majeure

A “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances (including the effects thereof) that is beyond the reasonable control of a Party and that, on or after the Execution Date, materially and adversely affects the performance by such affected Party of its obligations under or pursuant to this Agreement; provided, however, that such material and adverse effect could not have been prevented, overcome, or remedied by the affected Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Wet Plant and the Rolling Stock from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.

23.1.2              Events Expressly Qualifying as Force Majeure Events

Without limitation to Section 23.1.1, “Force Majeure Events” shall expressly include each of the following events and circumstances (including the effects thereof), but only to the extent that each satisfies the requirements set forth in Section 23.1.1:

(i)                                   lightning, fire, earthquake, tsunami, flood, drought, storm, cyclone, typhoon, or tornado;

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(ii)                                any strike or analogous labor action that is not politically motivated and is not widespread or nationwide;

(iii)                             fire, explosion, chemical contamination, radioactive contamination, or ionizing radiation;

(iv)                            the failure to obtain any permits required for the operation of the Wet Plant or the supply of Wet Sand at the Production Delivery Point or the Tender Delivery Point following the best efforts of the Seller to obtain such permits;

(v)                               the discovery of archeological artifacts on a material portion of the real property used by Seller or SSS in relation to this Agreement; or

(vi)                            epidemic or plague.

23.1.3              Events Expressly Not Qualifying as Force Majeure Events

Force Majeure Events shall expressly not include the following conditions, except and to the extent that such events or circumstances occur directly as a consequence of a Force Majeure Event:

(i)                                   late delivery or interruption in the delivery of machinery, equipment, materials, spare parts, or consumables (including fuel);

(ii)                                a delay in the performance of any Contractor or supplier;

(iii)                             normal wear and tear or random flaws in materials and equipment or breakdown in equipment; or

(iv)                            landslides, slides of spoils, or collapses of any part of a pit or mine, or fires that could have been prevented by the application of Prudent Construction/Operation Practices.

23.2                        Notification Obligations

(a)                                 If, by reason of a Force Majeure Event, a Party is wholly or partially unable to carry out its obligations under this Agreement, the affected Party shall:

(i)                                   give the other Party notice of the Force Majeure Event as soon as practicable, but in any event, no later than the later of forty-eight (48) hours after the affected Party becomes aware of the occurrence of the Force Majeure Event or six (6) hours after the resumption of any means of providing notice between Seller and SSS;

(ii)                                give the other Party a second notice, describing the Force Majeure Event in reasonable detail and, to the extent that can reasonably be determined at the time of such notice, providing a preliminary evaluation of the

35

obligations affected, a preliminary estimate of the period of time that the affected Party shall be unable to perform such obligations and other relevant matters as soon as practicable, but in any event, no later than seven (7) Days after the initial notice of the occurrence of the Force Majeure Event is given by the affected Party; and

(iii)                             when appropriate, or when reasonably requested so to do by the other Party, the affected Party shall provide further notices to the other Party, more fully describing the Force Majeure Event and its cause(s) and providing or updating information relating to the efforts of the affected Party to avoid and/or to mitigate the effect(s) thereof and estimates, to the extent practicable, of the time that the affected Party reasonably expects it shall be unable to carry out any of its affected obligations due to the Force Majeure Event.

(b)                                 The affected Party shall provide notice to the other Party of:

(i)                                   with respect to an ongoing Force Majeure Event, the cessation of the Force Majeure Event; and

(ii)                                its ability to recommence performance of its obligations under this Agreement,

as soon as possible and in any event not later than seven (7) Days after the occurrence of each of the clauses (i) and (ii) hereinabove.

(c)                                  Failure by the affected Party to give written notice of a Force Majeure Event to the other Party within the forty-eight (48) hour period or six (6) hour period required under Section 23.2(a) shall not prevent the affected Party from giving such notice at a later time; provided, however, that in such case, the affected Party shall not be excused pursuant to Section 23.4 for any failure or delay in complying with its obligations under or pursuant to this Agreement until such notice has been given.  If such notice is given within the forty-eight (48) hour period or six (6) hour period required by Section 23.2(a), the affected Party shall be excused for such failure or delay pursuant to Section 23.4 from the time of commencement of the relevant Force Majeure Event.

23.3                        Duty to Mitigate

The affected Party shall use all reasonable efforts (and shall ensure that its Contractors use all reasonable efforts) to mitigate the effects of a Force Majeure Event, including, but not limited to, the payment of reasonable sums of money by or on behalf of the affected Party (or such Contractor), which sums are reasonable in light of the likely efficacy of the mitigation measures.

23.4                        Delays Caused by Force Majeure

(a)                                 Following a Force Majeure Event:

36

(i)                                   the affected Party shall not be liable for any failure or delay in performing its obligations (other than an obligation to make a payment or provide security) under or pursuant to this Agreement during the existence of a Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 23.3; and

(ii)                                any performance deadline that the affected Party is obligated to meet under this Agreement shall be extended day-for-day by the number of days during which the affected Party was prevented from performing as a result of the Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 23.3;

provided, however, that no relief, including extension of performance deadlines, shall be granted to the affected Party pursuant to this Section 23.4 to the extent that such failure or delay would nevertheless have been experienced by the affected Party had the Force Majeure Event not occurred.  Other than for breaches of this Agreement by the other Party, the other Party shall not bear any liability for any loss or expense suffered by the affected Party as a result of a Force Majeure Event.

23.5                        Payment During Force Majeure Event

Upon the occurrence of any Force Majeure Event during the Supply Period, then during the pendency of a Force Majeure Event, SSS shall pay to Seller the Wet Sand Price for Wet Sand delivered during the pendency of such Force Majeure Event, calculated without regard to the effects of such Force Majeure Event on the quantities of Wet Sand supplied during the pendency of such Force Majeure Event.

23.6                        Right to Terminate Following a Force Majeure Event

In the event that:

(a)                                 the Wet Plant or the Rolling Stock  or any part thereof are damaged as a result of a Force Majeure Event;

(b)                                 the effects of the Force Majeure Event continue for a period of six (6) Months or more; and

(c)                                  Seller is unable to deliver fifty percent (50%) of the Wet Sand Seller would be required to deliver under this Agreement in the absence of the effects of the Force Majeure Event, then SSS may, at its option, terminate this Agreement immediately upon delivery of a notice thereof.

37

Article 24
Dispute Resolution

24.1                        Applicability of Resolution Procedures

All claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article 24.

24.2                        Management Discussions

The Parties agree to make a diligent, good-faith attempt to resolve all Disputes.  If the Parties are unable to resolve a Dispute arising under this Agreement within three (3) Business Days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) days after the date such Dispute was submitted to them.  In the event that the officers cannot resolve the Dispute within five (5) Business Days after the matter is submitted to them, then, unless otherwise agreed, the Parties will refer such Dispute to mediation proceedings under Section 24.3.

24.3                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.

24.4                        Obligations Continue

The pendency of a Dispute shall not in and of itself relieve either Party of its duty to perform under this Agreement.

24.5                        Injunctive Relief

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

24.6                        Survival

The provisions of this Article 24 will survive the termination of this Agreement.

38

Article 25
Miscellaneous

25.1                        Notices

Any notice pursuant to the terms and conditions of this Agreement shall be in writing to the addresses specified in Schedule 17, and either:  (i) delivered personally; (ii) sent by certified mail, return receipt requested; (iii) sent by a recognized overnight mail or courier service with delivery receipt requested; or (iv) sent by facsimile transfer and acknowledged by recipient.

25.2                        Effect of Notices

Notices shall be effective when received by the Party to whom addressed

25.3                        Amendment

An amendment or modification of this Agreement shall be effective or binding on a Party only if made in writing and signed by a duly authorized representative of each of the Parties.

25.4                        Survival

(a)                                 On the expiry of this Agreement or the earlier termination of this Agreement, all covenants, obligations, representations and warranties contained in this Agreement shall terminate and be of no force or effect and the Parties shall have no further obligations or liabilities under this Agreement, except for those obligations and liabilities that arose prior to and remain undischarged at the date of expiry or termination, and those obligations and liabilities that expressly survive such expiry or termination pursuant to Section 25.4(b).

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the provisions of Article 1 (Definitions; Interpretation), Article 18 (Representations and Warranties), Article 19 (Indemnification), Article 24 (Dispute Resolution), and Article 25 (Miscellaneous) shall expressly survive any termination or expiry of this Agreement.

25.5                        Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties, and nothing in this Agreement shall be construed to create any rights in, duty to, standard of care to, or any liability to, any Person not a Party.

25.6                        No Waiver

No default by either Party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.  No waiver by either Party of any default by the other in the performance of

39

or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

25.7                        Relationship of the Parties

(a)                                 This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

(b)                                 Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, or be an agent or representative of, or to otherwise bind, the other Party, and neither Party shall hold itself out to any third party as having such right, power, or authority.

25.8                        Expenses of the Parties

All expenses incurred by or on behalf of each Party, including all fees and expenses of agents, representatives, counsel, and accountants employed by the Parties in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be borne solely by the Party who shall have incurred such expenses, and the other Party shall have no liability in respect thereof.

25.9                        Consent

Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

25.10                 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

25.11                 Entirety

This Agreement shall be the full and final expression of the agreement between the Parties on the matters contained herein.  All written or oral representations, understandings, offers, or other communications of every kind between the Parties in relation to and prior to this Agreement are hereby abrogated and withdrawn.

25.12                 Assignment

(a)                                 This Agreement shall not be assigned by Seller to any other party without the prior written consent of SSS.

(b)                                 SSS may assign as collateral its interest hereunder to a lender or any financial institution or institutions participating in the financing of the Wet Plant or

40

operations in relation to this Agreement.  This Agreement shall not be assigned by SSS to any other party without the prior written consent of Seller.

(c)                                  This Agreement shall bind and inure to the benefit of the Parties and any successor or assignee acquiring an interest hereunder consistent with Section 25.12(a) and Section 25.12(b).

(d)                                 Any assignment in contravention of this Section 25.12 shall be null and void.

25.13                 Contracting

Each Party may delegate its responsibilities under this Agreement to one or more Contractors; provided, however, that no such delegation shall relieve the relevant Party of its obligations or responsibilities under this Agreement.  All Contractors shall have all the required skills and capacity necessary to perform or cause to be performed any tasks that they undertake in a timely and professional manner, utilizing sound engineering principles, project management procedures, supervisory procedures, and generally acceptable industry practices.

25.14                 Confidentiality

(a)                                 This Agreement and all information disclosed hereunder or in connection with this Agreement shall be treated as confidential and, subject to Section 25.14(c) such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                                 This obligation does not apply to information that (when used or disclosed) has been made public other than through a breach of this Agreement or has been, or could have been, lawfully acquired by the Party.

(c)                                  Notwithstanding the provisions of Section 25.14(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of information:

(i)                                   to directors and employees and Affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such Affiliates keep the disclosed information confidential on the same terms as are provided in this Section 25.14;

(ii)                                to persons professionally engaged by or on behalf of such Party; provided, however, that such Persons shall be required by such Party to undertake to keep such information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                             to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure;

41

(iv)                            to:

(A)                               any lending or other financial institution, including the World Bank, in connection with the financing of such Party’s operations; or

(B)                               any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement,

but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 25.14; or

(v)                               to any expert or arbitrator appointed pursuant to and under the terms of this Agreement.

25.15                 No Liability for Review

No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with the applicable Laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other Person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

25.16                 Specific Performance

The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall, to the fullest extent permitted under any applicable Laws, be entitled to specific performance of the terms of this Agreement, in addition to any other remedy as provided in Section 21.5, without the necessity of demonstrating the inadequacy of monetary damages.

25.17                 Counterparts

This Agreement may be executed in two (2) or more original copies and each such copy may be executed by each of the Parties in separate counterparts, each of which copies when executed and delivered by the Parties shall be an original, but all of which shall together constitute one and the same instrument.

42

25.18                 Further Assurances

The Parties shall each execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.

25.19                 Severability

If any term or provision of this Agreement is determined by a court or other authority of competent jurisdiction to be invalid, void, illegal, unenforceable, or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by such determination in any way.

25.20                 Partial Invalidity

The illegality, invalidity, or unenforceability of any provision of this Agreement in whole or in part under the law of any jurisdiction shall neither affect:

(i)                                   its legality, validity, or enforceability under the law of any other jurisdiction; nor

(ii)                                the legality of any other provision or part thereof.

43

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Midwest Frac and Sands LLC

By:	/s/ Matt Torgerson

Name:	Matt Torgerson

Title:	President

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer

Name:	Richard J. Shearer

Title:	President and CEO

1

Schedule 1
Definitions

“12-Month Rolling Forecast” Has the meaning given thereto in Section 5.4.1.

“Abandonment (Seller)” — The voluntary cessation of the operation of the Torgerson Mine Area or the Wet Plant, and the withdrawal of all, or substantially all, personnel by Seller from the Torgerson Mine Area or the Wet Plant for reasons other than: (a) a breach or default by SSS under this Agreement; or (b) a Force Majeure Event.

“Acceptable Quality Parameters” — The quality parameters for Wet Sand, which are permitted for Wet Sand delivered under this Agreement and are specified in Schedule 7.

“Access Rights” — Has the meaning given thereto in Section 4.1.

“Adjusted Construction Cost Amount” — Has the meaning given thereto in Section 1.3 of Schedule 5.

“Adjusted Reference Delivery Price” — The amount reflected as the “Adjusted Reference Delivery Price” in Annex 2 of Schedule 2.

“Adjusted Take or Pay Quantity” — Has the meaining given thereto in Section 2.1 of Schedule 3.

“Affiliates” — Any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person.

“Aggregate Discount Amount” — Has the meaning given thereto in Section 1.2 of Schedule 5.

“Agreement” — Has the meaning given thereto in the introductory paragraph.

“Agreement Year” — Each period of twelve (12) consecutive Agreement Months commencing on the first Day of the Supply Period and on each anniversary thereof and ending at the end of the Day immediately prior to each immediately following anniversary of the first Day of the Supply Period.

“Alternate Testing Lab” — Has the meaning given thereto in Section 1.3.3 of Schedule 9.

“Annual Contract Quantity” — Has the meaning given thereto in Section 5.2.1(d).

“Annual Take or Pay Quantity Deficiency Payment” — Has the meaning given thereto in Section 3.1 of Schedule 3.

“Annual PPI” — The arithmetic mean of twelve (12) consecutive monthly PPI.

“Belt” — Has the meaning given thereto in Section 1.2.2 of Schedule 9.

Schedule 1-1

“Business Day” — Any Day other than a Saturday, Sunday, or a Day on which commercial banks in Wisconsin are legally permitted to be closed for business.

“Buy Out Price” — Has the meaning given thereto in Section 22.1.

“Carry Forward Quantity” — Has the meaning given thereto in Section 5.3(c).

“Commissioning Test” — The tests to be carried out pursuant to the Testing Procedures in Schedule 16.

“Contract Wet Sand Quality” — Wet Sand Quality Parameters that are within the Acceptable Quality Parameters, as provided in Schedule 7.

“Contractor” — Any direct contractor and any of its direct subcontractors involved in the performance of this Agreement.

“Construction Cost Amount” — The amount SSS pays to the D/B Contractor to build the Wet Plant.

“Construction Cost Discount Parity Date” — Has the meaning given thereto in Section 1.1 of Schedule 5.

“Construction Start Date” — The date of issuance of the notice to proceed under the D/B Contract.

“D/B Contractor” — Has the meaning given thereto in Section 3.1(a).

“D/B Contract” — Has the meaning given thereto in Section 3.1(a).

“Day” — A period of twenty-four (24) hours, commencing at 00:00 of each day, and “Daily” shall be construed accordingly.

“Delayed Payment Rate” — [***] per annum, compounded semi-annually, calculated for the actual number of Days that the relevant amount remains unpaid on the basis of the number of Days in the applicable Agreement Year.

“Disputes” — Any dispute, disagreement, or difference arising under, out of, or in connection with this Agreement, including any dispute or difference concerning the existence, legality, validity, or enforceability of this Agreement or any provision hereof or the performance of a Party under any provision hereof.

“Dry Plant” — SSS’s plant used for drying of Wet Sand located at 1058 13 ½  14 Ave., US Highway 8, Almena, WI.

“Dry Plant Site” — SSS’s site on which the Dry Plant is located.

“Dry Sand Byproduct” — Any clay particles, sand outside the quality specifications set forth in Schedule 7, and any other byproduct resulting from the processing by SSS at the Dry Plant of Wet Sand delivered by Seller under this Agreement.

Schedule 1-2

“Dry Sand Tolling Agreement” — The Dry Sand Tolling Agreement between SSS and Seller dated on or about the Execution Date.

“Due Date” — Has the meaning given thereto in Section 14.2(a).

“Execution Date” — Has the meaning given thereto in the introductory paragraph.

“Field On-Site Turbidity Test” — Has the meaning given thereto in Section 1.4.3 of Schedule 9.

“Force Majeure Event” — Has the meaning given thereto in Section 23.1.1.

“Governmental Approval” — Any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Wet Plant or the activities to be undertaken under this Agreement.

“Handover Assets” — Has the meaning given thereto in Section 22.3.

“Inaccurate Period” — Has the meaning given thereto in Section 1.6 of Schedule 8.

“Index Adjustment Factor (Production)” — Has the meaning given thereto in Section 1.3 of Schedule 2.

“Invoice Dispute Notice” - Has the meaning given thereto in Section 14.3.1.

“Laws” — All statutes, treaties, codes, ordinances, orders, rules, regulations, executive orders, judicial decisions, notifications, or other similar directives issued by a Public Authority pursuant thereto, in each case: (a) that applies to Seller or to Seller’s undertaking of its rights or obligations under this Agreement; and (b) as any other them may be amended, supplemented, replaced, reinterpreted by a Public Authority, or otherwise modified from time to time.

“Loss” — Any loss, damage, liability, payment, or obligation (excluding any indirect or consequential loss, damage, liability, payment, or obligation) and all costs and expenses (including reasonable legal fees) related thereto.

“Month” — A calendar month according to the Gregorian calendar.

“Monthly Contract Quantity” — Has the meaning given thereto in Section 5.2.1(c).

“Net Wet Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Non-Conforming Wet Sand” — Any Wet Sand tendered for delivery by Seller hereunder that has one or more Wet Sand Quality Parameters that are outside the Acceptable Quality Parameters.

Schedule 1-3

“Operating Procedures” — Has the meaning given thereto in Article 10.

“PPI” — The Producer Price Index, as published monthly by the United States Bureau of Labor Statistics (or any successor or replacement agency thereto).

“Party” and “Parties” — Have the meanings given thereto in the introductory paragraph.

“Person” — Any individual, corporation, partnership, joint venture, association, business trust, unincorporated organization, Public Authority, limited liability company, or other entity.

“Premises” — The site described in Schedule 10.

“Primary Wet Sand Scales” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Product Loss Factor” — Has the meaning given thereto in Section 5.5(b).

“Production Delivery Point” — The point at which Seller finishes production of the Wet Sand, which shall be the Wet Sand Stock Pile Area.

“Production Season” — The customary production season for the Wet Plant, which is an eight (8) month period which usually begins in April and ends in November of each calendar year depending upon weather conditions (as such period may vary from year to year based on weather conditions and Prudent Construction/Operation Practice.

“Prudent Construction/Operation Practices” — Those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced company engaged in the same or a similar type of undertaking or activity as Seller hereunder under the same or similar circumstances and conditions to those pertaining in areas where similar operations are being undertaken and satisfying the health, safety, and environmental standards of reputable companies.  Prudent Construction/Operation Practices are not limited to optimum practices, methods, or acts to the exclusion of all others, but rather are a spectrum of possible practices, methods, and acts that could have been expected to accomplish the desired result at reasonable cost consistent with reliability and safety.

“Public Authority” — Any of: (a) any federal, state, or local governmental authority, or any subdivision thereof, with jurisdiction over Seller or SSS; (b) any department, authority, instrumentality, agency, or judicial body; (c) courts and tribunals; or (d) any commission, independent regulatory agency, or body having jurisdiction over Seller or SSS.

“Raw Feed Sand” — Raw sand supplied by Seller in accordance with the terms of this Agreement.

Schedule 1-4

“Reduced Moisture Test Sample” — Has the meaning given thereto in Section 1.2.3 of Schedule 9.

“Reference Delivery Price” — The amount reflected as the “Reference Delivery Price” in Annex 1 of Schedule 2.

“Reference Production Price” — The amount reflected as the “Reference Production Price” in Annex 1 of Schedule 2.

“Rejection Parameters” — The parameters that are outside of the Acceptable Quality Parameters shown in Schedule 7.

“Required Wet Plant Completion Date” — The date of July 15, 2012, as such date may be extended by a Force Majeure Event, SSS’s delay in achieving any material requirement under this Agreement, or failure of SSS to authorize the Construction Start Date within five (5) Days following the Execution Date, each to the extent that such event impacts Seller’s ability to complete the Wet Plant by the Required Wet Plant Completion Date and achieve the other milestones identified herein.

“Rolling Stock” — Such rolling stock as is integral to the operation of the Wet Plant or necessary to produce Wet Sand as required under this Agreement, but which is not integrated into the Wet Plant.

“Seller” — Has the meaning given thereto in the introductory paragraph.

“Seller Event of Default” — Has the meaning given thereto in Section 21.1.

“Seller Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of Seller.

“Sieve Analysis” — Has the meaning given thereto in Section 1.3.3 of Schedule 9.

“Site” — The area of the Premises reasonably allocated by Seller for the Wet Plant and surveyed, staked, and graded by Seller, which shall be reasonably sized to accommodate the construction of the Wet Plant to be constructed pursuant to the D/B Contract and operation and maintenance thereof, as more particularly described in Schedule 10.

“Site Rules” — Any rules related to safety or health on or security of the Premises that Seller may reasonably require from time to time.

“SSS” — Has the meaning given thereto in the introductory paragraph.

“SSS Event of Default” — Has the meaning given thereto in Section 21.2.

“SSS Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of SSS.

“Supply Period” — Has the meaning given thereto in Section 2.2(a).

Schedule 1-5

“Take of Pay Quantity”  Has the meaning given thereto in Article 1 of of Schedule 3.

“Tax” — Any tax, charge, impost, tariff, duty, basis for assessing taxes (including the rates of or periods for depreciation of assets for tax assessment purposes), fiscal concession, or allowance, including any value added tax, sales tax, water or environmental or energy tax, import or customs duty, withholding tax, excise tax, tax on foreign exchange transactions, or property tax.

“Technical Specifications” — Those specifications for the Wet Plant or the Rolling Stock set forth in Schedule 15.

“Tender Delivery Point” — A stock pile area set on the Dry Plant Site.

“Torgerson Mine Area” — The area from which Seller draws sand for purposes of producing and selling Wet Sand, which area is more particularly described in Schedule 11.

“Term” — Has the meaning given thereto in Section 2.1.

“Termination Notice” — Has the meaning given thereto in Section 21.3.

“Testing Procedures” — The Testing Procedures described in Schedule 16.

“Third Party Wet Sand Sales Agreement” — Has the meaning given thereto in Section 13.3(a).

“ton” — Two thousand pounds.

“Total Contract Quantity” — The amount of Wet Sand specified for the full Supply Period in Section 5.2.1(e).

“Wet Plant” — SSS’s wash plant located on the Premises and meeting the Technical Specifications, together with the the system(s) for weighing sand, all spare parts reasonably required, and all related equipment and facilities, excluding the Rolling Stock and any .

“Wet Plant Completion Date” — Has the meaning given thereto in Section 3.7(a).

“Wet Sand” — Wet Sand supplied by Seller to SSS in accordance with the terms of this Agreement.

“Wet Sand Delivery Price” — Has the meaning given thereto in Section 13.1(b).

“Wet Sand Price” — Has the meaning given thereto in Section 13.1(a).

“Wet Sand Production Order” — Has the meaning given thereto in Section 5.4.2.

“Wet Sand Quality Parameters” — The parameters for assessing Wet Sand quality described in Schedule 7.

Schedule 1-6

“Wet Sand Stock Pile Area” - The area located near the Wet Plant and used to stock pile Wet Sand, and any additions or replacements thereof.

“Wet Sand Tender Order” — Has the meaning given thereto in Section 6.1.

“Wet Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 8.

“Year” — Each twelve (12) Month period commencing on January 1 and continuing until the end of such calendar year.

Schedule 1-7

Schedule 2
Methodology for Establishing Prices

Article 1
Calculation of Wet Sand Price at the Production Delivery Point

1.1                               Wet Sand Price at the Production Delivery Point

Subject to Section 2.1, the Wet Sand Price at the Production Delivery Point, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

1.2                               Wet Sand Delivery Price at the Tender Delivery Point

Subject to Section 2.1, the Wet Sand Delivery Price at the Tender Delivery Point, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

[***]

1.3                               Index Adjustment Factor (Production)

(a)                                 The “Index Adjustment Factor (Production)” shall be calculated according to the following formula:

[***]

Where:

Schedule 2-1

[***]

[***]

[***]

(b)                                 In the event that the applicable Annual PPI is not available at the start of an Agreement Year, then until such time as the Annual PPI becomes available, the Parties shall use the most recently available Annual PPI in calculating the Index Adjustment Factor (Production) and, as soon as the applicable Annual PPI becomes available:

(i)                                     the Parties shall use the applicable Annual PPI for the remainder of such Agreement Year; and

(ii)                                  either Party may calculate an adjustment, without interest, with respect to the period during which the applicable Annual PPI was not available to enable it to recover any amounts it would have been paid had such Annual PPI been available and applied as and from the start of the Agreement Year.

(c)                                  If the PPI ceases to be published the Parties shall apply an alternative index, with the objective of replacing the PPI with the index most similar to the PPI.

(d)                                 Calculation of the Index Adjustment Factor (Production) shall take into account any resetting, reweighting, or other adjustment of the PPI.

Article 2
Pricing Adjustment for Quality of Wet Sand

2.1                               Pricing Adjustment for Quality of Wet Sand

(a)                                 In the event that the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’, as determined by sampling and analysis conducted in accordance with Schedule 7 of the Agreement, varies from the reference +#50 mesh content of 80% (and to the extent not rejected by SSS pursuant to this Agreement), then:

(i)                                     if the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’ is less than the reference +#50 mesh content of 80%, SSS shall be entitled to an offset from Seller for the deficiency in +#50 mesh content of such Wet Sand; or

(ii)                                  if the +#50 mesh content of Wet Sand produced and/or tendered during Month ‘m’ is greater than the reference +#50 mesh content of 80%, Seller

Schedule 2-2

shall be entitled to payment from SSS for the excess +#50 mesh content of such Wet Sand.

(b)                                 The amount of the monthly offset payable from Seller to SSS or from SSS to Seller, as the case may be, for any month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

[***]

[***]

(c)                                  In the event that ‘[***]’ calculated with respect to a month ‘m’ is:

(i)                                     a positive amount, then such amount shall indicate the amount that SSS shall pay to Seller for the aggregate excess of +#50 mesh content of Wet Sand during month ‘m’;

(ii)                                  a negative amount, then such amount shall indicate the amount that SSS shall offset (in absolute value terms) against amounts owed to Seller, or otherwise recover, for the aggregate deficiency of +#50 mesh content of Wet Sand during month ‘m’; or

(iii)                               zero, then neither Party shall be entitled to a payment from the other Party for variance in Wet Sand content in respect of month ‘m’.

Schedule 2-3

Annex 1
Reference Prices

Reference Prices

Reference Production Price	[***]
Reference Delivery Price	[***]

Schedule 2-4

Annex 2
Adjusted Reference Delivery Price

Adjusted Reference Delivery Price

If in the Agreement Year Seller delivered more than:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement equal to the following:

[***],

where

[***]

[***]

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

No adjustment made

Schedule 2-5

If in the Agreement Year Seller delivered:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement between the following amounts:

(A)                               [***]; and

(B)                               [***],

where RemDaysAY and TotalDaysAY have the meanings established above; or

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, between [***] and [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

[***]

If in the Agreement Year Seller delivered:

(i)                                     in the case of the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, a quantity of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement between 0 and the following amount:

[***]

where [***] have the meanings established above; or

(ii)                                  in the case of all Agreement Years beginning with the Agreement Year immediately following the Agreement Year in which the Dry Plant Completion Date (as defined in the Dry Sand Tolling Agreement) occurs, between 0 and [***] tons of Wet Sand to SSS for drying under the Dry Sand Tolling Agreement.

[***]

Schedule 2-6

Schedule 3
Take or Pay Quantities; Annual Take or Pay Quantity Deficiency Payments

Article 1
Take or Pay Quantity

The “Take or Pay Quantity” each Agreement Year shall be 200,000 tons.

Article 2
Calculation of Adjusted Take or Pay Quantity

2.1                           Adjusted Take or Pay Quantity

The “Adjusted Take or Pay Quantity” for each Agreement Year ‘y’ shall be the amount calculated in accordance with the following formula:

[***]

Where:

[***]

[***]; and

[***]

[***]

Article 3
Calculation of Annual Take or Pay Quantity Deficiency Payment

3.1                           Annual Take or Pay Quantity Deficiency Payment

If during any Agreement Year SSS fails to take delivery of and pay for a quantity of Wet Sand at least equal to the Adjusted Take or Pay Quantity, then the Annual Take or Pay Quantity Deficiency Payment shall be calculated in accordance with the following formula:

[***]

Schedule 3-1

Where:

[***]

[***]

[***]

[***]

Schedule 3-2

Schedule 4
Buy Out Price

1.1                               Calculation of Buy-Out Price

(a)                                 The Buy Out Price for the Handover Assets shall be calculated as described below.

If Seller acquires the Handover Assets as a result of an SSS Event of Default as set forth in Section 22.1(b), then:

[***]

If Seller acquires the Handover Assets as a result of a Seller Event of Default as set forth in Section 22.1(c), then:

[***]

(b)                                 Definitions of Variables

In calculating the Buy Out Price pursuant to Section 1.1 of this Schedule, the variables used shall have the meanings set forth in Schedule 5.

Schedule 4-1

Schedule 5
Determination of Construction Cost Discount Parity Date

1.1                               Determination of Construction Cost Discount Parity Date

The “Construction Cost Discount Parity Date” shall occur on the date of the first Seller invoice submitted pursuant to Section 14.1.1 of the Agreement for which the Aggregate Discount Amount, calculated in accordance with Section 1.2, is greater than or equal to the Adjusted Construction Cost Amount, calculated in accordance with Section 1.3.

1.2                               Calculation of Aggregate Discount Amount

The “Aggregate Discount Amount” for Month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

1.3                               Calculation of Adjusted Construction Cost Amount

The “Adjusted Construction Cost Amount” for Month ‘m’ shall be calculated in accordance with the following formula:

[***]

Where:

[***]

[***]

[***]

Schedule 5-1

Schedule 6
Insurance

1.2                               Insurance Coverages

In respect of its obligations under Article 17 of the Agreement, Seller will maintain or cause to be maintained in full force and effect the following insurances:

(a)                                 Commercial General Liability Insurance or Comparable

Coverage:                                        The insurance shall include coverage for bodily injury, personal injury, property damage, products and completed operations, contractual liability (including coverage specifically applicable to the undertakings in this Agreement), independent contractors, and sudden/accidental pollution liability.  Each such coverage may be part of the policy (or a separate policy) or provided through an endorsement.  The insurance shall not exclude explosion, collapse, or underground hazards.

Sum Insured:                       Not less than [***] per occurrence (such limit to apply without reference to the type of covered claim) and [***] in the aggregate per Year.

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Additional

Insured:                                                   SSS, together with the SSS Parties.  Coverage of an additional ensured shall be substantially similar to that of the insured.

Other:                                                              Such policy shall include a severability of interest clause providing that in the event of a claim by one insured for which another insured covered by the same policy may be held liable, the insured against whom the claim is made is covered in the same manner as if separate policies had been issued (recognizing that such clause shall not operate to increase the limit of coverage).

Such insurance shall be primary with respect to the interests of Seller and the Seller Parties, such that the insurer shall not call upon any other insurance procured by other parties for defense, payment, or contribution.

Schedule 6-1

The amounts of insurance required in this Section 1.2(a) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(a).

(b)                                 Automobile Liability Insurance

Coverage:                                        This insurance shall include coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or similar endorsements to the extent required under the Laws.

Sum Insured:                       A combined single limit of not less than [***] per occurrence.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Other:                                                              The amounts of insurance required in this Section 1.2(b) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(b).

(c)                                  Employers Liability

Coverage:                                        Employers liability.

Sum Insured:                       A [***] minimum limit per occurrence and per Year.

Term:                                                               This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:                                              Seller, together with the Seller Parties.

Other:                                                              The amounts of insurance required in this Section 1.2(c) may be satisfied by Seller purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.2(c).

(d)                                 Worker’s Compensation Insurance

Coverage:                                        As required by law.

Sum Insured:                       [***]

Term:                                                               As required by law.

Insureds:                                              As required by law.

Schedule 6-2

(e)                                  “All Risks” Builder’s Risk Insurance

Coverage:                                        The Wet Plant and the Rolling Stock.  The builder’s risk insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:                       [***]

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] for operational testing coverage, [***] or [***] of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and [***] for all other losses. .

Term:                                                               Any period in which Seller is constructing, expanding, modifying, or restoring the Wet Plant and the Rolling Stock in accordance with the Agreement.

Insureds:                                              Seller.

(f)                                   Property Insurance; Boiler and Machinery Insurance

Coverage:                                        The Wet Plant and the Rolling Stock.  The insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:                       [***]

Deductible:                                  The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:                                                               From Wet Plant Completion Date and throughout the Supply Period.

Insureds:                                              Seller.

1.3                               General Conditions

(a)                                 To the extent consistent with the provisions of Section 17.1 of the Agreement, Seller shall obtain “occurrence” form policies rather than “claims made” form coverage.  If any policy must be written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, such policy shall contain the broadest basis and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy and Seller shall provide proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.

Schedule 6-3

(b)                                 Each policy issued in accordance with Section 1.2 shall:

(i)                                     provide that it shall not be canceled or non-renewed by the insurer except upon thirty (30) Days’ prior written notice; and

(ii)                                  require the insurer to promptly (but in any event within ten (10) Days of any such event) advise the insured party of any failure to pay any premium that is due and payable within thirty (30) Days following the due date.

(c)                                  In each policy issued in accordance with Section 1.2, or in an endorsement thereto, the insurer shall provide that SSS shall be a cancellation notice recipient, and any such notice shall be delivered by fax and confirmed in writing delivered by first class mail or courier.

(d)                                 If the “all risks” builder’s risk insurance and “all risks” property and boiler and machinery insurance described in Section 1.2(e) are provided by different insurers, there shall be included as part of the respective policies a joint loss agreement allocating loss between the respective insurers.

(e)                                  The terms, conditions, and limits of any insurances required to be provided pursuant to this Schedule 6 and those like insurances that may be required to be provided by any other agreement into which Seller enters, may be satisfied by the purchase of a single insurance program or by inclusion into Seller’s parent company’s global insurance program, without any accumulation of the limits required to be obtained pursuant to this Agreement with the limits of similar policies to be obtained under other contracts.

(f)                                   In each policy issued in accordance with Section 1.2, the insurer shall waive all rights of subrogation against SSS and the SSS Parties.

(g)                                  The amount of the coverage required to be provided under Section 1.2 shall be adjusted at the fifth anniversary of the Execution Date and each fifth anniversary thereafter in accordance with changes in the then-prevailing U.S. Consumer Price Index in relation to the value of such index on the Execution Date.

(h)                                 Seller shall be the loss payee in respect of insurance proceeds, except in relation to property insurance for the Wet Plant, for which SSS shall be the loss payee.

Schedule 6-4

Schedule 7
Contract Wet Sand Quality

Wet Sand shall meet the following standards:

•                                         in mesh sizes meeting the following: no less than 80% +#50 mesh and no less than 90% +#70 mesh and no more than 1% -#200 mesh

•                                         with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                         free of any hazardous substances

•                                         reasonably free of impurities

Schedule 7-1

Schedule 8
Procedures for Determining Wet Sand Weight

1.1                               Determination of Wet Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Wet Sand that Seller produces shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Wet Sand Stock Pile Area (“Primary Wet Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Wet Sand Weight”), and with such Wet Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Wet Sand Weight”.

(b)                                 The Net Wet Sand Weight shall be the quantity of Wet Sand for which invoices are rendered and payments made in accordance with Article 14 of this Agreement, for determining the quantity of Wet Sand in the Wet Sand Stock Pile Area, and for other purposes in accordance with this Agreement.

1.2                               Installation and Operation of Primary Wet Sand Scales

Seller shall install the Primary Wet Sand Scales at its sole risk and expense.  Seller shall own, operate, and maintain the Primary Wet Sand Scales at its sole risk and expense.  Seller shall operate, maintain, and test the Primary Wet Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Wet Sand Scales

(a)                                 Seller shall initially test the Primary Wet Sand Scales for accuracy at least ten (10) days prior to the commencement of the Supply Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 Seller shall also test the Primary Wet Sand Scales at any other time requested by SSS.  SSS shall be responsible for the expense of such additional testing, unless the Primary Wet Sand Scales are inaccurate by more than [***], in which case Seller shall be responsible for the expense.

(c)                                  Seller shall provide SSS with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Wet Sand Scales.  SSS may have a representative present during any such testing, inspection, or adjustment.

(d)                                 Seller shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

Schedule 8-1

1.4                               Records of Weight Determinations

Seller shall provide SSS with a written record of all Wet Sand Weight calculations for the Wet Sand that it produced on any day.  Such record shall be delivered to SSS no later than the next day following production.

1.5                               Adjustment of Wet Sand Weight to Calculate Net Wet Sand Weight

The Wet Sand Weight shall be adjusted to produce the Net Wet Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Wet Sand, the Wet Sand Weight calculated by the Primary Wet Sand Scales shall be reduced by [***] to account for moisture introduced during the washing process.

(b)                                 Beginning on day twenty-one (21) of production of Wet Sand and thereafter, the Wet Sand Weight calculated by the Primary Wet Sand Scales shall be reduced by the value calculated in accordance with Section 1.2 of Schedule 9 to account for moisture introduced during the washing process.

Within ten (10) days following the conclusion of the initial twenty (20) day period following the Wet Plant Completion Date, Seller shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimated [***] moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 1.2 of Schedule 9, and (iii) the amount of the underpayment or overpayment by SSS to Seller as a result of the differences between the estimated moisture and the actual moisture content.  Either SSS or Seller, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 14.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Schedule 8, the Parties shall determine the Wet Sand Weight using the Primary Wet Sand Scales.  If the Parties determine that the Primary Wet Sand Scales are inaccurate by more than [***] or are otherwise functioning improperly, Seller shall have a third party measure the stockpiles to ensure that SSS is being invoiced for the correct Wet Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”).  Any difference between the amount initially paid by SSS for the Wet Sand Weight produced during the Inaccurate Period and the corrected Wet Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that SSS owes to Seller or (ii) paid to Seller in addition to amounts that SSS owes to Seller, in the next invoice issued by the Seller under Article 14 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Wet Sand Scales were last tested and found to be accurate within plus or minus [***] and not otherwise functioning improperly.

Schedule 8-2

Schedule 9
Quality Analysis Procedures

1.1                               Introduction

(a)                                 Sections 1.2, 1.3, and 1.4 govern the methodology for determining the moisture content of Wet Sand and whether Wet Sand meets the gradation and turbidity standard set forth in Schedule 7.  The quality control tests shall be performed on washed Wet Sand.

(b)                                 Seller shall maintain a laboratory to test Wet Sand that is located at the Torgerson Mine Area with adequate equipment for the performance of the tests required in Sections 1.2, 1.3, and 1.4 below.  Seller shall allow SSS unrestricted access to inspect the Seller’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Seller fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Seller to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Wet Sand, Seller shall continue drawing samples of washed Wet Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

1.2                               Moisture Content Testing

1.2.1                     Obligation to Perform Moisture Content Testing

Seller shall perform moisture testing for the initial twenty (20) days of production following the Wet Plant Completion Date.

After such initial twenty (20) day period, Seller shall from time to time conduct moisture testing according to the procedures stated in this Section 1.2.  If the results of such tests vary from the established moisture percentage, either Seller or SSS has the right to require another twenty (20) day test period to reset the moisture percentage.

1.2.2                     Sampling Washed Wet Sand

Washed Wet Sand samples shall be taken from both (i) a location between the belt scale and the drop point off the end of the Wet Plant Wet Sand conveyor (“Belt”) and (ii) the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every two (2) hours the Wet Plant is operational and such samples shall be sampled from a minimum of one location on (i) the Belt and (ii) the Wet Sand Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

Schedule 9-1

1.2.3                     Sample Splitting

Samples are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

1.2.4                     Moisture Content Analysis of Washed Wet Sand

The average moisture content of the Wet Sand shall be determined as set forth in the below formula.  No later than fifteen (15) minutes from the time the original sample was taken from the Belt or the Wet Sand Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Seller) should be weighed “as is”.  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial twenty (20) day period.

Where:

P                                                                                                                                                 means the number of days d in the period being calculated, which shall be twenty (20) days for the initial test period and twenty (20) days for any retest;

Moisture%P                                                                                        means the moisture percentage of the Wet Sand for period P;

BeltTestDryP                                                                                  means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested dry for each day in period P;

BeltTestWetP                                                                                means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested “as is” for each day in period P;

StockPileTestDryP                                                      means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested dry for each day in period P; and

StockPileTestWetP                                                    means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested “as is” for each day in period P.

Schedule 9-2

1.3                               Gradation Content Testing

1.3.1                     Washed Wet Sand Sampling Directly Off the Belt

Washed Wet Sand samples will be taken from the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 7, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every eight (8) hours that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Schedule 7, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 7.

1.3.2                     Sample Splitting

Samples of Wet Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Seller, including the date, time, and location of the sampling.  SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

1.3.3                     Sieve Analysis to Determine Gradation Content of Washed Wet Sand

Seller shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after

Schedule 9-3

completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.3.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (Test #3), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Seller and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

1.3.4                     Records of Gradation Content Testing

Seller shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 1.3.  Such record shall be delivered to SSS no later than the day following the tests.

1.4                               Turbidity Testing on Washed Wet Sand

1.4.1                     Washed Wet Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Wet Sand samples shall be taken from a location on the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in

Schedule 9-4

Schedule 7, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Schedule 7, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 7.

1.4.2                     Sample Splitting

Samples of Wet Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Seller, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

1.4.3                    Analysis to Determine Turbidity of Washed Wet Sand

Seller shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Seller and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.4.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (Test #C), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate Testing Lab agreed upon by Seller and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

Schedule 9-5

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

1.4.4                     Records of Turbidity Testing

Seller shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 1.4.  Such record shall be delivered to SSS no later than the day following the tests.

Schedule 9-6

Schedule 10
Premises; Site

Premises

The Premises shall be located at 819 7th St., Clayton, WI 54005.

Site

A map of the Site is provided below:

Schedule 10-1

Schedule 11
Torgerson Mine Area

The Torgerson Mine Area shall be the Premises, less any area occupied by the Wet Plant.

Schedule 11-1

Schedule 12
Governmental Approvals to be Obtained by SSS

•          Building permits

•          Electrical permits

•          Certificate of occupancy

Schedule 12-1

Schedule 13
Specified Governmental Approvals to be Obtained by Seller

•          WDNR Stormwater and Erosion Control

•          High Capacity Well Permit

•          Air Permit

•          Land Use Permits

Schedule 13-1

Schedule 14
Estimated Construction Schedule

The estimated construction schedule shall be as set forth in Exhibit E (Schedule) to the D/B Contract.

Schedule 14-1

Schedule 15
Technical Specifications

The Wet Plant shall be constructed to and shall comply with the following Technical Specifications at all times:

•                  The Wet Plant shall be capable of processing Raw Feed Sand to supply to SSS at least

•                  215 tons/hour of Wet Sand,

•                  5,160 tons/Day of Wet Sand

•                  125,000 tons/Month of Wet Sand, and

•                  1,000,000 tons/Agreement Year of Wet Sand (assuming a production season of eight (8) Months).

Schedule 15-1

Schedule 16
Testing Procedures

1.                                      Tests to be Performed.

1.1.                            The “Commissioning Tests” shall consist of the following tests:

(a)                                 Controls test to ensure that the Wet Plant controls operate to control the Wet Plant;

(b)                                 Reliability test to ensure that the Wet Plant is capable of meeting the output requirement meeting the specifications set forth in Schedule 15) for each hour of a twenty-four (24) hour continuous period such that the total tons of Wet Sand produced during such twenty-four (24) hour period shall be as specified in the Technical Specifications;

(c)                                  The Facility can be operated in compliance with all applicable environmental standards;

(d)                                 All belt scales have been inspected by a qualified third party and are certified to be accurate within 1%, and all other scales have been inspected by a qualified third party and are certified to be accurate within ½%.

1.2.                            Each one of the Commissioning Tests may be run concurrently or in the order chosen by Seller.

1.3.                            During any Commissioning Test, the Wet Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4.                            Seller shall give notice to SSS no less than two days before each Commissioning Test and, unless SSS opts not to attend a Commissioning Test, shall conduct all Commissioning Tests in the presence of SSS’s representatives.

2.                                      Reporting Results; Diagnosing Defects.

2.1.                           Promptly after completion of a successful Commissioning Test (or any re-run of such test), Seller shall advise SSS in writing of the results of the Commissioning Test.

2.2.                            If a Commissioning Test was unsuccessful, Seller shall consult with SSS and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

3.                                      Re-Run of Commissioning Tests.

3.1.                            A failed Commissioning Test shall thereafter be re-run promptly and the procedure set forth in this Schedule 16 and shall be repeated until all Commissioning Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.

Schedule 16-1

Notwithstanding this provision, Seller may re-perform all Commissioning Tests at any time after reasonable notice to SSS.

Schedule 16-2

Schedule 17
Notices

If to Seller:

Midwest Frac and Sands LLC
632 US Hwy 8
Turtle Lake , WI 54889

Attention: Matt Torgerson

If to SSS:

Superior Silica Sands LLC

6000 Western Place, Suite 465
Fort Worth, TX. 76107

Attention:                         Rick Shearer
                                                                                President and CEO

With a copy to:

Superior Silica Sands

1400 Civic Place, Suite 250
Southlake, Texas 76092

Attention:                         Joe McKie

Schedule 17-1

Exhibit 10.9

DRY SAND TOLLING AGREEMENT

between

Superior Silica Sands LLC

and

Midwest Frac and Sands LLC

Dated July 17, 2012

Article 1 Definitions; Interpretation		1

1.1	Definitions	1
1.2	Interpretation	1
1.3	Calculation of Wet Sand Quantities	2

Article 2 Effective Date; Term		2

2.1	Effectiveness; Term	2
2.2	Supply Period	3

Article 3 Construction of Dry Plant; Operations		3

3.1	Construction of the Dry Plant	3
3.2	Stock Pile Areas	3
3.3	Rolling Stock	4
3.4	Permits	4
3.5	Commissioning Tests; Achievement of Dry Plant Completion Date	4
3.6	Submission of Reports and Information	4
3.7	Maintenance in Good Working Order; Prudent Operations	5

Article 4 Drying of Producer Wet Sand; Supply to Stock Pile		5

4.1	Drying of Wet Sand	5
4.2	Quantity Limitations	5
4.3	Estimated Requirements; Dry Sand Production Orders	6
4.4	Delivery of Wet Sand	7
4.5	Stock Pile Management	7
4.6	Free of Encumbrances	9

Article 5 Delivery of Dry Sand to Tender Point		9

5.1	Order for Delivery	9
5.2	Delivery of Dry Sand	9
5.3	Delivery to be by Rail	9
5.4	Terms of Loading	10
5.5	Byproduct Disposal	10

Article 6 Failure to Supply		11

6.1	SSS’s Failure to Supply	11

Article 7 Transfer of Dry Sand		11

7.1	Transfer of Dry Sand	11

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Article 8 Measurement		11

8.1	Weight Determination	11
8.2	Sampling and Analysis	12

Article 9 Operating Procedures		12

9.1	Operating Procedures	12

Article 10 Quality; Off-Spec Deliveries		13

10.1	Wet Sand Quality	13
10.2	Dry Sand Quality	14
10.3	Inspection	14

Article 11 Compliance with Law		14

11.1	Compliance with Law	14

Article 12 Prices		15

12.1	Prices	15

Article 13 Billing and Payment		15

13.1	Billing	15
13.2	Payment	16
13.3	Payment Disputes	17
13.4	Supporting Data	17

Article 14 Risk of Loss; Title		18

14.1	Risk of Loss; Title	18
14.2	Release of Stockpiled Wet Sand	18

Article 15 Taxes		18

15.1	Taxes Applicable to Producer	18
15.2	Taxes Applicable to SSS	18

Article 16 Insurance		19

16.1	Maintenance of Insurance Policies	19
16.2	Event of Loss	19
16.3	Certificates of Insurance	19
16.4	Insurance Reports	20
16.5	No Limitation on Liability	20

Article 17 Representations and Warranties		20

17.1	Representations and Warranties of Producer	20
17.2	Representation and Warranties of SSS	21

Article 18 Indemnification		22

18.1	Indemnification	22
18.2	Limitation on Indemnification	23
18.3	Defense of Claims	23

Article 19 Limitation of Liability		24

19.1	Limitation of Liability	24

Article 20 Default; Termination		25

20.1	Producer Events of Default	25
20.2	SSS Events of Default	26
20.3	Termination Notice	27
20.4	Obligations Following Termination Notice	27
20.5	Other Remedies	27

Article 21 Force Majeure		28

21.1	Force Majeure	28
21.2	Notification Obligations	29
21.3	Duty to Mitigate	30
21.4	Delays Caused by Force Majeure	30
21.5	Payment During Force Majeure Event	30
21.6	Right to Terminate Following a Force Majeure Event	31

Article 22 Dispute Resolution		31

22.1	Applicability of Resolution Procedures	31
22.2	Management Discussions	31
22.3	Litigation	31
22.4	Obligations Continue	32
22.5	Injunctive Relief	32
22.6	Survival	32

Article 23 Miscellaneous		32

23.1	Notices	32
23.2	Amendment	32
23.3	Survival	32
23.4	Third Party Beneficiaries	33
23.5	No Waiver	33
23.6	Relationship of the Parties	33
23.7	Expenses of the Parties	33

23.8	Consent	33
23.9	Governing Law	33
23.10	Entirety	34
23.11	Assignment	34
23.12	Contracting	34
23.13	Confidentiality	34
23.14	No Liability for Review	35
23.15	Counterparts	35
23.16	Further Assurances	36
23.17	Severability	36
23.18	Partial Invalidity	36

Schedule 1	Definitions
Schedule 2	Methodology for Establishing Prices
Schedule 3	Insurance
Schedule 4	Acceptable Wet Sand Quality Parameters
Schedule 5	Contract Dry Sand Quality
Schedule 6	Procedures for Determining Dry Sand Weight
Schedule 7	Quality Analysis Procedures
Schedule 8	Testing Procedures
Schedule 9	Technical Specifications
Schedule 10	Site
Schedule 11	Governmental Approvals to be Obtained by Producer
Schedule 12	Specified Governmental Approvals to be Obtained by SSS
Schedule 13	Estimated Construction Schedule
Schedule 14	Notices

THIS DRY SAND TOLLING AGREEMENT (this “Agreement”) is made as of the        day of July 2012 (the “Execution Date”) by and between:

(1)                                 Midwest Frac and Sands LLC (“Producer”), a limited liability company organized with its principal office located at 632 US Hwy 8 Turtle Lake, WI 54889; and

(2)                                 Superior Silica Sands LLC (“SSS”), a Texas limited liability company.

Each of Producer and SSS is hereinafter referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                    Producer will require a supply of Dry Sand (as hereinafter defined) for its own use in supplying to Producer’s customers;

B.                                    Producer has available Wet Sand (as hereinafter defined) that it requires be converted to Dry Sand; and

C.                                    Producer desires that SSS convert Producer’s Wet Sand to Dry Sand, and SSS desires to supply and deliver to Producer at the Dry Sand Silos (as hereinafter defined) and at the Tender Delivery Point (as hereinafter defined) Dry Sand for Producer’s own use in supplying to Producer’s customers, each in the quantities and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Definitions; Interpretation

1.1                               Definitions

Unless otherwise required by the context in which a term appears, capitalized terms (whether stated in the singular or plural, present, future, or past tense) shall have the meaning specified in Schedule 1.

1.2                               Interpretation

(a)                                 In this Agreement, unless a clear contrary intention appears:  (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) “hereunder,” “hereof,”

“hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, Schedule, or other provision hereof; (vi) “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term; (vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (viii) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.  Captions and headings in this Agreement are for reference only and do not constitute a part of the substance of this Agreement and shall not be considered in construing this Agreement.  References in the body of this Agreement to Articles, Sections, and Schedules (and Annexes thereof) are to Articles and Sections of and Schedules (and Annexes thereof) to this Agreement, unless stated otherwise.  References in any Schedule to Articles, Sections, and Annexes are references to Articles, Sections, and Annexes of that Schedule, unless stated otherwise.  References in any Schedule (or Annex thereto) to Articles and Sections of the Agreement are references to the body of this Agreement, unless stated otherwise.

(b)                                 In carrying out its obligations and duties, and in providing estimates under this Agreement, each Party shall have an implied obligation of good faith.

(c)                                  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d)                                 To the extent there exists a conflict between any provisions of this Agreement and any Schedule or Annex, the provisions of this Agreement shall prevail.

1.3                               Calculation of Wet Sand Quantities

The quantities of Wet Sand referred to in Section 4.2.1 and in other provisions of this Agreement referencing Wet Sand quantities are based on Wet Sand having a nominal value of 80% +#50 mesh content.  If the average mesh content of the Wet Sand delivered to SSS during any relevant period is more or less than this value, such quantities shall be adjusted accordingly.

Article 2
Effective Date; Term

2.1                               Effectiveness; Term

This Agreement shall commence and become effective on the Execution Date and shall, unless terminated earlier in accordance with its terms, remain in force until the earlier of:  (i) the expiration of the Supply Period; or (ii) the expiration of the “Supply Period” under the Wet Sand Supply Agreement (the “Term”).

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2.2                               Supply Period

(a)                                 The “Supply Period” shall commence on the later of the Dry Plant Completion Date and the Wet Plant Completion Date and shall expire upon the end of the 10th Agreement Year.

(b)                                 SSS shall give to Producer:

(i)                                     ten (10) Days’ notice of the date on which SSS expects the Dry Plant Completion Date will occur; and

(ii)                                  notice of the occurrence of the Dry Plant Completion Date on the Day thereof.

Article 3
Construction of Dry Plant; Operations

3.1                               Construction of the Dry Plant

(a)                                 SSS shall enter into a subcontract (the “D/B Subcontract”) with a Contractor (“D/B Contractor”) pursuant to which SSS shall retain D/B Contractor to perform all design services required and to construct the Dry Plant in accordance with this Agreement.

(b)                                 SSS shall take all commercially reasonable actions necessary to achieve the Construction Start Date as soon as possible following the Execution Date.

(c)                                  SSS shall ensure that the design, procurement, and construction of the Dry Plant shall be carried out with all proper skill and care and in all material respects in accordance with this Agreement, including the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(d)                                 A proposed construction schedule, which includes an estimated Dry Plant Completion Date, is attached hereto as Schedule 13.  SSS provides no guarantee as to the estimated construction schedule in Schedule 13.

3.2                               Stock Pile Areas

(a)                                 SSS shall be responsible for establishing, maintaining, and operating the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.

(b)                                 After the establishment of the Wet Sand Stock Pile Area, Producer shall provide to SSS Wet Sand reasonably sufficient to establish a base for the Wet Sand Stock Pile Area.  Neither Producer nor SSS shall have an obligation to make payment for any Wet Sand used to establish the Wet Sand Stock Pile Area or any processing of Wet Sand in connection therewith.

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3.3                               Rolling Stock

SSS shall be responsible for acquiring, maintaining, and operating the Rolling Stock.

3.4                               Permits

(a)                                 Producer shall secure and maintain the Governmental Approvals listed in Schedule 11.

(b)                                 Except to the extent Producer is responsible for a Governmental Approval described in Section 3.4(a), SSS will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the term of this Agreement, all Governmental Approvals necessary for SSS to construct, install and operate the Dry Plant and Rolling Stock and otherwise perform its obligations under this Agreement, including all Governmental Approval listed in Schedule 12.  SSS will use commercially reasonable efforts to obtain such Governmental Approvals as expeditiously as possible and, upon request, shall provide a copy to Producer.

(c)                                  Each Party shall on a timely basis provide all customary and reasonably necessary support in connection with the other Party’s securing of Governmental Approvals under Section 3.4.

3.5                               Commissioning Tests; Achievement of Dry Plant Completion Date

3.5.1                     Test Procedures

After construction of the Dry Plant, SSS shall conduct testing of the Dry Plant in accordance with the Testing Procedures set forth in Schedule 8.  The “Dry Plant Completion Date” shall occur on such date that (1) the Dry Plant is tested in accordance with the Testing Procedures, and determined to satisfy the successful testing standards for achieving the Dry Plant Completion Date, set forth in Schedule 8; (2) SSS has obtained all insurance required under this Agreement; (3) SSS’s personnel have been mobilized by SSS as necessary to enable performance by SSS under this Agreement.

3.6                               Submission of Reports and Information

3.6.1                     Notification of Delay

SSS shall notify Producer promptly whenever it determines that the then expected date for achievement of the Dry Plant Completion Date the Dry Plant is unfeasible or inappropriate and shall specify a revised expected date for the Dry Plant Completion Date.

3.6.2                     Test Reports

SSS shall submit, or cause to be submitted, to Producer as soon as available, but no later than thirty (30) Days following the Commissioning Tests, copies of all results of the Commissioning Tests, including tests of major equipment included in the Dry Plant.

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3.7                               Maintenance in Good Working Order; Prudent Operations

(a)                                 SSS shall maintain the Dry Plant and Rolling Stock in a condition such that it is capable of operation to produce Dry Sand and shall promptly inform Producer of any inability to operate in accordance with such contracted operating characteristics.  SSS shall maintain the Dry Plant (including all spares) and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.

(b)                                 SSS shall at all times operate the Dry Plant and Rolling Stock in accordance with the Technical Specifications, all applicable Laws, all applicable Governmental Approvals, and Prudent Construction/Operation Practices.  SSS shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

Article 4
Drying of Producer Wet Sand; Supply to Stock Pile

4.1                               Drying of Wet Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period:

(a)                                 SSS shall receive Wet Sand from Producer or a Producer Party at the Wet Sand Stock Pile Area as it is delivered by Producer or a Producer Party, SSS shall convert such Wet Sand to Dry Sand at the Dry Plant in a manner reasonably designed to produce the maximum amount of Dry Sand from such Wet Sand consistent with Prudent Construction/Operation Practice (the Parties acknowledging that a 4% loss factor, in addition to all appropriate adjustments for moisture content of Wet Sand, shall be considered consistent with Prudent Construction/Operation Practice, and in some circumstances a higher loss factor may be consistent with such standard), and SSS shall deliver such Dry Sand to the Dry Sand Silos as Producer may require; and

(b)                                 Producer shall receive such quantity of Dry Sand delivered at the Tender Delivery Point by SSS and shall pay the Dry Sand Production Price for the services provided by Producer in converting Wet Sand to Dry Sand, including all drying, storage, and delivery, in each case subject to the limitations described in Section 4.2.

4.2                               Quantity Limitations

4.2.1                     Dry Sand Production Orders; Quantities

During the Supply Period, the obligations of SSS under Section 4.1 shall be subject to the following limitations (subject to Section 1.3):

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(a)                                 Dry Sand Production Orders:  a limit for any period covered in a Dry Sand Production Order for the drying of no more Wet Sand than the amount of Wet Sand specified in such Dry Sand Production Order made in accordance with the Operating Procedures (with each Monthly Dry Sand Production Order spread reasonably evenly across the Days of the Month);

(b)                                 Technical Specifications:  a limit for any period that is no more than set forth in the Technical Specifications set forth in Schedule 9 (including the maximum allocation to Producer of capacity in the Wet Sand Stock Pile Area, the Byproduct Stockpile Area, and the Dry Sand Silos);

(c)                                  Monthly Contract Quantity:  a limit for each Agreement Month during the Supply Period for the drying of [***] tons of Wet Sand (the “Monthly Contract Quantity”);

(d)                                 Annual Contract Quantity:  a limit for each Agreement Year during the Supply Period for the drying of [***] tons of Wet Sand (the “Annual Contract Quantity”); and

(e)                                  Total Contract Quantity:  a limit of [***] times the Annual Contract Quantity over the Supply Period.

4.3                               Estimated Requirements; Dry Sand Production Orders

4.3.1                     Estimated Dry Sand Production Requirements

Not later than ten (10) Days prior to the estimated Dry Plant Completion Date, and not later than ten (10) Business Days prior to the beginning of each Agreement Month thereafter, Producer shall provide SSS with a non-binding, good faith estimate for Dry Sand to be delivered to the Dry Sand Silos for the following Agreement Month and for each Agreement Month for the subsequent eleven Agreement Months (a “12-Month Rolling Forecast”).

4.3.2                     Dry Sand Production Orders

Producer shall give notice in accordance with the Operating Procedures (such notice, the “Dry Sand Production Order”) to SSS of the total quantity of Wet Sand Producer requires to be dried for delivery to the Dry Sand Silos during each Month.

4.3.3                     Variation from Dry Sand Production Orders

(a)                                 Producer shall work to adhere to a Dry Sand Production Order but shall have the right to reasonably adjust such deliveries should a significant unplanned event arise.  Following a communication from Producer of such need for adjustment, SSS shall use reasonable efforts to accommodate such deviation, but in doing so shall be under no obligation to alter its own Dry Sand production plans from SSS’s own Wet Sand.

(b)                                 SSS shall communicate to Producer in accordance with the Operating Procedures any significant unplanned event that may cause deviations in Dry Sand deliveries, if reasonably practicable; provided, however, SSS’s communications under this

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Section 4.3.3(b) shall not limit Producer’s obligations under Article 6 or otherwise limit Producer’s remedies under this Agreement.

4.4                               Delivery of Wet Sand

4.4.1                     Terms of Producer’s Wet Sand Delivery

Producer shall be responsible for procuring all Wet Sand to be processed at the Dry Plant by SSS.  Producer may at any time during the Term deliver Wet Sand to the Wet Sand Stock Pile Area, subject to the following limitations:

(a)                                 Producer shall not deliver, and shall cause the Producer Parties to not deliver, Wet Sand to the Wet Sand Stock Pile Area until after receiving from SSS the ten (10) Day notice described in Section 2.2(b)(i);

(b)                                 Producer shall not deliver, and shall cause the Producer Parties to not deliver, more Wet Sand than can be held in the Wet Sand Stock Pile Area in accordance with the Technical Specifications; and

(c)                                  Producer shall not deliver, and shall cause the Producer Parties to not deliver, Wet Sand other than Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time), with the exception of the following holidays:  New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

4.4.2                     Grant of Necessary Property Rights

SSS hereby grants to Producer a non-exclusive right of access to, on, over, across, and within the Site for use by Producer and the Producer Parties, with all equipment and machinery, as may be necessary to enable Producer to:

(a)                                 deliver Wet Sand to the Wet Sand Stock Pile Area;

(b)                                 accept Dry Sand Byproduct or Dry Sand; and

(c)                                  otherwise perform Producer’s obligations under this Agreement.

Such right of access shall be effective as of the Dry Plant Completion Date and shall remain effective until the end of the Supply Period.

4.5                               Stock Pile Management

(a)                                 SSS shall, throughout the Supply Period, be responsible for the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.  SSS shall, throughout the Term, be responsible for operating and maintaining the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area and managing all Wet Sand, Dry Sand Byproduct, and Dry Sand thereon.  SSS shall maintain the Dry Sand in the Dry Sand Silos in a condition consistent with the Dry Sand requirements set forth in Schedule 5.

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SSS may intermingle Dry Sand produced hereunder with SSS’s dry sand produced under other agreements and stored in the Dry Sand Silos.  SSS shall not intermingle other Wet Sand or any other products with Producer’s Wet Sand or Dry Sand Byproduct in the Wet Sand Stock Pile Area or the Byproduct Stock Pile Area and shall be responsible for any loss or deterioration of Producer’s Wet Sand, Dry Sand Byproduct, or Dry Sand at the Wet Sand Stock Pile Area, Dry Sand Silos, and the Byproduct Stock Pile Area.

(b)                                 Within five (5) days following the conclusion of each Agreement Year, SSS shall retain an independent third-party to conduct at SSS’s cost an inventory of the Dry Sand in the Dry Sand Silos to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Dry Sand which SSS has produced and placed in the Dry Sand Silos during the Agreement Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by Producer, including the initial deposit of Wet Sand used to line the Wet Sand Stock Pile Area.  If the amount of Dry Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by Producer does not exceed two percent (2%) of the total amount of Dry Sand produced and placed by SSS in the Dry Sand Silos in the Agreement Year, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, SSS shall prepare and deliver to Producer an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Dry Sand produced and placed into the Dry Sand Silos, (iii) the Product Loss Factor, and (iv) the amount of overpayment by Producer as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Agreement Year (or, if more than one price is applicable during such Agreement Year, then the average for such Agreement Year) and the conversion factor (reflecting the amount of Wet Sand converted to Dry Sand, for which the Dry Sand Production Price was paid) applicable during the Agreement Year.

(c)                                  In addition, the Product Loss Factor shall be determined following each Agreement Year with respect to Wet Sand in the Wet Sand Stock Pile Area that is lost, damaged, contaminated or otherwise not able to be reasonably taken by Producer.  In doing so, the provisions of Section 4.5(b) shall apply, as modified as the context requires, to calculate the amount of payment due from SSS in relation to the loss of such Wet Sand.

(d)                                 Producer may at any time request an additional mid-Agreement Year retesting of the Product Loss Factor at its sole cost in accordance with Section 4.5(b), and the provisions of Section 4.5(b) shall apply with regard to any losses identified through such retest.

(e)                                  Producer shall be responsible for setting the quantity of Dry Sand to be maintained in the Dry Sand Silos, subject to the reserved capacity specified in Schedule 9, through its management of the amount of Dry Sand produced to the Dry Sand Silos and the amount of Dry Sand delivered to the Tender Delivery Point, in each case as set forth in Dry Sand Production Orders.

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4.6                               Free of Encumbrances

SSS shall take all measures necessary to ensure that all Wet Sand in the Wet Sand Stock Pile Area, all Dry Sand produced to the Dry Sand Silos, all Dry Sand delivered to the Tender Delivery Point, and all Dry Sand Byproduct will at all times be free and clear of all liens and other encumbrances.

Article 5
Delivery of Dry Sand to Tender Point

5.1                               Order for Delivery

In each order for the delivery of Dry Sand to the Tender Delivery Point in an upcoming Day (a “Dry Sand Tender Order”), Producer shall have the right to specify the quantity of any Dry Sand previously delivered to the Dry Sand Silos that Producer requires (subject to the arrival of Producer’s or a Producer Party’s railcars) to be delivered by SSS to the Tender Delivery Point.

5.2                               Delivery of Dry Sand

Subject to and in accordance with the terms and conditions contained herein, throughout the Supply Period and within a reasonable period following the arrival of Producer’s (or a Producer Party’s) railcars, SSS shall use reasonable efforts to deliver at the Tender Delivery Point to Producer and place in such railcars such Dry Sand as Producer may have required in a Dry Sand Tender Order on the Day for which such Dry Sand is ordered, subject to the limitations described in Section 5.3 and Section 5.4.

5.3                               Delivery to be by Rail

(a)                                 Producer shall endeavor to send railcars (such railcars not to exceed 44 feet in length) leased or owned by Producer to SSS’s Facility in sufficient quantities to transport the Dry Sand from SSS’s Facility to a destination designated by Producer.  SSS shall have no obligation to arrange for the transportation of Producer’s Dry Sand utilizing trucks or railcars managed by SSS.  SSS shall exclusively use Producer railcars for the transportation of Producer’s Dry Sand.

(b)                                 Producer shall contract directly with carrier and transportation providers for the collection and transportation of Dry Sand from the Dry Plant.  Charges for freight and all related costs for transportation of the Dry Sand to the destination designated by Producer shall be paid by Producer; provided, however, SSS shall be responsible for reasonable demmurage charges incurred by Producer to the extent caused entirely by SSS.

(c)                                  Producer shall be responsible at its own expense for assuring that all railcars and equipment used by the Producer Parties to transport Dry Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by Producer.  Producer shall indemnify and hold harmless SSS for any damages, fines, liabilities, expenses or losses incurred as the result

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of a failure of Producer or a Producer Party to operate railcars in such manner.  SSS shall not be responsible for any loss or damage to any railcars or other property of any of the Producer Parties unless the cause of such loss or damage is due to the negligence or willful misconduct of SSS.

(d)                                 SSS shall not be obligated to provide Producer with track storage in excess of 1,500 feet of track (the “Track Allotment”) at any given time.  SSS shall use commercially reasonable efforts to accommodate Producer railcar storage in excess of the Track Allotment but shall reserve the right to refuse delivery of, or place into storage at Producer’s sole cost, any Producer railcars that will not fit within the Track Allotment.  SSS shall not be obligated to reserve track space for more than 48 hours for any Producer railcar exhibiting maintenance issues (including, without limitation, leaks and malfunctioning gates) which would prohibit shipment of such railcar.  Upon the expiration of the storage period, SSS shall have the right to require removal of such railcar at Producer’s cost.

(e)                                  SSS is entitled to reject Producer railcars for loading that are not reasonably clean and free of contaminants, impurities or materials (including left-over sand).  Producer shall, upon SSS’s reasonable rejection, be responsible for providing a clean substitute railcar.  If the Dry Sand cannot be loaded because Producer did not provide clean railcars, such Producer railcar shall be deemed not to have been delivered for loading purposes.

5.4                               Terms of Loading

(a)                                 SSS shall utilize Dry Sand from the Dry Sand Silos at any time as necessary to load Dry Sand onto Producer’s railcars in accordance with the terms of this Agreement.

(b)                                 The Dry Sand in the Dry Sand Silos shall be ready for delivery to the Tender Delivery Point throughout each Agreement Year on Monday through Saturday from 7:00 a.m. to 7:00 p.m. (Central Time) and the following holidays:  New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.

(c)                                  SSS shall load Producer’s or the Producer Party’s railcars with a quantity of Dry Sand not greater than the maximum weight limit permitted by the rail carrier.

(d)                                 SSS shall have no obligation to perform more than one daily shipment of loaded rail cars and one daily receipt of empty rail cars, subject in all cases to the terms of service provided to by the rail company.

5.5                               Byproduct Disposal

Producer will be entitled to pick up, free of charge, any Dry Sand Byproduct coming off the Dry Plant.  So long as picking up such Dry Sand Byproduct does not disrupt operations (at SSS’s reasonable discretion), SSS shall load, at no charge, the Dry Sand Byproduct into trucks for Producer at the Tender Delivery Point under the same terms as described in Section 5.4 (as modified as the context requires).  Producer shall have no obligation to pick up such Dry Sand

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Byproduct, recognizing, however, that limits of the Byproduct Stock Pile Area may limit production of Dry Sand.

Article 6
Failure to Supply

6.1                               SSS’s Failure to Supply

To the extent that either SSS fails or is unable to deliver Dry Sand to the Dry Sand Silos as specified in a Dry Sand Production Order in accordance with the terms of this Agreement or SSS fails or is unable to deliver Dry Sand to the Tender Delivery Point as specified in a Dry Sand Tender Order in accordance with the terms of this Agreement, Producer’s sole remedy shall be as specified in Section 20.2(vi).

Article 7
Transfer of Dry Sand

7.1                               Transfer of Dry Sand

(a)                                 Subject to Section 7.1(b), SSS shall be entitled to use all Dry Sand stored in the Dry Sand Silos for its own purposes, including any of Producer’s Dry Sand stored in the Dry Sand Silos.

(b)                                 To the extent that SSS uses Dry Sand from the Dry Sand Silos such that the quantity of Dry Sand in the Dry Sand Silos is less than the quantity of Dry Sand to which Producer is then entitled, SSS shall be required to replace such quantities of Producer’s Dry Sand, at no charge to Producer, with Dry Sand of comparable quality, whether by procuring such replacement Dry Sand from third parties or by processing additional Wet Sand on behalf of Producer.

Article 8
Measurement

8.1                               Weight Determination

(a)                                 The procedures for establishing the weight of any Dry Sand delivered to the Dry Sand Silos shall be as specified in Schedule 6.

(b)                                 The procedures for establishing the weight of any Wet Sand delivered by SSS to the Wet Sand Stock Pile Area shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS on the Site.

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(c)                                  The procedures for establishing the weight of any Wet Sand processed by SSS and converted to Dry Sand shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS and installed as a belt scale at the start of the Dry Plant where the Wet Sand enters for purposes of producing Dry Sand.

(d)                                 The procedures for establishing the weight of any Dry Sand delivered by SSS to the Tender Delivery Point shall be as specified in Schedule 6, but modified as the context requires and with the exception that the “Primary Dry Sand Scales” will be those scales operated by SSS on the Site.

8.2                               Sampling and Analysis

(a)                                 The procedures for undertaking all quality analysis of any Wet Sand delivered by Producer to the Wet Sand Stock Pile Area shall be as specified in Schedule 7, but modified as the context requires and with the exception that all sampling shall be reasonably drawn from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  No fewer than five trucks per Day shall be so sampled (or if fewer trucks are delivered, then no fewer than all of such trucks).

(b)                                 The procedures for undertaking all quality analysis of any Dry Sand tendered by SSS at the Tender Delivery Point shall be as specified in Schedule 7, but modified as the context requires and with the exception that (i) only the gradation analysis set procedures set forth in Section 1.3 of Schedule 7 shall be undertaken, and (ii) all sampling shall be reasonably drawn from the railcars used to accept delivery of the Dry Sand at the Tender Delivery Point.  No fewer than five railcars per Day shall be so sampled (or if fewer railcars are loaded, then no fewer than all of such railcars).

Article 9
Operating Procedures

9.1                               Operating Procedures

The “Operating Procedures” shall be as follows:

(a)                                 Dry Sand Production Order:  All Dry Sand Production Orders shall specify the amount of the Wet Sand to be dried and delivered to the Dry Sand Silos during the upcoming Month.  Dry Sand Production Orders shall (to the extent an order is to be placed) be delivered by 4:00 p.m. five (5) Business Days prior to the start of the Month in which the delivery to the Dry Sand Silos is required.  Dry Sand Production Orders (and any revision to any Dry Sand Production Order) may be communicated by Producer to SSS’s designees by email or by telephone.

(b)                                 Dry Sand Tender Order:  All Dry Sand Tender Orders shall specify the amount of the Dry Sand to be delivered to the Tender Delivery Point for each Day of the upcoming week.  Dry Sand Tender Orders shall (to the extent an order is to be placed) be delivered by 4:00

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p.m. two (2) Business Days prior to the start of the week in which the delivery to the Tender Delivery Point is required.  Dry Sand Tender Orders (and any revision to any Dry Sand Tender Order) may be communicated by Producer to SSS’s designees by email or by telephone.

(c)                                  Safety Rules and Procedure:  When the operations or actions of the employees or contractors of one Party may affect the operations or safety of the facilities, employees or contractors of the other Party, such Party shall adhere to the safety rules and operating procedures established by the Party responsible for such operations or actions.

(d)                                 Other:  The Parties may agree on such other matters as may be necessary or desirable to facilitate operations, communications, safety, or other matters of mutual concern.

Article 10
Quality; Off-Spec Deliveries

10.1                        Wet Sand Quality

10.1.1              Wet Sand Quality

(a)                                 The Wet Sand delivered by Producer for conversion to Dry Sand hereunder shall be of a quality within the Acceptable Wet Sand Quality Parameters, as provided in Schedule 4.

10.1.2              Rejection; Effect of Rejection

(a)                                 If any Wet Sand delivered by Producer for conversion to Dry Sand hereunder is, with regard to one (1) or more of the Rejection Parameters, outside the Acceptable Wet Sand Quality Parameters or contains impurities proscribed in Section 10.1 or elsewhere in this Agreement, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such Non-Conforming Wet Sand.  In the event of such rejection, SSS shall have the right to exercise any of its rights and remedies provided in this Section 10.1.2 and elsewhere in this Agreement.

(b)                                 In the event SSS rejects Wet Sand pursuant to this Section 10.1.2, Producer shall be responsible for prompt removal of such Wet Sand, including the costs thereof.

(c)                                  Nothwithstanding the foregoing, in the event that SSS rejects Wet Sand solely on the basis of such Wet Sand having a moisture content in excess of five percent (5%), SSS shall have the option to either:

(i)                                     require Producer to remove such Wet Sand in accordance with Section 10.1.2(b); or

(ii)                                  permit such Wet Sand to remain in the Wet Sand Stock Pile Area until the moisture content of such Wet Sand no longer exceeds five percent (5%).

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10.2                        Dry Sand Quality

10.2.1              Dry Sand Quality

(a)                                 Provided the Wet Sand delivered by Producer for conversion to Dry Sand is within the Acceptable Wet Sand Quality Parameters set forth in Schedule 4, the Dry Sand delivered at the Dry Sand Silos and the Tender Delivery Point by SSS to Producer hereunder shall be of a quality within the Acceptable Dry Sand Quality Parameters, as provided in Schedule 5.

(b)                                 SSS shall take all practical precautions to prevent delivering Dry Sand that is outside the Acceptable Dry Sand Quality Parameters or contains impurities proscribed in Section 10.2.1(a) or elsewhere in this Agreement unless Producer consents thereto on mutually agreed terms.

10.2.2              Claims for Non-Conforming Dry Sand

(a)                                 Provided the Wet Sand delivered by Producer for conversion to Dry Sand is within the Acceptable Wet Sand Quality Parameters set forth in Schedule 4, Producer may make claims for Non-Conforming Dry Sand delivered by SSS to Producer at the Dry Sand Silos or the Tender Delivery Point.  Any claim that Dry Sand delivered by SSS to Producer at the Dry Sand Silos or the Tender Delivery Point is Non-Conforming Dry Sand must be made in writing by Producer and received by SSS within thirty (30) days from the date of delivery of such Dry Sand.  SSS’s exclusive liability and Producer’s sole remedy in connection with any Non-Conforming Dry Sand shall be for SSS to replace such portion of Non-Conforming Dry Sand, at no charge to Producer, at the Tender Delivery Point by such reasonable date as Producer may request, or, at the option of SSS, and in the event that Producer has already paid for such Non-Conforming Dry Sand, to reimburse that portion of the Dry Sand Price that Producer paid for such Non- Conforming Dry Sand.  This provision does not cover nonconformity attributable to causes or occurrences beyond SSS’s control, including, but not limited to, misuse, mishandling, neglect, improper storage, improper alteration or improper application by Producer or by any third-party agent of Producer.

10.3                        Inspection

Producer may, at any reasonable time, after giving notice, inspect SSS’s facilities and operations.

Article 11
Compliance with Law

11.1                        Compliance with Law

Each of the Parties shall carry out its obligations hereunder in accordance with all applicable Laws.

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Article 12
Prices

12.1                        Prices

(a)                                 The price per ton of Wet Sand processed by SSS and converted into Dry Sand (the “Dry Sand Production Price”) shall be calculated in accordance with the methodology set forth in Schedule 2.  The Dry Sand Production Price shall include all consideration for storing and drying Wet Sand and otherwise delivering Dry Sand to the Dry Sand Silos, and SSS shall be entitled to no payment therefor other than the Dry Sand Production Price.  In addition, the Dry Sand Production Price shall include all consideration for storing, loading, and otherwise delivering the Dry Sand to the Tender Delivery Point pursuant to this Agreement, and SSS shall be entitled to no payment therefor other than the Dry Sand Production Price.

(b)                                 The Dry Sand Production Price shall include the amount of sales tax that may be payable by SSS in connection with the sale of such Dry Sand, and no additional amount shall be due to SSS in connection with any sales tax.  SSS shall indemnify Producer and hold it harmless from all losses, damages, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Producer as a result of any assessments of any such taxes at any time during the Term or thereafter.  The provisions of this Section 12.1(b) shall survive termination, or expiration of the Term of this Agreement.

Article 13
Billing and Payment

13.1                        Billing

13.1.1              SSS Invoices

At any time on or after the first (1st) Business Day and the fifteenth (15th) Day of each Month, SSS shall submit to Producer an invoice stated in dollars for any amounts due from Producer to SSS pursuant to this Agreement.  Such invoice shall include the following information:

(i)                                     the amount, in tons, of Wet Sand that SSS processed and converted into Dry Sand during the billing period;

(ii)                                  the amount, in tons, of Dry Sand that SSS delivered to the Dry Sand Silos during the billing period;

(iii)                               the amount, in tons, of Dry Sand that SSS delivered to the Tender Delivery Point during the billing period;

(iv)                              the applicable Dry Sand Production Price for Wet Sand processed and converted into Dry Sand during the billing period;

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(v)           the total amount due for such billing period;

(vi)          the amount of damages due to SSS under this Agreement for the billing period; and

(vii)         any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail,

together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

13.1.2     Producer Invoices

At any time after the first (1st) Business Day of each Month, Producer shall submit an invoice to SSS stated in dollars for any amounts due from SSS to Producer pursuant to this Agreement.  Such invoice shall include the following information:

(i)            the amount of damages due to Producer under this Agreement for the billing period; and

(ii)           any interest payable hereunder on an amount not paid by the Due Date with respect to a prior invoice, showing the calculation of such claimed interest in reasonable detail,

together with such supporting information as may reasonably be necessary to substantiate the amounts claimed in the invoice.

13.2        Payment

(a)           Subject to Section 13.3,

(i)            Producer shall pay SSS the amount shown on an invoice delivered in accordance with Section 13.1.1, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the fifteenth (15th) Day following the Day the invoice is received by Producer (or, in the event such Day is not a Business Day, the next Business Day thereafter); and

(ii)           SSS shall pay Producer the amount shown on an invoice delivered in accordance with Section 13.1.2, less deductions for any disputed amounts or portions of amounts shown in the invoice, on or before the fifteenth (15th) Day following the Day the invoice is received by SSS (or, in the event such Day is not a Business Day, the next Business Day thereafter)

(in each case, the “Due Date”).

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(b)           Unless otherwise specified in this Agreement, payments due under this Agreement shall be payable by electronic funds transfer to the account indicated by the Party to receive payment.

(c)           Each Party shall have the right to set off any amounts due and payable by it to the other Party under this Agreement against any and all amounts then due and payable to it by the other Party under this Agreement.  Such rights of set-off shall relate only to amounts that are then due and payable to and by a Party and are undisputed or have been determined to be payable pursuant Article 22.

(d)           Late payments by either Party of amounts due and payable under this Agreement shall bear interest at a rate per annum equal to the Delayed Payment Rate.

(e)           Payments received by either Party shall be applied against outstanding invoices on the “first in, first out” principle, so that the invoices that have been outstanding the longest (in whole or in part) shall be paid first.

13.3        Payment Disputes

13.3.1     Invoice Dispute Notice

At any time within three hundred sixty (360) Days after receipt of an invoice, a Party may serve notice (an “Invoice Dispute Notice”) on the other Party that the amount of such invoice (or part thereof) is in dispute.  Each Invoice Dispute Notice shall specify the invoice concerned and the amount in dispute, giving reasons as complete and as detailed as reasonably possible.  A Party shall be entitled to submit any Dispute relating to an invoice to Dispute resolution in accordance with Article 22, so long as it has delivered an Invoice Dispute Notice to the other Party in accordance with this Section 13.3.1.

13.3.2     Resolution Procedures

Upon resolution of the Dispute in accordance with Article 22 and without prejudice to the right of either Party to refer a Dispute to arbitration, any amounts disputed and not paid but determined to be owed by a Party or any amounts paid and determined not to be owed shall be paid or repaid to the other Party, as the case may be, within ten (10) Business Days after such resolution or determination, together with interest thereon from but excluding the date initially owed or paid until and including the date paid or repaid, as the case may be, at the Delayed Payment Rate.

13.4        Supporting Data

SSS shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of the amount, in tons, of Wet Sand that SSS processed and all Dry Sand that SSS supplied to Producer during the preceding Month, the applicable Dry Sand Production Price for such Dry Sand, and any other claims for payment or recovery of costs or expenses made by SSS under this Agreement.  All such records and data shall be maintained for

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a period of not less than sixty (60) Months following the last date on which such data and information was relevant for claims by SSS for payment by Producer.

Article 14
Risk of Loss; Title

14.1        Risk of Loss; Title

(a)           SSS shall be responsible for the Dry Plant and the Rolling Stock prior to the Tender Delivery Point, and Producer shall be responsible for operations and maintenance prior to the Wet Sand Stock Pile Area and after taking delivery of Dry Sand or Dry Sand Byproduct.

(b)           Title to all Wet Sand, Dry Sand Byproduct, and Dry Sand under or pursuant to this Agreement shall remain with Producer; provided, however, care, custody and control of the Wet Sand shall pass from Producer to SSS upon delivery by Producer at the Wet Sand Stock Pile Area and care, custody and control of all Dry Sand and Dry Sand Byproduct shall pass from SSS to Producer at the Tender Delivery Point; and provided, further, that the Dry Sand produced pursuant to this Agreement and SSS’s dry sand stored together in the Dry Sand Silo shall be fungible, and title to such Dry Sand shall be treated accordingly.  Risk of loss shall be with the Party maintaining care, custody and control.

14.2        Release of Stockpiled Wet Sand

At the expiration of the Term of this Agreement, SSS shall release to Producer care, custody, and control of all Wet Sand, Dry Sand, and Dry Sand Byproduct on the Site.

Article 15
Taxes

15.1        Taxes Applicable to Producer

All present and future federal, state, local, or other lawful Taxes applicable to Producer arising from or in connection with its rights and obligations under this Agreement shall be paid by Producer as and when required.

15.2        Taxes Applicable to SSS

All present and future federal, state, local, or other lawful Taxes applicable to SSS arising from or in connection with its rights and obligations under this Agreement shall be paid by SSS as and when required.

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Article 16
Insurance

16.1        Maintenance of Insurance Policies

16.1.1     Insurance Requirements

(a)           At its sole cost and expense, SSS shall obtain and maintain or cause to be obtained and maintained, such policies of insurance:

(i)            required by Section 1.1 of Schedule 3 (and satisfying the general conditions set forth in Section 1.2 of Schedule 3); or, if greater,

(ii)           that should be maintained in accordance with Prudent Construction/Operation Practices.

(b)           The insurance to be obtained and maintained by SSS under Section 16.1.1(a) shall be obtained from insurers from whom SSS is permitted under the law to purchase policies.

(c)           Each insurance policy shall be issued by an insurer (or reinsurer, to the extent reinsurance is obtained) of sound financial status.  Insurers (or any reinsurer) with whom SSS has policies of insurance shall be deemed to be “of sound financial status” if such insurers (or any reinsurers) have either an S&P “Claims-Paying Ability Rating” of at least A- or an A.M. Best “Financial Strength Rating” rating of at least A/VIII.  If such rating systems are discontinued, such insurers shall have a substantially similar rating.

16.2        Event of Loss

16.2.1     Notice of Damage or Loss

If any substantial or significant part of the Dry Plant or the Rolling Stock shall suffer a loss or an event occurs that prevents SSS from performing under this Agreement due to physical damage to a substantial portion of the Dry Plant or the Rolling Stock, SSS shall promptly, and in any case within five (5) Days after it has knowledge of such event, so notify Producer.

16.2.2     Event of Loss

If an event occurs that prevents SSS from performing under this Agreement due to physical damage to a substantial portion of the Dry Plant or the Rolling Stock, insurance proceeds shall have discretion as to the use of such proceeds.

16.3        Certificates of Insurance

16.3.1     Obligation to Provide

Within ten (10) Days of the Dry Plant Completion Date, and at each policy renewal thereafter (but, in any event, at least annually), SSS shall cause its insurers or agents to provide Producer

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with certificates of insurance evidencing the policies and endorsements taken out pursuant to Section 16.1, including the name and address of the insurer, type, basic coverage, and name of insured and “additional insureds.”

16.3.2     Failure to Provide Evidence of Insurance

(a)           If SSS fails to provide evidence of insurance as required under Section 16.3.1, Producer may itself take out such insurance and pay such premiums as may be necessary to maintain it in force.

(b)           Producer may recover from SSS any amount paid by Producer to obtain insurance as provided under Section 16.3.2(a).

(c)           Failure by Producer to obtain the insurance coverage permitted under Section 16.3.2(a) shall not relieve SSS of its insurance obligations under this Article 16 or otherwise limit SSS’s obligations or liabilities under this Agreement.

16.4        Insurance Reports

SSS shall provide Producer with copies of any technical underwriters’ reports or other technical reports received by SSS from any insurer.

16.5        No Limitation on Liability

SSS’s maintenance of or failure to maintain the insurance coverage required by this Article 16 shall not in any way relieve or limit SSS’s obligations and liabilities under any provision of this Agreement.

Article 17
Representations and Warranties

17.1        Representations and Warranties of Producer

Producer hereby represents and warrants to SSS as follows:

(i)            Due Organization of Producer.  Producer is a limited liability company duly organized, validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Wisconsin and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(ii)           Due Authorization of Producer; Binding Obligation.  Producer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by

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Producer have been duly authorized by the necessary company action on the part of Producer; this Agreement has been duly executed and delivered by Producer and is the valid and binding obligation of Producer enforceable in accordance with its terms.

(iii)          Non-Contravention.  The execution, delivery and performance of this Agreement by Producer and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of organization or limited liability company agreement of Producer and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Producer is a party or by which it or any of its properties is bound or affected.

(iv)          Regulatory Approvals.  Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Producer have been obtained or will be obtained in due course.

17.2        Representation and Warranties of SSS

SSS hereby represents and warrants to Producer as follows:

(i)            Due Organization of SSS.  SSS is a limited liability company duly organized and validly existing and in good standing under the laws of the state in which it was formed and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Texas.

(ii)           Due Authorization of SSS; Binding Obligation.  SSS has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by SSS have been duly authorized by the necessary company actions on the part of SSS; this Agreement has been duly executed and delivered by SSS and is the valid and binding obligation of SSS enforceable in accordance with its terms.

(iii)          Non-Contravention.  The execution, delivery and performance of this Agreement by SSS and the consummation of the transactions contemplated hereby do not and will not contravene the articles of organization of SSS and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which SSS is a party or by which it or any of its properties is bound or affected.

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Article 18
Indemnification

18.1        Indemnification

18.1.1     SSS’s Indemnification

Except as specifically provided elsewhere in this Agreement, SSS shall indemnify and defend Producer and any Producer Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, Producer or any Producer Party:

(i)            for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by SSS in connection with this Agreement;

(ii)           resulting from, arising out of, or related to SSS’s violation of any Law to be complied with by SSS under this Agreement; or

(iii)          for SSS’s breach or default of any of its covenants or representations and warranties under this Agreement.

18.1.2     Producer’s Indemnification

Except as specifically provided elsewhere in this Agreement, Producer shall indemnify and defend SSS and any SSS Party from, at all times after the date hereof, any and all Losses incurred or required to be paid, directly or indirectly, by, or sought to be imposed upon, SSS or any SSS Party:

(i)            for personal injury or death to persons or damage to property arising out of any negligent or intentional act or omission by Producer in connection with this Agreement;

(ii)           resulting from, arising out of, or related to Producer’s violation of any Law to be complied with by Producer under this Agreement; or

(iii)          for Producer’s breach or default of any of its covenants or representations and warranties under this Agreement.

18.1.3     Joint Liability

In the event injury or damage results from the joint or concurrent negligent or intentional acts or omissions of the Parties, each Party shall be liable under this Article 18 in proportion to its relative degree of fault.

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18.2        Limitation on Indemnification

Notwithstanding any other provision of this Agreement, in no event shall Producer or SSS or any Producer Party or any SSS Party be indemnified for any Losses caused by the negligence or willful misconduct of such party or a breach of the terms of this Agreement by a Party, and in no event shall Producer or SSS or any Producer Party or any SSS Party be indemnified for any Loss to the extent that such party receives insurance proceeds or indemnification from another party therefor.

18.3        Defense of Claims

18.3.1     Notice of Claims

(a)           A Party shall promptly notify the other Party of any Loss or proceeding in respect of which such notifying Party is or may be entitled to indemnification pursuant to this Article 18.  The delay or failure of such indemnified Party to provide the notice required pursuant to this Section 18.3 to the other Party shall not release the indemnifying Party from any indemnification obligation that it may have to such indemnified Party except to the extent that such failure or delay materially and adversely affected the indemnifying Party’s ability to defend such action or increased the amount of the Loss.

18.3.2     Defense of Claims

(a)           Upon acknowledging in writing its obligation to indemnify an indemnified Party to the extent required pursuant to this Article 18, the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit, or proceeding at its expense with counsel of its selection, subject to the prior reasonable approval of the indemnified Party.

(b)           Unless and until the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party to the extent required pursuant to this Article 18, and assumes control of the defense of a claim, suit, action, or proceeding, the indemnified Party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of their own selection, any claim, action, suit, or proceeding by any third party alleged or asserted against such Party in respect of, resulting from, related to, or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the indemnifying Party hereunder.

(c)           Neither the indemnifying Party nor the indemnified Party shall be entitled to settle any such claim, action, suit, or proceeding without the prior consent of the other; provided, however, that after agreeing in writing to indemnify the indemnified Party, if the indemnifying Party obtains both a full and complete resolution of matters involving the indemnifying Party and any necessary court approvals of a settlement, the indemnifying Party may settle any claim without the consent of the indemnified Party.

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18.3.3     Expense of Defense Counsel

(a)           Following the acknowledgement of the indemnification and the assumption of the defense by the indemnifying Party, the indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the sole expense of such indemnified Party, when and as incurred, unless:

(i)            the employment of counsel by such indemnified Party has been authorized in writing by the indemnifying Party and the indemnifying Party has agreed to pay for the fees and expenses of such counsel;

(ii)           the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action;

(iii)          the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party; or

(iv)          the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon the indemnified Party beyond the scope of this Agreement.

(b)           If Section 18.3.3(a)(i), 18.3.3(a)(iii), or 18.3.3(a)(iv) shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit, or proceeding on behalf of the indemnified Party and the reasonable fees and disbursements of such counsel shall constitute reimbursable legal or other expenses hereunder.

Article 19
Limitation of Liability

19.1        Limitation of Liability

Except as expressly provided to the contrary in this Agreement, neither Party shall be liable to the other Party in contract, tort, warranty, strict liability, or any other legal theory for any indirect, consequential, incidental, punitive, or exemplary damages.  Neither Party shall have any liability to the other Party except pursuant to, or for breach of, this Agreement; provided, however, that this provision is not intended to constitute a waiver of any rights of one Party against the other with regard to matters unrelated to this Agreement or any activity not contemplated by this Agreement.

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Article 20
Default; Termination

20.1        Producer Events of Default

Each of the following shall constitute an event of default by Producer (each such event being a “Producer Event of Default”):

(i)            the failure by Producer to make any payment of any sum due to SSS hereunder within fifteen (15) Days after receipt of written notice from SSS that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)           the appointment of a custodian, receiver, trustee, or liquidator of Producer, or of all or substantially all of the assets of Producer, in any proceeding brought by Producer, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against Producer that is not discharged within ninety (90) Days after such appointment, or if Producer consents to or acquiesces in such appointment;

(iii)          the misrepresentation of a material fact as of the Execution Date by Producer’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on SSS and such effect is not cured within forty-five (45) Days from notice from SSS, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if Producer commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days; and

(iv)          the failure by Producer in any respect in the observance or performance of any other material covenant of Producer contained herein that Producer has not cured within thirty (30) Days after written notice from SSS specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if Producer commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

provided, however, that no such event shall be a Producer Event of Default if it is caused in whole or material part by:

(v)           a breach by SSS of or a default by SSS under this Agreement (including any SSS Event of Default);

(vi)          a Force Majeure Event (except in the case of Section 20.1(i)).

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20.2                        SSS Events of Default

Each of the following shall constitute an event of default by SSS (each such event being a “SSS Event of Default”):

(i)                                   the failure by SSS to make any payment of any sum due to Producer hereunder within fifteen (15) Days after receipt of written notice from Producer that such payment is overdue, which notice shall specify the payment failure in reasonable detail;

(ii)                                the appointment of a custodian, receiver, trustee, or liquidator of SSS, or of all or substantially all of the assets of SSS, in any proceeding brought by SSS, as applicable, or the appointment of any such custodian, receiver, trustee, or liquidator in any proceeding brought against SSS that is not discharged within ninety (90) Days after such appointment, or if SSS consents to or acquiesces in such appointment;

(iii)                             the misrepresentation of a material fact as of the Execution Date by SSS’s representations and warranties in this Agreement, and such misrepresentation has a material adverse effect on Producer or and such effect is not cured within forty- five (45) Days from notice from Producer, which notice shall specify the misrepresentation in reasonable detail; provided, however, that if SSS commences taking appropriate actions to cure such misrepresentation within such forty-five (45) Day period, and thereafter diligently continues to cure such misrepresentation, the cure period shall extend for an additional ninety (90) Days;

(iv)                            the failure by SSS in any respect in the observance or performance of any other material covenant of SSS contained herein that SSS has not cured within thirty (30) Days after written notice from Producer specifying the failure in reasonable detail and demanding that the same be remedied; provided, however, that if SSS commences taking appropriate actions to cure such failure within such thirty (30) Day period, and thereafter diligently continues to cure such failure, the cure period shall extend for an additional ninety (90) Days;

(v)                               the delivery to the Dry Sand Silos or the Tender Delivery Point by SSS under this Agreement of Non-Conforming Dry Sand (i.e., the specifications of which are outside the Acceptable Dry Sand Quality Parameters) or Dry Sand that contains impurities as provided in Section 10.1 on five (5) or more occasions in any twelve (12) Month period, provided the Wet Sand provided to SSS for conversion into Dry Sand is consistent with the Acceptable Wet Sand Quality Parameters;

(vi)                            without limiting Section 4.1(a), the delivery (or failure to deliver) of Dry Sand to the Dry Sand Silos or the Tender Delivery Point in an amount that is materially less than the required quantity of Dry Sand to be delivered by SSS hereunder where such non-delivery is not cured within 60 Days;

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(vii)                         the occurrence of tampering by SSS or an SSS Party with any system or process used to measure the quantity or quality of Dry Sand tendered to Producer or Wet Sand received by SSS; and

(viii)                      following the Dry Plant Completion Date, the occurrence of an Abandonment (SSS) for a continuous period of thirty (30) Days, without prior notice to and the prior written consent of Producer;

provided, however, that no such event shall be a SSS Event of Default if it is caused in whole or material part by:

(ix)                            a breach by Producer of or a default by Producer under this Agreement (including any Producer Event of Default);

(x)                               a Force Majeure Event (except in the case of Section 20.2(i)).

20.3                        Termination Notice

If any Producer Event of Default or SSS Event of Default, as the case may be, occurs and is continuing, the non-defaulting Party may deliver a notice (a “Termination Notice”) to the defaulting Party, which notice shall specify in reasonable detail the Producer Event of Default or SSS Event of Default, as the case may be, giving rise to the Termination Notice.  This Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date that is ten (10) Business Days following the date on which the Termination Notice is delivered to the other Party or later than thirty (30) Days following the date of such delivery.

20.4                        Obligations Following Termination Notice

The Parties shall continue to perform their respective obligations under this Agreement pending the final resolution of any Dispute raised by the receiving Party of a Termination Notice.

20.5                        Other Remedies

(a)                               The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law; provided, however, that no Party shall have a right to terminate or treat this Agreement as repudiated except in accordance with the provisions of this Agreement.  Subject to the provisions of Article 19 and except as may otherwise be set forth in this Agreement, remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party except as provided in Section 23.3.

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Article 21
Force Majeure

21.1                        Force Majeure

21.1.1              Definition of Force Majeure

A “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances (including the effects thereof) that is beyond the reasonable control of a Party and that, on or after the Execution Date, materially and adversely affects the performance by such affected Party of its obligations under or pursuant to this Agreement; provided, however, that such material and adverse effect could not have been prevented, overcome, or remedied by the affected Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Dry Plant and the Rolling Stock from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.

21.1.2              Events Expressly Qualifying as Force Majeure Events

Without limitation to Section 21.1.1, “Force Majeure Events” shall expressly include each of the following events and circumstances (including the effects thereof), but only to the extent that each satisfies the requirements set forth in Section 21.1.1:

(i)                                   lightning, fire, earthquake, tsunami, flood, drought, storm, cyclone, typhoon, or tornado;

(ii)                                any strike or analogous labor action that is not politically motivated and is not widespread or nationwide;

(iii)                             fire, explosion, chemical contamination, radioactive contamination, or ionizing radiation;

(iv)                            the failure to obtain any Governmental Approvals required for the operation of the Dry Plant or the supply of Dry Sand at the Dry Sand Silos or the Tender Delivery Point following best efforts to obtain such Governmental Approvals;

(v)                               the discovery of archeological artifacts on a material portion of the real property used by Producer or SSS in relation to this Agreement; or

(vi)                            epidemic or plague.

21.1.3              Events Expressly Not Qualifying as Force Majeure Events

Force Majeure Events shall expressly not include the following conditions, except and to the extent that such events or circumstances occur directly as a consequence of a Force Majeure Event:

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(i)                                   late delivery or interruption in the delivery of machinery, equipment, materials, spare parts, or consumables (including fuel);

(ii)                                a delay in the performance of any Contractor or supplier;

(iii)                             normal wear and tear or random flaws in materials and equipment or breakdown in equipment; or

(iv)                            landslides, slides of spoils, or collapses of any part of a pit or mine, or fires that could have been prevented by the application of Prudent Construction/Operation Practices.

21.2                        Notification Obligations

(a)                               If, by reason of a Force Majeure Event, a Party is wholly or partially unable to carry out its obligations under this Agreement, the affected Party shall:

(i)                                   give the other Party notice of the Force Majeure Event as soon as practicable, but in any event, no later than the later of forty-eight (48) hours after the affected Party becomes aware of the occurrence of the Force Majeure Event or six (6) hours after the resumption of any means of providing notice between Producer and SSS;

(ii)                                give the other Party a second notice, describing the Force Majeure Event in reasonable detail and, to the extent that can reasonably be determined at the time of such notice, providing a preliminary evaluation of the obligations affected, a preliminary estimate of the period of time that the affected Party shall be unable to perform such obligations and other relevant matters as soon as practicable, but in any event, no later than seven (7) Days after the initial notice of the occurrence of the Force Majeure Event is given by the affected Party; and

(iii)                             when appropriate, or when reasonably requested so to do by the other Party, the affected Party shall provide further notices to the other Party, more fully describing the Force Majeure Event and its cause(s) and providing or updating information relating to the efforts of the affected Party to avoid and/or to mitigate the effect(s) thereof and estimates, to the extent practicable, of the time that the affected Party reasonably expects it shall be unable to carry out any of its affected obligations due to the Force Majeure Event.

(b)                               The affected Party shall provide notice to the other Party of:

(i)                                   with respect to an ongoing Force Majeure Event, the cessation of the Force Majeure Event; and

(ii)                                its ability to recommence performance of its obligations under this Agreement,

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as soon as possible and in any event not later than seven (7) Days after the occurrence of each of the clauses (i) and (ii) hereinabove.

(c)                                Failure by the affected Party to give written notice of a Force Majeure Event to the other Party within the forty-eight (48) hour period or six (6) hour period required under Section 21.2(a) shall not prevent the affected Party from giving such notice at a later time; provided, however, that in such case, the affected Party shall not be excused pursuant to Section 21.4 for any failure or delay in complying with its obligations under or pursuant to this Agreement until such notice has been given.  If such notice is given within the forty-eight (48) hour period or six (6) hour period required by Section 21.2(a), the affected Party shall be excused for such failure or delay pursuant to Section 21.4 from the time of commencement of the relevant Force Majeure Event.

21.3                        Duty to Mitigate

The affected Party shall use all reasonable efforts (and shall ensure that its Contractors use all reasonable efforts) to mitigate the effects of a Force Majeure Event, including, but not limited to, the payment of reasonable sums of money by or on behalf of the affected Party (or such Contractor), which sums are reasonable in light of the likely efficacy of the mitigation measures.

21.4                        Delays Caused by Force Majeure

(a)                               Following a Force Majeure Event:

(i)                                   the affected Party shall not be liable for any failure or delay in performing its obligations (other than an obligation to make a payment or provide security) under or pursuant to this Agreement during the existence of a Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 21.3; and

(ii)                                any performance deadline that the affected Party is obligated to meet under this Agreement shall be extended day-for-day by the number of days during which the affected Party was prevented from performing as a result of the Force Majeure Event, but only to the extent that the affected Party has complied with its obligations under Section 21.3;

provided, however, that no relief, including extension of performance deadlines, shall be granted to the affected Party pursuant to this Section 21.4 to the extent that such failure or delay would nevertheless have been experienced by the affected Party had the Force Majeure Event not occurred.  Other than for breaches of this Agreement by the other Party, the other Party shall not bear any liability for any loss or expense suffered by the affected Party as a result of a Force Majeure Event.

21.5                        Payment During Force Majeure Event

Upon the occurrence of any Force Majeure Event during the Supply Period, then during the pendency of a Force Majeure Event, Producer shall pay to SSS the Dry Sand Production Price

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for Wet Sand actually processed for Dry Sand delivery during the pendency of such Force Majeure Event, calculated without regard to the effects of such Force Majeure Event on the quantities of Wet Sand actually processed during the pendency of such Force Majeure Event.

21.6                        Right to Terminate Following a Force Majeure Event

In the event that:

(a)                               the Dry Plant or the Rolling Stock or any part thereof are damaged as a result of a Force Majeure Event;

(b)                               the effects of the Force Majeure Event continue for a period of six (6) Months or more; and

(c)                                SSS is unable to deliver fifty percent (50%) of the Dry Sand SSS would be required to deliver under this Agreement in the absence of the effects of the Force Majeure Event, then Producer may, at its option, terminate this Agreement immediately upon delivery of a notice thereof.

Article 22
Dispute Resolution

22.1                        Applicability of Resolution Procedures

All claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article 22.

22.2                        Management Discussions

The Parties agree to make a diligent, good-faith attempt to resolve all Disputes.  If the Parties are unable to resolve a Dispute arising under this Agreement within three (3) Business Days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) days after the date such Dispute was submitted to them.  In the event that the officers cannot resolve the Dispute within five (5) Business Days after the matter is submitted to them, then, unless otherwise agreed, the Parties will refer such Dispute to mediation proceedings under Section 22.3.

22.3                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.

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22.4                        Obligations Continue

The pendency of a Dispute shall not in and of itself relieve either Party of its duty to perform under this Agreement.

22.5                        Injunctive Relief

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

22.6                        Survival

The provisions of this Article 22 will survive the termination of this Agreement.

Article 23
Miscellaneous

23.1                        Notices

(a)                               Any notice pursuant to the terms and conditions of this Agreement shall be in writing to the addresses specified in Schedule 14, and either:  (i) delivered personally; (ii) sent by certified mail, return receipt requested; (iii) sent by a recognized overnight mail or courier service with delivery receipt requested; or (iv) sent by facsimile transfer and acknowledged by recipient.

(b)                               Notices shall be effective when received by the Party to whom addressed.

23.2                        Amendment

An amendment or modification of this Agreement shall be effective or binding on a Party only if made in writing and signed by a duly authorized representative of each of the Parties.

23.3                        Survival

(a)                               On the expiry of this Agreement or the earlier termination of this Agreement, all covenants, obligations, representations and warranties contained in this Agreement shall terminate and be of no force or effect and the Parties shall have no further obligations or liabilities under this Agreement, except for those obligations and liabilities that arose prior to and remain undischarged at the date of expiry or termination, and those obligations and liabilities that expressly survive such expiry or termination pursuant to Section 23.3(b).

(b)                               Notwithstanding anything contained in this Agreement to the contrary, the provisions of Article 1 (Definitions; Interpretation), Article 17 (Representations and Warranties),

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Article 18 (Indemnification), Article 22 (Dispute Resolution), and Article 23 (Miscellaneous) shall expressly survive any termination or expiry of this Agreement.

23.4                        Third Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties, and nothing in this Agreement shall be construed to create any rights in, duty to, standard of care to, or any liability to, any Person not a Party.

23.5                        No Waiver

No default by either Party in the performance of or compliance with any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.  No waiver by either Party of any default by the other in the performance of or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

23.6                        Relationship of the Parties

(a)                               This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

(b)                               Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, to act on behalf of, or be an agent or representative of, or to otherwise bind, the other Party, and neither Party shall hold itself out to any third party as having such right, power, or authority.

23.7                        Expenses of the Parties

All expenses incurred by or on behalf of each Party, including all fees and expenses of agents, representatives, counsel, and accountants employed by the Parties in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be borne solely by the Party who shall have incurred such expenses, and the other Party shall have no liability in respect thereof.

23.8                        Consent

Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

23.9                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

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23.10                 Entirety

This Agreement shall be the full and final expression of the agreement between the Parties on the matters contained herein.  All written or oral representations, understandings, offers, or other communications of every kind between the Parties in relation to and prior to this Agreement are hereby abrogated and withdrawn.

23.11                 Assignment

(a)                               This Agreement shall not be assigned by Producer to any other party without the prior written consent of SSS.

(b)                               SSS may assign as collateral its interest hereunder to a lender or any financial institution or institutions participating in the financing of the Dry Plant or operations in relation to this Agreement.  This Agreement shall not be assigned by SSS to any other party without the prior written consent of Producer.

(c)                                This Agreement shall bind and inure to the benefit of the Parties and any successor or assignee acquiring an interest hereunder consistent with Section 23.11(a) and Section 23.11(b).

(d)                               Any assignment in contravention of this Section 23.11 shall be null and void.

23.12                 Contracting

Each Party may delegate its responsibilities under this Agreement to one or more Contractors; provided, however, that no such delegation shall relieve the relevant Party of its obligations or responsibilities under this Agreement.  All Contractors shall have all the required skills and capacity necessary to perform or cause to be performed any tasks that they undertake in a timely and professional manner, utilizing sound engineering principles, project management procedures, supervisory procedures, and generally acceptable industry practices.

23.13                 Confidentiality

(a)                               This Agreement and all information disclosed hereunder or in connection with this Agreement shall be treated as confidential and, subject to Section 23.13(c) such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                               This obligation does not apply to information that (when used or disclosed) has been made public other than through a breach of this Agreement or has been, or could have been, lawfully acquired by the Party.

(c)                                Notwithstanding the provisions of Section 23.13(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of information:

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(i)                                   to directors and employees and Affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such Affiliates keep the disclosed information confidential on the same terms as are provided in this Section 23.13;

(ii)                                to persons professionally engaged by or on behalf of such Party; provided, however, that such Persons shall be required by such Party to undertake to keep such information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                             to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure;

(iv)                            to:

(A)                               any lending or other financial institution, including the World Bank, in connection with the financing of such Party’s operations; or

(B)                               any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement,

but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 23.13; or

(v)                               to any expert or arbitrator appointed pursuant to and under the terms of this Agreement.

23.14                 No Liability for Review

No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with the applicable Laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other Person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

23.15                 Counterparts

This Agreement may be executed in two (2) or more original copies and each such copy may be executed by each of the Parties in separate counterparts, each of which copies when executed and delivered by the Parties shall be an original, but all of which shall together constitute one and the same instrument.

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23.16                 Further Assurances

The Parties shall each execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.

23.17                 Severability

If any term or provision of this Agreement is determined by a court or other authority of competent jurisdiction to be invalid, void, illegal, unenforceable, or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by such determination in any way.

23.18                 Partial Invalidity

The illegality, invalidity, or unenforceability of any provision of this Agreement in whole or in part under the law of any jurisdiction shall neither affect:

(i)                                     its legality, validity, or enforceability under the law of any other jurisdiction; nor

(ii)                                  the legality of any other provision or part thereof

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Midwest Frac and Sauds LTC

By:	/s/ Matt Torgerson
Name: Matt Torgerson
Title: President

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer
Name: Richard J. Shearer
Title: President & CEO

Schedule 1

Definitions

“12-Month Rolling Forecast” Has the meaning given thereto in Section 4.3.1.

“Abandonment (SSS)” — The voluntary cessation of the operation of the Dry Plant, and the withdrawal of all, or substantially all, personnel or Rolling Stock by SSS from the Dry Plant for reasons other than:

(a)                                 a breach or default by Producer under this Agreement;

(b)                                 a Force Majeure Event.

“Acceptable Dry Sand Quality Parameters” — The quality parameters for Dry Sand, which are permitted for Dry Sand delivered under this Agreement and are specified in Schedule 5.

“Acceptable Wet Sand Quality Parameters” — The quality parameters for Wet Sand to be delivered for conversion by SSS into Dry Sand under this Agreement, as specified in Schedule 4.

“Affiliates” — Any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person.

“Agreement” — Has the meaning given thereto in the introductory paragraph.

“Agreement Year” — Each period of twelve (12) consecutive Agreement Months commencing on the first Day of the Supply Period and on each anniversary thereof and ending at the end of the Day immediately prior to each immediately following anniversary of the first Day of the Supply Period.

“Alternate Testing Lab” — Has the meaning given thereto in Section 1.3.3 of Schedule 7.

“Annual Contract Quantity” — Has the meaning given thereto in Section 4.2.1(d).

“Annual PPI” — The arithmetic mean of twelve (12) consecutive monthly PPI.

“Business Day” — Any Day other than a Saturday, Sunday, or a Day on which commercial banks in Wisconsin are legally permitted to be closed for business.

“Byproduct Stock Pile Area” — The area located near the Dry Plant and used to stock pile Dry Sand Byproduct, and any additions or replacements thereof.

“Commissioning Test” — The tests to be carried out pursuant to the Testing Procedures in Schedule 8.

“Contract Dry Sand Quality” — Dry Sand Quality Parameters that are within the Acceptable Dry Sand Quality Parameters, as provided in Schedule 4.

Schedule 1-1

“Contractor” — Any direct contractor and any of its direct subcontractors involved in the performance of this Agreement.

“Construction Start Date” — The date of commencement of the design or construction of the Dry Plant.

“D/B Contractor” — Has the meaning given thereto in Section 3.1(a).

“D/B Subcontract” — Has the meaning given thereto in Section 3.1(a).

“Day” — A period of twenty-four (24) hours, commencing at 00:00 of each day, and “Daily” shall be construed accordingly.

“Delayed Payment Rate” — LIBOR plus six percent (6%) per annum, compounded semi-annually, calculated for the actual number of Days that the relevant amount remains unpaid on the basis of the number of Days in the applicable Agreement Year.

“Disputes” — Any dispute, disagreement, or difference arising under, out of, or in connection with this Agreement, including any dispute or difference concerning the existence, legality, validity, or enforceability of this Agreement or any provision hereof or the performance of a Party under any provision hereof.

“Dry Plant” — SSS’s dry plant located at the Site and meeting the Technical Specifications, together with the Dry Sand Silos, the Byproduct Stock Pile Area, the Wet Sand Stock Pile Area, the system(s) for weighing sand, all spare parts, and all related equipment and facilities, excluding the Rolling Stock.

“Dry Plant Completion Date” — Has the meaning given thereto in Section 3.5.1.

“Dry Sand” — Dry Sand supplied by SSS to Producer in accordance with the terms of this Agreement.

“Dry Sand Byproduct” — Any clay particles, sand outside the quality specifications set forth in Schedule 5, and any other byproduct resulting from the processing of sand by Producer under this Agreement.

“Dry Sand Production Order” — Has the meaning given thereto in Section 4.3.2.

“Dry Sand Production Price” — Has the meaning given thereto in Section 12.1(a).

“Dry Sand Quality Parameters” — The parameters for assessing Dry Sand quality described in Schedule 4.

“Dry Sand Silos” — The point at which SSS finishes production of Dry Sand, which shall be the five Dry Sand storage silos for storing +#16/30 mesh, +#20/40 mesh, +#30/50 mesh, +#40/70 mesh, and +#100 mesh Dry Sand, respectively, located near the Dry Plant, and used for storage of Producer’s and SSS’s Dry Sand.

Schedule 1-2

“Dry Sand Tender Order” — Has the meaning given thereto in Section 5.1.

“Dry Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Due Date” — Has the meaning given thereto in Section 13.2(a).

“Execution Date” — Has the meaning given thereto in the introductory paragraph.

“Field On-Site Turbidity Test” — Has the meaning given thereto in Section 1.4.3 of Schedule 7.

“Force Majeure Event” — Has the meaning given thereto in Section 21.1.1.

“Governmental Approval” — Any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Dry Plant or the activities to be undertaken under this Agreement.

“Inaccurate Period” — Has the meaning given thereto in Section 1.6 of Schedule 6.

“Index Adjustment Factor (Production)” — Has the meaning given thereto in Section 1.2 of Schedule 2.

“Invoice Dispute Notice” — Has the meaning given thereto in Section 13.3.1.

“Laws” — All statutes, treaties, codes, ordinances, orders, rules, regulations, executive orders, judicial decisions, notifications, or other similar directives issued by a Public Authority pursuant thereto, in each case:  (a) that applies to SSS or Producer or to SSS’s or Producer’s undertaking of their respective rights or obligations under this Agreement; and (b) as any other them may be amended, supplemented, replaced, reinterpreted by a Public Authority, or otherwise modified from time to time.

“Loss” — Any loss, damage, liability, payment, or obligation (excluding any indirect or consequential loss, damage, liability, payment, or obligation) and all costs and expenses (including reasonable legal fees) related thereto.

“Month” — A calendar month according to the Gregorian calendar.

“Monthly Contract Quantity” — Has the meaning given thereto in Section 4.2.1(c).

“Net Dry Sand Weight” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Non-Conforming Dry Sand” — Any Dry Sand tendered for delivery by SSS hereunder that has one or more Dry Sand Quality Parameters that are outside the Acceptable Dry Sand Quality Parameters.

Schedule 1-3

“Non-Conforming Wet Sand” — Any Wet Sand delivered by Producer for conversion to Dry Sand herenuder that has one or more Wet Sand Quality Parameters that are outside the Acceptable Wet Sand Quality Parameters.

“Operating Procedures” — Has the meaning given thereto in Article 9.

“Party” and “Parties” — Have the meanings given thereto in the introductory paragraph.

“Person” — Any individual, corporation, partnership, joint venture, association, business trust, unincorporated organization, Public Authority, limited liability company, or other entity.

“PPI” — The Producer Price Index, as published monthly by the United States Bureau of Labor Statistics (or any successor or replacement agency thereto).

“Primary Dry Sand Scales” — Has the meaning given thereto in Section 1.1(a) of Schedule 6.

“Product Loss Factor” — Has the meaning given thereto in Section 4.5(b).

“Producer” — Has the meaning given thereto in the introductory paragraph.

“Producer Event of Default” — Has the meaning given thereto in Section 20.1.

“Producer Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of Producer.

“Prudent Construction/Operation Practices” — Those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced company engaged in the same or a similar type of undertaking or activity provided for under this Agreement under the same or similar circumstances and conditions to those pertaining in areas where similar operations are being undertaken and satisfying the health, safety, and environmental standards of reputable companies.  Prudent Construction/Operation Practices are not limited to optimum practices, methods, or acts to the exclusion of all others, but rather are a spectrum of possible practices, methods, and acts that could have been expected to accomplish the desired result at reasonable cost consistent with reliability and safety.

“Public Authority” — Any of:  (a) any federal, state, or local governmental authority, or any subdivision thereof, with jurisdiction over Producer or SSS; (b) any department, authority, instrumentality, agency, or judicial body; (c) courts and tribunals; or (d) any commission, independent regulatory agency, or body having jurisdiction over Producer or SSS.

“Reduced Moisture Test Sample” — Has the meaning given thereto in Section 1.2.3 of Schedule 7.

“Reference Production Price” — The amount reflected as the “Reference Production Price” in Annex 1 of Schedule 2.

Schedule 1-4

“Rejection Parameters” — The parameters that are outside of the Acceptable Wet Sand Quality Parameters shown in Schedule 4.

“Rolling Stock” — Such rolling stock as is integral to the operation of the Dry Plant or necessary to produce Dry Sand as required under this Agreement, but which is not integrated into the Dry Plant.

“Sieve Analysis” — Has the meaning given thereto in Section 1.3.3 of Schedule 7.

“Site” — The site described in Schedule 10.

“SSS” — Has the meaning given thereto in the introductory paragraph.

“SSS Event of Default” — Has the meaning given thereto in Section 20.2.

“SSS Party” — A stockholder, director, officer, employee, Contractor, representative, agent, member, manager, or Affiliate of SSS.

“Supply Period” — Has the meaning given thereto in Section 2.2(a).

“Tax” — Any tax, charge, impost, tariff, duty, basis for assessing taxes (including the rates of or periods for depreciation of assets for tax assessment purposes), fiscal concession, or allowance, including any value added tax, sales tax, water or environmental or energy tax, import or customs duty, withholding tax, excise tax, tax on foreign exchange transactions, or property tax.

“Technical Specifications” — Those specifications for the Dry Plant or the Rolling Stock set forth in Schedule 9.

“Tender Delivery Point” — In relation to all Dry Sand, the point at which SSS tenders Dry Sand to Producer and Producer assumes care, custody, and control over such Dry Sand, which shall be the end of the conveyor belts that deposit Dry Sand into the rail cars on the Site.  In relation to all Dry Sand Byproduct, the point at which SSS tenders Dry Sand Byproduct to Producer and Producer assumes care, custody, and control over such Dry Sand Byproduct, which shall be the point on the Site near the Byproduct Stock Pile Area at which SSS is able to load such Dry Sand Byproduct into Producer trucks.

“Term” — Has the meaning given thereto in Section 2.1.

“Termination Notice” — Has the meaning given thereto in Section 20.3.

“Testing Procedures” — The Testing Procedures described in Schedule 8.

“ton” — Two thousand pounds.

“Total Contract Quantity” — The amount of Dry Sand specified for the full Supply Period in Section 4.2.1(e).

Schedule 1-5

“Wet Plant Completion Date” — Has the meaning given thereto in the Wet Sand Supply Agreement.

“Wet Sand” — Wet sand supplied by Producer to SSS in accordance with the terms of this Agreement.

“Wet Sand Quality Parameters” — The parameters for assessing Wet Sand quality described in Schedule 5.

“Wet Sand Stock Pile Area” — The bay designated as Producer’s bay of the overall stock pile area located near the Dry Plant and used to stock pile Wet Sand, and any additions or replacements thereof, which for the avoidance of doubt shall be the same location as the Tender Delivery Point (as defined in the Wet Sand Supply Agreement) under the Wet Sand Supply Agreement.

“Wet Sand Supply Agreement” — The agreement by that name, dated on or about the date hereof, between Producer and SSS.

“Year” — Each twelve (12) Month period commencing on January 1 and continuing until the end of such calendar year.

Schedule 1-6

Schedule 2

Methodology for Establishing Prices

Article 1
Calculation of Dry Sand Production Price

1.1                               Dry Sand Production Price

The Dry Sand Production Price, per ton, for Agreement Year ‘y’ shall be calculated in accordance with the following formula:

[***]

[***]

1.2                               Index Adjustment Factor (Production)

(a)                                 The “Index Adjustment Factor (Production)” shall be calculated according to the following formula:

[***]

Where:

[***];

[***];                                                                                                                                                               and

[***]

(b)                                 In the event that the applicable Annual PPI is not available at the start of an Agreement Year, then until such time as the Annual PPI becomes available, the Parties shall use the most recently available Annual PPI in calculating the Index Adjustment Factor (Production) and, as soon as the applicable Annual PPI becomes available:

(i)                                     [***] and

Schedule 2-1

(ii)                                  [***]

(c)                                  If the PPI ceases to be published the Parties shall apply an alternative index, with the objective of replacing the PPI with the index most similar to the PPI.

(d)                                 Calculation of the Index Adjustment Factor (Production) shall take into account any resetting, reweighting, or other adjustment of the PPI.

Schedule 2-2

Annex 1
Reference Prices

Reference Prices
Reference Production Price	[***]

Schedule 2-3

Schedule 3

Insurance

1.1                               Insurance Coverages

In respect of its obligations under Article 16 of the Agreement, SSS will maintain or cause to be maintained in full force and effect the following insurances:

(a)                                 Commercial General Liability Insurance or Comparable

Coverage:

The insurance shall include coverage for bodily injury, personal injury, property damage, products and completed operations, contractual liability (including coverage specifically applicable to the undertakings in this Agreement), independent contractors, and sudden/accidental pollution liability. Each such coverage may be part of the policy (or a separate policy) or provided through an endorsement. The insurance shall not exclude explosion, collapse, or underground hazards.

Sum Insured:	Not less than [***] per occurrence (such limit to apply without reference to the type of covered claim) and [***] in the aggregate per Year.

Deductible:	The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Additional Insured:	Producer, together with the Producer Parties. Coverage of an additional ensured shall be substantially similar to that of the insured.

Other:

Such policy shall include a severability of interest clause providing that in the event of a claim by one insured for which another insured covered by the same policy may be held liable, the insured against whom the claim is made is covered in the same manner as if separate policies had been issued (recognizing that such clause shall not operate to increase the limit of coverage).

Such insurance shall be primary with respect to the interests of SSS and the SSS Parties, such that the insurer shall not call upon any other insurance procured by other

Schedule 3-1

parties for defense, payment, or contribution.

The amounts of insurance required in this Section 1.1(a) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.1(a).

(b)                                 Automobile Liability Insurance

Coverage:

This insurance shall include coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or similar endorsements to the extent required under the Laws.

Sum Insured:	A combined single limit of not less than [***] per occurrence.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Other:

The amounts of insurance required in this Section 1.1(b) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this Section 1.1(b).

(c)                                  Employers Liability

Coverage:	Employers liability.

Sum Insured:	A [***] minimum limit per occurrence and per Year.

Term:	This insurance shall be in effect from the Execution Date and throughout the Supply Period.

Insureds:	SSS, together with the SSS Parties.

Other:

The amounts of insurance required in this Section 1.1(c) may be satisfied by SSS purchasing any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified in this

Schedule 3-2

Section 1.1(c).

(d)                                 Worker’s Compensation Insurance

Coverage:	As required by law.

Sum Insured:	As required by law.

Term:	As required by law.

Insureds:	As required by law.

(e)                                  “All Risks” Builder’s Risk Insurance

Coverage:

The Dry Plant and the Rolling Stock. The builder’s risk insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:	Full replacement cost basis, as such replacement cost shall increase or decrease from time to time.

Deductible:

The deductible and/or co-pay associated with this insurance shall not exceed [***] for operational testing coverage, [***] or [***] of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and [***] for all other losses.

Term:	Any period in which SSS is constructing, expanding, modifying, or restoring the Dry Plant in accordance with the Agreement.

Insureds:	SSS.

(f)                                   Property Insurance; Boiler and Machinery Insurance

Coverage:

The Dry Plant and the Rolling Stock. The insurance shall include coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip.

Sum Insured:	Full replacement cost basis, as such replacement cost

Schedule 3-3

shall increase or decrease from time to time.

Deductible:	The deductible and/or co-pay associated with this insurance shall not exceed [***] per event.

Term:	From Dry Plant Completion Date and throughout the Supply Period.

Insureds:	SSS.

1.2                               General Conditions

(a)                                 To the extent consistent with the provisions of Section 16.1 of the Agreement, SSS shall obtain “occurrence” form policies rather than “claims made” form coverage.  If any policy must be written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, such policy shall contain the broadest basis and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy and SSS shall provide proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.

(b)                                 Each policy issued in accordance with Section 1.1 shall:

(i)                                     provide that it shall not be canceled or non-renewed by the insurer except upon thirty (30) Days’ prior written notice; and

(ii)                                  require the insurer to promptly (but in any event within ten (10) Days of any such event) advise the insured party of any failure to pay any premium that is due and payable within thirty (30) Days following the due date.

(c)                                  In each policy issued in accordance with Section 1.1, or in an endorsement thereto, the insurer shall provide that Producer shall be a cancellation notice recipient, and any such notice shall be delivered by fax and confirmed in writing delivered by first class mail or courier.

(d)                                 If the “all risks” builder’s risk insurance and “all risks” property and boiler and machinery insurance described in Section 1.1(e) are provided by different insurers, there shall be included as part of the respective policies a joint loss agreement allocating loss between the respective insurers.

(e)                                  The terms, conditions, and limits of any insurances required to be provided pursuant to this Schedule 3 and those like insurances that may be required to be provided by any other agreement into which SSS enters, may be satisfied by the purchase of a single insurance program or by inclusion into SSS’s parent company’s global insurance program, without any accumulation of the limits

Schedule 3-4

required to be obtained pursuant to this Agreement with the limits of similar policies to be obtained under other contracts.

(f)                                   In each policy issued in accordance with Section 1.1, the insurer shall waive all rights of subrogation against Producer and the Producer Parties.

(g)                                  The amount of the coverage required to be provided under Section 1.1 shall be adjusted at the fifth anniversary of the Execution Date and each fifth anniversary thereafter in accordance with changes in the then-prevailing U.S. Consumer Price Index in relation to the value of such index on the Execution Date.

(h)                                 SSS shall be the loss payee in respect of insurance proceeds.

Schedule 3-5

Schedule 4

Acceptable Wet Sand Quality Parameters

The Acceptable Wet Sand Quality Parameters are as follows:

•                                          no less than 80% between +#14 mesh +#50 mesh and no more than 1/2% with a size of -#200 mesh

•                                          with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                          free of any hazardous substances

•                                          reasonably free of impurities

•                                          Acid solubility test reflecting a test level that ensures rocks do not impair the performance of dried finished goods

Schedule 4-1

Schedule 5

Contract Dry Sand Quality

The Acceptable Dry Sand Quality Parameters are as follows:

•                                          for +#100 mesh Dry Sand,

•                  compliance with industry-wide standards for +# 100 mesh dry sand

•                                          for all other Dry Sand,

•                  compliance with ISO STANDARD 13503-2 and with ISO STANDARD 13503-5, including any modifications, amendments or successor standards thereto

•                  compliance with API Recommended Practice 56 and API Recommended Practice 19-D, including any modifications, amendments or successor standards thereto

Schedule 5-1

Schedule 6

Procedures for Determining Dry Sand Weight

1.1                               Determination of Dry Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Dry Sand that SSS receives at the Dry Sand Silos shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Dry Sand Silos (“Primary Dry Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Dry Sand Weight”), and with such Dry Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Dry Sand Weight”.

(b)                                 The Net Dry Sand Weight shall be the quantity of Dry Sand for purposes of this Agreement.

1.2                               Installation and Operation of Primary Dry Sand Scales

SSS shall install the Primary Dry Sand Scales at its sole risk and expense.  SSS shall own, operate, and maintain the Primary Dry Sand Scales at its sole risk and expense.  SSS shall operate, maintain, and test the Primary Dry Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Dry Sand Scales

(a)                                 SSS shall initially test the Primary Dry Sand Scales for accuracy at least ten (10) days prior to the commencement of the Supply Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 SSS shall also test the Primary Dry Sand Scales at any other time requested by Producer.  Producer shall be responsible for the expense of such additional testing, unless the Primary Dry Sand Scales are inaccurate by more than two percent (2.0%), in which case SSS shall be responsible for the expense.

(c)                                  SSS shall provide Producer with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Dry Sand Scales.  Producer may have a representative present during any such testing, inspection, or adjustment.

(d)                                 SSS shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

Schedule 6-1

1.4                               Records of Weight Determinations

SSS shall provide Producer with a written record of Dry Sand Weight calculations for the Dry Sand that it receives at the Dry Sand Silos on any day.  Such record shall be delivered to Producer no later than the next day following production.

1.5                               Adjustment of Dry Sand Weight to Calculate Net Dry Sand Weight

The Dry Sand Weight shall be adjusted to produce the Net Dry Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Dry Sand, the Dry Sand Weight calculated by the Primary Dry Sand Scales shall be reduced by zero percent (0%) to account for anticipated moisture following the drying process.

(b)                                 Beginning on day twenty-one (21) of production of Dry Sand and thereafter, the Dry Sand Weight calculated by the Primary Dry Sand Scales shall be reduced by the value calculated in accordance with Section 1.2 of Schedule 7 to account for moisture following the drying process.

Within ten (10) days following the conclusion of the initial twenty (20) day period, SSS shall prepare and deliver to Producer an accounting of (i) the pricing based on the initial estimated zero percent (0%) moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 1.2 of Schedule 7, and (iii) the amount of the underpayment or overpayment by Producer to SSS as a result of the differences between the estimated moisture and the actual moisture content.  Either Producer or SSS, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 13.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Schedule 6, the Parties shall determine the Dry Sand Weight using the Primary Dry Sand Scales.  If the Parties determine that the Primary Dry Sand Scales are inaccurate by more than two percent (2.0%) or are otherwise functioning improperly, SSS shall have a third party measure the stockpiles to ensure that Producer is being invoiced for the correct Dry Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”).  Any difference between the amount initially paid by Producer for the Dry Sand Weight produced during the Inaccurate Period and the corrected Dry Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that Producer owes to SSS or (ii) paid to SSS in addition to amounts that Producer owes to SSS, in the next invoice issued by SSS under Article 13 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Dry Sand Scales were last tested and found to be accurate within plus or minus two percent (2.0%) and not otherwise functioning improperly.

Schedule 6-2

Schedule 7
Quality Analysis Procedures

1.1                               Introduction

1.1.1                     Wet Sand Quality Analysis Procedures

(a)                                 Sections 1.2, 1.3, and 1.4 govern the methodology for determining the moisture content of Wet Sand and whether Wet Sand meets the gradation and turbidity standard set forth in Schedule 4.  The quality control tests shall be performed on washed Wet Sand.

(b)                                 Producer shall maintain a laboratory to test Wet Sand that is located at the area near where Producer produces the Wet Sand with adequate equipment for the performance of the tests required in Sections 1.2, 1.3, and 1.4 below.  Producer shall allow SSS unrestricted access to inspect the Producer’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Producer fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Producer to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Wet Sand, Producer shall continue drawing samples of washed Wet Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

1.1.2                     Dry Sand Quality Analysis Procedures

Section 1.3 shall govern the methodology for determining whether Dry Sand meets the gradation standard set forth in Schedule 5, as modified as the context requires.

1.2                               Moisture Content Testing

1.2.1                     Obligation to Perform Moisture Content Testing

Producer shall perform moisture testing for the initial twenty (20) days of production following the Wet Plant Completion Date (as defined in the Wet Sand Supply Agreement).

After such initial twenty (20) day period, Producer shall from time to time conduct moisture testing according to the procedures stated in this Section 1.2.  If the results of such tests vary from the established moisture percentage, either Producer or SSS has the right to require another twenty (20) day test period to reset the moisture percentage.

1.2.2                     Sampling Washed Wet Sand

Washed Wet Sand samples shall be taken from both (i) the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area and (ii) the Wet Sand Stock Pile Area.  Such

Schedule 7-1

samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every two (2) hours the Wet Plant is operational and such samples shall be sampled from a minimum of one location on (i) the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area and (ii) the Wet Sand Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

1.2.3                     Sample Splitting

Samples are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

1.2.4                     Moisture Content Analysis of Washed Wet Sand

The average moisture content of the Wet Sand shall be determined as set forth in the below formula.  No later than fifteen (15) minutes from the time the original sample was taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area or the Wet Sand Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Producer) should be weighed “as is”.  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial twenty (20) day period.

Where: p	means the number of days ‘d’ in the period being calculated, which shall be twenty (20) days for the initial test period and twenty (20) days for any retest;

Moisture%p	means the moisture percentage of the Wet Sand for period ‘p’;

TruckTestDry p

means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area that are tested dry for each day in period ‘p’; and

TruckTestWet p	means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the trucks used

Schedule 7-2

to deliver the Wet Sand to the Wet Sand Stock Pile Area that are tested “as is” for each day in period ‘p’.

StockPileTestDry p

StockPileTestDryp means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested dry for each day in period ‘p’; and

StockPileTestWet p	means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Wet Sand Stock Pile Area that are tested “as is” for each day in period ‘p’.

1.3                               Gradation Content Testing

1.3.1                     Washed Wet Sand Sampling Directly Off the Belt

Washed Wet Sand samples will be taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 4, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every eight (8) hours that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Schedule 4, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Schedule 4.

1.3.2                     Sample Splitting

Samples of Wet Sand taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Producer, including the date, time, and location of the sampling.  SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

Schedule 7-3

1.3.3                     Sieve Analysis to Determine Gradation Content of Washed Dry Sand

Producer shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.3.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (Test #3), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Producer and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

1.3.4                     Records of Gradation Content Testing

Producer shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 1.3.  Such record shall be delivered to SSS no later than the day following the tests.

Schedule 7-4

1.4                               Turbidity Testing on Washed Dry Sand

1.4.1                     Washed Wet Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Wet Sand samples shall be taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every two (2) hours that the Wet Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 4, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wet Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Schedule 4, the samples shall again be taken every two (2) hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Schedule 4.

1.4.2                     Sample Splitting

Samples of Wet Sand taken from the trucks used to deliver the Wet Sand to the Wet Sand Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within twenty-four (24) hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Producer, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

1.4.3                     Analysis to Determine Turbidity of Washed Dry Sand

Producer shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Producer and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 1.4.2 to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (Test #C), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate

Schedule 7-5

Testing Lab agreed upon by Producer and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

1.4.4                     Records of Turbidity Testing

Producer shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 1.4.  Such record shall be delivered to SSS no later than the day following the tests.

Schedule 7-6

Schedule 8
Testing Procedures

1.                                      Tests to be Performed.

1.1.                            The “Commissioning Tests” shall consist of the following tests:

(a)                                 Controls test to ensure that the Dry Plant controls operate to control the Dry Plant;

(b)                                 Reliability test to ensure that the Dry Plant is capable of meeting the output requirement meeting the specifications set forth in Schedule 9 for each hour of a twenty-four (24) hour continuous period such that the total tons of Dry Sand produced during such twenty-four (24) hour period shall be no less than set forth in the Technical Specifications;

(c)                                  The Dry Plant can be operated in compliance with all applicable environmental standards;

(d)                                 All belt scales have been inspected by a qualified third party and are certified to be accurate within 1%, and all other scales have been inspected by a qualified third party and are certified to be accurate within ½%.

1.2.                            Each one of the Commissioning Tests may be run concurrently or in the order chosen by SSS.

1.3.                            During any Commissioning Test, the Dry Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4.                            SSS shall give notice to Producer no less than two days before each Commissioning Test and, unless Producer opts not to attend a Commissioning Test, shall conduct all Commissioning Tests in the presence of Producer’s representatives.

2.                                      Reporting Results; Diagnosing Defects.

2.1.                            Promptly after completion of a successful Commissioning Test (or any re-run of such test), SSS shall advise Producer in writing of the results of the Commissioning Test.

2.2.                            If a Commissioning Test was unsuccessful, SSS shall consult with Producer and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

3.                                      Re-Run of Commissioning Tests.

3.1.                            A failed Commissioning Test shall thereafter be re-run promptly and the procedure set forth in this Schedule 8 and shall be repeated until all Commissioning Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.  Notwithstanding this provision, SSS may re-perform all Commissioning Tests at any time after reasonable notice to Producer.

Schedule 8-1

Schedule 9
Technical Specifications

The Dry Plant shall be constructed to and shall comply with the following Technical Specifications at all times:

•                  The Dry Plant shall be capable of processing Wet Sand to supply to Producer at least

•                  666 tons/Day of Dry Sand

•                  20,000 tons/Month of Dry Sand, and

•                  240,000 tons/Agreement Year of Dry Sand (on the basis of production twelve Months per Year).

•                  The Dry Sand Silos shall each be able to accommodate no less than 150 tons of Producer’s Dry Sand, which is the equivalent of 7.5% of the capacity of each of the Dry Sand Silos.

•                  The Byproduct Stock Pile Area shall be able to accommodate no less than 200 tons of Producer’s Dry Sand Byproduct.

•                  The Wet Sand Stock Pile Area shall be able to accommodate no less than 700 tons of Producer’s Wet Sand.

Schedule 9-1

Schedule 10
Site

The Site shall be SSS’s property located at 1058 13½ 14 Ave., US Highway 8, Almena, WI.

Schedule 10-1

Schedule 11
Governmental Approvals to be Obtained by Producer

None.

Schedule 11-1

Schedule 12
Specified Governmental Approvals to be Obtained by SSS

•                  Building permits

•                  Electrical permits

•                  Certificate of occupancy

•                  WDNR Stormwater and Erosion Control

•                  Air Permit

•                  Land Use Permits

Schedule 12-1

Schedule 13
Estimated Construction Schedule

The estimated Dry Plant Completion Date is November 30, 2012.

Schedule 13-1

Schedule 14
Notices

If to Producer:

Midwest Frac and Sands LLC
632 US Hwy 8
Turtle Lake , WI 54889
Attention: Matt Torgerson
If to SSS:

Superior Silica Sands LLC
6000 Western Place, Suite 465
Fort Worth, TX. 76107
Attention: Rick Shearer
President and CEO
With a copy to:

Superior Silica Sands
1400 Civic Place, Suite 250
Southlake, Texas 76092
Attention: Joe McKie

Schedule 14-1

Exhibit 10.10

THIS BINDING MEMORANDUM OF UNDERSTANDING (“MOU” or “Contract”) is made as of May 9th, 2012 (the “Effective Date”) between Canadian National Railway Company, on its own behalf and on behalf of its indirect, wholly-owned U.S. operating railroad subsidiaries (hereinafter referred to collectively as “CN”), and Superior Silica Sands LLC, a Texas limited liability company (“Superior Silica”), and is intended to record the points of agreement between the parties following discussions relating to the shipment of sand out of Superior Silica’s proposed facilities near Barron, Wisconsin and the rehabilitation of a yet to be identified approximately 40 mile section of CN-owned track directly west of Ladysmith, Wisconsin to west of Barron, Wisconsin, necessary to serve the Superior Silica facilities (the “Barron Sub”).

Recitals

WHEREAS Superior Silica wishes to begin shipping sand by rail out of its proposed two million tons a year sand processing facilities to be located near Barron, Wisconsin (the “Production Area”);

AND WHEREAS in order to accommodate Superior Silica’s sand shipments out of the Production Area, CN will need to make a significant capital investment in order to rehabilitate the Barron Sub necessary to service the Production Area in accordance with plans and specifications prepared by CN and mutually approved by the parties (the “Rehabilitation Work”);

AND WHEREAS CN requires Superior Silica to ship certain minimum volumes via CN in order for CN to recover its capital investment for the Rehabilitation Work;

NOW THEREFORE, for and in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Project Parameters

1.1                               Obligations of CN:

i)                                         On the Effective Date CN shall provide to Superior Silica copies of all existing specifications and the timelines for the Rehabilitation Work and, within thirty (30) days after the Effective Date, CN shall provide to Superior Silica the final proposed specifications and the timelines for the Rehabilitation Work.

ii)                                      CN will commence the Rehabilitation Work upon the Effective Date.

iii)                                   CN shall complete the Rehabilitation Work and shall start providing train service on the Barron Sub no later than December 1, 2012 as requested by Superior Silica (“Train Service Start-up Date”), but shall use commercially reasonable efforts to provide train service on the Barron Sub by November 15, 2012.

iv)                                  For every day CN fails to meet the Train Service Start-up Date, (i) the Minimum Annual Volume Commitment, as set forth in 1.2.v, will be reduced by 1/365 and (ii) the Total Volume Commitment will be reduced by a like amount.  Items (i) and (ii) of this Subsection (iv) are collectively referred to as the “Penalty” in this MOU.  In the event that it becomes apparent while the Rehabilitation Work is ongoing that the Train Service Start-up Date cannot be met under normal construction scheduling (as reasonably determined by the parties in good faith), CN will immediately advise Superior Silica and the parties will then discuss any necessary overtime work that would ensure timely completion of the Rehabilitation Work (the “Overtime Work”).  The costs of Overtime Work agreed to in advance and in writing by the parties would be shared equally by the parties.  CN agrees to keep Superior Silica reasonably informed regarding the progress of the Rehabilitation Work, including inviting Superior Silica to calls and meetings that relate to such progress or material issues that could impact such progress.

v)                                     CN shall use its best commercially reasonable efforts to provide Superior Silica with the following service levels, among others to be mutually agreed upon by the parties, at the Production Area for the full ten (10) year duration of the agreement (service levels can be modified upon reasonable notice to Superior Silica and on condition that revised service levels remain adequate to address available volumes):

a.                                      Every six months, based on Superior Silica shipments outlook, CN will update its train service schedule in order to meet Superior Silica demand for pick-up and delivery of railcars in the Production Area.

b.                                      CN shall accept delivery of manifest service rail cars as well as Unit Train deliveries (to be defined as trains comprised of 90 or more cars originating from the Production Area and designated for a common destination).

c.                                       CN shall undertake the Rehabilitation Work in accordance with the approved plans and specifications and applicable law, and in a manner that allows the safe and timely shipment of any AAR certified rail cars with a gross weight up to 286,000 lbs.

d.                                      If Superior Silica’s frac sand manufacturing at the Production Area is hindered or halted as a result of CN’s failure to provide the foregoing services and other services mutually agreed upon between the parties, then (i) the Penalty shall be applied for every day without service and (ii) CN will use best efforts and work in good faith to resolve the issue including trucking and use of other rail lines until resolved.  In addition to the Penalty, CN will have a period of twenty (20) days to resume normal rail operations or suitable substitute transportation service (as provided in subsection ii hereof), subject to any Force Majeure event as defined herein.  For any extended disruption exceeding 48 hours due to a derailment or other force majeure event as such term is defined in CN’s tariff 9000, CN will invoke force majeure in its own transportation agreements with the customers of Superior Silica so as to relieve Superior Silica of its own service obligations to its customers while such service interruption continues.

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vi)                                  CN agrees to ship volume from the Production Area to those locations described on Exhibit A, and other locations within a [***] radius thereof, at no more than the contract rates set forth on Exhibit A, or at such lower prices as the parties may mutually agree, subject to any customary and standard rate adjustments otherwise mutually agreed by the parties and provided, however, that additional destinations within the [***] radius do not entail material incremental costs for CN.  Contract rates from the Production Area to locations not otherwise included on Exhibit A or within a [***] radius thereof shall be those mutually agreed between the parties based on good faith negotiations taking into account similar customers, tonnages and the rates reflected on Exhibit A.

vii)                               The CN freight rates listed in Exhibit A are subject to an annual escalation to be calculated as follows:  Upon each anniversary date of the Train Service Start-up Date, for the duration of the Term hereof, the applicable freight rates shall be increased based on the Association of American Railroad’s All-Inclusive Index Less Fuel, subject however to a minimum yearly increase of [***] and a maximum yearly increase of [***].  For greater clarity, it is agreed that rates reflected in Exhibit A shall include only the CN portion of transportation rates and shall exclude all shortline or interline portions thereof.  Contract rates are in U.S. Dollars per rail car.  If at any time, sufficient evidence exists that the contract rates have become uncompetitive, the parties will reconvene in good faith to negotiate rates to preserve the continuing competitiveness of Superior Silica’s business.

1.2                               Obligations of Superior Silica:

i)                                         Superior Silica shall construct and maintain at its expense a rail facility as part of its Production Area for the purpose of receiving inbound empty rail cars, outbound loaded rail cars, rail car storage and rail car loading at a yet to be identified location in the Production Area which shall connect to the CN Barron Sub.  Subject to the reasonable approval of Superior Silica, this rail facility shall be planned and built in accordance with the latest CN specifications.  The specifications, layout and capacity requirements of the rail facility plans will be required to be submitted to CN for approval prior to construction.  This submittal will require CN approval not to be unreasonably withheld or delayed with regard to the specifications, layout and capacity requirements of the rail facility.  After the rail facility is constructed, any material deviations from the previously approved plans must be approved and accepted by CN (not to be unreasonably withheld or delayed) and Superior Silica must enter into a CN standard Industry Track Agreement with CN before service can begin.  Superior Silica will be responsible for reimbursing the CN for the reasonable and documented costs of no more than two main line switches which will be furnished and installed by CN after approval by Superior Silica (not to be unreasonably withheld or delayed) in order to connect the rail facility to CN’s main line, which costs shall not exceed [***] in the aggregate for the line switches (including installation and other related costs) and shall not be required to be reimbursed before September 15, 2012.

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ii)                                      Superior Silica intends to ship with CN at least [***] of all sand shipped out of the Production Area during the Term, provided that the pricing and service are consistent with the terms hereof (including Exhibit A).

iii)                                   Reserved

iv)                                  CN shall monitor compliance of the Minimum Annual Volume Commitment and any shortfall shall be calculated according to CN’s own records of railcar shipments, such records to be subject to audit and approval by Superior Silica.

v)                                     The parties agree to the following minimum annual volume commitment (the “Minimum Annual Volume Commitment”), expressed in short tons (2,000 lbs) (“Tons”) to be shipped by Superior Silica from the Production Area on the rebuilt Barron Sub and calculated based on each 12-month period ending on the anniversary of the Train Service Start-up Date:

Year one of the Term — [***] Tons;

Year two of the Term — [***] Tons, and

each year thereafter during the Term — [***] Tons.

In the event Superior Silica ships in excess of the Minimum Annual Volume Commitment in any given year, Superior Silica may use all of such surplus to reduce future Minimum Annual Volume Commitments by an equivalent number of Tons (with a corresponding reduction in the Total Volume Commitment).

The Minimum Annual Volume Commitment will be considered fully met and completed and such obligation shall expire as soon as the qualifying volume shipped (plus any volume not shipped for which any applicable contractual penalty herein has been paid) from the Production Area on the rebuilt Barron Sub has reached [***] Tons (the “Total Volume Commitment”).  To qualify and count towards the Minimum Annual Volume Commitment (and, correspondingly, the Total Volume Commitment), the volume must be shipped (or any applicable contractual penalty herein must be paid for volume not shipped) via the CN under this MOU or related arrangements with the CN.

CN represents and covenants that Superior Silica, and all other projects on the Barron Sub, will be subject to the [***]/Ton shortfall penalty unless the track construction or rehabilitation costs for such other projects are entirely funded by the shipper proponents of such projects.  Notwithstanding the obligations of Superior Silica pursuant to the Minimum Annual Volume Commitment and Total Volume Commitment set forth herein, CN will release Superior Silica of its obligations (i) with respect to the Minimum Annual Volume Commitment, in the event that Superior Silica and any other third party having entered into an agreement (whether written or oral) with CN to use the Barron Sub for the transportation of its sand during the Term reach a combined shipment volume on the Barron Sub equivalent to Minimum Annual Volume Commitment, and

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(ii) with respect to the Total Volume Commitment, under these contractual commitments once Superior Silica and any other third party having entered into an agreement (whether written or oral) with CN to use the Barron Sub for the transportation of its sand during the Term have collectively shipped (or paid the applicable contractual penalty for not shipping) a combined shipment volume on the Barron Sub equivalent to [***] Tons.  In the event such release becomes applicable, CN shall promptly notify Superior Silica.  CN agrees to provide annual reports to Superior Silica describing (in reasonable detail) the information necessary to determine whether Superior Silica’s obligations are impacted pursuant to this paragraph.

vi)                                  In the event that Superior Silica fails to ship in accordance with the Minimum Annual Volume Commitment, Superior Silica shall pay to CN a shortfall penalty of [***] for each Ton for the relevant year.

For further clarity, the following are examples of the shortfall penalty application:

Scenario 1:

Superior Silica ships [***] Tons in Year one, and CN handles [***] Tons (or [***] of total shipped volume) that same year.  Superior Silica’s shortfall penalty is [***] for every Ton under [***] Tons (which is the minimum volume commitment as defined in 1.2v).  Superior Silica’s shortfall penalty is [***] Tons).  Upon payment of such penalty Superior Silica will receive credit against the Minimum Annual Volume Commitment and the Total Volume Commitment for the [***] Tons.  Superior Silica would have already received such credit for the [***] Tons.

Scenario 2:

Superior Silica ships [***] Tons in Year 1 and CN handles [***] Tons [***] that same year.  Superior Silica has no shortfall penalty in 2013, as minimum volume commitment of [***] Tons (as defined in 1.2v) is met.  Instead, Superior Silica can carry forward [***] Tons over the remaining years of the Contract.

CN will invoice Superior Silica for any such payments within 90 days following each anniversary of the Train Service Start-up Date and upon receipt Superior Silica shall pay such invoices within thirty (30) days thereafter.  All such payments shall not be deemed a penalty, but shall be mutually agreed upon liquidated damages insofar as the damages attributable to any such failure to meet the Minimum Annual Volume Commitment shall be difficult, if not impossible, to calculate.

vii)                               Upon official request by CN in writing, Superior Silica shall provide CN with a certificate signed by an officer of Superior Silica certifying, with reasonable particulars, that Superior Silica has fulfilled the Minimum Annual Volume Commitment during the preceding year or, in the alternative, certifying the

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reasonable particulars of the amount of any shortfall with respect to such commitment.

viii)                            Superior Silica shall keep accurate records of the shipments in accordance with this MOU.  CN shall have the right to inspect these records for the purpose of verifying compliance with the terms of this MOU and CN shall have the further right to have these records verified by CN’s external auditors.

ix)                                  In the event of Force Majeure, as such term is defined in CN’s tariff 9000 in effect as of the Effective Date and incorporated herein, that affects either Superior Silica or CN and that prevents or delays Superior Silica from shipping the sand for a period in excess of seven (7) calendar days, then the Minimum Annual Volume Commitment shall be reduced by 1/365 for each day that Superior Silica is unable to ship the sand as a result of the Force Majeure (with a corresponding reduction in the Total Volume Commitment).

x)                                     Superior Silica shall have the option to terminate this MOU at any time prior to the Train Service Start-up Date provided Superior Silica reimburses CN for all of its documented non-recoverable direct expenses incurred for the Rehabilitation Work prior to such termination, including, without limitation, any penalties or liquidated damages paid to contractors undertaking the Rehabilitation Work.

2.                                      Confidentiality

This MOU, including its existence and that of the underlying negotiations, as well as any information supplied by either party in support thereof, are strictly confidential and shall not be disclosed to any third party (other than each such party’s attorneys, accountants, auditors, consultants, lenders and other agents and representatives) except and to the extent as may be required by law, regulatory authority or with the express written consent of CN and Superior Silica.

3.                                      Applicability of Rules, Regulations and Relevant Tariffs

Notwithstanding the existence of CN contracts with third-parties payer of freight, all applicable laws, regulations and tariffs, including those, in particular, governing optional services at origin, shall continue to govern the transportation relationship between Superior Silica and CN as shipper and carrier.

4.                                      Dispute Resolution

In the event of any dispute between the parties, including any service-related matter or a failure to agree on new transportation rates following expiration or termination of this Contract, the parties agree to meet with a neutral third party to attempt a mediated solution prior to resorting to any other legal recourse.

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5.                                      Miscellaneous Provisions

i)                                         Entirety:  This Contract constitutes the entire agreement and merges and supersedes all prior understandings and representations between CN and Superior Silica concerning the subject matter.

ii)                                      Non-Assignment:  This Contract shall not be assigned by any Party without the consent of the other Party. Consent shall not be withheld unreasonably.  Notwithstanding the foregoing, either party may assign this Contract in connection with the transfer of all or a significant amount of its assets.

iii)                                   Non-Waiver:  The failure of a Party to enforce any provision of this Contract shall not be considered as a waiver of that provision and shall not prevent termination of this Contract due to default.

iv)                                  Term:  The term of this Contract shall continue for a period of [***] from the Train Service Start-up Date unless otherwise terminated as provided herein (the “Term”).

v)                                     Governing Law:  This Contract shall be governed by the laws of the State of Wisconsin and the federal laws of the U.S. applicable therein.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, each party hereto has caused this MOU to be duly executed by its authorized representative as of the date first written above.

CANADIAN NATIONAL RAILWAY COMP

/s/ J. J. Ruest

By:	Jean-Jacques Ruest
Executive Vice-President and Chief Marketing Officer
Canadian National Railway Company

SUPERIOR SILICA SANDS LLC

/s/ Richard J. Shearer

By	Richard Shearer
President & CEO

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Exhibit A

CN Freight Rates applicable on frac sand shipped from the Production Area:

Unless otherwise indicated, the below rates are intended to Manifest Train service shipments from the Production Area to a CN served point.

Western Canada Shales (Montney, Duvernay, Cardium, Horn River)

—           [***]

—           [***]

—           [***]

—           [***]

Bakken Shale

—           [***]

—           [***]

Texas and Oklahoma Shales

—           [***]

—           [***]

—           [***]

Tuscaloosa Marine Shale

—           [***]

—           [***]

Utica Shale

—           [***]

Marcellus Shale

—           [***]

—           [***]

[Terms & Conditions Appear on Following Page]

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Terms and Conditions:

CN Linehaul only

Equipment Ownership: Private Zero Mileage

Equipment Type: Covered Hoper cars

Rates are applicable only on shipments in compliance with the details of this proposal.

Rates are in US nominated currency

Rates are subject to the annual escalation as set forth in section 1.1 vii of this MOU.

Subject to a limited liability of U$25,000.

Rates herein are subject to optional services fees, where incurred, in accordance with Tariff CN 9000, CN 9001, CN 9004, CN 9008, and CN 6544, supplements thereto and reissues thereof.

Rate does not include applicable taxes.

Rates herein are subject to Fuel Surcharge Tariff CN 7403 series, supplements thereto and reissues thereof.

The rates contained in this Exhibit A shall be available for use by payers of freight designated by Superior Silica (the “Payers”) subject, however, to such Payers receiving credit approval by CN’s Credit Management department, and provided that the Payers first conclude with CN a transportation service agreement incorporating such rates.

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Exhibit 10.11

WET SAND SERVICES AGREEMENT

THIS WET SAND SERVICES AGREEMENT (the “Agreement”) is made as of the 7th day of April, 2011 (the “Effective Date”) by and between Fred Weber, Inc., a Delaware corporation, with its principal office at 2320 Creve Coeur Mill Road, Maryland Heights, MO 63043 (“Contractor”) and Superior Silica Sands LLC, a Texas limited liability company with its principal office located at 3014 Limestone County Road 704, Kosse, Texas 76653 (“SSS”).  Each of SSS and the Contractor is hereinafter referred to as a “Party” and collectively, as the “Parties.”

RECITALS

A.                                    SSS leases the quarry site located in Chippewa Falls, Wisconsin and more fully described in Exhibit A attached hereto (the “Quarry Site”), pursuant to those certain Surface Lease Agreements and Lease and Royalty Agreements listed on Exhibit B attached hereto (collectively, the “Leases”).

B.                                    Subject to and upon the terms and conditions set forth in this Agreement, SSS desires to engage Contractor, as follows: (i) to construct the Wash Plant, (ii) to strip, drill, shoot, and mine sand (the “Mined Sand”) from the Quarry Site; and (iii) to wash the Mined Sand to produce sand in accordance with the specifications, including the specified gradations, set forth on Exhibit C attached hereto (the “Product Sand”), and Contractor desires to accept such engagement, subject to and upon the terms and conditions hereinafter set forth.

C.                                    Capitalized terms appearing in this Agreement or the attached Exhibits shall be as defined in this Agreement or in the attached Exhibits.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

Article 1
Mobilization; Construction

1.1                               Mobilization; Construction.

(a)                                 Limited Notice to Proceed.  Upon delivery of a limited notice to proceed, Contractor shall commence limited portions of its obligations under this Agreement, the scope of which shall be specified in the limited notice to proceed and shall be consistent with the initial work required under the Project Schedule.

(b)                                 Obligation to Construct.  SSS shall have no right to deliver a full notice to proceed until such date as indicated in the project schedule set forth as Exhibit I (the “Project Schedule”).  In the event that SSS fails to issue the full notice to proceed by the date set forth in Exhibit L, Contractor shall be entitled to an adjustment in the Project Schedule on a day-for-day basis to the extent the time of performance is impacted by such failure.  Following the date of issuance by SSS to Contractor of a full notice to proceed (the “Mobilization Date”), Contractor shall, at Contractor’s expense, commence construction of a fixed wash plant (the “Wash Plant”) on the Plant Site, and mobilize (i) such other spare parts and equipment to the Quarry Site as are integral to the operation of the Wash Plant or necessary to produce Product Sand as required under this Agreement (not including any rolling stock, the “Contractor Equipment”), (ii) such other rolling stock and other non-permanent equipment of a non-permanent nature that is not integral to the Wash Plant, its operations, or the production of Product Sand (the “Non-Permanent Contractor Equipment”), and (iii) personnel to the Quarry Site as Contractor determines will be necessary to produce Product Sand as required under this Agreement.  Contractor shall complete such construction and mobilization by the date specified as the “Required Wash Plant Completion Date” in the Project Schedule and in accordance with the milestones set forth in the Project Schedule set forth on Exhibit I.  The Required Wash Plant Completion Date and the dates for interim or milestone completion set forth in the Project Schedule shall be subject to adjustment on a day-for-day basis as a result of a force majeure event as described in Section 11.4 or as a result of SSS’s delay in obtaining the SSS Permits or achieving any other requirement set forth in Exhibit L, each to the extent that such event impacts Contractor’s ability to complete the Wash Plant by the Required Wash Plant Completion Date and achieve the other milestones identified in the Project Schedule.  The design of the Wash Plant shall be subject to the approval of SSS, which will not be unreasonably withheld, conditioned or delayed.  The Wash Plant, the Contractor Equipment, and the SSS Equipment shall be referred to collectively as the “Plant and Equipment.”

(c)                                  Plant Specifications.  Contractor shall ensure that the design, procurement, and construction of the Wash Plant shall be carried out in accordance with this Agreement, including the plans and specifications set forth in Exhibit G attached hereto (the “Plant Specifications”), and in compliance with the SSS Permits and applicable laws.  Except with respect to the SSS Equipment and as otherwise provided herein, Contractor shall cause all equipment that is permanently installed as part of the Wash Plant and the Contractor Equipment (other than the Non-Permanent Contractor Equipment) to be new and unused at the time of such installation and to otherwise comply with the Plant Specifications.

(d)                                 Standard of Care for Design Services.  Contractor shall enter into a subcontract (the “TPS Subcontract”) with Turn-Key Processing Solutions LLC (“TPS”) pursuant to which Contractor shall retain TPS to perform all design services required for Contractor to construct the Wash Plant in accordance with this Agreement.  Other than such subcontracted design services, Contractor shall perform no design services.  The TPS Subcontract shall provide that the standard of care for all design services performed in relation to the Wash Plant shall be the level of care and skill ordinarily used by design professionals performing under similar conditions at a similar time and locality of the Plant Site.

(e)                                  Standard of Care for Procurement and Construction.  The standard of care for the procurement and construction of the Wash Plant shall be the level of care and skill ordinarily used by contractors performing under similar conditions at a similar time and locality.

(f)                                   Achieving Wash Plant Completion.  The “Wash Plant Completion Date” shall occur on such date that (1) the Wash Plant is tested in accordance with the testing procedures, and determined to satisfy the successful testing standards for achieving Wash Plant Completion

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Date, set forth in Exhibit H; (2) Contractor has obtained all insurance required under this Agreement; (3) the Contractor Equipment and personnel have been mobilized to the Plant Site in accordance with Section 1.1(b).  To the extent that the Wash Plant Completion Date is achieved prior to all work to be performed by TPS under the TPS Subcontract having been completed, such work shall be completed within forty-five (45) days.

(g)                                  Delay.  Contractor acknowledges that a delay in achieving the Wash Plant Completion Date by the Required Wash Plant Completion Date or other delays may result in Contractor being unable to establish sufficient Product Sand in the Stock Pile Area in the initial Production Season as may be required by SSS.  At the end of the first Production Season following the Wash Plant Completion Date, Contractor shall have established Product Sand in the Stock Pile Area that is no less than (i) the amount indicated in the Initial 12 Month Rolling Forecast as required by SSS in the period between the end of the first Production Season and the start of the second Production Season, plus (ii) twenty (20) days’ supply of Product Sand based upon the most recent 12 Month Rolling Forecast (the “Minimum Year 1 Stock Pile Amount”), as such amount shall be reduced on an equitable basis if all SSS Permits are not obtained by the date indicated in Exhibit L by which SSS is to have obtained all SSS Permits and subject to a cap that could be achieved using commercially reasonable efforts to produce within the Production Limits if Contractor achieved the Wash Plant Completion Date by the Required Wash Plant Completion Date.  To the extent that Contractor has not achieved the Minimum Year 1 Stock Pile Amount by such time, then:

(i)                                     Contractor shall take all reasonable efforts to extend the Production Season by the use of heating systems and other necessary equipment to enable Contractor to achieve the Minimum Year 1 Stock Pile Amount despite Contractors delays; and

(ii)                                  to the extent that conditions do not allow the achievement of the Minimum Year 1 Stock Pile Amount by the measures described in Section 1.1(g)(i), subject to an aggregate cap of [***] Contractor shall pay SSS as liquidated damages an amount calculated as set forth in Exhibit K.  Such liquidated damages are hereby agreed to be a reasonable pre-estimate of damages that SSS will incur as a result of a delay in achieving the Minimum Year 1 Stock Pile Amount due to the fault of Contractor and is the sole remedy of SSS in the event of delay that cannot be resolved in accordance with Section 1.1(g)(i).

(h)                                 Transfer of SSS Equipment.  On or before the date specified in Exhibit L, SSS will deliver the equipment listed on Exhibit D attached hereto (the “SSS Equipment”) to the Quarry Site, and transfer title to the SSS Equipment to Contractor, free and clear of all liens.

(i)                                     Document Submissions.  Contractor shall submit, or cause to be submitted, to SSS in relation to the Plant and Equipment as built technical drawings, manufacturers’ specifications and operation manuals, single-line drawings, and other technical documents as would normally be associated with the design and construction of a facility like the Wash Plant (“Work Product”) within five (5) clays of the Wash Plant Completion Date (or any termination of this Agreement, if earlier).  Contractor shall grant to SSS a limited license to use the Work

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Product solely for the operation of the Wash Plant following termination or in relation to this Agreement.  Except to the extent arising from a negligent defect in the design of the Wash Plant or Contractor’s failure to perform as required under this Agreement, SSS’s use of the Work Product pursuant to such limited license shall be at SSS’s sole risk and liability, and neither Contractor nor the Contractor Parties shall have any liability to SSS in any manner in connection with SSS’s use of the Work Product.  Notwithstanding the foregoing, nothing herein shall limit SSS’s liability for the performance of its obligations hereunder.  In the event that SSS uses the Work Product as set forth in the foregoing provisions of this Section 1.1(i) in such a manner as to limit Contractor’s responsibility, to the fullest extent permitted by law, SSS shall indemnify, defend, and hold harmless Contractor and the Contractor Parties against any loss or damages, including reasonable attorneys fees, arising out of any claim or suit against Contractor resulting from the use of the Work Product by SSS or any of the SSS Parties.  The “Contractor Parties” shall include Contractor’s subcontractors and their respective officers, directors, employees and agents.  The “SSS Parties” shall include SSS’s subcontractors and their respective officers, directors, employees and agents.

(j)                                    Indemnification for Infringement.  Contractor shall indemnify, defend, and hold harmless SSS and the SSS Parties, including reasonable attorneys’ fees and expenses, resulting from a violation or an alleged violation by Contractor or a Contractor Party of any patent or copyright laws in connection with the Plant and Equipment.

(k)                                 Modifications to Wash Plant.  Except as otherwise provided herein, Contractor shall obtain SSS’s written consent prior to making any material modification or addition to the Wash Plant.

1.2                               Operational Period.  Contractor shall commence mining and operations of the Wash Plant and production of the Product Sand no later than the day after the Wash Plant Completion Date (the “Operational Period Commencement Date”).  Contractor will give SSS at least fifteen (15) days prior written notice of the anticipated Operational Period Commencement Date, and SSS agrees to acknowledge such date in writing.  The period commencing with the Operational Period Commencement Date and ending on the day before the fifth (5th) anniversary thereof shall be referred to herein as the “Operational Period.”  Each consecutive twelve (12) month period during the Operational Period which commences with the Operational Period Commencement Date or an anniversary thereof shall be referred to as an “Operational Year.”

1.3                               Title to Plant and Equipment During the Term.

(a)                                 The Parties acknowledge and agree that during the Term of this Agreement, the Plant and Equipment and all other materials, temporary buildings and other items placed or installed upon the Quarry Site by the Contractor (i) are, and will at all times remain, the property of Contractor, and, (ii) upon a termination of this Agreement pursuant to Section 11.2 hereof, may be removed from the Quarry Site by Contractor within one hundred twenty (120) days after the termination date (the “Demobilization Period”), subject to SSS’s right to acquire the Handover Assets under Section 1.4(a).

(b)                                 SSS acknowledges that this Agreement is an agreement for the mining of Mined Sand from the Quarry Site, the construction of the Wash Plant and the operation of the Plant and

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Equipment and not a lease or license of the Plant and Equipment, and that except as otherwise expressly provided in Section 1.4 below, SSS has no right, title, or interest in or to the Plant and Equipment or any other materials, temporary buildings and other items placed or installed upon the Quarry Site by Contractor.

1.4                               Title to Plant and Equipment Upon Term Expiration.

(a)                                 Obligation to Transfer.  Notwithstanding anything herein to the contrary, at the expiration of the Term of this Agreement, then:

(i)                                     to the extent that the Term has ended as a result of the natural conclusion of the full duration of the Term (as may be extended pursuant to Section 12.1), SSS shall have the right to require that Contractor transfer, without charge, the Handover Assets to SSS;

(ii)                                  to the extent that the Term has ended early as a result of a termination by SSS following Contractor’s default under Section 11.2, SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the price indicated in Exhibit J (the “Buy Out Price”) and Contractor shall undertake such transfer;

(iii)                               to the extent that the Term has ended early as a result of a termination by Contractor following SSS’s default under Section 11.1, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(iv)                              to the extent that the Term has ended early as a result of a termination by Contractor under Section 4.1(b) following SSS’s failure to obtain the SSS Permits by the dates specified in Exhibit L, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(v)                                 to the extent that the Term has ended early as a result of a termination by SSS under Section 11.4(c) following Contractor’s extended force majeure, SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the Buy Out Price and Contractor shall undertake such transfer;

(vi)                              to the extent that the Term has ended early as a result of a termination by SSS under Section 7.2(a) following a determination of inadequate reserves on the Quarry Site, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer;

(vii)                           to the extent that the Term has ended early as a result of a termination by SSS under Section 1.4(j) following a failure by Contractor to deliver the required acknowledgements and agreements from third party lien holders,

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SSS shall have the right (but not the obligation) to require that Contractor transfer the Handover Assets to SSS for the Buy Out Price and Contractor shall undertake such transfer;

(viii)                        to the extent that the Term has ended early as a result of a termination by Contractor under Section 2.1 following a failure by SSS to timely deliver the Landlord/Lender Releases, Contractor shall have the right (but not the obligation) to require that SSS acquire the Handover Assets for the Buy Out Price and Contractor shall undertake such transfer.

(b)                                 Scope of Transfer; As Is, Where Is.  If Handover Assets are to be transferred to SSS pursuant to Section 1.4(a), the transfer of the Handover Assets to SSS shall be undertaken as follows:

(i)                                     Contractor shall assign to SSS the Wash Plant, the SSS Equipment, and all Contractor Equipment other than Non-Permanent Contractor Equipment,

(ii)                                  Contractor shall assign to SSS the TPS Subcontract, not to include any liabilities of Contractor to TPS arising prior to the date of assignment, and

(iii)                               Contractor shall assign to SSS all related books and records, any materials, real property interests, intellectual property interests, warranties, and related assets associated with the Wash Plant and the SSS Equipment

(collectively, the “Handover Assets”).

(c)                                  Timing.  The Parties agree that the transfer of the Handover Assets shall occur at such time as the Parties mutually agree, but the Parties shall take all reasonable efforts to effectuate the transfer of the Handover Assets and the payment of the Buy-Out Price, if any, as promptly as possible following the termination of this Agreement, but in any event within sixty (60) days of the termination date.  If a Technical Expert has issued a decision regarding any dispute under Section 1.4(e), Contractor has undertaken the measures reasonably necessary to effectuate the transfer of the Handover Assets, and SSS fails to satisfy its obligations to pay the Buy-Out Price in exchange for the Handover Assets within such period, Contractor shall have no obligation to transfer the Handover Assets and shall be free to remove all such assets from the Quarry Site during the remainder of the Demobilization Period.

(d)                                 Operation of Plant and Equipment During Transfer Period.  For the period of time between (i) either the natural expiration or the termination of this Agreement and (ii) Contractor’s transfer of Handover Assets to SSS pursuant to Section 1.4(a), and provided SSS is not in default under this Agreement, SSS shall have the right to enter onto the Quarry Site and operate the Handover Assets for purposes of operating and maintaining the Plant and Equipment if Contractor is no longer performing such operations and maintenance.

(e)                                  Warranties.  Any and all such property assigned to SSS shall be without any representation and warranty by Contractor as to the condition, fitness or suitability thereof for any purpose and shall be “as is,” “where is,” and “with all faults”; provided, however, Contractor agrees to assign to SSS (to the extent assignable) the benefit of any third party warranties related

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to the Plant and Equipment (other than the Non-Permanent Contractor Equipment) assigned to SSS.  Contractor shall take commercially reasonable efforts to provide that third party warranties are assignable to SSS.  Notwithstanding the foregoing, the Parties shall conduct a joint inspection of the Plant and Equipment within sixty (60) days prior to the termination date and shall mutually agree upon any actions required to bring the Plant and Equipment up to the state of repair and maintenance required under this Agreement.  To the extent the Parties are not able to agree upon such required actions, the Parties agree to present the issue as a Technical Dispute for resolution pursuant to Section 13.2 (without limiting either Party’s right to further dispute resolution pursuant to Section 13.4 following the transfer of the Handover Assets).

(f)                                   Release of Stockpiled Sand.  At the expiration of the Term of this Agreement, Contractor shall release control of all Mined Sand and Product Sand on the Quarry Site, including that held in the Stock Pile Area, to SSS.

(g)                                  Removal of Other Property.  Except for the Handover Assets, all improvements, equipment and personal property provided by Contractor to the Quarry Site not assigned to SSS, including the Non-Permanent Contractor Equipment, shall remain the property of, and shall be promptly removed from the Quarry Site by, Contractor.  Contractor agrees that upon termination or expiration of the Term, the Plant Site will be left in an orderly manner and in the condition otherwise expressly required by the SSS Permits to be in as of the date thereof.

(h)                                 Mechanisms of Transfer.  Contractor and SSS agree to effectuate the transfer of Contractor’s right, title, and interest in the Wash Plant and the SSS Equipment so as to minimize the transaction costs of such assignment.

(i)                                     Encumbrances.  Contractor shall take all action necessary to ensure that the Plant and Equipment (other than the Non-Permanent Contractor Equipment) and related assets assigned to SSS are free and clear of all liens and other encumbrances.

(j)                                    Liens on Plant and Equipment.  Within fifteen (15) days following the Effective Date, Contractor shall use commercially reasonable efforts to deliver to SSS the name and address of any third party then having or expected to have an interest in any material part of the Wash Plant, SSS Equipment, or Contractor Equipment (other than the Non-Permanent Contractor Equipment) during the Term.  Contractor shall use commercially reasonable efforts to cause each such party to deliver promptly after the Effective Date to SSS an acknowledgement in legally binding and enforceable form, acceptable to SSS, of SSS’s right (or obligation) to acquire the Handover Assets in accordance with the terms and upon the payment of the consideration provided in this Agreement, and agreement to execute all documents and instruments required to carry out and effect such acquisition and transfer in the event a Party exercises such right in accordance with the terms of this Agreement.  In the event that Contractor cannot deliver such acknowledgements and agreements within seventy-five (75) days following the Effective Date, SSS shall have the option to terminate this Agreement by written notice to Contractor.  If Contractor timely delivers such acknowledgements and agreements to SSS, Contractor shall thereafter not permit or allow or grant to any party that has not delivered such an acknowledgement and agreement to SSS, any right or interest in the Wash Plant, SSS Equipment, or Contractor Equipment (other than the Non-Permanent Contractor Equipment) or any material portion thereof without SSS’s prior written approval.

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(k)                                 Offset of Buy Out Payment.  SSS shall have the right to reduce any Buy Out Price to Contractor, or to otherwise demand from Contractor: (i) any amounts which Contractor has agreed are due and payable from Contractor to SSS at the time of the transfer and (ii) any amounts which have been determined to be due and payable from Contractor to SSS pursuant to a Technical Dispute under Article 13 at the time of transfer and (iii) any amount required to bring the Plant and Equipment up to the state of repair and maintenance required under this Agreement as determined by an expert pursuant to Section 1.4(e).

1.5                               Definitions of Performance Periods.  For purposes of this Agreement, the period of time from the Mobilization Date to the Operational Period Commencement Date shall be referred to as the “Mobilization Period.”  Any references in this Agreement to the “Term of the Agreement” or the “Term” shall mean the period of time from the Effective Date until the expiration of the Operational Period, as the same may be extended as provided herein.

Article 2
Real Property Rights Related to Quarry Site

2.1                               SSS’s Rights to the Quarry Site.  SSS represents and warrants to Contractor that SSS has a leasehold interest under the Leases in and to the Quarry Site (including the Plant Site).  SSS shall (i) deliver to Contractor a copy of the Leases indicating the nature of the leasehold interests on or before the Mobilization Date, and (ii) use commercially reasonable efforts to obtain and deliver to Contractor on or before the Mobilization Date an agreement, in a form reasonably acceptable to Contractor (the “Landlord/Lender Releases”), signed by each landowner named in the Leases (each an “Owner”, and together, the “Owners”) and each lender holding a mortgage on the Quarry Site, which acknowledges Contractor’s rights hereunder and recognizes that subject to Section 1.4, the Plant and Equipment is and will remain the property of Contractor, will not become fixtures at the Quarry Site and may be removed from the Quarry Site by Contractor after a termination of this Agreement, subject to Section 1.3.  Execution of the Landlord/Lender Releases in form reasonably acceptable to Contractor, is a condition to Contractor performing any of its obligations hereunder.  In the event that SSS cannot deliver all of the Landlord/Lender Releases by the Mobilization Date, Contractor shall have the option to (i) adjust the Project Schedule on a day-for-day basis as a result of such delay, or (ii) if such delay continues for forty-five (45) days after the Mobilization Date, terminate this Agreement by written notice to SSS.

2.2                               Contractor’s License to Operate at the Quarry Site.  Subject to the terms and conditions of the Leases, SSS hereby grants to Contractor and any subcontractors of Contractor and their respective personnel, for the Term of this Agreement, an exclusive, unrestricted license for ingress and egress to the Quarry Site and across the Quarry Site to the Plant Site and any other areas of the Quarry Site where the Plant and Equipment or other materials, temporary buildings or other items are located, from the issuance of any limited notice to proceed or the Mobilization Date and then at all times throughout the Term of this Agreement and throughout the Demobilization Period, for the sole purpose of performing its obligations under this Agreement.  In addition, subject to the terms and conditions of the Leases, SSS shall, at no cost to Contractor, grant Contractor all necessary title, easements, licenses, rights-of-way, and other real property rights reasonably necessary to enable Contractor to mine the Mined Sand and otherwise perform Contractor’s obligations under this Agreement.

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2.3                               Contractor’s Notice of Environmental Accidents/Non-Compliance.  Contractor shall promptly (but in no event more than ten (10) days after such an occurrence) notify SSS of any environmental accidents or non-compliance with any applicable law or SSS Permits.

Article 3
Plant Site and Stock Pile Areas

3.1                               Contractor’s Responsibilities.  Except as otherwise specifically provided in this Agreement, Contractor shall be responsible for: (i) surveying and staking out the site for installation of the Wash Plant and adjacent stockpile areas (“Stock Pile Areas”), the size and grade of which shall be reasonably acceptable to SSS (collectively, the “Plant Site”); (ii) cleaning and preparing the Plant Site for installation of the Wash Plant; (iii) soil compaction, rough grading, finish grading in all areas of the Plant Site so that the Wash Plant complies with all applicable law or permits, and (iv) providing secure, dry and stable storage and staging areas at the Quarry Site within reasonable proximity to the Wash Plant location, as contemplated on the site plan of the Quarry Site set forth in Exhibit A.  The location of the Wash Plant and designation of the Plant Site shall be as contemplated on the site plan of the Quarry Site set forth in Exhibit A.

3.2                               SSS Responsibilities.

(a)                                 Within ten (10) days of the date of this Agreement, SSS shall furnish to Contractor, surveys, title reports, site plans, soil reports and subsurface investigation reports and other appropriate information pertaining to the Quarry Site which may be required or desired by Contractor and which are then available to SSS.  Contractor shall promptly identify any additional such information that it reasonably requires, and SSS shall use commercially reasonable efforts to promptly provide such information.

(b)                                 SSS shall bring any necessary electricity (including electric three phase utility power facilities), water (including wells sufficient to generate at least 500 gallons per minute) and other utilities to the Plant Site, and to the areas within the Plant Site where components of the Wash Plant are to be installed, in amounts and capacities sufficient for installation and operation of the Wash Plant.  Following SSS’s satisfaction of its obligation to make such utilities available, Contractor shall be responsible for obtaining electric service and operating and maintaining such wells, each at its own cost.

Article 4
Permits

4.1                               SSS Permits.

(a)                                 SSS will be solely responsible for obtaining and maintaining, and shall obtain and maintain, throughout the Term of this Agreement, all federal, state and local permits and approvals necessary for Contractor to extract the Mined Sand, construct, install and operate the Wash Plant and otherwise perform its obligations under this Agreement, including without limitation, air quality, spill prevention control and countermeasures and storm water pollution prevention permits (collectively, the “SSS Permits”).  The SSS Permits shall include all plans and requirements for reclamation of the Quarry Site (“Reclamation Plan”).  SSS will use

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commercially reasonable efforts to obtain the SSS Permits as expeditiously as possible.  SSS will provide written notice to Contractor promptly at such time as SSS shall have obtained the SSS Permits.  Contractor shall use commercially reasonable efforts to cooperate with and assist SSS in obtaining the SSS Permits.

(b)                                 In the event that SSS fails to obtain the SSS Permits by the date that is six (6) months following the date by which all SSS Permits must be obtained pursuant to Exhibit L, then Contractor shall have the right to terminate this Agreement by delivery of a written notice to SSS.

4.2                               Amendment.  A copy of the SSS Permits issued as of the Effective Date and a copy of the SSS Permits for which an application has been submitted to the appropriate governmental entity are attached as Exhibit M.  The Parties may, upon mutual agreement, revise and amend the terms of this Agreement in the event that the SSS Permits, when issued and in comparison to those included in Exhibit M, have a material impact on the economic structure of this Agreement.

4.3                               Erosion Control and Environmental Matters.

(a)                                 SSS Responsible for Pre-Existing Conditions.  SSS will be responsible for any pre-existing (as of the Mobilization Date) non-compliance of the Quarry Site (including the Plant Site) with applicable laws, rules and regulations pertaining to the control and regulation of hazardous materials and substances or protection of the environment.  Subject to Section 4.3(b), SSS will promptly remediate or correct any such pre-existing condition or activity which is in violation of any such laws, rules and regulations and, if such condition or activity relates to the Plant Site or Mined Sand, or otherwise adversely affects Contractor, Contractor may suspend performance of its obligations under this Agreement until such condition or activity is remediated or corrected.  Contractor will be entitled to an adjustment in the Project Schedule to the extent time of performance has been impacted by the presence of hazardous substances.

(b)                                 Contractor Responsible for Ongoing Conditions.  Subject to Section 4.3(a), Contractor shall in performing its obligations under this Agreement comply with the SSS Permits and all applicable laws, rules and regulations pertaining to the control and regulation of hazardous materials and substances or protection of the environment.  Notwithstanding the foregoing, Contractor shall provide customary erosion control, dust control and road maintenance at the Plant Site.

(c)                                  Indemnities.  To the fullest extent permitted by law, SSS shall indemnify, defend and hold harmless Contractor and the Contractor Parties from and against any and all third party claims, losses, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses, to the extent arising out of or resulting from the presence or remediation of hazardous substances or conditions (i) existing prior to the Mobilization Date for which Contractor is responsible pursuant to Section 4.3(a) or (ii) introduced to the Quarry Site or Plant Site by SSS or by the SSS Parties after the Mobilization Date.  Notwithstanding the foregoing, SSS is not responsible for hazardous substances or conditions introduced to the Quarry Site or Plant Site by Contractor or the Contractor Parties, and Contractor shall indemnify, defend and hold harmless SSS and the SSS Parties from and against all claims, losses, damages, liabilities and expenses,

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including reasonable attorneys’ fees and expenses, to the extent arising out of or resulting from hazardous substances or conditions for which Contractor is responsible pursuant to Section 4.3(b).

Article 5
Mining of Quarry Site; Operation and Maintenance; Production; Tendering

5.1                               Mining; Operation and Maintenance.

(a)                                 Requirements; Standards.  By the date set forth in Exhibit L, SSS shall deliver to Contractor a copy of the mining plan describing the requirements for mining of the Quarry Site (“Mine Plan”).  During the Operational Period, Contractor shall mine the Mined Sand and operate and maintain the Plant and Equipment in accordance with the terms of the Mine Plan, this Agreement, applicable law, the SSS Permits, and Prudent Mining & Wash Plant Operation Practice.  The term “Prudent Mining & Wash Plant Operation Practice” refers to those practices, methods, and procedures conforming to safety and legal requirements that are attained by exercising that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced party engaged in the same or a similar type of mining and Wash Plant operational activity as Contractor under this Agreement under the same or similar circumstances and conditions to those pertaining to Contractor under this Agreement and satisfying the health, safety, and environmental standards of reputable contractors undertaking such activities.

(b)                                 Good Working Order.  Contractor shall maintain the Plant and Equipment in a condition such that it is capable of operation to produce Product Sand and shall promptly inform SSS of any inability to operate in accordance with such contracted operating characteristics.

(c)                                  Employment of Qualified Personnel.  Following the Mobilization Date, Contractor shall ensure that its personnel are adequately qualified and trained and have experience as necessary and appropriate to undertake the duties for which they are engaged.

(d)                                 Free of Encumbrances.  Contractor shall warrant that all Product Sand will at all times be free and clear of all liens and other encumbrances.

(e)                                  Reclamation.  Contractor shall be responsible for all reclamation required pursuant to Contractor’s mining activity hereunder.  Contractor specifically acknowledges that the SSS Permits may require construction of property berms and reclamation of fully mined areas during the Term.  SSS agrees that if reclamation costs are greater than [***]/ton in any Operational Year, SSS will reimburse Contractor for the costs above [***]/ton; provided, however, that: (i) Contractor shall inform SSS of any such costs expected to be greater than such amount prior to incurring the costs and shall cooperate with SSS to undertake changes to the Mine Plan and the Reclamation Plan so as to avoid such excess costs if possible; and (ii) all such costs shall be reasonable and appropriate for Contractor to effectuate such reclamation.

5.2                               Twelve Month Rolling Forecast.  No less than thirty (30) days prior to the Wash Plant Completion Date, SSS shall provide to Contractor a written estimate of the total quantity of Product Sand required for the first Operational Year, and SSS shall thereafter update the initial annual forecast with a twelve (12) month rolling forecast delivered to Contractor no less often

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than the first of each month during the Term (each such written estimate, a “12 Month Rolling Forecast”).  The initial 12 Month Rolling Forecast delivered no less than thirty (30) days prior to the Wash Plant Completion Date shall be called the “Initial 12 Month Rolling Forecast.” The Parties recognize that the customary production season for the Wash Plant is an eight (8) month period which usually begins in April and ends in November of each calendar year depending upon weather conditions (as such period may vary from year to year based on weather conditions and Prudent Mining & Wash Plant Operation Practice, the “Production Season”), and Contractor must produce and stockpile the entire quantity of Product Sand requested by SSS for an Operational Year within the Production Season.  Accordingly, in the event there are significant changes in the 12 Month Rolling Forecast, Contractor shall use commercially reasonable efforts to accommodate such changes subject to the production capacity of the Wash Plant as specified in Exhibit G, Contractor’s ability to increase production of Mined Sand, and the remaining length of the Production Season (collectively, the “Production Limits”).

5.3                               Stock Pile Reserves.

(a)                                 Contractor shall, commencing thirty (30) days after the start of the Operational Period and throughout the Operational Period, maintain the Stock Pile Area and manage all Product Sand thereon.  Contractor shall maintain the Product Sand in the Stock Pile Area in a condition consistent with the Product Sand requirements set forth in Exhibit C.

(b)                                 Within five (5) days following the conclusion of each Operational Year, the Parties shall jointly conduct an inventory of the Product Sand in the Stock Pile Area to determine the Product Loss Factor, if any.  The “Product Loss Factor” is the percentage of Product Sand which Contractor has produced and placed in the Stock Pile Area during the Operational Year that is lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS, including the initial deposit of Product Sand used to line the Stock Pile Area.  The Parties will share equally all third party costs incurred to determine the Product Loss Factor.  If the amount of Product Sand which has been lost, damaged, contaminated or cannot otherwise reasonably be taken or used by SSS does not exceed two percent (2%) of the total amount of Product Sand produced and placed by Contractor in the Stock Pile Area, the Product Loss Factor shall be deemed to be 0%.  Within ten (10) days following the conclusion of such inventory, Contractor shall prepare and deliver to SSS an accounting of (i) pricing based on the initial estimate and adjustments thereto, (ii) the actual number of tons of Product Sand produced and placed into the Stock Pile Area, (iii) the Product Loss Factor, and (iv) the amount of overpayment by SSS as a result of any Product Loss Factor above two percent (2%), calculated using the price per ton applicable for such Operational Year (or, if more than one price is applicable during such Operational Year because of fluctuations in diesel prices, then the average for such Operational Year).

(c)                                  SSS may at any time request an additional mid-Operational Year retesting of the Product Loss Factor at its sole cost in accordance with Section 5.3(b), and the provisions of Section 5.3(b) shall apply with regard to any losses identified through such retest.

(d)                                 Contractor shall maintain at the Stock Pile Area at least: (i) commencing thirty (30) days after the start of the Operational Period, at all times during a Production Season, twenty (20) days’ supply of Product Sand based upon the most recent 12 Month Rolling

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Forecast; and (ii) as of the last day of the Production Season (except as otherwise required pursuant to Section 1.1(g) in relation to the first Production Season) and throughout the period between Production Seasons, one hundred and thirty five (135) days’ supply of Product Sand, based upon the most recent 12 Month Rolling Forecast; provided, however, in the event there are significant changes in the 12 Month Rolling Forecast, Contractor shall use commercially reasonable efforts to accommodate such changes subject to the Production Limits.

(e)                                  Contractor shall utilize Product Sand from the Stock Pile Area at any time as necessary to load Product Sand onto SSS’s trucks in accordance with the terms of this Agreement.

(f)                                   Contractor shall exercise commercially reasonable efforts to maintain Product Sand in the Stock Pile Area so as to allow all Product Sand to remain in the Stock Pile Area for at least three (3) days prior to tendering such Product Sand to SSS.

5.4                               Loading Schedule.  Although Contractor will only operate the Wash Plant during the Production Season, the Product Sand shall be stockpiled and ready for loading by Contractor onto SSS’s trucks at the Plant Site throughout each Operational Year on Monday through Friday from 7:00 a.m. to 4:00 p.m. (Central Time) and on Saturday from 9:00 a.m. to 2:00 p.m. (Central Time), with the exception of inclement weather days (which shall be mutually agreed to by SSS and Contractor) and the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day.  Contractor shall load SSS’s trucks with a quantity of Product Sand not greater than the maximum legal weight limit permitted by law upon the public roadway adjacent to the Quarry Site.

5.5                               Access by SSS Entities.

(a)                                 Subject to the terms and conditions of the Leases, Contractor shall maintain the Stock Pile Area so as to allow SSS Entities reasonable ingress and egress to the Stock Pile Areas for the loading and transportation of Product Sand provided for in this Agreement, provided that Contractor shall have the right, in its sole discretion, to determine from time to time the roadways within the Quarry Site to be used by SSS Entities for loading and shipping purposes.

(b)                                 SSS shall be responsible at its own expense for assuring that all trucks and equipment used by SSS and its contractors and subcontractors (collectively, the “SSS Entities”) to transport Product Sand shall be maintained and operated at all times in a safe manner and in compliance with all applicable laws and reasonable safety rules established by Contractor, each to the extent applicable to SSS while on the Quarry Site.  SSS shall indemnify and hold harmless Contractor for any damages, fines, liabilities, expenses or losses incurred as the result of a failure of SSS to operate vehicles in such manner.  Contractor shall not be responsible for any loss or damage to any trucks or other property of any of the SSS Entities unless the cause of such loss or damage is due to the negligence or willful misconduct of Contractor.

5.6                               Quality of Pre-Tendered Product Sand; Rejection of Pre-Tendered Product Sand.

(a)                                 Quality.  The Contractor shall test, and SSS shall have a right to test, samples of Product Sand as it is being produced at the Wash Plant in the manner described in Exhibit F to ensure that the Product Sand meets the standards set forth in Exhibit C.

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(b)                                 Rejection; Effect of Rejection.  If, in the course of such testing, the Contractor or SSS determines that the Product Sand does not meet the standards set forth in Exhibit C, SSS shall have a right to reject and, if it rejects, not pay for (i) the Product Sand that does not meet the standards set forth in Exhibit C and (ii) all Product Sand processed from the time of the last acceptable test until the time of the following acceptable test conducted pursuant to Exhibit F.  Contractor shall be responsible for promptly removing any Product Sand that is rejected by SSS pursuant to this Section 5.6(b) from the Stock Pile Area, including the costs thereof.

5.7                               Quality of Tendered Product Sand; Rejection of Tendered Product Sand.

(a)                                 Quality.  The Product Sand tendered by Contractor to SSS hereunder shall be of a quality within the acceptable range, as provided in Exhibit C.  Any Product Sand tendered by Contractor to SSS that SSS reasonably believes does not comply with the specifications set forth in Exhibit C shall be subject to rejection.

(b)                                 Rejection; Effect of Rejection.  If any Product Sand tendered by Contractor to SSS is outside the acceptable range set forth in Exhibit C as determined in a manner consistent with Exhibit F, SSS shall, notwithstanding anything to the contrary in this Agreement, be entitled to reject such non-conforming Product Sand within thirty-six (36) hours of the Product Sand being removed from the Quarry Site by SSS.  In the event SSS rejects Product Sand pursuant to this Section 5.7(b), Contractor shall be responsible for prompt removal of such Product Sand, including the costs thereof.

5.8                               Weight Determination; Sampling and Analysis.  The procedures for establishing the Product Sand Weight (inclusive of moisture content) and Net Product Sand Weight (net of moisture content) taken by SSS shall be as specified in Exhibit F.  The procedures for establishing the compliance with the specifications for the Product Sand shall be as specified in Exhibit F.

5.9                               Title; Risk of Loss.  Title to all Mined Sand and Product Sand shall be held by SSS from the time of its mining.  However, SSS shall not have the right to possession thereof during the Term until such Product Sand is tendered to SSS, which right shall be held by Contractor.  Following the tendering of the Product Sand to SSS, SSS shall be responsible for all contamination or loss of Product Sand resulting from transportation of Product Sand from the Plant Site.

5.10                        Minus 70 Sand.  SSS and each Owner will be entitled to pick up, free of charge, any nominally minus 70 sand coming off the Wash Plant.  So long as picking up such sand does not disrupt operations (at Contractor’s reasonable discretion), Contractor shall load, at no charge, the nominally minus 70 sand into trucks for SSS and any Owner.  Contractor is not expected to maintain a stock pile larger than 3,000 tons of nominally minus 70 sand at the Plant Site at any given time.

5.11                        Exclusivity.  Contractor shall not be permitted to tender to SSS Product Sand from a source other than the Quarry Site.  Contractor undertakes not to sell Mined Sand, Product Sand, or other materials from the Quarry Site to other purchasers except in such quantities as agreed in writing by SSS.  After the Wash Plant Completion Date, SSS shall not purchase

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Product Sand from other sources except in quantities as agreed in writing by Contractor or except in relation to any amount above [***] tons per Operational Year.

5.12                        Personnel.  During the Term of this Agreement, Contractor shall use commercially reasonable efforts to hire local residents (exclusive of key employees, such as managers, foreman, etc.) in connection with performing its obligations under this Agreement at the Quarry Site from time to time.

5.13                        Timber.  During the Term of this Agreement, Contractor shall have the right to harvest, sell and/or otherwise remove from the Quarry Site any and all timber from areas anticipated to be mined/quarried at the Quarry Site, subject to applicable laws and the terms of the Leases.  Contractor shall undertake such timber clearing as necessary to satisfy its obligations under this Agreement in relation to the mining of the Quarry Site and the construction, operation, and maintenance of the Wash Plant.

Article 6
Pricing, Invoicing and Payment

6.1                               Consideration.  In consideration for the stripping, drilling, shooting, mining, washing, and on-site loading of Product Sand, and as consideration for all of Contractor’s obligations under this Agreement, SSS shall pay Contractor an amount per ton of Product Sand as determined in accordance with Exhibit E.

6.2                               Invoicing.  Contractor will invoice SSS at the end of each month for the amount of Product Sand which Contractor produced and placed into the Stock Pile Area during such month.  Contractor shall submit all invoices to SSS’s address and to the attention of SSS’s representative designated in Section 14.5.  Prior to March 1, 2012, SSS shall pay to Contractor amounts due as shown on each invoice (less disputed amounts) within ninety (90) days after receipt thereof.  From and after March 1, 2012, SSS shall pay to Contractor amounts due as shown on each invoice (less disputed amounts) within thirty-five (35) days after receipt thereof.  If the payment due date falls on a Saturday, Sunday or holiday, the payment will be due on the following business day.  SSS shall have the right to reduce any invoice payable to Contractor, or to otherwise demand from Contractor: (i) any amounts which Contractor has agreed are due and payable from Contractor to SSS as of the date of such invoice, and (ii) any amounts which have been determined to be due and payable from Contractor to SSS pursuant to Article 13 as of the date of such invoice, and (iii) any amount determined by an expert pursuant to Section 1.4(e) to be due and payable from Contractor to SSS (and the Parties agree to present the issue as a Technical Dispute for resolution pursuant to Section 13.2 (without limiting either Party’s right to further dispute resolution pursuant to Section 13.4 following the offset)).  In the event that SSS disputes the amount of any such invoice, SSS shall provide written notice to Contractor of such disputed amount at least five (5) days prior to the date such payment is due; such notice shall include the amounts in dispute, the contractual and factual basis for disputing the same, and the steps Contractor must take to release such disputed amounts.  The Parties shall attempt to resolve the disputed amounts prior to the end of the thirty (30) day payment period.  If the Parties are unable to settle such disputed amount, the dispute resolution provisions of this Agreement shall apply.  Notwithstanding the foregoing, SSS shall not have any right to dispute an invoice if SSS has further processed the Product Sand related to such invoice.

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6.3                               Price Adjustment to Adjust for 12 Month Rolling Forecast.  Pricing during each Operational Year shall be initially based upon the last 12 Month Rolling Forecast provided to Contractor prior to such Operational Year; provided, however, initial pricing shall be adjusted, in Contractor’s discretion, during the Production Season if it becomes apparent that the total amount of Product Sand that Contractor will produce (at SSS’s request) during the Production Season will be less than or greater than SSS’s initial estimate by at least *** tons.  Within ten (10) days following the conclusion of each Operational Year, Contractor shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimate and adjustments thereto, (ii) the pricing based on the actual number of tons of Product Sand taken by SSS during the Operational Year (taking into account losses under Section 5.3(b)), and (iii) the amount of the underpayment or overpayment by SSS to Contractor as a result of the differences between the estimated tonnage and the tonnage actually tendered.  Either SSS or Contractor, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with this Article 6.

6.4                               Records.  Contractor shall maintain accurate and complete records and data, as reasonably necessary to calculate or confirm the correctness of any amount invoiced by Contractor under this Agreement.  All such records and data shall be maintained for a period of not less than thirty (30) months following the date of the invoice to which they relate.

6.5                               SSS’s Minimum Annual Quantity.

(a)                                 Take or Pay.  SSS shall be obligated to order at least 300,000 tons of Product Sand during each Operational Year.  In the event SSS orders less than 300,000 tons of Product Sand during a particular Operational Year, SSS shall pay to Contractor, at the end of the Production Season for such Operational Year, an amount equal to the applicable price per ton for 300,000 tons of Product Sand multiplied by the difference between 300,000 minus the actual tons of Product Sand ordered by SSS and produced by Contractor with respect to such Operational Year.

(b)                                 Banked Amounts.  Contractor shall retain all Product Sand, including any Product Sand for which SSS has made a shortfall payment pursuant to Section 6.5(a), in the Stock Pile Area until such time as Contractor tenders such Product Sand to SSS pursuant to this Agreement.

6.6                               Taxes.  SSS shall be responsible for any sales, use or similar taxes which may be due in connection with the Product Sand to be produced and tendered by Contractor under this Agreement; and SSS shall indemnify Contractor and hold it harmless from all losses, damages, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Contractor as a result of any assessments of any such taxes at any time during the Term of this Agreement or thereafter.  The provisions of this Section 6.6 shall survive termination, or expiration of the Term of this Agreement.

6.7                               Interest on Late Payments.  Any fees, charges and other amounts payable under or pursuant to this Agreement which are not paid when due shall bear interest from the date payment is due until paid at the rate of [***] per annum or the maximum interest rate permitted by law, if less than [***].

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6.8                               By Product.  Contractor acknowledges that SSS intends to dry the Product Sand at an off-site facility, and that certain waste material may result in connection with drying the Product Sand.  SSS shall have no right to return any Product Sand to the Plant Site or Stock Pile Area after taking the Product Sand and removing the Product Sand from the Quarry Site.

Article 7
Other Responsibilities/Obligations of SSS

7.1                               Representative.  SSS shall appoint, by written notice to Contractor, one or more authorized representatives to act on its behalf in connection with the performance of its obligations under this Agreement who shall, on behalf of SSS, review calculations and accountings of tonnage of Product Sand produced by Contractor, records of hours of operations of the Wash Plant and other documents submitted by Contractor, schedule testing, respond to Contractor’s requests regarding timing and manner of performance by SSS of its obligations under this Agreement and promptly approve, render decisions or take actions with respect thereto to avoid delaying Contractor’s performance of its obligations under this Agreement.  SSS shall not unreasonably withhold or delay approval of any such items or requests.

7.2                               Verification of Reserves.  Prior to issuance of the notice to proceed pursuant to Section 1.1(b), SSS shall use commercially reasonable methods to verify that the reserves at the Quarry Site (i) meet the quality characteristics required to produce Product Sand, and (ii) contain the quantity of Product Sand required by SSS over the Term of the Agreement.  The Parties acknowledge that the pricing set forth in Exhibit E assumes that the quality of Mined Sand shall, on average over the Term of the Agreement, be 65%-75% *** sand (“Expected Quarry Quality Range”) if Contractor mines the Quarry Site in accordance with this Agreement.  If following the end of each Operational Year the reserves at the Quarry Site mined during such Operational Year in accordance with this Agreement are shown to have been below or above the Expected Quarry Quality Range or the reserves were not of sufficient quantity required to produce Product Sand as required under this Agreement, then:

(a)                                 at the option of SSS, SSS may: (i) adjust (and Contractor shall cooperate with SSS to make such adjustment) the Mine Plan and Reclamation Plan as necessary to provide that the reserves at the Quarry Site in future Operational Years meet the quality characteristics required to produce Product Sand or to contain a sufficient quantity required to produce Product Sand; or (ii) terminate this Agreement by delivery of a written notice to Contractor; and

(b)                                 the Product Sand pricing set forth in Exhibit E for the applicable Operational Year shall be adjusted so that Contractor (in the case of the Quarry Site reserves failing to meet the Expected Quarry Quality Range or being insufficient) or SSS (in the case of the Quarry Site reserves exceeding the Expected Quarry Quality Range) is put in the same economic position as it would have been if the reserves at the Quarry Site were within the Expected Quarry Quality Range and of adequate quantity for such Operational Year.

7.3                               Obligation to Notify.  If, in the process of mining the Quarry Site, Contractor determines that the Quarry Site reserves being mined may not be within the Expected Quarry Quality Range or may be of inadequate quantity as described in Section 7.2, Contractor shall promptly notify SSS.

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7.4                               SSS’s Indemnity.  SSS shall indemnify Contractor and hold it harmless from and against any actual or alleged claims, losses or damages due to injuries to persons or damage to property arising out of or resulting from (i) either (A) SSS’s activities on the Quarry Site following the Mobilization Date or any issuance of a limited notice to proceed or (B) SSS’s performance of, or failure to perform, its obligations under this Agreement, in each case except to the extent caused by the negligent acts or omissions of Contractor or any of its subcontractors, agents or employees, and not covered by insurance maintained, or required hereunder to be maintained, by Contractor and (ii) the processing, distribution, sale or other use of the Product Sand by SSS or any other person or entity following the tendering of the Product Sand by Contractor to SSS.  The indemnification obligations of SSS under this Section 7.4 shall not apply to indirect, incidental or consequential losses or damages and SSS shall have no indemnification obligations with respect to any such losses or damages.

7.5                               Compliance with Laws.  Subject to the obligations of Contractor under this Agreement, SSS shall be responsible for its compliance (including in relation to any contractors or subcontractors of SSS) at the Quarry Site and in relation to its rights and obligations under this Agreement with all applicable laws, ordinances, rules and regulations, including, but not limited to, those relating to the safety of persons and property.

7.6                               Performance Standard.  All obligations and responsibilities of SSS set forth in this Article 7 and elsewhere in this Agreement shall be performed and complied with by SSS (i) in a commercially reasonable manner and (ii) within the time frame required by Contractor so as not to hinder or delay performance and execution by Contractor of its obligations under this Agreement and to permit operation of the Wash Plant and peak production capacity throughout the Operational Period.

Article 8
Other Responsibilities/Obligations of Contractor

8.1                               Representative.  Contractor shall appoint, by written notice to SSS, one or more authorized representatives to act on its behalf in connection with the performance of its obligations under this Agreement who shall, on behalf of Contractor, submit to SSS calculations and accountings of tonnage of Product Sand produced by Contractor, records of hours of operation of the Wash Plant and other documents to be submitted by Contractor hereunder, receive and review inquiries and requests by SSS regarding timing and manner of performance by Contractor of its obligations under this Agreement and promptly approve, render decisions or take actions with respect thereto to avoid delaying Contractor’s performance of its obligations under this Agreement.

8.2                               Performance of Services.  Contractor shall have the sole responsibility for supervision and direction of the performance of its obligations under this Agreement and shall have sole control over the method and manner of performance of its obligations under this Agreement except as may otherwise be provided in the Agreement.  Except to the extent which the Agreement provides otherwise, Contractor shall furnish, at its expense, the labor, material, tolls, machinery, equipment, facilities and supplies necessary for performance of its obligations under this Agreement, and shall have available adequate personnel with the requisite skills and adequate equipment to perform its obligations under this Agreement in accordance with the

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Agreement in a good and workmanlike manner.  All of Contractor’s rolling stock at the Quarry Site will be equipped with back-up cameras or strobes so as to avoid using back-up alarms at night.

8.3                               Compliance with Laws.  Contractor shall be responsible for compliance with all applicable laws, ordinances, rules and regulations relating to the safety of persons and property in connection with the performance of its obligations under this Agreement by Contractor.  Contractor shall indemnify SSS and hold it harmless from any and all expenses incurred by SSS for fines, penalties and/or corrective measures resulting from the failure of Contractor, its agents and employees to comply with any such laws, or ordinances, rules or regulations relating to the safety of persons or property.

8.4                               Contractor’s Indemnity.  Contractor shall indemnify SSS and hold it harmless from and against any actual or alleged claims, losses or damages due to injuries to persons or damage to property arising out of or resulting, in whole or in part, from either (i) Contractor’s activities on the Quarry Site following the Mobilization Date or any issuance of a limited notice to proceed or (ii) Contractor’s performance of, or failure to perform, its obligations under this Agreement, in each case except to the extent caused by the negligent acts or omissions of SSS or any of its subcontractors, agents or employees, and not covered by insurance maintained, or required hereunder to be maintained, by SSS.  The indemnification obligations of Contractor under this Section 8.4 shall not apply to indirect, incidental or consequential losses or damages and Contractor shall have no indemnification obligations with respect to any such losses or damages.

8.5                               Employment Taxes.  Contractor shall pay all employment and related taxes with respect to its employees performing under this Agreement.

8.6                               Subcontractors.

(a)                                 Contractor may subcontract portions of its obligations under this Agreement to any subcontractor without further approval by SSS.  The use of subcontractors shall not relieve Contractor of any obligation under this Agreement.  Contractor shall require its subcontractors to perform in accordance with this Agreement and shall have complete and sole responsibility as principal for its subcontractors and all others it hires to perform any portion of its obligations under this Agreement.  SSS shall not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to or relationship with any subcontractor, Contractor shall be solely responsible for paying each subcontractor, and Contractor shall include a clause to this effect in each subcontract.  Contractor shall include in each agreement between Contractor and its subcontractor all applicable obligations that Contractor undertakes to SSS under this Agreement (as if the subcontractor were in the position of Contractor under such provisions in this Agreement).  No subcontractor shall perform any work on behalf of Contractor without Contractor first providing to SSS for each subcontractor evidence of the adequacy (in accordance with this Agreement) of insurance with respect to the subcontractor.

(b)                                 Any subcontractors hired by Contractor to perform any part of Contractor’s obligations under this Agreement will meet all qualifications as required under this Agreement, including as qualified, licensed, and insured subcontractors.

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(c)                                  Prior to the execution of the TPS Subcontract, Contractor shall provide a copy thereof to SSS, and Contractor shall not execute the TPS Subcontract unless approved by SSS, which approval shall not be unreasonably withheld.  The TPS Subcontract shall provide that it is subject to assignment from Contractor to SSS in accordance with this Agreement and may not be amended except with the prior written approval of SSS and shall contain such other provisions as SSS may reasonably require.

Article 9
Relationship of the Parties

Contractor is, and for all purposes shall be deemed to be, an independent contractor; and nothing contained in this Agreement is intended to create, or be construed so as to create, any partnership, joint venture, joint undertaking, or principal and agent relationship or employment arrangement between Contractor and SSS, or to make Contractor or SSS liable for any acts, omissions, debts or contracts of the other Party, or agents or employees of the other Party.  No agent or employee of Contractor or SSS shall be deemed in any way to be an agent or employee of the other Party.

The Parties acknowledge and agree that SSS and the Owners are tenant and landlords, respectively, and are independent contractors with respect to the other, and no employee of SSS or the Owners will be an employee of the other or any of the other’s affiliates, and nothing in this Agreement or any of the Leases is intended to constitute a partnership, joint venture or any master and servant relationship between SSS and any of the Owners.

Article 10
Insurance

10.1                        Contractor’s Insurance Coverages.  Contractor shall purchase and maintain the following insurance coverages with the following limits of liability:

(a)                                 Workers’ Compensation with the minimum statutory coverage limit and Employer’s liability insurance with a minimum limit of $1,000,000 per occurrence.

(b)                                 Commercial General Liability coverage, with a combined single limit of $1,000,000 per each occurrence and an aggregate limit (if any) of not less than $2,000,000.  Such coverage shall provide liability coverage for bodily injury and personal injury, property damage, independent contractors, contractual liability including coverage specifically applicable to the undertakings in this Agreement, explosion, collapse and underground hazards, and products/completed operations liability.  Such coverage shall include Contractor’s Pollution Liability coverage with a limit of $1,000,000 per occurrence and $2,000,000 in the aggregate.

(c)                                  Business Auto policy for owned, non-owned and hired vehicles with a combined single limit of liability of $1,000,000 per each occurrence.

(d)                                 “Follow Form” Umbrella policy (applying over all the Commercial General Liability, Business Auto liability, and Employer’s liability coverages), with a minimum limit of $9,000,000 per each occurrence and following the form of the underlying coverages.

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(e)                                  Professional Liability insurance, with a limit of $4,500,000 per each occurrence.

(f)                                   Builder’s Risk insurance to provide coverage on an “all risk” basis including coverage against damage or loss caused by earth movement, flood and operational testing.  Such insurance shall be for the replacement value of the Plant and Equipment as described herein.  The policy shall also provide coverage for: (1) removal of debris; (2) material in transit; (3) off-site storage; (4) theft; (5) expediting expense; (6) demolition and increased cost of construction; (7) water damage; and (8) testing.  The deductible for all such physical damage shall not exceed (a) $100,000 for operational testing coverage, (b) $250,000 or five percent (5%) of the value of the damaged property at the time of loss for earth movement coverage, whichever amount is less, and (c) $25,000 for all other losses.  No co-insurance shall be applicable.  Contractor shall pay all deductibles for such policies.

(g)                                  Property insurance and Boiler and Machinery insurance including coverage for all risks of physical loss or damage, including for flood and earthquake, as well as volcano, tsunami, storm, cyclone, inundation, and land slip and providing for coverage on a full replacement cost basis, as such replacement cost shall increase or decrease from time to time.

Notwithstanding the foregoing, (i) Contractor may satisfy its obligation with respect to Professional Liability insurance by causing its design professional to carry such coverage, and (ii) with respect to Builder’s Risk insurance, Contractor’s building contractor will carry such coverage during the Mobilization Period, and Contractor will carry such coverage during the Operational Period, provided in each case that such contractors are required to comply with the applicable provisions of this Article 10 and that Contractor provides evidence thereof and of such insurance within ten (10) days of the Mobilization Date and from time to time as required hereunder.

10.2                        Contractor’s Insurance Certificates.  Upon execution of this Agreement and at each insurance policy anniversary date thereafter, Contractor shall deliver to SSS insurance certificates describing the above requirements.  With the exception of the Workers’ Compensation policy and the property and boiler and machinery insurance, the certificates and the insurance policies required by Sections 10.1(a) through 10.1(f) shall name SSS and the Owners as an additional insured and shall contain a provision that coverage as afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to SSS.

10.3                        SSS’s Insurance Coverages.  SSS shall purchase and maintain during the Term of this Agreement Worker’s Compensation Insurance, Employer’s Liability Insurance, Commercial General Liability Insurance, Automobile Liability Insurance and Umbrella Liability Insurance with minimum limits of coverage and coverage terms at least equal to the limits and coverage terms required to be maintained by Contractor under this Agreement.

10.4                        SSS’s Property Insurance.  Unless otherwise provided in this Agreement, SSS shall purchase and maintain during the Term of this Agreement property insurance, in the amount of the full value thereof, for all of its property located at the Quarry Site on a replacement cost basis without voluntary deductibles.  Such property insurance shall be in an all-risk policy form and shall insure against the perils of fire and extended coverage and physical

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loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, false work, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements.  SSS waives, and shall cause its insurer to waive, all rights of subrogation against the Contractor for damage to, loss of or loss of use of any of SSS’s property, including indirect, incidental or consequential losses, due to fire or other hazards or occurrences however caused.

10.5                        SSS’s Insurance Certificates.  Upon execution of this Agreement and at each insurance policy anniversary date thereafter, SSS shall, at no expense to Contractor, deliver to the Contractor insurance certificates confirming that the insurance described in Sections 10.3 and 10.4 are in effect.  With the exception of the Workers’ Compensation policy, the certificates and the insurance policies required under Section 10.3 shall name Contractor as an additional insured and shall contain a provision that coverage as afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to the Contractor.

10.6                        Waiver of Subrogation.  The policies of insurance required to be carried by Contractor and/or SSS herein shall provide waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective as to a person or entity even though the person or entity shall otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in any property damaged.

10.7                        Insurers.  All insurance policies required to be maintained by any Party hereunder shall be issued by insurance companies reasonably acceptable to the other Party.

10.8                        Other Terms.

(a)                                 Except to the extent applicable laws prescribe a shorter notice period, each policy required under this Agreement, or an endorsement thereto, shall provide that it shall not be canceled except upon at least (30) days prior notice to the insured Party.  The holder of such policies shall cause its insurer(s) to issue an endorsement naming the other Party as a cancellation notice recipient for all policies described above.

(b)                                 All liability policies required under this Agreement shall provide cross-liability coverage as would be achieved under the standard Insurance Services Office, Inc.’s (ISO) Commercial General Liability policy “Separation of Insureds” clause.

(c)                                  Any policy of insurance required under this Agreement that is obligated to respond to a loss shall provide primary coverage for the named insured and the additional insured Party for losses arising out of or related to this Agreement and the insured Party shall not call upon, or permit its insurance providers to call upon, any other insurance procured by the additional insured Party for defense, payment or contribution of such loss.

(d)                                 All insurance required under this Agreement shall be written on an occurrence form unless otherwise approved by the other Party, with the exception of Professional Liability, which shall be written on a “claims made” basis with an extended discovery period for a minimum period of two (2) years following the Wash Plant Completion Date.  Contractor

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warrants that any retroactive date applicable to Professional Liability coverage written on a “claims-made” basis precedes the effective date of this Agreement.

(e)                                  If Contractor subcontracts any part of its obligations under this Agreement, Contractor shall include all subcontractors as insureds, except as described above.

(f)                                   Maintenance of the required insurance shall not serve to limit or reduce the liability of any Party or its personnel, nor shall maintenance of the required insurance serve to limit or reduce any of the other obligations a Party has under this Agreement.

Article 11
Defaults, Remedies, Termination, etc.

11.1                        Defaults of SSS.  Each of the following shall constitute a default by SSS of this Agreement:

(a)                                 If SSS defaults in the payment, performance or observance of any material covenant, agreement, term or provision of this Agreement to be paid, performed or observed by SSS, and such default continues for a period of five (5) days in the case of monetary defaults, or for a period of thirty (30) days in the case of non-monetary defaults, after written notice to SSS from Contractor stating the specific default; provided, however, that if the non-monetary default cannot reasonably be cured within such thirty (30) day period and such default is not materially interfering with either Party’s ability to perform its obligations under this Agreement, then so long as SSS continues to diligently pursue the cure of such default, SSS shall have an additional period of up to ninety (90) additional days to complete the cure of such default.

(b)                                 If bankruptcy or insolvency proceedings are instituted by or against SSS, and in the case of such proceedings instituted against such Party, such proceedings are not dismissed or terminated within sixty (60) days after institution.

11.2                        Defaults of Contractor.  Each of the following shall constitute a default by Contractor of this Agreement:

(a)                                 If Contractor defaults in the payment, performance or observance of any material covenant, agreement, term or provision of this Agreement to be paid, performed or observed by Contractor, and such default continues for a period of five (5) days in the case of monetary defaults, or for a period of thirty (30) days in the case of non-monetary defaults, after written notice to Contractor from SSS stating the specific default; provided, however, that if the non-monetary default cannot reasonably be cured within such thirty (30) day period and such default is not materially interfering with either Party’s ability to perform its obligations under this Agreement, then so long as Contractor continues to diligently pursue the cure of such default, Contractor shall have an additional period of up to ninety (90) additional days to complete the cure of such default;

(b)                                 the occurrence of tampering on three (3) or more separate occasions by Contractor or its subcontractors or their employees acting in the course of their employment with any system or process used to measure the quantity or quality of Product Sand tendered to SSS;

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(c)                                  either: (1) the tendering by Contractor to SSS under this Agreement of non-conforming Product Sand (i.e., the specifications of which are outside the acceptable range specified in Exhibit C); or (2) the tendering by Contractor to SSS of Product Sand that is materially less than the required quantity of Product Sand to be tendered by Contractor hereunder, in either case on five (5) or more occasions on five (5) or more separate days in any three (3) month period, provided that such failure to tender Product Sand causes an interruption to SSS’s production or marketing of frac sand; or

(d)                                 If bankruptcy or insolvency proceedings are instituted by or against Contractor, and in the case of such proceedings instituted against such Party, such proceedings are not dismissed or terminated within sixty (60) days after institution.

11.3                        Remedies.

(a)                                 Upon the occurrence of any default by SSS or Contractor as described in Section 11.1 or Section 11.2, the non-defaulting Party, in addition to all other rights and remedies available to it at law or in equity, or otherwise under this Agreement, shall have the right to terminate this Agreement upon five (5) days written notice to the defaulting Party.  Any such termination will be without prejudice to the rights and claims that the non-defaulting Party may have by reason of default by the defaulting Party.

(b)                                 Following termination, Contractor shall have no obligation to remove any footings or foundations for the Wash Plant.

11.4                        Force Majeure.

(a)                                 Anything herein to the contrary notwithstanding, neither Contractor nor SSS shall incur any liability, or be deemed in default under this Agreement, by reason of such Party’s delay in performance of, or inability to perform, any of its obligations hereunder as a result of act of God, war, disasters, national emergencies, fuel shortages, breakage or failure of machinery as a result of a manufacturer’s defect, strikes, unavoidable casualties, or the acts or failure to act of any governmental authority (except where such authority is responding to the wrongful acts of such Party), or other cause beyond the reasonable control of such Party (other than financial reasons) and to the extent materially and adversely impacting the Party’s performance hereunder; provided, however, that such material and adverse impact could not have been prevented, overcome, or remedied in whole or in part by the Party through the exercise of diligence and reasonable care, it being understood and agreed that reasonable care includes acts and activities to protect the Plant and Equipment and the Quarry Site from a casualty or other event that are reasonable in light of the probability of the occurrence of such event, the probable effect of such event if it should occur, and the likely efficacy of the protection measures.  Notwithstanding the foregoing, such events shall expressly not include the following conditions: normal wear and tear or random flaws in materials and equipment; breakdowns in equipment; lack of funds due to any commercial, economic or financial reason including the inability to make a profit or achieve a satisfactory rate of return; changes in market conditions; or delay in performance of the obligations of any contractor or supplier.

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(b)                                 In such case, the time for performance of such obligations, the performance of which is delayed, shall be extended by the period of delay caused by the foregoing.  In such case, the Party whose performance is delayed by the foregoing shall use commercially reasonable efforts to minimize such delay.

(c)                                  In the event that a force majeure event causes a delay to the Project Schedule by more than six (6) months or causes Contractor to not have the capacity to produce Product Sand equal to fifty percent (50%) or greater of the then-applicable 12 Month Rolling Forecast for a period of six (6) months, then SSS shall have the right to terminate this Agreement by delivery of a written notice to Contractor.

11.5                        Consequential Damages.  Anything herein to the contrary notwithstanding, no Party will be liable for any lost profits or business or other indirect, incidental or consequential losses or damages which may be suffered or incurred by the other Party by reason of any breach hereunder or any other cause.

Article 12
Option to Extend Term

12.1                        SSS shall have the right and option to extend the initial Operational Period for an additional period of [***] (or such other agreed period) upon the same terms and conditions set forth herein except that pricing during such renewal term shall be negotiated between the Parties and subject to their mutual approval, with the intent of maintaining the economic position of the Parties as provided for under this Agreement.  SSS shall exercise this renewal option upon written notice to Contractor delivered no less than 180 days prior to the expiration of the initial Operational Period.  The Parties shall promptly thereafter negotiate in good faith for the pricing that will apply during the renewal term.  In the event the Parties cannot agree upon the pricing within 60 days after delivery of SSS’s renewal notice, such renewal notice shall be null and void and this Agreement shall terminate at the end of the initial Operational Period.

Article 13
Dispute Resolution

13.1                        Initial Meeting

Any claim, controversy or dispute between the Parties arising out of or in connection with the Agreement, or any breach thereof (a “Claim”), shall be submitted first to the respective contract officers in a good faith attempt to resolve the Claim.  If the contract officers are unable to resolve the Claim, such Claim shall be submitted to the senior officers of each Party responsible for this Agreement.  Such senior officers shall meet in a good faith attempt to resolve the Claim.

13.2                        Formal Dispute Resolution Procedures—Appropriate Forum

(a)                                 A “Technical Dispute” is a dispute that relates to a technical, engineering, operational, or accounting issue or matter related to this Agreement that, in any case, is the type of issue or matter that is reasonably susceptible to consideration and resolution by an expert in the relevant field or fields.

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(b)                                 In the event that the Parties are unable to resolve a dispute by informal discussions in accordance with Section 13.1 and such dispute is a Technical Dispute, then the dispute shall be resolved by referral to an expert in accordance with Section 13.3; subject to the following:

(i)                                     in the event that the Parties cannot agree within five (5) business days as to whether a dispute falls within the definition of a Technical Dispute, then Section 13.3 shall not be used to resolve this dispute and the dispute shall be resolved in accordance with Section 13.4;

(ii)                                  any Party may, unless explicitly provided otherwise in this Agreement, require by notice to the other Party that a Technical Dispute be resolved by reference to the procedures described in Section 13.4 without referring it to an expert pursuant to Section 13.3;

(iii)                               if any Party does not accept the recommendation of the expert with respect to the Technical Dispute, it may refer the dispute for resolution in accordance with the procedures described in Section 13.4; provided, however, that if such Party has not referred the dispute for resolution in accordance with the procedures described in Section 13.4 within ninety (90) clays following the delivery of the recommendation by the expert, such recommendation shall become a binding determination on the Parties to the fullest extent permitted under law; and

(iv)                              if the expert has not submitted its recommendation to the Parties within the time period provided in Section 13.3(h) then either Party may refer the dispute for resolution in accordance with the procedures described in Section 13.4.

(c)                                  In the event that the Parties are unable to resolve a dispute by informal discussions in accordance with Section 13.1 and such dispute is not agreed to be a Technical Dispute, then the dispute shall be resolved in accordance with Section 13.4.

13.3                        Technical Disputes.

Any Technical Dispute subject to this Section 13.3 shall be resolved in accordance with the following provisions:

(a)                                 The expert shall have demonstrated expertise in the area to which such Technical Dispute relates and shall not be an agent, employee, or contractor or a former agent, employee, or contractor of either Party or of a competitor of either Party involved in the Technical Dispute.

(b)                                 The Party initiating submission of the Technical Dispute to the expert shall provide the other Party with a notice stating that it is submitting the Technical Dispute to an expert and nominating the person it proposes to be the expert.  The other Party shall, within five (5) business days of receiving such notice, notify the initiating Party whether such person is acceptable.  If the Party receiving such notice fails to respond or notifies the initiating Party that the person is not acceptable, the Parties shall meet and discuss in good faith for a period of five

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(5) business days to agree upon a person to be the expert.  If the Parties fail to meet or are unable to agree at the end of such five (5) business day period, either Party may request the American Arbitration Association to nominate the expert, and such person so nominated shall be the expert for the purpose of resolving the Technical Dispute.

(c)                                  Consideration of the Technical Dispute by an expert shall be initiated by the Party seeking consideration of the Technical Dispute by the expert submitting within ten (10) business days of the appointment of the expert to both the expert and the other Party written materials setting forth: its description of the Technical Dispute in reasonable detail; a statement of the initiating Party’s position; and copies of records supporting the initiating Party’s position.

(d)                                 Within ten (10) business days of the date that a Party has submitted the materials described in the preceding sentence, the other Party may submit to the expert and to the initiating Party: its description of the Technical Dispute in reasonable detail; a statement of the responding Party’s position; and copies of any records supporting the responding Party’s position.

(e)                                  In addition to the material provided to the expert by the initiating Party, the expert shall consider any such information submitted by any responding Party within such ten (10) business clay period and, in the expert’s discretion, any additional information submitted by either Party to the expert (with a copy to the other Party) at a later date.

(f)                                   Each Party shall designate one person knowledgeable about the issues in dispute who shall be available to the expert to answer questions and provide any additional information requested by the expert.  Except for such person, a Party shall not be required to, but may, provide oral statements or presentations to the expert or make any particular individuals available to the expert.

(g)                                  The process under this Section 13.3 shall not be regarded as an arbitration, and the laws relating to commercial arbitration shall not apply.

(h)                                 When consideration of the Technical Dispute by an expert is initiated, the expert shall be requested to provide a recommendation within fifteen (15) business days after the expiry of the ten (10) business day response period provided in Section 13.3(d).  If the expert’s recommendation is given within such fifteen (15) business day period, or if the expert’s recommendation is given at a later time and no Party has at such time initiated any other proceeding concerning the Technical Dispute, the Parties shall review and discuss the recommendation with each other in good faith for a period of ten (10) days following delivery of the recommendation before proceeding with any other actions.

(i)                                     The costs of engaging an expert shall be borne equally by the Parties, and each Party shall bear its own costs in preparing materials for, and making presentations to, the expert.

13.4                        Litigation

All disputes between the Parties arising out of or relating to this Agreement and not otherwise resolved by the Parties or by mediation shall be decided by judicial resolution or pursuant to the rights of the Parties under law.  Any recommendation, report or materials produced by the expert pursuant to Section 13.3 shall be inadmissible by either Party in any

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litigation arising out of this Agreement, and neither Party shall be permitted to use the services or testimony of such expert as a consultant, witness or expert witness in connection with such litigation.

Article 14
Miscellaneous Provisions

14.1                        This Agreement shall be governed and construed in accordance with the laws of the state of Wisconsin.

14.2                        Each Party represents and warrants to the other Party that:

(a)                                 The representing Party is an entity duly formed, validly existing and in good standing under the laws of its state of formation;

(b)                                 The representing Party has the requisite power and authority to own its properties and assets, to carry on its business and to enter into and perform its obligations under this Agreement;

(c)                                  The execution, delivery and performance of this Agreement by the representing Party has been duly authorized by all necessary action on the part of such Party; and

(d)                                 This Agreement has been duly executed by the representing Party and constitutes the valid, legal and binding obligation of the representing Party enforceable against the representing Party in accordance with its terms.

(e)                                  SSS ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT CONTRACTOR MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO THE PRODUCT SAND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN CONTRACTOR AND SSS, ARE TO BE BORNE BY SSS AND THE BENEFITS OF ANY AND ALL IMPLIED WARRANTIES OF CONTRACTOR ARE HEREBY WAIVED BY SSS.  SSS ACKNOWLEDGES THAT CONTRACTOR IS NOT RESPONSIBLE FOR LOSS OF PROFIT, INCLUDING LOSS OF BUSINESS, WHICH MAY BE DIRECTLY OR INDIRECTLY CAUSED BY OR ATTRIBUTABLE TO THE INADEQUACY OF THE PRODUCT SAND FOR ANY PURPOSE OR USE THEREOF OR BY ANY DEFECT OR DEFICIENCY, WHETHER OR NOT DISCOVERABLE, THEREIN.  NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY EXPRESSLY WAIVES, ALL CLAIMS FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF USE, PROFIT, REVENUE, REPUTATION, FINANCING OR GOOD WILL, WHETHER OR NOT FORESEEABLE, AND WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR ANY OTHER BASIS.

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14.3                        Assignment

(a)                                 This Agreement shall be binding upon the successors, assigns and legal representatives of the Parties hereto, provided, however, neither Party shall assign, or transfer any interest in, this Agreement without the written consent of the other Party, not to be unreasonably withheld.  Notwithstanding the foregoing, Contractor may assign this Agreement to a wholly-owned subsidiary of Contractor meeting the qualifications set forth under Section 14.3(b) without the prior consent of SSS, provided that Contractor shall provide prior to such assignment a guaranty in a form reasonably acceptable to SSS guaranteeing the performance and payment of the assignee’s obligations hereunder.  Any assignment not consistent with this provision shall be void.

(b)                                 Unless otherwise agreed by SSS, any assignee of Contractor to which assignment is made without SSS’s consent shall have the legal capacity to enter into and perform this Agreement, shall have technical capability and experience to perform under this Agreement, and shall, together with the guaranty described in Section 14.3(a), be no less creditworthy than Contractor.

14.4                        Contractor and SSS each intend that this Agreement shall not benefit or create any right or cause of action in any person other than the Parties hereto, except as expressly provided herein.

14.5                        Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by (i) a widely recognized national overnight courier service (subject to a written confirmation thereof), (ii) mailed by United States registered or certified mail, return receipt requested, postage prepaid or (iii) via facsimile transmission, confirmation of transmittal received, and addressed to each Party at its address as set forth below:

If to Contractor:

Fred Weber, Inc.
2320 Creve Coeur Mill Road
Maryland Heights, MO 63043
Attention:
Fax No.

with a copy to:

Lewis, Rice & Fingersh, L.C.
Marisa L. Byram
600 Washington Avenue
Suite 2500
St. Louis, Missouri 63101-1311
Fax No.:  314-612-7849

If to SSS:

Superior Silica Sands LLC
3014 LCR 704

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Kosse, Texas 76653
Attention:                                         Rick Shearer

President and CEO

With a copy to:
Superior Silica Sands
1400 Civic Place, Suite 250
Southlake, Texas 76092
Attention:                                         Joe McKie

Any such notice, request or other communication shall be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by telecopy or facsimile (with proof of transmission).  Either Party may, at any time, change its address for the above purposes by sending a notice to the other Party stating the change and setting forth the new address.  Attorneys for each Party shall be authorized to give notices for each such Party.  All communications regarding scheduling, etc., which are initially given or provided verbally, shall be confirmed in writing within twenty-four (24) hours.

14.6                        Captions and headings used in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of the contents of any Article, Section, or Paragraph hereof.

14.7                        In this Agreement, unless a clear contrary intention appears the term “including” (and with correlative meaning “include” or “includes”) means including without limiting the generality of any description preceding such term.  In this Agreement, references to a “ton” mean 2,000 pounds.

14.8                        References in the body of this Agreement to Articles, Sections, and Exhibits are to Articles and Sections of and Exhibits to this Agreement, unless stated otherwise.  References in any Exhibit to Sections are references to the Section of that Exhibit, except that references in any Exhibit to Articles and Sections “of the Agreement” are references to the body of this Agreement, unless stated otherwise.

14.9                        Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall be given in writing, and no consent or approval shall have any effect hereunder unless given in writing.

14.10                 Expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination.

14.11                 This Agreement, together with the Exhibits, represent the entire agreement between the Parties, and supersedes all prior negotiations, representations or agreements, whether written or oral, relating to the subject matter of this Agreement.

14.12                 This Agreement may not be modified or amended except by written instrument signed by both Parties.

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14.13                 No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by both Parties, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth herein.  No waiver by either Party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of the same or any other breach or default or of any other right or remedy, unless such waiver or continuing waiver be expressed in writing signed by the Party to be bound.

14.14                 Time is of the essence with regard to the performance of the obligations of the Parties under this Agreement.

14.15                 Confidentiality.

(a)                                 The terms of this Agreement and all information disclosed hereunder or in connection with this Agreement, including, without limitation, the Leases, and all information that by its nature is sensitive or proprietary shall be treated as confidential (collectively, the “Confidential Information”), and, subject to Section 14.15(b), such information shall not be disclosed in whole or in part by either Party without the prior consent of the other Party.

(b)                                 Notwithstanding the provisions of Section 14.15(a), neither Party shall be required to obtain the prior consent of the other in respect of disclosure of Confidential Information:

(i)                                     to directors and employees and affiliates of such Party, provided that such Party shall use reasonable endeavors to ensure that such affiliates keep the Confidential Information confidential on the same terms as are provided in this Section 14.15;

(ii)                                  to persons professionally engaged by or on behalf of such Party; provided that such persons shall be required by such Party to undertake to keep such Confidential Information confidential and that such Party shall use reasonable endeavors to secure compliance with such undertaking;

(iii)                               to any government department or any governmental or regulatory agency having jurisdiction over such Party but only to the extent that such Party is required by law to make such disclosure; or

(iv)                              to: (1) any lending or other financial institution in connection with the financing of such Party’s operations; or (2) any bona fide intended assignee or transferee of the whole or any part of the rights and interests of the disclosing Party under this Agreement, but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intended assignee or transferee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Section 14.15.

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14.16                 This Agreement may be executed in multiple counterparts with the signature of each Party on different signature pages but all such counterparts shall constitute one and the same instrument.

14.17                 Unless otherwise provided herein, whenever a consent or approval is required by any Party from another Party, such consent or approval shall not be unreasonably withheld or delayed.

14.18                 No review and approval by a Party of any agreement, document, instrument, drawing, specifications, or design proposed by another Party nor any inspection carried out by a Party pursuant to this Agreement shall relieve another Party from any liability that it would otherwise have had for its negligence in the preparation of such agreement, document, instrument, drawing, specification, or design or the carrying out of such works or failure to comply with applicable laws with respect thereto, or to satisfy another Party’s obligations under this Agreement nor shall a Party be liable to another Party or any other person by reason of its review or approval of an agreement, document, instrument, drawing, specification, or design or such inspection.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Fred Weber, Inc.,
a Delaware corporation

By:	/s/ Douglas K. Weible

Name:	Douglas K. Weible

Title:	President and CEO

Superior Silica Sands LLC ,
a Texas limited liability company

By:	/s/ Richard J. Shearer

Name:	Richard J. Shearer

Title:	President and CEO

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EXHIBIT A

QUARRY SITE DESCRIPTION AND SITE PLAN

The description of the Quarry Site to which the Agreement relates shall be provided by SSS to Contractor no later than the date indicated in Exhibit L.

The layout of the Wash Plant on the Quarry Site is preliminary anticipated to be as indicated below.  A final description of the Plant Site shall be provided by SSS to Contractor no later than the date indicated in Exhibit L.

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EXHIBIT B

LEASES

The Leases are as follows:

1.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Lary R. Boese and Anna M. Boese;

2.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Chris C. Culver, Linda M. Culver, Dennis C. Culver, and Patsy L. Culver;

3.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and David F. Dobbs and Bonnie K. Dobbs;

4.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Anthony G. Glaser, Tammara M. Glaser, Tonya N. Glaser, Gerald H. Glaser, and Carol J. Glaser;

5.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Robert W. Hass and Darlene E. Hass;

6.                                      Lease and Royalty Agreement dated March 10, 2011 between Superior Silica Sands LLC and Kevin L. Pietz and Elizabeth C. Pietz;

7.                                      Surface Lease Agreement dated March 10, 2011 between Superior Silica Sands LLC and Chris C. Culver, Linda M. Culver, Dennis C. Culver, and Patsy L. Culver;

8.                                      Surface Lease Agreement dated March 10, 2011 between Superior Silica Sands LLC and Kevin L. Pietz and Elizabeth C. Pietz.

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EXHIBIT C

PRODUCT SAND GRADATIONS AND SPECIFICATIONS

Product Sand shall be defined as sand:

•                                          in mesh sizes plus #70 with no more than 10% of each sand quantity containing product in mesh sizes smaller than 70

•                                          with a turbidity level that is suitable for use per section 8.2.4 of API RP-56

•                                          free of any hazardous substances

•                                          reasonably free of impurities

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EXHIBIT D

LIST OF SSS EQUIPMENT

•                                          1 Scalping screen

•                                          1 Scalping screen structure

•                                          2 Hydrosizer structure

•                                          2 Hydrosizers

•                                          4 hydro-cyclones

•                                          2 two way separator distributors including hoses and valves

•                                          4 Attrition cells

•                                          1 Attrition cell structure

•                                          1 Dewatering screen

•                                          1 Dewatering structure

•                                          1 Sump and Pump

•                                          3 30” x 80’ stacking conveyors

•                                          3 36” X 100’ truss conveyor

•                                          1 36” x 80’ truss conveyor

•                                          1 36” x 40’ truss conveyor

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EXHIBIT E

PRICING SCHEDULE

[***]

Notes to pricing schedule table:

•                                          Pricing is inclusive of all costs for mining, processing, and loading and for operating and maintaining the Wash Plant and for storing the Product Sand in the Stock Pile Area.

•                                          Pricing is on a per ton basis.  Partial amounts between the whole numbers shown above shall be priced at the next nearest whole number.  [***]

•                                          Pricing shall be adjusted in accordance with the adjustments set forth below.

Section 1.                                          Pricing Adjustment for Diesel Prices.

1.1                               The prices in the pricing schedule table in this Exhibit E shall be subject to adjustment if the price per gallon of diesel fuel for the Midwest Region as described by the U.S. Energy Information Administration (“EIA Diesel Price Per Gallon”) is above [***] per gallon or below [***] per gallon.

1.2                               For each invoice in a given year:

(a)                                 if the most recently issued EIA Diesel Price Per Gallon falls on or between [***] and [***], the prices for the invoice shall remain the prices in the pricing schedule table in this Exhibit E;

(b)                                 if the most recently issued EIA Diesel Price Per Gallon is below [***], then the prices in the pricing schedule table in this Exhibit E shall be reduced for that invoice [***] for each [***] that the EIA Diesel Price Per Gallon is below [***]; and

(c)                                  if the most recently issued EIA Diesel Price Per Gallon is above [***], then the prices in the pricing schedule table in this Exhibit E shall be increased for that invoice [***] for each [***] that the EIA Diesel Price Per Gallon is above [***].

1.3                               If the U.S. Energy Information Administration ceases to publish its listing of the EIA Diesel Price Per Gallon, the Parties shall apply an alternative listing of diesel fuel price per gallon figures with the objective of replacing the EIA Diesel Price Per Gallon listing with the

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listing most similar to it, with any dispute regarding the determination of such listing to be resolved in accordance with Article 13 of this Agreement.

Section 2.                                          Pricing Adjustment for Quality of Product Sand.

2.1                               In the event that the [***] mesh content of Product Sand produced and/or tendered during Month ‘m’, as determined by sampling and analysis conducted in accordance with Exhibit F of the Agreement, varies from the reference [***] mesh content of [***] (and to the extent not rejected by SSS pursuant to Sections 5.6 or 5.7 of this Agreement), then:

[***]; or

[***]

2.2                               The amount of the monthly offset payable from Contractor to SSS or from SSS to Contractor, as the case may be, for any month ‘m’ shall be calculated in accordance with the following formula:

Where:

[***];

[***];

[***];

[***]; and

[***]

2.3                               In the event that [***] calculated with respect to a month ‘m’ is:

a.                                      [***];

b.                                      [***]; or

c.                                       [***].

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EXHIBIT F

PRODUCT SAND WEIGHT AND QUALITY ANALYSIS PROCEDURES

Section 1.                                          Procedures for Determining Product Sand Weight

1.1                               Determination of Product Sand Weight

(a)                                 Unless otherwise agreed upon by the Parties, the weight of the Product Sand that Contractor produces shall be the amount calculated by the scales installed on conveyor belts located as close as reasonably possible to the Stock Pile Area (“Primary Product Sand Scales”), corrected for any inaccurate measurements as set forth in Section 1.6 (“Product Sand Weight”), and with such Product Sand Weight adjusted for moisture content pursuant to Section 1.5 to produce the “Net Product Sand Weight.”

(b)                                 The Net Product Sand Weight shall be the quantity of Product Sand for which invoices are rendered and payments made in accordance with Article 6 of this Agreement, for determining the quantity of Product Sand in the Stock Pile Area, and for other purposes in accordance with this Agreement.

1.2                               Installation and Operation of Primary Product Sand Scales

Contractor shall consult with SSS as to the design, selection, and installation of the Primary Product Sand Scales, and SSS shall have the right to approve the same.  Following consultation with and approval by SSS, Contractor shall install the Primary Product Sand Scales at its sole risk and expense. Contractor shall own, operate, and maintain the Primary Product Sand Scales at its sole risk and expense.  Contractor shall operate, maintain, and test the Primary Product Sand Scales in accordance with the scales’ manufacturer’s recommended standards, as such standards may be amended from time to time, and as otherwise agreed upon by the Parties.

1.3                               Testing of the Primary Product Sand Scales

(a)                                 Contractor shall initially test the Primary Product Sand Scales for accuracy at least ten (10) days prior to the commencement of the Operational Period, and thereafter at intervals of not less than ninety (90) Days.

(b)                                 Contractor shall also test the Primary Product Sand Scales at any other time requested by SSS.  SSS shall be responsible for the expense of such additional testing, unless the Primary Product Sand Scales are inaccurate by more than two percent (2.0%), in which case Contractor shall be responsible for the expense.

(c)                                  Contractor shall provide SSS with at least forty-eight (48) hours advance notice of any test performed pursuant to Section 1.3(a) or 1.3(b) or any inspection of or adjustment to the Primary Product Sand Scales.  SSS may have a representative present during any such testing, inspection, or adjustment.

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(d)                                 Contractor shall retain records of each test administered pursuant to Sections 1.3(a) or 1.3(b) for thirty-six (36) months following the date of the test.

1.4                               Records of Weight Determinations

Contractor shall provide SSS with a written record of all Product Sand Weight calculations for the Product Sand that it produced on any day.  Such record shall be delivered to SSS no later than the next day following production.

1.5                               Adjustment of Product Sand Weight to Calculate Net Product Sand Weight

The Product Sand Weight shall be adjusted to produce the Net Product Sand Weight in accordance with the following:

(a)                                 During the first twenty (20) days of production of Product Sand, the Product Sand Weight calculated by the Primary Product Sand Scales shall be reduced by 6% to account for moisture introduced during the washing process.

(b)                                 Beginning on day twenty-one (21) of production of Product Sand and thereafter, the Product Sand Weight calculated by the Primary Product Sand Scales shall be reduced by the value calculated in accordance with Section 2.2 of this Exhibit F to account for moisture introduced during the washing process.

Within ten (10) days following the conclusion of the initial twenty (20) day period following the Wash Plant Completion Date, Contractor shall prepare and deliver to SSS an accounting of (i) the pricing based on the initial estimated 6% moisture content, (ii) the pricing based on the actual moisture content determined in accordance with Section 2.2 of this Exhibit F, and (iii) the amount of the underpayment or overpayment by SSS to Contractor as a result of the differences between the estimated moisture and the actual moisture content.  Either SSS or Contractor, as the case may be, shall make a payment to the other Party for the underpayment or overpayment, as the case may be, in accordance with Article 6.

1.6                               Reconciliation of Inaccurate Measurements

In accordance with Section 1.1(a) of this Exhibit F, the Parties shall determine the Product Sand Weight using the Primary Product Sand Scales.  If the Parties determine that the Primary Product Sand Scales are inaccurate by more than two percent (2.0%) or are otherwise functioning improperly, Contractor shall have a third party measure the stockpiles to ensure that SSS is being invoiced for the correct Product Sand Weight amount produced during the period for which inaccurate measurements were made (“Inaccurate Period”). Any difference between the amount initially paid by SSS for the Product Sand Weight produced during the Inaccurate Period and the corrected Product Sand Weight amount as determined in this Section 1.6 shall be either (i) offset against the amounts that SSS owes to Contractor or (ii) paid to Contractor in addition to amounts that SSS owes to Contractor, in the next invoice issued by the Contractor under Article 6 of this Agreement; provided, however, that the Parties shall not make such adjustment for any period prior to the date on which the Primary Product Sand Scales were last tested

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and found to be accurate within plus or minus two percent (2.0%) and not otherwise functioning improperly.

Section 2.                                          Quality Control Testing for Gradation, Moisture, and Turbidity

2.1                               Introduction

(a)                                 Sections 2.2, 2.3, and 2.4 govern the methodology for determining the moisture content of Product Sand and whether Product Sand meets the gradation and turbidity standard set forth in Exhibit C.  The quality control tests shall be performed on washed Product Sand.

(b)                                 Contractor shall maintain a laboratory to test Product Sand that is located at the Quarry Site with adequate equipment for the performance of the tests required in Sections 2.2, 2.3, and 2.4 below.  Contractor shall allow SSS unrestricted access to inspect the Contractor’s laboratory and to witness quality control activities.  In cases where quality control activities do not comply with either the quality control standards set forth below, or where the Contractor fails to properly operate and maintain a commercially reasonable quality control program, SSS may request the Contractor to replace ineffective or unqualified quality control personnel.  In the event that SSS’s authorized representative(s) are not present during any of the sampling of washed Product Sand, Contractor shall continue drawing samples of washed Product Sand and the absence of any SSS authorized representatives shall not affect the validity of such sampling.

2.2                               Moisture Content Testing

A.                                    Obligation to Perform Moisture Content Testing

Contractor shall perform moisture testing for the initial twenty (20) days of production following the Wash Plant Completion Date.

After such initial twenty (20) day period, Contractor shall from time to time conduct moisture testing according to the procedures stated in this Section 2.2.  If the results of such tests vary from the established moisture percentage, either Contractor or SSS has the right to require another 20 day test period to reset the moisture percentage.

B.                                    Sampling Washed Product Sand

Washed Product Sand samples shall be taken from both (i) a location between the belt scale and the drop point off the end of the Wash Plant Product Sand conveyor (“Belt”) and (ii) the Stock Pile Area.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples shall be taken every 2 hours the Wash Plant is operational and such samples shall be sampled from a minimum of one location on (i) the Belt and (ii) the Stock Pile Area.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

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C.                                    Sample Splitting

Samples of Product Sand taken from the Belt and Stock Pile Area are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).

The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.  The sample is split into two portions by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702.  Material from one catch pan of the splitter is then further reduced by repeating this process until a sample weight of approximately 300 grams is reached (the “Reduced Moisture Test Sample”).

D.                                    Moisture Content Analysis of Washed Product Sand

The average moisture content of the Product Sand shall be determined as set forth in the below formula.  No later than 15 minutes from the time the original sample was taken from the Belt or the Stock Pile Area, the Reduced Moisture Test Sample (to be tested by Contractor) should be weighed “as is.”  Once a weight has been determined for the Reduced Moisture Test Sample, the sample should be dried to a constant mass and then weighed again.  Such process will be applied as well for each sample during the initial 20-day period.

Where:

P                                                                                                                                         means the number of days d in the period being calculated, which shall be twenty (20) days for the initial test period and 20 days for any retest;

Moisture%p                                                                                means the moisture percentage of the Product Sand for Period P;

BeltTestDryp                                                                          means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested dry for each day in period P;

BeltTestWetp                                                                        means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Belt that are tested “as is” for each day in period P;

StockPileTestDryp                                              means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Stock Pile Area that are tested dry for each day in period P; and

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StockPileTestWetp                                          means the sum of the weight, in grams, of all of the calculations of Reduced Moisture Test Samples taken from the Stock Pile Area that are tested “as is” for each clay in period P.

2.3                               Gradation Content Testing

A.                                    Washed Product Sand Sampling Directly Off the Belt

Washed Product Sand samples will be taken from the Belt. Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates).  The samples must be sampled from a minimum of two locations on the belt scale.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every 2 hours that the Wash Plant is operational.  Upon thirty (30) consecutive days of samples that meet the gradation standards set forth in Exhibit C, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every 8 hours that the Wash Plant is operational.  If the Parties at any time identify a sample that does not meet gradation standards set forth in Exhibit C, the samples shall again be taken every 2 hours until there have been thirty (30) consecutive days of samples that meet the gradation standards set forth in Exhibit C.

B.                                    Sample Splitting

Samples of Product Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The samples are to be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#1”, “#2”, “#3” and “#4”) by allowing the material to fall through the chutes of the mechanical splitter in accordance with ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #1, #2, #3, and #4.  Within 24 hours of preparing each sample, SSS may collect parts #2, #3, and #4 of each sample as properly labeled by Contractor, including the date, time, and location of the sampling. SSS shall hold parts #3 and #4 of each sample for a period of not less than twenty (20) days.

C.                                    Sieve Analysis to Determine Gradation Content of Washed Product Sand

Contractor shall test part #1, and SSS shall have a right to test part # 2, for gradation in accordance with ASTM C 136 (Standard Test Method for Sieve Analysis of Fine and Coarse Aggregates) (“Sieve Analysis”).  The reduced samples are each dried to a constant mass and then weighed.  The sample masses shall each be recorded and each sample shall be placed into separate sets of nested sieves of the following sizes (or any other applicable sizes):

#8, #16, #20, #30, #35, #40, #45, #50, #60, #70, #80, #100, #140, #200, Pan

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The nested stack of sieves are placed in a mechanical shaker, ensuring that no individual sieve is overloaded, and allowing the part #1 and part #2 samples to shake so that after completion, not more than 1% by mass of the part #1 and part #2 samples retained on any individual sieve will pass after hand shaking according to ASTM C 136.

Individual weights of the part #1 and part #2 samples retained on each sieve are then weighed and recorded.  Percent passing is then to be calculated based on the test data and compared to any applicable specifications.

If either Party disputes the other Party’s Sieve Analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 2.3B to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the above standards.  After such testing (“Test #3”), if the results are still in dispute by either Party, part #4 of such sample shall be analyzed by an independent third party testing laboratory agreed upon by Contractor and SSS (the “Alternate Testing Lab”) in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a)                                 the Party initiating the dispute as to the results of the Test #3 analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #3 results with respect to such sample; or

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #3 results with respect to such sample.

D.                                    Records of Gradation Content Testing

Contractor shall provide SSS with a written record of the results of all gradation content tests on any day performed under this Section 2.3.  Such record shall be delivered to SSS no later than the day following the tests.

2.4                               Turbidity Testing on Washed Product Sand

A.                                    Washed Product Sand Sampling Directly Off the Belt for Turbidity Testing

Washed Product Sand samples shall be taken from a location on the Belt.  Such samples shall be taken according to ASTM D 75 (Standard Practice for Sampling Aggregates such samples must be sampled from a minimum of one location on the Belt.  The material shall be sampled using a sample thief or sampling tube as described in ASTM D 75.

The samples shall initially be taken every 2 hours that the Wash Plant is operational.  Upon thirty (30) consecutive days of samples that meet the turbidity standards set forth in

45

Exhibit C, the Parties shall agree on any revisions to the frequency for which samples shall be taken, which shall not exceed once every day that the Wash Plant is operational.  If the Parties at any time identify a sample that does not meet the turbidity standards set forth in Exhibit C, the samples shall again be taken every 2 hours until there have been thirty (30) consecutive days of samples that meet the turbidity standards set forth in Exhibit C.

B.                                    Sample Splitting

Samples of Product Sand taken from the Belt are reduced to testing size according to ASTM C 702 (Standard Practice for Reducing Samples of Aggregate to Testing Size).  The sample shall be reduced using a riffle splitter (mechanical splitter) that has a minimum of twelve openings and is acceptable for use for fine aggregates.

The sample is split into four parts (respectively parts “#A”, “#B”, “#C” and “#D”) by allowing the material to fall through the chutes of the mechanical splitter in accordance to ASTM C 702 until a sample weight of approximately 300 grams is reached for parts #A, #B, #C, and #D.  Within 24 hours of preparing each sample, SSS may collect parts #B, #C, and #D of each sample as properly labeled by Contractor, including the date, time, and location of the sampling.  SSS shall hold parts #C and #D of each sample for a period of not less than twenty (20) days.

C.                                    Analysis to Determine Turbidity of Washed Product Sand

Contractor shall test part #A, and SSS shall have a right to test part # B, of the samples for turbidity (by Contractor and SSS respectively) according to the “Field On-Site Turbidity Test” in accordance with Section 8.2 of API RP-56.

If either Party disputes the other Party’s turbidity analysis, that Party shall be entitled during the twenty (20) day period set forth in Section 2.4B to receive upon request one part of the remaining such samples for purposes of testing and analysis.  The received sample shall be tested by SSS according to the Field On-Site Turbidity Test in accordance with Section 8.2 of API RP-56.  After such testing (“Test #C”), if the results are still in dispute by either Party, part #D of such sample shall be analyzed by an Alternate Testing Lab agreed upon by Contractor and SSS in accordance with ASTM standards.  The results of the analysis by the Alternate Testing Lab shall be binding upon the Parties with respect to such sample.

The costs of analysis by the Alternate Testing Lab with respect to a particular sample shall be borne by:

(a) the Party initiating the dispute as to the results of the Test #C analysis of such sample, if the Alternate Testing Lab’s results with respect to such sample were equivalent to or more favorable to the non-initiating Party than the Test #C results with respect to such sample; or

46

(b)                                 the non-initiating Party, if the Alternate Testing Lab’s results with respect to such sample were more favorable to the initiating Party than the Test #C results with respect to such sample.

D.                                    Records of Turbidity Testing

Contractor shall provide SSS with a written record of the results of all turbidity tests on any day performed under this Section 2.4.  Such record shall be delivered to SSS no later than the day following the tests.

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EXHIBIT G

PLANT SPECIFICATIONS

The Plant and Equipment should be capable of the following:

1.              Producing and stockpiling 315 tons per hour of Product Sand

2.              Producing and stockpiling 100 tons per hour of 70 x 325 mesh sand

3.              Operating at the level of 315 tons per hour of Product Sand and 100 tons per hour of 70 x 325 mesh sand at all temperatures above 30 degrees Fahrenheit

4.              loading up to 600 tons of Product Sand per hour into SSS trucks

5.              stockpiling at least 400,000 tons of Product Sand by the end of the first Production Season and at least 500,000 tons of Product Sand prior to the end of any Production Season thereafter (subject to the 12 Month Rolling Forecast).

The Wash Plant shall be designed and constructed in accordance with the “Proposal” attached to the TPS Subcontract.

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EXHIBIT H

WASH PLANT COMPLETION DATE TESTING PROCEDURES

Section I.                                            Tests to be Performed.

1.1                               The “Performance Tests” shall consist of the following tests:

i.                                          Controls test to ensure that the Wash Plant controls operate to control the Wash Plant;

ii.                                       Reliability test to ensure that the Wash Plant is capable of meeting the output requirement of 315 tons/hour of 90%, plus 70 mesh sand (satisfying the requirements for Product Sand set forth in Exhibit C) at 80% uptime for each hour of a twenty-four (24) hour continuous period such that the total tons of Product Sand produced during such twenty-four (24) hour period shall be no less than 6,048 tons.

1.2                               Each one of the Performance Tests may be run concurrently or in the order chosen by Contractor.

1.3                               During any Performance Test, the Wash Plant shall be in full compliance with the requirements of the Agreement and all applicable laws.

1.4                               Contractor shall give notice to SSS no less than two days before each Performance Test and, unless SSS opts not to attend a Performance Test, shall conduct all Performance Tests in the presence of SSS’s representatives.

Section 2.                                          Reporting Results; Diagnosing Defects.

2.1                               Promptly after completion of a successful Performance Test (or any re-run of such test), Contractor shall advise SSS in writing of the results of the Performance Test.

2.2                               If a Performance Test was unsuccessful, Contractor shall consult with the SSS and all relevant subcontractors to diagnose the defect or deficiency as quickly as possible.

Section 3.                                          Re-Run of Performance Tests.

A failed Performance Test shall thereafter be re-run promptly and the procedure set forth in this Exhibit H and shall be repeated until all Performance Tests have been satisfactorily completed and all such defects and/or deficiencies have been corrected.  Notwithstanding this provision, Contractor may re-perform all Performance Tests at any time after reasonable notice to SSS.

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EXHIBIT I

PROJECT SCHEDULE

Note:  To the extent that the Project Schedule below includes work specified as having a start date on a date that is prior to the Mobilization Date, the start date for such item shall be adjusted to commence on the Mobilization Date and the completion date for such item shall be adjusted accordingly on a day-for-day basis.

Order equipment	40 days	4/04/2011	5/25/2011
Engineering	30 days	3/21/2011 (the first date for issuance of a full notice to proceed)	4/29/2011
Site grading	31 days	5/02/2011	6/13/2011
DM&S	16 days	4/11/2011	5/02/2011
Loading and shipping	16 days	5/09/2011	5/30/2011
Concrete installation	25 days	5/16/201 I	6/17/2011
Equipment installation	42 days	6/13/2011	8/09/2011
Loading of processing equipment	24 days	5/30/2011	6/30/2011
Electrical	40 days	5/30/2011	8/15/2011
Final phase	20 days	7/25/2001	8/19/2011 (the “Required Wash Plant Completion Date”)

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EXHIBIT J

CALCULATION OF BUY OUT PRICE

Section I.               Calculation of Buy-Out Price

1.1          The Buy Out Price for the Handover Assets shall be calculated as described below.

(a)           If SSS acquires the Handover Assets as a result of a default by Contractor as set forth in Section 1.4(a)(ii), then:

[***]

(b)           If SSS acquires the Handover Assets as a result of a default by SSS as set forth in Section 1.4(a)(iii), then:

[***]

(c)           If SSS acquires the Handover Assets in the manner set forth in Section 1.4(a)(iv), Section 1.4(a)(v), Section 1.4(a)(vi), Section 1.4(a)(vii) or 1.4(a)(viii) then:

[***]

Section 2.              Definitions of Variables

2.1          In calculating the Buy Out Price pursuant to Section 1 of this Exhibit J, the variables used shall have the following meanings:

[***]:

[***]

Where:

[***];

[***]; and

[***].

IP                                                                                                                                    means any insurance proceeds following the occurrence of a force majeure event that have not been expended by Contractor on the repair and restoration of damage caused by such force majeure event.

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EXHIBIT K

LIQUIDATED DAMAGES CALCULATIONS

If Contractor is in breach of its obligation under Section 1.1(g) of this Agreement to achieve the Minimum Year 1 Stock Pile Amount at the end of the first Production Season following the Wash Plant Completion Date, then Contractor shall pay to SSS liquidated damages calculated in accordance with the following formula:

where:

[***];

[***];

[***]; and

[***]

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EXHIBIT M

EXISTING SSS PERMITS; APPLICATIONS PENDING

Summary:

1. WDNR NOI	Pending, see application attached
2. Reclamation Permit	Pending, see application attached
3. High Capacity Well Permit	Pending, see application attached
4. Air Permit	Granted, see attached
5. Construction Permit	Waiver request pending; see application attached

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QuickLinks

  EXHIBIT 99.3

SUMMARY
Historical and Projected Proppant Demand and Raw Frac Sand Price
Our Relationship with Insight Equity
Risk Factors
Partnership Structure and Offering-Related Transactions
Organizational Structure After the Offering
Our Management
Principal Executive Offices and Internet Address
Summary of Conflicts of Interest and Duties
Implications of Being an Emerging Growth Company
The Offering
Summary Historical and Pro Forma Financial and Operating Data
Non-GAAP Financial Measures
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
Unaudited Pro Forma Cash Available for Distribution
Estimated Cash Available for Distribution
PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
Selected Historical Financial and Operating Data
Selected Pro Forma Financial fand Operating Data
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
Demand Trends
Historical and Projected Proppant Demand and Raw Frac Sand Price
Extraction and Production Processes
Product Distribution
Supply Trends
Pricing
Overview
Supply and Demand
BUSINESS
MANAGEMENT OF EMERGE ENERGY SERVICES LP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CONFLICTS OF INTEREST AND DUTIES
DESCRIPTION OF THE COMMON UNITS
THE PARTNERSHIP AGREEMENT
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
INVESTMENT IN EMERGE ENERGY SERVICES LP BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
EMERGE ENERGY SERVICES LP UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
EMERGE ENERGY SERVICES LP UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2012 (in thousands)
EMERGE ENERGY SERVICES LP UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2012 (in thousands, except per unit amounts)
EMERGE ENERGY SERVICES LP UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2011 (in thousands, except per unit amounts)
EMERGE ENERGY SERVICES LP UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2011 (in thousands, except per unit amounts)
EMERGE ENERGY SERVICES LP NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (in thousands, except per unit amounts)
EMERGE ENERGY SERVICES LP REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EMERGE ENERGY SERVICES LP CONSOLIDATED BALANCE SHEET As of May 15, 2012
EMERGE ENERGY SERVICES LP NOTES TO CONSOLIDATED BALANCE SHEET
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2012 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2011 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2011 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2010 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2012 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2011 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2011 (in thousands)
PREDECESSOR UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2010 (in thousands)
PREDECESSOR NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (in thousands)
Superior Silica Holdings LLC Condensed Consolidated Balance Sheets
Superior Silica Holdings LLC Unaudited Condensed Consolidated Statements of Operations
Superior Silica Holdings LLC Unaudited Condensed Consolidated Statements of Members' Deficit
Superior Silica Holdings LLC Unaudited Condensed Consolidated Statements of Cash Flows
Superior Silica Holdings LLC Notes to Unaudited Condensed Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Superior Silica Holdings LLC Consolidated Balance Sheets
Superior Silica Holdings LLC Consolidated Statements of Operations
Superior Silica Holdings LLC Consolidated Statements of Members' Deficit
Superior Silica Holdings LLC Consolidated Statements of Cash Flows
Superior Silica Holdings LLC Notes to Consolidated Financial Statements
AEC Holdings LLC Condensed Consolidated Balance Sheets
AEC Holdings LLC Unaudited Condensed Consolidated Statements of Operations
AEC Holdings LLC Unaudited Condensed Consolidated Statements of Members' Equity
AEC Holdings LLC Unaudited Condensed Consolidated Statementof Cash Flows
AEC Holdings LLC Notes to Unaudited Condensed Consolidated Financial Statements
AEC Holdings LLC Report of Independent Registered Accounting Firm
AEC Holdings LLC Consolidated Balance Sheets
AEC Holdings LLC Consolidated Statements of Operations
AEC Holdings LLC Consolidated Statements of Members' Equity
AEC Holdings LLC Consolidated Statements of Cash Flows
AEC Holdings LLC Notes to Consolidated Financial Statements
Direct Fuels Partners, L.P. Unaudited Condensed Consolidated Balance Sheets
Direct Fuels Partners, L.P. Unaudited Condensed Consolidated Statements of Operations
Direct Fuels Partners, L.P. Unaudited Condensed Consolidated Statements of Partners' Equity
Direct Fuels Partners, L.P. Unaudited Condensed Consolidated Statements of Cash Flows
Direct Fuels Partners, L.P. Notes to Unaudited Condensed Consolidated Financial Statements
Independent Auditors' Report
Direct Fuels Partners, L.P. Consolidated Balance Sheets
Direct Fuels Partners, L.P. Consolidated Statements of Operations
Direct Fuels Partners, L.P. Consolidated Statements of Partners' Equity
Direct Fuels Partners, L.P. Consolidated Statements of Cash Flows
Direct Fuels Partners, L.P. Notes to Consolidated Financial Statements
APPENDIX A FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EMERGE ENERGY SERVICES LP
APPENDIX B GLOSSARY OF TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities .
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS